UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ADTRAN, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT OF ADTRAN, INC.	PROSPECTUS OF ACORN HOLDCO, INC.

Dear ADTRAN stockholder:

I am pleased to invite you to attend a special meeting of stockholders of ADTRAN, Inc., a Delaware corporation, or ADTRAN, to be held virtually by live webcast on January 6, 2022, at 10:30 a.m., Central time. As previously announced, ADTRAN and ADVA Optical Networking SE, a European stock corporation, or ADVA, have entered into a business combination agreement, or the business combination agreement, providing for a combination of their businesses under a new Delaware holding company, Acorn HoldCo, Inc., or Acorn HoldCo. Pursuant to this business combination agreement, ADTRAN’s business will be brought under Acorn HoldCo through a merger, or the merger, and ADVA’s business will be brought under Acorn HoldCo through an exchange offer, or the exchange offer, and together with the merger, the business combination.

The settlement of the exchange offer will be subject to and occur as soon as is practicable after the merger. In the merger, each share of common stock of ADTRAN, par value $0.01 per share, or the ADTRAN shares, will be converted into the right to receive one share of common stock, par value $0.01 per share of Acorn HoldCo, or the Acorn HoldCo shares. In the exchange offer, shareholders of ADVA, or the ADVA shareholders, will be offered to exchange each of their no-par bearer shares (auf den Inhaber lautende Stückaktien) of ADVA, or the ADVA shares, for 0.8244 Acorn HoldCo shares, or the offer exchange ratio. The closing of the merger and the settlement of the exchange offer is subject to the satisfaction or, if permissible, waiver of certain conditions, including the minimum acceptance condition, the ADTRAN stockholders’ approval condition, the regulatory condition, and the other conditions described in the section “The Exchange Offer—Conditions to the Exchange Offer.” Except for the regulatory condition, all conditions to the exchange offer must be satisfied on or prior to the expiration of the acceptance period on January 12, 2022, 24:00 hours, Central European Time, as extended, or the acceptance period. The regulatory condition must be satisfied within twelve months following the end of the acceptance period, i.e., by January 12, 2023, or, if permissible, waived. As a result, the conversion of ADTRAN shares pursuant to the merger and the exchange of ADVA shares pursuant to the exchange offer may take place on a date that is significantly later than the end of the acceptance period, or may not occur.

Based on the number of ADTRAN shares estimated to be outstanding, on a fully diluted basis, immediately prior to the merger, Acorn HoldCo anticipates issuing up to 51,232,929 Acorn HoldCo shares in connection with the merger. Based on the ADVA shares estimated to be outstanding, on a fully diluted basis, immediately prior to the settlement of the exchange offer, Acorn HoldCo anticipates issuing up to 43,596,720 Acorn HoldCo shares in connection with the exchange offer. Based on the closing price of ADTRAN shares as of November 4, 2021 of $20.64 per share, the market value of the Acorn Holdco shares issued in connection with the exchange offer would be approximately $899.8 million.

Upon completion of the business combination, and assuming that all of the outstanding ADVA shares are exchanged in the exchange offer, former ADTRAN stockholders will own approximately 54% of the outstanding Acorn HoldCo shares and former ADVA shareholders will own approximately 46% of the outstanding Acorn HoldCo shares. Acorn HoldCo will apply to list the Acorn HoldCo shares on the Nasdaq Global Select Stock Market, or Nasdaq, and on the Frankfurt Stock Exchange (trading in euros). ADTRAN shares, which are listed on Nasdaq under the symbol “ADTN” will be delisted from Nasdaq upon or as soon as practicable after the completion of the merger, as permitted by applicable law. Following the business combination, we expect that Acorn HoldCo, Inc. will change its name to “ADTRAN Holdings, Inc.” and its ticker symbol will be “ADTN.” We urge you to obtain current market quotations of each of the ADTRAN shares and the ADVA shares prior to casting your vote.

In order for the business combination to be completed, the business combination agreement must be adopted by the ADTRAN stockholders. Accordingly, ADTRAN will hold a special meeting of its stockholders on January 6, 2022, at which, among other business to be considered by ADTRAN stockholders, ADTRAN stockholders will be asked to adopt the business combination agreement. Information about the ADTRAN special meeting, the business combination and other business to be considered by ADTRAN stockholders is contained in this document, which we urge you to read. In particular, see the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 32 for a discussion of various factors that you should consider before making your investment decision.

Your vote is very important. Whether or not you plan to attend the ADTRAN special meeting virtually, please take appropriate action to make sure your ADTRAN shares are represented at the ADTRAN special meeting. Your failure to vote will have the same effect as voting against the adoption of the business combination agreement. The board of directors of ADTRAN, or the ADTRAN board of directors, unanimously recommends that you vote FOR the adoption of the business combination agreement and other related matters. We are not asking ADVA shareholders for a proxy and ADVA shareholders are requested not to send us a proxy.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the business combination.

Sincerely,

Thomas R. Stanton
Chief Executive Officer and Chairman of the Board of Directors
ADTRAN, Inc.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the securities to be issued in connection with the business combination or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

This document is dated December 2, 2021, and is first being mailed to ADTRAN stockholders on or about December 3, 2021.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about ADTRAN filed with the SEC that is not included in or delivered with this document. You can obtain any of the documents filed with the SEC by ADTRAN at no cost from the SEC’s website at https://www.sec.gov/. You may also request copies of these documents, including documents incorporated by reference into this document, at no cost, by contacting ADTRAN. Please see “General Information—Where You Can Find More Information; Documents Available for Inspection” for more details. In order to receive timely delivery of the documents in advance of the special meeting of ADTRAN stockholders, you should make your request to ADTRAN at 901 Explorer Boulevard, Huntsville, Alabama 35806-2807, United States, +1 (256) 963-8000, no later than December 30, 2021, or five trading days prior to the special meeting of ADTRAN stockholders.

No person is authorized to provide any information with respect to the matters that this document describes other than the information contained in this document, and, if provided, the information must not be relied upon as having been authorized by Acorn HoldCo, ADTRAN, or ADVA. This document does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this document nor any distribution of securities made under this document will, under any circumstances, create an implication that there has been no change in the affairs of Acorn HoldCo, ADTRAN, or ADVA since the date of this document or that any information contained herein is correct as of any time subsequent to the date of this document.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 6, 2022

Dear ADTRAN stockholder:

A special meeting of the stockholders of ADTRAN, Inc., or ADTRAN, will be held virtually by live webcast on January 6, 2022, at 10:30 a.m., Central time. You can participate in the meeting by visiting www.virtualshareholdermeeting.com/ADTN2022SM, where you will be able to listen to the meeting live and vote during the meeting. Please log into the website by 10:30 a.m., Central time, on the day of the meeting. There is no physical location for the special meeting.

The purpose of the ADTRAN special meeting is for ADTRAN stockholders:

•

to consider and vote on a proposal to adopt the business combination agreement, dated as of August 30, 2021, by and among ADTRAN, Acorn HoldCo, Inc., or Acorn HoldCo, Acorn MergeCo, Inc., or Merger Sub, and ADVA Optical Networking SE, or ADVA, as the same may be amended from time to time, or the business combination proposal, pursuant to which, among other things, ADTRAN and ADVA agreed to combine their businesses through a merger and an exchange offer, respectively, and become subsidiaries of Acorn HoldCo;

•

to consider and vote on a non-binding advisory proposal to approve the compensation that may become payable to ADTRAN’s named executive officers in connection with the business combination, or the compensation proposal; and

•

to consider and vote on any proposal that may be made by the chairman of the ADTRAN board of directors to adjourn or postpone the special meeting in order to (1) solicit additional proxies with respect to the above-mentioned proposals and/or (2) hold the special meeting on a date that is no later than the day prior to the expiration of the acceptance period, in the event that such date of expiration is extended, or the stockholder adjournment proposal.

The business combination proposal requires the affirmative vote of a majority of the outstanding ADTRAN shares entitled to vote at the ADTRAN special meeting or at a postponement thereof (meaning that, of the ADTRAN shares outstanding, a majority must be voted “FOR” such proposal), or the ADTRAN stockholders’ approval. The business combination cannot be completed without approval of the business combination proposal. A failure to vote, a broker non-vote, or an abstention will have the same effect as a vote “AGAINST” the business combination proposal. The compensation proposal and the stockholder adjournment proposal each requires the affirmative vote of a majority of the ADTRAN shares present at the special meeting or represented by proxy and entitled to vote at the ADTRAN special meeting (meaning that, of the ADTRAN shares represented at the ADTRAN special meeting and entitled to vote, a majority must be voted “FOR” such proposals). An abstention will have the same effect as a vote “AGAINST” such proposals. A failure to vote and broker non-votes will have no effect on the vote on either of the compensation proposal or the stockholder adjournment proposal. The ADTRAN board of directors unanimously recommends that you vote FOR each of these proposals.

Only holders of record of ADTRAN shares at the close of business on November 16, 2021, the record date for the ADTRAN special meeting, will be entitled to notice of, and to vote at, the ADTRAN special meeting or any adjournment or postponement thereof. A list of the ADTRAN stockholders of record as of November 16, 2021, will be available for inspection during ordinary business hours at ADTRAN’s offices located at 901 Explorer Boulevard, Huntsville, Alabama, 35806, from November 16, 2021, up to and including the date of the ADTRAN special meeting.

Please remember that your shares cannot be voted unless you cast your vote by one of the following methods: (1) sign and return a proxy card; (2) call the toll-free number listed on the proxy card; (3) vote through the internet as indicated on the proxy card; or (4) vote during the ADTRAN special meeting. You should NOT send documents representing ADTRAN shares with the proxy card. Following the consummation of the business combination, you will receive information on how you will receive Acorn HoldCo shares for your ADTRAN shares.

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the special meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the special meeting virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will not be voted, but will have the same effect as a vote AGAINST the approval of the business combination. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the special meeting, but will have the same effect as a vote AGAINST the business combination proposal, the compensation proposal and the stockholder adjournment proposal. A broker non-vote will not be counted towards the quorum requirement and will have no effect on the vote on either of the compensation proposal or the stockholder adjournment proposal, although it will have the same effect as a vote AGAINST the business combination proposal. You can also attend the special meeting virtually and vote online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. If you are a stockholder of record and you attend the special general meeting virtually and wish to vote online, you may withdraw your proxy and vote online.

BY ORDER OF THE BOARD OF DIRECTORS,

Thomas R. Stanton Chief Executive Officer and Chairman of the Board of Directors

December 2, 2021

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, WHETHER OR NOT YOU EXPECT TO ATTEND THE ADTRAN SPECIAL MEETING VIRTUALLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU ARE UNCERTAIN OF HOW YOU HOLD YOUR SHARES OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT MORROW SODALI, LLC, ADTRAN’S PROXY SOLICITOR, AT 470 WEST AVENUE STAMFORD CT 06902, EMAIL ADDRESS: ADTN.INFO@INVESTOR.MORROWSODALI.COM, (203) 658-9400 (BANKS AND BROKERAGE FIRMS) AND (800) 662-5200 (STOCKHOLDER TOLL-FREE).

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QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address some commonly asked questions regarding the business combination. These questions and answers may not address all questions that may be important to you. You should carefully read this entire document, including its annexes and documents referred to herein, for a more complete understanding of the business combination agreement, the transactions contemplated by the business combination agreement, Acorn HoldCo, ADTRAN and ADVA. You may obtain additional information without charge by following the instructions under “General Information—Where You Can Find More Information; Documents Available for Inspection.”

About the Business Combination

Q:	What are ADTRAN and ADVA proposing?

A:

On August 30, 2021, ADTRAN, Acorn HoldCo, Merger Sub and ADVA entered into a business combination agreement, pursuant to which, among other things, ADTRAN and ADVA agreed to combine their businesses, through the merger and the exchange offer, respectively, and become subsidiaries of Acorn HoldCo. Following the consummation of the business combination, Acorn HoldCo, Inc. will change its name to “ADTRAN Holdings, Inc.” and its ticker symbol will be “ADTN.”

ADTRAN and ADVA proposed the business combination because, among other reasons, the management and boards of both companies believe that the business combination:

•	will enhance the market positioning and go-to-market capabilities of the combined group;

•

will combine the companies’ complementary portfolios. which is expected to enhance the offerings of both companies to customers and solidify the position of the combined group as a fully integrated, end-to-end fiber access and transport portfolio under a modern, SDN-controlled architecture and enable the acceleration of software-based recurring revenue streams; and

•

is expected to generate approximately $52 million in pre-tax annual cost synergies realized within two years post-closing, driven by identified supply chain efficiencies and operating model optimization, which are expected to enable ADTRAN to improve its cost structure and increase profitability.

Q:	What factors did the ADTRAN board of directors consider in reaching its decision to approve the business combination agreement and the transactions contemplated thereby?

A:

In reaching its decision to approve the business combination agreement and the transactions contemplated thereby, the ADTRAN board of directors considered a number of factors, including but not limited to the following (which are not necessarily presented in order of their relative importance to ADTRAN):

•

the business combination is expected to enhance the market positioning and go-to-market capabilities of the combined company, including by diversifying ADTRAN’s client base by providing greater access to an international client network;

•

the business combination will combine the companies’ complementary technology portfolios and better position the combined group to participate in an unprecedented investment cycle in fiber connectivity;

•	the business combination is expected to generate approximately $52 million in pre-tax annual cost synergies realized within two years post-closing;

•	the combined group will be well-capitalized and will have a larger equity market capitalization as compared to ADTRAN;

•	the combined group’s experience and knowledge, as well as the cultural alignment between ADTRAN and ADVA;

•

the combined group’s board of directors would be composed of six of the current directors of ADTRAN and three additional directors designated by ADVA, ADTRAN’s current CEO will be the chairman and CEO of the combined group and the senior management team of the combined group will consist of a combination of senior management talent from each of ADVA and ADTRAN;

•

ADVA’s largest shareholder, EGORA Holding GmbH, has signed an irrevocable undertaking to tender 7,000,000 ADVA shares held by it and its subsidiaries (representing approximately 13.7% of ADVA’s share capital) in the exchange offer;

•	the ability of ADTRAN stockholders to approve or reject the business combination by voting on the adoption of the business combination agreement;

•

the favorability and fairness of the offer exchange ratio and the fact that the exchange offer is fixed and will not fluctuate in the event that the market price of ADVA shares increases relative to the market price of ADTRAN common stock prior to completion of the business combination;

•

the current and prospective business environment in which ADTRAN and ADVA operate, historical information concerning ADTRAN’s and ADVA’s respective businesses and the results of the due diligence review of ADVA and its business conducted by ADTRAN and its advisors;

•	alternatives reasonably available to ADTRAN and the recommendation of ADTRAN senior management in favor of the business combination;

•	the impact of the business combination on the customers, suppliers and employees of ADTRAN; and

•

the terms of the business combination agreement, including that the headquarters of the combined group would be ADTRAN’s current headquarters in Huntsville, Alabama, and the fact that such terms were the result of arms-length negotiations between representatives of ADTRAN and ADVA.

The ADTRAN board of directors weighed these advantages and opportunities against a number of potentially negative factors in its deliberations concerning the business combination agreement and the transactions contemplated thereby, including:

•

the offer exchange ratio is fixed and will not fluctuate in the event that the market price of ADTRAN common stock increases relative to the market price of ADVA shares prior to completion of the business combination;

•	the dilution of the ownership interests of ADTRAN’s current stockholders in ADTRAN that would result from settlement of the exchange offer;

•	the risk that ADVA’s financial performance may not meet ADTRAN’s expectations;

•

the risk that the business combination may not be completed or may be delayed despite the parties’ efforts, including the possibility that conditions to the parties’ obligations to complete the business combination may not be satisfied or may be subject to certain terms, conditions or limitations imposed by governmental authorities;

•	the potential challenges and difficulties in integrating the operations of ADTRAN and ADVA, including potential difficulties in retaining key personnel;

•	the potential effects of the business combination on the overall business of ADTRAN, including potential litigation and its relationships with customers, suppliers and regulators;

•

the risk that ADVA shareholders may not tender their shares in the exchange offer or that ADTRAN stockholders may not approve the adoption of the business combination agreement at the ADTRAN special meeting;

•	the possibility of diversion of management attention during the pendency of the business combination and the substantial costs to be incurred in connection with the business combination;

•

the terms of the business combination agreement, including those that restrict ADTRAN’s business and provide ADVA the right to change its recommendation supporting the business combination or terminate the business combination agreement under certain circumstances; and

•	risks of the type and nature described under entitled “Risk Factors” beginning on page 32 and the matters described in the section entitled “Forward-Looking Statements” beginning on page 66.

The above contains only summaries of certain factors considered by the ADTRAN board of directors in reaching its decision to approve the business combination agreement and the transactions contemplated thereby. See the section entitled “The Business Combination—ADTRAN’s Reasons for the Business Combination” for more information.

Q:	What factors did the ADVA management board and supervisory board consider in reaching their decision to approve the business combination agreement and the transactions contemplated thereby?

A:

The ADVA management board and supervisory board considered a number of factors pertaining to the strategic rationale for the business combination as generally supporting their decision to enter into the business combination agreement, including but in no case limited to, the following material factors:

•

the proposed business combination brings together two leading companies with complementary strengths and expertise and offers a unique opportunity to create a leader in optical networking and carrier Ethernet;

•

the expectation that the combination of ADTRAN and ADVA will lead to a higher level of innovations in the market for optical networking in general with a greater scale of research and development activities;

•

the combined group will have an expanded customer base with a larger addressable market, a more diversified geographic footprint and increased opportunities to participate in near-term networking infrastructure investments and key industry trends momentum;

•

the potential of the business combination to create additional value for shareholders through synergies, including growth and innovation, and the fact that ADVA shareholders have the opportunity to participate in any future earnings and growth of the combined group;

•

its general understanding of ADTRAN’s business, operations, historical and current financial condition, projected financial performance, as well as current and projected earnings, taking into account the results of ADVA’s due diligence review of ADTRAN;

•	due to the minimum acceptance threshold of 70% of ADVA shares, Acorn HoldCo will have sufficient voting power to implement integration measures in the combined group;

•

the total offer consideration represents a premium of 33% to ADVA’s closing price as of August 27, 2021, the last trading day prior to the signing of the business combination agreement and a premium of 22% to ADVA’s three-months volume-weighted average share price as of August 27, 2021;

•	the terms of the business combination agreement that were the product of extensive arms-length negotiations between the parties; and

•	the leadership and governance of the combined group.

In connection with its deliberations, the ADVA management board also comprehensively weighed the factors described above against certain potential risks and uncertainties as well as potentially negative factors associated with the proposed business combination, including:

•	the possibility that the business combination might not be completed, or that completion might be unduly delayed, for reasons beyond the parties’ control;

•	the risk that governmental regulatory agencies may not approve the business combination or may impose terms and conditions on their approvals;

•

the risk that the operational integration of the businesses would be delayed and that anticipated synergies and other potential benefits from the business combination might not be fully achieved or not achieved in the expected time frames;

•	the potential for management and employee diversion in connection with the business combination and the substantial costs to be incurred in connection with the business combination;

•

the fact that the consideration is subject to a fixed exchange ratio which will not adjust upward to compensate for declines, or downward to compensate for increases, in ADTRAN’s common stock price prior to completion of the business combination;

•	the restrictions on the conduct of ADVA’s business during the period between the signing of the business combination agreement and completion of the business combination;

•	the potential negative impacts on ADVA, its business and the price of its shares if the business combination is not completed due to a termination of the business combination agreement; and

•

risks of the type and nature described under the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 32 and the matters described in the section entitled “Forward-Looking Statements” beginning on page 66.

The above contains only summaries of certain factors considered by the management board and the supervisory board of ADVA in reaching their decision to enter into the business combination agreement. See the section entitled “The Business Combination—ADVA’s Reasons for the Business Combination” for more information.

Q:

Do any of ADTRAN’S and ADVA’s current directors, board members and executive officers have interests in the business combination that may be different from or in addition to the interests of ADTRAN stockholders and ADVA shareholders?

A:

Yes, certain of the ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors and certain of the ADVA management board members and supervisory board members may have interests in the business combination that may be different from, or in addition to, the interests of ADTRAN stockholders and ADVA shareholders, respectively.

In the case of ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors, these interests include the continued service of certain directors and executive officers following the closing of the business combination. Upon completion of the business combination, Thomas R. Stanton, current Chairman and Chief Executive Officer of ADTRAN, will become Chairman of the Acorn HoldCo board of directors and Chief Executive Officer of Acorn HoldCo and Michael K. Foliano, current Chief Financial Officer of ADTRAN, will become Chief Financial Officer of Acorn HoldCo. Other executive officers of ADTRAN may assume positions as executive officers of Acorn HoldCo or of the combined group and/or of direct or indirect subsidiaries of Acorn HoldCo upon or following completion of the business combination. Subject to the terms of the business combination agreement, Thomas R. Stanton and some or all of ADTRAN’s other executive officers may, prior to the consummation of the business combination, enter into new employment agreements or arrangements or other retention arrangements with Acorn HoldCo and/or direct or indirect subsidiaries of Acorn HoldCo or ADTRAN, but the terms of such arrangements, if any, have not yet been determined.

Additionally, ADTRAN’s executive officers, directors and designees to the pre-closing Acorn HoldCo board of directors hold stock-based awards under the 2006 Employee Stock Incentive Plan, the 2015 Employee Stock Incentive Plan, the 2020 Employee Stock Incentive Plan and the 2020 Directors Stock Plan, or the ADTRAN equity plans. Under the business combination agreement, ADTRAN stock-based awards will generally be converted into corresponding stock-based awards of Acorn HoldCo, on substantially the same terms and conditions as were applicable to the corresponding ADTRAN stock-based award prior to the business combination. However, in the case of the performance share units measured in ADTRAN shares, or ADTRAN PSUs, each ADTRAN PSU outstanding immediately prior to the effective time of the merger, at the effective time of the merger, whether vested or unvested, will, without any required action on the part of the holder thereof, be converted into a restricted stock unit measured in Acorn HoldCo shares, or an Acorn HoldCo RSU, on substantially the same terms and conditions as were applicable to such ADTRAN PSU immediately prior to the effective time of the merger, except that the Acorn HoldCo RSUs will be subject to service-vesting conditions only, not performance-vesting conditions. The treatment of such equity awards is discussed in further detail under the section entitled “The Business Combination—Interests of Directors, Board Members and Executive Officers of ADTRAN, ADVA and Acorn HoldCo in the Business Combination—ADTRAN—Treatment of Outstanding Equity Awards.” For more information on the value of the ADTRAN PSUs held by the named executed officers of ADTRAN that will be converted into Acorn HoldCo RSUs, see the section entitled “The Business Combination—Interests of Directors, Board Members and Executive Officers of ADTRAN, ADVA and Acorn HoldCo in the Business Combination—ADTRAN—Quantification of Potential Payments to ADTRAN’s Named Executive Officers in Connection with the Business Combination.”

In the case of certain of ADVA supervisory board members and management board members, these interests include continued positions as directors and executive officers of Acorn HoldCo. Specifically, the parties agreed, subject to the organizational and governance rules under applicable stock corporation law and any applicable fiduciary duties, that they will use their reasonable best efforts to take all action necessary to have the boards of directors of Acorn HoldCo and ADVA staffed according to the provisions in the business combination agreement. Immediately following the closing of the offer, Acorn HoldCo’s board of directors shall consist of nine board members. Brian Protiva, chairman of the management board and Chief Executive Officer of ADVA, Nikos Theodosopoulos, chairman of the supervisory board of ADVA, and Johanna Hey, vice chairwoman of the supervisory board of ADVA, are designated to be appointed to Acorn HoldCo’s board of directors. Pursuant to the terms of the business combination agreement, Acorn HoldCo intends to transition the members of ADVA’s management board to executive officer positions at Acorn HoldCo. Acorn HoldCo has agreed to appoint Christoph Glingener, current Chief Technology Officer of ADVA, as Chief Technical Officer of Acorn HoldCo. Scott St. John, current Chief Marketing and Sales Officer of ADVA, shall be appointed as Chief Marketing and Sales Officer of Acorn HoldCo, unless Mr. St. John is offered a six-month transition and severance package. Acorn HoldCo has also agreed to transition Ulrich Dopfer, current Chief Financial Officer of ADVA, to Chief Financial Officer of Acorn HoldCo within five years of closing of the transaction contemplated by the business combination agreement, unless Mr. Dopfer is offered a severance package. Any contracts entered into by members of ADVA’s management board and Acorn HoldCo shall have terms (i) no less favorable in all material respects than the current terms with ADVA at the date of the business combination agreement, including term and remuneration elements, up to December 31, 2022, and (ii) no less favorable, with respect to such person’s new role at Acorn HoldCo, than the terms of the service contracts in place between Acorn HoldCo (or its subsidiaries) and those individuals holding corresponding positions at the Bidder (or its subsidiaries) (adjusted for local market norms).

Additionally, members of the ADVA management board have agreed, pursuant to separate agreements with Acorn HoldCo, to convert their respective ADVA stock options into Acorn HoldCo stock options on the terms set forth in the business combination agreement, with the exception of vested ADVA stock options that are exercised prior to the consummation of the business combination in accordance with past practice. All members of ADVA’s management board participate in ADVA’s stock option program for the management board, which (with the exception of termination rights for vested options) does not provide for any termination, termination rights and/or accelerated vesting in case of a change of control in ADVA. Pursuant to the business combination agreement, all ADVA stock options that are outstanding and unexercised immediately prior to the closing of the business combination may, at the option of the holder thereof, be converted into an Acorn HoldCo stock option to purchase (i) Acorn HoldCo shares (rounded down to the nearest whole share) equal to the product of (A) the number of ADVA shares subject to such ADVA stock option immediately prior to the consummation of the business combination and (B) the offer exchange ratio, (ii) at an exercise price per ADVA share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per ADVA share of such ADVA stock option immediately prior to the consummation of the business combination and (B) the offer exchange ratio. Each such Acorn HoldCo stock option will be subject to (1) the same vesting and expiration terms as applied to such ADVA stock option immediately prior to the consummation of the business combination and (2) the same terms and conditions (other than vesting and expiration terms) as applied to ADTRAN stock options immediately prior to the effective time of the merger. Brian Protiva, Ulrich Dopfer, Christoph Glingener and Scott St. John have each agreed, pursuant to separate agreements with Acorn HoldCo, to convert their respective ADVA stock options into Acorn HoldCo stock options on the same terms as set forth above, with the exception of vested ADVA stock options that are exercised prior to the consummation of the business combination in accordance with past practice.

The ADTRAN board and the ADVA management board and supervisory boards were aware of and considered these interests (to the extent that they existed at the time), among other matters, in evaluating and negotiating the business combination, and, in the case of ADTRAN, in recommending to its stockholders that they approve the business combination. ADVA’s management and supervisory boards will further consider these interests in connection with issuing their reasoned opinion containing their recommendation to ADVA shareholders regarding acceptance of the exchange offer. You should take these interests into account in deciding whether to approve the business combination. For a detailed discussion of these interests, see the section entitled “The Business Combination—Interests of Directors, Board Members and Executive Officers of ADTRAN, ADVA and Acorn HoldCo in the Business Combination” for more information.

Q:	What will be the beneficial ownership of Acorn HoldCo immediately following the business combination?

A:

We estimate that upon completion of the offer, and assuming that all of the outstanding ADVA shares are validly tendered in the offer and not properly withdrawn, former ADVA shareholders will own approximately 46% of the outstanding common stock of Acorn HoldCo, and former ADTRAN stockholders with own the remaining 54% of the outstanding stock of Acorn HoldCo.

Q:	When do you expect the business combination to be completed?

A:

The settlement of the exchange offer will be subject to and occur as soon as practicable after the merger. The closing of the merger and the settlement of the exchange offer are subject to certain conditions, including the minimum acceptance condition, the ADTRAN stockholders’ approval condition, the regulatory condition, and the other conditions described under “The Exchange Offer—Conditions to the Exchange Offer.” The timing for settlement of the exchange offer will depend on the satisfaction of such conditions. Under the terms of the exchange offer, all conditions to the exchange offer must be satisfied by the end of the acceptance period on January 12, 2022, 24:00 hours, Central European Time, as extended, or the acceptance period, except for the regulatory condition. The regulatory condition must be satisfied within twelve months following the end of the acceptance period, i.e., by January 12, 2023. If the regulatory condition is not satisfied by that date or if any other condition is not satisfied at the end of the acceptance period (unless any such non-satisfied condition has been waived, if permissible), the exchange offer will terminate and settlement will not occur. The parties currently expect regulatory approval to be finalized and the business combination to be completed in the first half of 2022 but in no event later than the date that is twelve months after the expiration of the acceptance period, i.e., January 12, 2023. As a result, the conversion of ADTRAN shares pursuant to the merger and the exchange of ADVA shares pursuant to the exchange offer may be made on a date that is significantly later than the end of the acceptance period, or may not occur. See “The Exchange Offer” for a more detailed discussion.

Q:	If the business combination is completed, will the Acorn HoldCo shares issued pursuant to the business combination agreement be listed for trading?

A:

Prior to the time of delivery of the Acorn HoldCo shares pursuant to the merger and the exchange offer, Acorn HoldCo will apply to admit its shares to listing and trading on Nasdaq, subject to official notice of issuance, and will apply to admit its shares to listing and trading on the regulated market (Regulierter Markt) of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard). The listings are intended to preserve current ADTRAN stockholders’ and ADVA shareholders’ access to their historic trading markets in the United States and in Germany and may further improve liquidity in Acorn HoldCo shares and Acorn HoldCo’s access to additional equity financing sources. Nevertheless, as with listings on more than one stock exchange of certain other issuers, the liquidity in the market for Acorn HoldCo shares may be adversely affected if trading is split between two markets at least in the short term and could result in price differentials of Acorn HoldCo shares between the two exchanges.

Q:	What happens if the business combination is not completed?

A:

If ADTRAN stockholders do not approve the business combination proposal or if the business combination is not completed because any other conditions to the exchange offer, including the minimum acceptance condition or the regulatory condition, are not satisfied or waived, or for any other reason, ADTRAN and ADVA will remain independent public companies. ADTRAN shares and ADVA shares will continue to be listed and traded on Nasdaq and the Frankfurt Stock Exchange, respectively. ADTRAN will continue to have securities registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and will continue to be required to file periodic reports with the SEC.

ADTRAN and ADVA have certain rights to terminate the business combination agreement. For a summary of termination rights and the effects of a termination of the business combination agreement, see “The Business Combination Agreement—Termination—Termination Rights.”

Q:	Who will lead the combined group?

A:

Pursuant to the business combination agreement, at the effective time of the merger, Thomas R. Stanton, current Chairman and CEO of ADTRAN, will serve as the CEO of Acorn HoldCo and the chairman of the Acorn HoldCo board of directors. Michael K. Foliano, ADTRAN’s current Chief Financial Officer, will serve as the Chief Financial Officer of Acorn HoldCo. Christoph Glingener, ADVA’s current Chief Technology Officer, will serve as the Chief Technical Officer of Acorn HoldCo.

Q:	Who will comprise the board of directors of Acorn HoldCo?

A:

Upon completion of the business combination, the Acorn HoldCo board of directors will consist of nine members, including Mr. Stanton and eight other directors, consisting of five non-executive directors to be designated for appointment by ADTRAN, H. Fenwick Huss, Gregory J. McCray, Balan Nair, Jacqueline H. Rice and Kathryn A. Walker, and three directors to be designated for appointment by ADVA, Brian Protiva, as vice chairman, Nikos Theodosopoulos and Johanna Hey. Under the bylaws of Acorn HoldCo that will be in effect on completion of the business combination, directors of Acorn HoldCo will be elected each year at the annual meeting of stockholders.

Q:	How will my Acorn HoldCo shares acquired in the business combination differ from my ADTRAN shares or ADVA shares, as applicable?

A:

Until the completion of the business combination (and in the case of ADVA shareholders that do not tender their ADVA shares in the exchange offer, until such shareholders no longer hold ADVA shares), Delaware law and the ADTRAN certificate of incorporation and bylaws will continue to govern the rights of ADTRAN stockholders, and German law and the ADVA articles of incorporation will continue to govern the rights of ADVA shareholders. After completion of the business combination (or, as applicable, the post-completion reorganization), Delaware law and the Acorn HoldCo amended and restated certificate of incorporation and bylaws will govern the rights of Acorn HoldCo stockholders.

The rights of Acorn HoldCo stockholders after the business combination will be substantially the same as the rights of ADTRAN stockholders prior to the business combination, except that, among others, Acorn HoldCo’s organizational documents will provide for:

•	the ability of the Acorn HoldCo board of directors to issue classes of preferred stock; and

•	exclusive forum in certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits.

Material differences in the rights of ADVA shareholders prior to the business combination, on the one hand, and the rights of Acorn HoldCo stockholders after the business combination, on the other hand, will include, among others, the following:

•	ADVA shareholders will be represented by a single board of directors, not by a management board (Vorstand) and a supervisory board (Aufsichtsrat);

•

an Acorn HoldCo stockholder may propose and have business conducted at an annual meeting by providing the required notice, a proxy statement and form of proxy to stockholders holding the minimum percentage of shares required to approve the proposed business;

•

approval of extraordinary actions, including any merger, consolidation or sale of substantially all of the assets of Acorn HoldCo, will require a majority of the voting power of Acorn HoldCo in order to be effective;

•	Acorn HoldCo’s board of directors may authorize the issuance of preferred stock, whereas ADVA’s articles of association currently do not authorize the issuance of preferred stock;

•	Acorn HoldCo’s stockholders may amend Acorn HoldCo’s bylaws by the affirmative vote of a majority of the outstanding shares entitled to vote thereon; and

•	Acorn HoldCo stockholders have no preemptive rights to purchase or to be offered to purchase any shares or other securities of Acorn HoldCo.

For a more complete discussion, see the section of this proxy statement/prospectus titled “Comparison of Equityholder Rights Before and After the Business Combination.”

Q:	Will my Acorn HoldCo shares acquired in the business combination receive dividends?

A:

The dividend policy for the combined group will be determined following completion of the business combination. Although Acorn HoldCo currently expects to pay dividends, any dividend paid or changes to its dividend policy are within the discretion of its board of directors and will depend upon many factors, including distributions of earnings to Acorn HoldCo by its subsidiaries, the financial condition and results of operations of the combined group, legal requirements, including limitations imposed by Delaware law, restrictions in any debt agreements that limit its ability to pay dividends to stockholders and other factors Acorn HoldCo’s board of directors deems relevant. For a further discussion of the risks related to the payment of dividends after the business combination, see “Risk Factors—Risks Relating to Acorn HoldCo Shares.”

Q:	Until what time can tendered ADVA shares be withdrawn?

A:

ADVA shareholders who have accepted the offer may withdraw their ADVA shares at any time during the acceptance period, including any extension thereof. The additional acceptance period, if any, is not an extension of the acceptance period and will commence following the acceptance period, including any extension thereof, as required by the German Takeover Act. Following the expiration date, withdrawal rights will cease, and any ADVA shares tendered into the offer cannot be withdrawn. There will be no withdrawal rights during any additional acceptance period or, if applicable, a put right period (as described in “The Exchange Offer—Timetable—Put Right Period” and “The Exchange Offer—Withdrawal Rights”).

Q:	What is the procedure to withdraw previously tendered ADVA shares?

A:

To withdraw previously tendered ADVA shares (except in an additional acceptance period, during which there will be no withdrawal rights), (i) declaring their withdrawal in writing to their relevant custodian bank for a specified number of tendered ADVA shares, where in the event that no number is specified, the withdrawal shall be deemed to have been declared for all of the tendered ADVA shares of the ADVA shareholders concerned; and (ii) instructing their relevant custodian bank to cause such number of tendered ADVA shares held in their securities deposit accounts as is equivalent to the number of tendered ADVA shares in respect of which they have declared their withdrawal to be re-booked to ISIN DE0005103006 at Clearstream (as described in “The Exchange Offer—Withdrawal Rights”).

About the ADTRAN Special Meeting

Q:	What are the proposals on which ADTRAN stockholders are being asked to vote?

A:

ADTRAN stockholders are being asked to consider and vote on a proposal to adopt the business combination agreement. The business combination agreement provides for a combination of the businesses of ADTRAN and ADVA under Acorn HoldCo. ADVA’s business will be brought under Acorn HoldCo through the exchange offer and ADTRAN’s business will be brought under Acorn HoldCo through the merger.

ADTRAN stockholders are also being asked to consider and vote on a non-binding advisory proposal to approve the compensation that may become payable to ADTRAN’s named executive officers in connection with the business combination. This proposal is being made in accordance with Section 14A of the Exchange Act and the applicable rules thereunder.

Finally, ADTRAN stockholders are being asked to approve any proposal that may be made by the chairman of the ADTRAN board of directors to adjourn or postpone the special meeting in order to (1) solicit additional proxies with respect to the above-mentioned proposals and/or (2) hold the special meeting on a date that is no later than the day prior to the expiration of the acceptance period, in the event that such date of expiration is extended.

The ADTRAN board of directors unanimously recommends that the ADTRAN stockholders vote “FOR” each of these proposals. For a discussion of the reasons for this recommendation, see “The Business Combination—ADTRAN’s Reasons for the Business Combination.”

Q:	What are the most significant conditions to the business combination?

A:

The exchange offer will be subject to a number of conditions, including the minimum acceptance condition, the registration statement condition, the ADTRAN stockholders’ approval condition, the regulatory condition, the no ADVA material adverse change condition and the other conditions set forth in the section of this proxy statement/prospectus titled “The Business Combination Agreement—Conditions to Completing the Business Combination.” The conditions to the exchange offer must be satisfied or, if permissible, waived prior to the expiration date, except for the regulatory condition, which may remain outstanding after the expiration date. The regulatory condition must be satisfied on or prior to January 12, 2023 or, if permissible, waived. If the regulatory condition is not satisfied on or prior to January 12, 2023 (or, if permissible, waived), the offer will terminate and will not be consummated.

Following the satisfaction or valid waiver of each of the offer conditions, the certificate of merger shall be filed with the Secretary of State of the State of Delaware and become effective at that time (or at such later time as may be agreed by the parties in writing and specified in the certificate of merger).

The settlement of the exchange offer will be subject to and occur as soon as is practicable after the merger.

Q:	What will I receive in the merger if I am an ADTRAN stockholder?

A:	In the merger, ADTRAN stockholders will be entitled to receive one Acorn HoldCo share for each of their ADTRAN shares.

Q:	As an ADTRAN stockholder, will I have appraisal rights in connection with the merger?

A:

Under the Delaware General Corporation Law, which governs the merger, as well as under the ADTRAN certificate of incorporation and bylaws, ADTRAN stockholders are not entitled to any appraisal rights in connection with the merger. See “The Business Combination —Appraisal Rights.”

Q:	Will ADTRAN stockholders be subject to taxation on the Acorn HoldCo shares received in the merger?

A:

The merger is intended to qualify as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the merger, taken together with the exchange offer, is intended to qualify as an “exchange” under Section 351(a) of the Code. If the merger and business combination so qualify, a U.S. holder (as defined herein) of ADTRAN shares generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of ADTRAN shares for Acorn HoldCo shares in the merger.

For a further discussion of certain U.S. federal income tax consequences of the merger to ADTRAN stockholders, see “Material U.S. Federal Income Tax Considerations — Tax Consequences to U.S. Holders.”

Tax matters are very complicated and the tax consequences of the merger to each ADTRAN stockholder may depend on such stockholder’s particular facts and circumstances. ADTRAN stockholders are urged to consult their own tax advisors to understand fully the tax consequences to them of the merger.

Q:	What is the recommendation of the ADTRAN board of directors as to each proposal that may be voted on at the ADTRAN special meeting?

A:

The ADTRAN board of directors has unanimously approved and declared advisable the business combination agreement, the business combination and all of the other transactions contemplated by the business combination agreement, declared that the transactions contemplated by the business combination agreement are fair to and in the best interests of ADTRAN and its stockholders, directed that the adoption of the business combination agreement be submitted to a vote of ADTRAN stockholders at the ADTRAN special meeting and resolved to recommend that the ADTRAN stockholders vote to adopt the business combination agreement and approve the other matters submitted for approval in connection with the business combination agreement at the ADTRAN special meeting.

Accordingly, the ADTRAN board of directors unanimously recommends that ADTRAN stockholders vote:

1.	“FOR” the business combination proposal;

2.	“FOR” the compensation proposal; and

3.	“FOR” the stockholder adjournment proposal.

Q:	When and where is the ADTRAN special meeting?

A:

The ADTRAN special meeting will be held virtually by live webcast on January 6, 2022, at 10:30 a.m., Central time. You can participate in the meeting by visiting www.virtualshareholdermeeting.com/ADTN2022SM, where you will be able to listen to the meeting live and vote during the meeting. Please log in to the website by 10:30 a.m., Central time, on the day of the meeting. There is no physical location for the special meeting.

Q:	Who is entitled to vote at the ADTRAN special meeting?

A:

Only holders of record of ADTRAN shares at the close of business on November 16, 2021, the record date for the ADTRAN special meeting, will be entitled to notice of, and to vote at, the ADTRAN special meeting or any adjournment or postponement thereof.

Q:	Who is soliciting my proxy?

A:

The ADTRAN management, at the direction of the ADTRAN board of directors, is soliciting your proxy for use at the ADTRAN special meeting. It is expected that the solicitation will be primarily by mail or the internet, but proxies may also be solicited personally, by advertisement or by telephone, by directors, officers or employees of ADTRAN without special compensation or by ADTRAN’s proxy solicitor, Morrow Sodali, LLC. This document describes the voting procedures and the proposals to be voted on at the ADTRAN special meeting.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	ADTRAN has engaged Morrow Sodali, LLC to assist in the solicitation of proxies from stockholders at a fee of $20,000 plus reimbursement of out-of-pocket expenses. ADTRAN also may reimburse banks,

brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of ADTRAN shares. ADTRAN’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the internet or during the special meeting. They will not be paid any additional amounts for soliciting proxies.

Q:	What is “householding”?

A:

A single proxy statement will be delivered to multiple stockholders sharing an address, unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate proxy statement, please notify your broker or contact ADTRAN’s proxy solicitor, Morrow Sodali, LLC at (203) 658-9400 (banks and brokerage firms) and (800) 662-5200 (stockholders toll-free), or via email at adtn.info@investor.morrowsodali.com. ADTRAN stockholders who currently receive multiple copies of this document at their address and would like to request “householding” of their communications should contact their broker or bank.

Q:	How do I vote if I am an ADTRAN stockholder?

A:

If you are an ADTRAN stockholder and you hold your ADTRAN shares in your own name, you may submit your vote for or against the proposals submitted at the ADTRAN special meeting or your abstention during the special meeting or by proxy. Your vote is important. Because many stockholders cannot attend the special meeting, it is necessary that a large number be represented by proxy. Most stockholders have a choice of voting over the internet, by using a toll-free telephone number, or by completing a proxy card or voting instruction card, as described below:

•

Vote on the Internet. If you have internet access, you may submit your proxy or voting instructions by following the instructions provided with your proxy materials and on your proxy card or voting instruction card;

•

Vote by Telephone. You can also vote by telephone by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded; or

•	Vote by Mail. You may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided.

Information and applicable deadlines for using the proxy card, or voting by telephone or through the internet, are set forth in the enclosed proxy card instructions. Alternatively, you may vote at the ADTRAN special meeting virtually by ballot.

If your ADTRAN shares are registered in the name of a broker, bank or other nominee (which is also known as being held in “street name”), that broker, bank or other nominee has enclosed or will provide a voting instruction card for you to direct the broker, bank or other nominee how to vote your shares. ADTRAN stockholders who hold shares in “street name” must return their instructions to their broker, bank or other nominee on how to vote their shares. If your ADTRAN shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the special meeting.

You should be aware that, as of September 30, 2021, ADTRAN’s directors and executive officers and their affiliates owned and were entitled to vote approximately 2.0% of the outstanding ADTRAN shares entitled to vote at the ADTRAN special meeting, compared to the more than 50% of ADTRAN shares outstanding and entitled to vote at the ADTRAN special meeting required to approve the business combination proposal.

Q:	If I am an ADTRAN stockholder, what vote is required to approve each proposal, and what happens if I do not vote or if I abstain from voting?

A:

The business combination cannot be completed without approval of the business combination proposal. The business combination proposal requires the affirmative vote of a majority of the ADTRAN shares outstanding and entitled to vote at the ADTRAN special meeting. A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the business combination proposal.

The compensation proposal and the stockholder adjournment proposal each requires the affirmative vote of a majority of the ADTRAN shares present at the special meeting or represented by proxy and entitled to vote at the ADTRAN special meeting. An abstention will have the same effect as a vote “AGAINST” such proposals. A failure to vote and broker non-votes will have no effect on the vote on either of the compensation proposal and the stockholder adjournment proposal.

The presence, at the special meeting or by proxy, of the holders of a majority of the shares entitled to vote shall constitute a quorum. ADTRAN shares represented at the ADTRAN special meeting and entitled to vote but not voted, including ADTRAN shares represented by abstentions, will be considered present for quorum purposes. Broker non-votes will not be counted for purposes of determining whether a quorum is present.

Q:	If I am an ADTRAN stockholder and my ADTRAN shares are held in “street name” by a broker, bank or other nominee, will my broker or bank vote my shares for me?

A:

If you hold your ADTRAN shares in “street name” and do not provide voting instructions to your broker, your ADTRAN shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Generally, your broker, bank or other nominee does not have discretionary authority to vote on the business combination proposal, the compensation proposal or the stockholder adjournment proposal. Accordingly, your broker, bank or other nominee will vote your shares held by it in “street name” only if you provide voting instructions. You should follow the procedures that your broker, bank or other nominee provides. Shares that are not voted because you do not properly instruct your broker, bank or other nominee will have the same effect as a vote “AGAINST” the business combination proposal. Broker non-votes are not considered shares entitled to vote on the compensation proposal and the stockholder adjournment proposal and, therefore, will have no effect on the vote on any of such proposals.

Alternatively, you can attend the ADTRAN special meeting virtually and vote during the special meeting if your ADTRAN shares are held in the name of a bank, broker or other holder of record, by obtaining a proxy, executed in your favor, from the holder of record, to be able to vote at the special meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are an ADTRAN stockholder of record, there are three ways to change your vote after you have submitted a proxy:

•	you may send a later-dated, signed proxy card to the address indicated on the proxy card, which must be received prior to the ADTRAN special meeting;

•	you may subsequently vote by phone or Internet, or may attend virtually and vote during the ADTRAN special meeting; or

•	you may send a notice of revocation to the agent for ADTRAN, which notice must be received prior to the ADTRAN special meeting.

Simply attending the ADTRAN special meeting without voting will not revoke your proxy. ADTRAN proxy cards can be sent by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If your ADTRAN shares are held in an account at a broker, bank or other nominee and you have instructed your broker, bank or other nominee on how to vote your shares, you should follow the instructions provided by your broker, bank or other nominee to change your vote.

Q:	What will happen if the proposals to be considered at the ADTRAN special meeting are not approved?

A:

ADTRAN, ADVA, Merger Sub and Acorn HoldCo will not be able to complete the business combination if ADTRAN stockholders do not approve the business combination proposal. The approval of the compensation proposal or the stockholder adjournment proposal is not a condition to the completion of the business combination.

Q:	When should I submit my proxy?

A:

Whether or not you expect to attend the special meeting virtually, please promptly submit your proxy or voting instruction. Most stockholders have a choice of voting over the internet, by telephone or by using a traditional proxy card (including by mail). Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other nominee to see which voting methods are available to you.

Please be aware that, if you own shares in a brokerage account, you must instruct your broker on how to vote your shares. Without your instructions, Nasdaq rules do not allow your broker to vote your shares on any of the proposals. Please exercise your right as a stockholder to vote on all proposals, including the business combination proposal, by instructing your broker by proxy.

Q:	Who can help answer my questions?

A:

The information provided above in the question and answer format is for your convenience only and is merely a summary of some of the information contained in this document. You should read carefully the entire document, including the information in the Annexes. See the section entitled “General Information — Where You Can Find More Information; Documents Available for Inspection.” If you are an ADTRAN stockholder and have any questions about the business combination, or how to submit your proxy, or if you need additional copies of this document or the enclosed proxy card, you should contact:

Morrow Sodali LLC

470 West Avenue

Stamford CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: ADTN.info@investor.morrowsodali.com

SUMMARY

This summary highlights selected information in this document and may not contain all of the information that is important to you. You should carefully read this entire document, including its annexes and documents referred to herein, for a more complete understanding of the business combination agreement, the transactions contemplated by the business combination agreement, ADTRAN, ADVA, and Acorn HoldCo. You may obtain additional information without charge by following the instructions under “General Information—Where You Can Find More Information; Documents Available for Inspection.”

Information About the Companies

Acorn HoldCo

Acorn HoldCo is a newly incorporated corporation formed under the laws of Delaware on August 10, 2021, that will become the parent company of ADTRAN and ADVA upon the completion of the business combination. To date, Acorn HoldCo has not conducted any material activities other than those incidental to its formation and the matters contemplated by the business combination agreement. Following the consummation of the business combination, Acorn HoldCo, Inc. will change its name to “ADTRAN Holdings, Inc.” and its ticker symbol will be “ADTN.”

Acorn HoldCo’s principal executive office is located at 901 Explorer Boulevard, Huntsville, Alabama 35806-2807, and its telephone number at that location is +1 (256) 963-8000. Acorn HoldCo’s registered office is located at Corporation Trust Center, 1209 N. Orange Street, Wilmington, New Castle County, Delaware 19801.

ADTRAN

ADTRAN is a leading global provider of networking and communications platforms and services focused on the broadband access market. ADTRAN’s vision is to enable a fully connected world where the power to communicate is available to everyone, everywhere. ADTRAN’s unique approach, unmatched industry expertise and innovative solutions enable us to address almost any customer need. ADTRAN’s products and services are utilized by a diverse global customer base of network operators that range from those having regional or national reach and operating as telephone or cable television network operators to alternative network providers such as municipalities or utilities, as well as managed service providers who serve small- and medium-sized businesses and distributed enterprises. ADTRAN had approximately 1,450 employees as of August 20, 2021.

ADTRAN began operations in January 1986. Headquartered in Huntsville, Alabama, ADTRAN is located in Cummings Research Park. ADTRAN’s mailing address is 901 Explorer Boulevard, Huntsville, Alabama, 35806. ADTRAN’s telephone number at that location is (256) 963-8000. ADTRAN’s website is www.adtran.com. No information contained on ADTRAN’s website is intended to be included as part of, or incorporated by reference into, this registration statement.

ADVA

ADVA, a societas europaea (SE), is incorporated under the laws of the European Union and of Germany. ADVA develops and provides innovative solutions to network operations (private enterprises, communication services providers and internet content provides), focusing on solutions for cloud access, cloud interconnect and network synchronization. ADVA employs approximately 1,900 professionals worldwide as of August 20, 2021.

ADVA’s registered offices are located at Märzenquelle 1–3, 98617 Meiningen/Dreißigacker, Germany, and its telephone number at that location is +49 (0) 36 93 450 0. The address of the head office is Fraunhoferstrasse 9a, 82159 Martinsried/Munich, Germany. ADVA’s shares are listed on the Frankfurt Stock Exchange, ISIN: DE0005103006.

Merger Sub

Acorn MergeCo, Inc., or Merger Sub, is a Delaware corporation and wholly-owned subsidiary of Acorn HoldCo that was formed on August 10, 2021, solely for the purpose of effecting the merger. To date, Merger Sub has not conducted any material activities other than those incidental to its formation and the matters contemplated by the business combination agreement. Upon effectiveness of the merger, Merger Sub will merge with and into ADTRAN, with ADTRAN surviving the merger as a direct wholly-owned subsidiary of Acorn HoldCo.

Merger Sub’s principal executive offices are located at 901 Explorer Boulevard, Huntsville, Alabama 35806-2807, and its telephone number at that location is +1 (256) 963-8000. Its registered office is located at Corporation Trust Center, 1209 N. Orange Street, Wilmington, New Castle County, Delaware 19801.

The Business Combination and the Business Combination Agreement

Pursuant to the business combination agreement, ADVA and ADTRAN have agreed to combine their businesses under Acorn HoldCo, a new holding company incorporated under the laws of the State of Delaware. The effect of the business combination will be that ADVA and ADTRAN will become subsidiaries of Acorn HoldCo. ADTRAN will become a wholly-owned direct subsidiary of Acorn HoldCo through a merger of Merger Sub, a wholly-owned direct subsidiary of Acorn HoldCo, with and into ADTRAN, with ADTRAN surviving the merger, and ADVA will become a direct subsidiary of Acorn HoldCo through an exchange offer of Acorn HoldCo shares for ADVA shares. The business combination agreement is more fully described in the section “The Business Combination Agreement” and a copy of the business combination agreement is attached as Annex A to this document. We encourage you to read the business combination agreement carefully and in its entirety, as it is the legal document that governs the relationship between ADTRAN and ADVA with respect to the business combination.

The Merger

The parties to the business combination agreement have agreed that, following the satisfaction or valid waiver of each of the offer conditions, the certificate of merger shall be filed with the Secretary of State of the State of Delaware and become effective at that time (or at such later time as may be agreed by the parties in writing and specified in the certificate of merger). At the effective time of the merger, Merger Sub, a wholly owned direct subsidiary of Acorn HoldCo, will merge with and into ADTRAN, with ADTRAN surviving the merger, as a result of which ADTRAN will become a wholly owned direct subsidiary of Acorn HoldCo. The settlement of the exchange offer will be subject to and occur as soon as is practicable after the merger. The merger is discussed in more detail in the section “The Business Combination Agreement — The Merger.”

Merger Consideration

In the merger, each outstanding ADTRAN share (other than excluded shares, which will be canceled for no consideration) will be converted into the right to receive one fully paid and non-assessable Acorn HoldCo share, or the merger consideration. This exchange ratio, or the merger exchange ratio, is fixed and will not be adjusted to reflect stock price changes prior to the completion of the merger. “Excluded shares” means any ADTRAN shares that are held in the treasury of ADTRAN or owned by Acorn HoldCo or any direct or indirect wholly-owned subsidiary of Acorn HoldCo or ADTRAN, but does not include ADTRAN shares that are held by Acorn HoldCo or ADTRAN or any direct or indirect wholly-owned subsidiary of Acorn HoldCo or ADTRAN on behalf of third parties.

Treatment of ADTRAN Equity Awards

ADTRAN Restricted Stock Units

At the effective time of the merger, each restricted stock unit measured in ADTRAN shares, or an ADTRAN RSU, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will, without any required action on the part of the holder thereof, cease to represent an ADTRAN RSU and will be converted into an Acorn HoldCo RSU, on the same terms and conditions as were applicable to such ADTRAN RSU immediately prior to the effective time of the merger. The number of Acorn HoldCo shares subject to each Acorn HoldCo RSU will equal the number of ADTRAN shares subject to such ADTRAN RSU immediately prior to the effective time of the merger.

ADTRAN Performance Share Units

At the effective time of the merger, each ADTRAN PSU, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will, without any required action on the part of the holder thereof, be converted into an Acorn HoldCo RSU on substantially the same terms and conditions as were applicable to such ADTRAN PSU immediately prior to the effective time of the merger, except that the Acorn HoldCo RSUs will be subject to service-vesting conditions only, not performance-vesting conditions. The number of Acorn HoldCo shares subject to each such Acorn HoldCo RSU will equal the target number of ADTRAN shares subject to such ADTRAN PSU. The Acorn HoldCo RSUs will cliff vest at the end of the performance period applicable to the ADTRAN PSU, subject to the holder’s continued employment with Acorn HoldCo or its subsidiaries. Any accrued but unpaid dividend equivalents with respect to any ADTRAN PSU will be assumed by Acorn HoldCo and become an obligation with respect to the applicable Acorn HoldCo RSU.

ADTRAN Restricted Stock Awards

At the effective time of the merger, each restricted stock award with respect to ADTRAN shares, or an ADTRAN RSA, that is outstanding immediately prior to the effective time will, without any required action on the part of the holder thereof, be converted into a restricted stock award with respect to Acorn HoldCo shares, or an Acorn HoldCo RSA, on the same terms and conditions as were applicable to such ADTRAN RSA immediately prior to the effective time of the merger. The number of Acorn HoldCo shares subject to each such Acorn HoldCo RSA will be equal to the total number of ADTRAN shares subject to such ADTRAN RSA immediately prior to the effective time of the merger. Any accrued but unpaid dividend equivalents with respect to any ADTRAN RSA will be assumed by Acorn HoldCo and become an obligation with respect to the applicable Acorn HoldCo RSA.

ADTRAN Stock Options

At the effective time of the merger, each option to purchase ADTRAN shares , or an ADTRAN stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will cease to represent an ADTRAN stock option and will be converted, at the effective time of the merger and without any required action on the part of the holder thereof, into an option to purchase Acorn HoldCo shares, or an Acorn HoldCo stock option, on the same terms and conditions as were applicable to such ADTRAN stock option immediately prior to the effective time of the merger. The number of Acorn HoldCo shares subject to each such Acorn HoldCo stock option will equal the number of ADTRAN shares subject to each ADTRAN stock option immediately prior to the effective time of the merger and such Acorn HoldCo stock option will have an exercise price per share equal to the per-share exercise price applicable to such ADTRAN stock option immediately prior to the effective time.

Conditions to the Merger

The obligation of ADTRAN to consummate the merger is subject to the satisfaction or waiver (in accordance with the terms of the business combination agreement) of the offer conditions. See “The Exchange Offer — Conditions to the Exchange Offer.”

ADTRAN Stockholders’ Appraisal Rights

Under the Delaware General Corporation Law, which governs the merger, as well as under the ADTRAN certificate of incorporation and bylaws, ADTRAN stockholders are not entitled to any appraisal rights in connection with the merger. See “The Business Combination — Appraisal Rights.”

The Exchange Offer

In the exchange offer, ADVA shareholders will be offered to exchange each of their ADVA shares for 0.8244 Acorn HoldCo shares. The exchange offer is discussed in more detail in the section “The Exchange Offer.”

Assuming that all of the outstanding ADVA shares are exchanged in the exchange offer, the aggregate number of Acorn HoldCo shares issued to the ADVA shareholders will equal approximately 46% of the Acorn HoldCo shares outstanding at the completion of the business combination.

Acceptance Period; Additional Acceptance Period

The acceptance period for the exchange offer starts on November 12, 2021, and will expire on January 12, 2022, 24:00 hours, Central European Time, unless extended by mutual agreement of the parties in accordance with the German Takeover Act. Withdrawal rights will cease at the time of the end of the acceptance period.

Following the end of the acceptance period, and if all conditions to the exchange offer (other than the regulatory condition which need not be satisfied until up to twelve months following the end of the acceptance period, i.e., until January 12, 2023) have been satisfied or, if permissible, waived, the German Takeover Act provides an additional acceptance period of two weeks. The additional acceptance period will be an additional two-week period beginning on the day after the publication of the results of the acceptance period. During the additional acceptance period, shareholders may tender, but not withdraw, their ADVA shares. Acorn HoldCo intends to publish such results without undue delay following the expiration of the acceptance period. If the acceptance period is not extended, the additional acceptance period is expected to start on January 18, 2022, and to expire on February 1, 2022, 24:00 hours (Central European Time). See “The Exchange Offer —Timetable.”

Pursuant to Section 39c of the German Takeover Act, ADVA shareholders who did not tender their shares in the exchange offer may have the right (Andienungsrecht) to require Acorn HoldCo to exchange their ADVA shares for the exchange offer consideration under certain conditions, including that the offer has been accepted to such extent that Acorn HoldCo would hold 95% or more of ADVA’s voting share capital following the closing date. See “The Exchange Offer — Timetable — Put Right Period.”

Conditions to the Exchange Offer

The exchange offer is subject to the satisfaction or, if permissible, waiver of certain conditions, including the minimum acceptance condition (which requires that 70% of all ADVA shares are tendered and not withdrawn in the exchange offer), the ADTRAN stockholders’ approval condition, the regulatory condition and the other conditions described in the section “The Exchange Offer — Conditions to the Exchange Offer.” Except for the regulatory condition, all conditions to the exchange offer must be satisfied on or prior to the end of the acceptance period. The regulatory condition may remain outstanding for up to twelve months following the end of the acceptance period, until January 12, 2023. As a result, the conversion of ADTRAN shares pursuant to the merger and exchange of ADVA shares pursuant to the exchange offer may take place on a date that is significantly later than the end of the acceptance period, or may not occur. See “The Exchange Offer —Timetable” and “The Exchange Offer —Waiver of Conditions to the Exchange Offer.”

Settlement of the Exchange Offer

The Acorn HoldCo shares issued pursuant to the exchange offer to ADVA shareholders who tendered, and did not withdraw, their ADVA shares in the exchange offer, will be credited to The Depository Trust Company’s, or DTC’s, nominee, Cede & Co., or the Nominee, and then to the accounts of DTC’s participants, including Clearstream, who will in turn credit the securities custody accounts of the custodian banks maintained therein without undue delay and no later than seven business days following the later of (i) the publication of the results of the additional acceptance period or (ii) the satisfaction of the regulatory condition. See “The Exchange Offer —Settlement of the Exchange Offer.” There will be no separate settlements for ADVA shares tendered and not withdrawn in the acceptance period and ADVA shares tendered in the additional acceptance period, respectively.

ADVA Options

At the option of the holder thereof, each option to purchase ADVA shares, or an ADVA stock option, that is outstanding and unexercised immediately prior to the closing of the business combination may be converted at or after the closing of the business combination into an Acorn HoldCo stock option to purchase (i) Acorn HoldCo shares (rounded down to the nearest whole share) equal to the product of (A) the number of ADVA shares subject to such ADVA stock option immediately prior to the consummation of the business combination and (B) the offer exchange ratio, (ii) at an exercise price per ADVA share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per ADVA share of such ADVA stock option immediately prior to the consummation of the business combination and (B) the offer exchange ratio. Each such Acorn HoldCo stock option will be subject to (1) the same vesting and expiration terms as applied to such ADVA stock option immediately prior to the consummation of the business combination and (2) the same terms and conditions (other than vesting and expiration terms) as applied to ADTRAN stock options immediately prior to the effective time of the merger. Brian Protiva, Ulrich Dopfer, Christoph Glingener and Scott St. John have each agreed, pursuant to separate agreements with Acorn HoldCo, to convert their respective ADVA stock options into Acorn HoldCo stock options on the same terms as set forth above, with the exception of vested ADVA stock options that are exercised prior to the consummation of the business combination in accordance with past practice.

Term and Termination

The business combination agreement has a fixed term of two years from August 30, 2021. Prior to the expiration of the term of the business combination agreement or the consummation of the exchange offer, the business combination agreement may be terminated with immediate effect by either ADTRAN or ADVA under certain circumstances. See the section “The Business Combination Agreement—Term and Termination.”

Parallel Acquisitions

Acorn HoldCo reserves the right, to the extent legally permissible, to directly or indirectly acquire additional ADVA shares outside the exchange offer in the open market or otherwise. See the section “The Exchange Offer — Parallel Acquisitions.”

In addition, affiliates of the financial advisors to ADTRAN and ADVA, respectively, reserve the right, to the extent legally permissible, to engage in ordinary course trading activities in ADVA shares, which may include purchases or arrangements to purchase such securities.

ADVA Shareholders Appraisal Rights

German law does not grant appraisal rights or provide for appraisal proceedings in connection with a public exchange offer. Certain post-closing reorganization transactions may, however, trigger appraisal rights for the ADVA-shareholders. Those transactions are (i) a cash merger squeeze-out; (ii) a corporate squeeze-out; and (iii) a domination and/or profit and loss transfer agreement (a “DPLTA”). In the event of any of these transactions, ADVA-shareholders would be entitled to adequate compensation or consideration. Under the German Appraisal Proceedings Act (Spruchverfahrensgesetz), the shareholders may ask a court to determine the adequacy of this compensation or consideration. See “The Business Combination — Potential Post-Completion Reorganization Regarding ADVA.”

Potential Post-Completion Reorganization Regarding ADVA

Acorn HoldCo may pursue a post-completion reorganization with respect to ADVA after completion of the merger and the exchange offer if the relevant ownership threshold for such a post-completion reorganization has been reached as a result of or following the exchange offer. In connection therewith, Acorn HoldCo may enter into a DPLTA with ADVA, initiate a delisting of ADVA shares, commence squeeze-out transactions or make open-market purchases of ADVA shares. For further details regarding the post-completion reorganization, see “The Business Combination—Potential Post-Completion Reorganization Regarding ADVA.”

The ADTRAN Special Meeting

To effect the merger, a special meeting of ADTRAN stockholders will be held virtually by live webcast on January 6, 2022, at 10:30 a.m., Central time. You can participate in the meeting by visiting www.virtualshareholdermeeting.com/ADTN2022SM, where you will be able to listen to the meeting live and vote during the meeting. ADTRAN stockholders are entitled to notice of, and to vote at, the ADTRAN special meeting if they owned ADTRAN shares at the close of business on November 16, 2021, which is the record date for the special meeting. As of November 16, 2021, there were 49,099,011 ADTRAN shares outstanding and entitled to vote at the ADTRAN special meeting. As of September 30, 2021, ADTRAN directors and executive officers and their affiliates owned and were entitled to vote approximately 2.0% of the outstanding ADTRAN shares entitled to vote at the ADTRAN special meeting.

At the ADTRAN special meeting, ADTRAN stockholders will be asked to consider and vote on:

•

a proposal to adopt the business combination agreement pursuant to which, among other things, ADTRAN and ADVA agreed to combine their businesses, through a merger and an exchange offer, respectively, and become subsidiaries of Acorn HoldCo;

•	a non-binding advisory proposal to approve the compensation that may become payable to ADTRAN’s named executive officers in connection with the business combination; and

•

any proposal that may be made by the chairman of the ADTRAN board of directors to adjourn or postpone the special meeting in order to (1) solicit additional proxies with respect to the above-mentioned proposals and/or (2) hold the special meeting on a date that is no later than the day prior to the expiration of the acceptance period, in the event that such date of expiration is extended.

Each ADTRAN share is entitled to one vote on each proposal at the ADTRAN special meeting. The business combination proposal requires the affirmative vote of a majority of the outstanding ADTRAN shares entitled to vote at the ADTRAN special meeting, or the ADTRAN stockholders’ approval. The business combination cannot be completed without approval of the business combination proposal. A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the business combination proposal. The compensation proposal and the stockholder adjournment proposal each requires the affirmative vote of a majority of the ADTRAN shares present or represented by proxy and entitled to vote at the ADTRAN special meeting. An abstention will have the same effect as a vote “AGAINST” such proposals. A failure to vote and broker non-votes will have no effect on the vote on either of the compensation proposal and the stockholder adjournment proposal.

The presence, at the special meeting or by proxy, of the holders of a majority of the shares entitled to vote shall constitute a quorum. ADTRAN shares represented at the ADTRAN special meeting and entitled to vote but not voted, including ADTRAN shares represented by abstentions, will be considered present for quorum purposes. Broker non-votes will not be counted for purposes of determining whether a quorum is present.

ADTRAN’s Reasons for the Business Combination

After due consideration and consultation with its outside legal and financial advisors, the board of directors of ADTRAN, in a special meeting held on August 28, 2021, (i) determined that the business combination contemplated by this business combination agreement, including the merger and the exchange offer, were advisable and in the best interests of, ADTRAN and its stockholders, (ii) approved the execution, delivery and performance by ADTRAN of the business combination agreement and the consummation of the transactions contemplated thereby, including the merger and the exchange offer, (iii) recommended that the stockholders of ADTRAN adopt the business combination agreement and (iv) directed that the business combination agreement be submitted to the ADTRAN stockholders for adoption at the ADTRAN special meeting. In reaching its decision, the board of directors of ADTRAN considered a number of factors in connection with its evaluation of the business combination, including significant strategic opportunities, potential synergies, increased international presence, potential value creation for ADTRAN stockholders and expected strengths of the combined group, as supporting its decision to enter into the business combination agreement and to approve and declare advisable the transactions contemplated thereby. See “The Business Combination —ADTRAN’s Reasons for the Business Combination” for a discussion of the factors considered by the board of directors of ADTRAN.

ADVA’s Reasons for the Business Combination

At meetings held on August 27, 2021 and August 30, 2021, after due consideration and consultation with ADVA’s core transaction team and financial, tax and legal advisors, the supervisory and management boards, respectively, approved the business combination agreement and the transactions contemplated thereby. The ADVA management board considered a number of factors, including the interests of ADVA’s shareholders and the strategic rationale for the business combination as generally supporting its decision to enter into the business combination agreement. See “The Business Combination—ADVA’s Reasons for the Business Combination” for a discussion of the factors considered by the ADVA management board and the ADVA supervisory board.

Regulatory Approvals Related to the Business Combination

The business combination is subject to review and approval by government authorities and other regulatory agencies, including in jurisdictions outside the United States and Germany. ADTRAN and ADVA intend to file all notifications and applications that they determined are necessary under the applicable laws, rules and regulations of the respective authorities, agencies and jurisdictions identified in the business combination agreement and to file all post-closing notifications that they determined are necessary as soon as possible after closing has taken place. While ADTRAN and ADVA believe that they will receive the requisite regulatory approvals, there can be no assurances regarding the timing of such approvals, the ability to obtain such approvals on satisfactory terms or at all or the absence of litigation challenging these approvals. There can likewise be no assurance that U.S. federal, state, German or other authorities will not attempt to challenge the business combination on antitrust grounds or for other reasons, or, if a challenge is made, as to the results of the challenge. Notifications and applications will be made to the competent antitrust authorities in various jurisdictions, including the U.S., Germany and the U.K. In addition, notifications and applications will be made to competent governmental authorities in accordance with applicable foreign direct investment laws and regulations in various jurisdictions, including the U.S., Germany, the U.K., Australia and Spain.

ADTRAN’s and ADVA’s obligations to complete the business combination are conditioned upon the receipt of the required regulatory approvals. The regulatory condition must be satisfied within twelve months following the end of the acceptance period, i.e., on or prior to January 12, 2023 (or, if permissible, waived). See “The Exchange Offer —Conditions to the Exchange Offer.”

Directors and Management of Acorn HoldCo Prior to the Business Combination

To date, Acorn HoldCo has not conducted any material activities other than those incidental to its formation and the matters contemplated by the business combination agreement. Acorn HoldCo is managed by its board of directors which currently comprises two directors, both of whom have been designated by ADTRAN.

Directors and Management of Acorn HoldCo Following the Business Combination

Acorn HoldCo Chief Executive Officer and Acorn HoldCo Chairman

Pursuant to the business combination agreement, at the effective time of the merger, Thomas R. Stanton, current Chairman of the ADTRAN board of directors and CEO of ADTRAN, will serve as CEO of Acorn HoldCo and Chairman of the Acorn HoldCo board of directors.

Acorn HoldCo Board of Directors

Upon completion of the business combination, the Acorn HoldCo board of directors will consist of nine members, including Thomas R. Stanton and eight other directors, consisting of five non-executive directors to be designated for appointment by ADTRAN, H. Fenwick Huss, Gregory J. McCray, Balan Nair, Jacqueline H. Rice and Kathryn A. Walker, and three directors to be designated for appointment by ADVA, Brian Protiva, as vice chairman, Nikos Theodosopoulos and Johanna Hey. Under the certificate of incorporation and bylaws of Acorn HoldCo that will be in effect on completion of the business combination, directors of Acorn HoldCo will be elected each year at the annual meeting of stockholders. Additionally, immediately following the completion of the business combination, the Acorn HoldCo board of directors will form an audit committee, a compensation committee and a nomination and governance committee.

Interests of Directors, Board Members, and Executive Officers in the Business Combination

Certain of the ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors and certain of the ADVA management board members and supervisory board members may have interests in the business combination that may be different from, or in addition to, the interests of ADTRAN stockholders and ADVA shareholders, respectively. In the case of ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors, these interests include the continued service of certain directors and executive officers following the closing of the business combination, the treatment of restricted stock units, performance stock units, stock options and other equity-based awards in connection with the business combination, and the indemnification of ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors by Acorn HoldCo. In the case of certain of ADVA supervisory board members and management board members, these interests include continued positions as directors and executive officers of Acorn HoldCo and the treatment of ADVA’s stock options following the closing of the business combination. Members of the management board have agreed, pursuant to separate agreements with Acorn HoldCo, to convert their respective ADVA stock options into Acorn HoldCo stock options on the terms set forth in the business combination agreement, with the exception of vested ADVA stock options that are exercised prior to the consummation of the business combination in accordance with past practice.

Certain members of ADVA’s supervisory and management boards have been designated to continue as directors on Acorn HoldCo’s board of nine members. Those members are Brian Protiva, chairman of the management board and Chief Executive Officer, Nikos Theodosopoulos, chairman of the supervisory board, and

Johanna Hey, vice chairwoman of the supervisory board. Additionally, Acorn HoldCo has agreed to appoint Christoph Glingener, current Chief Technology Officer of ADVA, as Chief Technical Officer of Acorn HoldCo, Scott St. John, current Chief Marketing and Sales Officer of ADVA, as Chief Marketing and Sales Officer of Acorn HoldCo (unless he is offered a six-month transition and severance package), and Ulrich Dopfer, current Chief Financial Officer of ADVA, as Chief Financial Officer of Acorn HoldCo within five years of closing of the business combination (unless he is offered a severance package). Pursuant to the business combination agreement, any contracts entered into by members of senior management of ADVA with Acorn HoldCo shall be on terms no less favorable in all material respects than the current terms with ADVA as of the date of the business combination agreement, including term and remuneration elements, up to December 31, 2022, and no less favorable with respect to such person’s new role at Acorn HoldCo, than the terms of the service contracts in place between Acorn HoldCo and those individuals holding corresponding positions at ADTRAN (or its subsidiaries), subject to adjustment for local market norms.

Furthermore, all members of ADVA’s management board participate in ADVA’s stock option program for the management board and certain of ADVA’s executive officers participate in ADVA’s stock option program for employees, neither of which provide for any termination rights or accelerated vesting in the case of a change of control of ADVA (with the exception of termination rights for vested options). Pursuant to the business combination agreement, all of ADVA’s stock options that are outstanding and unexercised immediately prior to the closing of the business combination may, at the option of the holder thereof, be converted into an Acorn HoldCo stock option to purchase (i) Acorn HoldCo shares (rounded down to the nearest whole share) equal to the product of (A) the number of ADVA shares subject to such ADVA stock option immediately prior to the consummation of the business combination and (B) the offer exchange ratio, (ii) at an exercise price per ADVA share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per ADVA share of such ADVA stock option immediately prior to the consummation of the business combination and (B) the offer exchange ratio. Each such Acorn HoldCo stock option will be subject to (1) the same vesting and expiration terms as applied to such ADVA stock option immediately prior to the consummation of the business combination and (2) the same terms and conditions (other than vesting and expiration terms) as applied to ADTRAN stock options immediately prior to the effective time of the merger. Brian Protiva, Ulrich Dopfer, Christoph Glingener and Scott St. John have each agreed, pursuant to separate agreements with Acorn HoldCo, to convert their respective ADVA stock options into Acorn HoldCo stock options on the same terms as set forth above, with the exception of vested ADVA stock options that are exercised prior to the consummation of the business combination in accordance with past practice.

At the close of business on November 16, 2021, the record date for the ADTRAN special meeting, ADTRAN directors and executive officers and their affiliates owned and were entitled to vote approximately 2.2% of the outstanding ADTRAN shares entitled to vote at the ADTRAN special meeting. As of August 26, 2021, members of the ADVA management board and their affiliates owned 0.79% of the outstanding ADVA shares and ADVA stock options covering 862,147 ADVA shares in the aggregate. EGORA Holding GmbH and its wholly owned subsidiary Egora Ventures GmbH, entities affiliated with ADVA’s Chief Executive Officer, Brian Protiva, own approximately 14.6% of ADVA’s share capital. These entities have agreed to validly accept the exchange offer for 7,000,000 ADVA shares held by them, representing 13.7% of ADVA’s share capital, within two business days after the commencement of the acceptance period. See “The Exchange Offer —Irrevocable Undertakings.”

The ADTRAN board of directors and the ADVA supervisory board and management board were aware of and considered these interests, among other matters, in evaluating and approving the business combination and in recommending, subject to the exceptions set out in the business combination agreement, that ADTRAN stockholders adopt the business combination agreement and ADVA shareholders tender their ADVA shares in the exchange offer, respectively.

Opinion of Financial Advisor to ADTRAN

In connection with the business combination, BofA Securities, Inc. (“BofA Securities”), ADTRAN’s financial advisor, delivered to the ADTRAN board of directors a written opinion, dated August 28, 2021, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of ADTRAN common stock of the exchange ratio provided for in the business combination. The full text of the written opinion, dated August 28, 2021, of BofA Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. BofA Securities provided its opinion to the ADTRAN board of directors (in its capacity as such) for the benefit and use of the ADTRAN board of directors in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Securities’ opinion does not address any other aspect of the business combination and no opinion or view was expressed as to the relative merits of the business combination in comparison to other strategies or transactions that might be available to ADTRAN or in which ADTRAN might engage or as to the underlying business decision of ADTRAN to proceed with or effect the business combination. BofA Securities’ opinion does not constitute a recommendation to any stockholder or shareholder as to how to vote or act in connection with the proposed business combination or any other matter.

Material Transaction Fees

ADTRAN and ADVA currently estimate that they will in the aggregate incur approximately $37.2 million (€32.2 million) of auditors’, banking, legal and other professional fees and costs related to the business combination, of which approximately 46% is expected to be incurred by ADTRAN and approximately 54% to be incurred by ADVA.

Accounting Treatment

The business combination will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification 805, “Business Combinations”, or ASC 805. U.S. Generally Accepted Accounting Principles, or U.S. GAAP, requires that one of the two companies in the business combination be designated as the acquirer for accounting purposes based on the evidence available. ADTRAN will be treated as the acquiring entity for accounting purposes. In identifying ADTRAN as the acquiring entity for accounting purposes, the companies took into account the intended corporate governance structure of the combined company, the relative voting rights in the combined company after the business combination, the composition of the senior management of the combined company, the terms of the exchange of equity interests, and the size of each of the companies. In assessing the size of each of the companies, the companies evaluated various metrics, including, but not limited to: assets, revenue, operating income, market capitalization and enterprise value. No single factor was the sole determinant in the overall conclusion that ADTRAN is the acquirer for accounting purposes, rather all factors were considered in arriving at such conclusion.

Listing of Acorn HoldCo Shares; Delisting and Deregistration of ADTRAN Shares

ADTRAN shares, which are listed on Nasdaq under the symbol “ADTN,” will be delisted from Nasdaq on or as soon as practicable after the completion of the business combination, as permitted by applicable law, and deregistered under the Exchange Act, and ADTRAN will no longer be required to file periodic reports with the SEC.

Prior to the time of delivery of the Acorn HoldCo shares pursuant to the exchange offer and the merger, Acorn HoldCo will apply to admit its shares to listing and trading on Nasdaq (trading in U.S. dollars), subject to official notice of issuance, and will apply to admit its shares to listing and trading on the regulated market

(Regulierter Markt) of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) (trading in euros). Following the consummation of the business combination, Acorn HoldCo, Inc. will change its name to “ADTRAN Holdings, Inc.”, its ticker symbol will be “ADTN” and it will be subject to the reporting requirements of the Exchange Act.

Certain Differences in Equityholder Rights Before and After the Business Combination

Until the completion of the business combination (and in the case of ADVA shareholders that do not tender their ADVA shares in the exchange offer, until such shareholders no longer hold ADVA shares), Delaware law and the ADTRAN certificate of incorporation and bylaws will continue to govern the rights of ADTRAN stockholders, and German law and the ADVA articles of incorporation will continue to govern the rights of ADVA shareholders. After completion of the business combination (or, as applicable, the post-completion reorganization), Delaware law and the Acorn HoldCo amended and restated certificate of incorporation and bylaws will govern the rights of Acorn HoldCo stockholders.

The rights of Acorn HoldCo stockholders after the business combination will be substantially the same as the rights of ADTRAN stockholders prior to the business combination, except that, among others, Acorn HoldCo’s organizational documents will provide for:

•	the ability of the Acorn HoldCo board of directors to issue classes of preferred stock; and

•	exclusive forum in certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits.

Material differences in the rights of ADVA shareholders prior to the business combination, on the one hand, and the rights of Acorn HoldCo stockholders after the business combination, on the other hand, will include, among others, the following:

•

ADVA shareholders will be represented by a single board of directors, not by a management board (Vorstand) and a supervisory board (Aufsichtsrat). The members of the Acorn HoldCo board of directors will be elected annually by majority vote of stockholders, except that directors will be elected by a plurality of the votes cast if a stockholder has nominated a person for election to the board, subject to certain conditions.

•

an Acorn HoldCo stockholder may propose and have business conducted at an annual meeting by providing the required notice, a proxy statement and form of proxy to stockholders holding at least the percentage of shares required to approve the proposed business. In contrast, ADVA shareholders whose aggregate holdings are equal to or exceed either 5% of the issued share capital of ADVA or the nominal amount of €500,000 may request that that an item be placed on the agenda of the annual shareholders meeting. The request must be in writing, addressed to the management board, and must state the purpose of and the reasons for inclusion of the agenda item;

•

approval of extraordinary actions, including any merger, consolidation or sale of substantially all of the assets of Acorn HoldCo, will require a majority of the voting power of Acorn HoldCo in order to be effective. Certain resolutions of fundamental importance for ADVA, including certain reorganization measures, entering into a DPLTA, and certain significant asset disposals, require a majority of at least 75% of the share capital represented in the meeting of shareholders of ADVA;

•

Acorn HoldCo’s stockholders may amend Acorn HoldCo’s bylaws by the affirmative vote of a majority of the outstanding shares entitled to vote thereon, whereas ADVA’s shareholders may amend ADVA’s certificate of incorporation and memorandum of association by a resolution passed by 75% of the share capital present at the relevant shareholders’ meeting. ADVA’s supervisory board is authorized to make amendments to the articles of association restricted only to wording;

•

Acorn HoldCo stockholders have no preemptive rights to purchase or have offered to them for purchase any shares or other securities of Acorn HoldCo. An ADVA shareholder, by contrast, has certain preemptive rights pursuant to European and German Stock Corporation Law. An ADVA shareholder has a preferential right to subscribe for issues of new shares in proportion to the number of shares such shareholder holds in ADVA’s existing share capital. European and German Stock Corporation Law allows corporations to exclude this right in limited circumstances and only if provided in the same shareholder resolution that authorizes the accompanying offering. A majority of at least 75% of the share capital represented at the meeting must authorize the exclusion of this right; and

•	the ability of the Acorn HoldCo board of directors to issue classes of preferred stock, whereas ADVA’s articles of association currently do not authorize the issuance of classes of preferred stock.

For a more complete discussion, see the section of this proxy statement/prospectus titled “Comparison of Equityholder Rights Before and After the Business Combination.”

Material U.S. Federal Income Tax Considerations

Holders of ADTRAN shares should read the section of this proxy statement/prospectus titled “Material U.S. Federal Income Tax Considerations” for a discussion of certain tax consequences of the merger to them. Each ADTRAN stockholder is urged to consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the merger.

Summary of Risk Factors

There are significant risks relating to the business combination, risks relating to each of ADTRAN’s and ADVA’s businesses and Acorn HoldCo’s business after the business combination, regulatory and legal risks, tax related risks, and risk related to the Acorn HoldCo shares, among others. See “Risk Factors.” You should carefully consider the following risks, among others, prior to making your investment decision.

•	The merger and the exchange offer are subject to certain conditions, and the closing of the business combination may be delayed or fail to occur.

•

Acorn HoldCo, ADTRAN and ADVA must obtain governmental and regulatory approvals and clearances to consummate the business combination, which, if delayed or not granted, may delay or jeopardize the merger, the exchange offer and the business combination. In addition, conditions imposed by such agencies in connection with their approvals and clearances may adversely impact the business, financial condition or results of operations of Acorn HoldCo, ADTRAN and ADVA, including the loss of value of assets or businesses that may be required to be divested in connection with obtaining approvals under merger control or competition laws.

•

Because the exchange ratios in the merger and the exchange offer are fixed, the market value of the Acorn HoldCo shares received by ADTRAN stockholders in the merger or by ADVA shareholders in the exchange offer may be less than the market value of the ADTRAN or ADVA shares that such holder held prior to the completion of the business combination. The prices of ADTRAN shares and ADVA shares may be adversely affected if the business combination is not completed.

•	Negative publicity related to the business combination may adversely affect Acorn HoldCo, ADTRAN and ADVA.

•	ADTRAN stockholders and ADVA shareholders will have a reduced ownership and voting interest after the business combination and will exercise less influence over management of the combined group.

•

Certain of the directors, board members and executive officers of ADTRAN and ADVA and certain of the designees to the pre-closing Acorn HoldCo board of directors may have interests in the business combination that may be different from, or in addition to, those of ADTRAN stockholders and ADVA shareholders generally.

•	Acorn HoldCo may fail to realize the anticipated strategic and financial benefits sought from the business combination.

•	The combined group may be unable to retain and motivate ADTRAN and/or ADVA personnel successfully.

•

Risk relating to the business of ADTRAN, including risks relating to the difficulty of predicting ADTRAN’s revenue for a particular period, the lengthy sales and approval process required by major service providers, ADTRAN’s dependence on certain customers and a limited number of suppliers, ADTRAN’s competitive environment, its international operations and its dependence on key personnel may adversely impact ADTRAN’s and Acorn HoldCo’s business, financial position or results of operations.

•

Risks relating to the business of ADVA, including the risks relating to ADVA’s competitive environment, its smaller size compared to its larger competitors in an expanding industry, its dependence on certain key customers and geopolitical trade risks, may adversely impact ADVA’s business, financial condition and operating results.

•

Risks relating to the regulatory environment and legal risks including international government regulations, outcome of litigation or governmental investigations, and claims beyond ADTRAN’s or ADVA’s insurance coverage limits, may adversely impact the business, financial position or results of operations of ADTRAN, ADVA and Acorn HoldCo.

•

ADTRAN and ADVA are subject to anti-corruption laws in the jurisdictions in which they operate, as well as trade compliance and economic sanctions laws and regulations. A failure to comply with these laws and regulations may subject the companies to civil and criminal penalties, harm their reputation and adversely impact their respective businesses or results of operations.

•

Risks relating to tax matters, including that the merger may not qualify as a “reorganization” under Section 368 of the Code, that the merger, taken together with the exchange offer, may not qualify as an “exchange” under Section 351(a) of the Code and changes in tax laws and policy could adversely impact ADTRAN, ADVA and Acorn HoldCo.

•

Risks relating to Acorn HoldCo shares, including a volatile market price of Acorn HoldCo shares and that rights and responsibilities of stockholders differ in certain respects from the rights and responsibilities of equityholders under Delaware law or German law, may adversely affect the value of Acorn HoldCo shares.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ADTRAN

The following table sets forth summary selected historical consolidated financial information for ADTRAN as of the end of and for the periods indicated. The statement of income (loss) and cash flows data for each of the years ended December 31, 2020, 2019 and 2018, and the balance sheet data as of December 31, 2020 and 2019, are derived from ADTRAN’s audited financial statements for such years, which are included herein. The summary financial information of ADTRAN as of and for the nine months ended September 30, 2021 and for the nine months ended September 30, 2020 is derived from ADTRAN’s unaudited condensed consolidated financial statements for such periods, which are included elsewhere in this proxy statement/prospectus. The operating results for the nine months ended September 30, 2021 are not necessarily indicative of the results of operations for the remainder of the fiscal year or any future period. ADTRAN’s unaudited interim condensed consolidated financial statements have been prepared on the same basis as ADTRAN’s annual audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal, recurring adjustments that are necessary to fairly state the unaudited interim condensed consolidated financial statements. The information set forth below is a summary that should be read together with the condensed consolidated financial statements and the consolidated financial statements of ADTRAN and the related notes thereto, as well as the section of this proxy statement/prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ADTRAN.” The following summary selected historical consolidated financial information is qualified in its entirety by reference to such documents and all of the financial information and notes contained in those documents. See the section of this proxy statement/prospectus titled “General Information—Where You Can Find More Information” for instructions on how to obtain these documents.

Statement of Income (Loss) (In thousands, except per share amounts)	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
Revenue
Network Solutions	$360,025	$323,924	$438,015	$455,226	$458,232
Services & Support	48,821	52,457	68,495	74,835	71,045

Total Revenue	408,846	376,381	506,510	530,061	529,277
Cost of Revenue
Network Solutions	216,044	178,492	244,226	263,677	278,929
Services & Support	28,860	33,855	44,733	47,217	46,783

Total Cost of Revenue	244,904	212,347	288,959	310,894	325,712
Gross Profit	163,942	164,034	217,551	219,167	203,565
Selling, general and administrative expenses	89,273	84,624	113,972	130,288	124,440
Research and development expenses	82,131	85,794	113,287	126,200	124,547
Asset impairments	—	65	65	3,872	—
Gain on contingency	—	—	—	(1,230)	—

Operating Income (Loss)	(7,462)	(6,449)	(9,773)	(39,963)	(45,422)
Interest and dividend income	887	1,031	1,936	2,765	4,026
Interest expense	(18)	(1)	(5)	(511)	(533)
Net investment gain (loss)	2,942	1,819	4,850	11,434	(4,050)
Other income (expense), net	2,673	(2,307)	(3,254)	1,498	1,286
Gain on bargain purchase of a business	—	—	—	—	11,322

Income (Loss) Before Income Taxes	(978)	(5,907)	(6,246)	(24,777)	(33,371)
Income tax (expense) benefit	(3,467)	2,171	8,624	(28,205)	14,029

Net Income (Loss)	$(4,445)	$(3,736)	$2,378	$(52,982)	$(19,342)

Statement of Income (Loss) (In thousands, except per share amounts)	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
Weighted average shares outstanding – basic	48,470	47,957	47,996	47,836	47,880
Weighted average shares outstanding – diluted	48,470	47,957	48,288	47,836	47,880
Earnings (loss) per common share – basic	$(0.09)	$(0.08)	$0.05	$(1.11)	$(0.40)
Earnings (loss) per common share – diluted	$(0.09)	$(0.08)	$0.05	$(1.11)	$(0.40)

Cash Flows Data (In thousands)	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
Net cash provided by (used in) operating activities	$28,891	$(5,317)	$(16,518)	$(2,472)	$55,454
Net cash provided by (used in) investing activities	$(3,620)	$37,899	$41,399	$(9,791)	$285
Net cash used in financing activities	$(7,126)	$(37,593)	$(42,977)	$(17,870)	$(32,416)

Balance Sheet Data (In thousands)	September 30,	December 31,
	2021	2020	2019
Total assets	$557,912	$525,679	$545,118
Total liabilities	$194,159	$152,735	$164,692
Total stockholders’ equity	$363,753	$372,944	$380,426

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ADVA

The following tables set forth selected consolidated income statement data and cash flow financial data for the six months ended June 30, 2021 and 2020 and for the fiscal years ended December 31, 2020, 2019 and 2018 and financial position data as of June 30, 2021, December 31, 2020 and 2019 derived from ADVA’s consolidated financial statements which have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. The unaudited condensed interim consolidated financial statements as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 and the audited consolidated financial statements as of December 31, 2020 and 2019 and for the fiscal years ended December 31, 2020, 2019 and 2018 are included elsewhere in this proxy statement/prospectus. The operating results for the six months ended June 30, 2021 are not necessarily indicative of the results of operations for the remainder of the fiscal year or any future period. ADVA’s unaudited interim condensed consolidated financial statements have been prepared on the same basis as ADVA’s annual audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal, recurring adjustments that are necessary to fairly state the unaudited interim condensed consolidated financial statements. You should read the following selected consolidated financial data in conjunction with ADVA’s consolidated financial statements and the information included in the section of this proxy statement/prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ADVA.”

	Six Months Ended June 30,		Year Ended December 31,
(In thousands, except per share amounts)	2021	2020	2020	2019	2018
Consolidated Income Statement Data
Revenues	€293,827	€277,710	€564,958	€556,821	€501,981
Operating Income	24,609	4,620	27,473	12,003	14,989
Net Income (Loss)	23,229	394	20,314	7,045	9,678

Per Share Data
Earnings per share
Basic	€0.46	€0.01	€0.40	€0.14	€0.19
Diluted	€0.45	€0.01	€0.40	€0.14	€0.19
Dividends per share	—	—	—	—	—

	Six Months Ended June 30,		Year Ended December 31,
(In thousands)	2021	2020	2020	2019	2018
Consolidated Cash Flows Financial Data
Net cash provided by operating activities	€59,128	€49,116	€97,143	€66,804	€60,360
Net cash used in investing activities	€29,455	€31,941	€58,354	€60,303	€48,061
Net cash used in financing activities	€9,508	€3,880	€26,766	€14,445	€8,226

	June 30,	December 31,
(In thousands)	2021	2020	2019
Consolidated Financial Position Data
Total assets	€542,395	€499,972	€535,452
Total liabilities	€250,745	€236,789	€279,660
Total stockholders’ equity	€291,650	€263,183	€255,792

SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables set forth summary selected unaudited pro forma condensed combined financial information, or the summary pro forma financial information, presented to illustrate the estimated effects of the proposed business combination including certain accounting adjustments, which were prepared in accordance with U.S. GAAP using the acquisition method of accounting with ADTRAN designated as the accounting acquirer of ADVA. See “The Business Combination—Accounting Treatment” and “Unaudited Pro Forma Condensed Combined Financial Information.” Pursuant to the business combination agreement, ADTRAN’s business will be brought under Acorn HoldCo through the merger and ADVA’s business will be brought under Acorn HoldCo through the exchange offer. Pursuant to the exchange offer, Acorn HoldCo will offer to exchange each ADVA share for 0.8244 Acorn HoldCo shares. Pursuant to the merger, each ADTRAN share will be converted into the right to receive one Acorn HoldCo share.

The summary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the business combination had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined business of ADVA and ADTRAN. In addition, the summary pro forma financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes to the information presented. The summary selected unaudited pro forma condensed combined balance sheet data combines the consolidated balance sheets of ADTRAN and ADVA as of September 30, 2021 and gives effect to the proposed business combination as if it had occurred on September 30, 2021. The summary selected unaudited pro forma condensed combined statements of operations data combines the historical results of ADTRAN and ADVA for the nine months ended September 30, 2021 and the year ended December 31, 2020 and gives effect to the proposed business combination as if it had occurred on January 1, 2020. The summary pro forma financial information has been derived from and should be read in conjunction with the financial statements and the related notes of both ADTRAN and ADVA included herein and the more detailed unaudited pro forma condensed combined financial information, including the notes thereto.

Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of September 30, 2021

(in millions)	As of September 30, 2021
Pro Forma Combined Balance Sheet Data:
Total Assets	$1,834
Total Liabilities	$612
Total Stockholders’ Equity	$1,223

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Nine-Months Ended September 30, 2021 and the Year Ended December 31, 2020

(in millions, except per share data)	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Pro Forma Combined Statement of Operations Data:
Total Revenue	$941	$1,142
Operating Income (Loss)	$(10)	$(193)
Net Income (Loss)	$15	$(132)
Net Income (Loss) per Share, Basic	$0.16	$(1.46)
Net Income (Loss) per Share, Diluted	$0.16	$(1.46)

RISK FACTORS

Before deciding to vote in favor of the merger (if you are an ADTRAN stockholder), or to tender your shares in the exchange offer (if you are an ADVA shareholder), you should carefully review and consider the following risk factors and the other information contained in this document. The occurrence of one or more of the events or circumstances described in these risk factors alone or in combination with other events or circumstances may have a material adverse effect on ADTRAN’s and ADVA’s business and cash flows, financial condition and results of operations and, upon completion of the business combination, on Acorn HoldCo’s business and cash flows, financial condition and results of operations. While the business combination remains subject to the satisfaction or waiver of certain conditions, and there is no assurance that the business combination will be completed, certain of the risks discussed below are presented assuming the business combination is completed and the combined group exists. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Acorn HoldCo, ADTRAN and ADVA, which later may prove to be incorrect or incomplete. The risks discussed below may not be the only risks to which each of Acorn HoldCo, ADTRAN or ADVA is exposed. They should be considered in connection with evaluating the forward-looking statements in “Forward-Looking Statements” because they could cause actual results to differ materially from those expressed in any forward-looking statement. Additional risks and uncertainties of which Acorn HoldCo, ADTRAN and ADVA are not currently aware or which Acorn HoldCo, ADTRAN and ADVA do not consider significant at present could likewise have a material adverse effect on Acorn HoldCo’s, ADTRAN’s and ADVA’s business and cash flows, financial condition and results of operations. The market price of the ADTRAN shares, ADVA shares or Acorn HoldCo shares could fall if any of these risks were to materialize, in which case the respective equityholders could lose all or part of their investment.

Risks Relating to the Business Combination

The consummation of the business combination is subject to certain conditions.

The exchange offer is subject to certain conditions, including the minimum acceptance condition, the ADTRAN stockholders’ approval condition, the regulatory condition, and the other conditions described under “The Exchange Offer—Conditions to the Exchange Offer.” The timing for settlement of the exchange offer and completion of the merger will depend on the satisfaction of such conditions. Under the terms of the exchange offer, all conditions to the exchange offer must be satisfied by the end of the acceptance period on January 12, 2022, 24:00 hours, Central European Time, except for the regulatory condition. The regulatory condition must be satisfied within twelve months following the end of the acceptance period, i.e., by January 12, 2023. If the regulatory condition is not satisfied by that date (or, if permissible, waived), the exchange offer will terminate and settlement will not occur. The merger is conditioned upon the satisfaction or valid waiver of each of the offer conditions. The settlement of the exchange offer will be subject to and occur as soon as is practicable after the merger. As a result, the conversion of ADTRAN shares pursuant to the merger and the exchange of ADVA shares pursuant to the exchange offer may take place on a date that is significantly later than the end of the acceptance period, or may not occur. Withdrawal rights will cease at the end of the acceptance period. Furthermore, pursuant to the business combination agreement, ADTRAN or ADVA may terminate the business combination agreement under certain circumstances, including, among others, the occurrence of a material adverse change (as defined in the business combination agreement) affecting ADVA or certain changes in the recommendation the ADVA management or supervisory board, on the other hand. No assurance can be given that all of the conditions to the exchange offer will be satisfied or, if they are, as to the timing of the settlement of the exchange offer. If the conditions to the exchange offer are not satisfied or validly waived in advance, or if termination rights are exercised, the exchange offer will terminate, settlement of the exchange offer will not occur, and the merger will not be completed.

Acorn HoldCo, ADTRAN and ADVA must obtain governmental and regulatory approvals or clearances to consummate the business combination, which, if delayed or not granted, may delay or jeopardize the merger, the exchange offer and the business combination. In addition, conditions imposed by such agencies in connection with their approvals may adversely impact the business, financial condition or results of operations of Acorn HoldCo, ADTRAN and ADVA, including the loss of value of assets or businesses that may be required to be divested in connection with obtaining approvals under merger control or competition laws or foreign direct investment laws.

Completion of the business combination is conditioned upon, among other things, either receipt of approvals or clearances from the relevant antitrust authority or expiration or termination of any statutory waiting period (including any extension thereof) under merger control or competition law regimes in any jurisdictions where the parties to the business combination agreement have mutually determined merger control or competition law filings and/or notices to be necessary, as well as clearances from relevant authorities under foreign direct investment regimes in any jurisdictions where the parties to the business combination agreement have mutually determined foreign direct investment filings and/or notices to be necessary. The governmental and regulatory agencies from which Acorn HoldCo, ADTRAN and ADVA will seek these approvals and clearances have broad discretion in administering the applicable governing regulations. As a condition to their approval of the transactions contemplated by the business combination agreement, those agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Acorn HoldCo’s, ADTRAN’s and ADVA’s respective businesses. Pursuant to the business combination agreement, ADTRAN and ADVA will use their reasonable best efforts to obtain such approvals and clearances, subject to the limitations set forth in the business combination agreement. No assurance can be given that the required approvals and clearances will be obtained or that the required conditions to the exchange offer will be satisfied, and, if all required approvals and clearances are obtained and the conditions to the exchange offer are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. If the regulatory condition is not satisfied within twelve months following the end of the acceptance period, i.e., by January 12, 2023 (or, if permissible, waived), the exchange offer will terminate, settlement of the offer will not occur, and the merger will not be completed. Any delay in the completion of the business combination for regulatory reasons could diminish the anticipated benefits of the business combination or result in additional transaction costs.

Conditions imposed by regulatory agencies in connection with their approval or clearance of the business combination may require changes to the operations of Acorn HoldCo, ADTRAN or ADVA, restrict their ability to operate in certain jurisdictions following the business combination, restrict the combination of ADTRAN’s and ADVA’s operations in certain jurisdictions or require other commitments regarding ongoing operations. Such conditions may also restrict Acorn HoldCo’s, ADTRAN’s or ADVA’s ability to modify the operations of their businesses in response to changing circumstances for a period of time after completion of the merger and the exchange offer or their ability to expend cash for other uses or otherwise have an adverse effect on the anticipated benefits of the business combination, thereby adversely impacting the business, financial condition or results of operations of Acorn HoldCo, ADTRAN and ADVA. Such conditions may also impose requirements that ADTRAN or ADVA divest certain assets in order to obtain certain regulatory approvals, which may result in loss of value due to the loss of those assets or businesses or a sale of those assets or businesses at less than the desired price or under otherwise unfavorable conditions, in particular as a result of timing constraints and the limited universe of buyers acceptable to the regulatory authorities, especially in challenging market conditions. Any such actions could have a material adverse effect on the business, results of operations, financial condition and prospects of Acorn HoldCo and reduce substantially or eliminate the synergies and cost reductions and the advantages which ADTRAN and ADVA expect to achieve from the business combination.

Because the exchange ratios in the merger and the exchange offer are fixed, the market value of the Acorn HoldCo shares received by ADTRAN stockholders in the merger or by ADVA shareholders in the exchange offer may be less than the market value of the ADTRAN or ADVA shares that such holder held prior to the completion of the business combination.

ADTRAN stockholders will receive one Acorn HoldCo share for each of their ADTRAN shares in the merger and ADVA shareholders who tender their ADVA shares in the exchange offer will receive 0.8244 Acorn HoldCo shares for each ADVA share tendered and not withdrawn. These exchange ratios are fixed and will not vary even if the market price of ADTRAN shares or ADVA shares varies. Upon completion of the business combination, and assuming that all outstanding ADVA shares are exchanged in the exchange offer, former ADTRAN stockholders will own approximately 54% and former ADVA equityholders will own approximately 46% of the outstanding Acorn HoldCo shares. The market value of ADTRAN shares and ADVA shares at the time of the completion of the business combination may vary significantly from the value on the date of the execution of the business combination agreement, the date of this document, the date on which ADTRAN stockholders vote on the merger, the date on which ADVA shareholders tender their shares in the exchange offer or the expiration of the acceptance period. Because the exchange ratios will not be adjusted to reflect any changes in the market price of the ADTRAN shares or ADVA shares, the value of the consideration paid to the ADTRAN stockholders in the merger or to the ADVA shareholders who tender their shares in the exchange offer may be lower than the market value of their ADTRAN or ADVA shares, respectively, on earlier dates.

Changes in share prices may result from a variety of factors that are beyond the control of Acorn HoldCo, ADTRAN and ADVA, including their respective business, operations and prospects, market conditions, economic development, geopolitical events, regulatory considerations, governmental actions, legal proceedings and other developments. Market assessments of the benefits of the business combination and of the likelihood that the business combination will be completed, as well as general and industry-specific market and economic conditions, may also have an adverse effect on share prices.

In addition, it is possible that the business combination may not be completed until a significant period of time has passed after the ADTRAN special meeting and the expiration of the acceptance period. As a result, the market values of the ADTRAN shares and ADVA shares may vary significantly from the date of the ADTRAN special meeting or the expiration of the acceptance period to the date of the completion of the business combination.

Investors are urged to obtain up-to-date prices for ADTRAN shares, which are listed on Nasdaq under the symbol “ADTN” and ADVA shares, which are listed on the Frankfurt Stock Exchange under the symbol “ADV.”

If, following completion of the business combination, ADVA shares remain outstanding, the liquidity and market value of those shares could decline significantly, and the ADVA shares could be removed from certain stock indices. In addition, the liquidity of ADVA shares could be negatively affected in case of a segment change or delisting.

If the offer is consummated, but not all of the outstanding shares of ADVA have been tendered, then the free float in ADVA shares will be significantly lower than the current free float in ADVA shares, thereby reducing the liquidity of the remaining ADVA shares. Reduced liquidity could make it more difficult for the remaining ADVA shareholders to sell their shares and could adversely affect the market value of those remaining shares. A lower level of liquidity in the trading in ADVA shares could result in greater price fluctuations of ADVA shares than in the past. The value of ADVA shares implied by the offer does not guarantee that the value of ADVA shares not held by ADTRAN following the offer will remain at that level or exceed that value in the future. The share price may vary materially in the future.

The ADVA shares are listed on the Frankfurt Stock Exchange (ISIN DE0005103006) and are quoted, inter alia, on the SDAX stock index. A significant reduction in free float as a result of the exchange of ADVA shares pursuant to the offer or otherwise may result in the ADVA shares being removed from the SDAX or other stock indexes on one of the next index adjustment dates. Consequently, index funds and other institutional investors whose investments mirror indexes such as the SDAX stock index may sell or reduce their holdings of ADVA shares. This could result in a decrease in liquidity and an oversupply of ADVA shares, adversely affecting the stock exchange price of ADVA shares.

During the acceptance period and thereafter until satisfaction of or failure to satisfy the regulatory condition, the ADVA shares tendered into the exchange offer shall be included in the stock market trading on the regulated market of the Frankfurt Stock Exchange and its sub-segment with additional post-admission obligations (Prime Standard) under a new and separate ISIN. During the acceptance period or thereafter any relevant body competent for the composition of a stock index may decide to replace the ADVA shares not tendered in the SDAX or any other stock index with the tendered ADVA shares; it may also reverse any such decision at any time. Consequently, index funds and other investors who seek to mirror indices such as the SDAX stock index may sell or reduce their holdings of ADVA (tendered or non-tendered) shares.

Moreover, the liquidity of ADVA shares could be negatively affected if, following settlement of the exchange offer, Acorn HoldCo were to agree with ADVA to effect a delisting, i.e., a removal from the Frankfurt Stock Exchange and all other German stock exchanges on which ADVA shares are listed on regulated market segments. In the event of a segment change (i.e., removal of the ADVA shares from the sub-segment of the regulated market of the Frankfurt Stock Exchange with additional post-admission obligations (Prime Standard) while maintaining the listing on the regulated market (General Standard), or of a delisting), ADVA’s reporting obligations would be reduced or cancelled completely, depending on the circumstances. Because a delisting would negatively affect the liquidity of ADVA shares, ADVA shareholders may be unable to realize the value represented in ADVA shares they hold, or may only be able to do so with significant limitations and/or at a significant loss, following such an event.

The prices of ADTRAN shares and ADVA shares may be adversely affected if the business combination is not completed.

If the business combination is not completed, the prices of ADTRAN shares and ADVA shares may decline for various reasons, including to the extent that the current market prices of ADTRAN shares and ADVA shares reflect a market premium based on the assumption that the business combination will be completed.

Following completion of the business combination, Acorn HoldCo may enter into a DPLTA with ADVA, which could be disadvantageous to ADVA, Acorn HoldCo or ADVA shareholders.

Following completion of the business combination, Acorn HoldCo may enter into a DPLTA after completion of the offer. Such agreement would allow Acorn HoldCo to issue binding instructions to the management board of ADVA, which could be disadvantageous to ADVA and result in a decline in the business and earnings power of ADVA. This could have a material adverse effect on the assets, financial position and income of ADVA and could also adversely affect the market value of the remaining ADVA shares.

Pursuant to Sections 302 et seq. of the German Stock Corporation Act, under a DPLTA, Acorn HoldCo would be obligated to compensate any annual net loss of ADVA. Further, each ADVA shareholder who did not tender in the exchange offer would be offered to elect either (1) to remain an ADVA shareholder and receive, in the case of a domination agreement, an adequate fixed or variable annual guaranteed dividend (Garantiedividende) or, in the case of a profit and loss transfer agreement, receive annual recurring compensation (Ausgleich) pursuant to Section 304 of the German Stock Corporation Act, or (2) to receive adequate exit compensation in exchange for its ADVA shares pursuant to Section 305(2) of the German Stock Corporation Act. Shareholders electing the first option may later elect the second option for as long as the offer for the exit compensation is open. Acorn HoldCo’s obligation to pay an adequate fixed or variable annual guaranteed dividend or annual recurring compensation would lead to a continuing payment obligation for Acorn HoldCo which could be higher than dividends to be otherwise distributed to minority shareholders.

If ADVA shareholders do not tender their ADVA shares in the exchange offer, ADVA shareholders may receive consideration in a post-completion reorganization that is substantially different in form and/or value from the consideration that they would have received in the exchange offer.

Acorn HoldCo may pursue a post-completion reorganization with respect to ADVA after completion of the merger and the exchange offer if the relevant ownership threshold for such a post-completion reorganization has been reached as a result of or following the exchange offer. A post-completion reorganization could eliminate any minority shareholder interests in ADVA remaining after the settlement of the exchange offer or allow Acorn HoldCo to control ADVA to the greatest extent permissible despite any remaining minority shareholder interests. If the business combination is consummated and Acorn HoldCo holds at least 75% of the shares represented in the shareholder meeting of ADVA, Acorn HoldCo may enter into a DPLTA with ADVA. If Acorn HoldCo directly or indirectly holds at least 95% of the shares in ADVA, Acorn HoldCo could initiate a squeeze-out of the minority shareholders of ADVA under German stock corporation law pursuant to Sections 327a et seq. of the German Stock Corporation Act and subsequently convert ADVA into a limited liability company (Gesellschaft mit beschränkter Haftung —GmbH). The type of such post-completion reorganization transaction will depend on the percentage of ADVA shares acquired in the exchange offer and, to the extent legally permissible, in the open market or otherwise.

Due to the statutory legal framework applicable to such post-completion reorganization transactions, holders of ADVA shares who do not exchange their shares in the exchange offer may receive a different (including a lower) amount or a different form of consideration than they would have received had they exchanged their ADVA shares in the exchange offer. Furthermore, if the value of Acorn HoldCo shares offered as compensation in the context of a DPLTA pursuant to Section 305(2) of the German Stock Corporation Act has declined after the completion of the business combination, there may be no obligation of Acorn HoldCo to pay ADVA shareholders who did not exchange their shares in the exchange offer the implied value of the offer consideration received by ADVA shareholders who exchanged their shares in the exchange offer.

The announcement and pendency of the business combination, during which ADTRAN and ADVA are subject to certain operating restrictions, could have an adverse effect on Acorn HoldCo’s, ADTRAN’s and ADVA’s businesses and cash flows, financial condition and results of operations.

The announcement and pendency of the business combination could disrupt ADTRAN’s and ADVA’s businesses, and uncertainty about the effect of the business combination may have an adverse effect on Acorn HoldCo, ADTRAN and ADVA. These uncertainties could cause suppliers, vendors, partners, customers and others that deal with ADTRAN and ADVA to defer entering into contracts with, or making other decisions concerning ADTRAN and ADVA or to seek to change or cancel existing business relationships with the companies. In addition, ADTRAN’s and ADVA’s employees may experience uncertainty regarding their roles after the business combination. Employees may depart either before or after the completion of the business combination because of uncertainty and issues relating to the difficulty of coordination or because of a desire not to remain following the business combination. Therefore, the pendency of the business combination may adversely affect Acorn HoldCo’s, ADTRAN’s and ADVA’s ability to retain, recruit and motivate key personnel. Additionally, the attention of ADTRAN’s and ADVA’s management may be directed towards the completion of the business combination, including obtaining regulatory approvals, and may be diverted from the day-to-day business operations of ADTRAN and ADVA. Matters related to the business combination may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to ADTRAN and ADVA. Additionally, the business combination agreement requires ADTRAN and ADVA to refrain from taking certain specified actions, for example significant investments or disposals, while the business combination is pending. These restrictions may prevent ADTRAN and ADVA from pursuing otherwise attractive business opportunities or capital structure alternatives and from executing certain business strategies prior to the completion of the business combination. Further, the business combination may give rise to potential liabilities, including those that may result from pending and future stockholder lawsuits relating to the business combination or a potential post-completion reorganization. Any of these matters could adversely affect the businesses of, or harm the results of operations, financial condition or cash flows of Acorn HoldCo, ADTRAN and ADVA.

Further, certain adverse changes in the business of ADVA or ADTRAN in the period prior to the closing of the business combination may occur that would not result in ADTRAN, ADVA or Acorn HoldCo having the right to terminate the business combination agreement or the exchange offer. If adverse changes occur but ADTRAN and ADVA are still required to complete the business combination, the market value of ADTRAN shares, ADVA shares or Acorn HoldCo shares may decrease. If the business combination is not completed, these risks may still materialize and adversely affect the business and financial results of ADTRAN and/or ADVA.

Negative publicity related to the business combination may adversely affect Acorn HoldCo, ADTRAN and ADVA.

From time to time, political and public sentiment in connection with a proposed business combination may result in a significant amount of adverse press coverage and other adverse public statements affecting the parties to the business combination. Adverse press coverage and public statements, whether or not driven by political or popular sentiment, may also result in legal claims or in investigations by regulators, legislators and law enforcement officials. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceedings, can divert the time and effort of senior management from operating their businesses. Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings could be time-consuming and expensive and, regardless of the factual basis for the assertions being made, could have a negative impact on the reputation of Acorn HoldCo, ADTRAN and ADVA, on the morale and performance of their employees and on their relationships with regulators, suppliers and customers. It may also have a negative impact on their ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on Acorn HoldCo’s, ADTRAN’s and ADVA’s respective business and cash flows, financial condition and results of operations.

Certain of the directors, board members and executive officers of ADTRAN and ADVA and certain of the designees to the pre-closing Acorn HoldCo board of directors may have interests in the business combination that may be different from, or in addition to, those of ADTRAN stockholders and ADVA shareholders generally.

Certain of the ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors and certain of the ADVA management board members and supervisory board members may have interests in the business combination that may be different from, or in addition to, the interests of ADTRAN stockholders and ADVA shareholders, respectively. In the case of ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors, these interests include the continued service of certain directors and executive officers following the closing of the business combination, the treatment of restricted stock units, performance stock units, stock options and other equity-based awards in connection with the business combination, and the indemnification of ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors by Acorn HoldCo.

See the section entitled “The Business Combination — Interests of Directors, Board Members and Executive Officers in the Business Combination — ADTRAN” for more information.

Certain ADVA supervisory board and management board members have other interests, including continued positions as directors and executive officers of Acorn HoldCo and the treatment of ADVA’s stock options following the closing of the business combination, as described further in the section entitled “The Business Combination – Interests of Directors, Board Members and Executive Officers in the Business Combination — ADVA”. Members of the management board have agreed, pursuant to separate agreements with Acorn HoldCo, to convert their respective ADVA stock options into Acorn HoldCo stock options on the terms set forth in the business combination agreement, with the exception of vested ADVA stock options that are exercised prior to the consummation of the business combination in accordance with past practice. The ADTRAN board of directors and the ADVA supervisory board and management board were aware of these interests and considered them, among other matters, in evaluating and approving the business combination and in recommending that ADTRAN stockholders adopt the business combination agreement and ADVA shareholders tender their ADVA shares in the exchange offer, respectively.

ADTRAN and ADVA will incur significant transaction fees and costs in connection with the business combination.

ADTRAN and ADVA expect to incur a number of significant non-recurring implementation and restructuring costs associated with combining the operations of the two companies. In addition, ADTRAN and ADVA will incur significant banking, legal, accounting and other transaction fees and costs related to the business combination.

Additional costs substantially in excess of currently anticipated costs may also be incurred in connection with the integration of the businesses of ADTRAN and ADVA. ADTRAN and ADVA currently estimate that an aggregate of approximately $37.2 million (€32.2 million) of auditors’, banking, legal and other professional fees and costs related to the business combination will be incurred, of which approximately 46% is expected to be incurred by ADTRAN and approximately 54% to be incurred by ADVA.

Any cost savings or other efficiencies related to the integration of the businesses that could offset these transaction- and combination-related costs over time may not be achieved in the near term, or at all. In addition, the timeline in which cost savings are expected to be realized is lengthy and may not be achieved. Failure to realize these synergies and cost reductions and other efficiencies in a timely manner or at all could have a material adverse effect on Acorn HoldCo’s, ADTRAN’s and ADVA’s respective businesses and cash flows, financial condition and results of operations.

Acorn HoldCo has no operating or financial history and the unaudited pro forma condensed combined financial information contained in this document is presented for illustrative purposes only and may not be an indication of Acorn HoldCo’s results of operations or financial condition following the completion of the business combination. The actual results of operations and financial condition of Acorn HoldCo following the completion of the business combination may be substantially different.

Acorn HoldCo has been recently incorporated and has no operating history and no revenues and the unaudited pro forma condensed combined financial information contained in this document is presented for illustrative purposes only and should not be considered to be an indication of Acorn HoldCo’s results of operations or financial condition following the completion of the business combination. The unaudited pro forma condensed combined financial information has been derived from the historical financial statements of ADTRAN and ADVA and adjustments, assumptions and preliminary estimates have been made in connection with the preparation of this information. These adjustments, assumptions and estimates are preliminary and based on information available at the time of the preparation of this document and are subject to change. As a result, the actual results of operations and financial condition of Acorn HoldCo following the completion of the business combination may not be consistent with, or evident from, this pro forma financial information, and any differences may be material. For example, the unaudited pro forma condensed combined financial information contained in this document assumes that no divestitures will be required in order to obtain necessary regulatory approval in all relevant jurisdictions. However, divestitures may be required to obtain the necessary regulatory approvals.

The unaudited forward-looking financial information considered by ADTRAN, ADVA and their financial advisors reflect ADTRAN management and ADVA management estimates and actual results may be significantly higher or lower than estimated.

In connection with the assessment of the merger by ADTRAN and ADVA, ADTRAN and ADVA prepared certain unaudited forward-looking financial information. The unaudited forward-looking financial information considered by ADTRAN, ADVA and their financial advisors, at the direction of ADTRAN and ADVA, respectively, including the unaudited forward-looking information included in this document, are based on numerous variables and assumptions that are inherently uncertain, many of which are beyond the control of ADTRAN and ADVA. These variables and assumptions are based on available information at the time of preparation and include industry performance, competition, general business, economic, regulatory, market and financial conditions, as well as estimates regarding the business, financial condition and results of operations of ADTRAN and ADVA. Such factors and other changes may cause the unaudited forward-looking financial information or the underlying assumptions to be inaccurate. For example, with respect to ADTRAN’s revenue, the projections are based on certain assumptions regarding ADTRAN’s ability to fulfill orders and the costs associated therewith. Since the projections were finalized, ADTRAN’s results of operations have been negatively impacted by approximately $9 million in quantifiable supply chain constraint-related expenses incurred during the third quarter. Additionally, since the unaudited forward-looking financial information covers multiple years, such information by its nature becomes less predictable with each successive year. As a result of these contingencies, there can be no assurance that actual results will not be significantly higher or lower than estimated, which could have a material impact on the market price of Acorn HoldCo shares. The unaudited forward-looking financial information does not take into account any circumstances or events occurring after the date it was prepared and does not give effect to the business combination nor is it indicative for future results of the combined group.

The unaudited forward-looking financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forward-looking financial information, U.S. GAAP or IFRS. The prospective financial information included in this document has been prepared by, and is the responsibility of, ADTRAN and ADVA management. PricewaterhouseCoopers LLP (ADTRAN’s independent registered public accounting firm), PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft (ADVA’s independent auditors), or any other independent registered public accounting firm, have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP and PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft have not expressed an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included and incorporated by reference in this document relates to ADTRAN’s previously issued financial statements and the PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft report included in this document relates to ADVA’s previously issued financial statements. The reports do not extend to the prospective financial information and should not be read to do so.

Risks Relating to the Business of Acorn HoldCo After Completion of the Business Combination

Due to the size and geographic reach of Acorn HoldCo’s operations following the completion of the business combination, a wide range of factors could materially affect its operations and financial performance. Acorn HoldCo believes that, in addition to the risks described herein, the risks relating to ADTRAN’s and ADVA’s businesses described in the sections “— Risks Relating to the Business of ADTRAN” and “— Risks Relating to the Business of ADVA,” which you are urged to read, may significantly impact Acorn HoldCo’s business after the completion of the business combination.

Acorn HoldCo may fail to realize the anticipated strategic and financial benefits sought from the business combination.

Acorn HoldCo may not realize all of the anticipated benefits of the business combination. The success of the business combination will depend on, among other things, Acorn HoldCo’s ability to combine ADTRAN’s business with ADVA’s business in a manner that facilitates growth and realizes anticipated cost savings.

However, Acorn HoldCo must successfully combine the businesses of ADTRAN and ADVA in a manner that permits these anticipated benefits to be realized. In addition, Acorn HoldCo must achieve the anticipated growth and cost savings without adversely affecting current revenues and investments in future growth.

In addition, the actual integration of ADTRAN and ADVA will involve complex operational, technological and personnel-related challenges. This process will be time-consuming and expensive, and it may be disruptive to the combined businesses. Acorn HoldCo may not realize all of the anticipated benefits of the business combination. Difficulties in the integration of the businesses, which may result in significant costs and delays, include:

•	managing a significantly larger combined group;

•	aligning and executing the strategy of the combined group;

•	integrating and unifying the offerings and services available to customers and coordinating distribution and marketing efforts in geographically separate organizations;

•	coordinating corporate and administrative infrastructures and aligning insurance coverage;

•	coordinating accounting, information technology, communications, administration and other systems;

•	addressing possible differences in corporate cultures and management philosophies;

•	coordinating the compliance program and creating uniform standards, controls, procedures and policies;

•	the implementation, ultimate impact and outcome of potential post-completion reorganization transactions, which may be delayed or not take effect as a result of litigation or otherwise;

•	unforeseen and unexpected liabilities related to the business combination or Acorn HoldCo’s business;

•	managing tax costs or inefficiencies associated with integrating the operations of the combined group;

•	identifying and eliminating redundant and underperforming functions and assets;

•	effecting actions that may be required in connection with obtaining regulatory approvals; and

•	a deterioration of credit ratings.

These and other factors could result in increased costs and diversion of management’s time and energy, as well as decreases in the amount of expected revenue and earnings, which could materially impact Acorn HoldCo’s business, financial condition and results of operations. The integration process and other disruptions resulting from the business combination may also adversely affect Acorn HoldCo’s relationships with employees, suppliers, customers, distributors, licensors and others with whom ADTRAN and ADVA have business or other dealings, and difficulties in integrating the businesses of ADTRAN and ADVA could harm the reputation of the combined group.

If the combined group is not able to successfully combine the businesses of ADTRAN and ADVA in an efficient, cost-effective and timely manner, the anticipated benefits and cost savings of the business combination may not be realized fully, or at all, or may take longer to realize than expected.

Following the completion of the business combination, ADVA will be majority owned by Acorn HoldCo. While Acorn HoldCo may enter into a domination agreement with ADVA, the effectiveness of such agreement may be delayed as a result of litigation or otherwise or may not occur, which may have an adverse effect on the ability to realize synergies and cost reductions and the market value of Acorn HoldCo shares.

Following the completion of the business combination, ADVA will be directly majority-owned by Acorn HoldCo and, thus, become a dependent company of Acorn HoldCo within the meaning of Section 17 of the German Stock Corporation Act. The legal framework for this dependency between Acorn HoldCo and ADVA is, subject to other applicable law, set forth in Sections 311 et seq. of the German Stock Corporation Act, which may prevent or impede the realization of synergies and cost reductions absent a domination agreement. If Acorn HoldCo pursues a domination agreement, but does not hold enough of ADVA’s outstanding shares after the completion of the business combination or such approval is contested or the effectiveness of such agreement is delayed as a result of litigation or otherwise or does not occur, Acorn HoldCo may be unable to initiate any transactions or measures that are disadvantageous to ADVA, unless Acorn HoldCo provides adequate compensation to ADVA. If the disadvantage caused by any transaction or other measure cannot be assessed or compensated, Acorn HoldCo will be unable to initiate such transaction or measure, which may preclude Acorn HoldCo from implementing certain transactions related to the integration of ADVA into the combined group, including realizing synergies. The failure to realize synergies may lead to a decline of the value of Acorn HoldCo shares. At the same time, any disadvantageous corporate actions under a domination agreement may result in a decline in the business and earnings power of ADVA, which may have a material adverse effect on the assets, financial position and income of ADVA and could also adversely affect the market value of the remaining ADVA shares.

A combined ADTRAN and ADVA may experience a loss of customers or may fail to win new customers in certain countries.

Following the business combination, third parties with whom ADTRAN or ADVA had relationships prior to the announcement of the business combination may terminate or otherwise reduce the scope of their relationship with either party in anticipation or after the completion of the business combination. In addition, the combined group may face difficulties to acquire new customers in certain countries. Any such loss of business or the inability to win new customers could limit the combined group’s ability to achieve the anticipated benefits of the business combination. Such risks could also be exacerbated by a delay in the settlement of the exchange offer and the business combination.

The combined group may be unable to retain and motivate ADTRAN and/or ADVA personnel successfully.

The success of the business combination will depend, in part, on the combined group’s ability to retain the talents and dedication of key employees, including key decision-makers, currently employed by ADTRAN and ADVA. Such employees may decide not to remain with ADTRAN and ADVA, as applicable, while the business combination is pending or with the combined group after the business combination is completed. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined group’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating ADTRAN and ADVA to hiring suitable replacements, all of which may cause Acorn HoldCo’s business to deteriorate. ADTRAN and ADVA may not be able to locate suitable replacements for any key employees who leave either company, or offer employment to potential replacements on reasonable terms. In addition, Acorn HoldCo, ADTRAN and ADVA may not be able to motivate certain key employees following the completion of the business combination due to organizational changes, reassignments of responsibilities, the perceived lack of appropriate opportunities for advancement or other reasons. If the combined group fails to successfully retain and motivate the employees of ADTRAN and/or ADVA, relevant capabilities and expertise may be lost which may have an adverse effect on the cash flows and the financial condition and results of operations of Acorn HoldCo, ADTRAN and ADVA.

Risks Relating to the Business of ADTRAN

In this section, unless otherwise specified, the terms “we,” “our,” “us,” and the “Company” refers to ADTRAN.

Due to the size and geographic reach of ADTRAN’s operations, a wide range of factors, many of which are outside of ADTRAN’s control, could materially affect its future operations and financial performance. ADTRAN’s management believes the following risks may significantly impact ADTRAN:

ADTRAN must continue to update and improve its products and develop new products to compete and to keep pace with improvements in communications technology.

The markets for ADTRAN’s products are characterized by rapidly changing technology, evolving industry standards and continuing improvements in the communications service offerings of service providers. If technologies or standards applicable to ADTRAN’s products, or service provider offerings based on its products, become obsolete or fail to gain widespread commercial acceptance, its existing products or products under development may become obsolete or unmarketable. Moreover, the introduction of products embodying new technologies, the emergence of new industry standards, or changes in service provider offerings could adversely affect its ability to sell its products. For instance, ADTRAN offers a large number of products that apply primarily to the delivery of high-speed digital communications over the local loop utilizing copper wire. ADTRAN competes favorably with its competitors by developing a high-performance line of these products. ADTRAN markets products that apply to fiber optic transport in the local loop. ADTRAN expects, however, that use of coaxial cable and fixed and mobile wireless access in place of local loop access will increase. Also, Multiple System Operators, or MSOs, are increasing their presence in the local loop. To meet the requirements of these new delivery systems and to maintain our market position, we expect to continue to develop new products and/or modify existing products. ADTRAN expects that the addition of fiber-based products focused on the cable MSO operators, using Ethernet Passive Optical Network, or EPON, and Radio Frequency over Glass, or RFoG, technologies, and fixed wireless access solutions will better position us to benefit from spending in these adjacent markets.

ADTRAN’s revenue and profitability in the past have, to a significant extent, resulted from its ability to anticipate changes in technology, industry standards and service provider offerings, and to develop and introduce new and enhanced products. ADTRAN’s continued ability to adapt will be a significant factor in maintaining or improving its competitive position and its prospects for growth. ADTRAN cannot assure that it will be able to respond effectively to changes in technology, industry standards, service provider offerings or new product announcements by its competitors. ADTRAN also cannot assure that we will be able to successfully develop and market new products or product enhancements, or that these products or enhancements will achieve market acceptance. Any failure by us to continue to anticipate or respond in a cost-effective and timely manner to changes in technology, industry standards, service provider offerings or new product announcements by its competitors, or any significant delays in product development or introduction, could have a material adverse effect on its ability to competitively market its products and on its revenues, results of operations, financial condition and cash flows.

ADTRAN’s failure or the failure of its contract manufacturers to comply with applicable environmental regulations could adversely impact its results of operations.

The manufacture, assembly and testing of ADTRAN’s products may require the use of hazardous materials that are subject to environmental, health and safety regulations. ADTRAN’s failure or the failure of its contract manufacturers to comply with any of these applicable requirements could result in regulatory penalties, legal claims or disruption of production. In addition, its failure or the failure of its contract manufacturers to properly manage the use, transportation, emission, discharge, storage, recycling or disposal of hazardous materials could subject us to increased costs or liabilities. Existing and future environmental regulations may restrict its use of certain materials to manufacture, assemble and test products. Any of these consequences could adversely impact its results of operations by increasing its expenses and/or requiring us to alter its manufacturing processes.

If ADTRAN’s products do not interoperate with its customers’ networks, installations may be delayed or canceled, which could harm its business.

ADTRAN’s products must interface with existing networks, each of which may have different specifications, utilize multiple protocol standards and incorporate products from other vendors. Many of its customers’ networks contain multiple generations of products that have been added over time as these networks have grown and evolved. ADTRAN’s products may be required to interoperate with many or all of the products within these networks, as well as future products to meet its customers’ requirements. If we find errors in the existing software or defects in the hardware used in our customers’ networks, we may have to modify our software or hardware to fix or overcome these errors so that our products will interoperate with the existing software and hardware. Implementation of product corrections involving interoperability issues could increase ADTRAN’s costs and adversely affect its results of operations. Such issues may affect its ability to obtain product acceptance from other customers.

ADTRAN engages in research and development activities to develop new, innovative solutions and to improve the application of developed technologies, and as a consequence may miss certain market opportunities enjoyed by larger companies with substantially greater research and development efforts and which may focus on more leading edge development.

ADTRAN engages in research and development activities to develop new, innovative solutions and to improve the application of developed technologies, and as a consequence may miss certain market opportunities enjoyed by larger companies with substantially greater research and development efforts. A portion of its research and development activities are focused on the continued innovation of currently accepted access technologies in order to deliver faster internet speeds, more capacity, better quality of service and operational efficiency. These research and development efforts result in improved applications of technologies for which demand already exists or is latent. ADTRAN also focuses its research and development efforts on developing software, solutions and platforms that enable service providers to increase revenue-generating service velocity, reducing operational costs, increasing scale and providing service agility. ADTRAN rarely engages in research projects that represent a vast departure from the current business practices of its key customers. While we believe our strategy provides a higher likelihood of producing nearer term or more sustainable revenue streams, this strategy could result in lost revenue opportunities and higher operating expenses should a new technology achieve rapid and widespread market acceptance. When we do engage in research and development activities for new, leading-edge technologies and market approaches, there is no guarantee that those technologies or market approaches will be successful or that they will be adopted and purchased by our customers.

ADTRAN’s strategy of outsourcing a portion of its manufacturing requirements to subcontractors located in various international regions may result in us not meeting its cost, quality or performance standards.

ADTRAN is heavily dependent on subcontractors for the assembly and testing of certain printed circuit board assemblies, subassemblies, chassis, enclosures and equipment shelves, and the purchase of some raw materials used in such assemblies. This reliance involves several risks, including the unavailability of, or interruptions in, access to certain process technologies and reduced control over product quality, delivery schedules, transportation, manufacturing yields and costs. ADTRAN may not be able to provide product order volumes to its subcontractors that are high enough to achieve sufficient cost savings. If shipments fall below forecasted levels, we may incur increased costs or be required to take ownership of excess inventory. Changes in international tariff structures could adversely impact its product costs. In addition, a significant component of maintaining cost competitiveness is the ability of its subcontractors to adjust their costs to compensate for possible adverse exchange rate movements. To the extent that the subcontractors are unable to do so, and we are unable to procure alternative product supplies, then our competitiveness and results of operations could be adversely impaired. These risks may be exacerbated by economic, regulatory or political changes or uncertainties, terrorist actions, the effects of climate change, natural disasters or pandemics in the foreign countries in which ADTRAN’s subcontractors are located. ADTRAN does not utilize contract manufacturing for its products in China, though we do source some Radio Frequency over Glass, or ODM, products from China which are, or may become, subject to import tariffs. Additionally, concerns and additional costs associated with import tariffs imposed on certain products from China has resulted in manufacturers seeking to secure production capabilities outside of China, including in countries where we currently utilize contract manufacturing.

To date, we believe that we have successfully managed the risks of our dependence on these subcontractors through a variety of efforts, which include seeking and developing alternative subcontractors while maintaining existing relationships; however, we cannot be assured that delays in product deliveries will not occur in the future because of shortages resulting from this limited number of subcontractors or from the financial or other difficulties of these parties. ADTRAN’s inability to develop alternative subcontractors if and as required in the future, or the need to undertake required retraining and other activities related to establishing and developing a new subcontractor relationship, could result in delays or reductions in product shipments which, in turn, could have a negative effect on its customer relationships and operating results.

ADTRAN’s failure to maintain rights to intellectual property used in its business could adversely affect the development, functionality and commercial value of its products.

ADTRAN’s future success depends in part upon its proprietary technology. Although we attempt to protect our proprietary technology by contract, trademark, copyright and patent registration and internal security, including trade secret protection, these protections may not be adequate. Furthermore, ADTRAN’s competitors can develop similar technology independently without violating its proprietary rights. From time to time, we receive and may continue to receive notices of claims alleging that we are infringing upon patents or other intellectual property. Any of these claims, whether with or without merit, could result in significant legal fees, divert our management’s time, attention and resources, delay our product shipments or require us to enter into royalty or licensing agreements. ADTRAN cannot predict whether we will prevail in any claims or litigation over alleged infringements, or whether we will be able to license any valid and infringed patents, or other intellectual property, on commercially reasonable terms. If a claim of intellectual property infringement against us is successful and we fail to obtain a license or develop or license non-infringing technology, our business, operating results, financial condition and cash flows could be affected adversely.

Software under license from third parties for use in certain of our products may not continue to be available to us on commercially reasonable terms.

ADTRAN integrates third-party software into certain of its products. Licenses for this technology may not be available or continue to be available to us on commercially reasonable terms. Difficulties with third-party technology licensors could result in the termination of such licenses, which may result in increased costs or require us to purchase or develop a substitute technology. Difficulty obtaining and maintaining third-party technology licenses may disrupt the development of its products and increase its costs, which could harm its business.

ADTRAN’s use of open source software could impose limitations on its ability to commercialize its products.

Several of ADTRAN’s solutions utilize elements of open source or publicly available software. Although we closely monitor its use of open source software, the terms of many open source software licenses have not been interpreted by the courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on its ability to sell its products. In such event, we could be required to make our proprietary software generally available to third parties, including competitors, at no cost, to seek licenses from third parties in order to continue offering its products, to re-engineer our products or to discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely basis or at all, any of which could adversely affect our revenues and operating expenses.

ADTRAN may incur liabilities or become subject to litigation that would have a material effect on its business.

In the ordinary course of business, we accept purchase orders, and enter into sales and other related contracts, for the marketing, sale, manufacture, distribution or use of our products and services. ADTRAN may incur liabilities relating to its performance under such agreements, or which result from damage claims arising from certain events as outlined within the particular contract. While we attempt to include reasonable limitations of liability and other protective measures to all agreements, such agreements may not always contain, or be subject to, maximum loss clauses and liabilities arising from them may result in significant adverse changes to our results of operations, financial condition and cash flows.

In the ordinary course of business, we may be subject to various legal proceedings and claims, including employment disputes, patent claims, disputes over contract agreements and other commercial disputes. In some cases, claimants seek monetary recovery, or other relief, including damages such as royalty payments related to patents, lost profits or injunctive relief, which, if granted, could require significant expenditures. Any such disputes may be resolved before trial, or if tried, may be resolved in our favor; however, the cost of claims sustained in litigation, and costs associated with the litigation process, may not be covered by its insurance. Such costs, and the demands on management time during such an event, could harm our business, reputation and have a material adverse effect on our liquidity, results of operations, financial condition and cash flows.

Consolidation and deterioration in the CLEC market could result in a significant decrease in ADTRAN’s revenue.

ADTRAN sells a moderate volume of products directly or indirectly to Competitive Local Exchange Carriers, or CLECs, who compete with the established ILEC. The CLEC market is experiencing a process of consolidation. Many of its CLEC customers do not have a strong financial position and have limited ability to access the public financial markets for additional funding for growth and operations. If one or more of these CLECs fail, we could face a loss in revenue and an increased bad debt expense, due to their inability to pay outstanding invoices, as well as the corresponding decrease in customer base and future revenue. Furthermore, significant portions of its sales to CLECs are made through independent distributors. The failure of one or more CLECs could also negatively affect the financial position of a distributor to the point that the distributor could also experience business failure and/or default on payments to us.

If we are unable to successfully develop and maintain relationships with system integrators, or SIs, service providers and enterprise value-added resellers, or VARs, ADTRAN’s sales may be negatively affected.

As part of our sales strategy, we are targeting SIs, service providers and enterprise VARs. In addition to specialized technical expertise, SIs, service providers and VARs typically offer sophisticated service capabilities that are frequently desired by enterprise customers. To expand our distribution channel to include resellers with such capabilities, we must be able to provide effective support to these resellers. If its sales, marketing or service capabilities are not sufficient to provide effective support to such SIs, service providers and VARs, our sales may be negatively affected, and current SI, service provider and VAR partners may terminate their relationships with us, which would adversely impact our sales and overall results of operations.

ADTRAN’s revenue for a particular period can be difficult to predict, and a shortfall in revenue may harm our operating results.

As a result of the many factors discussed in this proxy statement/prospectus, ADTRAN’s revenue for a particular quarter is difficult to predict and will fluctuate from quarter to quarter. Typically, our customers request product delivery within a short period following receipt of an order. Consequently, we do not typically carry a significant order backlog and are dependent upon obtaining orders and completing delivery in accordance with shipping terms that are predominantly within each quarter to achieve our targeted revenues. Supply of semiconductor chips and other components of our products has become constrained resulting in extended lead times. Transportation constraints, including shortages for both air and surface freight, as well as labor shortages in the transportation industry, have also affected the timing and the cost of obtaining raw materials and production supplies. As a result, our net revenue and gross profit declined in the third quarter of 2021. If supply chain constraints and transportation constraints continue, it could cause our net revenue and gross profit to decline or to grow at a slower rate than in previous quarters. ADTRAN’s deployment/installation cycle can vary depending on the customer’s schedule, site readiness, network size and complexity and other factors, which can cause our revenue to fluctuate from period to period. ADTRAN’s ability to meet financial expectations could also be affected if the variable revenue patterns seen in prior quarters recur in future quarters. ADTRAN has experienced periods of time during which manufacturing issues have delayed shipments, leading to variable shipping patterns. In addition, to the extent that manufacturing issues and any related component shortages continue to result in delayed shipments in the future, and particularly in quarters in which we and our subcontractors are operating at higher levels of capacity, it is possible that revenue for a quarter could be adversely affected, and we may not be able to remediate the conditions within the same quarter. Currently, our revenue growth and profitability in the near-term are being impacted by supply chain constraint issues. While we are working closely with our suppliers and customers to address the near-term supply chain challenges facing the industry and believe these challenges are peaking during the second half of 2021 and will begin to normalize by mid-2022, there can be no assurance this will be the case.

In the past, under certain market conditions, long manufacturing lead times have caused our customers to place the same order multiple times. When multiple ordering occurs, along with other factors, it may cause difficulty in predicting our sales and, as a result, could impair our ability to manage inventory effectively.

We plan our operating expense levels based primarily on forecasted revenue levels. These expenses and the impact of long-term commitments are relatively fixed in the short term. A shortfall in revenue could lead to operating results being below expectations because we may not be able to quickly reduce these fixed expenses in response to short-term business changes.

The lengthy sales and approval process required by major and other service providers for new products could result in fluctuations in our revenue.

In the industry in which we compete, sales and approval cycles are often lengthy. Selling efforts often involve a significant commitment of time and resources by us and our customers that may include extensive product testing, laboratory or network certification, or region-specific product certification and homologation requirements for deployment in networks. Additionally, a supplier must first obtain product approval from a major or other service provider to sell our products to these service providers. This process can last from six to eighteen months, or longer, depending on the technology, the service provider and the demand for the product from the service provider’s subscribers. Consequently, we are involved in a constant process of submitting for approval succeeding generations of products, as well as products that deploy new technology or respond to new technology demands from a major or other service provider. ADTRAN has been successful in the past in obtaining these approvals; however, we cannot be certain that we will obtain these approvals in the future or that sales of these products will continue to occur. Any attempt by a major or other service provider to seek out additional or alternative suppliers, or to undertake, as permitted under applicable regulations, the production of these products internally, could have a material adverse effect on our operating results. Furthermore, the delay in sales until the completion of the approval process, the length of which is difficult to predict, could result in fluctuations of revenue and uneven operating results from quarter to quarter or year to year. Further, once customer approval or certifications are met, our supply chain customers typically do not guarantee us a minimum, or any, volume of sales. ADTRAN is dependent on individual purchase orders as discussed elsewhere in this proxy statement/prospectus.

ADTRAN depends heavily on sales to certain customers; the loss of any of these customers would significantly reduce our revenues and net income.

Historically, a large percentage of our sales have been made to major service providers and larger independent communications companies. In 2020, these customers continued to comprise over half of our revenue. As long as the major and larger independent communications companies represent such a substantial percentage of our total revenue, our future success will significantly depend upon certain factors which are not within our control, including:

•	the timing and size of future purchase orders, if any, from these customers;

•	changes in strategic plans and capital budgets of these customers;

•	the product requirements of these customers;

•	the subscriber take rate, including subscriber loss or churn, of our customers;

•	the financial and operational success of these customers;

•	the impact of legislative and regulatory changes on these customers;

•	consolidation, acquisition of, or corporate reorganization among these customers;

•	the success of these customers’ services deployed using our products; and

•	the impact of work stoppages at these customers.

In the past, sales to our large customers have fluctuated, and may fluctuate in the future, significantly from quarter to quarter and year to year. The loss of, or a significant reduction or delay in, sales to any such customer or the occurrence of sales fluctuations could have a material adverse effect on our business and results of operations. Further, any attempt by a major or other service provider to seek out additional or alternative suppliers or to undertake, as permitted under applicable regulations, the production of these products internally, could have a material adverse effect on our operating results.

There has been a trend toward industry consolidation in our markets for several years. ADTRAN expects this trend to continue as companies attempt to strengthen or hold their market positions or are unable to continue operations. This could lead to variability in our operating results and could have a material adverse effect on our business, operating results, financial condition and cash flow. In addition, particularly in the service provider market, rapid consolidation will lead to fewer customers, with the effect that a loss of a major customer could have a material impact on our results that we would not have anticipated in a marketplace composed of more numerous participants.

ADTRAN’s exposure to the credit risks of our customers and distributors may make it difficult to collect accounts receivable and could adversely affect our operating results, financial condition and cash flows.

Most of our revenue is made on an open credit basis, generally with payment terms of 30 days in the U.S. and typically longer in many geographic markets outside the U.S. As our international revenue grows, our total accounts receivable balance will likely increase. ADTRAN’s DSO could also increase as a result of a greater mix of international revenue. Additionally, international laws may not provide the same degree of protection against defaults on accounts receivable as provided under U.S. laws governing domestic transactions; therefore, as our international business grows, we may be subject to higher bad debt expense compared to historical trends. Overall, we monitor individual customer and distributor payment capability in granting such open credit arrangements, seek to limit such open credit to amounts that we believe customers and distributors can pay and maintain reserves we believe are adequate to cover exposure for doubtful accounts and other macroeconomic indicators. In the course of our sales to customers and distributors, we may encounter difficulty collecting accounts receivable and could be exposed to risks associated with uncollectible accounts receivable due to various reasons, including potential declining operating cash flows or bankruptcy filings. While we attempt to monitor these situations carefully and attempt to take appropriate measures to collect accounts receivable balances, there are no assurances we can avoid write-downs and/or write-offs of accounts receivable as a result of declining financial conditions for our customers, including bankruptcy. Such write-downs or write-offs could negatively affect our operating results for the period in which they occur and could potentially have a material adverse effect on our results of operations, financial condition and cash flows.

ADTRAN expects gross margins to vary over time, and our levels of product and services gross margins may not be sustainable.

ADTRAN’s level of gross margins may not be sustainable and may be adversely affected by numerous factors, including:

•	changes in customer, geographic or product or services mix, including software and the mix of configurations and professional services revenue within each product segment;

•	mix of domestic versus international revenue;

•	introduction of new products by competitors, including products with price-performance advantages;

•	our ability to reduce product cost;

•	increases in labor or material cost, including increases in material costs resulting from tariffs;

•	foreign currency exchange rate movements;

•	expediting costs incurred to meet customer delivery requirements;

•	excess inventory and inventory holding charges;

•	excess and obsolescence charges;

•	changes in shipment volume;

•	our ability to absorb fixed manufacturing costs during short-term fluctuations in customer demand;

•	loss of cost savings due to changes in component pricing or charges incurred due to inventory holding periods if parts ordering does not correctly anticipate product demand;

•	lower than expected benefits from value engineering;

•	increased price competition, including competitors from Asia, specifically China;

•	changes in distribution channels;

•	increased warranty cost;

•	liquidated damages costs relating to customer contractual terms; and

•	our ability to manage the impact of foreign currency exchange rate fluctuations relating to our revenue or cost of goods sold.

ADTRAN’s dependence on a limited number of suppliers for certain raw materials, key components and ODM products, combined with supply shortages, have prevented and may continue to prevent us from delivering its products on a timely basis, which has had a material adverse effect on operating results and could have a material adverse effect on customer relations.

Certain raw materials and key components used in ADTRAN’s products are currently available from only one source, and others are available from only a limited number of sources. The availability of these raw materials and supplies may be subject to market forces beyond its control, such as merger and acquisition activity of its suppliers and consolidation in some segments of its supplier base. From time to time, there may not be sufficient quantities of raw materials and supplies in the marketplace to meet customer demand. For example, wafer foundries that support chipmakers have not invested enough in recent years to increase capacities to the levels needed to support demand from all of their customers and wafers have a long lead time for production, in some cases up to 30 weeks, which has led to a recent shortage in chip supplies. Many companies utilize the same raw materials and supplies that we do in the production of their products. Companies with more resources than its own may have a competitive advantage in obtaining raw materials and supplies due to greater buying power. These factors have resulted in reduced supply, higher prices of raw materials and delays in the receipt of certain of its key components, which in turn has generated increased costs, lower margins and delays in product delivery, with a corresponding adverse effect on revenues. Delays in product deliveries and corresponding product price increases may likewise have an adverse effect on customer relationships. ADTRAN attempts to manage these risks through developing alternative sources, by staging inventories at strategic locations, through engineering efforts designed to obviate the necessity of certain components and by building long-term relationships and close contact with each of its key suppliers; however, we cannot assure that delays in or failures of deliveries of key components, either to us or to our contract manufacturers, and consequent delays in product deliveries, will not continue to occur in the future. For a discussion of the impact of the COVID-19 pandemic on ADTRAN’s supply chain, see “- The ongoing COVID-19 pandemic has impacted and may continue to impact ADTRAN’s business, results of operations and financial condition, particularly its supply chain and workforce.”

ADTRAN competes in markets that have become increasingly competitive, which may result in reduced gross profit margins and market share.

The markets for ADTRAN’s products are intensely competitive. Additional manufacturers have entered the markets in recent years to offer products in competition with us. Additionally, certain companies have, in recent years, developed the ability to deliver competing products using coaxial cable and cellular transmission, especially in high-density metropolitan areas. Competition will further increase if new companies enter the market or existing competitors expand their product lines. Some of these potential competitors may have greater financial, technological, manufacturing, sales and marketing, and personnel resources than we have. As a result, these competitors may be able to respond more rapidly or effectively to new or emerging technologies and changes in customer requirements, withstand significant price decreases, or devote greater resources to the development, promotion and sale of their products than we can.

In addition, ADTRAN’s present and future competitors may be able to enter its existing or future markets with products or technologies comparable or superior to those that we offer. An increase in competition could cause us to reduce prices, decrease our market share, require increased spending by us on product development and sales and marketing, or cause delays or cancellations in customer orders, any one of which could reduce its gross profit margins and adversely affect its business and results of operations.

ADTRAN’s estimates regarding future warranty obligations may change due to product failure rates, installation and shipment volumes, field service repair obligations and other rework costs incurred in correcting product failures. If its estimates change, its liability for warranty obligations may increase or decrease, impacting future cost of goods sold.

ADTRAN’s products are highly complex, and we cannot ensure that its extensive product development, manufacturing and integration testing will be adequate to detect all defects, errors, failures and quality issues. Quality or performance problems for products covered under warranty could adversely impact its reputation and negatively affect its operating results, financial position and cash flows. The development and production of new products with high complexity often involves problems with software, components and manufacturing methods. If significant warranty obligations arise due to reliability or quality issues arising from defects in software, faulty components or manufacturing methods, its operating results, financial position and cash flows could be negatively impacted by:

•	costs associated with fixing software or hardware defects;

•	costs associated with internal or third-party installation errors;

•	high service and warranty expenses;

•	costs associated with recalling and replacing products with software or hardware defects, including costs from writing-off defective products recalled;

•	high inventory obsolescence expense;

•	delays in collecting accounts receivable;

•	payment of liquidated damages for performance failures;

•	extended performance bond expenses; and

•	a decline in sales to existing customers.

Managing ADTRAN’s inventory is complex and may include write-downs of excess or obsolete inventory.

Managing ADTRAN’s inventory of components and finished products is complicated by a number of factors, including the need to maintain a significant inventory of certain components that are in short supply, that have been discontinued by the component manufacturer, that must be purchased in bulk to obtain favorable pricing or that require long lead times. These issues may result in its purchasing and maintaining significant amounts of inventory, which if not used or expected to be used based on anticipated production requirements, may become excess or obsolete. Any excess or obsolete inventory could also result in sales price reductions and/or inventory write- downs, which could adversely affect ADTRAN’s business and results of operations.

The continuing growth of ADTRAN’s international operations could expose us to additional risks, increase its costs and adversely affect its operating results, financial condition and cash flows.

ADTRAN is expanding its presence in international markets, which represented 33.2% and 30.5% of its net revenue for the nine months ended September 30, 2021 and for the year ended December 31, 2020, respectively, and as a result, we anticipate increased sales and operating costs in these markets. This international expansion may increase its operational risks and impact its results of operations, including:

•	exposure to unfavorable commercial terms in certain countries;

•	the time and cost to staff and manage foreign operations, including the time and cost to maintain good relationships with employee associations and works councils;

•	exposure to unfavorable commercial terms in certain countries;

•	the time and cost to staff and manage foreign operations, including the time and cost to maintain good relationships with employee associations and works councils;

•	the time and cost to ensure adequate business interruption controls, processes and facilities;

•

the time and cost to manage and evolve financial reporting systems, maintain effective financial disclosure controls and procedures, and comply with corporate governance requirements in multiple jurisdictions;

•	the cost to collect accounts receivable and extension of collection periods;

•	the cost and potential disruption of facilities transitions required in some business acquisitions;

•	risks as a result of less regulation of patents or other safeguards of intellectual property in certain countries;

•	the potential impact of adverse tax, customs regulations and transfer-pricing issues;

•	exposure to increased price competition from additional competitors in some countries;

•	exposure to global social, political and economic instability, changes in economic conditions and foreign currency exchange rate movements;

•	potential exposure to liability or damage of reputation resulting from a higher incidence of corruption or unethical business practices in some countries;

•	potential regulations on data protection, regarding the collection, use, disclosure and security of data;

•	potential trade protection measures, export compliance issues, domestic preference procurement requirements, qualification to transact business and additional regulatory requirements; and

•	potential exposure to natural disasters, epidemics and pandemics (and government regulations in response thereto) and acts of war or terrorism.

If we are unable to successfully address the potential risks associated with our overall international expansion, our operating results, financial condition and cash flows may be negatively impacted.

If we are unable to integrate future acquisitions successfully, it could adversely affect our operating results, financial condition and cash flows.

ADTRAN may make acquisitions to improve or expand its product offerings, customer base, talent or intellectual property. ADTRAN’s current and future acquisition strategy will depend on its ability to identify, negotiate, complete and integrate acquisitions. Acquisitions involve numerous risks, including, but not limited to:

•	difficulties integrating and managing the operations, technologies and products of the companies we acquire;

•	its inability to maintain the key business relationships and the brand equity of businesses we acquire;

•	its inability to retain key personnel of the acquired business; and

•	its responsibility for the liabilities of the businesses we acquire, some of which we may not anticipate, including costs of third-party advisors to resolve disputes.

ADTRAN’s success depends on attracting and retaining key personnel.

ADTRAN’s business has grown significantly since its inception. ADTRAN’s success is dependent in large part on the continued employment of its executive officers, including Thomas R. Stanton, its Chief Executive Officer, and other key management personnel. The unplanned departure of one or more of these individuals could adversely affect its business. In addition, for ADTRAN to continue as a successful entity we must also be able to attract and retain key engineers and software developers and architects whose expertise helps us maintain competitive advantages. ADTRAN believes that its future success will depend, in large part, upon its ability to continue to attract, retain, train and motivate highly-skilled employees who are in great demand. Stock awards are designed to reward employees for their long-term contributions and to provide incentives for them to remain with us. Changes to its overall compensation program, including its stock incentive program, may adversely affect its ability to retain key employees. Properly managing its continued growth, avoiding the problems often resulting from such growth and expansion and continuing to operate in the manner which has proven successful to us to date will be critical to the future success of its business.

If ADTRAN fails to manage its exposure to worldwide financial and securities markets successfully, its operating results and financial statements could be materially impacted.

ADTRAN is exposed to financial market risks, including changes in interest rates and prices of marketable equity and fixed-income securities. The global macroeconomic environment has been challenging and inconsistent due to uncertainty in the global central bank monetary policy and uncertainty in global credit markets and the geopolitical environment in many areas of the world. The primary objective of the majority of its investment activities is to preserve principal while at the same time achieving appropriate yields without significantly increasing risk. To achieve this objective, a majority of its marketable securities are investment grade corporate and municipal fixed-rate bonds, U.S. government bonds and municipal money market instruments denominated in U.S. dollars. While we do invest a portion of our investment portfolio in equities, which are subject to market risks, including the loss of principal, our equity investments are generally invested in professionally-managed portfolios with the objective of exceeding the performance of their underlying benchmarks.

ADTRAN has significant investments in corporate bonds, municipal fixed-rate bonds, asset-backed bonds, mortgage/agency-backed bonds, U.S. government bonds and foreign government bonds. Through December 31, 2020, we have not been required to impair any of these investments; however, we may experience a reduction in value or loss of liquidity in these investments, which may have an adverse effect on our results of operations, liquidity and financial condition. Fixed-rate interest securities may have their fair value adversely impacted due to a rise in interest rates, while variable-rate securities may produce less income than expected if interest rates fall. ADTRAN’s investments are subject to general credit, liquidity, market and interest rate risks, which may increase because of conditions in the financial markets and related credit liquidity issues. Consequently, our future investment income may fall short of expectations due to changes in interest rates, or we may suffer losses in principal if we are forced to sell securities that decline in fair value due to changes in interest rates.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ADTRAN—Liquidity and Capital Resources” and “—Quantitative and Qualitative Disclosures about Market Risk” and Note 6 of ADTRAN’s audited consolidated financial statements contained elsewhere in this proxy statement/prospectus.

The ongoing COVID-19 pandemic has impacted and may continue to impact ADTRAN’s business, results of operations and financial condition, particularly its supply chain and workforce.

The global spread of COVID-19 created significant volatility, uncertainty and economic disruption. The restrictions imposed to prevent the spread of COVID-19 disrupted economic activity, resulting in reduced commercial and consumer confidence and spending, increased unemployment, closure or restricted operating conditions for businesses, volatility in the global capital markets, instability in the credit and financial markets, labor shortages, regulatory relief for impacted consumers and disruption in supply chains. COVID-19, as well as intensified measures undertaken to contain the spread of COVID-19, could adversely affect demand for ADTRAN’s products and services in the future. A decrease in orders could negatively affect ADTRAN’s revenues in future periods, particularly if experienced on a sustained basis. Also, ADTRAN may be unable to collect receivables from those customers significantly impacted by COVID-19.

In addition, due to the ongoing pandemic and global semiconductor chip shortage, ADTRAN has experienced disruption and delays in its supply chain and significant price increases with certain of its manufacturing partners, and those disruptions, delays and price increases may continue. For example, in the third quarter of 2021, ADTRAN’s results of operations were negatively impacted by increased expenses resulting from supply chain disruptions. There are also restrictions and delays on logistics, such as air cargo carriers, as well as increased logistics costs due to limited capacity and high demands for freight forwarders. Although ADTRAN continues to work with its supply chain and dual source partners to take the necessary steps to resolve these disruptions, there can be no assurance that the ongoing disruptions due to COVID-19, the related global semiconductor chip shortage or other supply chain constraints or price increases will be resolved in the near term, which could continue to result in longer lead times, inventory supply challenges and further increased costs, all of which could continue to adversely affect its business, financial condition, and results of operations.

Although vaccines have been approved and are being distributed, it cannot be predicted how long it will take before market conditions return to normal and there can be no assurance that the economic recovery will occur or offset the uncertainty and instability triggered by the pandemic. Additionally, as vaccinations become readily available, we cannot predict what restrictions may be imposed in the event of vaccine mandates for travel to and from particular destinations. New and potentially more contagious variants of the COVID-19 virus are developing in several countries, including regions in which we have significant operations. The COVID-19 variants could further amplify the impact of the pandemic.

To support the health and well-being of ADTRAN’s employees, customers, partners and communities, many of its employees are working remotely as of the date of filing this proxy statement/prospectus. However, there is risk that a number of ADTRAN’s employees could be infected with COVID-19, including its key personnel. In addition, actions that have been taken and that may be taken by the Company, its customers, suppliers and counterparties in response to the pandemic, including the implementation of alternative work arrangements for certain employees, as well as the impacts to ADTRAN’s supply chain, including delays in supply chain deliveries and the related global semiconductor chip shortage, have delayed and may continue to delay the timing of some orders and expected deliveries. The disruptions to ADTRAN’s operations caused by COVID-19, the related global semiconductor chip shortage and actions by other parties have resulted in and may continue to result in inefficiencies and additional costs in its product development, sales, marketing and customer service efforts that ADTRAN cannot fully mitigate. These additional costs may be partially offset by reduced travel expenses as a result of travel restrictions that we have in place, as well as lower marketing-related costs.

ADTRAN will continue to evaluate the nature and extent of the impact of COVID-19 on its business.

Changes in trade policy in the U.S. and other countries, specifically the U.K. and China, including the imposition of additional tariffs and the resulting consequences, may adversely impact ADTRAN’s gross profits, gross margins, results of operations and financial condition.

The U.S. government has imposed tariffs on a wide range of products and goods manufactured in China and imported into the U.S. These tariffs are intended to address trade imbalances, which include decreasing imports from China and encouraging increased production of these products in the U.S. These proposals have, and could continue to, result in increased customs duties and tariffs. ADTRAN imports an increasing percentage of our products into the U.S. from China and an increase in customs duties and tariffs with respect to these imports could negatively impact its gross profit, gross margins and results of operations. These customs duties and tariffs may also cause other U.S. trading partners to take certain actions with respect to U.S. imports in their respective countries. Any potential changes in trade policies in the U.S. and the potential actions by other countries in which ADTRAN does business could adversely impact its financial performance.

In June 2016, the UK held a referendum, commonly referred to as “Brexit,” in which the majority of voters elected to withdraw from the European Union (“EU”). The UK formally departed from the EU on Friday, January 31, 2020. The UK and the EU have signed an EU-UK Trade and Cooperation Agreement, which became provisionally applicable on January 1, 2021 and went into force permanently on May 1, 2021, following formal approval by the United Kingdom and the EU. The agreement is limited in its scope primarily to the trade of goods, transport, energy links and fishing, and uncertainties remain relating to certain aspects of the UK’s future economic, trading and legal relationships with the EU and with other countries. The actual or potential consequences of Brexit, and the associated uncertainty, could adversely affect economic and market conditions in the UK, the EU and its member states, and elsewhere, and could contribute to instability in global financial markets. The past year has been challenging for the credit markets due to a shift from a time of quantitative easing to a time of quantitative tightening by central banks around the world. If global economic and market conditions, or economic conditions in key markets, remain uncertain or further deteriorate, ADTRAN may experience material impacts on our business and operating results. ADTRAN may also be adversely affected in ways that we do not currently anticipate.

We are currently in the process of implementing a new enterprise resource planning (“ERP”) software solution. If we do not effectively implement this project, or any future associated updates, our operations could be significantly disrupted.

We are currently in the process of implementing of a new ERP software solution. This project requires us to migrate and reconfigure all of our current system processes, transactions, data and controls to a new cloud-based platform and is expected to have a significant impact on our business processes, financial reporting, information systems and internal controls. This has required, and will continue to require, significant change management, meaningful investment in capital and personnel resources and coordination of numerous software and system providers and internal business teams. We may experience difficulties, including delays and higher than anticipated costs related to personnel and capital resources, as we manage these changes and transition to this new ERP solution, including loss or corruption of data, delayed shipments, delayed financial reporting, decreases in productivity as our personnel implement and become familiar with the new systems and processes, unanticipated expenses (including increased costs of implementation, costs of conducting business or the potential impairment of previously capitalized ERP implementation costs) and lost revenue. Once implemented, we will have cloud driven quarterly updates. Although we will conduct design validations and user testing, these may cause delays in transacting our business due to system challenges, limitations in functionality, inadequate change management or process deficiencies in the production and use of the system. Difficulties in implementing this new ERP solution or the related quarterly updates could disrupt our operations, divert management’s attention from key strategic initiatives and have an adverse effect on our results of operations, financial condition and cash flows.

Breaches of our information systems and cyber-attacks could compromise our intellectual property and cause significant damage to our business and reputation.

We maintain sensitive data on our information systems and the networks of third-party providers, including intellectual property, financial data and proprietary or confidential business information relating to our business, customers, suppliers and business partners. We also produce networking equipment solutions and software used by network operators to ensure security and reliability in their management and transmission of data. Our customers, particularly those in regulated industries, are increasingly focused on the security features of our technology solutions. Maintaining the security of information sensitive to us and our business partners is critical to our business and reputation. We rely upon a number of internal business processes and information systems to support key operations and financial functions, and the efficient operation of these processes and systems is critical. Companies are increasingly subjected to cyber-attacks and other attempts to gain unauthorized access. We have a comprehensive approach to cybersecurity, which includes prevention, detection, containment and response. Our layered defense approach encompasses proactive security monitoring of our global infrastructure by both internal solutions and multiple third-party Security Operation Centers. Additionally, we routinely perform patch management, vulnerability scans and continuous monitoring across our entire enterprise. Our security policy framework includes meaningful and enforceable Information Security policies and procedures. The cybersecurity program is aligned with our mission and business objectives, reviewed periodically for improvements and is supported by experienced and certified security professionals. This is supplemented by an information security awareness program spanning our global workforce. Despite this, our network and storage applications and those systems and storage applications maintained by our third-party providers may be subject to unauthorized access by cyber-attack or breached due to operator error, fraudulent activity or other system disruptions. For example, although no indicators of compromise were identified by the Company in response to the SolarWinds Orion cybersecurity breach, we cannot absolutely assure that a future malware attack will not be successful in breaching our system and in turn, have a material impact to the Company. Additionally, in some cases, it is difficult to anticipate or immediately detect damage caused by such incidents. Unauthorized access or disclosure of our information could compromise our intellectual property and expose sensitive business information. Our information systems are designed to appropriate industry standards to reduce downtime in the event of power outages, weather or climate events and cybersecurity issues. The Company carries two cybersecurity insurance policies meant to limit its risk and exposure should one of these cybersecurity issues occur. However, a significant failure of our systems due to these issues could result in significant remediation costs, disrupt business operations and divert management attention, which could result in harm to our business reputation, operating results, financial condition and cash flow.

While we have remediated the previously identified material weakness in our internal control over financial reporting, any future material weakness, if not remediated, adversely affect us.

Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires us to include in our Annual Reports on Form 10-K an assessment by the Company’s management of the effectiveness of our internal control over financial reporting, as well as a report from our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. We must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404. Our compliance with Section 404 may require that we incur substantial accounting expense and expend significant management efforts. In addition, if management or our independent registered public accounting firm is unable to conclude that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial statements, which could have an adverse effect on our stock price or lead to litigation claims.

Our initiatives to remediate a material weakness in our internal control over financial reporting identified in the future may not prove successful, and management may not be able to conclude that our internal control over financial reporting is effective. Furthermore, even if management were to reach a conclusion that our internal control over financial reporting is effective, if our independent registered public accounting firm is not satisfied with the adequacy of our controls, or interprets the requirements, rules or regulations differently than we do, then they in the future may decline to issue a report on our internal control over financial reporting or may issue a report that is qualified. Any of these events could result in a loss of investor confidence in the reliability of our financial statements, which in turn could negatively affect the price of our common stock.

Risks Relating to the Business of ADVA

ADVA must continually improve and increase its product portfolio offerings to compete and keep pace with developments in the networking industry. Supporting the market introduction of new products and technologies requires significant resources.

The markets for ADVA’s products are characterized by rapidly changing technology, evolving industry standards and continuing improvements in network communications offerings. In order to keep pace with technological developments, meet customer requirements and evolving industry standards and remain competitive in the market, ADVA has increased its product portfolio over the last several years and must continue to develop new products. The success of any such newly developed products is in part dependent on ADVA’s ability to accurately anticipate changes in technologies applicable to its products and solutions. If technologies or standards applicable to ADVA’s products become obsolete or fail to gain widespread commercial acceptance, its existing products or products under development may become obsolete or unmarketable. Moreover, the introduction of products embodying new technologies, the emergence of new industry standards, or changes network communications offerings could adversely affect ADVA’s ability to sell its products.

Furthermore, supporting the market introduction of new and enhanced products requires significant investments in resources, tools and procedures. If ADVA is unable to allocate the resources required to develop adequate go-to-market support for its new products, there may be delays in sales, which could have an adverse impact on ADVA’s ability to achieve its growth and profitability targets.

As the strategic importance of networking solutions increases on the national and global levels, ADVA may not have the perceived scale or innovation capability to be competitive with larger companies in the industry.

The strategic importance of networks is growing, as industries and consumers increasingly rely on networks for their daily business operations. As a result, ADVA’s potential customers may seek out networking companies who have the perceived financial ability to offer leading innovation and engagement models over the long-term. ADVA is one of the smaller companies in the network equipment industry and as such, potential customers may have doubts about ADVA’s ability to innovate and to execute on its product strategy, which would result in reduced market share for ADVA and have an adverse impact on ADVA’s business and revenue.

ADVA depends heavily on sales to certain key customers; the loss of any of these key customers could significantly reduce ADVA’s revenue.

Historically, a large percentage of ADVA’s sales have been made to a small number of ADVA’s key customers. ADVA’s revenue is significantly dependent the demand of these key customers for its technologies and products. As long as these key customers represent a substantial percentage of ADVA’s total revenue, ADVA’s future success will depend upon certain factors not within its control, including:

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the impact of the announcement and pendency of the business combination may have on one or more key customers, such as some government related businesses that may seek to change or cancel existing business relationships with the combined company;

•	the timing and size of future purchase orders, if any, from these key customers;

•	changes in strategic plans and capital budgets of these key customers;

•	the product requirements of these key customers;

•	the subscriber take rate, including subscriber loss or churn, of its key customers;

•	the financial and operational success of these key customers;

•	the impact of legislative and regulatory changes on these key customers;

•	consolidation, acquisition of, or corporate reorganization among these key customers;

•	the success of these key customers’ services deployed using its products; and

•	the impact of work stoppages at these key customers.

In the past, sales to ADVA’s key customers have fluctuated, and may fluctuate in the future, significantly from quarter to quarter and year to year. The loss of, or a significant reduction or delay in, sales to any such customer or the occurrence of sales fluctuations could have a material adverse effect on ADVA’s business and results of operations. Further, any attempt by a key customer to seek out additional or alternative suppliers or to undertake the production of these products internally, could have a material adverse effect on ADVA’s operating results.

There has been a trend toward industry consolidation in the network connectivity market for several years. ADVA expects this trend to continue as companies attempt to strengthen or hold their market positions or are unable to continue operations. This could lead to variability in ADVA’s operating results and could have a material adverse effect on ADVA’s business, operating results, financial condition and cash flow. In addition, particularly in the service provider market, rapid consolidation will lead to fewer customers, with the effect that a loss of a key customer could have a material impact on ADVA’s results that it would not have anticipated in a marketplace composed of more numerous participants.

ADVA is subject to pricing pressure from customers for long-term projects that may impact ADVA’s business, financial condition and operating results.

ADVA’s customers are increasingly focused on cost-saving initiatives, particularly for product purchases relating to multi-year projects, which are often conditioned on gradual price decreases over time. With many competing companies commoditizing the same products, ADVA must be able to defend maintaining its prices over time. If ADVA is unable to do so, it may lose opportunities to service multi-year projects, which could have an adverse effect on ADVA’s business, financial condition and operating results.

If ADVA is unable to optimize product designs to be scalable, its products may not be able to be priced competitively, which would negatively impact ADVA’s ability to attract new customers.

ADVA achieves cost advantages through the optimization of product design to be scalable. If ADVA’s product designs are not scalable, it would result in the loss of a competitive product cost, which would drastically reduce the ADVA’s success in attracting new customers and would have an adverse impact on its business, financial condition and operating results.

ADVA is subject to geopolitical risks such as the ongoing U.S.-China trade dispute and Brexit, which could adversely affect ADVA’s business, financial condition and operating results.

In August 2019, the U.S. imposed tariffs on a wide range of products and goods manufactured in China that are directly or indirectly imported into the U.S. as a result of a bilateral trade dispute that has since evolved into concerns over the future and security implications of technologies such as 5G, computing, and semiconductors. Growing trade tensions have also emerged between the U.S. and the EU and may result in higher tariffs and non-tariff barriers that have the potential to slow trade between the U.S. and the EU. With tariffs and other forms of trade barriers being increasingly used as tools to enforce a political agenda, ADVA’s manufacturing lines and supply chains are subject to price fluctuations and uncertainty regarding dependability. If ADVA is unable to structure supply chains such that they are flexible and a create a manufacturing process that is less dependent on China as a manufacturing site, ADVA’s business, financial condition and operating results may be adversely affected.

Additionally, uncertainty exists with regards to United Kingdom’s June 2016 referendum commonly referred to as “Brexit,” in which the majority of voters elected to withdraw from the EU. The UK and the EU have signed an EU-UK Trade and Cooperation Agreement, which became provisionally applicable on January 1, 2021 and went into force permanently on May 1, 2021, following formal approval by the United Kingdom and the EU. The agreement is limited in its scope primarily to the trade of goods, transport, energy links and fishing, and uncertainties remain relating to certain aspects of the UK’s future economic, trading and legal relationships with the EU and with other countries. The UK is a highly important sales market for ADVA, with one of its main customers operating in the UK. The actual or potential consequences of Brexit, and the associated uncertainty, could adversely affect ADVA’s ability to avoid delays in deliveries and to maintain the same service level as in the past to UK customers. The actual or potential consequences of Brexit could also adversely affect economic and market conditions in the UK, the EU and its member states, and elsewhere, and could contribute to instability in global financial markets. The past year has been challenging for the credit markets due to a shift from a time of quantitative easing to a time of quantitative tightening by central banks around the world. If global economic and market conditions, or economic conditions in key markets, remain uncertain or further deteriorate, ADVA may experience material impacts on its business and operating results. ADVA may also be adversely affected in ways that it does not currently anticipate.

ADVA’s business and operations would be adversely impacted in the event of a failure of ADVA’s information technology infrastructure and/or cybersecurity attacks.

The integrity, confidentiality and availability of ADVA’s information systems and data are key for the functioning of ADVA’s business processes and consequently for ADVA’s success as a business. Cybersecurity attacks on businesses and organizations are increasing worldwide in both, quantity and quality, and cybersecurity attackers are increasingly targeting midsize companies such as ADVA. Cyber-crimes are committed by a wide range of perpetrators ranging from single hackers to professional organizations. Prevention and mitigation of cybersecurity threats is an ongoing challenge requiring resource expenditure by ADVA, including the continuous monitoring of the information security risk landscape, making staff aware of cybersecurity threats through adequate training, fast patch management, restrictive access right management, a centralized information technology function, regular review of the information technology disaster recovery plan and incident management as well as network, system and application monitoring. There is no guarantee that such information security measures will prevent cybersecurity attacks on ADVA and any system failure, accident or security breach could result in disruptions to ADVA’s operations. To the extent that any disruption, cyber-attack or other security breach results in a loss or damage to ADVA’s data or inappropriate disclosure of confidential information, ADVA’s business could be harmed. In addition, ADVA may be required to incur significant costs to protect against damage caused by these disruptions or security breaches in the future.

Supply shortages of materials for product components could impact the quality, reduce the availability or increase the cost of materials, which could harm ADVA’s revenues, profitability and customer relations.

A supply shortage of the required materials for ADVA’s product components could be caused by a variety of factors, such as natural disasters (which are expected to occur in higher frequency and at larger scales due to the climate change), pandemics, political conflicts, or the specific problems of a supplier. In particular, semi-conductors are an important component for many of ADVA’s products and is subject to highly variable demand cycles, which results in a supply that fluctuates between shortages and surpluses. Currently, the growing demand for electric cars and consumer goods has resulted in severe supply shortages at semi-conductor foundries and has led to massively extended delivery times and higher purchase prices. It is unclear how long this supply shortage will last, and to what extent ADVA will be impacted going forward.

ADVA seeks to mitigate this risk by monitoring suppliers to identify potential supply interruptions in advance as well as introducing alternatives during the design phase of new products. There is no guarantee these measures will be sufficient to fully satisfy customer demands, and as such, ADVA’s revenues, profitability and customer relations could be harmed by continued fluctuations in the availability of materials, a stoppage or delay of supply, a substitution of more expensive or less reliable parts, the receipt of defective parts or contaminated materials, an increase in the price of supplies, or an inability to obtain reductions in price from ADVA’s suppliers in response to competitive pressures.

If the products ADVA’s suppliers and manufacturers produce contain defects, ADVA could incur significant correction costs, demand for its services may decline and ADVA may be exposed to product liability and product warranty claims, which could harm ADVA’s business, financial condition, operating result and customer relations.

The quality of ADVA’s products depends significantly on its suppliers of product components and contract manufacturers. A manufacturing or design effect of singular part could cause an entire system product to malfunction, which could lead to delays in installation, the return of products or cancellation of orders, and expose ADVA to penalties and lawsuits, contract termination and product liability and warranty claims.

If ADVA fails to attract additional skilled employees or retain key personnel, ADVA’s business, financial condition and operating results could suffer.

ADVA’s future success depends, in part, upon its ability to attract additional skilled employees and retain its current key personnel. There is currently a shortage of skilled workers within the technology industry and the competition for talent has intensified globally. As a result, ADVA may not be able to attract and hire the necessary skilled employees it needs, and it may not be able to retain existing employees that have the knowledge, skills and relationships required to develop, sell and maintain ADVA’s products and solutions. ADVA’s future also depends on the continued contributions of ADVA’s management team and other key management and technical personnel, each of whom would be difficult to replace. The loss of any of its executive officers or key personnel or the inability to continue to attract qualified personnel could harm its business, financial condition and operating results.

Compliance violations by intermediaries may be attributed to ADVA, which could result in an adverse impact to its business, financial condition and operating results.

ADVA markets its products and solutions through a variety of distribution partners to achieve economies of scale as well as pursuant to local legal requirements and in order to benefit from existing contractual and personal relationships and post-sale support organizations and capabilities. ADVA’s ability to control its partners’ activities is limited and compliance violations by intermediaries may, under specific circumstances, be attributed to ADVA, resulting in lawsuits, delays in deliveries to customers and reputational harm.

ADVA may not be able to successfully develop software to drive its product performance, which could have an adverse impact on ADVA’s operating results.

ADVA develops, manufactures and sells solutions for a modern telecommunication infrastructure, and while solutions are mostly hardware based, increasingly it is software that drives product performance. ADVA has limited research and development resources in order to support a growing number of features and it may not be successful in developing the necessary software to support the performance of its hardware products. ADVA may not be able to continue to achieve its growth and revenue targets if it is unable to develop the software required to optimize its products.

Risks Relating to the Regulatory Environment and Legal Risks

ADTRAN and ADVA are, and Acorn HoldCo is expected to be, subject to a variety of international government regulations. Changes in these regulations could have an adverse impact on the business, financial position and results of operations.

ADTRAN and ADVA are, and Acorn HoldCo is expected to be, subject to regulations in the following areas, among others:

•	environmental protection including climate change;

•	domestic and international tax laws and currency controls;

•	safety;

•	securities laws applicable in the United States, the European Union, Germany, and other jurisdictions;

•	trade and import/export restrictions, as well as economic sanctions laws;

•	antitrust matters; and

•	global anti-bribery laws, including the U.S. Foreign Corrupt Practices Act.

Changes in these or other regulatory areas may impact ADTRAN’s and ADVA’s profitability, may require ADTRAN and ADVA to spend additional resources to comply with the regulations, or may restrict their ability to compete effectively in the marketplace. Noncompliance with such laws and regulations could result in penalties or sanctions that could have an adverse impact on ADTRAN’s and ADVA’s financial results and/or reputation.

ADTRAN and ADVA are subject to various environmental and occupational health and safety laws and regulations, including those governing the discharge of pollutants into the air or water, the storage, handling and disposal of chemicals, hazardous substances and wastes, the remediation of contamination, the regulation of greenhouse gas emissions, and other potential climate change initiatives. Violations of these laws could result in substantial penalties, third-party claims for property damage or personal injury, or sanctions.

The outcome of litigation or governmental investigations may adversely impact ADTRAN’s or ADVA’s business or results of operations.

With their international operations, ADVA and ADTRAN are exposed to numerous legal risks. These may include, in particular, risks relating to claims or governmental investigation relating to product liability, competition and antitrust law, export control, customs regulations, labor law, data protection, supply contracts, engineering projects, patent law, environmental protection, among others. ADTRAN and certain of its subsidiaries as well as ADVA and certain of its subsidiaries are party to lawsuits and governmental investigations arising in the ordinary course of business. Adverse outcomes in some or all of the claims pending may result in significant monetary damages or injunctive relief that could adversely affect Acorn HoldCo’s, ADTRAN’s and

ADVA’s ability to conduct business. The litigation and other claims ADTRAN and ADVA face are subject to inherent uncertainties. Legal or regulatory judgments or agreed settlements might give rise to expenses which are not covered, or are not fully covered, by insurance benefits and may also lead to negative publicity and reputational damage. An unfavorable outcome or determination could cause a material adverse impact on Acorn HoldCo’s, ADTRAN’s and ADVA’s results of operations.

If the combined company fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired.

The combined company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that the combined company maintain effective disclosure controls and procedures and internal control over financial reporting. The combined company must perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Annual Report on Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. The integration of ADTRAN and ADVA’s accounting and finance functions may cause the combined company to incur internal costs and may divert the attention of management. The combined company may experience difficulty in meeting these reporting requirements in a timely manner.

The combined company may discover weaknesses in its system of internal financial and accounting controls and procedures that could result in a material misstatement of its financial statements. The combined company’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If the combined company is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if it is unable to maintain proper and effective internal controls, the combined company may not be able to produce timely and accurate financial statements. If that were to happen, the market price of the Acorn HoldCo shares could decline and it could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

ADTRAN and ADVA are subject to anti-corruption laws in the jurisdictions in which they operate, as well as trade compliance and economic sanctions laws and regulations. A failure to comply with these laws and regulations may subject the companies to civil and criminal penalties, harm their reputation and adversely impact their respective businesses or results of operations.

Doing business globally requires ADTRAN and ADVA to comply with the laws and regulations of numerous jurisdictions, placing restrictions on operations and business practices. Certain laws and regulations, such as those related to anti-corruption, trade and compliance and economic sanctions, require ADTRAN and ADVA to implement policies and procedures designed to ensure that ADTRAN and ADVA, their employees and other intermediaries comply with the applicable restrictions. These restrictions include prohibitions on the sale or supply of certain products, services and any other economic resources to embargoed or sanctioned countries, governments, persons and entities. Furthermore, as a result of the business combination and the transaction structure, ADTRAN and ADVA may become subject to additional laws and regulations that, among other things, may place further restrictions on the companies’ operations and business practices, and may lead to Acorn HoldCo losing existing business or limiting its ability to generate new business, which could have an adverse effect on their respective operations in these or other countries, and may result in certain categories of investors divesting Acorn HoldCo securities, which could in turn have an adverse effect on the prices of Acorn HoldCo’s securities. Violations of anti-corruption laws, export control laws and regulations, and economic sanctions laws and regulations are punishable by civil penalties, including fines and debarment from government contracts, as well as criminal fines and imprisonment. If ADTRAN or ADVA fails to comply with laws governing the conduct of international operations, ADTRAN or ADVA may be subject to criminal and civil penalties and other remedial measures, which could adversely affect its reputation, business and results of operations.

As an operator of a security sensitive business, ADVA is subject to specific national security regulation that may directly affect the business of ADVA following the consummation of the business combination as well as foreign investment in ADVA.

As ADVA provides security sensitive products and services to a large number of governmental customers as well as customers that are considered to operate critical infrastructure in Germany, ADVA is considered an operator of a security sensitive business in Germany.

ADVA’s activity in Germany makes it subject to specific national security regulation that may also directly affect foreign investment in ADVA. In particular, under Section 55 para. 1 sentence 2 no. 1, para 4 sentence 1, and Section 60 para. 1, para. 3 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung, “Foreign Trade Regulation”), the direct or indirect acquisition of at least 10% of the voting rights by a non-European investor in ADVA must be notified to the German Federal Ministry of Economic Affairs and Energy (Bundesministerium für Wirtschaft und Energie, “BMWi”). It is thus possible that, following the required notification, a potential acquisition of a company such as ADVA will be examined in detail. During the period of review, the transaction is considered invalid and the seller is prohibited from enabling the purchaser to exercise certain shareholder rights and from sharing certain company-related information until the BMWi clears the transaction. Violations of this prohibition are considered a criminal offence punishable by up to five years of imprisonment. Consequently, there exists a general risk that such an investment may eventually be prohibited or – through specific conditions imposed by the BMWi or agreed with the BMWi by way of a public-law contract – restricted by the BMWi. In addition, the BMWi has published a guidance on its administrative practice in which it states that the provisions of the Foreign Trade Regulation are also applicable to measures that substitute or anticipate an acquisition (including, among others, transfers for security purposes or pledges). A recently published draft regulation amending the Foreign Trade Regulation proposes to broaden the scope of foreign investment control further, in particular by introducing a legal basis for assessing “atypical” means of acquiring control irrespective of the share of equity or voting rights acquired, and by expressly stating that any additional acquisition of shares by a foreign investor above the 10% threshold also has to be notified if the target company operates in one of the sectors that are defined by the Foreign Trade Regulation.

As a result of the above mentioned jurisdiction of the BMWi, the business combination has been notified to the BMWi in accordance with the applicable provisions of the German Foreign Trade Regulation. The BMWi is expected to review the business combination in detail and might request certain commitments from ADVA and ADTRAN in order to clear the business combination. These commitments might restrict ADTRAN and ADVA in pursuing certain business strategies envisaged as part of the business combination. In addition, until clearance by the BMWi, ADTRAN and ADVA are restricted from sharing certain company-related information. The BMWi might also prohibit the business combination in which case the regulatory condition would lapse and the exchange offer would be terminated.

Risks Relating to Tax Matters

The merger may not qualify as a “reorganization” under Section 368 of the Code or the merger, taken together with the exchange offer, may not qualify as an “exchange” under Section 351(a) of the Code.

The merger is intended to qualify as a “reorganization” under Section 368 of the Code, and the merger, taken together with the exchange offer, is intended to qualify as an “exchange” under Section 351(a) of the Code. If the merger and business combination so qualify, U.S. holders of ADTRAN shares generally would not recognize any gain or loss for U.S. federal income tax purposes on the exchange of ADTRAN shares for Acorn HoldCo shares in the merger. However, the requirements for such qualifications are complex and subject to legal and factual uncertainties.

It is not a condition to the closing of the business combination in the business combination agreement that the merger qualify as a “reorganization” under Section 368 of the Code or that the merger, taken together with the exchange offer, qualify as an “exchange” described in Section 351(a) of the Code, and none of Acorn HoldCo, ADVA or ADTRAN intends to request a ruling from the United States Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the merger or the exchange offer. Consequently, there is no guarantee that the IRS will agree that the merger or the exchange offer so qualify. If the IRS successfully challenges the treatment of the merger or the exchange offer, the tax consequences to U.S. holders may differ from those described above.

Holders of ADTRAN shares should read “Material U.S. Federal Income Tax Considerations” for more information on certain material tax consequences of the merger to them. Holders of ADTRAN shares should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the merger.

Changes in tax laws and policy could adversely impact ADTRAN’s, ADVA’s and the combined group’s financial position or results of operations.

ADTRAN and ADVA are subject to the tax rules and regulations in the United States, Germany and other countries in which ADTRAN and ADVA and their affiliates operate. Such tax rules and regulations are subject to change on a prospective or retroactive basis.

In the current environment, the U.S. Congress, the Organisation for Economic Co-operation and Development and other government agencies in jurisdictions where ADTRAN, ADVA and their affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One area of focus has been “base erosion and profit shifting,” including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates.

In addition, the U.S. government may enact significant changes to the taxation of business entities including, among others, an increase in the corporate income tax rate, an increase in the tax rate applicable to the global intangible low-taxed income and elimination of certain exemptions with respect thereto, and the imposition of minimum taxes or surtaxes on certain types of income. The likelihood of these changes (or any other changes to U.S. tax law) being enacted or implemented is unclear. Any such changes, among other possible changes in applicable tax rules and regulations, could significantly affect the treatment of the business combination and following the business combination, the business of the combined group.

Risks Relating to Acorn HoldCo Shares

There has been no prior public market for Acorn HoldCo shares, and the market price of Acorn HoldCo shares may be volatile.

Acorn HoldCo will list the Acorn HoldCo shares on Nasdaq and the Frankfurt Stock Exchange. It is not expected, but cannot be entirely excluded that an active public market for Acorn HoldCo shares may not develop or be sustained after the completion of the business combination. Acorn HoldCo cannot predict the extent to which a trading market will develop or how liquid that market might become.

The market price of Acorn HoldCo shares may be volatile. Broad general economic, political, market and industry factors may adversely affect the market price of Acorn HoldCo shares, regardless of Acorn HoldCo’s actual operating performance. Factors that could cause fluctuations in the price of Acorn HoldCo shares may include, among other things:

•	actual or anticipated variations in operating results and the results of competitors;

•	changes in financial estimates by Acorn HoldCo or by any securities analysts that might cover Acorn HoldCo shares;

•	conditions or trends in the industry, including regulatory changes;

•	announcements by Acorn HoldCo or its competitors of significant acquisitions, strategic partnerships or divestitures;

•	announcements of investigations or regulatory scrutiny of Acorn HoldCo’s operations or lawsuits filed against it;

•	additions or departures of key personnel; and

•	issues or sales of Acorn HoldCo shares, including sales of shares by its directors and officers or its strategic investors.

Stockholders of Acorn HoldCo may lose parts of or their entire investment, if the market price of Acorn HoldCo shares falls due to one or several of the described factors.

Any dividend paid in respect of Acorn HoldCo shares is subject to a number of factors, including the distributions of earnings to Acorn HoldCo by its subsidiaries and the financial condition and results of operations of the combined group.

The dividend policy for the combined group will be determined following completion of the business combination. Any dividend paid or changes to dividend policy are within the discretion of the board of directors and will depend upon many factors, including distributions of earnings to Acorn HoldCo by its subsidiaries, the financial condition and results of operations of the combined group, legal requirements, restrictions in any debt agreements that limit its ability to pay dividends to stockholders and other factors the board of directors deems relevant. As a holding company, Acorn HoldCo will conduct substantially all of its operations through its subsidiaries, such entities will generate substantially all of its operating income and cash flow. Acorn HoldCo’s ability to pay dividends in the future is affected by a number of factors, principally on its ability to receive sufficient dividends from its subsidiaries. The ability of such entities to make dividend payments to Acorn HoldCo depends largely on their financial condition and ability to generate profits. In addition, because Acorn HoldCo’s subsidiaries are separate and distinct legal entities, they will have no obligation to pay any dividends or to lend or advance to Acorn HoldCo funds and may be restricted from doing so by contract, including other financing arrangements, charter provisions, other stockholders or the applicable laws and regulations of the various countries in which they operate. Additionally, claims of the creditors of Acorn HoldCo’s subsidiaries have priority over any claims that Acorn HoldCo may have with respect to the assets of its subsidiaries. Further, the ability of Acorn HoldCo to direct dividend payments from ADVA may be limited during any period prior to ADVA becoming a wholly-owned subsidiary of Acorn HoldCo. Any delay in implementing the post-completion reorganization could adversely impact the payment of dividends from ADVA to Acorn HoldCo.

The rights and responsibilities of the shareholders of Acorn HoldCo will be governed by Delaware law and the Acorn HoldCo certificate of incorporation and bylaws, which will differ in material respects from the rights and responsibilities of shareholders under German law and the current organizational documents of ADVA.

Following the completion of the business combination, Acorn HoldCo’s corporate affairs will be governed by the Acorn HoldCo certificate of incorporation and bylaws and the laws governing companies incorporated in Delaware. The rights of Acorn HoldCo shareholders and the responsibilities of members of the Acorn HoldCo board of directors under the laws of Delaware will differ from the rights of shareholders and the responsibilities of a company’s supervisory board and executive board of a company under German law.

The rights of Acorn HoldCo stockholders after the business combination will be substantially the same as the rights of ADTRAN stockholders prior to the business combination, except that, among others, Acorn HoldCo’s organizational documents will provide for:

•	the ability of the Acorn HoldCo board of directors to issue classes of preferred stock; and

•	exclusive forum in certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits.

Material differences in the rights of ADVA shareholders prior to the business combination, on the one hand, and the rights of Acorn HoldCo shareholders after the business combination, on the other hand, will include, among others, the following:

•

ADVA shareholders will be represented by a single board of directors, not by a management board (Vorstand) and a supervisory board (Aufsichtsrat). The members of the Acorn HoldCo board of directors will be elected annually by majority vote of stockholders except that directors will be elected by a plurality of votes cast if a stockholder has nominated a person for election to the board, subject to certain conditions;

•

an Acorn HoldCo stockholder may propose and have business conducted at an annual meeting by providing a proposal solicitation notice, a proxy statement and form of proxy to stockholders holding at least the percentage of shares required to approve the proposed business. In contrast, ADVA shareholders whose aggregate holdings are equal to or exceed either five percent of the issued share capital of ADVA or the nominal amount of €500,000 may request that that an item be placed on the agenda of the annual shareholders meeting. The request must be in writing, addressed to the management board, and must state the purpose of and the reasons for inclusion of the agenda item;

•

approval of extraordinary actions, including any merger, consolidation or sale of substantially all of the assets of a corporation, will require a majority of the voting power of Acorn HoldCo in order to be effective. Certain resolutions of fundamental importance for ADVA, including certain reorganization measures, entering into a DPLTA, and certain significant asset disposals, require a majority of at least 75% of the votes cast and/or the share capital represented in the meeting of shareholders of ADVA;

•

Acorn HoldCo’s stockholders may amend Acorn HoldCo’s bylaws by the affirmative vote of a majority of the outstanding shares entitled to vote thereon, whereas ADVA’s shareholders may amend ADVA’s certificate of incorporation and memorandum of association by a resolution passed by 75% of the share capital present at the relevant shareholders’ meeting. ADVA’s supervisory board is authorized to make amendments to the articles of association restricted only to wording; and

•	the ability of the Acorn HoldCo board of directors to issue classes of preferred stock, whereas ADVA’s articles of association currently do not authorize the issuance of classes of preferred stock.

Acorn HoldCo stockholders have no preemptive rights to purchase or have offered to them for purchase any shares or other securities of Acorn HoldCo. An ADVA shareholder, by contrast, has certain preemptive rights pursuant to the German Stock Corporation Act. An ADVA shareholder has a preferential right to subscribe for issues of new shares in proportion to the number of shares such shareholder holds in ADVA’s existing share capital. The German Stock Corporation Act allows corporations to exclude this right in limited circumstances and only if provided in the same shareholder resolution that authorizes the accompanying offering. A majority of at least 75% of the share capital represented at the meeting must authorize the exclusion of this right.

ADTRAN stockholders and ADVA shareholders will have a reduced ownership and voting interest after the business combination and will exercise less influence over management of the combined group.

After the completion of the business combination, ADTRAN stockholders and ADVA shareholders will own a smaller percentage of Acorn HoldCo than they currently own of ADTRAN and ADVA, respectively. Upon completion of the business combination, and assuming that all of the outstanding ADVA shares are exchanged in the exchange offer, former ADTRAN stockholders will own approximately 54% of the outstanding Acorn HoldCo shares and former ADVA shareholders will own approximately 46% of the outstanding Acorn HoldCo shares. Consequently, ADTRAN stockholders, as a group, will have reduced ownership and voting power in the combined group compared to their current ownership and voting power in ADTRAN, and ADVA shareholders, as a group, will have reduced ownership and voting power in the combined group compared to their current ownership and voting power in ADVA and each, as a group, could exercise less influence over the management and policies of the combined group than they currently have over the management and policies of ADTRAN and ADVA, respectively.

The provision of Acorn HoldCo’s certificate of incorporation requiring exclusive forum in certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against Acorn HoldCo’s directors and officers.

Upon consummation of the business combination, Acorn HoldCo’s certificate of incorporation will provide that, unless it consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on Acorn HoldCo’s behalf; (ii) any action asserting a breach of fiduciary duty owed by any of Acorn HoldCo’s directors, officers, other employees or stockholders to it or its stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty; (iii) any action asserting a claim against Acorn HoldCo or its directors or officers arising pursuant to any provision of the DGCL or Acorn HoldCo’s certificate of incorporation or the bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action to interpret, apply, enforce or determine the validity of Acorn HoldCo’s certificate of incorporation or bylaws (as either may be amended and/or restated from time to time); (v) any action asserting a claim against Acorn HoldCo or its directors or officers that is governed by the internal affairs doctrine; or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, any other state court of the State of Delaware, or if no state court of the State of Delaware has subject matter jurisdiction, the federal district court for the District of Delaware, will be the forum.

To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, Acorn HoldCo’s certificate of incorporation will provide that, unless it consents in writing to the selection of an alternative forum, the federal district courts of the U.S. will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws.

Any person or entity that acquires Acorn HoldCo shares shall be deemed to have notice of and to have consented to the forum provisions in the certificate of incorporation. Although we believe these exclusive forum provisions benefit Acorn HoldCo by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Acorn HoldCo or any of its directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Further, in the event a court finds either exclusive forum provision contained in Acorn HoldCo’s certificate of incorporation to be unenforceable or inapplicable in an action, it may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

Certain statements and assumptions in this document contain or are based on “forward-looking” information. Forward-looking statements are based on ADTRAN’s, ADVA’s or Acorn HoldCo’s beliefs and assumptions on the basis of factors currently known to them. These forward-looking statements include terms and phrases such as: “anticipate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” and similar expressions. These forward-looking statements include statements regarding benefits of the proposed business combination, integration plans and expected synergies and cost reductions, anticipated future growth, and financial and operating performance and results. Forward-looking statements involve significant risks and uncertainties that may cause actual results to be materially different from the results predicted or expected. No assurance can be given that these forward-looking statements will prove accurate and correct, or that projected or anticipated future results will be achieved. All forward-looking statements included in this document are based upon information available to ADTRAN, ADVA and Acorn HoldCo on the date hereof, and each of ADTRAN, ADVA and Acorn HoldCo disclaims and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than ADTRAN, ADVA or Acorn HoldCo has described. All such factors are difficult to predict and beyond ADTRAN’s, ADVA’s or Acorn HoldCo’s control. These factors include:

•

failure to obtain applicable governmental or regulatory approvals in a timely manner or otherwise, or being required to accept conditions, including divestitures, that could reduce the anticipated benefits of the proposed business combination as a condition to obtaining regulatory approvals;

•	the ability to implement the business combination and to satisfy applicable closing conditions without delay or at all;

•

the ability to integrate the operations of ADTRAN and ADVA, the ultimate outcome of the combined group’s commercial and operating strategy, including the ultimate ability to realize synergies and cost reductions;

•	operating costs, customer loss or business disruption being greater than expected in anticipation of, or, if consummated, following, the business combination;

•	the effects of a combination of ADTRAN and ADVA, including the combined group’s future financial position, operating results, strategy and plans;

•	the combined group’s, ADTRAN’s and ADVA’s ability to maintain effective internal controls;

•

unanticipated litigation, claims or assessments, as well as the outcome/impact of any current/pending litigation, claims or assessments, including in connection with a potential post-completion reorganization;

•	potential security violations to the combined group’s, ADTRAN’s and ADVA’s information technology systems;

•

changes in legislation or governmental regulations affecting the combined group, ADTRAN and ADVA; international, national or local economic, social or political conditions or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws that could adversely affect ADTRAN and ADVA or their clients; and

•	other factors discussed elsewhere in this document.

Accordingly, investors are strongly advised to read this entire document, including the sections entitled: “Summary,” “Risk Factors,” “Business and Certain Information about Acorn HoldCo,” “Business and Certain Information About ADTRAN,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ADTRAN,” “Business and Certain Information about ADVA” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ADVA.” These sections include more detailed descriptions of factors that might have an impact on the business of the combined group, ADTRAN and ADVA and the market in which they operate.

RECENT DEVELOPMENTS

ADVA Recent Developments

On October 20, 2021, ADVA published its unaudited interim consolidated financial information as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020, prepared based on the recognition and measurement principles of IFRS as adopted by the European Union (“EU”). As of September 30, 2021 and for the nine months ended September 30, 2021 and 2020, there were no significant differences between the financial information prepared in accordance with IFRS as issued by the IASB and IFRS as adopted by the EU. This financial information is not reflected in and supplements the information about ADVA provided in this proxy statement/prospectus under the headings “Summary Selected Historical Consolidated Financial Information of ADVA,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ADVA” and in ADVA’s audited and unaudited financial statements.

Revenues increased to €445.6 million for the nine months ended September 30, 2021, a 5% increase over revenues for the same period in the prior year. Operating income also increased, amounting to €34.1 million for the nine months ended September 30, 2021, a 137% increase over operating income the same period in the prior year. Net income increased 490% to €41.7 million for the nine months ended September 30, 2021, compared to €7.0 million for the same period in the prior year. Net cash provided by operating activities also increased for the nine months ended September 30, 2021 by 18% to €87.5 million, compared to €74.1 million for the same period in the prior year.

Financial Highlights for the Three Months and Nine Months Ended September 30, 2021 and 2020 (Unaudited)

(In thousands, except per share amounts)	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	Change	2021	2020	Change
Consolidated Income Statement Data
Revenues	€151,777	€146,676	3%	€445,604	€424,386	5%
Operating Income	9,496	9,768	-3%	34,105	14,388	137%
Net Income	18,478	6,671	177%	41,707	7,065	490%
Per Share Data
Earnings per share
Basic	€0.36	€0.13	177%	€0.82	€0.14	486%
Diluted	€0.36	€0.13	177%	€0.81	€0.14	479%

(In thousands)	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	Change	2021	2020	Change
Consolidated Cash Flows Financial Data
Net cash provided by operating activities	€28,399	€25,065	13%	€87,527	€74,181	18%
Net cash used for investing activities	-€15,071	-€13,859	9%	-€44,526	-€45,800	-3%
Net cash provided by (used in) financing activities	€ 1,760	-€ 9,806	-118%	-€ 7,748	-€13,686	-43%

(In thousands)	As of September 30, 2021	As of December 31, 2020	Change
Consolidated Financial Position Data
Total assets	€556,176	€499,972	11.24%
Total liabilities	€240,851	€236,754	1.73%
Total stockholders’ equity	€315,325	€263,218	19.8%

(at period end)	As of September 30, 2021	As of December 31, 2020	Change
Employees	1,944	1,870	4%

Unaudited Interim Consolidated Financial Information of ADVA as of September 30, 2021 and for the Three Months and Nine Months Ended September 30, 2021 and 2020

Presented below is the unaudited interim consolidated financial information of ADVA as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020, which was prepared based on the recognition and measurement principles of IFRS as adopted by the EU. As of September 30, 2021 and for the nine months ended September 30, 2021 and 2020, there were no significant differences between the financial information prepared in accordance with IFRS as issued by the IASB and IFRS as adopted by the EU. As noted above, this financial information is not reflected in and supplements the information about ADVA provided in this proxy statement/prospectus under the headings “Summary Selected Historical Consolidated Financial Information of ADVA,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ADVA” and in ADVA’s audited and unaudited financial statements.

THREE MONTH AND NINE MONTH IFRS CONSOLIDATED FINANCIAL INFORMATION

Consolidated Statements of Financial Position

(in thousands of EUR)	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	100,513	64,881
Trade accounts receivable	89,734	83,880
Contract assets	178	442
Inventories	100,813	90,124
Tax assets	1,562	390
Other current assets	12,678	7,858

Total current assets	305,478	247,575

Non-current assets
Right-of-use assets	22,002	25,386
Property, plant and equipment	30,765	31,235
Goodwill	69,855	67,036
Capitalized development projects	97,531	98,607
Intangible assets acquired in business combinations	12,674	15,004
Other intangible assets	7,011	5,302
Deferred tax asset	7,533	7,233
Other non-current assets	3,327	2,594

Total non-current assets	250,698	252,397

Total assets	556,176	499,972

(in thousands of EUR)	September 30, 2021	December 31, 2020
Equity and liabilities
Current liabilities
Current lease liabilities	5,994	5,807
Current liabilities to banks	25,406	15,492
Trade accounts payable	59,753	44,151
Current provisions	26,669	14,407
Tax liabilities	1,351	1,808
Current contract liabilities	22,088	16,377
Refund liabilities	550	633
Other current liabilities	21,517	31,963

Total current liabilities	163,328	130,638

Non-current liabilities
Non-current lease liabilities	18,650	21,998
Non-current liabilities to banks	29,853	47,129
Provisions for pensions and similar employee benefits	9,494	8,545
Other non-current provisions	1,873	1,558
Deferred tax liabilities	5,682	13,522
Non-current contract liabilities	9,856	10,551
Other non-current liabilities	2,115	2,813

Total non-current liabilities	77,523	106,116

Total liabilities	240,851	236,754

Stockholders’ equity entitled to the owners of the parent company
Share capital	51,098	50,497
Capital reserve	325,746	320,715
Accumulated deficit	-94,334	-114,648
Net income	41,707	20,314
Accumulated other comprehensive income	-8,892	-13,660

Total stockholders’ equity	315,325	263,218

Total equity and liabilities	556,176	499,972

Consolidated Income Statement

(in thousands of EUR, except earnings per share and number of shares)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues	151,777	146,676	445,604	424,386
Cost of goods sold	-100,205	-95,311	-282,533	-281,931

Gross profit	51,572	51,365	163,071	142,455
Selling and marketing expenses	-14,925	-14,603	-46,460	-46,797
Thereof net impairment results on financial assets	-82	146	-160	1,240
General and administrative expenses	-9,994	-9,697	-27,685	-26,741
Research and development expenses	-18,804	-18,131	-57,964	-55,777
Other operating income	1,664	850	3,838	2,739
Other operating expenses	-17	-16	-695	-1,491

Operating income	9,496	9,768	34,105	14,388
Interest income	4	4	93	38
Interest expenses	-469	-880	-1,445	-2,044
Foreign currency exchange gains	2,727	2,225	8,232	6,673
Foreign currency exchange losses	-2,093	-3,381	-7,011	-8,390

Income before tax	9,665	7,736	33,974	10,665
Income tax (expense) benefit, net	8,813	-1,065	7,733	-3,600

Net income entitled to the owners of the parent company	18,478	6,671	41,707	7,065
Earnings per share in EUR
Basic	0.36	0.13	0.82	0.14
Diluted	0.36	0.13	0.81	0.14
Weighted average number of shares for calculation of earnings per share
basic	50,942,656	50,295,550	50,665,282	50,220,520
diluted	51,913,094	50,539,415	51,635,720	50,464,385

Consolidated Cash Flow Statement

(in thousands of EUR)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cash flow from operating activities
Income before tax	9,665	7,736	33,974	10,665
Adjustments to reconcile income before tax to net cash provided by operating activities
Non-cash adjustments
Amortization of non-current assets	17,494	15,569	52,126	48,307
Loss from disposal of property, plant and equipment and intangible assets	173	-340	263	71
Stock compensation expenses	428	262	1,093	939
Other non-cash expenses	370	240	1,170	751
Foreign currency exchange differences	-1,120	256	-757	-1,747
Changes in assets and liabilities
Decrease (increase) in trade accounts receivable	5,437	4,477	-5,590	8,017
Decrease (increase) in inventories	-3,074	-269	-10,689	12,402
Decrease (increase) in other assets	-1,256	371	-5,557	2,646
Increase (decrease) in trade accounts payable	-327	-358	15,602	-16,245
Increase (decrease) in provisions	1,030	175	12,410	11,411
Increase (decrease) in other liabilities	-107	-1,974	-4,876	-1,301
Income tax paid	-314	-1,080	-1,642	-1,735

Net cash provided by operating activities	28,399	25,065	87,527	74,181
Cash flow from investing activities
Investments in property, plant and equipment	-3,867	-3,185	-9,888	-9,038
Investments in intangible assets	-11,174	-10,674	-34,642	-36,796
Interest received	-30	0	4	34

Net cash used for investing activities	-15,071	-13,859	-44,526	-45,800
Cash flow from financing activities
Proceeds from capital increase and exercise of stock options	3,817	667	4,615	692
Repayment of lease liabilities	-1,645	-1,686	-3,528	-5,180
Proceeds from liabilities to banks	—	-5,000	—	5,000
Cash repayment of liabilities to banks	—	-3,125	-7,500	-12,375
Interest paid	-412	-662	-1,335	-1,823

Net cash provided by (used in) financing activities	1,760	-9,806	-7,748	-13,686
Net effect of foreign currency translation on cash and cash equivalents	402	-693	379	-665
Net change in cash and cash equivalents	15,490	707	35,632	14,030

Cash and cash equivalents at the beginning of the period	85,023	67,586	64,881	54,263

Cash and cash equivalents at the end of the period	100,513	68,293	100,513	68,293

GENERAL INFORMATION

Presentation of Financial Information

This proxy statement/prospectus includes Acorn HoldCo’s financial information, prepared in accordance with U.S. GAAP, as follows:

•

the consolidated financial information of Acorn HoldCo as of September 30, 2021 and for the Period from August 10, 2021 (Inception) through September 30, 2021 derived from Acorn HoldCo’s audited consolidated financial statements that are included herein.

This proxy statement/prospectus also includes ADTRAN’s financial information prepared in accordance with U.S. GAAP, as follows:

•

the consolidated financial information of ADTRAN for the fiscal years ended December 31, 2020, 2019 and 2018 and as of December 31, 2020 and 2019 derived from ADTRAN’s audited consolidated financial statements that are included herein; and

•

the condensed consolidated financial information of ADTRAN for the three and nine months ended and as of September 30, 2021 and for the three and nine months ended September 30, 2020 that is derived from ADTRAN’s unaudited condensed consolidated financial statements that are included herein.

This proxy statement/prospectus also includes the consolidated historical financial information and the condensed consolidated financial information of ADVA, as follows:

•

the consolidated financial information for the fiscal years ended December 31, 2020, 2019 and 2018 and as of December 31, 2020 and 2019 prepared in accordance with IFRS as issued by the IASB, derived from ADVA’s audited financial statements that are included herein;

•

the condensed interim consolidated financial information of ADVA for the three and six months ended and as of June 30, 2021 and for the three and six months ended June 30, 2020 that is derived from ADVA’s unaudited condensed consolidated financial statements prepared in accordance with IFRS as issued by the IASB included herein; and

•

the interim consolidated financial information of ADVA for the three months and nine months ended and as of September 30, 2021 and for the three months and nine months ended September 30, 2020 that is derived from ADVA’s unaudited consolidated 2021 9M Report available on their website, prepared based on the recognition and measurement principles of IFRS as adopted by the European Union (“EU”). As of September 30, 2021 and for the nine months ended September 30, 2021 and 2020, there were no significant differences between the financial information prepared in accordance with IFRS as issued by the IASB and IFRS as adopted by the EU.

ADTRAN’s and ADVA’s respective fiscal years end on December 31 of each year. ADVA’s financial information is presented in euros, except that, in some instances, information in U.S. dollars is provided in information included elsewhere in this proxy statement/prospectus.

This proxy statement/prospectus also includes unaudited pro forma financial information of the combined company prepared in accordance with U.S. GAAP using the following:

•

certain income statement information of ADTRAN for the fiscal year ended December 31, 2020 and the nine months ended September 30, 2021, and balance sheet information for ADTRAN as of September 30, 2021; and

•	certain income statement information of ADVA for the fiscal year ended December 31, 2020 and the nine months ended September 30, 2021, and balance sheet information for ADVA as of September 30, 2021.

In the preparation of our financial statements a series of assumptions and estimates were made, which affect the recognition and amount of assets and liabilities, income and expenses and contingent liabilities, including in particular in relation to income taxes. Therefore, actual results may differ from our assumptions or estimates and net assets, financial position and results of operations or cash flows cannot be extrapolated for future periods or a future reporting date.

Certain totals in the tables included in this proxy statement/prospectus may not calculate due to rounding. Negative amounts are presented in parentheses.

For additional information on the presentation of financial information in this document, see the consolidated financial statements of Acorn HoldCo, the condensed consolidated financial statements of ADTRAN, and the condensed consolidated financial statements of ADVA elsewhere in this proxy statement/prospectus.

Sources of Industry and Market Data

Unless otherwise indicated, the information contained in this document on the market environment, market developments, growth rates, market trends and competition in the market in which Acorn HoldCo, ADTRAN and ADVA operate is taken from publicly available sources, including third-party sources, or reflects Acorn HoldCo’s, ADTRAN’s and ADVA’s estimates that are principally based on information from publicly available sources. ADTRAN confirms that the information included in this document that has been sourced from a third party has been accurately reproduced and that, as far as ADTRAN is aware and was able to ascertain from such information, no facts have been omitted that would render the reproduced information inaccurate or misleading.

Currency Presentation

All references in this document to “EUR”, “euro” and “€” refer to the legal currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty on the Functioning of the European Union, as amended, and all references to “U.S. dollars,” “U.S.$” and “$” refer to the legal currency of the United States of America.

General and Specific Information About Acorn HoldCo Common Stock

Voting Rights

The shares into which ADTRAN shares will be converted in the merger and which will be exchanged for ADVA shares in the exchange offer are shares of Acorn HoldCo common stock, par value $0.01 per share. The holders of shares of Acorn HoldCo common stock will be entitled to one vote for each share upon all matters presented to the stockholders. Holders of Acorn HoldCo common stock are not entitled to cumulative voting. For a more detailed discussion, see the sections of this proxy statement/prospectus titled “Description of Acorn HoldCo Shares” and “Certain Differences in Equityholder Rights Before and After the Business Combination.”

Dividend and Liquidation Rights

Holders of Acorn HoldCo common stock will be entitled to receive proportionately any dividends as may be declared by the Acorn HoldCo board of directors. Upon the liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of Acorn HoldCo assets, the assets legally available for distribution to Acorn HoldCo stockholders will be distributable ratably among the holders of the common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any. For a more detailed discussion, see the sections of this proxy statement/prospectus titled “Dividends and Dividend Policy” and “Description of Acorn HoldCo Common Stock.”

Form and Certification

The shares of Acorn HoldCo common stock will be in book-entry form by the transfer agent and registrar of Acorn HoldCo, American Stock Transfer and Trust Company, LLC, 6201 15th Ave Ste 3K, Brooklyn, NY 11219, United States. In order to facilitate the exercise of shareholders’ rights, in particular voting rights and participation in meetings of stockholders of Acorn HoldCo via Clearstream, Acorn HoldCo entered into an agreement with ADEUS Aktregister-Services-GmbH, Königinstrasse 28, 80802 Munich, Germany, which will act as the central registration office after the completion of the Business Combination. The tasks of the Central Registration Office will include the publication of all relevant information required by shareholders to exercise their rights in the German Federal Gazette (Bundesanzeiger), as well as the assumption of administrative tasks within the logistics of participation and voting rights at general meetings of shareholders. Acorn HoldCo will maintain the Central Registration Office or a comparable service provider during the entire period of its listing at the Frankfurt Stock exchange.

Currency of the Issuance

The shares of Acorn HoldCo common stock are denominated in U.S. dollars.

ISIN/Ticker Symbol

The International Securities Identification Number and the Ticker Symbol of the Acorn HoldCo common stock will be as follows:

International Securities Identification Number (ISIN)	US00486H1059
Ticker Symbol	“ADTN” (Nasdaq; Frankfurt Stock Exchange)

Existing Quotation

Acorn HoldCo shares are not currently listed or traded on any exchange.

Transferability of Acorn HoldCo Common Stock

Acorn HoldCo common stock is transferable in accordance with applicable law. As of the consummation of the offer, and subject to applicable law, trading of shares of Acorn HoldCo common stock will not be subject to any prohibitions on disposals or any restrictions with respect to the transferability of shares of Acorn HoldCo common stock.

Stock Exchange Listings

Prior to the time of delivery of the Acorn HoldCo shares pursuant to the exchange offer and the merger, Acorn HoldCo will apply to admit its shares to listing and trading on Nasdaq (trading in U.S. dollars), subject to official notice of issuance, and will apply to admit its shares to listing and trading on the regulated market (Regulierter Markt) of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) (trading in euros).

All conditions to the exchange offer must be satisfied on or prior to the expiration of the acceptance period on January 12, 2022, 24:00 hours, Central European Time (or, if permissible, waived), except for the regulatory condition. The regulatory condition must be satisfied within twelve months following the end of the acceptance period, i.e., by January 12, 2023. If all conditions have been satisfied by the end of the additional acceptance period to the exchange offer, the exchange offer will be consummated without undue delay thereafter and Acorn HoldCo shares are expected to commence trading on Nasdaq and the Frankfurt Stock Exchange on or shortly after that date. If the regulatory condition is not satisfied by the end of the additional acceptance period to the exchange offer (or, if permissible, waived), completion of the business combination will be delayed until satisfaction (or waiver, if permissible) of the regulatory condition; admission to, and commencement of, trading will be delayed accordingly.

The listing of the Acorn HoldCo shares on the regulated market of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) is subject to the admission of the Acorn HoldCo shares on the basis of an additional admission prospectus to be approved by BaFin as the competent authority of Acorn HoldCo’s home member state or a document made available to the public in accordance with the arrangements set out in Article 21(2) of the Regulation (EU) 2017/1129, containing information describing the transaction and its impact on the issuer.

Certain Defined Terms

In this document, unless the context otherwise requires:

•	“Acorn HoldCo” refers to Acorn HoldCo, Inc., a Delaware corporation;

•	“Acorn HoldCo bylaws” refers to the bylaws of Acorn HoldCo as they will be in effect as of completion of the business combination;

•	“Acorn HoldCo board of directors” refers to the board of directors of Acorn HoldCo as of completion of the business combination;

•	“Acorn HoldCo shares” refers to the common stock, par value $0.01 of Acorn HoldCo;

•	“Acorn HoldCo stockholders” refers to the holders of Acorn HoldCo shares;

•	“ADTRAN” refers to ADTRAN, Inc., a Delaware corporation, and its direct and indirect consolidated subsidiaries;

•	“ADTRAN board of directors” refers to the board of directors of ADTRAN;

•	“ADTRAN shares” refers to the common stock, par value $0.01, of ADTRAN;

•	“ADTRAN stockholders” refers to the holders of ADTRAN shares;

•	“ADTRAN special meeting” refers to the ADTRAN, Inc. special meeting of stockholders being held on January 6, 2022;

•	“ADVA” refers to ADVA Optical Networking SE and its direct and indirect consolidated subsidiaries;

•	“ADVA management board” refers to the management board of ADVA

•	“ADVA shareholders” refers to the holders of ADVA shares;

•	“ADVA shares” refers to the no-par bearer shares of ADVA;

•	“ADVA supervisory board” refers to the supervisory board of ADVA;

•	“BaFin” refers to the German Federal Financial Supervisory Authority (Bundesanstalt fib- Finanzdienstleistungsaufsicht);

•	“business combination” refers to the merger and the exchange offer, together;

•

“business combination agreement” refers to the business combination agreement, dated as of August 30, 2021, by and among ADTRAN, ADVA, Acorn HoldCo and Merger Sub, as the same may be amended from time to time;

•	“business day” refers to any day other than a Saturday, Sunday or other day on which banks in Munich, Germany, or New York, New York, are generally closed, except when the context requires otherwise;

•	“Central European time” refers to the local time in Munich, Germany (Central European Summer Time or Central European Time, as applicable);

•	“Central time” refers to the local time in Huntsville, Alabama (Central Daylight Time or Central Standard Time, as applicable);

•	“combined group” refers to Acorn HoldCo, together with its subsidiaries, following completion of the business combination;

•	“Eastern Time” refers to the local time in New York, New York, United States (Eastern Daylight Time or Eastern Standard Time, as applicable);

•	“EU” refers to the European Union;

•

“EUR,” “€” or “euro” refers to the euro, the legal currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty on the Functioning of the European Union, as amended;

•	“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations under the same;

•	“exchange offer” refers to the exchange offer to be made by Acorn HoldCo for ADVA shares;

•	“German exchange offer document” refers to the German language exchange offer document;

•	“HSR Act” refers to the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under the same, and the rules and regulations under the same;

•	“merger” refers to the merger of Merger Sub with and into ADTRAN, with ADTRAN surviving the merger, in accordance with the business combination agreement;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“Securities Act” refers to the U.S. Securities Exchange Act of 1933, as amended;

•	“U.S. dollars,” “U.S.$” and “$” refers to the legal currency of the United States of America; and

•	“working day” refers to any day other than a Sunday or a federal public holiday in Germany.

Other defined terms used throughout this document are indicated in the text.

Where You Can Find More Information; Documents Available for Inspection

ADVA publishes its annual and interim reports and other information on its website at www.adva.com. Information contained in, on or otherwise accessible through this website does not constitute a part of, and is not incorporated by reference in, this proxy statement/prospectus.

ADTRAN files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as ADTRAN, that file electronically with the SEC. The address of that website is http://www.sec.gov. ADTRAN additionally posts its filings on its website at https://investors.adtran.com. The information contained in, on or accessible through, ADTRAN’s website does not constitute a part of, and is not incorporated by reference in, this proxy statement/prospectus.

Acorn HoldCo has filed a Registration Statement on Form S-4 under the Securities Act with the SEC with respect to the registration of Acorn HoldCo shares to be issued in the merger and the exchange offer. This document constitutes a proxy statement of ADTRAN that also constitutes a prospectus of Acorn HoldCo and a U.S. offering prospectus of Acorn HoldCo to be used in connection with the exchange offer. This document does not contain all of the information set forth in the Registration Statement on Form S-4 because certain parts of the Registration Statement on Form S-4 are omitted in accordance with the rules and regulations of the SEC. The Registration Statement on Form S-4 and its exhibits are available for inspection and copying as set forth above.

You may obtain a copy of the exchange offer document, once published in accordance with Sections 34, 14(2) and (3) of the German Takeover Act, free of charge in German language from the settlement agent for the offer: BNP Paribas Securities Services S.C.A, Frankfurt Branch, Europa-Allee 12, 60327 Frankfurt am Main, Germany, Germany, facsimile: +49 69 1520 5277, email: frankfurt.gct.operations@bnpparibas.com, and in German language (and a non-binding English translation which has, however, not been reviewed or approved by BaFin) at https://acorn-offer.com/.

Incorporation of Certain Documents by Reference

The SEC allows Acorn HoldCo and ADTRAN to incorporate by reference certain ADTRAN information into this proxy statement/prospectus, which means that Acorn HoldCo and ADTRAN can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). These documents contain important information about ADTRAN and its financial condition.

ADTRAN incorporates by reference into this joint proxy statement/prospectus the documents listed below (other than any portions thereof deemed furnished and not filed in accordance with SEC rules):

•	ADTRAN’s 2020 Annual Report;

•	The portions of ADTRAN’s Definitive Proxy Statement on Schedule 14A filed on March 30, 2021, or ADTRAN’s 2021 Proxy Statement, that are incorporated by reference into ADTRAN’s 2020 Annual Report.

•

ADTRAN’S Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, filed with the SEC on May 6, 2021, June 30, 2021, filed with the SEC on August  6, 2021, and September 30, 2021, filed with the SEC on November 5, 2021;

•	ADTRAN’s Current Reports on Form 8-K filed with the SEC on May 18, 2021, August 30, 2021, September 1, 2021, October 7, 2021 and November 29, 2021;

•	The description of ADTRAN common stock set forth in Exhibit 4.1 to the 2020 Annual Report, and any amendment or report filed for purposes of updating any such description; and

•

All documents filed by ADTRAN pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the offer to the date that ADVA shares are accepted for exchange pursuant to the offer, or the date that the offer is terminated, shall also be deemed to be incorporated herein by reference.

ADVA makes its annual and interim reports and other information available on https://www.adva.com/en/about-us/investors. The information contained in, on or accessible through, ADVA’s website does not constitute a part of, and is not incorporated by reference in, this prospectus.

Each document incorporated by reference into this document is current only as of the date of such document, and the incorporation by reference of such document is not intended to create any implication that there has been no change in the affairs of Acorn HoldCo, ADTRAN or ADVA since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this document to the extent that a subsequent statement contained in another document that is incorporated by reference into this document at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

ADTRAN has supplied all information contained or incorporated by reference in this document relating to ADTRAN, and ADVA has supplied all information contained in this document relating to ADVA. Both ADTRAN and ADVA have contributed information relating to the exchange offer and the merger.

You can obtain any of the documents incorporated by reference into this document from the SEC, through the SEC’s website at www.sec.gov. Copies of documents that ADTRAN files with the SEC are also available on ADTRAN’s website at https//adtran.com.

Documents Available for Inspection

Until the completion of the business combination, or the earlier termination of the business combination agreement, the following documents, or copies thereof, may be inspected during regular business hours at Acorn HoldCo’s office at 901 Explorer Boulevard, Huntsville, Alabama 35806-2807:

•	the Acorn HoldCo certificate of incorporation;

•	the Acorn HoldCo bylaws;

•	the opinion of the financial advisor of ADTRAN; and

•	the business combination agreement.

The listed documents will also be available in electronic form for twelve months after publication of this document at Acorn HoldCo’s website at https://acorn-offer.com/. Information contained on Acorn HoldCo’s website does not constitute part of and is not incorporated by reference into this document.

Potential Interests

Acorn HoldCo has entered into a business combination agreement with ADTRAN, ADVA and Merger Sub. Such parties have an interest in the completion of the business combination.

ADTRAN and its direct and indirect subsidiaries are persons acting jointly with the bidder within the meaning of section 2 (5) of the German Takeover Act.

BofA Securities, Inc., or BofA Securities, and Jefferies LLC, or Jefferies, act as financial advisors to ADVA or ADTRAN in connection with the proposed business combination and will receive fees for such services. A portion of the fees of BofA Securities and Jefferies, $7.0 million and €13.7 million, respectively, are contingent upon consummation of the business combination.

Certain of the ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors and certain of the ADVA management board members and supervisory board members may have interests in the business combination that may be different from, or in addition to, the interests of ADTRAN stockholders and ADVA shareholders, respectively. In the case of ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors, these interests include the continued service of certain directors and executive officers following the closing of the business combination, the treatment of restricted stock units, performance stock units, stock options and other equity-based awards in connection with the business combination, and the indemnification of ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors by Acorn HoldCo. In the case of certain of ADVA supervisory board members and management board members, these interests include continued positions as directors and executive officers of Acorn HoldCo and the treatment of ADVA’s stock options following the closing of the business combination.

At the close of business on November 16, 2021, the record date for the ADTRAN special meeting, ADTRAN directors and executive officers and their affiliates owned and were entitled to vote approximately 2.2% of the outstanding ADTRAN shares entitled to vote at the ADTRAN special meeting. As of August 26, 2021, members of the ADVA management board and their affiliates owned 0.79% of the outstanding ADVA shares and ADVA stock options covering 862,147 ADVA shares in the aggregate. EGORA Holding GmbH and its wholly owned subsidiary Egora Ventures GmbH, entities affiliated with ADVA’s chief executive officer, Brian Protiva, own approximately 14.6% ADVA’s share capital. These entities have agreed to validly accept the exchange offer for 7,000,000 ADVA shares held by them, representing 13.7% of ADVA’s share capital, within two business days after the commencement of the acceptance period. See “The Exchange Offer —Irrevocable Undertakings.”

Other than as described in this section, Acorn HoldCo is not aware of any substantial interest in the business combination of another party other than interest as an ADTRAN or ADVA equityholder generally nor is it aware of any conflict of interest.

THE ADTRAN SPECIAL MEETING

Time, Place and Purpose of the ADTRAN Special Meeting

The ADTRAN special meeting will be held virtually by live webcast on January 6, 2022, at 10:30 a.m., Central time. You can participate in the meeting by visiting www.virtualshareholdermeeting.com/ADTN2022SM, where you will be able to listen to the meeting live and vote during the meeting. Please log in to the website by 10:30 a.m., Central time, on the day of the meeting. There is no physical location for the special meeting. The purpose of the ADTRAN special meeting is for ADTRAN stockholders:

•	to consider and vote on the proposal to adopt the business combination agreement;

•	to consider and vote on a non-binding advisory proposal to approve the compensation that may become payable to ADTRAN’s named executive officers in connection with the business combination; and

•

to consider and vote on any proposal that may be made by the chairman of the ADTRAN board of directors to adjourn or postpone the special meeting in order to (1) solicit additional proxies with respect to the above-mentioned proposals and/or (2) hold the special meeting on a date that is no later than the day prior to the expiration of the acceptance period, in the event that such date of expiration is extended.

The ADTRAN board of directors unanimously recommends that you vote FOR the business combination proposal, FOR the compensation proposal and FOR the stockholder adjournment proposal. For the reasons for these recommendations, see “The Business Combination—ADTRAN’s Reasons for the Business Combination.”

Who Can Vote at the ADTRAN Special Meeting

Only holders of record of ADTRAN shares at the close of business on November 16, 2021, the record date for the ADTRAN special meeting, will be entitled to notice of, and to vote at, the ADTRAN special meeting or any postponement or adjournment thereof. As of the record date, there were 49,099,011 ADTRAN shares outstanding and entitled to vote at the ADTRAN special meeting. You are entitled to one vote for each ADTRAN share you own for each matter to be voted on at the ADTRAN special meeting. ADTRAN shares that are held in treasury are not entitled to vote at the ADTRAN special meeting.

Votes Required

The business combination proposal requires the affirmative vote of the holders of a majority of the ADTRAN shares outstanding and entitled to vote at the ADTRAN special meeting (meaning that, of the ADTRAN shares outstanding, a majority must be voted “FOR” such proposal). A failure to vote, a broker non-vote, or an abstention will have the same effect as a vote “AGAINST” the business combination proposal.

The compensation proposal and the stockholder adjournment proposal each requires the affirmative vote of a majority of the ADTRAN shares present at the meeting or represented by proxy and entitled to vote at the ADTRAN special meeting (meaning that, of the ADTRAN shares represented at the ADTRAN special meeting and entitled to vote, a majority must be voted “FOR” such proposals). An abstention will have the same effect as a vote “AGAINST” such proposals. A failure to vote and broker non-votes will have no effect on the vote on any of the compensation proposal and the stockholder adjournment proposal. The presence, at the meeting or by proxy, of the holders of a majority of the ADTRAN shares entitled to vote shall constitute a quorum. ADTRAN shares represented at the ADTRAN special meeting and entitled to vote but not voted, including ADTRAN shares represented by abstentions, will be considered present for quorum purposes. Broker non-votes will not be counted for purposes of determining whether a quorum is present.

Adjournments

The special meeting and any adjournment thereof must be held during the acceptance period of the exchange offer. Where a quorum is not present at the ADTRAN special meeting, the ADTRAN special meeting may be adjourned from time to time by the chair of the meeting or a majority of the ADTRAN stockholders present at the meeting or represented by proxy and entitled to vote at that meeting from time to time, without notice other than announcement at the meeting, unless otherwise required by statute. If the chairman of the ADTRAN board of directors proposes to adjourn the special meeting and the stockholder adjournment proposal is approved by the ADTRAN stockholders, the special meeting will be adjourned. At any adjourned meeting of the special meeting at which a quorum is present, any business may be transacted which might have been transacted at the ADTRAN special meeting as originally notified. In order for the ADTRAN special meeting to be adjourned, the proposal to adjourn the meeting must be approved by a majority of the ADTRAN shares present at the meeting or represented by proxy and entitled to vote. See “—Proposal No. 3: The Stockholder Adjournment Proposal.” In addition, whether or not a quorum of the stockholders is present, the ADTRAN bylaws permit the ADTRAN chairman to adjourn the special meeting to another place, date, and time.

Manner of Voting

If you are an ADTRAN stockholder and you hold your ADTRAN shares in your own name, you may submit your vote for or against (or abstain in respect of) the proposals submitted at the ADTRAN special meeting or by proxy. Your vote is important. Because many stockholders cannot attend the special meeting, it is necessary that a large number be represented by proxy. Most stockholders have a choice of voting over the internet, by using a toll-free telephone number, or by completing a proxy card or voting instruction card, as described below:

•

Vote on the Internet. If you have internet access, you may submit your proxy or voting instructions by following the instructions provided with your proxy materials and on your proxy card or voting instruction card;

•

Vote by Telephone. You can also vote by telephone by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded; or

•	Vote by Mail. You may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided.

Information and applicable deadlines for using the proxy card, or voting by telephone, through the internet or by mail, are set forth in the enclosed proxy card instructions. Alternatively, you may vote during the ADTRAN special meeting virtually by ballot.

If your ADTRAN shares are registered in the name of a broker, bank or other nominee (which is also known as being held in “street name”), that broker, bank or other nominee has enclosed or will provide a voting instruction card for you to direct the broker, bank or other nominee how to vote your shares. ADTRAN stockholders who hold shares in “street name” must return their instructions to their broker, bank or other nominee on how to vote their shares. If your ADTRAN shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the special meeting.

All shares entitled to vote and represented by a properly completed proxy (either by internet, telephone or mail) will be voted at the special meeting as indicated on the proxy unless earlier revoked by you. If no instructions are indicated for a matter on an otherwise properly completed proxy from a stockholder of record, the shares represented by that proxy will be voted on that matter as recommended by the ADTRAN board of directors. Execution of the proxy also confers discretionary authority on the proxy holders to vote your shares on other matters that may properly come before the annual meeting. If no instructions are indicated on a properly executed proxy card, the shares will be voted in accordance with the recommendation of the ADTRAN board of directors and, therefore, FOR the business combination proposal, FOR the compensation proposal and FOR the stockholder adjournment proposal.

If you return a properly executed proxy card or voting instruction card and have indicated that you have abstained from voting on a proposal, your ADTRAN shares represented by the proxy will be considered present at the ADTRAN special meeting for purposes of determining a quorum, but will have the same effect as a vote AGAINST the business combination proposal, the compensation proposal and the stockholder adjournment proposal. ADTRAN urges you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your ADTRAN shares.

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the special meeting. If you are an ADTRAN stockholder and your proxy indicates instructions for some, but not all, of the proposals, your votes will be cast as indicated on the specified proposals for which instructions are indicated and in accordance with the recommendation of the ADTRAN board of directors, as described above, for any proposal for which no instructions are indicated.

You may revoke your proxy at any time before it is voted by:

•	submitting a later-dated proxy by mail, fax, telephone or through the internet;

•	subsequently voting by phone or Internet; or

•	virtually attending and voting during the ADTRAN special meeting.

Attendance virtually at the ADTRAN special meeting will not, in and of itself, constitute revocation of a previously granted proxy. If the ADTRAN special meeting is adjourned or postponed, it will not affect the ability of ADTRAN stockholders to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Broker Non-Votes

Broker non-votes are ADTRAN shares held by a broker, bank or other nominee that are represented at the ADTRAN special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Under the listing requirements of Nasdaq, brokers who hold ADTRAN shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner.

It is expected that under Nasdaq rules the business combination proposal, the compensation proposal and, if brought, the stockholder adjournment proposal will all be considered non-routine. Therefore, if your broker, bank or other nominee holds your ADTRAN shares in “street name,” your broker, bank or other nominee will vote your ADTRAN shares only if you provide instructions on how to vote. For the business combination proposal, broker non-votes will have the same effect as a vote AGAINST adopting the business combination agreement. Broker non-votes are not considered shares entitled to vote on the compensation proposal and the stockholder adjournment proposal and, therefore, will have no effect on such matters.

Solicitation of Proxies

The entire cost of soliciting proxies will be borne by ADTRAN, including the expense of preparing, printing and mailing this proxy statement/prospectus. Solicitation costs include payments to brokerage firms and others for forwarding solicitation materials to beneficial owners of ADTRAN’s stock and reimbursement of out-of-pocket costs incurred for any follow up mailings. ADTRAN also has engaged Morrow Sodali, LLC to assist in the solicitation of proxies from stockholders at a fee of $20,000 plus reimbursement of out-of-pocket expenses. In addition to use of the mail, proxies may be solicited personally or by telephone by employees of ADTRAN without additional compensation.

Stockholders Sharing an Address

If you share an address with another stockholder, you may receive only one set of printed proxy materials (including this proxy statement/prospectus) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may contact the bank or broker that manages your account or, if you are a stockholder of record, you may contact Morrow Sodali, LLC at (203) 658-9400 (banks and brokerage firms) and (800) 662-5200 (stockholders toll-free), or via email at adtn.info@investor.morrowsodali.com. Similarly, if you share an address with another stockholder and have received multiple copies of the proxy materials, you may contact the bank or broker that manages your account or, if you are a stockholder of record, you may contact Morrow Sodali, LLC using the information above to request delivery of only a single copy of these materials to your household.

Submission of Stockholder Proposals

Depending on if and when the merger is completed, ADTRAN may not hold an annual meeting of stockholders in 2022 (the “2022 Annual Meeting”). If the merger is not completed, ADTRAN stockholders will continue to be entitled to attend and participate in ADTRAN’s annual meetings of stockholders. If such annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for such annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and ADTRAN’s certificate of incorporation and bylaws.

Any stockholder intending to present a proposal for inclusion in the proxy statement for the 2022 Annual Meeting must provide timely written notice of the proposal to us at ADTRAN, Inc., Attn: Corporate Secretary, 901 Explorer Boulevard, Huntsville, Alabama 35806, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2). ADTRAN must receive the proposal by November 30, 2021, for possible inclusion in the proxy statement. If the date of the 2022 Annual Meeting changes by more than 30 days from May 13, 2022, then the deadline to submit stockholder proposals for inclusion in the proxy statement for the 2022 Annual Meeting will be a reasonable time before ADTRAN begins to print and mail its proxy materials for the 2022 Annual Meeting. ADTRAN will determine whether to include a proposal in the 2022 proxy statement in accordance with the SEC rules governing the solicitation of proxies.

In addition, under ADTRAN’s bylaws, any stockholder of record intending to nominate a candidate for election to the board of directors or to propose any business at the 2022 Annual Meeting must give timely written notice to ADTRAN at its executive offices in Huntsville, Alabama. A nomination or proposal for the 2022 Annual Meeting will be considered timely if it is received no earlier than January 13, 2022 and no later than February 12, 2022. If the date of the 2022 Annual Meeting is advanced by more than 30 days or is delayed by more than 70 days from May 13, 2022, then to be timely the nomination or proposal must be received by ADTRAN no earlier than the 120th day prior to the 2022 Annual Meeting and no later than the close of business on the later of the 90th day prior to the meeting and the 10th day following the day on which public announcement of the date of the 2022 Annual Meeting is first made. The notice of nomination or proposal must detail the information specified in ADTRAN’s bylaws. ADTRAN will not entertain any proposals or nominations at the 2022 Annual Meeting that do not meet the requirements set forth in ADTRAN’s bylaws. The Bylaws are available in the “Corporate Governance” section of our website at https://investors.adtran.com. To make a submission or to request a copy of ADTRAN’s bylaws, stockholders should contact ADTRAN’s Corporate Secretary at ADTRAN, Inc., Attn: Corporate Secretary, 901 Explorer Boulevard, Huntsville, Alabama 35806.

Proposal No. 1: The Business Combination Proposal

The business combination cannot be completed without the approval of the business combination proposal. The business combination proposal requires the affirmative vote of the holders of a majority of the ADTRAN shares outstanding and entitled to vote at the ADTRAN special meeting (meaning that, of the ADTRAN shares outstanding, a majority must be voted “FOR” such proposal). A failure to vote, a broker non-vote, or an abstention will have the same effect as a vote “AGAINST” the business combination proposal. The business combination agreement is attached as Annex A to this document.

Pursuant to the business combination agreement, ADTRAN’s business will be brought under Acorn HoldCo through the merger and ADVA’s business will be brought under Acorn HoldCo through the exchange offer.

The settlement of the exchange offer will be subject to and occur immediately after the merger. In the merger, each ADTRAN share will be converted into the right to receive one Acorn HoldCo share. In the exchange offer, ADVA shareholders will be offered to exchange each ADVA share for 0.8244 Acorn HoldCo shares. The closing of the merger and the settlement of the exchange offer are subject to the satisfaction or, if permissible, waiver of certain conditions, including the minimum acceptance condition, the ADTRAN stockholders’ approval condition, the regulatory condition, and the other conditions described under “The Exchange Offer—Conditions to the Exchange Offer.” All conditions to the exchange offer must be satisfied on or prior to the expiration of the acceptance period on January 12, 2022 (or if permissible, waived), except for the regulatory condition. The regulatory condition must be satisfied within twelve months following the end of the acceptance period, i.e., by January 12, 2023.

At the effective time of the merger, each ADTRAN RSU, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will, without any required action on the part of the holder thereof, cease to represent an ADTRAN RSU and will be converted into an Acorn HoldCo RSU on the same terms and conditions as were applicable to such ADTRAN RSU immediately prior to the effective time of the merger. The number of Acorn HoldCo shares subject to each Acorn HoldCo RSU will equal the number of ADTRAN shares subject to such ADTRAN RSU immediately prior to the effective time of the merger.

At the effective time of the merger, each ADTRAN PSU, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will, without any required action on the part of the holder thereof, be converted into an Acorn HoldCo RSU on substantially the same terms and conditions as were applicable to such ADTRAN PSU immediately prior to the effective time of the merger, except that the Acorn HoldCo RSUs will be subject to service-vesting conditions only, not performance-vesting conditions. The number of Acorn HoldCo shares subject to each such Acorn HoldCo RSU will equal the target number of ADTRAN shares subject to such ADTRAN PSU. The Acorn HoldCo RSUs will cliff vest at the end of the performance period applicable to the ADTRAN PSU, subject to the holder’s continued employment with Acorn Holdco or its subsidiaries. Any accrued but unpaid dividend equivalents with respect to any ADTRAN PSU will be assumed by Acorn HoldCo and become an obligation with respect to the applicable Acorn HoldCo RSU.

At the effective time of the merger, each ADTRAN RSA that is outstanding immediately prior to the effective time will, without any required action on the part of the holder thereof, be converted into an Acorn HoldCo RSA on the same terms and conditions as were applicable to such ADTRAN RSA immediately prior to the effective time of the merger. The number of Acorn HoldCo shares subject to each such Acorn HoldCo RSA will be equal to the total number of ADTRAN shares subject to such ADTRAN RSA immediately prior to the effective time of the merger. Any accrued but unpaid dividend equivalents with respect to any ADTRAN RSA will be assumed by Acorn HoldCo and become an obligation with respect to the applicable Acorn HoldCo RSA.

At the effective time of the merger, each ADTRAN stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will cease to represent an ADTRAN stock option and will be converted, at the effective time of the merger and without any required action on the part of the holder thereof, into an Acorn HoldCo stock option on the same terms and conditions as were applicable to such ADTRAN stock option immediately prior to the effective time of the merger. The number of Acorn HoldCo shares subject to each such Acorn HoldCo stock option will equal the number of ADTRAN shares subject to each ADTRAN stock option immediately prior to the effective time of the merger and such Acorn HoldCo stock option will have an exercise price per share equal to the per-share exercise price applicable to such ADTRAN stock option immediately prior to the effective time.

Acorn HoldCo may pursue a post-completion reorganization with respect to ADVA after settlement of the exchange offer if the relevant ownership threshold for such a post-completion reorganization has been reached as a result of or following the exchange offer. A post-completion reorganization could eliminate any minority shareholder interests in ADVA remaining after the settlement of the exchange offer or allow Acorn HoldCo to control ADVA to the greatest extent permissible despite any remaining minority shareholder interests. The type of such transaction will primarily depend on the percentage of ADVA shares acquired in the exchange offer and, to the extent legally permissible, in the open market or otherwise. Post-completion reorganization transactions may include a domination agreement (Beherrschungsvertrag) and/or a profit and loss transfer agreement (Gewinnabführungsvertrag), a delisting of ADVA shares and squeeze-out transactions in accordance with German law. See “The Business Combination—Potential Post-Completion Reorganization Regarding ADVA.”

Upon completion of the business combination, and assuming that all of the outstanding ADVA shares are exchanged in the exchange offer, former ADTRAN stockholders will own approximately 54% of the outstanding Acorn HoldCo shares and former ADVA shareholders will own approximately 46% of the outstanding Acorn HoldCo shares.

The rights of holders of Acorn HoldCo shares will be different from the rights of ADTRAN stockholders and ADVA shareholders because the Acorn HoldCo certificate of incorporation and bylaws immediately after the business combination will be different from the governing documents of ADTRAN and ADVA, and will be governed by Delaware law. See “Comparison of Equityholder Rights Before and After the Business Combination” for a description of the material differences.

The ADTRAN board of directors unanimously approved the business combination agreement and determined that the business combination is in the best interests of ADTRAN and its stockholders.

The ADTRAN board of directors unanimously recommends that the stockholders vote “FOR” the business combination proposal.

Proposal No. 2: The Compensation Proposal

Under Section 14A of the Exchange Act and the applicable rules thereunder, ADTRAN is required to provide ADTRAN stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that may become payable to its named executive officers in connection with the business combination, as disclosed in this document, including as described in “The Business Combination—Interests of Directors, Board Members and Executive Officers in the Business Combination—ADTRAN.” Specifically, the vote relates to the ADTRAN PSUs held by ADTRAN’s named executive officers, which, as disclosed elsewhere in this proxy statement/prospectus, will be converted into an equal number of Acorn HoldCo RSUs on substantially the same terms and conditions as were applicable to such ADTRAN PSU immediately prior to the effective time of the merger except that the Acorn HoldCo RSUs will be subject to service-vesting conditions only, not performance-vesting conditions.

The below table describes the estimated value of the ADTRAN PSUs held by each named executive officer that will be converted into Acorn HoldCo RSUs. These estimates are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the effective time of the business combination, including the grant of any additional equity awards as permitted by the business combination agreement. For purposes of calculating such amounts, we have assumed:

•	November 15, 2021 as the closing date of the business combination;

•	ADTRAN PSUs that were outstanding as of November 15, 2021; and

•

the value of an ADTRAN share is $20.54, which is equal to the average closing market price of a share of ADTRAN common stock over the first five business days immediately following the announcement of the business combination.

The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after the date of this document and before the consummation of the business combination. As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table.

Golden Parachute Compensation
Name	Cash ($)	Equity ($)(1)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Thomas R. Stanton	—	4,936,867	—	—	—	—	4,936,867
Michael K. Foliano	—	1,438,778	—	—	—	—	1,438,778
Ronald D. Centis	—	1,314,159	—	—	—	—	1,314,159
James D. Wilson, Jr.	—	1,159,606	—	—	—	—	1,159,606
Eduard Scheiterer(2)	—	785,685	—	—	—	—	785,685

(1)

Reflects the value of the ADTRAN PSUs (assuming target performance) held by each named executive officer based on the assumptions set forth above. As described elsewhere in this proxy statement/prospectus, at the effective time of the merger, each ADTRAN PSU will be converted into an Acorn HoldCo RSU on substantially the same terms and conditions as were applicable to such ADTRAN PSU immediately prior to the effective time of the merger except that the Acorn HoldCo RSUs will be subject to service-vesting conditions only, not performance-vesting conditions. The number of Acorn HoldCo shares subject to each such Acorn HoldCo RSU will equal the target number of ADTRAN shares subject to such ADTRAN PSU. The Acorn HoldCo RSUs will cliff vest at the end of the performance period applicable to the ADTRAN PSU, subject to the holder’s continued employment with Acorn Holdco or its subsidiaries. Any accrued but unpaid dividend equivalents with respect to any ADTRAN PSU will be assumed by Acorn HoldCo and become an obligation with respect to the applicable Acorn HoldCo RSU.

(2)

As disclosed by ADTRAN in prior SEC filings, Mr. Scheiterer will retire from the position of Senior Vice President of Research and Development of ADTRAN effective November 30, 2021. As a result of his retirement, Mr. Scheiterer will forfeit his outstanding ADTRAN PSUs effective November 30, 2021, such that none will remain outstanding as of the effective time. The amounts shown in the table above represent the amounts Mr. Scheiterer would receive in respect of his ADTRAN PSUs assuming a closing date of the business combination of November 15, 2021, prior to the date of Mr. Scheiterer’s retirement.

This vote is commonly referred to as a “golden parachute say on pay” vote. It is a non-binding, advisory vote and relates only to already existing contractual obligations of ADTRAN that may result in a payment to its named executive officers in connection with, or following, the completion of the business combination. Further, the compensation proposal does not relate to any compensation arrangement that may become applicable to directors or executive officers who are not named executive officers.

The ADTRAN board of directors unanimously recommends that ADTRAN stockholders approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of ADTRAN, Inc. in connection with the business combination, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the joint proxy statement/prospectus entitled “The Business Combination—Interests of Directors, Board Members and Executive Officers in the Business Combination—ADTRAN,” including the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

As an advisory vote, the compensation proposal is not binding upon ADTRAN, Acorn HoldCo or the ADTRAN board of directors or Acorn HoldCo board of directors, and approval of the compensation proposal is not a condition to completion of the business combination. Accordingly, to the extent that ADTRAN is contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, if the business combination is consummated and regardless of the outcome of the advisory vote.

The vote on executive compensation payable in connection with the business combination is a vote separate and apart from the vote to adopt the business combination agreement. Accordingly, you may vote for the business combination proposal and vote against the compensation proposal and vice versa.

The compensation proposal requires the affirmative vote of a majority of the ADTRAN shares present or represented by proxy and entitled to vote at the ADTRAN special meeting (meaning that of the ADTRAN shares represented at the ADTRAN special meeting and entitled to vote a majority must be voted “FOR” such proposals). An abstention will have the same effect as a vote “AGAINST” such proposal. A failure to vote and broker non-votes will have no effect on the vote on the compensation proposal.

The ADTRAN board of directors unanimously recommends that the stockholders vote “FOR” the compensation proposal.

Proposal No. 3: The Stockholder Adjournment Proposal

The stockholder adjournment proposal, if presented by the chairman of the ADTRAN board of directors at the ADTRAN special meeting, would allow to adjourn or postpone the special meeting in order to (1) solicit additional proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the business combination proposal and/or (2) hold the special meeting on a date that is no later than the day prior to the expiration of the acceptance period, in the event that such date of expiration is extended.

The stockholder adjournment proposal is not a condition to completion of the business combination.

The vote on the stockholder adjournment proposal in connection with the business combination is a vote separate and apart from the vote to adopt the business combination agreement. Accordingly, you may vote for the business combination proposal and vote against the stockholder adjournment proposal and vice versa.

The stockholder adjournment proposal requires the affirmative vote of a majority of the ADTRAN shares present or represented by proxy and entitled to vote at the ADTRAN special meeting (meaning that of the ADTRAN shares represented at the ADTRAN special meeting and entitled to vote a majority must be voted “FOR” such proposals). An abstention will have the same effect as a vote “AGAINST” the stockholder adjournment proposal. A failure to vote and broker non-votes will have no effect on the vote on the stockholder adjournment proposal. In addition, whether or not a quorum of the stockholders is present, the ADTRAN bylaws permit the ADTRAN chairman to adjourn the special meeting to another place, date, and time.

The ADTRAN board of directors unanimously recommends that the stockholders vote “FOR” the stockholder adjournment proposal.

THE BUSINESS COMBINATION

Information About the Companies

Acorn HoldCo

Acorn HoldCo is a newly incorporated corporation formed under the laws of Delaware on August 10, 2021, that will become the parent company of ADTRAN and ADVA upon the completion of the business combination. To date, Acorn HoldCo has not conducted any material activities other than those incidental to its formation and the matters contemplated by the business combination agreement. Following the consummation of the business combination, Acorn HoldCo will change its name to “ADTRAN Holdings, Inc.” and its ticker symbol will be “ADTN.”

Acorn HoldCo’s principal executive office is located at 901 Explorer Boulevard, Huntsville, Alabama 35806-2807, and its telephone number at that location is +1 (256) 963-8000. Acorn HoldCo’s registered office is located at Corporation Trust Center, 1209 N. Orange Street, Wilmington, New Castle County, Delaware 19801.

ADTRAN

ADTRAN is a leading global provider of networking and communications platforms and services focused on the broadband access market. ADTRAN’s vision is to enable a fully connected world where the power to communicate is available to everyone, everywhere. ADTRAN’s unique approach, unmatched industry expertise and innovative solutions enable us to address almost any customer need. ADTRAN’s products and services are utilized by a diverse global customer base of network operators that range from those having regional or national reach and operating as telephone or cable television network operators to alternative network providers such as municipalities or utilities, as well as managed service providers who serve small- and medium-sized businesses and distributed enterprises. ADTRAN had approximately 1,450 employees as of August 20, 2021.

ADTRAN began operations in January 1986. Headquartered in Huntsville, Alabama, ADTRAN is located in Cummings Research Park. ADTRAN’s mailing address is 901 Explorer Boulevard, Huntsville, Alabama, 35806. ADTRAN’s telephone number at that location is (256) 963-8000. ADTRAN’s website is www.adtran.com. No information contained on ADTRAN’s website is intended to be included as part of, or incorporated by reference into, this registration statement.

ADVA

ADVA, a societas europaea (SE), is incorporated under the laws of the European Union and of Germany. ADVA develops and provides innovative solutions to network operations (private enterprises, communication services providers and internet content provides), focusing on solutions for cloud access, cloud interconnect and network synchronization. ADVA employs approximately 1,900 professionals worldwide as of August 20, 2021.

ADVA’s registered offices are located at Märzenquelle 1–3, 98617 Meiningen/Dreißigacker, Germany, and its telephone number at that location is +49 (0) 36 93 450 0. The address of the head-office is Fraunhoferstrasse 9a, 82159 Martinsried/Munich, Germany. ADVA’s shares are listed on the Frankfurt Stock Exchange, ISIN: DE0005103006.

Merger Sub

Acorn MergeCo, Inc., or Merger Sub is a Delaware corporation and wholly-owned subsidiary of Acorn HoldCo that was formed on August 10, 2021, solely for the purpose of effecting the merger. To date, Merger Sub has not conducted any material activities other than those incidental to its formation and the matters contemplated by the business combination agreement. Upon effectiveness of the merger, Merger Sub will merge with and into ADTRAN, with ADTRAN surviving the merger as a direct wholly-owned subsidiary of Acorn HoldCo.

Merger Sub’s principal executive offices are located at 901 Explorer Boulevard, Huntsville, Alabama 35806-2807, and its telephone number at that location is +1 (256) 963-8000. Its registered office is located at Corporation Trust Center, 1209 N. Orange Street, Wilmington, New Castle County, Delaware 19801.

Structure of the Business Combination

In the business combination, ADTRAN’s business will be brought directly under Acorn HoldCo through the merger and ADVA’s business will be brought directly under Acorn HoldCo through the exchange offer. Following settlement of the exchange offer, Acorn HoldCo may pursue a squeeze-out of remaining minority shareholders, with respect to ADVA if the relevant ownership threshold for such a post-completion reorganization has been reached as a result of or following the exchange offer. A post-completion reorganization could eliminate any minority shareholder interests in ADVA remaining after the settlement of the exchange offer or allow Acorn HoldCo to control ADVA to the greatest extent permissible despite any remaining minority shareholder interests. The type of such transaction will mainly depend on the percentage of ADVA shares acquired in the exchange offer and, to the extent legally permissible, in the open market or otherwise. Potential post-completion reorganization transactions include a DPLTA, where minority shareholders remain outstanding, and squeeze-out transactions, where Acorn HoldCo (directly or indirectly) acquires all ADVA shares owned by remaining ADVA minority shareholders for adequate compensation. ADVA shareholders located or resident in the United States would participate in potential post-completion reorganization transactions and would be treated equally with ADVA shareholders located outside of the United States.

For a more complete description of potential post-completion reorganization measures, see “—Potential Post-Completion Reorganization Regarding ADVA.”

The following diagrams illustrate the simplified structure of ADTRAN, ADVA and Acorn HoldCo prior to the consummation of the business combination, as well as after the consummation of the business combination.

Pre-Combination Structure

Post-Completion Structure

Background of the Business Combination

The management of ADTRAN and the ADTRAN board of directors regularly review ADTRAN’s results of operations, future growth prospects and positions in the industries in which it operates. They have also regularly considered the strategic options of ADTRAN’s business in light of industry, economic and other conditions, including whether the continued execution of ADTRAN’s strategy as a standalone company or the pursuit of other strategic options offers the best avenue to enhance stockholder value.

Thomas Stanton, Chief Executive Officer of ADTRAN and Brian Protiva, Chief Executive Officer of ADVA, have known one another for over a decade. Over the course of their relationship, Mr. Stanton and Mr. Protiva, as well as other senior management from ADTRAN and ADVA, engaged in intermittent discussions regarding the possibility of pursuing various strategic transactions between the two companies. None of these discussions, other than those discussed in this background, progressed beyond preliminary stages or resulted in any specific proposal.

Following a discussion between Mr. Stanton and Mr. Protiva on July 11, 2019 on the merits of combining ADTRAN and ADVA to create a stronger network solutions vendor, it was determined that ADTRAN and ADVA should enter into a mutual nondisclosure agreement to further enable detailed exploration of a potential combination of the two companies. On July 16, 2019, ADTRAN and ADVA entered into a mutual nondisclosure agreement, governing the terms and conditions under which the parties would exchange information in order to further assess the merits and risks of a potential business combination. The mutual nondisclosure agreement did not include a standstill provision.

In connection with these discussions, Mr. Stanton and others from ADTRAN senior management consulted with BofA Securities, Inc., which we refer to as BofA Securities, who had from time to time been engaged in dialogue with ADTRAN management regarding a variety of potential strategic options. Accordingly, BofA Securities participated in the discussions with ADVA that started in mid-2019. Before entering into a written engagement letter, BofA Securities provided to the ADTRAN board of directors a relationship disclosure letter regarding BofA Securities’ relationship with, and fees earned by BofA Securities for financial advisory and other services that BofA Securities had provided to, ADTRAN, ADVA and certain of their respective affiliates, including as described in the section entitled “The Business Combination—Opinion of Financial Advisor to ADTRAN” beginning on page 107. BofA Securities’ engagement letter with ADTRAN was executed on August 27, 2021, with BofA Securities’ engagement effective as of November 6, 2019.

Following the execution of the non-disclosure agreement, senior management of ADTRAN and ADVA engaged in telephonic discussions regarding the parties’ technology roadmaps and thereafter senior management of ADTRAN and ADVA provided an update on these positive discussions to Mr. Stanton and Mr. Protiva. It was determined by the parties that senior management of both parties would meet in person in November to engage in further discussions regarding a potential business combination. Prior to this November meeting, representatives of senior management of ADTRAN and ADVA held additional telephonic discussions to begin to discuss potential synergies in connection with a potential business combination.

On November 6, 2019, members of ADTRAN and ADVA senior management, including Mr. Stanton and Mr. Protiva, and representatives from Jefferies LLC, financial advisor to ADVA, which we refer to as Jefferies, and BofA Securities, met in person at ADTRAN’s office in Huntsville, Alabama to discuss a potential business combination between ADTRAN and ADVA. During this meeting, ADTRAN and ADVA discussed product development, financial information, customer overlaps, synergies and other items relating to the potential business combination. In addition, ADTRAN and ADVA discussed various forms of consideration (and mixes) for the potential business combination, including an all-stock transaction.

Following the November 6, 2019 meeting and through the spring of 2020 the parties remained in contact but were more focused on their business operations in light of developing market opportunities and the emerging COVID-19 pandemic. Intermittent discussions (in February and March of 2020) were held between Mr. Protiva and Mr. Stanton on the potential business combination (on an all-stock basis), but these discussions did not result in any specific proposal.

On August 6, 2020, certain members of ADVA’s management board met telephonically to further discuss the feasibility of a business combination with ADTRAN, including ADTRAN’s preference for a transaction on an all-stock basis. Representatives of Hogan Lovells International LLP, outside counsel to ADVA, which we refer to as Hogan Lovells, and Jefferies, attended this discussion.

On August 24, 2020, ADVA communicated to ADTRAN its willingness to continue discussions with respect to a potential business transaction on the basis of an all-stock transaction and members of ADTRAN’s and ADVA’s senior management attended a virtual meeting. At the meeting, ADTRAN and ADVA exchanged certain information about and discussed each company’s business, including products, sales plans, financial information and synergies from a potential business combination between the companies.

Following the August 24, 2020 meeting, Mr. Stanton and Mr. Protiva held a number of conversations in which they further discussed the merits and risks of the potential business combination. As part of these discussions, Mr. Stanton and Mr. Protiva agreed to begin initial due diligence on the respective companies.

During the period beginning on August 24, 2020 and extending through the end of November 2020, the parties and their respective financial advisors participated in a number of due diligence calls with respect to each other’s business, and worked together to further progress the financial and synergies model in connection with the potential business combination.

On December 4, 2020 a conference call was held between senior management of ADTRAN and ADVA, and representatives of BofA Securities, Jefferies, Hogan Lovells and Kirkland & Ellis LLP, outside counsel to ADTRAN, which we refer to as Kirkland, to discuss the feasibility of a potential business combination under the legal regimes of the U.S. and Germany and potential deal structures.

On December 16, 2020, senior management of ADTRAN and ADVA, and representatives of BofA Securities and Jefferies, attended a virtual meeting. At this meeting, the relative valuations of the two companies were discussed, but alignment was not reached on this issue.

On January 5, 2021, representatives of Jefferies, attending on behalf of ADVA, and Mr. Stanton met to discuss the relative valuations of the two companies and the resulting pro forma ownerships in the combined company. The representative of Jefferies provided a presentation to Mr. Stanton which outlined a range of ownership levels for ADVA shareholders in the combined group and indicated, based on instructions from ADVA, that ADVA would be prepared to explore a transaction providing for ownership percentage levels in the mid to high 40s, depending on agreement on other key terms.

On January 13, 2021, the ADTRAN board of directors held a special virtual meeting attended by senior management of ADTRAN, and representatives of BofA Securities to discuss continuing discussions with ADVA. At the meeting, management and BofA Securities reviewed with the ADTRAN board of directors the potential benefits of a business combination with ADVA, including the opportunity for significant synergies, as well as the potential risks of the business combination, including integration and synergy realization risks. The ADTRAN board of directors also discussed with management and representatives of BofA Securities the pro forma ownership levels discussed between Mr. Stanton and the representatives of Jefferies at the January 5, 2021 meeting. The ADTRAN board of directors expressed support for ADTRAN management continuing discussions with ADVA management.

On January 15, 2021, senior management of ADTRAN and ADVA, and representatives of BofA Securities and Jefferies, held a virtual meeting to continue discussions of the proposed transaction between the parties. At the virtual meeting, representatives of BofA Securities and ADTRAN presented illustrative transaction terms for a stock-for-stock merger between ADTRAN and ADVA and provided an overview of the potential benefits of the business combination to the combined company and each company’s shareholders. The terms presented included (i) a 10% implied premium, resulting in ADVA pro forma ownership of 42% of the combined company, (ii) a management team led by Mr. Stanton, as chief executive officer and (iii) board representation at the combined company for each of ADTRAN and ADVA.

On January 19, 2021, at a regularly scheduled meeting of the ADTRAN board of directors, senior management of ADTRAN provided an update to the ADTRAN board of directors regarding the continued discussions with ADVA. The ADTRAN board of directors expressed its continued support for ADTRAN management continuing discussions with ADVA management.

On January 25, 2021, representatives from ADVA informed ADTRAN that the proposal on pro forma ownership made at the January 15, 2021 virtual meeting was not acceptable. Following this communication, on February 1, 2021, Mr. Stanton proposed in a telephonic conversation with Mr. Protiva that ADTRAN could support a move in ADVA’s pro forma ownership to 45% of the combined company.

On March 4, 2021, following ADVA’s earnings on February 25, 2021, Mr. Protiva emailed Mr. Stanton to express that ADVA could support a transaction in the range of 46% to 48% pro forma ownership of the combined company by ADVA shareholders.

On March 16, 2021, senior management of ADTRAN updated the ADTRAN board of directors regarding the ongoing discussions between ADTRAN and ADVA. The ADTRAN board of directors expressed its support for continuing discussions with ADVA.

On March 18, 2021, Mr. Protiva and Mr. Stanton spoke by telephone and agreed to support, subject to approval of their respective boards, the following terms: (i) ADVA pro forma ownership of 46% of the combined company, (ii) the combined company to have a board of nine, with three directors appointed by ADVA and six directors appointed by ADTRAN, (iii) Mr. Stanton to continue as chairman of the board and CEO, with

Mr. Protiva as executive vice chairman, transitioning to non-executive vice chairman at the end of his current employment contract, (iv) Mr. Foliano as initial Chief Financial Officer, (v) Dr. Glingener as Chief Technology Officer and (vi) allocation of certain other senior management roles in the combined company.

On March 19, 2021, ADTRAN senior management, representatives of BofA Securities and representatives of Kirkland met to discuss and prepare a draft a term sheet for the proposed business combination.

On March 20, 2021, at a regularly scheduled meeting of the ADTRAN board of directors, ADTRAN management provided an update to the ADTRAN board of directors regarding discussions with ADVA. The ADTRAN board of directors was supportive of continuing discussions based on the outline of terms proposed by Mr. Stanton and Mr. Protiva on March 18, 2021.

On March 26, 2021, BofA Securities delivered the initial draft of a non-binding term sheet prepared by ADTRAN and its advisors to Jefferies. This term sheet reflected the terms outlined on March 18, 2021 and included additional proposals regarding (i) conditions to the exchange offer, (ii) stock exchange listing (a dual listing on NASDAQ and the Frankfurt Stock Exchange was proposed), (iii) interim operating covenants and representations and warranties and (iv) an exclusivity period for negotiations of 120 days from the signing of the term sheet.

From March 26, 2021 until execution of the term sheet on May 28, 2021, ADTRAN, ADVA, Kirkland and Hogan Lovells exchanged drafts of the term sheet and engaged in negotiations and discussions regarding the terms and conditions reflected in the term sheet, including with respect to the minimum percentage of ADVA shares required to be tendered in the exchange offer (which was not finalized at the term sheet stage) and the details of the closing condition that ADVA had not experienced a material adverse change. Other areas of negotiation included the restrictions on the operation of both ADTRAN and ADVA’s respective businesses during the period between the signing of the definitive agreement and the closing of the business combination, the length of the exclusivity period (which was settled at September 23, 2021 with a possibility of a 30 day extension) and the inclusion of a standstill provision (which was included for a period of 12 months following signing of the term sheet).

On April 20, 2021, ADVA’s management board provided an update to ADVA’s supervisory board with regards to ADVA’s negotiations with ADTRAN concerning the non-binding term sheet and with regards to key aspects of the potential transaction.

On April 28, 2021, the ADTRAN board of directors held a special virtual meeting attended by representatives of BofA Securities and Kirkland. Members of ADTRAN senior management reviewed with the ADTRAN board of directors the progress of ADTRAN management’s evaluation of a potential combination with ADVA. Representatives of Kirkland reviewed with the ADTRAN board of directors their fiduciary duties in connection with a potential strategic transaction. The ADTRAN board of directors, together with ADTRAN senior management and ADTRAN’s external advisors, conducted a discussion of the strategic rationale of a potential business combination with ADVA, a comparison of U.S. and German deal terms and the risks of a potential combination with ADVA. This discussion also included an overview of the term sheet (which was at that time in draft form). The ADTRAN board of directors authorized ADTRAN management to execute the term sheet on terms substantially similar to those presented at the meeting.

Meetings of ADVA’s management board, at which representatives of Hogan Lovells and Jefferies were present, were held on March 29, 2021, March 31, 2021 and May 26, 2021 to discuss the key terms of the non-binding term sheet. At the May 26, 2021 meeting, ADVA’s management board approved the entry into the non-binding term sheet.

Between April 28, 2021 and June 3, 2021, members of ADTRAN and ADVA management conducted several telephonic due diligence discussions regarding their respective businesses.

On May 28, 2021, the term sheet was executed by ADTRAN and ADVA.

During the weeks of June 7 and June 14, 2021, the parties continued to discuss, via telephone conversations and email exchanges (and, on June 9 and June 10, 2021, at an in person meeting at ADTRAN’s office in Hunstville, Alabama), among other things, due diligence, the parties’ respective financial positions and operations, the possible benefits and risks of a combination and potential synergies that could result from the potential business combination.

On June 16, 2021 and June 17, 2021, ADTRAN and ADVA, respectively, made available to each other and their respective advisors an electronic data room containing certain business, financial, legal and other information of such party. At this time, Kirkland and Hogan Lovells commenced legal due diligence on ADVA and ADTRAN, respectively.

On June 23, 2021, Kirkland delivered an initial draft of the business combination agreement to Hogan Lovells. The initial draft of the business combination agreement reflected the terms agreed to in the term sheet, and included such other terms as were customary in German law governed business combination agreements.

From June 23, 2021 until execution of the business combination agreement on August 30, 2021, ADTRAN, ADVA, Kirkland and Hogan Lovells exchanged drafts of the business combination agreement and engaged in negotiations and discussions regarding the terms and conditions of the business combination agreement, including with respect to the terms upon which ADVA could solicit and consider alternative acquisition proposals, the scope of the parties’ obligations in connection with obtaining certain regulatory approvals, including antitrust and foreign direct investment-related approvals, the structure of the transaction (which was ultimately decided in favor of a structure involving a new holding company to take into account various tax considerations), monetary thresholds for the interim operating covenants, ADTRAN’s intentions with respect to certain operational matters of the combined company and the treatment of ADVA equity awards. The parties also discussed and agreed upon the appropriate minimum percentage of ADVA shares required to be tendered in the exchange offer. During this time period, senior management of each company regularly updated members of their respective boards of directors regarding the status of discussions and negotiations.

During the period of negotiation of the business combination agreement, Kirkland and ADTRAN also discussed and agreed with EGORA, ADVA’s largest shareholder, and its legal counsel the form of irrevocable commitment to be delivered by EGORA.

On July 8, 2021, senior management of ADTRAN provided an update to the ADTRAN board of directors regarding discussions with ADVA. Mr. Foliano also presented to the ADTRAN board of directors 5-year financial projections for ADTRAN, which extended ADTRAN’s customary 3-year financial projections, which the ADTRAN board of directors reviewed on an ongoing basis, to full 5-year projections in order to be able to provide these projections to BofA Securities and ADVA in the context of the proposed transaction. The ADTRAN board of directors discussed, and approved, the ADTRAN financial projections.

On July 20, 2021, ADVA’s management board provided an update to ADVA’s supervisory board regarding the status of negotiations with ADTRAN.

On July 30, 2021, senior management of ADTRAN, BofA Securities and EGORA discussed the business combination and its structure by teleconference. EGORA confirmed its support of the transaction.

Between August 9 and August 11, 2021, management of ADTRAN and ADVA met in person at ADTRAN’s office in Huntsville, Alabama to discuss certain matters relating to the business combination, including potential synergies and finalizing financial due diligence.

On August 10 and 11, 2021, ADTRAN and Kirkland conducted numerous legal due diligence calls with ADVA management to discuss, among other things, pending litigation, material contracts, intellectual property matters and employment matters.

On August 20, 2021, the ADTRAN board of directors held a special virtual meeting, at which senior management of ADTRAN and representatives of BofA Securities and Kirkland were present. ADTRAN’s senior management presented a strategic and financial overview of the business combination and the potential value creation for each of ADTRAN and ADVA shareholders, presented on ADVA’s financial information and projections and also provided an update on the status of negotiations and timeline for the signing of the business combination agreement. Representatives of BofA Securities provided an overview of its financial analysis of the business combination and responded to questions from the ADTRAN board of directors. Representatives of Kirkland discussed with the ADTRAN board of directors the key terms of the business combination agreement, including the open issues and the options for the resolution of those issues, as well as the findings of Kirkland’s due diligence investigation of ADVA. Representatives of Kirkland also discussed (i) fiduciary duties and (ii) the regulatory approvals required and the parties’ commitments to obtain such approvals.

On August 27, 2021, ADVA’s management board resolved to refer the decision to enter into the business combination agreement to the supervisory board for approval and submitted to the supervisory board a substantially final draft of the business combination agreement for its review.

On August 28, 2021 the ADTRAN board of directors met at a special virtual meeting, at which senior management of ADTRAN and representatives of BofA Securities and Kirkland were present. Following a presentation by Kirkland on the final resolution of the open business points, including the minimum ADVA acceptance threshold, the ADTRAN board of directors reviewed and considered the terms of the final business combination agreement. BofA Securities reviewed and discussed its financial analyses with respect to ADTRAN, ADVA and the proposed business combination. At the request of the ADTRAN board of directors, BofA Securities rendered its oral opinion to the ADTRAN board of directors (which was subsequently confirmed in writing by delivery of BofA Securities’ written opinion addressed to the ADTRAN board of directors dated the same date) as to, as of August 28, 2021, and based upon and subject to the assumptions and limitations set forth in BofA Securities’ written opinion, the fairness, from a financial point of view, to the holders of ADTRAN common stock of the exchange ratio provided for in the exchange offer. Thereafter, and following discussion of the factors identified under “The Business Combination — ADTRAN’s Reasons for the Business Combination,” the ADTRAN board of directors unanimously determined that the business combination was in the best interest of ADTRAN and ADTRAN’s shareholders, approved the business combination agreement and related agreements and resolved to recommend the adoption of the business combination agreement to the ADTRAN shareholders.

At meetings held on August 27, 2021 and August 30, 2021, after due consideration and consultation with ADVA’s core transaction team and financial, tax and legal advisors, the supervisory and management boards, respectively, approved the business combination agreement and the transactions contemplated by the business combination agreement. The ADVA management board considered a number of factors, including the interests of ADVA’s shareholders and the strategic rationale for the business combination as generally supporting its decision to enter into the business combination agreement.

ADTRAN’s Reasons for the Business Combination

At a special meeting held on August 28, 2021, the ADTRAN board of directors unanimously: (i) determined that the business combination contemplated by the business combination agreement, including the merger and the exchange offer, were advisable and in the best interests of, ADTRAN and its stockholders, (ii) approved the execution, delivery and performance by ADTRAN of the business combination agreement and the consummation of the transactions contemplated thereby, including the merger and the exchange offer, (iii) recommended that the shareholders of ADTRAN adopt the business combination agreement and (iv) directed that the business combination agreement be submitted to the ADTRAN stockholders for adoption at the ADTRAN special meeting.

THE ADTRAN BOARD OF DIRECTORS RECOMMENDS THAT ADTRAN STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL, “FOR” THE STOCKHOLDER ADJOURNMENT PROPOSAL AND “FOR” THE COMPENSATION PROPOSAL.

As described under “—Background of the Business Combination” in evaluating the business combination agreement and the transactions contemplated thereby, including the merger and the exchange offer, the ADTRAN board of directors held a number of meetings and consulted with ADTRAN senior management and its outside legal and financial advisors. In reaching its decision to approve the business combination agreement and the transactions contemplated thereby, the ADTRAN board of directors considered a number of factors, including but not limited to the following (which are not necessarily presented in order of their relative importance to ADTRAN):

Enhanced Market Positioning and Go-To-Market Capabilities:

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the business combination is expected to grow the near-term addressable market opportunity and to provide greater go-to-market scale across multiple sales channels and key partners and expand the combined group’s product offering in high-growth markets, which is expected to strengthen its position as a global innovation powerhouse and increase cross-selling opportunities, enabling it to offer customers differentiated, end-to-end fiber networking solutions spanning metro edge, aggregation, access and subscriber connectivity;

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ADVA’s international presence aligns with ADTRAN’s expanding global operations and that combining with ADVA will give the combined group access to additional customers and diversify ADTRAN’s client base by providing greater access to an international client network;

Complementary Technology Portfolio:

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the companies have complementary portfolios addressing metro edge, aggregation, access, connected home and enterprise connectivity use cases paired with an enhanced SaaS and orchestration offering, and the broader portfolio of the combined group is expected to enhance the offerings of both companies to customers and solidify the position of the combined group as a fully integrated, end-to-end fiber access and transport portfolio under a modern, SDN-controlled architecture and enable the acceleration of software-based recurring revenue streams;

Significant Value Creation:

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the business combination is expected to generate approximately $52 million in pre-tax annual cost synergies realized within two years post-closing, driven by identified supply chain efficiencies and operating model optimization, which are expected to enable ADTRAN to improve its cost structure and increase profitability;

Other Benefits of the Combination:

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the industry is in the early stages of an unprecedented investment cycle in fiber connectivity, especially in the U.S. and Europe, that is fueled by the goal to provide high-speed connectivity to all homes, businesses and future 5G infrastructure and that the combined group’s portfolio better positions it to participate in this significant investment cycle in last-mile fiber access and middle-mile transport;

•	the cultural alignment between ADTRAN and ADVA, including common values and commitment to innovation, execution and customer relationships;

•	expectation that the combined group will be well-capitalized with a strong balance sheet;

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the combined group’s experience and knowledge is expected to drive improvement in manufacturing, leadership and growth, and enhance the ability to achieve strategic objectives with respect to existing business and the businesses of the combined group;

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the significant increase in total equity market capitalization of the combined group as compared to ADTRAN, which could increase the trading volume, and therefore, the liquidity, of the combined group’s common stock;

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ADVA’s largest shareholder, EGORA Holding GmbH, has signed an irrevocable undertaking to tender 7,000,000 ADVA shares held by it and its subsidiaries (representing approximately 13.7% of ADVA’s share capital) in the exchange offer;

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the combined group’s board of directors, following the closing of the business combination, would be composed of six of the current directors of ADTRAN and three additional directors designated by ADVA;

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ADTRAN’s CEO prior to the consummation of the business combination will be the chairman and chief executive officer of the combined group, and the CEO of ADVA will be appointed executive vice chairman of the board of directors of the combined group;

•	the senior management team of the combined group will consist of a combination of senior management talent from each of ADVA and ADTRAN;

•	the headquarters of the combined group would be ADTRAN’s current headquarters in Huntsville, Alabama; and

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the business combination agreement and the other transaction documents and the aggregate consideration to be paid by ADTRAN pursuant to the business combination agreement were the result of arms-length negotiations between representatives of ADTRAN and ADVA.

Exchange Ratio:

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the favorability of the offer exchange ratio relative to the current assessment of the valuation of each company and of the expected synergies and other benefits of the business combination, in addition to the fact that, upon completion of the business combination, ADTRAN stockholders (including current ADTRAN employees) and former ADVA shareholders are expected to own approximately 54% and 46%, respectively, of the combined group;

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the offer exchange ratio is fixed and will not fluctuate in the event that the market price of ADVA shares increases relative to the market price of ADTRAN common stock between the date of the business combination agreement and the consummation of the business combination; and

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the financial analyses reviewed and discussed with representatives of BofA Securities, as well as the oral opinion of BofA Securities rendered to the ADTRAN board of directors on August 28, 2021, subsequently confirmed in writing by delivery of a written opinion dated August 28, 2021, that, as of the date of the written fairness opinion and based upon and subject to the assumptions and limitations set forth in such written fairness opinion, the offer exchange ratio provided for in the business combination was fair, from a financial point of view, to ADTRAN, as more fully described below in “—Opinion of Financial Advisor to ADTRAN.”

Other Factors Considered by ADTRAN:

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the current and prospective business environment in which ADTRAN and ADVA operate, including international, national and local economic conditions and the competitive and regulatory environment, and the likely effect of these factors on ADTRAN and the combined group;

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historical information concerning ADTRAN’s and ADVA’s respective businesses, financial condition, results of operations, earnings, trading prices, technology positions, managements, competitive positions and prospects on standalone and forecasted combined bases;

•	the recommendation of ADTRAN’s senior management in favor of the business combination;

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the alternatives reasonably available to ADTRAN, including a merger with another company inside or outside of the telecommunications networking equipment industry, an acquisition of a smaller company, continuation on a stand-alone basis or sale of the company;

•	the ability of the ADTRAN stockholders to approve or reject the business combination by voting on the adoption of the business combination agreement;

•	the impact of the business combination on the customers, suppliers and employees of ADTRAN; and

•	the results of the due diligence review of ADVA and its business, including with respect to legal, accounting, tax and human resources matters, conducted by ADTRAN and its advisors.

Terms of the Business Combination Agreement: the representations, warranties, covenants and conditions in the business combination agreement including the following:

•	ADVA is subject to restrictions on its ability to solicit competing offers;

•	ADTRAN has the ability, in specified circumstances, to change its recommendation to ADTRAN stockholders to vote in favor of the adoption of the business combination agreement; and

•	there are limited circumstances in which the board of directors of ADVA may terminate the business combination agreement.

ADTRAN’s board of directors also reviewed and considered the conditions to the completion of the business combination, and concluded that while the completion of the business combination is subject to various regulatory approvals, such approvals were likely to be satisfied on a timely basis.

The ADTRAN board of directors weighed these advantages and opportunities against a number of potentially negative factors in its deliberations concerning the business combination agreement and the transactions contemplated thereby, including:

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the offer exchange ratio is fixed and will not fluctuate in the event that the market price of ADTRAN common stock increases relative to the market price of ADVA shares between the date of the business combination agreement and the consummation of the business combination;

•	the dilution of the ownership interests of ADTRAN’s current stockholders in ADTRAN that would result from the issuance of Acorn HoldCo shares to ADVA shareholders in the exchange offer;

•	the risk that ADVA’s financial performance may not meet ADTRAN’s expectations;

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the risk that the business combination may not be completed or may be delayed despite the parties’ efforts, including the possibility that conditions to the parties’ obligations to complete the business combination may not be satisfied, and the potential resulting disruptions to ADTRAN’s and ADVA’s businesses;

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the potential length of the regulatory approval process and the possibility that governmental authorities may not approve the business combination or may seek to require certain actions of ADTRAN or ADVA or impose certain terms, conditions or limitations on ADTRAN’s or ADVA’s businesses in connection with granting approval of the business combination that would either materially impair the business operations of the combined group or adversely impact the ability of the combined group to realize the synergies or other benefits that are projected to occur in connection with the business combination or may delay the business combination;

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the potential challenges and difficulties, foreseen and unforeseen, in integrating the operations of ADTRAN and ADVA and the risk that the anticipated $52 million in annual cost synergies between the two companies might not be realized or might take longer to realize than expected;

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the difficulties and challenges inherent in completing the business combination and integrating the businesses, operations and workforce of ADVA with those of ADTRAN and the possibility of encountering difficulties in achieving expected revenue growth and other non-cost synergies;

•	the potential difficulties in retaining key personnel of ADVA and ADTRAN following announcement of the business combination;

•	the potential effects of the business combination on the overall business of ADTRAN, including its relationships with customers, suppliers and regulators;

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the possible diversion of management attention for an extended period of time during the pendency of the business combination and, following closing, the integration of the two companies, which may divert management attention and resources away from other strategic opportunities and from operational matters;

•	the potential for litigation relating to the combination and the associated costs, burden and inconvenience involved in defending those proceedings;

•	the substantial costs to be incurred in connection with the business combination, including those incurred regardless of whether the business combination is consummated;

•	the risk that ADVA shareholders may not tender their shares in the exchange offer;

•	the risk that ADTRAN stockholders may not approve the adoption of the business combination agreement at the ADTRAN special meeting;

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the terms of the business combination agreement which (i) restrict ADTRAN’s abilities to operate its business outside of the ordinary course before the consummation of the exchange offer and (ii) limit the ability of the ADTRAN board of directors to change its recommendation to ADTRAN stockholders to vote in favor of the adoption of the business combination agreement;

•

the ability of the board of directors of ADVA, subject to certain conditions, to change its recommendation supporting the business combination in response to a superior offer, if the ADVA management board or supervisory board determine that failure to take such action would reasonably be expected to be inconsistent with their fiduciary duties to ADVA’s shareholders under applicable laws;

•	the ability of ADVA, subject to certain conditions, to terminate the business combination agreement if a superior offer has been published by a third party; and

•	risks of the type and nature described under entitled “Risk Factors” beginning on page 32 and the matters described in the section entitled “Forward-Looking Statements” beginning on page 66.

The ADTRAN board of directors considered all of these factors as a whole and on balance, concluded that the potential benefits of the business combination outweighed the risks and uncertainties of the business combination.

The foregoing discussion of the information and factors that the ADTRAN board of directors considered is not intended to be exhaustive, but rather is meant to include the material factors that the ADTRAN board of directors considered. The ADTRAN board of directors collectively reached the conclusion to approve the business combination agreement and the transactions contemplated thereby, including the merger and the exchange offer, in light of the various factors described above and other factors that the members of the ADTRAN board of directors believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that ADTRAN considered in connection with its evaluation of the business combination, the ADTRAN board of directors did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the ADTRAN board of directors. In considering the factors discussed above, individual directors may have given different weights to different factors.

In considering the recommendation of the ADTRAN board of directors, you should be aware that certain directors and executive officers of ADTRAN may have interests in the merger that are different from, or in addition to, interests of shareholders of ADTRAN generally and may create potential conflicts of interest. The

ADTRAN board of directors was aware of these interests and considered them when evaluating and negotiating the business combination agreement, the merger, the exchange offer and the other transactions contemplated by the business combination agreement, and in recommending to ADTRAN’s shareholders that they vote in favor of the business combination proposal. See “The Business Combination—Interests of Directors, Board Members and Executive Offers of ADTRAN, ADVA and Acorn HoldCo in the Business Combination”.

It should be noted that this explanation of the reasoning of the ADTRAN board of directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed under “Forward-Looking Statements.”

ADVA’s Reasons for the Business Combination

At meetings held on August 27, 2021 and August 30, 2021, after due consideration and consultation with ADVA’s core transaction team and financial, tax and legal advisors, the supervisory and management boards, respectively, approved the business combination agreement and the transactions contemplated by the business combination agreement.

The management board of ADVA evaluated the proposed transaction prior to and throughout the course of negotiations, and was guided by the expertise and regular updates provided by ADVA’s transaction core team and outside financial, tax and legal advisors.

In reaching their decision to approve the business combination agreement and the transactions contemplated thereby, the ADVA management board and supervisory board considered a number of factors in connection with its evaluation of the proposed transaction, including the principal factors mentioned below and determined that the business combination agreement and the transactions contemplated thereby were in the best interest of ADVA and its shareholders. Individual members of the ADVA management board and supervisory board may have given differing weights to different factors.

The ADVA management board and supervisory board considered a number of factors pertaining to the strategic rationale for the business combination as generally supporting their decision to enter into the business combination agreement, including but in no case limited to, the following material factors:

•

The proposed business combination brings together two leading companies with complementary strengths and offers a unique opportunity to create a leader in optical networking and carrier ethernet. ADTRAN is a global provider of networking and communications equipment and ADVA is a leading global provider of optical transmission technology and carrier ethernet access solutions. The combination would create a best-in-class financial profile with stronger research and development capabilities to drive innovation;

•

It is expected that the combination of the businesses envisaged by the transaction will lead to a higher level of innovations in the market for optical networking in general with a greater scale of research and development activities allowing the combined company to be more competitive in growing global markets, which offers ADVA opportunities which are currently not available;

•

The combined group will have an expanded customer base. The combination doubles the addressable market and enhances the position of both companies in higher growth segments. The combination will increase the opportunities to participate in near-term networking infrastructure investments and key industry trends momentum (RDOF / broadband investments, cloud, 5G, WFH);

•

The business combination creates a differentiated end-to-end player from metro optical layer to consumer endpoints through complementary expertise in metro, access and aggregation and broadband. The companies have a highly complementary technology and product portfolio and the business combination enables the companies to create a high performing optical networking platform that is better positioned to compete with larger market players;

•	The business combination broadens and diversifies the geographic footprint of the two companies. ADVA’s strong presence in the EMEA regions complements ADTRAN’s strength in North America;

•	The fact that through the business combination potential additional value can be created for shareholders through synergies, including growth and innovation;

•

The estimated potential synergies resulting from the business combination of ADVA’s and ADTRAN’s businesses, as assessed at the time of the approval of the business combination agreement by the ADVA management board;

•

The fact that ADVA’s shareholders are offered shares in Acorn HoldCo with a fixed offer exchange ratio and on this basis have the opportunity to participate in any future earnings and growth of the combined group and future appreciation in the value of Acorn HoldCo’s common stock following the business combination, while retaining the flexibility of selling all or a portion of those shares for cash in the open market post-closing;

•

Its general understanding of ADTRAN’s business, operations, historical and current financial condition, projected financial performance, as well as current and projected earnings, also taking into account the results of ADVA’s due diligence review of ADTRAN, in each case taking into account a stand-alone analysis as well as a pro-forma analysis of the combined company;

•

The expectation that the minimum acceptance threshold of 70% of the total number of shares in ADVA as provided for in the Acorn HoldCo offer will ensure that following completion of the offer, Acorn HoldCo will have sufficient voting power to implement integration measures thereby enhancing shareholder value in the combined group;

•

Based on ADTRAN’s closing share price of $24.57 as of August 27, 2021, the total offer consideration represented €17.17 per ADVA share, representing a premium of 33% to ADVA’s closing price as of August 27, 2021, the last trading day prior to the signing of the business combination agreement, and based on ADTRAN’s three-months volume-weighted average share price as of August 27, 2021, the offer is equivalent to €14.98 per ADVA share, representing a premium of 22% to ADVA’s three-months volume-weighted average share price for the same period and an equity value of €789 million.

•

The fact that the financial and other terms and conditions of the business combination agreement, including, but not limited to, the requirements to obtain applicable regulatory approvals and the satisfaction of the various other closing conditions, were the product of extensive arms-length negotiations between the parties; and

•

The governance arrangements contained in the business combination agreement providing, among other things, that after completion of the business combination that (i) immediately following the closing, Brian Protiva, the current chief executive officer of ADVA, Nikos Theodosopoulos, chairman of the supervisory board of ADVA, and Johanna Hey, vice chairwoman of the supervisory board of ADVA shall be appointed as members of the board of directors of Acorn HoldCo, with Brian Protiva serving as vice chairman and (ii) Christoph Glingener, the current Chief Technology Officer of ADVA, will serve as chief technical officer of Acorn HoldCo.

In connection with its deliberations, the ADVA management board also comprehensively weighed the factors described above against certain potential risks and uncertainties as well as potentially negative factors associated with the proposed business combination, including:

•	The possibility that the business combination might not be completed, or that completion might be unduly delayed, for reasons beyond ADVA’s and/or ADTRAN and Acorn HoldCo’s control;

•

The risk that the operational integration of the businesses of ADVA and Acorn HoldCo would be delayed or impeded by general market conditions or delayed by factors deriving from the geographical set-up (time-zones, languages) as well as differences in management and employment practices;

•

The risk that anticipated synergies might not be fully achieved or not achieved in the expected time frames due to, for example, the different internal organizations of the ADVA and the ADTRAN businesses with a view to market segments and reporting lines which may impose challenges to the initiation of the integration process;

•

The risk that the enlargement of the customer base and other potential benefits of the business combination might not be fully achieved or may not be achieved within the time frames expected or at all;

•	The risk associated with management and employees focusing on the implementation of the integration of ADVA’s and ADTRAN’s business thereby diverting attention from other business opportunities;

•

The potential for diversion of management and employee attention and for increased employee attrition during the potentially lengthy period prior to the closing of the business combination, and the potential effect on ADVA’s business and relations with customers and suppliers;

•

The substantial costs to be incurred in connection with the business combination, including the potential future costs of integrating the businesses of ADVA and ADTRAN and the transaction expenses arising from the business combination;

•

The fact that the consideration is subject to a fixed exchange ratio, which, by its nature, will not adjust upward to compensate for declines, or downward to compensate for increases, in ADTRAN’s common stock price prior to completion of the business combination;

•

The risk that governmental regulatory agencies may not approve the business combination or may impose terms and conditions on their approvals that would either materially impair the business operations of the combined group or adversely impact the ability of the combined group to realize the synergies or other benefits that are projected to occur in connection with the business combination;

•	The restrictions on the conduct of ADVA’s business during the period between the signing of the business combination agreement and completion of the business combination;

•	The potential negative impacts on ADVA, its business and the price of its shares if the business combination is not completed due to a termination of the business combination agreement; and

•	The risks of the type and nature described under the section of this proxy statement/prospectus titled “Risk Factors” and the matters described under “Forward-Looking Statements.”

The management board and the supervisory board of ADVA each concluded that the potentially negative factors associated with the business combination were outweighed by the potential benefits that it expected ADVA and its shareholders to achieve as a result of the business combination. Accordingly, the management board and the supervisory board of ADVA approved the business combination.

In considering a recommendation of the management board and the supervisory board of ADVA that ADVA shareholders accept the exchange offer as described in “The Business Combination Agreement — ADTRAN Special Meeting; Recommendations by ADTRAN Board of Directors and the ADVA Management Board and the ADVA Supervisory Board,” you should be aware that the members of ADVA’s supervisory board and management board may have interests in the transactions contemplated by the business combination agreement that may be different from, or in addition to, the interests of ADVA’s shareholders generally. These interests may create potential conflicts of interests. The supervisory board and the management board of ADVA were aware that such potential interests might exist.

Certain Unaudited Prospective Financial Information

ADTRAN and ADVA do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.

However, in connection with the business combination, (i) ADTRAN management prepared or approved for use certain unaudited prospective financial information for ADTRAN and (ii) ADVA management prepared and provided to ADTRAN certain unaudited prospective financial information for ADVA, each of which was provided by ADTRAN to and considered by its financial advisor, BofA Securities, at the direction of ADTRAN management, for the purpose of performing financial analyses in connection with rendering its fairness opinion, as described in this proxy statement/prospectus under “—Opinion of Financial Advisor to ADTRAN” beginning on page 107, and was provided to the ADTRAN board of directors. We refer to this information collectively as the “prospective financial information”. A summary of certain significant elements of this information is set forth below and is included in this proxy statement/prospectus solely for the purpose of providing holders of ADTRAN common stock access to certain nonpublic information made available to ADTRAN and its financial advisor, BofA Securities, for the purpose of performing financial analyses in connection with rendering its fairness opinion.

Although, in the view of ADTRAN and ADVA management the prospective financial information was prepared on a reasonable basis, ADTRAN does not endorse prospective financial information as a reliable indication of future results. Furthermore, although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions made by ADTRAN management and ADVA management at the time such prospective financial information was prepared or approved for use and represents ADTRAN management’s and ADVA management’s evaluation of expected future financial performance on a stand-alone basis, without reference to the business combination. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which ADTRAN and ADVA operate and the risks and uncertainties described under “Risk Factors” and “Forward-Looking Statements” in this proxy statement/prospectus and in the reports that ADTRAN files with the SEC from time to time and ADVA’s annual and interim financial statements included herein, all of which are difficult to predict and many of which are outside the control of ADTRAN and ADVA and will be beyond the control of the combined company.

In preparing the prospective financial information for ADTRAN, ADTRAN management relied on a number of factors, including the executive team’s experience in the industry, historical business performance and trends, and certain industry assumptions. ADTRAN management deemed the assumptions used to derive the prospective financial information for ADTRAN as reasonable as of the date finalized and that such assumptions reflected the best then available estimates and judgments. The prospective financial information for ADTRAN considered various material assumptions, including, but not limited to, the following:

•

revenue projections leverage our deep understanding of our markets, positions, trends and products, and include projected revenue growth due to secured tier 1 fiber to the premises network builds, bolstered by continued strength in smaller broadband service providers;

•	the forecast included assumptions relating to expected supply constraints based on current outlook and trends;

•	target market compound annual growth rate of 4% starting in 2024, based on market growth data as applied to ADTRAN’s products and markets;

•	improvement of gross margin to 45% over the period presented, driven by increasing production volume and software sales; and

•	operating expenses increase by an average of 3.2% annually during the period presented, driven by sales volume and wage inflation.

In preparing the prospective financial information for ADVA, ADVA management relied on a number of factors, including the executive team’s experience in the industry, historical business performance and trends, and certain industry assumptions. ADVA management deemed the assumptions used to derive the prospective financial information for ADVA as reasonable as of the date finalized and that such assumptions reflected the best then available estimates and judgments. The prospective financial information for ADVA considered various material assumptions, including, but not limited to, the following:

•

revenue projections based on ADVA’s business transformation strategy and driven by larger revenue contribution from software and services, expansion into new industries, and technology verticalization;

•	target market compound annual growth rate of greater than 4% over the period presented, based on market growth data as applied to ADVA’s products and markets;

•	costs of goods sold are expected to remain a relatively constant percentage of revenues; and

•	operating expenses, as a percentage of revenue, decrease during the period presented, driven by stringent cost management strategy.

There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the business combination is completed. Furthermore, these assumptions do not include all potential actions that the management of ADTRAN or ADVA could or might have taken during these time periods. The inclusion in this proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that ADTRAN or the ADTRAN board of directors or BofA Securities considered, or now consider, this prospective financial information to be material information to any holders of ADTRAN common stock, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. For example, with respect to ADTRAN’s revenue, the projections are based on certain assumptions regarding ADTRAN’s ability to fulfill orders and the costs associated therewith. Since the projections were finalized, ADTRAN’s results of operations have been negatively impacted by approximately $9 million in quantifiable supply chain constraint-related expenses incurred during the third quarter.

The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the business combination agreement or the possible financial and other effects on ADTRAN or ADVA of the business combination, and does not attempt to predict or suggest future results of the combined company or give effect to the business combination, including the effect of negotiating or executing the business combination, the costs that may be incurred in connection with consummating the business combination, the potential synergies that may be achieved by the combined company as a result of the business combination (except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Business Combination”), the effect on ADTRAN or ADVA of any business or strategic decision or action that has been or will be taken as a result of the business combination agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the business combination agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the business combination. Further, the projections do not take into account the effect of any possible failure of the business combination to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the business combination.

The prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, U.S. GAAP or IFRS. The prospective financial information included in this document has been prepared by, and is the responsibility of, ADTRAN and ADVA management. PricewaterhouseCoopers LLP (ADTRAN’s independent registered public accounting firm), PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft (ADVA’s independent auditors), or any other independent registered public accounting firm, have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP and PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft have not expressed an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included and incorporated by reference in this document relates to ADTRAN’s previously issued financial statements and the PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft report included in this document relates to ADVA’s previously issued financial statements. The reports do not extend to the prospective financial information and should not be read to do so.

ADTRAN Prospective Financial Information. The following prospective financial information used by BofA Securities in performing its financial analyses with respect to ADTRAN on a stand-alone basis, was provided by ADTRAN management to BofA Securities and approved by ADTRAN for use by BofA Securities:

Summary of the Prospective Financial Information(1)

(in millions, except per share data)

	2021	2022	2023	2024	2025	2026
Revenue	$563	$620	$684	$711	$740	$770
Adjusted EBITDA(2)	$41	$63	$87	$95	$104	$113
Adjusted Earnings Per Share(2)	$0.59	$0.88	$1.24	$1.38	$1.53	$1.67

(1)	ADTRAN unaudited prospective financial information was prepared as of August 17, 2021.
(2)

Adjusted EBITDA and adjusted earnings per share are not GAAP measures. For purposes of the prospective financial information, (i) adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding stock-based compensation expense and certain non-recurring items and (ii) adjusted earnings per share is defined as earnings per share, plus tax-effected stock-based compensation expense, acquisition-related expenses, amortizations and adjustments, restructuring expenses, amortization of pension actuarial losses, non-cash deferred compensation, change in valuation allowance related to our deferred tax assets, and certain other non-recurring items.

Additional ADTRAN Prospective Financial Information. At the direction of ADTRAN management, BofA Securities prepared a calculation of unlevered, after-tax cash flow figures for use in BofA Securities’ discounted cash flow analysis based on the ADTRAN forecasts summarized above under the heading “ADTRAN Prospective Financial Information”. The results of this calculation, as approved for BofA Securities’ use by ADTRAN management, are set forth in the following table. They do not form part of the ADTRAN forecasts

	2021 (2H)	2022	2023	2024	2025	2026
Unlevered Free Cash Flow(1)	$30	$45	$51	$62	$68	$75

(1)

Unlevered free cash flow is not a GAAP measure. For purposes of the prospective financial information unlevered free cash flow is defined as tax-effected operating income, plus depreciation and amortization, less capital expenditures, less changes in working capital.

ADVA Prospective Financial Information. The following prospective financial information used by BofA Securities in performing its financial analyses with respect to ADVA on a stand-alone basis, was provided by ADVA to ADTRAN, and provided by ADTRAN management to BofA Securities and approved by ADTRAN for use by BofA Securities:

Summary of the Prospective Financial Information(1)

(in millions, except per share data)

	2021	2022	2023	2024	2025	2026
Revenue	€600	€640	€672	€700	€730	€760
Adjusted EBITDA(2)	€80	€85	€94	€103	€111	€115
Adjusted Earnings Per Share(2)	€1.00	€1.04	€1.06	€1.16	€1.27	€1.36

(1)

ADVA projections were provided by ADVA management to ADTRAN on a U.S. GAAP basis. ADVA reports on an IFRS basis, however, the IFRS projections were adjusted for any known differences to U.S. GAAP, particularly related to capitalized R&D effects. ADVA unaudited prospective financial information was prepared as of July 13, 2021.

(2)

Adjusted EBITDA and adjusted earnings per share are not GAAP measures. For purposes of the prospective financial information, (i) adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding stock-based compensation expense and certain non-recurring items; and (ii) adjusted earnings per share was arrived at by dividing net income provided by ADVA by the ADVA share count. 2021- 2026 Adjusted EPS projections are based on diluted shares outstanding implied by 2020 Net Income and Adjusted EPS.

Additional ADVA Prospective Financial Information. At the direction of ADTRAN management, BofA Securities prepared a calculation of unlevered, after-tax cash flow figures for use in BofA Securities’ discounted cash flow analysis based on the ADVA forecasts summarized above under the heading “ADVA Prospective Financial Information”. The results of this calculation, as approved for BofA Securities’ use by ADTRAN management, are set forth in the following table. They do not form part of the ADVA forecasts

	2021 (2H)	2022	2023	2024	2025	2026
Unlevered Free Cash Flow(1)	€17	€47	€47	€61	€69	€71

(1)

Unlevered free cash flow is not a GAAP measure. For purposes of the prospective financial information unlevered free cash flow is defined as tax-effected operating income, plus depreciation and amortization, less capital expenditures, less changes in working capital.

Certain Estimated Synergies Attributable to the Business Combination

ADTRAN management and ADVA management jointly developed and ADTRAN provided to the ADTRAN board of directors prospective financial information relating to the anticipated cost synergies to be realized by the combined company from the business combination (and related costs of achieving such synergies) by the end of the second year after closing. Such prospective financial information, which we refer to in this “—Certain Estimated Synergies Attributable to the Business Combination” section as the “synergies,” was also provided by ADTRAN management to BofA Securities and approved by ADTRAN for use by BofA Securities for the purpose of performing financial analyses in connection with BofA Securities rendering its fairness opinion as described in this proxy statement/prospectus under “—Opinion of Financial Advisor to ADTRAN” beginning on page 107.

The synergies consisted of estimated run-rate cost synergies increasing to reach at least $52 million by the end of the second year after closing (on a pre-tax basis). The synergies assumed that the expected benefits of the business combination would be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the completion of the business combination. The estimated cost synergies are expected to come primarily from cost savings driven by identified supply chain efficiencies and operating model optimization.

See the section above entitled “Certain Unaudited Prospective Financial Information” beginning on page 102 for further information regarding the uncertainties underlying the synergies as well as the sections entitled “Forward-Looking Statements” and “Risk Factors” beginning on pages 66 and 32, respectively, for further information regarding the uncertainties and factors associated with realizing the synergies in connection with the business combination.

General

The prospective financial information was prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the business combination is completed and is not intended to represent forecasted financial information for the combined company if the business combination is completed.

By including in this proxy statement/prospectus a summary of the prospective financial information, neither ADTRAN nor its representatives or advisors has made or makes any representation to any person regarding the ultimate performance of ADTRAN or ADVA compared to the information contained in the prospective financial information. Except as required by law, neither ADTRAN nor, after completion of the business combination, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. None of ADTRAN, BofA Securities, or their respective representatives has made, makes or is authorized in the future to make any representation to any shareholder of ADTRAN or other person regarding ADTRAN’s or ADVA’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is being provided because it was made available to and considered by BofA Securities, with the approval of ADTRAN, and the ADTRAN board of directors in connection with the business combination.

In light of the foregoing, and considering that the ADTRAN special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, ADTRAN shareholders are cautioned not to place unwarranted reliance on such information, and are urged to review ADTRAN’s most recent SEC filings and ADVA’s annual and interim financial reports made publicly available for a description of their reported financial results and the financial statements of ADTRAN and ADVA incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information; Documents Available for Inspection.” The prospective financial information summarized in this section is not being included in this proxy statement/prospectus in order to induce any holder of ADTRAN common stock to vote in favor of the business combination proposal or any of the other proposals to be voted on at the ADTRAN special meeting.

Opinion of Financial Advisor to ADTRAN

ADTRAN has retained BofA Securities to act as ADTRAN’s financial advisor in connection with the business combination. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. ADTRAN selected BofA Securities to act as ADTRAN’s financial advisor in connection with the business combination on the basis of BofA Securities’ experience in transactions similar to the business combination, its reputation in the investment community and its familiarity with ADTRAN and its business.

On August 28, 2021, at a meeting of the ADTRAN board of directors held to evaluate the business combination, BofA Securities delivered to the ADTRAN board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated August 28, 2021, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the business combination was fair, from a financial point of view, to the holders of ADTRAN common stock.

The full text of BofA Securities’ written opinion to the ADTRAN board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Securities delivered its opinion to the ADTRAN board of directors for the benefit and use of the ADTRAN board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Securities’ opinion does not address any other aspect of the business combination and no opinion or view was expressed as to the relative merits of the business combination in comparison to other strategies or transactions that might be available to ADTRAN or in which ADTRAN might engage or as to the underlying business decision of ADTRAN to proceed with or effect the business combination. BofA Securities’ opinion does not address any other aspect of the business combination and does not constitute a recommendation to any stockholder or shareholder as to how to vote or act in connection with the proposed business combination or any other matter.

In connection with rendering its opinion, BofA Securities has, among other things:

(1)    reviewed certain publicly available business and financial information relating to ADTRAN and ADVA;

(2)    reviewed certain internal financial and operating information with respect to the business, operations and prospects of ADVA furnished to or discussed with BofA Securities by the management of ADVA, including certain financial forecasts relating to ADVA prepared by the management of ADVA, referred to herein as the “ADVA forecasts”;

(3)    reviewed certain internal financial and operating information with respect to the business, operations and prospects of ADTRAN furnished to or discussed with BofA Securities by the management of ADTRAN, including certain financial forecasts relating to ADTRAN prepared by the management of ADTRAN, referred to herein as the “ADTRAN forecasts”;

(4)    reviewed certain estimates as to the amount and timing of cost savings anticipated by the management of ADTRAN to result from the business combination, referred to herein as the “synergies”;

(5)    discussed the past and current business, operations, financial condition and prospects of ADVA with members of senior managements of ADVA and ADTRAN, and discussed the past and current business, operations, financial condition and prospects of ADTRAN with members of senior management of ADTRAN;

(6)    discussed with the management of ADTRAN its assessments as to (a) ADVA’s existing and future relationships, agreements and arrangements with, and ADTRAN’s ability to retain, key customers, clients, suppliers and employees of ADVA and (b) the products, product candidates and technology of ADVA, including the validity of, risks associated with, and the integration by ADTRAN of, such products, product candidates and technology;

(7)    reviewed the potential pro forma financial impact of the business combination on the future financial performance of ADTRAN, including the potential effect on ADTRAN’s estimated earnings per share;

(8)    reviewed the trading histories for the ADVA shares and the ADTRAN shares and a comparison of such trading histories with each other and with the trading histories of other companies BofA Securities deemed relevant;

(9)    compared certain financial and stock market information of ADVA and ADTRAN with similar information of other companies BofA Securities deemed relevant;

(10)    compared certain financial terms of the business combination to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;

(11) reviewed the relative financial contributions of ADVA and ADTRAN to the future financial performance of the combined company on a pro forma basis;

(12)    reviewed a draft, dated August 28, 2021, of the business combination agreement, referred to herein as the “draft business combination agreement”; and

(13)    performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of ADTRAN and ADVA that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the ADVA forecasts, BofA Securities was advised by ADVA, and assumed, with the consent of ADTRAN, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ADVA as to the future financial performance of ADVA. With respect to the ADTRAN forecasts and the synergies, BofA Securities assumed, at the direction of ADTRAN, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ADTRAN as to the future financial performance of ADVA and ADTRAN and the other matters covered thereby. BofA Securities relied, at the direction of ADTRAN, on the assessments of the management of ADTRAN as to ADTRAN’s ability to achieve the synergies and was advised by ADTRAN, and assumed, that the synergies would be realized in the amounts and at the times projected. BofA Securities relied, at the direction of ADTRAN, upon the assessments of the management of ADTRAN as to ADVA’s existing and future relationships, agreements and arrangements with, and ADTRAN’s ability to retain, key customers, clients, suppliers and employees of ADVA and, assumed, at the direction of ADTRAN, that the business combination would not adversely impact ADVA’s relationships, agreements or arrangements with such customers, clients, suppliers and employees. BofA Securities also relied, at the direction of ADTRAN, on the assessments of the management of ADTRAN as to the products, product candidates and technology of ADVA, including the validity of, risks associated with, and the integration by ADTRAN of, such products, product candidates and technology. BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ADVA or ADTRAN, nor did it make any physical inspection of the properties or assets of ADVA or ADTRAN. BofA Securities did not evaluate the solvency or fair value of ADVA or ADTRAN under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of ADTRAN, that the business combination would be consummated in accordance with its terms (including acceptance of the Exchange Offer by all holders of the ADVA shares), without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the business combination, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on ADVA, ADTRAN or the contemplated benefits of the business combination. BofA Securities also assumed, at the direction of ADTRAN, that the final executed business combination agreement would not differ in any material respect from the draft business combination agreement reviewed by it.

BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the business combination (other than the exchange ratio to the extent expressly specified in its opinion) or any related transactions, including, without limitation, the form or structure of the business combination, or any terms, aspects or implications of any Domination and Profit and Loss Transfer Agreement to be entered into by and between HoldCo and ADVA, or any other arrangements, agreements or understandings entered into in connection with or related to the business combination or otherwise. BofA Securities expressed no view or opinion as to any such matters. BofA Securities’ opinion was limited to the fairness, from a financial point of view, to the holders of ADTRAN common stock of the exchange ratio provided for in the business combination and no opinion or view was expressed with respect to any consideration received in connection with the business combination by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the business combination, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the business combination in comparison to other strategies or transactions that might be available to ADTRAN or in which ADTRAN might engage or as to the underlying business decision of ADTRAN to proceed with or effect the business combination. BofA Securities did not express any opinion as to what the value of HoldCo common stock actually would be when issued or the prices at which the ADTRAN shares or ADVA Shares would trade at any time, including following announcement or consummation of the business combination. BofA Securities also did not express any view or opinion with respect to, and BofA Securities relied, with the consent of ADTRAN, upon the assessments of representatives of ADTRAN regarding, legal, regulatory, accounting, tax and similar matters relating to ADTRAN, ADVA and the business combination (including the contemplated benefits of the business combination), as to which BofA Securities understood that ADTRAN obtained such advice as it deemed necessary from qualified professionals. BofA Securities’ opinion did not constitute and was not intended to be, nor shall it be interpreted or considered as, a valuation report (Wertgutachten) as typically prepared by qualified auditors pursuant to German corporate law requirements (e.g., a company valuation pursuant to the Principles for the Performance of Business Valuations (IDW S1) published by the Institute of German Auditors (“IDW”), including, but not limited to, a company valuation for purposes of the conclusion of a domination and profit and loss transfer agreement), and an expression of fairness from a financial point of view differs in a number of material aspects from such valuation performed by an auditor and from accounting valuations generally. Also, BofA Securities’ opinion was not prepared in accordance with the Principles for the Preparation of Fairness Opinions (IDW S8) published by the IDW.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities.

The discussion set forth below in the section entitled “Summary of Material Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Securities to the ADTRAN board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA

Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

Summary of Material Financial Analyses.

ADTRAN Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for ADTRAN and the following seven publicly traded companies engaged in the network and communication infrastructure business:

•	ADVA

•	Ciena Corporation

•	Infinera Corporation

•	Ribbon Communications, Inc.

•	Casa Systems, Inc.

•	Tejas Networks Ltd.

•	NeoPhotonics Corporation

BofA Securities reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on August 27, 2021, plus debt, preferred stock and minority interests, and less cash and cash equivalents and short-term investments and long-term investments, as a multiple of (i) calendar years 2022 and 2023 estimated revenue and (ii) calendar years 2022 and 2023 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as “EBITDA”, excluding stock-based compensation expense and excluding certain non-recurring items, referred to herein as “adjusted EBITDA”. BofA Securities also reviewed per share equity values, based on closing stock prices on August 27, 2021, of the selected publicly traded companies as a multiple of calendar years 2022 and 2023 estimated earnings per share, plus tax-effected amortization of intangibles, stock-based compensation expense and certain non-recurring items, referred to herein as “adjusted EPS”. In addition, BofA Securities took into consideration, among other things, the observed data for the selected publicly traded companies and for ADTRAN, the historical trading prices of ADTRAN common stock and the stocks or shares of the selected publicly traded companies and the differences in the financial profiles of ADTRAN and the selected publicly traded companies to compare next twelve months’, which we refer to in this section as NTM, multiples relating to revenue, adjusted EBITDA and adjusted EPS. The overall low to high calendar year 2022 estimated revenue multiples observed for the selected publicly traded companies were 1.00x to 3.31x (with an average of 1.73x and a median of 1.48x), and the overall low to high calendar year 2023 estimated revenue multiples observed for the selected publicly traded companies were 0.96x to 1.54x (with an average of 1.24x and a median of 1.31x). The overall low to high calendar year 2022 estimated adjusted EBITDA multiples observed for the selected publicly traded companies were 7.7x to 14.9x (with an average of 10.4x and a median of 10.9x), and the overall low to high calendar year 2023 estimated adjusted EBITDA multiples observed for the selected publicly traded companies were 7.5x to 9.2x (with an average of 8.3x and a median of 8.4x). The overall low to high calendar year 2022 estimated adjusted EPS multiples observed for the selected publicly traded companies were 11.6x to 35.4x (with an average of 21.1x and a median of 17.4x), and the overall low to high calendar year 2023 estimated adjusted EPS multiples observed for the selected publicly traded companies were 12.1x to 20.1x (with an average of 14.6x and a median of 13.1x). BofA Securities noted that: (i) ADTRAN had an NTM estimated revenue multiple that, for the period ended August 27, 2021, was 0.24x, 0.31x, 0.20x and 0.12x lower, and 0.18x higher, than the one year, three year, five year, seven year and ten year averages, respectively, for the selected publicly traded companies; (ii) ADTRAN had an NTM estimated adjusted EBITDA multiple that, for the period ended August 27, 2021, was 5.8x, 2.2x, 0.7x and 0.9x higher, and 0.3x lower, than the one year, three year, five year, seven year and ten year averages, respectively, for the selected publicly traded companies; and (iii) ADTRAN had an NTM estimated adjusted EPS multiple that, for the period ended August 27, 2021, was 12.4x, 25.0x, 15.8x, 11.3x and 4.9x higher than the one year, three year, five year, seven year and ten year averages, respectively, for the selected publicly traded companies. Based on such observations and its professional judgment and experience, BofA Securities then (i) applied calendar year 2022 and 2023 estimated revenue multiples of 1.50x to 1.80x and 1.35x to 1.65x, respectively, derived from the selected publicly traded companies to ADTRAN’s calendar year 2022 and 2023 estimated revenues of $620 million and $684 million, respectively, (ii) applied calendar year 2022 and 2023 adjusted EBITDA multiples of 11.0x to 19.5x and 8.5x to 15.0x, respectively, derived from the selected publicly traded companies to ADTRAN’s calendar year 2022 and 2023 estimated adjusted EBITDA of $63 million and $87 million, respectively, to determine enterprise values, to which BofA Securities added net cash as of June 30, 2021 of $128 million to calculate indicative aggregate equity values and (iii) applied calendar year 2022 and 2023 adjusted EPS multiples of 17.5x to 30.5x and 13.5x to 19.5x, respectively, derived from the selected publicly traded companies to ADTRAN’s calendar year 2022 and 2023 estimated adjusted EPS of $0.88 and $1.24, respectively, to determine indicative per share equity values. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of ADTRAN were based on the ADTRAN forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for ADTRAN (rounded to the nearest $0.25), as compared to the closing share price of the ADTRAN shares on August 27, 2021:

Implied Per Share Equity Value Reference Ranges for ADTRAN						Closing Trading Price of ADTRAN shares on August 27, 2021
2022E EV/Revenue	2023E EV/ Revenue	2022E EV/Adj. EBITDA	2023E EV/Adj. EBITDA	2022E Price/Adj. EPS	2023E Price/Adj. EPS
$20.75 - $23.75	$20.50 - $24.00	$16.25 - $26.00	$17.00 - $27.25	$15.50 - $26.75	$16.75 -$24.25	$24.57

No company used in this analysis is identical or directly comparable to ADTRAN. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which ADTRAN was compared.

Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of ADTRAN to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that ADTRAN was forecasted to generate during the third and fourth quarters of calendar year 2021 and calendar years 2022 through 2026 based on the ADTRAN forecasts. BofA Securities calculated terminal values for ADTRAN by applying perpetuity growth rates of 2.0% to 3.0%, based on BofA Securities’ professional judgment and experience, to ADTRAN’s calendar year 2026 estimated normalized unlevered free cash flow. The cash flows and terminal values were then discounted to present value as of June 30, 2021, assuming a mid-year convention, using discount rates ranging from 8.0% to 11.0%, which were based on an estimate of ADTRAN’s weighted average cost of capital, derived using the capital asset pricing model and BofA Securities’ professional judgement and experience. To the resulting enterprise values, BofA Securities added net cash projected as of June 30, 2021 of $128 million to derive equity values. This analysis indicated the following approximate implied per share equity value reference ranges for ADTRAN (rounded to the nearest $0.25) as compared to the closing share price of the ADTRAN shares on August 27, 2021:

Implied Per Share Equity Value Reference Range for ADTRAN	Closing Trading Price of ADTRAN shares on August 27, 2021
$17.25 - $28.25	$24.57

ADVA Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for ADVA and the following seven publicly traded companies in the network and communication infrastructure business:

•	ADTRAN

•	Ciena Corporation

•	Infinera Corporation

•	Ribbon Communications, Inc.

•	Casa Systems, Inc.

•	Tejas Networks Ltd.

•	NeoPhotonics Corporation

BofA reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on August 27, 2021, plus debt, preferred stock and minority interests, and less cash and cash equivalents and short-term investments and long-term investments, as a multiple of (i) calendar years 2022 and 2023 estimated revenue and (ii) calendar years 2022 and 2023 estimated adjusted EBITDA. BofA Securities also reviewed per share equity values, based on closing stock prices on August 27, 2021, of the selected publicly traded companies as a multiple of calendar years 2022 and 2023 estimated adjusted EPS. In addition, BofA Securities took into consideration, among other things, the observed data for the selected publicly traded companies and for ADVA, the historical trading prices of ADVA shares and the stocks or shares of the selected publicly traded companies and the differences in the financial profiles of ADVA and the selected publicly traded companies to compare NTM multiples relating to revenue, adjusted EBITDA and adjusted EPS. The overall low to high calendar year 2022 estimated revenue multiples observed for the selected publicly traded companies were 1.22x to 3.31x (with an average of 1.84x and a median of 1.64x), and the overall low to high calendar year 2023 estimated revenue multiples observed for the selected publicly traded companies were 1.02x to 1.66x (with an average of 1.38x and a median of 1.37x). The overall low to high calendar year 2022 estimated adjusted EBITDA multiples observed for the selected publicly traded companies were 7.7x to 19.2x (with an average of 12.0x and a median of 10.9x), and the overall low to high calendar year 2023 estimated adjusted EBITDA multiples observed for the selected publicly traded companies were 7.6x to 14.6x (with an average of 9.7x and a median of 8.9x). The overall low to high calendar year 2022 estimated adjusted EPS multiples observed for the selected publicly traded companies were 11.6x to 35.4x (with an average of 23.3x and a median of 26.0x), and the overall low to high calendar year 2023 estimated adjusted EPS multiples observed for the selected publicly traded companies were 12.1x to 20.1x (with an average of 15.5x and a median of 13.1x). BofA Securities noted that: (i) ADVA had an NTM estimated revenue multiple that, for the period ended August 27, 2021, was 0.77x, 0.56x, 0.62x, 0.65x and 0.70x lower than the one year, three year, five year, seven year and ten year averages, respectively, for the selected publicly traded companies; (ii) ADVA had an NTM estimated adjusted EBITDA multiple that, for the period ended August 27, 2021, was 5.4x, 1.7x, 2.2x, 0.5x and 2.4x lower than the one year, three year, five year, seven year and ten year averages, respectively, for the selected publicly traded companies; and (iii) ADVA had an NTM estimated adjusted EPS multiple that, for the period ended August 27, 2021, was 13.6x, 5.5x, 5.4x, 5.6x and 8.6x lower than the one year, three year, five year, seven year and ten year averages, respectively, for the selected publicly traded companies. Based on such observations and its professional judgment and experience, BofA Securities then (i) applied calendar year 2022 and 2023 estimated revenue multiples of 1.00x to 1.60x and 0.80x to 1.40x, respectively, derived from the selected publicly traded companies to ADVA’s calendar year 2022 and 2023 estimated revenues of €640 million and €672 million, respectively, (ii) applied calendar year 2022 and 2023 adjusted EBITDA multiples of 8.0x to 11.0x and 7.5x to 9.0x, respectively, derived from the selected publicly traded companies to ADVA’s calendar year 2022 and 2023 estimated adjusted EBITDA of €85 million and €94 million, respectively, to determine enterprise values, to which BofA Securities added net cash as of June 30, 2021 of €30 million to calculate indicative aggregate equity values and (iii) applied calendar year 2022 and 2023 adjusted EPS multiples of 15.0x to 23.0x and 14.0x to 16.5x, respectively, derived from the selected publicly traded companies to ADVA’s calendar year 2022 and 2023 estimated adjusted EPS of €1.04 and €1.06, respectively, to determine indicative per share equity values. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of ADVA were based on the ADVA forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for ADVA (rounded to the nearest €0.25), as compared to the implied value of the exchange ratio based on the closing price of the ADTRAN common stock, and the closing share price of the ADVA shares, in each case on August 27, 2021:

Implied Per Share Equity Value Reference Ranges for ADVA						Implied Exchange Ratio Value	Closing Trading Price of ADVA shares on August 27, 2021
2022E EV/Revenue	2023E EV/Revenue	2022E EV/Adj. EBITDA	2023E EV/Adj. EBITDA	2022E Price/Adj. EPS	2023E Price/Adj. EPS
€12.75 - €19.75	€10.75 - €18.25	€13.50 - €18.25	€14.00 - €16.50	€15.50 - €24.00	€15.00 - €17.50	€17.17	€12.90

No company used in this analysis is identical or directly comparable to ADVA. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which ADVA was compared.

Selected Precedent Transactions Analysis. BofA Securities reviewed, to the extent publicly available, financial information relating to the following 15 selected transactions involving companies in the network and communication infrastructure industries:

Acquiror	Target
Ribbon Communications Inc.	ECI Telecom Ltd.
Rudolph Technologies, Inc.	Nanometrics Incorporated
II-VI Incorporated	Finisar Corporation
CommScope Inc.	ARRIS International plc
Lumentum Holdings Inc.	Oclaro, Inc.
Cree, Inc.	Infineon Technologies AG’s RF Power Assets
ARRIS International plc	Ruckus Wireless, Inc.
Broadcom Limited	Brocade Communications Systems Inc.
Inphi Corp.	ClariPhy Communications Inc.
Corning Incorporated	Alliance Fiber Optic Products, Inc.
Coherent, Inc.	ROFIN-SINAR Technologies, Inc.
MKS Instruments, Inc.	Newport Corporation
Microchip Technology Incorporated	Atmel Corporation
Uphill Investment Co.	Integrated Silicon Solution, Inc.
Lattice Semiconductor Corporation	Silicon Image, Inc.

BofA Securities reviewed transaction values, calculated as the enterprise value implied for the target company, computed as the aggregate consideration payable in the selected transaction, plus debt, less cash and cash equivalents of the target company, as a multiple of the target company’s estimated adjusted EBITDA for the 12 months preceding the announcement date, referred to as “LTM EBITDA” (except with respect to the Inphi Corp. / ClariPhy Communications Inc. transaction, for which such data was not available). The mean and median transaction value LTM EBITDA multiple observed for the selected precedent transactions was 12.4x and 10.5x, respectively. BofA Securities then applied calendar year 2021 adjusted EBITDA multiples of 8.0x to 12.0x, derived from the selected transactions to ADVA’s calendar year 2021 estimated adjusted EBITDA to determine enterprise values and based on BofA Securities’ professional judgement and experience, to which BofA Securities added net cash as of June 30, 2021 of €30 million to derive equity values. Estimated financial data of the selected transactions were based on publicly available information. Estimated financial data of ADVA were based on the ADVA forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for ADVA (rounded to the nearest €0.25), as compared to the implied value of the exchange ratio based on the closing price of the ADTRAN common stock, and the closing share price of the ADVA shares, in each case on August 27, 2021:

Implied Per Share Equity Value Reference Ranges for ADVA	Implied Exchange Ratio Value	Closing Trading Price of ADVA shares on August 27, 2021
€12.75—€18.75	€17.17	€12.90

No company, business or transaction used in this analysis is identical or directly comparable to ADVA or the business combination. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which ADVA and the business combination were compared.

Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of ADVA to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that ADVA was forecasted to generate during the third and fourth quarters of calendar year 2021 and calendar years 2022 through 2026 based on the ADVA forecasts. BofA Securities calculated terminal values for ADVA by applying perpetuity growth rates of 2.0% to 3.0%, based on BofA Securities’ professional judgment and experience, to ADVA’s calendar year 2026 estimated normalized unlevered free cash flow. The cash flows and terminal values were then discounted to present value as of June 30, 2021, assuming a mid-year convention, using discount rates ranging from 8.0% to 11.0%, which were based on an estimate of ADVA’s weighted average cost of capital derived using the capital asset pricing model and BofA Securities’ professional judgement and experience. To the resulting enterprise values, BofA Securities added net cash projected as of June 30, 2021 of €30 million to derive equity values. This analysis indicated the following approximate implied per share equity value reference ranges for ADVA (rounded to the nearest €0.25) as compared to the implied value of the exchange ratio based on the closing price of the ADTRAN common stock, and the closing price of the ADVA shares, in each case on August 27, 2021:

Implied Per Share Equity Value Reference Range for ADVA	Implied Exchange Ratio Value	Closing Trading Price of ADVA Shares on August 27, 2021
€14.00 - €24.00	€17.17	€12.90

Relative Financial Analyses

Implied Exchange Ratio Analyses. Utilizing the implied per share equity value reference ranges derived for ADTRAN and ADVA described above by dividing the low endpoint and the high endpoint of the per share equity reference range derived for ADVA by the high endpoint and the low endpoint of the per share equity reference range derived for ADTRAN, respectively, without taking into account the potential pro forma financial effect of synergies, and using a U.S. dollar to Euro exchange rate of $0.848 per €1, BofA Securities calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Ranges						Discounted Cash Flow	Exchange Ratio
2022E EV/Revenue	2023E EV/Revenue	2022E EV/ Adj. EBITDA	2023E EV/Adj. EBITDA	2022E P/Adj. EPS	2023E P/Adj. EPS
0.633x - 1.123x	0.528x -1.050x	0.613x -1.325x	0.606x - 1.145x	0.684x - 1.827x	0.730x -1.233x	0.585x - 1.641x	0.8244x

Has/Gets Analysis. BofA Securities performed a has/gets analysis to calculate the theoretical change in value for ADTRAN stockholders resulting from the business combination based on a comparison of (i) the pro forma ownership by ADTRAN stockholders of the combined company following the business combination, and

(ii) the 100% ownership by ADTRAN stockholders of the ADTRAN shares on a stand-alone basis. For ADTRAN on a stand-alone basis, BofA Securities used the reference range obtained in its discounted cash flow analysis described above under “The Merger—Summary of Material Financial Analyses—ADTRAN Financial Analyses—Discounted Cash Flow Analysis.” BofA Securities then performed the same analysis with respect to the combined company on a pro forma basis, giving effect to the business combination. For the pro forma analyses, BofA Securities used, as applicable, the same ranges of perpetuity growth rates and discount rates as it had used for its analysis of ADTRAN and ADVA on a stand-alone basis and a U.S. dollar to Euro exchange rate of $0.848 per €1. BofA Securities also used a low to high range for the approximate net present value of synergies to the combined company of $390 million to $799 million, obtained assuming perpetuity growth rates of 1.0% to 3.0%, a discount rate range of 8.0% to 11.0% and decreased cash from the business combination to the combined company of $24 million. This analysis yielded the following implied per share equity value reference ranges for ADTRAN common stock on a stand-alone basis and for the combined company:

Per Share Equity Value Reference Ranges for ADTRAN shares
Stand-Alone	Pro Forma
$17.25 - $28.25	$28.25 - $33.00

Other Factors.

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

the implied premiums based on the exchange ratio compared to the ADVA share price as of August 27, 2021 and its historical share prices, including the 33.1% premium to the share price on August 27, 2021, the 40.6% premium to the three-month volume weighted average price and the 27.6% premium to the 52-week high on July 26, 2021;

•

historical trading prices of (i) the ADTRAN shares during the 52-week period ended August 27, 2021, which ranged from $9.81 to $24.57 and (ii) ADVA common stock during the 52-week period ended August 27, 2021, which ranged from €6.00 to €13.46, which ranges were used to calculate a range of implied exchange ratios of 0.288x to 1.619x, as compared to the exchange ratio provided for in the business combination of 0.8244x;

•	the relationship between movements in the ADTRAN shares and ADVA shares during the five-year period ended August 27, 2021;

•

publicly available financial analyst perspectives on (i) ADTRAN, which generally indicated low to high price targets of the ADTRAN shares of approximately $22.00 to $29.00, discounted one year at the midpoint of cost of equity of 9.6%, and (ii) ADVA, which generally indicated low to high price targets of the ADVA shares of approximately €14.40 to €17.00, discounted one year at the midpoint of cost of equity of 9.3%, which ranges were used to calculate a range of implied exchange ratios of 0.590x to 0.914x, as compared to the exchange ratio provided for in the business combination of 0.8244x;

•

the relative contributions of ADTRAN and ADVA to the combined company’s calendar years 2021 and 2022 estimated revenue, adjusted EBITDA and net income, respectively, which indicated that each of such relative contributions of ADTRAN to the combined company would be less than the equity ownership percentage for holders of ADTRAN shares in the combined company of approximately 54% implied by the exchange ratio; and

•

the potential pro forma financial effect of the business combination on ADTRAN’s calendar years 2022 through 2025 estimated adjusted EPS (with estimated financial data of ADTRAN based on the ADTRAN forecasts and estimated financial data of ADVA based on the ADVA forecasts), which analysis indicated that the business combination could result in accretion of 37.3%, 41.4%, 37.4%, 33.8% and 30.4% to ADTRAN’s estimated adjusted EPS for calendar years 2022 through 2026, respectively.

Miscellaneous.

As noted above, the discussion set forth above in the section entitled “Summary of Material Financial Analyses” is a summary of the material financial analyses presented by BofA Securities to the ADTRAN board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of ADTRAN and ADVA. The estimates of the future performance of ADTRAN and ADVA in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, to the holders of ADTRAN common stock of the exchange ratio provided for in the business combination and were provided to the ADTRAN board of directors in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of ADTRAN or ADVA.

The type and amount of consideration payable in the business combination was determined through negotiations between ADTRAN and ADVA, rather than by any financial advisor, and was approved by the ADTRAN board of directors. The decision to enter into the business combination agreement was solely that of the ADTRAN board of directors. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the ADTRAN board of directors in its evaluation of the proposed business combination and should not be viewed as determinative of the views of the ADTRAN board of directors or management with respect to the business combination or the exchange ratio.

ADTRAN has agreed to pay BofA Securities for its services in connection with the business combination an aggregate fee of $8.5 million, of which $1.5 million was payable upon delivery of BofA Securities’ fairness opinion and the remainder of which is contingent upon consummation of the business combination. ADTRAN also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any controlling person of BofA Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under U.S. federal and German securities laws.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of ADTRAN, ADVA and certain of their respective affiliates.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to ADTRAN and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain letters of credit, credit facilities and other credit arrangements of ADTRAN and/or certain of its affiliates, (ii) having provided or providing certain foreign exchange trading services to ADTRAN and/or certain of its affiliates, and (iii) having provided or providing certain treasury management products and services to ADTRAN and/or certain of its affiliates. From August 1, 2019 through July 31, 2021, BofA Securities and its affiliates derived aggregate revenues from ADTRAN and its affiliates of less than $2 million for investment and corporate banking services.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to ADVA and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services. From August 1, 2019 through July 31, 2021, BofA Securities and its affiliates derived aggregate revenues from ADVA and its affiliates of less than $1 million for investment and corporate banking services.

Material Transaction Fees

ADTRAN and ADVA currently estimate that they will in the aggregate incur approximately $37.2 million (€32.2 million) of auditors’, banking, legal and other professional fees and costs related to the business combination, of which approximately 46% is expected to be incurred by ADTRAN and approximately 54% to be incurred by ADVA.

Accounting Treatment

The business combination will be accounted for using the acquisition method of accounting in accordance with ASC 805. U.S. GAAP requires that one of the two companies in the business combination be designated as the acquirer for accounting purposes based on the evidence available. ADTRAN will be treated as the acquiring entity for accounting purposes. In identifying ADTRAN as the acquiring entity for accounting purposes, the companies took into account the intended corporate governance structure of the combined company, the relative voting rights in the combined company after the business combination, the composition of the senior management of the combined company, the terms of the exchange of equity interests, and the size of each of the companies. In assessing the size of each of the companies, the companies evaluated various metrics, including, but not limited to assets, revenue, operating income, market capitalization and enterprise value. No single factor was the sole determinant in the overall conclusion that ADTRAN is the acquirer for accounting purposes, rather all factors were considered in arriving at such conclusion.

Listing of Acorn HoldCo Shares; Delisting and Deregistration of ADTRAN Shares

ADTRAN shares, which are listed on Nasdaq under the symbol “ADTN,” will be delisted from Nasdaq on or as soon as practicable after the completion of the merger, as permitted by applicable law, and deregistered under the Exchange Act, and ADTRAN will no longer be required to file periodic reports with the SEC.

Prior to the time of delivery of the Acorn HoldCo shares pursuant to the exchange offer and the merger, Acorn HoldCo will apply to admit its shares to listing and trading on Nasdaq (trading in U.S. dollars), subject to official notice of issuance, and will apply to admit its shares to listing and trading on the regulated market (Regulierter

Markt) of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) (trading in euros). Acorn HoldCo will be subject to the filing requirements set forth in the applicable securities regulations, the listing rules corresponding to Nasdaq and the Frankfurt Stock Exchange.

Effect of the Business Combination on the Market for ADVA Shares

The exchange of ADVA shares by Acorn HoldCo pursuant to the exchange offer and the business combination will reduce the number of ADVA shares that might otherwise trade publicly and will reduce the number of holders of ADVA shares, which could adversely affect the liquidity and market value of the remaining ADVA shares held by the public. The extent of the public listing and market for ADVA shares and the availability of quotations reported in the open market depend upon the number of publicly held ADVA shares, the aggregate market value of the publicly held ADVA shares at such time, the interest of maintaining a market in the ADVA shares on the part of any securities firms and other factors beyond the control of Acorn HoldCo and ADVA.

Frankfurt Stock Exchange Listing

During the acceptance period and thereafter until satisfaction of or failure to satisfy the regulatory condition, the ADVA shares tendered into the exchange offer shall be included in the stock market trading on the regulated market of the Frankfurt Stock Exchange and its sub-segment with additional post-admission obligations (Prime Standard) under a new and separate ISIN. During the acceptance period or thereafter any relevant body competent for the composition of a stock index may decide to replace the ADVA shares not tendered in the SDAX or any other stock index with the tendered ADVA shares; it may also reverse any such decision at any time. Consequently, index funds and other investors who seek to mirror indices such as the SDAX stock index may sell or reduce their holdings of ADVA (tendered or non-tendered) shares.

Following settlement of the exchange offer, Acorn HoldCo could agree with ADVA (i) to effect a segment change, i.e., removal of the ADVA shares from the sub-segment of the regulated market of the Frankfurt Stock Exchange with additional post-admission obligations (Prime Standard) while maintaining the listing on the regulated market (General Standard), or (ii) to effect a delisting, i.e., a removal from the Frankfurt Stock Exchange. The ADVA shares could then still be traded in the open market segment (Freiverkehr) of any German stock exchange, or other trading platforms. The delisting would require a cash offer by Acorn HoldCo without conditions (delisting offer) and an application by ADVA to the board of management of the Frankfurt Stock Exchange. The delisting would become effective shortly after the settlement of the delisting offer. No minimum acceptance of the delisting offer is required.

The consideration in such a delisting offer may not be less than (i) the weighted average domestic market price of ADVA shares during the last six months prior to the publication of the decision to launch the delisting offer, or (ii) the highest consideration provided or agreed to by Acorn HoldCo (or the person acting jointly in concert with it) for the acquisition of ADVA shares within the last six months prior to the publication of the delisting offer. The cash consideration could be of the same value as the exchange offer consideration, but could also be of a higher or lower value.

In case of a segment change or delisting, ADVA’s reporting obligations would be reduced. In case of a segment change, the more stringent reporting obligations under the Prime Standard would no longer apply to ADVA. In case of a delisting, ADVA’s ad-hoc publications, voting rights notifications and interim reporting would fall away.

A delisting would negatively affect the liquidity of ADVA shares. ADVA shareholders may therefore be unable to realize the value represented in ADVA shares they hold, or may only be able to do so with significant limitations and/or at a significant loss. Following a delisting, ADVA shares could continue to trade on the open market or other trading platforms. The extent of the public market therefor and the availability of any quotations from such open markets would depend upon the number of publicly held ADVA shares, the aggregate market value of publicly held ADVA shares, the interest of maintaining such a market for ADVA shares on the part of any securities firms.

Regulatory Approvals Related to the Business Combination

The business combination is subject to review and approval by government authorities and other regulatory agencies, including in jurisdictions outside the United States and Germany. ADTRAN and ADVA intend to file all notifications and applications that they determined are necessary under the applicable laws, rules and regulations of the respective authorities, agencies and jurisdictions identified in the business combination agreement and to file all post-closing notifications that they determined are necessary as soon as possible after closing has taken place. While ADTRAN and ADVA believe that they will receive the requisite regulatory approvals, there can be no assurances regarding the timing of such approvals, the ability to obtain such approvals on satisfactory terms or at all, the conditions imposed on these approvals or the absence of litigation challenging these approvals. There can likewise be no assurance that U.S. federal, state, German or other authorities will not attempt to challenge the business combination on antitrust grounds or for other reasons, or, if a challenge is made, as to the results of the challenge. Notifications and applications will be made to the competent antitrust authorities in various jurisdictions, including the U.S., Germany and the U.K. In addition, notifications and applications will be made to competent governmental authorities in accordance with applicable foreign direct investment laws and regulations in various jurisdictions, including the U.S., Germany, the U.K., Australia and Spain.

ADTRAN’s and ADVA’s obligation to complete the business combination is conditioned upon the receipt of the required regulatory approvals. The regulatory condition must be satisfied within twelve months following the end of the acceptance period, i.e., on or prior to January 12, 2023. See “The Exchange Offer —Conditions to the Exchange Offer.”

U.S. Antitrust Clearance

Under the HSR Act, and the rules promulgated thereunder, the business combination may not be completed until notification and report forms have been filed with the FTC and the DOJ and the applicable waiting periods have expired or have been terminated. Upon expiration or termination of the waiting period and assuming the other offer conditions have been satisfied or waived, the parties may close the transaction, unless otherwise agreed and unless the competition authority has successfully applied to a federal court for a preliminary injunction against the closing of the transaction.

Germany Antitrust Clearance

In Germany, antitrust clearance proceedings are conducted by the German Federal Cartel Office (“FCO”) as the competent antitrust authority and are governed by German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen, “GWB”). Antitrust clearance under the GWB can either be issued after a Phase I review, or, in more complex cases, after an in-depth Phase II review. After filing, the FCO has one calendar month to issue a clearance decision or to open an in-depth ‘Phase II’ investigation. If the FCO initiates an in-depth investigation, it must issue a final decision five months after submission of the initial filing. These periods may be extended in certain circumstances. FCO cleared the business combination on October 11, 2021 after the Phase-I review without conditions or obligations.

U.K. Antitrust Clearance

In the U.K., antitrust clearance proceedings are conducted with the Competition and Markets Authority (“CMA”) as the competent antitrust authority and are governed by the Enterprise Act 2002. The antitrust clearance proceedings have three stages: Pre-notification contacts, Phase I and Phase II. Pre-notification contacts are important and standard practice for notifications with the CMA. In the course of pre-notification contacts, a draft of the notification is submitted to the CMA case team to ensure that the notification can be considered complete. After formal filing of the notification, the CMA has 40 working days to approve the transaction or to open an in-depth ‘Phase II’ investigation. If the CMA initiates an in-depth investigation, it must issue a final decision as to whether or not the transaction has resulted or may be expected to result in a substantial lessening of competition no later than 24 weeks from the initiation of the in-depth investigation. These periods may be extended in certain circumstances.

The CMA announced on October 25, 2021 that it has no further questions and does not intend to open an investigation into the transaction, therefore Acorn HoldCo will not submit a formal notice.

German FDI Approval

The business combination involves the acquisition of an indirect stake of more than 10% of the voting rights in ADVA by a non EU/EFTA investor and is therefore subject to the German foreign investment control regime under Section 5 para. 2 German Foreign Trade Act (Außenwirtschaftsgesetz, “AWG”) and Sections 55 et seqq. German Foreign Trade Ordinance (Außenwirtschaftsverordnung, “AWV”). Under this regime, the BMWi may review whether the acquisition of a German company by a non EU/EFTA investor is likely to endanger public order or security of the Federal Republic of Germany.

In general, depending on the transaction, upon notification or application, the BMWi clears the Transaction or grants a binding certificate of non objection (Unbedenklichkeitsbescheinigung) pursuant to Sections 58 para. 1 sentence 1 and 58a para. 1 AWV, respectively, if there are no objections to the transaction in terms of public order and security of the Federal Republic of Germany. Clearance is deemed to have been granted in accordance with Sections 58 para. 2 and 58a para. 2 AWV in conjunction with Section 14a paras. 1, 3 AWG if the BMWi, within two months from the filing of the application or the notification, respectively, has not initiated formal review proceedings according to Section 55 AWV. If the BMWi initiates formal review proceedings, it has four months, after having received the complete set of information necessary for the formal review proceedings, to decide whether to clear the transaction, to prohibit the transaction or either to issue orders to ensure public order and security of the Federal Republic of Germany (Section 59 AWV) or enter into a contractual agreement with the parties addressing the BMWi’s concerns. These periods may be extended in certain circumstances. During the negotiations of such contractual agreement, the term is delayed until termination of the negotiations.

CFIUS Approval

The business combination will be reviewed by the committee on Foreign Investment in the United States (“CFIUS”). Under the rules governing the CFIUS process, the President of the United States on the recommendation of CFIUS may prohibit or suspend acquisitions, mergers or takeovers of persons engaged in interstate commerce in the United States by foreign persons. This prohibition or suspension may occur if the President of the United States finds that there is credible evidence that leads the President of the United States to believe that the proposed transaction might threaten to impair the national security of the United States, and that applicable laws do not provide adequate authority to protect the national security of the United States. Alternatively, CFIUS may resolve any concerns about a transaction’s potential impact by agreeing to mitigation measures with the parties prior to clearing the transaction.

Acorn HoldCo filed a notice with CFIUS on November 2, 2021. Following acceptance of the joint voluntary notice for review by CFIUS, a 45 calendar day review period will begin. At or prior to the expiration of this review period, CFIUS may clear the business combination or notify the parties that CFIUS has initiated a 45 calendar day investigation phase. If, following this investigation phase, CFIUS determines that there are no unresolved national security concerns, it may clear the business combination. If CFIUS determines that there are unresolved national security concerns, it may submit a recommendation to the President of the United States that the business combination be suspended or prohibited. If CFIUS is unable to reach a conclusion regarding what to recommend or otherwise believes that the President of the United States should make the determination, CFIUS must submit a report to the President of the United States requesting the President of the United States to make the determination regarding disposition of the business combination. After receiving the report from CFIUS, the President of the United States would have 15 calendar days to determine whether to take action regarding the business combination, including it suspension or prohibition. At any time during this process, Acorn HoldCo, ADTRAN and ADVA may voluntarily withdraw and refile the joint voluntary notice to permit additional time to address concerns raised by CFIUS.

UK FDI Approval

The National Security and Investment Act 2021 (the “NS&I Act”) received royal assent on April 29, 2021. The mandatory notification regime is not yet in force but, once established, the Investment Security Unit (“ISU”) will be able to investigate any transaction closed on or after November 12, 2020. The mandatory notification regime is scheduled to come into force on January 4, 2022. The NS&I Act foresees that transactions can be approved either after an initial screening period or after an in-depth full national security assessment. Once a filing has been submitted, the ISU has an initial 30 working day period to approve the transaction or to exercise its call-in power to initiate a full national security assessment. If an in-depth investigation is commenced, the Secretary of State has a period of 30 working days from the date on which the call in power was exercised to determine whether or not to approve the transaction. These periods may be extended in certain circumstances.

Australia FDI Approval

In Australia, foreign direct investment clearance proceedings are conducted by the Foreign Investment Review Board (“FIRB”), pursuant to the Foreign Acquisitions and Takeovers Act 1975, as amended. The standard review periods grant FIRB 30 calendar days to make a decision and 10 further calendar days to notify the parties of the decision (40 calendar days in total). The period runs from receipt of the complete notification and payment of the filing fee. These periods may be extended in certain circumstances.

Spain FDI Approval

In Spain, foreign direct investment clearance proceedings are conducted by the General Directorate for International Trade and Investments (Dirección General de Comercio Internacional e Inversiones) (and are governed by Law 19/2003 of 4 July, on Foreign Capital Movements and Foreign Economic Transactions (Ley 19/2003, de 4 de julio, sobre régimen jurídico de los movimientos de capitales y de las transacciones económicas con el exterior). FDI clearance in Spain can either be issued by the General Directorate for International Trade and Investments or the Spanish Council of Ministers (Consejo de Ministros) (any of them, as applicable, the “Spanish FDI Authority”), depending on the value of the investment and the relevance of the transaction. After filing, the Spanish foreign direct investment Authority has a statutory deadline of six months to issue a clearance decision or to declare that the transaction does not fall within the scope of the Spanish FDI regime.

On November 10, 2021, the Spanish FDI Authority declared that the business combination does not fall within the scope of the Spanish FDI regime.

Efforts to Obtain Approvals

Each of ADTRAN and ADVA have agreed to (and to cause their respective affiliates to) use their respective reasonable best efforts to obtain, as promptly as reasonably practicable, satisfaction of the regulatory clearances. In furtherance of the foregoing, each of ADTRAN and ADVA will, and will cause their respective affiliates to, co-operate, to the extent legally permissible, in all respects with each other in the preparation of the filings and in connection with any submission, investigation or inquiry, supply to any competent authority as promptly as practicable, or in the case of the CFIUS clearance within the timeframes set forth in the Defense Production Act of 1950, as amended, and all rules and regulations thereunder (“DPA”), any additional information requested pursuant to any applicable law or regulation and take all other procedural actions required in order to obtain any applicable clearance or to cause any applicable waiting periods to commence and expire. No party will be required to propose, negotiate or offer to effect, or consent or commit to any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, of any assets, licenses, operations, rights, product lines, businesses or interest therein (a “divestiture”) or any condition or requirement setting forth, any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any assets, licenses, operations, rights, product lines, businesses or interest therein (a “remedy”) if such divestiture or remedy, individually or in the aggregate with any other divestiture or remedy, would reasonably be expected to be material to Acorn HoldCo and its subsidiaries, taken as a whole, after giving effect to the business combination, taking into account the benefits expected to result from the transaction. Additionally, a party or its subsidiaries will only be required to agree to a divestiture or remedy if effectiveness thereof is conditioned on the consummation of the exchange offer.

Potential Post-Completion Reorganization Regarding ADVA

DPLTA

Following the completion of the exchange offer, Acorn HoldCo may consider entering into a domination and profit and loss transfer agreement, or DPLTA, with ADVA if it is expected that the required 75% majority of ADVA shareholders in the shareholders’ meeting approving the DPLTA will be achieved. Under a DPLTA, Acorn HoldCo would be able to give legally binding instructions to the executive board of ADVA and would receive the full annual profit of ADVA. Any loss would have to be balanced by Acorn HoldCo. A DPLTA would facilitate the integration of the Acorn HoldCo and ADVA group and the implementation of synergies. However, ADVA’s remaining shareholders would have to be granted a put right at the fair value of the ADVA shares and would be entitled to a receive annual guaranteed dividend payment as compensation for the transfer of profits to Acorn HoldCo. The put price and the amount of the guaranteed dividend would be fixed in the DPLTA. The guaranteed dividend will be based on the amount that is likely to be distributed as the average dividend per share, given ADVA’s past and current results of operations determined pursuant to the German Commercial Code (Handelsgesetzbuch) and the German Stock Corporation Act, and ADVA’s future earnings prospects. The put price shall reflect the intrinsic value of the ADVA shares. It can be based on the market price, or determined on the basis of discounted earnings (Ertragswert) or discounted cash flow valuation method, but must not be less than the volume weighted average market price, or VWAP, of ADVA shares for the three-month period prior to the announcement of Acorn HoldCo’s intention to enter into a DPLTA. The remaining ADVA minority shareholders can challenge the determination of the put price and guaranteed dividend in the DPLTA in appraisal proceedings pursuant to the German Appraisal Proceedings Act (Spruchverfahrensgesetz). The put price for ADVA shares in an appraisal proceeding, if any, may be higher or lower than, or equal to, the exchange offer consideration.

Delisting

Additionally, Acorn HoldCo may initiate a delisting of the ADVA shares depending on the stake of Acorn HoldCo, prevailing market conditions and other economic considerations. A delisting would require a price of not less than the VWAP of the six-month period prior to the announcement. A delisting would require the cooperation of ADVA, which would have to apply to the Frankfurt Stock Exchange following completion of the delisting offer. Such delisting would result in the revocation of trading of ADVA shares on the regulated market and thus, could make ADVA shares effectively illiquid.

Squeeze-out Transactions

Additionally, Acorn HoldCo may, if it has reached the necessary thresholds, commence a squeeze-out of the remaining ADVA shareholders, or a squeeze-out transaction. A squeeze-out transaction may be effected in three ways: (1) a cash merger squeeze-out pursuant to Sections 62(1) and 62(5) of the German Transformation Act, if Acorn HoldCo holds at least 90% of ADVA’s share capital, excluding treasury shares and shares held for the account of ADVA, (2) a corporate squeeze-out pursuant to Sections 327a et seq. of the German Stock Corporation Act, if Acorn HoldCo holds at least 95% of ADVA’s share capital, excluding treasury shares and shares held for the account of ADVA or (3) a takeover squeeze-out pursuant to Sections 39a et seq. of the German Takeover Act, if Acorn HoldCo acquires in connection with the exchange offer at least 95% of ADVA’s share capital, excluding treasury shares and shares held for the account of ADVA.

In the event of a cash merger squeeze-out or a corporate squeeze-out, shares of ADVA shareholders who did not tender their shares in the exchange offer will automatically be converted into the right to receive adequate cash compensation. In a squeeze-out transaction, Acorn HoldCo will determine the adequate compensation using ADVA’s discounted earnings (Ertragswert) or, if appropriate, discounted cash flow, to value the ADVA shares. In general, the compensation must not be less than the VWAP of ADVA shares for the three-month period prior to the announcement of Acorn HoldCo’s intention to effect such squeeze-out transaction. In a takeover squeeze-out, the consideration offered in connection with the exchange offer shall be considered adequate where Acorn HoldCo has acquired, in connection with the exchange offer, shares representing not less than 90% of the share capital (excluding treasury shares) for which the exchange offer was made. Following the approval of a cash merger squeeze-out or a corporate squeeze-out by a shareholder meeting of ADVA and its registration with the competent commercial register, each remaining minority ADVA shareholder may challenge such determination pursuant to the German Appraisal Proceedings Act. The amount of compensation paid for ADVA shares in an appraisal proceeding, if any, may be higher or lower than, or equal to, the exchange offer consideration. However, appraisal rights are not available in connection with a takeover squeeze-out. If Acorn HoldCo is unable to complete a squeeze-out, the remaining ADVA shareholders will continue to be entitled to all ordinary shareholder rights (except for annual dividends in the case of a DPLTA).

Open Market Purchases

In addition to acquiring ADVA shares in the exchange offer, Acorn HoldCo may, subject to applicable law, purchase additional ADVA shares in the open market or otherwise. So long as ADVA has remaining minority shareholders, it must invite such minority shareholders to annual meetings according to the German Stock Corporation Act. In such annual meetings, these minority shareholders may exercise all shareholder rights under the German Stock Corporation Act, including information rights. Resolutions adopted in such annual meetings can also be contested in court by any minority shareholder pursuant to Sections 243 et seq. of the German Stock Corporation Act.

Appraisal Rights

ADTRAN Stockholders

Under the Delaware General Corporation Law, which governs the merger, as well as under the ADTRAN, Inc. certificate of incorporation and bylaws, ADTRAN stockholders are not entitled to any appraisal rights in connection with the merger.

ADVA Shareholders

German law does not grant appraisal rights or provide for appraisal proceedings in connection with a public exchange offer. Certain post-closing reorganization transactions may, however, trigger appraisal rights for the ADVA-shareholders. Those transactions are (i) a cash merger squeeze-out; (ii) a corporate squeeze-out; and (iii) a domination and/or profit and loss transfer agreement. In the event of any of these transactions, ADVA-shareholders would be entitled to an adequate compensation or consideration. Under the German Appraisal Proceedings Act (Spruchverfahrensgesetz), the shareholders may ask a court to determine the adequacy of this compensation or consideration. See “The Business Combination — Potential Post-Completion Reorganization Regarding ADVA.”

Interests of Directors, Board Members and Executive Officers of ADTRAN, ADVA and Acorn HoldCo in the Business Combination

Stockholders of ADTRAN and shareholders of ADVA should be aware that certain of the ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors and certain of the ADVA management board members and supervisory board members may have interests in the business combination that may be different from, or in addition to, the interests of ADTRAN stockholders and ADVA shareholders, respectively. In the case of ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors, these interests include the continued service of certain directors and executive officers following the closing of the business combination, the treatment of restricted stock units, performance stock units, stock options and other equity-based awards in connection with the business combination, and the indemnification of ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors by Acorn HoldCo. In the case of the ADVA management board members and supervisory board members, these interests include continued positions as directors and executive officers of Acorn HoldCo and the treatment of ADVA’s stock options following the closing of the business combination. Members of the management board have agreed, pursuant to separate agreements with Acorn HoldCo, to convert their respective ADVA stock options into Acorn HoldCo stock options on the terms set forth in the business combination agreement, with the exception of vested ADVA stock options that are exercised prior to the consummation of the business combination in accordance with past practice.

At the close of business on November 16, 2021, the record date for the ADTRAN special meeting, ADTRAN directors and executive officers and their affiliates owned and were entitled to vote approximately 2.2% of the outstanding ADTRAN shares entitled to vote at the ADTRAN special meeting. As of August 26, 2021, members of the ADVA management board and their affiliates owned 0.79% of the outstanding ADVA shares, and members of the ADVA management board had equity awards covering 862,147 ADVA shares in the aggregate. EGORA Holding GmbH and its wholly owned subsidiary Egora Ventures GmbH, entities affiliated with ADVA’s Chief Executive Officer, Brian Protiva, own approximately 14.6% ADVA’s share capital. These entities have agreed to validly accept the exchange offer for 7,000,000 ADVA shares held by them, representing 13.7% of ADVA’s share capital, within two business days after the commencement of the acceptance period. See “The Exchange Offer —Irrevocable Undertakings.”

Pursuant to the business combination agreement, at the effective time of the merger, Thomas R. Stanton, current Chairman and CEO of ADTRAN, will serve as CEO of Acorn HoldCo and Chairman of the Acorn HoldCo board of directors. Michael K. Foliano, current Chief Financial Officer of ADTRAN, will become Chief Financial Officer of Acorn HoldCo. Following the consummation of the business combination, Christoph Glingener will become Chief Technical Officer of Acorn HoldCo. The Acorn HoldCo board of directors will consist, at the settlement of the exchange offer, of nine members, comprising Thomas R. Stanton, five additional individuals nominated by ADTRAN and three individuals nominated by ADVA.

ADTRAN

Certain of the ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors have interests in the business combination that may be different from, or in addition to, the interests of ADTRAN stockholders generally. Each member of the ADTRAN board of directors was aware of these interests and considered them, among other matters, in evaluating and approving the business combination and in recommending that ADTRAN stockholders adopt the business combination agreement.

Employment Arrangements Following the Business Combination

Upon completion of the business combination, Thomas R. Stanton, current Chairman and Chief Executive Officer of ADTRAN, will become Chairman of the Acorn HoldCo board of directors and Chief Executive Officer of Acorn HoldCo and Michael K. Foliano, current Chief Financial Officer of ADTRAN, will become

Chief Financial Officer of Acorn HoldCo. Other executive officers of ADTRAN may assume positions as executive officers of Acorn HoldCo or of the combined group and/or of direct or indirect subsidiaries of Acorn HoldCo upon or following completion of the business combination. Subject to the terms of the business combination agreement, Thomas R. Stanton and some or all of ADTRAN’s other executive officers may, prior to the consummation of the business combination, enter into new employment agreements or arrangements or other retention arrangements with Acorn HoldCo and/or direct or indirect subsidiaries of Acorn HoldCo or ADTRAN, but the terms of such arrangements, if any, have not yet been determined.

Acorn HoldCo Board of Directors Following the Business Combination

At the completion of the business combination, the Acorn HoldCo board of directors will consist of nine members, comprising Thomas R. Stanton, H. Fenwick Huss, Gregory J. McCray, Balan Nair, Jacqueline H. Rice, Kathryn A. Walker, Brian Protiva, as vice chairman, Nikos Theodosopoulos and Johanna Hey.

Treatment of Outstanding Equity Awards

ADTRAN’s executive officers, directors and designees to the pre-closing Acorn HoldCo board of directors hold stock-based awards under the ADTRAN equity plans. Under the business combination agreement, ADTRAN stock-based awards, including RSUs, PSUs, restricted shares and stock options will be converted into corresponding stock-based awards of Acorn HoldCo, on substantially the same terms and conditions as were applicable to the corresponding ADTRAN stock-based award prior to the business combination (except as otherwise described below). The completion of the business combination will not constitute a “change in control” or similar term for purposes of any such equity-based awards outstanding under the ADTRAN equity plans.

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At the effective time of the merger, each ADTRAN RSU, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will, without any required action on the part of the holder thereof, cease to represent an ADTRAN RSU and will be converted into an Acorn HoldCo RSU on the same terms and conditions as were applicable to such ADTRAN RSU immediately prior to the effective time of the merger. The number of Acorn HoldCo shares subject to each Acorn HoldCo RSU will equal the number of ADTRAN shares subject to such ADTRAN RSU immediately prior to the effective time of the merger.

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At the effective time of the merger, each ADTRAN PSU, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will, without any required action on the part of the holder thereof, be converted into an Acorn HoldCo RSU on substantially the same terms and conditions as were applicable to such ADTRAN PSU immediately prior to the effective time of the merger, except that the Acorn HoldCo RSUs will be subject to service-vesting conditions only, not performance-vesting conditions. The number of Acorn HoldCo shares subject to each such Acorn HoldCo RSU will equal the target number of ADTRAN shares subject to such ADTRAN PSU. The Acorn HoldCo RSUs will cliff vest at the end of the performance period applicable to the ADTRAN PSU, subject to the holder’s continued employment with Acorn Holdco or its subsidiaries. Any accrued but unpaid dividend equivalents with respect to any ADTRAN PSU will be assumed by Acorn HoldCo and become an obligation with respect to the applicable Acorn HoldCo RSU.

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At the effective time of the merger, each ADTRAN RSA that is outstanding immediately prior to the effective time will, without any required action on the part of the holder thereof, be converted into an Acorn HoldCo RSA on the same terms and conditions as were applicable to such ADTRAN RSA immediately prior to the effective time of the merger. The number of Acorn HoldCo shares subject to each such Acorn HoldCo RSA will be equal to the total number of ADTRAN shares subject to such ADTRAN RSA immediately prior to the effective time of the merger. Any accrued but unpaid dividend equivalents with respect to any ADTRAN RSA will be assumed by Acorn HoldCo and become an obligation with respect to the applicable Acorn HoldCo RSA.

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At the effective time of the merger, each ADTRAN stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will cease to represent an ADTRAN stock option and will be converted, at the effective time of the merger and without any required action on the part of the holder thereof, into an Acorn HoldCo stock option on the same terms and conditions as were applicable to such ADTRAN stock option immediately prior to the effective time of the merger. The number of Acorn HoldCo shares subject to each such Acorn HoldCo stock option will equal the number of ADTRAN shares subject to each ADTRAN stock option immediately prior to the effective time of the merger and such Acorn HoldCo stock option will have an exercise price per share equal to the per-share exercise price applicable to such ADTRAN stock option immediately prior to the effective time.

Quantification of Potential Payments to ADTRAN’s Named Executive Officers in Connection with the Business Combination

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of ADTRAN’s named executive officers that is based on or otherwise relates to the business combination.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the effective time of the business combination, including the grant of any additional equity awards as permitted by the business combination agreement. For purposes of calculating such amounts, we have assumed:

•	November 15, 2021 as the closing date of the business combination;

•	ADTRAN PSUs that were outstanding as of November 15, 2021; and

•

the value of an ADTRAN share is $20.54, which is equal to the average closing market price of a share of ADTRAN common stock over the first five business days immediately following the announcement of the business combination.

The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after the date of this document and before the consummation of the business combination. As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table.

Golden Parachute Compensation
Name	Cash ($)	Equity ($)(1)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Thomas R. Stanton	—	4,936,867	—	—	—	—	4,936,867
Michael K. Foliano	—	1,438,778	—	—	—	—	1,438,778
Ronald D. Centis	—	1,314,159	—	—	—	—	1,314,159
James D. Wilson, Jr.	—	1,159,606	—	—	—	—	1,159,606
Eduard Scheiterer(2)	—	785,685	—	—	—	—	785,685

(1)

Reflects the value of the ADTRAN PSUs (assuming target performance) held by each named executive officer based on the assumptions set forth above. As described elsewhere in this proxy statement/prospectus, at the effective time of the merger, each ADTRAN PSU will be converted into an Acorn HoldCo RSU on substantially the same terms and conditions as were applicable to such ADTRAN PSU immediately prior to the effective time of the merger except that the Acorn HoldCo RSUs will be subject to service-vesting conditions only, not performance-vesting conditions. The number of Acorn HoldCo shares subject to each such Acorn HoldCo RSU will equal the target number of ADTRAN shares subject to such ADTRAN PSU. The Acorn HoldCo RSUs will cliff vest at the end of the performance period applicable to the ADTRAN

PSU, subject to the holder’s continued employment with Acorn Holdco or its subsidiaries. Any accrued but unpaid dividend equivalents with respect to any ADTRAN PSU will be assumed by Acorn HoldCo and become an obligation with respect to the applicable Acorn HoldCo RSU.
(2)

As disclosed by ADTRAN in prior SEC filings, Mr. Scheiterer will retire from the position of Senior Vice President of Research and Development of ADTRAN effective November 30, 2021. As a result of his retirement, Mr. Scheiterer will forfeit his outstanding ADTRAN PSUs effective November 30, 2021, such that none will remain outstanding as of the effective time. The amounts shown in the table above represent the amounts Mr. Scheiterer would receive in respect of his ADTRAN PSUs assuming a closing date of the business combination of November 15, 2021, prior to the date of Mr. Scheiterer’s retirement.

ADVA

The members of ADVA’s supervisory board and management board may have interests in the transactions contemplated by the business combination agreement that may be different from, or in addition to, the interests of ADVA’s shareholders generally. These interests may create potential conflicts of interests. The supervisory board and the management board of ADVA were aware that such potential interests might exist. The interests of certain members of the management board and of supervisory board of ADVA are summarized in more detail below:

•

The parties agreed, subject to the organizational and governance rules under applicable stock corporation law and any applicable fiduciary duties, that they will use their reasonable best efforts to take all action necessary to have the boards of directors of Acorn HoldCo and ADVA staffed according to the provisions in the business combination agreement. Immediately following the closing of the offer, Acorn HoldCo’s board of directors shall consist of nine board members. Brian Protiva, chairman of the management board and Chief Executive Officer of ADVA, Nikos Theodosopoulos, chairman of the supervisory board of ADVA, and Johanna Hey, vice chairwoman of the supervisory board of ADVA, are designated to be appointed to Acorn HoldCo’s board of directors.

•

Pursuant to the terms of the business combination agreement, Acorn HoldCo intends to transition the members of ADVA’s management board to executive officer positions at Acorn HoldCo. Acorn HoldCo has agreed to appoint Christoph Glingener, current Chief Technology Officer of ADVA, as Chief Technical Officer of Acorn HoldCo. Scott St. John, current Chief Marketing and Sales Officer of ADVA, shall be appointed as Chief Marketing and Sales Officer of Acorn HoldCo, unless Mr. St. John is offered a six month transition and severance package. Acorn HoldCo has also agreed to transition Ulrich Dopfer, current Chief Financial Officer of ADVA, to Chief Financial Officer of Acorn HoldCo within five years of closing of the transaction contemplated by the business combination agreement, unless Mr. Dopfer is offered a severance package. Any contracts entered into by members of ADVA’s management board and Acorn HoldCo shall have terms (i) no less favorable in all material respects than the current terms with ADVA at the date of the business combination agreement, including term and remuneration elements, up to December 31, 2022, and (ii) no less favorable, with respect to such person’s new role at Acorn HoldCo, than the terms of the service contracts in place between Acorn HoldCo (or its subsidiaries) and those individuals holding corresponding positions at the Bidder (or its subsidiaries) (adjusted for local market norms).

•

All members of ADVA’s management board participate in ADVA’s stock option program for the management board, which (with the exception of termination rights for vested options) does not provide for any termination, termination rights and/or accelerated vesting in case of a change of control in ADVA. Pursuant to the business combination agreement, all ADVA stock options that are outstanding and unexercised immediately prior to the closing of the business combination may, at the option of the holder thereof, be converted into an Acorn HoldCo stock option to purchase (i) Acorn HoldCo shares (rounded down to the nearest whole share) equal to the product of (A) the number of ADVA shares subject to such ADVA stock option immediately prior to the consummation of the business combination and (B) the offer exchange ratio, (ii) at an exercise price per ADVA share

(rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per ADVA share of such ADVA stock option immediately prior to the consummation of the business combination and (B) the offer exchange ratio. Each such Acorn HoldCo stock option will be subject to (1) the same vesting and expiration terms as applied to such ADVA stock option immediately prior to the consummation of the business combination and (2) the same terms and conditions (other than vesting and expiration terms) as applied to ADTRAN stock options immediately prior to the effective time of the merger. Brian Protiva, Ulrich Dopfer, Christoph Glingener and Scott St. John have each agreed, pursuant to separate agreements with Acorn HoldCo, to convert their respective ADVA stock options into Acorn HoldCo stock options on the same terms as set forth above, with the exception of vested ADVA stock options that are exercised prior to the consummation of the business combination in accordance with past practice.

THE BUSINESS COMBINATION AGREEMENT

This section of the proxy statement/prospectus describes the material terms of the business combination agreement but does not purport to describe all of the terms of the business combination agreement. The following summary is qualified in its entirety by reference to the complete text of the business combination agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated into this proxy statement/prospectus by reference. Acorn HoldCo, ADTRAN and ADVA urge you to read the full text of the business combination agreement because it is the legal document that governs the business combination.

The Business Combination

Pursuant to the business combination agreement, which was entered into on August 30, 2021, ADTRAN and ADVA have agreed to combine their businesses under Acorn HoldCo. The effect of the business combination will be that ADTRAN will become a direct wholly-owned subsidiary of Acorn HoldCo through the merger of a direct wholly-owned subsidiary of Acorn HoldCo, Merger Sub, with and into ADTRAN, and ADVA will become a direct subsidiary of Acorn HoldCo through an exchange offer of Acorn HoldCo shares for ADVA shares. The parties to the business combination agreement are Acorn HoldCo, ADTRAN, Merger Sub and ADVA.

The parties have agreed to take the following steps in chronological order to consummate the exchange offer and merger and use their best efforts to complete the exchange offer in a timely manner:

•	signing the business combination agreement;

•	announcing the intention to launch the exchange offer;

•	filing the registration statement on Form S-4 and the preliminary proxy statement, of which this proxy statement/prospectus forms a part, with the SEC;

•	applying for an extension of the filing period pursuant to Section 14 para 1 s. 3 WpÜP;

•	filing the draft exchange offer document with BaFin;

•	receiving approval of the final exchange offer document by BaFin and commencing the exchange offer;

•	receiving from the SEC declaration of effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part;

•	ADVA issuing its reasoned statement and ADTRAN filing such reasoned statement with the SEC;

•	holding the ADTRAN special meeting at which stockholders adopt the business combination agreement;

•	receiving all required regulatory clearances;

•	merging of Merger Sub with and into ADTRAN, with ADTRAN surviving the merger as a direct wholly owned subsidiary of Acorn HoldCo;

•	admitting of Acorn HoldCo Shares to trade on Nasdaq and the Frankfurt Stock Exchange; and

•	settling the exchange offer.

Following the exchange offer, Acorn HoldCo intends to pursue a post-completion reorganization regarding ADVA. The post-completion reorganization is described in more detail in the section “The Business Combination — Potential Post-Completion Reorganization Regarding ADVA.”

The Exchange Offer

Consideration Offered to ADVA Shareholders

The business combination agreement contemplates that ADVA will become a direct subsidiary of Acorn HoldCo through an exchange offer. Excluded shares will be canceled for no consideration. Under the terms of the exchange offer, ADTRAN will offer to acquire each ADVA share in exchange for 0.8244 Acorn HoldCo shares. This offer exchange ratio is fixed and will not be adjusted to reflect changes in the trading prices of ADVA shares or ADTRAN shares prior to the date of the completion of the business combination. The offer consideration is subject to any increases made either voluntarily by Acorn HoldCo or in accordance with the provisions of the German Takeover Act. The value of the offer consideration in euros at the date of the business combination agreement, calculated on the basis of the VWAP on Nasdaq of the ADTRAN shares during the three-month period ending on the date preceding the signing date of the business combination agreement, converted into Euros on the basis of the average USD/EUR exchange rate during the three-month period ending on the date preceding the signing date of the business combination agreement published on Bloomberg page USD/EUR currency Average Last Price on such date, amounts to €789 million (the “offer value”). To ensure compliance with applicable minimum consideration requirements, an expert opinion obtained from ValueTrust Group by Acorn HoldCo confirmed that the minimum value of each Acorn HoldCo Share offered to the holders of ADVA shares was the VWAP of an ADTRAN share during the three-month period ending on the date preceding the signing date of the business combination agreement.

Acorn HoldCo will ensure that the Acorn HoldCo shares issued in the exchange offer will be admitted to trading on Nasdaq and the Frankfurt Stock Exchange by applying to list the Acorn HoldCo shares issued to ADVA shareholders on Nasdaq and by applying to list all Acorn HoldCo shares on the regulated market segment of the Frankfurt Stock Exchange with a concurrent listing in the sub-segment of the regulated market with additional post-admission obligations (Prime Standard).

Treatment of ADVA Equity Awards

At the option of the holder thereof, each ADVA stock option that is outstanding and unexercised immediately prior to the closing of the business combination may be converted at or after the closing of the business combination into an Acorn HoldCo stock option to purchase (i) Acorn HoldCo shares (rounded down to the nearest whole share) equal to the product of (A) the number of ADVA shares subject to such ADVA stock option immediately prior to the consummation of the business combination and (B) the offer exchange ratio, (ii) at an exercise price per ADVA share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per ADVA share of such ADVA stock option immediately prior to the consummation of the business combination and (B) the offer exchange ratio. Each such Acorn HoldCo stock option will be subject to (1) the same vesting and expiration terms as applied to such ADVA stock option immediately prior to the consummation of the business combination and (2) the same terms and conditions (other than vesting and expiration terms) as applied to ADTRAN stock options immediately prior to the effective time of the merger. Brian Protiva, Ulrich Dopfer, Christoph Glingener and Scott St. John have each agreed, pursuant to separate agreements with Acorn HoldCo, to convert their respective ADVA stock options into Acorn HoldCo stock options on the same terms as set forth above, with the exception of vested ADVA stock options that are exercised prior to the consummation of the business combination in accordance with past practice.

Announcement of the Exchange Offer

Immediately after the signing of the business combination agreement, Acorn HoldCo published in Germany its decision regarding the launch of the exchange offer, ADTRAN published the offer announcement in the U.S. on a press release, which was attached as an exhibit to ADTRAN’s Form 8-K filed with the SEC on August 30, 2021, ADVA published an ad hoc announcement pursuant to Article 17 para. 1 of the Market Abuse Regulation and ADVA, Acorn HoldCo and ADTRAN published a joint press release in respect of the transaction.

ADTRAN and Acorn HoldCo have agreed that ADVA is permitted at any time to disclose the entire contents of the business combination agreement to stakeholders and the press, as well as in the reasoned statements of the ADVA management board and the supervisory board regarding the exchange offer, issued pursuant to Section 27 of the German Takeover Act, and in any filings or statement required to be made by ADVA under the rules and regulations of the SEC in respect of the exchange offer (including the statement required by Rule 14e-2 of Regulation 14E as promulgated by the SEC).

See the section of this proxy statement/prospectus titled “ADTRAN Special Meeting; Recommendations by ADTRAN Board of Directors and ADVA Boards Approvals by the ADTRAN and ADVA Boards—ADVA’s Support and Recommendation of the Exchange Offer” for more information about the reasoned statements.

Filing of the Registration Statement and the Offer Document

Pursuant to the terms of the business combination agreement, ADTRAN and Acorn HoldCo have prepared the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and filed it with the SEC to register the Acorn HoldCo shares to be issued to the ADTRAN stockholders in connection with the Merger and ADVA’s shareholders in connection with the Exchange Offer. ADTRAN and Acorn HoldCo have agreed to use their respective reasonable best efforts to have this registration statement declared effective under the Securities Act as promptly as reasonably practicable and to keep the registration statement effective through the closing.

In addition, Acorn HoldCo has prepared the draft exchange offer document in accordance with the provisions of the German Takeover Act and the German Takeover Act Offer Ordinance and in accordance with the terms of the business combination agreement, in reasonable consultation with ADVA and its advisors. The offer document also includes a securities prospectus which complies with Art 13 para. 1 Prospectus-Regulation (EU) 2017/1129 in connection with Art. 2, 12 and Annex 1, 11 and 20 Delegated Regulation (EU) 2019/980 and all applicable rules and regulations promulgated by BaFin and ESMA, allowing Acorn HoldCo to offer the Acorn HoldCo Shares to the ADVA shareholders and to list Acorn HoldCo Shares on the Frankfurt Stock Exchange. Acorn HoldCo agreed to use reasonable best efforts to cause the offer document to comply with the Takeover Act and the German Prospectus Rules, promptly notify ADVA of and respond promptly to, any comments of BaFin relating to the offer document and have the offer document approved within the applicable statutory provisions.

Acorn HoldCo has agreed to afford ADVA and its advisors reasonable opportunity to, and ADVA and its advisors will without undue delay, review and comment on the registration statement and offer document prior to each submission to BaFin or the SEC, as the case may be. In addition, Acorn HoldCo has agreed to (i) notify ADVA without undue delay upon the receipt of any comments from the SEC or BaFin relating to any request for amendments or supplements to statements or financial information relating to ADVA, (ii) provide ADVA with drafts of the responses to comments from the SEC or BaFin at a time reasonably prior to submitting such responses to the extent they relate to information regarding ADVA and (iii) give due consideration to ADVA’s comments.

Commencement of the Exchange Offer

Following permission by BaFin of the publication of the exchange offer document filed by Acorn HoldCo, Acorn HoldCo will publish the exchange offer document in accordance with Sections 14(2) and (3) of the German Takeover Act. The acceptance period commences with the publication of the exchange offer document. Acorn HoldCo will also file the exchange offer prospectus with the SEC pursuant to Rule 424 under the Securities Act and deliver the exchange offer prospectus to U.S. holders of ADVA shares in accordance with the Exchange Act.

Acceptance Period of the Exchange Offer; Extension of the Exchange Offer

The acceptance period will expire on the date that is six weeks after the commencement of the exchange offer or such longer period as may be mutually agreed by each of Acorn HoldCo, ADTRAN and ADVA and extended in accordance with the provisions of the German Takeover Law.

Additional Acceptance Period

Following the expiration of the acceptance period, and the satisfaction or waiver by Acorn HoldCo of the conditions to its obligations to consummate the exchange offer (except for the regulatory condition), there will be an additional acceptance period of two weeks pursuant to the German Takeover Act during which shareholders may tender, but not withdraw, their ADVA shares.

The Merger

Consideration Offered to ADTRAN Shareholders

The parties to the business combination agreement have agreed that, immediately prior to the consummation of the exchange offer, Merger Sub will merge with and into ADTRAN, with ADTRAN surviving the merger as a direct, wholly-owned subsidiary of Acorn HoldCo. At the effective time of the merger, each outstanding ADTRAN share (other than ADTRAN excluded shares, which will be canceled for no consideration) will be converted into the right to receive one fully paid and non-assessable Acorn HoldCo share.

ADTRAN Restricted Stock Units

At the effective time of the merger, each ADTRAN RSU, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will, without any required action on the part of the holder thereof, cease to represent an ADTRAN RSU and will be converted into an Acorn HoldCo RSU on the same terms and conditions as were applicable to such ADTRAN RSU immediately prior to the effective time of the merger. The number of Acorn HoldCo shares subject to each Acorn HoldCo RSU will equal the number of ADTRAN shares subject to such ADTRAN RSU immediately prior to the effective time of the merger.

ADTRAN Performance Share Units

At the effective time of the merger, each ADTRAN PSU, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will, without any required action on the part of the holder thereof, be converted into an Acorn HoldCo RSU on substantially the same terms and conditions as were applicable to such ADTRAN PSU immediately prior to the effective time of the merger, except that the Acorn HoldCo RSUs will be subject to service-vesting conditions only, not performance-vesting conditions. The number of Acorn HoldCo shares subject to each such Acorn HoldCo RSU will equal the target number of ADTRAN shares subject to such ADTRAN PSU. The Acorn HoldCo RSUs will cliff vest at the end of the performance period applicable to the ADTRAN PSU, subject to the holder’s continued employment with Acorn Holdco or its subsidiaries. Any accrued but unpaid dividend equivalents with respect to any ADTRAN PSU will be assumed by Acorn HoldCo and become an obligation with respect to the applicable Acorn HoldCo RSU.

ADTRAN Restricted Stock Awards

At the effective time of the merger, each ADTRAN RSA that is outstanding immediately prior to the effective time will, without any required action on the part of the holder thereof, be converted into an Acorn HoldCo RSA on the same terms and conditions as were applicable to such ADTRAN RSA immediately prior to the effective time of the merger. The number of Acorn HoldCo shares subject to each such Acorn HoldCo RSA will be equal to the total number of ADTRAN shares subject to such ADTRAN RSA immediately prior to the effective time of the merger. Any accrued but unpaid dividend equivalents with respect to any ADTRAN RSA will be assumed by Acorn HoldCo and become an obligation with respect to the applicable Acorn HoldCo RSA.

ADTRAN Stock Options

At the effective time of the merger, each ADTRAN stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will cease to represent an ADTRAN stock option and will be converted, at the effective time of the merger and without any required action on the part of the holder thereof, into an Acorn HoldCo stock option on the same terms and conditions as were applicable to such ADTRAN stock option immediately prior to the effective time of the merger. The number of Acorn HoldCo shares subject to each such Acorn HoldCo stock option will equal the number of ADTRAN shares subject to each ADTRAN stock option immediately prior to the effective time of the merger and such Acorn HoldCo stock option will have an exercise price per share equal to the per-share exercise price applicable to such ADTRAN stock option immediately prior to the effective time.

Procedures for Converting ADTRAN Shares into Merger Consideration

Conversion and Exchange of Shares

At the effective time of the merger, each outstanding ADTRAN share (except excluded shares, which will be canceled for no consideration) will be converted into the right to receive one fully paid and non-assessable Acorn HoldCo share.

At the effective time of the merger, each share of Merger Sub outstanding immediately prior to the effective time of the merger will be canceled and cease to exist and will be converted into one fully paid and non-assessable share of common stock of the surviving corporation, which will be held by Acorn HoldCo and constitute the only outstanding shares of common stock of the surviving corporation after the effective time of the merger.

As promptly as possible following the date of the business combination agreement, ADTRAN will appoint a U.S. bank or trust company or other independent financial institution in the U.S. that is reasonably satisfactory to ADTRAN and ADVA to act, among other things, as exchange agent for the merger and to deliver the merger consideration to former ADTRAN stockholders.

ADTRAN Letter of Transmittal

As promptly as practicable after the effective time of the merger, Acorn HoldCo will cause the exchange agent to mail a letter of transmittal to each holder of record of ADTRAN shares that are held in certificated form or in book-entry form outside of DTC. Any such letter of transmittal will be accompanied by instructions for surrendering the ADTRAN certificates (or affidavits of loss in lieu of the ADTRAN certificates) or transferring the ADTRAN book-entry shares to the exchange agent in exchange for the merger consideration and any dividends or distributions, in each case, to which the holder has the right to receive pursuant to the terms of the business combination agreement. After the effective time of the merger and (i) upon surrender to the exchange agent of the ADTRAN shares that are ADTRAN certificates, by physical surrender of such ADTRAN certificate (or affidavit of loss in lieu of an ADTRAN certificate) in accordance with the terms of the letter of transmittal and accompanying instructions, (ii) upon the transfer of ADTRAN shares that are ADTRAN book-entry shares not held through DTC, in accordance with the terms of the letter of transmittal and accompanying instructions or (iii) upon the transfer of ADTRAN shares that are ADTRAN book-entry shares held through DTC, including by delivery of an “agent’s message”, in accordance with DTC’s customary procedures and such other procedures as agreed by ADTRAN, Acorn HoldCo, the exchange agent and DTC, the holder of such ADTRAN shares will be entitled to receive in exchange therefor, and the exchange agent shall be required to deliver to each such holder, (A) the number of Acorn HoldCo shares (in book-entry form) in respect of the aggregate merger consideration that such holder is entitled to receive as a result of the merger (after taking into account all ADTRAN shares then held by such holder), and (B) any cash in respect of any dividends or other distributions which the holder has the right to receive pursuant to the terms of the business combination agreement.

No interest will be paid or accrued on any amount payable to former ADTRAN stockholders upon the surrender of their ADTRAN shares and any ADTRAN certificate formerly representing ADTRAN shares that have been so surrendered will be canceled by the exchange agent. The Acorn HoldCo shares issued and paid in accordance with the terms of the business combination agreement upon conversion of the ADTRAN shares will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such ADTRAN shares. In the event of a transfer of ownership of any ADTRAN share that is not registered in the transfer records of ADTRAN, the proper number of Acorn HoldCo shares may be transferred by the exchange agent to such transferee if, in the case of ADTRAN certificates, the certificates representing such shares are surrendered to the exchange agent, and, in the case of book-entry interests, if written instructions authorizing the transfer of such book-entry interests representing ADTRAN shares are presented to the exchange agent, in each case, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

If any Acorn HoldCo shares are to be delivered to a person other than the holder in whose name any ADTRAN shares are registered, it will be a condition of such exchange that the person requesting the delivery pays any transfer or other similar taxes required by reason of the transfer of Acorn HoldCo shares to a person other than the registered holder of such ADTRAN shares, or establishes to the satisfaction of Acorn HoldCo and the exchange agent that the tax has been paid or is not applicable.

Dividends and Distributions on Acorn HoldCo Shares

Any dividend or other distribution with a record date after the effective time of the merger with respect to Acorn HoldCo shares for which ADTRAN shares were exchanged as a result of the merger will not be paid (but will nevertheless accrue) until those ADTRAN shares are properly surrendered for exchange. Following such surrender, the holder of the Acorn HoldCo shares issued in exchange for the ADTRAN shares will receive, without interest, at the time of such surrender, the dividends and distributions with respect to such Acorn HoldCo shares payable but not paid up to the date of such surrender.

Withholding

Each of Acorn HoldCo, the surviving corporation and the exchange agent, will be entitled to deduct and withhold from any amounts payable pursuant to the business combination agreement to any holder of ADTRAN shares or ADTRAN equity awards immediately prior to the effective time of the merger, such amounts that it is required to deduct and withhold with respect to such payment under the Code or any provision of state, local or non-U.S. tax law. To the extent amounts are so deducted and withheld by or on behalf of Acorn HoldCo, the surviving corporation or the exchange agent, as the case may be, and paid over to the relevant governmental entity, such deducted and withheld amount will be treated for all purposes of the business combination agreement as having been paid to the holder of the ADTRAN shares or ADTRAN equity awards, as the case may be, in respect of which such deduction and withholding was made.

Post-Completion Reorganization

The business combination agreement does not prevent the parties from seeking to initiate a post-completion reorganization. The post-completion reorganization is described in more detail in the section “The Business Combination — Potential Post-Completion Reorganization Regarding ADVA.”

Conditions to Completing the Business Combination

The following description is an overview of the conditions to completion as agreed upon by the parties in the business combination agreement. The final conditions to the exchange offer are described in the section “The Exchange Offer — Conditions to the Exchange Offer.”

Conditions to Completing the Exchange Offer

The business combination agreement provides that the closing of the merger and the settlement of the exchange offer are subject to the satisfaction or permitted waiver of the conditions set forth below. All conditions have to be satisfied during the acceptance period except for the regulatory condition.

Minimum Acceptance Condition

During the acceptance period, at least 70% of all outstanding ADVA shares must be tendered and not effectively withdrawn in the exchange offer.

This offer condition is herein referred to as the “minimum acceptance condition.”

Registration Statement Condition

This registration statement, of which this proxy statement/prospectus forms a part, must be declared effective by the SEC prior to the expiration of the acceptance period and not be the subject of any stop order issued by the SEC pursuant to Section 8(d) of the Securities Act or any proceeding initiated by the SEC seeking such a stop order.

This offer condition is herein referred to as the “registration statement condition.”

ADTRAN Stockholders’ Approval Condition

Prior to the expiration of the acceptance period, at the ADTRAN special meeting or at any adjournment or postponement thereof, the ADTRAN stockholders must adopt the business combination agreement by a vote of a majority of the outstanding ADTRAN shares entitled to vote thereon (meaning that, of the ADTRAN shares outstanding, a majority must be voted “FOR” such proposal).

This offer condition is herein referred to as the “ADTRAN stockholders’ approval condition.” See “The ADTRAN Special Meeting.”

Merger Control Condition

The following must have occurred by the date that is twelve months after the expiration of the acceptance period, i.e., January 12, 2023:

•	the termination or expiration of the statutory waiting period under the HSR Act;

•

a decision by the German Federal Cartel Office that the prohibition criteria in Section 36 German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen, referred to herein as GWB) are not satisfied or the expiration of the waiting periods according to Section 40 para. 1 sent. 1 or Section 40 para. 2 sent. 2 GWB without the German Federal Cartel Office having issued a prohibition of the business combination or initiated an in-depth review (phase II); and

•

(i) a response from the Competition and Markets Authority (“CMA”) to a briefing paper in writing that it has no further questions in relation to the business combination (and having not otherwise opened an inquiry, or indicating that it is still investigating whether it may do so), (ii) confirmation from the CMA in writing that it does not intend to make Phase 2 reference pursuant to the Enterprise Act 2002 in connection with the business combination or any matters arising therefrom (including as a result of the acceptance of undertakings in lieu of a reference), (iii) expiration of the period within which the CMA is required to decide whether the duty to make a Phase 2 reference with respect to the business combination or any matters arising therefrom without such a decision having been made or (iv) where the business combination or any part of it has been referred for a Phase 2 investigation, the decision of CMA that the business combination or the part referred for a Phase 2 investigation may proceed.

This offer condition is herein referred to as the “merger control condition.”

Foreign Direct Investment Approvals

The foreign direct investment approvals in the U.S., Germany, Australia, Spain and United Kingdom described below must have occurred by the date that is twelve months after the expiration of the acceptance period, i.e., January 12, 2023:

•

Acorn HoldCo must obtain a written notification from CFIUS that the business combination is not a “covered transaction” pursuant to section 721 of the DPA or that there are no unresolved national security concerns with respect to the business combination, or (b) if CFIUS must send a report to the President of the United States requesting the President of the United States’ decision with respect to the business combination, and either (i) the President must not take any action after fifteen days from the earlier of the date the President receives such report from CFIUS or the end of the investigation period, or (ii) the President of the United States must announce a decision not to take any action to suspend or prohibit the business combination;

•

either (i) receipt of a clearance of the acquisition in writing or electronically in accordance with Section 58a para. 1 sent. 1 and/or Section 61 sent. 1 German Foreign Trade Ordinance (Außenwirtschaftsverordnung, referred to herein as AWV) by Acorn HoldCo from the German Federal Ministry of Economics and Energy (Bundesministerium für Wirtschaft und Energie, referred to herein as BMWi), (ii) expiration of the two-months period pursuant to Section 58a para. 2 AWV and/or Section 61 AWV in connection with Section 14a para. 1 no. 1 and para. 3 sent. 1 Foreign Trade and Payments Act (Außenwirtschaftsgesetz, referred to herein as AWG), unless the BMWi has during this period commenced examination proceedings pursuant to Section 55 para. 1 sent. 1 and/or Section 60 para. 1 AWV, or (iii) expiration of the four-months period pursuant to Section 59 para. 1 and/or Section 62 para. 2 AWV in connection with Section 14a para. 1 no. 2 including paras. 6 and 7 AWG, without BMWi issuing a prohibition of the business combination or any orders (Anordnungen), unless Acorn HoldCo agrees in writing to ADVA to accept the order(s) in its entirety;

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if Acorn HoldCo files a notification under the U.K. NS&I Act, the Secretary of State has confirmed that no further action will be taken with respect to the business combination or the Secretary of State has made a final order with respect to the business combination;

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(i) receipt of written notice under the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth) (FATA) from the Treasurer of the Commonwealth of Australia (Treasurer) (or his or her delegate) that there are no objections to the business combination, either on an unconditional basis or subject only to such conditions acceptable to ADTRAN, acting reasonably or (ii) the Treasurer (or his or her delegate) becoming precluded by passage of time from making any order or decision on grounds the Treasurer was otherwise empowered to make under Division 2 of Part 3 of the FATA in respect of the business combination or (iii) where an interim order is made under the FATA in respect of the business combination, the subsequent period for making a final order prohibiting the business combination elapses without a final order being made or (iv) the Treasurer (or his or her delegate) has provided confirmation in writing to ADTRAN that the business combination is exempt from the requirements of the FATA, whichever first occurs; and

•

the transaction having been either: (i) considered by the General Subdirectorate of Foreign Investments (Subdirección General de Inversiones Exteriores) to fall outside the scope of Article 7 bis of Law 19/2003 of 4 July, on Foreign Capital Movements and Foreign Economic Transactions (Ley 19/2003, de 4 de julio, sobre régimen jurídico de los movimientos de capitales y de las transacciones económicas con el exterior) or (ii) authorized pursuant to a decision by the General Directorate for International Trade and Investments (Dirección General de Comercio Internacional e Inversiones) or the Spanish Council of Ministers (Consejo de Ministros) of the Kingdom of Spain, as applicable.

This offer condition is herein referred to as the “foreign direct investment approvals condition” and together with the merger control condition is herein referred to as the “regulatory condition.”

No Material Adverse Change in the Business of ADVA

After the publication of the exchange offer document, but prior to the expiration of the acceptance period (i.e., January 12, 2022), no circumstance has occurred that has been published by ADVA pursuant to Article 17 of the Market Abuse Regulation, or would have had to be published by ADVA pursuant to Article 17 of the Market Abuse Regulation, or in respect of which ADVA decided to delay publication pursuant to Article 17 of the Market Abuse Regulation, in each case that would result or could reasonably expected to result in a negative effect on the annual EBITDA of ADVA and its subsidiaries in the amount of €35 million (collectively referred to herein as an ADVA MAC). The occurrence of an ADVA MAC would be determined by Deloitte GmbH Wirtschaftsprüfungsgesellschaft, as a neutral expert.

No Material Compliance Violation

After the publication of the exchange offer document, but prior to the expiration of the acceptance period (i.e., January 12, 2022), no criminal or administrative offense (Ordnungswidrigkeit) (including any concrete reason of suspicion) by ADVA, or a subsidiary of ADVA or by any member of the corporate body of ADVA or a subsidiary of ADVA while any such person was operating in their official capacity at, or on behalf of, ADVA or a subsidiary of ADVA under any applicable administrative or criminal laws in the United States, Germany or any other jurisdiction whose laws apply to operations of ADVA or a subsidiary of ADVA relating to bribery offenses and corruption or to any violation of any export sanctions administered or enforced by the United Nations Security Council, the European Union, shall become known to have occurred provided occurrence constitutes or would constitute inside information for ADVA pursuant to Article 7 of the Market Abuse Regulation or has constituted inside information prior to its publication (a “Material Compliance Violation”). The occurrence of a Material Compliance Violation would be determined by Deloitte GmbH Wirtschaftsprüfungsgesellschaft, as a neutral expert.

No Increase in Capital of ADVA

After the publication of the exchange offer document, but prior to the expiration of the acceptance period (i.e., January 12, 2022), ADVA shall not have issued any new shares and/or or decreased its share capital, in each case in an amount of shares representing more than 1% of ADVA’s share capital as of August 30, 2021. Issue of shares upon exercise of vested stock options are exempted.

No Loss of Half of ADVA’s Share Capital

After the publication of the exchange offer document, but prior to the expiration of the acceptance period (i.e., January 12, 2022), ADVA shall not publish any announcement pursuant to Article 17 of the Market Abuse Regulation or any other announcement on ADVA’s website disclosing that it has lost half or more of its share capital.

No Insolvency of ADVA

After the publication of the exchange offer document, but prior to the expiration of the acceptance period (i.e., January 12, 2022), ADVA has not published any announcement pursuant to Article 17 of the Market Abuse Regulation or any other announcement on the ADVA website that it has commenced insolvency proceedings, made an application for the commencement of such proceedings by the ADVA management board, or that grounds for the opening of insolvency proceeds exist.

No Prohibition or Illegality of the Merger or the Exchange Offer

As of the end of the acceptance period, there must be no law, regulation, administrative act, injunction, temporary restraining order or preliminary or permanent injunction or other order issued by any governmental entity in any relevant jurisdiction that prohibits or makes illegal the consummation of the merger, the exchange offer or the acquisition of ADVA shares or shares of the surviving corporation by Acorn HoldCo.

This offer condition is herein referred to as the “no prohibition or illegality condition.”

Waiver of Conditions to the Exchange Offer

Until one business day prior to the end of the acceptance period, Acorn HoldCo is entitled to waive any offer conditions in accordance with the provisions of the German Takeover Act except for the regulatory condition, registration statement condition and the ADTRAN stockholders’ approval condition. Lowering the minimum acceptance condition or waiving the no prohibition or illegality condition requires the consent of ADVA. The parties have agreed that the minimum acceptance threshold may only be reduced to a level at which the liquidity test for the Acorn HoldCo shares, as applied by BaFin, remains satisfied.

Determining the Satisfaction of a Closing Condition

To the extent that the determination of whether a closing condition is satisfied depends on the opinion of a third party neutral expert, ADVA will, to the extent legally permissible, provide Deloitte GmbH Wirtschaftsprüfungsgesellschaft, the neutral expert, with reasonable support and all requisite information regarding ADVA, its subsidiaries and the businesses they operate. ADTRAN has agreed to bear all of ADVA’s expenses incurred in connection with its cooperation with Deloitte GmbH Wirtschaftsprüfungsgesellschaft.

Conditions to Completing the Merger

The obligation of ADTRAN to consummate the merger is subject to the satisfaction or waiver (in accordance with the terms of the business combination agreement) of the Offer Conditions. See “The Exchange Offer —  Conditions to the Exchange Offer.”

Efforts to Obtain Required Approvals

Each of ADTRAN and ADVA have agreed to (and to cause their respective affiliates to) use their respective reasonable best efforts to obtain, as promptly as reasonably practicable, satisfaction of the regulatory clearances. In furtherance of the foregoing, each of ADTRAN and ADVA will, and will cause their respective affiliates to, co-operate, to the extent legally permissible, in all respects with each other in the preparation of the filings and in connection with any submission, investigation or inquiry, supply to any competent authority as promptly as practicable, or in the case of the CFIUS clearance within the timeframes set forth in the DPA, any additional information requested pursuant to any applicable law or regulation and take all other procedural actions required in order to obtain any applicable clearance or to cause any applicable waiting periods to commence and expire. No party will be required to propose, negotiate or offer to effect, or consent or commit to any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, of any assets, licenses, operations, rights, product lines, businesses or interest therein (a “divestiture”) or any condition or requirement setting forth, any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any assets, licenses, operations, rights, product lines, businesses or interest therein (a “remedy”) if such divestiture or remedy, individually or in the aggregate with any other divestiture or remedy, would reasonably be expected to be material to Acorn HoldCo and its subsidiaries, taken as a whole, after giving effect to the business combination, taking into account the benefits expected to result from the transaction. Additionally, a party or its subsidiaries will only be required to agree to a divestiture or remedy if effectiveness thereof is conditioned on the consummation of the exchange offer.

ADTRAN, Acorn HoldCo and ADVA have agreed to closely cooperate with each other in relation to the regulatory approval processes. Such cooperation includes (i) promptly providing the relevant other party with all reasonably required and relevant information concerning itself, its subsidiaries and, to the extent available, concerning its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, notification or application to be made by or on behalf of ADTRAN and/or ADVA or any of their respective subsidiaries to any person and/or any regulatory authority in connection with the business combination, if necessary by way of communicating on a confidential counsel-to-counsel basis and (ii)(A) promptly providing the relevant other party with a copy of all notices and other material communications received or provided by ADTRAN or ADVA, as the case may be, from or to any regulatory authority relating to the business combination, except, in the case of the CFIUS clearance, to the extent that such communications are submitted confidentially and (B) giving the relevant other party reasonable prior notice of any meeting or planned discussions with any governmental authority in respect of the business combination and, unless the other relevant other party is prohibited by applicable law or order or by the relevant governmental authority from participating or engaging in such discussions, give the other relevant party the opportunity to participate in such meetings or discussions. In addition, the parties, as applicable, will make all required filings in connection with the regulatory clearances without undue delay and will make a voluntary submission to the Department for Business, Energy and Industrial Strategy to inform it about the business combination as soon as practicable after the end of the acceptance period.

ADTRAN and ADVA will discuss in good faith how to address issues raised by any governmental authority with jurisdiction over the regulatory clearances included in the regulatory conditions, and ADTRAN will (or in the case of the CFIUS clearance, ADTRAN and ADVA will) as soon as advisable with regard to the agreed timeline for the consummation of the exchange offer, at the latest 30 days after any issues have been raised by any regulatory authority, enter into discussions , and if provided by applicable law, formal negotiations with any regulatory authority that raises any issue with respect to the transaction to explore the possibility of addressing such issue by offering commitments which might be a mitigation agreement, or other obligations or conditions to the granting by such regulatory authority of its approval of the business combination.

ADTRAN has the right to direct and take the lead in (i) coordinating and making, including determining the timing of, all filings with regulatory authorities in connection with the business combination, (ii) determining the strategy for, and making all material decisions related to, the parties obtaining all regulatory clearances, (iii) coordinating and making all communications with regulatory authorities related to the parties obtaining all regulatory clearances, except for confidential communications in the case of the CFIUS clearance or except if required by law or any regulatory authority, and (iv) resolving any action related to any such regulatory clearance or the business combination by any governmental authority, including any governmental inquiry, investigation or proceeding initiated by a private party.

All filing fees in connection with the regulatory clearances will be equally borne by ADTRAN and ADVA (excluding, for the avoidance of doubt, any fees of lawyers or other advisors of any party, which each party pays itself).

Third-Party Acquisition Proposals

Non-Solicitation

Until the earlier of the termination of the business combination agreement and the consummation of the exchange offer, ADVA will, to the extent legally possible and subject to the limitations contained in the business combination agreement, refrain, and procure that its subsidiaries will refrain, from initiating any measures or steps that may adversely affect the success or the timely completion of the exchange offer or the agreements of the parties set forth in the business combination agreement. In furtherance of the foregoing, ADVA will not and will ensure that its subsidiaries will not, directly or indirectly:

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actively ask for a competing offer, or another transaction, proposal or approach which is economically or otherwise comparable to or competitive with a competing offer and that, if implemented, could impair, interfere with, hinder, delay or otherwise adversely affect the consummation of the exchange offer;

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enter into any communications, discussions, negotiations, correspondence or arrangements, or make any confidential documents relating to ADVA or its subsidiaries or their businesses available with a view to actively soliciting any competing offer or any other transaction that, if implemented, could impair, interfere with, hinder, delay or otherwise adversely affect the consummation of the exchange offer.

ADVA has agreed to inform ADTRAN and Acorn HoldCo as soon as legally possible under statutory law and reasonably practical if it has been approached by a third party in relation to a situation that could reasonably be expected to result in a public offer for ADVA Shares by a third party (a “competing offer”) or other transactions that, if implemented, would jeopardize the success of the exchange offer, and to disclose to ADTRAN the material terms and contents of such competing offer.

Notwithstanding the foregoing, ADVA’s management board or supervisory board or any subsidiaries of ADVA will not be prevented from:

•	providing information duly requested or required by a regulatory authority;

•	reviewing any proposal by a third party;

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engaging with a third party that submits a bona fide, unsolicited proposal that is reasonably likely to result in a superior offer (provided that ADVA has made available to Acorn HoldCo any non-public information it has made available to such third party to the extent such information was not previously provided to Acorn HoldCo);

•	including any statement in the reasoned statement which is required by law, case-law or the administrative practice of BaFin;

•	acting in accordance with their fiduciary duties under German law, in particular, the duties of care and loyalty under Sections 93 and 116 of the of the German Stock Corporation Act;

•	acting in accordance with the concept of managerial neutrality under Section 33 of the German Takeover Act; or

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acting in accordance with managerial tasks and duties including the business judgment rule under Sections 76, 93 of the German Stock Corporation Act and Section 116 of the German Stock Corporation Act.

Any non-fulfilment of provisions under the business combination agreement required by fiduciary and other duties under applicable law will not be (or result in) a breach of any of ADVA’s obligations under the business combination agreement.

Definition of Superior Offer

For purposes of the business combination agreement, the term “superior offer” means a proposal by a third party which (i) is reasonably likely to result in a fully financed competing offer within the meaning of Section 22 WpÜG and that is a not only insignificantly (unbedeutend) superior transaction than the business combination (taking into account the material expected benefits, including synergies, of the business combination) and (ii) in relation to which no member of the ADVA or its subsidiaries breached its non-solicitation obligations under the business combination agreement.

ADTRAN Special Meeting; Recommendations by ADTRAN Board of Directors and the ADVA Management Board and the ADVA Supervisory Board

ADTRAN Special Meeting

ADTRAN has agreed to use all reasonable efforts, in accordance with its governing documents and applicable law, to call the ADTRAN special meeting and obtain the ADTRAN stockholders’ approval prior to the end of the acceptance period, which date will be after the registration statement of which this document forms a part is declared effective, but no later than thirty-five days following such date. ADTRAN may not revoke or postpone the ADTRAN special meeting once it has been called, but may adjourn or postpone the ADTRAN special meeting (i) to solicit additional proxies for the purpose of obtaining the ADTRAN stockholders’ approval, (ii) due to the absence of a quorum or (iii) to allow reasonable additional time for (a) the filing and mailing of any supplemental or amended disclosure which ADTRAN has determined in good faith after consultation with outside legal counsel is necessary under applicable law and (b) for such supplemental or amended disclosure to be disseminated and reviewed by ADTRAN’s stockholders prior to the ADTRAN special meeting.

Recommendation of the ADTRAN Board of Directors

The ADTRAN board of directors has unanimously agreed to recommend to its stockholders the adoption of the business combination agreement and the adoption and approval of any other proposals as either the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to this proxy statement/prospectus.

Prior to the ADTRAN special meeting, ADTRAN or the ADTRAN board of directors are permitted to make an amendment, withdrawal, qualification or modification of its recommendation to its shareholders (such amendment, withdraw, qualification or modification a “modification in recommendation”) if the ADTRAN board of directors determines in good faith, after consultation with external legal counsel of recognized standing, that failure to effect a modification in recommendation would be inconsistent with the fiduciary duties of the directors of ADTRAN under applicable law. A modification in recommendation will not be (or result in) a breach of any of ADTRAN’s obligations under the business combination agreement.

ADVA’s Support and Recommendation of the Exchange Offer

ADVA’s management board and supervisory board have, based on the information available to them on the date of the business combination agreement, unanimously taken the view that the business combination is in the best interest of ADVA.

Without undue delay and within two weeks following the publication of the offer document, the management board and the supervisory board of ADVA will prepare and publish, solely or jointly, a reasoned statement pursuant to Section 27(3) and Section 14(3) of the German Takeover Act. The reasoned statement will reflect that the management board and the supervisory board of ADVA, after duly reviewed and analyzed the exchange offer (including reviewing the offer document) and acting in good faith with regard to their duties, (i) regard the offer exchange ratio and the offer consideration as fair, adequate and attractive, (ii) welcome and support the exchange offer and (iii) recommend to the holders of ADVA shares the acceptance of the exchange offer.

The management board and supervisory board of ADVA have agreed not to withdraw or amend the reasoned statement adversely to ADTRAN, or withdraw their intention, or otherwise breach their obligation, to provide, the reasoned statement, subject to the following conditions:

•	the exchange offer complies with the terms of the business combination agreement;

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in case of a superior offer, if ADVA has without undue delay notified Acorn HoldCo after becoming aware of the superior offer, the more beneficial terms can be matched and Acorn HoldCo has matched such more beneficial terms within ten business days following the publication of the offer document relating to such superior offer; and

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no other circumstances exist that, as confirmed in writing to the management board by an external legal counsel of recognized standing, would cause the members of the management board to violate their duties under applicable law by welcoming and supporting the exchange offer or not issuing a recommendation for a competing offer.

In addition, until the earlier of the termination of the business combination agreement and the consummation of the exchange offer, to the extent legally permissible and subject to the limitations set out in the business combination agreement, ADVA has agreed to endorse and support the transaction and the exchange offer in all publications and communications that relate to the business combination.

Recommendation of the ADVA Management Board and the ADVA Supervisory Board

The ADVA management board and the ADVA supervisory board have carefully considered the proposed combination and determined that it is in the best interests of ADVA, its shareholders, its employees and other stakeholders, and therefore approved the business combination agreement. Subject to their fiduciary duties under applicable law and a thorough review of the exchange offer document, the ADVA supervisory board and the ADVA management board intend to recommend that the ADVA shareholders accept the exchange offer and to tender their shares to Acorn HoldCo. However, each ADVA shareholder must make her or his own decision on whether and to what extent to accept the exchange offer, thereby taking into account all relevant circumstances, his/her/its individual situation (including personal tax situation) and his/her/its personal assessment of ADVA’s potential future development as well as of the intrinsic value and the stock price of ADVA’s shares. Subject to applicable statutory provisions, the members of ADVA’s management and supervisory board do not assume any responsibility in the event that the acceptance or non-acceptance of the exchange offer subsequently has adverse economic consequences of such shareholder.

The management board and the supervisory board of ADVA have undertaken in the business combination agreement to support the exchange offer in a reasoned statement or a joint reasoned statement to be published pursuant to Sections 27, 14(3) of the German Takeover Act. These obligations are subject to a thorough review of the exchange offer document and the applicable obligations and responsibilities under applicable law, in particular the board members’ duties of care, loyalty and good faith, the requirements of the German Takeover Act, and other requirements described in the business combination agreement.

Term and Termination

Term

The business combination agreement has a fixed term of two years from August 30, 2021.

Termination Rights

Prior to the expiration of the term of the business combination agreement or the consummation of the exchange offer, the business combination agreement may be terminated with immediate effect by either ADTRAN or ADVA if:

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the exchange offer lapses as a result of non-satisfaction of the offer conditions, provided that the terminating party is not then in material breach of any of its material covenants or agreements under the business combination agreement relating to the relevant offer condition;

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the respective other party violates its material obligations under the business combination agreement and such violation was not cured within thirty business days after the breach has been made known by the terminating party (excluding all other claims for damages resulting from any breach of any obligation under the business combination agreement); or

•	the exchange offer has not been settled by the date that is twelve months following the end of the acceptance period.

In addition, prior to the expiration of the term of the business combination agreement or the consummation of the exchange offer, the business combination agreement may be terminated with immediate effect by ADVA if:

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the consideration offered in the exchange offer is lower than the amount in the business combination agreement, or the exchange offer contains offer conditions that differ (in anything other than de minimis respects) from those specified in the business combination agreement;

•	ADTRAN’s intentions as published in the approved offer document with regard to the strategy of ADTRAN differ materially than the intentions set forth in the business combination agreement; or

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the offer document of a superior offer has been published by a third party and (i) Acorn HoldCo has not amended the exchange offer to match such superior offer within 10 business days following the publication of the offer document relating to such superior offer and (ii) the management board and supervisory board of ADVA are entitled to support the superior offer under the provisions of the business combination agreement; provided, that ADVA has negotiated with ADTRAN in good faith following or prior to publication of the offer document of the superior offer.

In addition, prior to the expiration of the term of the business combination agreement or the consummation of the exchange offer, the business combination agreement may be terminated with immediate effect by ADTRAN if:

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the management board and/or the supervisory board of ADVA does not recommend to ADVA shareholders to accept the exchange offer in its reasoned statement in accordance with the business combination agreement or withdraws its reasoned statement or amends the reasoned statement in a way that could impair, interfere with, hinder, delay or otherwise adversely affect the consummation of the exchange offer;

•	a superior offer has been settled; or

•	in the period between the date of the business combination agreement and the publication of the offer document an ADVA material adverse change or material compliance violation occurs.

The parties agreed that the right to terminate the business combination agreement for good cause remains unaffected. Good cause exists where the terminating party, taking into account all circumstances of the specific case and weighing the interests of the parties, cannot reasonably be expected to continue the contractual relationship through the remainder of the agreed fixed term, pursuant to Section 314 para. 1 sentence 1 of the German Civil Code.

Notice of any termination must be given in writing and be made within ten business days after the terminating party has become aware of the event triggering a termination right. In the event of the termination of the business combination agreement, the business combination agreement will have no further effect, except for provisions related to effectiveness, term and termination of the business combination agreement, notices under the business combination agreement, governing law and dispute resolution, and certain other miscellaneous provisions.

Conduct of the Business Pending the Consummation of the Business Combination

Under the terms of the business combination agreement, ADTRAN and ADVA have agreed that, until the earlier of the termination of the business combination agreement and the consummation of the exchange offer, they each will, to the extent permitted by law and subject to relevant fiduciary duties, and will ensure that its respective subsidiaries will, in all material respects consistent with past practice, carry on its and their businesses in the ordinary course, including its respective current strategy. In addition, ADTRAN and ADVA have each agreed that during such period it and its subsidiaries will refrain from taking the following actions without the prior written consent of the other party:

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making an investment to acquire or expand into new business segments or a disposal other than already provided for in the companies’ respective business plans and/or entering into binding obligations concerning any material merger and acquisition transactions which have not been communicated or otherwise known to the public markets prior to the date of the business combination agreement if the aggregate value or investment amount of one or more of the aforementioned measures exceeds (i) €15 million in the first twelve months after the date of the business combination agreement or (ii) €30 million from the beginning of the thirteenth month after the date of the business combination agreement (i.e., €30 million in the aggregate from the date of the business combination agreement)

•	incurring additional indebtedness of more than €10 million;

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(i) issuing any new shares or any other voting securities or equity equivalent or any securities convertible into such shares or securities (“equity securities”) (other than the issuance of options or shares underlying options in the ordinary course consistent with past practice), (ii) purchasing, redeeming or otherwise acquiring any equity securities or (iii) effecting a split, reverse split, combination or reclassification of any equity securities, subject to certain exceptions; or

•

taking any action that would reasonably be expected to impair, interfere with, hinder, delay or otherwise adversely affect the consummation of the transaction (including the satisfaction of any of the offer conditions of the exchange offer).

In addition, ADTRAN has agreed that it will not declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any outstanding ADTRAN shares, other than the declaration and payment of quarterly cash dividends on the outstanding ADTRAN shares consistent with past practice until the closing. ADVA has also agreed that it will not propose to pay or pay any dividend without a corresponding shareholders’ resolution until the earlier of the termination of the business combination agreement and the consummation of the exchange offer. The parties have agreed to inform the other party, prior to the occurrence thereof, of its intention to undertake any of the actions set forth above, without giving effect to the monetary thresholds set forth therein.

Except with respect to a competing offer, superior offer and/or comparable transactions, which are subject to specific notification requirements described above, ADTRAN and ADVA will promptly notify each other without if any circumstance occurs which would be reasonably likely to result in a closing failure or the noncompliance with that party’s obligations under the business combination agreement or would otherwise be reasonably likely to have a negative impact on the consummation of the business combination.

Corporate Measures Under German Law

Acorn HoldCo may consider the initiation of a delisting of the ADVA shares in the future, following settlement of the exchange offer depending on the stake of Acorn HoldCo, prevailing market conditions and other economic considerations, and, later, a squeeze-out, in each case subject to all applicable legal requirements.

Governance and Management of the Combined Group

Composition of Boards

The business combination agreement provides that, subject to the organizational and governance rules under applicable stock corporation law and any applicable fiduciary duties, the parties and the Acorn HoldCo board of directors will use their respective best efforts take all action necessary (including to amend the governing documents of Acorn HoldCo, as needed) to staff the respective boards of Acorn HoldCo and ADVA and the senior management team of Acorn HoldCo as promptly as reasonably practicable after the closing as follows:

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Supervisory board of ADVA. Acorn HoldCo does not intend to change the size of the supervisory board. Acorn HoldCo intends to be represented in the supervisory board in a manner which appropriately reflects its shareholding following closing;

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Management board of ADVA. Acorn HoldCo intends to change the size and composition of the management board. Save for the potential conclusion of a domination and profit and loss pooling agreement with Acorn HoldCo (See “The Business Combination — Potential Post-Completion Reorganization Regarding ADVA”), the management board of ADVA shall continue to manage ADVA independently and exclusively in its own responsibility pursuant to and within the Framework of European and German law; and

•

Board of Directors of Acorn HoldCo. Immediately prior to the closing, the size of the Acorn HoldCo board of directors will be expanded to an overall number of six board members composed of six members of the current Acorn HoldCo board of directors. Immediately following the closing, the size of the Acorn HoldCo board of directors will be expanded to an overall number of nine board members and Brian Protiva, the current chairman of the management board of ADVA and Chief Executive Officer of ADVA, Nikos Theodosopoulos, current chairman of the supervisory board of ADVA and Johanna Hey, current vice chairwoman of the supervisory board of ADVA, will be appointed to the Acorn HoldCo board of directors, with Brian Protiva serving as vice chairman. In accordance with Rule 438 of the Securities Act, each of Mr. Protiva, Mr. Theodosopoulos and Ms. Hey have provided ADTRAN and Acorn HoldCo with an executed consent to being named in the registration statement, of which this prospectus forms a part (including any amendments, prospectuses or prospectus supplements hereto) and the offer document, as a person anticipated to become a director of Acorn HoldCo and to the filing of such consent as an exhibit thereto. Immediately following the closing, Thomas R. Stanton, ADTRAN’s current Chief Executive Officer and current chairman of the ADTRAN board of directors, will become the chairman of the Acorn HoldCo board of directors and, upon becoming a member of the Acorn HoldCo Board, Mr. Protiva will be appointed vice chairman of the Acorn HoldCo board of directors, serving as executive vice chairman until December 31, 2022 and subsequently as non-executive vice chairman.

The business combination agreement also provides that the directors of Merger Sub immediately prior to the effective time of the merger shall be the directors of the surviving corporation immediately following the effective time of the merger, and the officers of Merger Sub immediately prior to the effective time of the merger will be the officers of the surviving corporation immediately following the effective time of the merger, in each case until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the certificate of incorporation and bylaws of the surviving corporation and by applicable law.

Senior Management Team

The business combination agreement provides that the senior management team of Acorn HoldCo post-closing will be composed as follows:

•	Thomas R. Stanton as Chief Executive Officer;

•	Michael Foliano as Chief Financial Officer, transitioning to Ulrich Dopfer within five years from Closing unless Mr. Dopfer is offered a severance package;

•	Christoph Glingener as Chief Technical Officer;

•	Scott St. John as Chief Marketing and Sales Officer unless Mr. St. John is offered a six month transition and a severance package; and

•	Paulus Bucher as chief operations officer unless Mr. Bucher is offered a six month transition and a severance package.

To the extent members of ADVA’s management team currently have service contracts with ADVA, such service contracts shall be replaced by contracts with Acorn HoldCo. The new service contracts shall have terms (i) no less favorable in all material respects than the current terms with ADVA (as of the date of the business combination agreement), including term and remuneration elements, up to December 31, 2022 and (ii) no less favorable, with respect to such person’s new role at Acorn HoldCo, than the terms of the service contracts in place between ADTRAN (or its subsidiaries) and those individuals holding corresponding positions at ADTRAN (or its subsidiaries) (adjusted for local market norms).

Governing Documents of Acorn HoldCo and Merger Sub

At the effective time, the certificate of incorporation and bylaws of Acorn HoldCo, as in effect immediately prior to the effective time of the merger, shall be amended and restated as of the effective time of the merger, including to change the corporate name set forth therein to “ADTRAN Holdings, Inc.”, to be in the form of the certificate of incorporation and bylaws included as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and as so amended and restated shall be the certificate of incorporation and bylaws of Acorn HoldCo until thereafter amended as provided therein or by applicable law. At the effective time of the merger, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the surviving corporation, except the references to Merger Sub’s name therein shall be replaced by references to “ADTRAN, Inc.”, until thereafter amended as provided therein or by applicable law.

Other Covenants and Agreements

The business combination agreement contains certain other covenants and agreements, including covenants relating to:

•	using all reasonable efforts to facilitate the success of the exchange offer and the merger;

•

Acorn HoldCo and ADTRAN using reasonable best efforts to cause the Acorn HoldCo shares issuable to ADTRAN stockholders as merger consideration and issuable to ADVA shareholders in connection with the consummation of the exchange offer to be approved for listing on Nasdaq and the regulated market and the regulated market of the Frankfurt Stock Exchange and its sub-segment with additional post-admission obligations (Prime Standard) subject, in each case, to official notice of issuance (Antrag auf Notierungsaufnahme);

•	ADTRAN taking all actions necessary to effectuate the treatment of ADTRAN equity awards contemplated by the business combination agreement;

•

ADVA and ADTRAN causing their respective subsidiaries to keep in place the existing procedures to prevent any of their respective directors, officers, employees, representatives and agents from carrying out any acts in the performance of their respective employment and duties related to ADVA, ADTRAN and their respective subsidiaries which would constitute an offence under the applicable laws;

•

ADVA and Acorn HoldCo using their reasonable best efforts to obtain written consents from the lenders under ADVA’s loans and commitments to the consummation of the business combination and to limit any termination of material commercial agreements based on the change of control of ADVA that could be triggered in connection with the consummation of the business combination;

•

ADTRAN and Acorn HoldCo taking all steps as may be required to cause any dispositions of ADTRAN shares (including derivative securities with respect to ADTRAN shares) or acquisitions of Acorn HoldCo shares (including derivative securities with respect to Acorn HoldCo shares) resulting from the transactions contemplated by the business combination agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ADTRAN or Acorn HoldCo, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

if and to the extent legally required to enable Acorn HoldCo to acquire shares in ADVA, and subject to the management board’s fiduciary duties, ADVA issuing a cleansing statement pursuant to Article 17 of the Market Abuse Regulation or through a press release upon Acorn HoldCo’s reasonable request;

Assignment; Amendment and Waiver

Any rights under the business combination agreement may only be assigned with the prior written consent of the other parties.

All amendments or waivers to the business combination agreement must be made in writing, unless stricter requirements as to their form are required by applicable law.

Fees and Expenses

Each party shall pay their respective expenses (including fees and expenses of legal counsel, investment bankers, brokers, finders, and other representatives or consultants) in connection with the transaction. All filing fees in connection with the regulatory clearances will be equally borne by ADTRAN and ADVA

However, ADTRAN has agreed to bear all of ADVA’s expenses incurred in connection with its cooperation with the neutral expert. In addition, ADTRAN has agreed to pay reasonable out-of-pocket costs and external advisor fees (but excluding any overhead costs and overtime hours) incurred by ADVA in connection with its cooperation with respect to the exchange offer, if such assistance was on the request or initiative of ADTRAN or Acorn HoldCo.

Governing Law and Arbitration

The parties have agreed that the business combination agreement will be governed by and construed in accordance with the laws of the Federal Republic of Germany. In case of a breach of the business combination agreement, the rules of the German Civil Code (Bürgerliches Gesetzbuch) on the compensation of damages shall apply. In addition, the parties have agreed that any dispute arising from or in connection with the business combination agreement and its consummation shall be finally settled by three (3) arbitrators, of which each of HoldCo, ADTRAN and ADVA may nominate one, in accordance with the arbitration rules of the German Institution of Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V.) without recourse to the courts of law. Exclusive legal venue of the arbitration will be Munich, Germany and the language of the arbitral proceedings will be English.

Other Post-Completion Matters

Name and Brand of the Combined Group

The name of the enterprise operated by the combined group will be “ADTRAN Holdings, Inc.,” which name change will be reflected in Acorn HoldCo’s articles of incorporation of the effective time of the merger.

Dual Headquarters; Reporting

The business of the combined group will be operated from ADTRAN’s current headquarters located in Huntsville, Alabama. The German and the European headquarters of the combined group will be ADVA’s current head office in Planegg/Martinsried. There will be no change to the location of ADVA’s corporate seat and operations in Meiningen, the head-office Planegg/Martinsried nor to the locations of ADVA’s German material businesses. Except as otherwise provided for in the business combination agreement, the combined group will have internal steering and reporting lines customary for a publicly-listed company in the United States.

As long as ADVA is listed on the Frankfurt Stock Exchange or has minority shareholders it shall continue to prepare its financial statements in IFRS, but it shall provide all necessary information to adjust the financial information to U.S. GAAP so that it can be included into the consolidated U.S. GAAP financial statements for the combined group.

Communications

ADVA, ADTRAN and Acorn HoldCo will reasonably coordinate any press releases in relation to the transaction. In addition, ADTRAN, Acorn HoldCo and ADVA have agreed on the communication plan for customers and employees as set forth in the business combination agreement.

ADVA will reasonably cooperate with ADTRAN to provide for a smooth and efficient implementation of the communications strategy, agreed among the parties, with regard to retail investors, institutional investors, hedge funds and other shareholders to achieve the highest acceptance rate possible in the exchange offer. Upon notification to ADVA in writing or via email of the terms and conditions of requiring external assistance (if any), ADTRAN assumes such reasonable out-of-pocket costs and external advisor fees which directly relate to providing such assistance on the request or initiative of ADTRAN or Acorn HoldCo but excluding any overhead costs and overtime hours. For the avoidance of doubt, any costs, fees and expenses incurred by ADVA or any of its subsidiaries in connection with the exchange offer relating to matters which are independent of any such specific request or initiative of ADTRAN or Acorn HoldCo to facilitate the support of the exchange offer shall be borne solely by the relevant member of ADVA.

THE EXCHANGE OFFER

The following is a description of the principal terms of the exchange offer that Acorn HoldCo intends to make to ADVA shareholders. We urge you to read this section, the exchange offer document, and the information contained in the remainder of this document, including the exhibits, annexes, and the documents incorporated by reference herein, in their entirety prior to making any decision as to the matters described in this section.

Subject Matter

Pursuant to the business combination agreement, ADTRAN’s business will be brought under Acorn HoldCo through the merger and ADVA’s business will be brought under Acorn HoldCo through the exchange offer. Pursuant to the terms of the exchange offer, Acorn HoldCo seeks to acquire each issued ADVA share (ISIN DE0005103006) in exchange for 0.8244 Acorn HoldCo shares. This offer exchange ratio is fixed and will not be adjusted to reflect changes in the share price of the ADVA shares or the ADTRAN shares prior to the date of the completion of the business combination.

The acceptance period for the exchange offer starts on November 12, 2021. The acceptance period will expire on January 12, 2022, 24:00 hours, Central European Time, unless extended. Withdrawal rights will cease at the end of the acceptance period. If all offer conditions (except the regulatory condition) are satisfied, there will be an additional acceptance period of two weeks ending on February 1, 2022. See “—Timetable.”

The exchange offer is subject to a number of conditions set forth under “—Conditions to the Exchange Offer.” For a comparison of the rights of holders of Acorn HoldCo shares and ADVA shares, see “Comparison of Equityholder Rights Before and After the Business Combination.”

Important Notices

The exchange offer is subject to a number of conditions set forth under “—Conditions to the Exchange Offer.” The conditions to the exchange offer must be satisfied at or prior to the end of the acceptance period or, if permissible, waived, except for the regulatory condition, which may remain outstanding after the expiration date. The regulatory condition must be satisfied on or prior to January 12, 2023 or, if permissible, waived. If the regulatory condition is not satisfied on or prior to January 12, 2023 (or, if permissible, waived), the exchange offer will not be completed and tendered ADVA shares will be rebooked to the relevant ADVA shareholders’ accounts.

Each ADVA shareholder, by accepting the exchange offer, unless such acceptance is properly withdrawn, authorizes the settlement agent to credit interests in the Acorn HoldCo shares that such ADVA shareholder is entitled to receive in the exchange offer to such shareholder’s account in exchange for ADVA shares tendered by such shareholder in the exchange offer.

By accepting the exchange offer, ADVA shareholders will transfer their tendered ADVA shares, including ancillary rights, at settlement directly to Acorn HoldCo, subject to the satisfaction or, if permissible, waiver of the conditions to the exchange offer.

Purpose of the Exchange Offer

The purpose of the exchange offer is for Acorn HoldCo to acquire control over ADVA. Following the completion of the exchange offer, Acorn HoldCo may pursue a post-completion reorganization if not all outstanding ADVA shares are acquired through the exchange offer. In addition, Acorn HoldCo may seek to acquire any outstanding ADVA shares not tendered in the exchange offer. The type of such transaction will depend on the percentage of ADVA shares acquired in the exchange offer and, to the extent legally permissible, in the open market or otherwise. Immediately after the completion of the exchange offer, assuming satisfaction of the minimum acceptance condition, Acorn HoldCo will own at least 70% of all of the issued and outstanding ADVA shares. If all ADVA shareholders tender all their ADVA shares in the exchange offer and do not effectively withdraw their tendered ADVA shares, or, to the extent legally permissible, Acorn HoldCo has acquired all remaining ADVA shares in the open market or otherwise, or if a potential squeeze-out transaction is completed, Acorn HoldCo will own all of the issued and outstanding ADVA shares. See “—Plans for ADVA After the Exchange Offer” and “The Business Combination—Potential Post-Completion Reorganization Regarding ADVA.”

Conditions to the Exchange Offer

The business combination agreement provides that the closing of the merger and the settlement of the exchange offer are subject to the satisfaction or permitted waiver of the conditions set forth below. All conditions have to be satisfied during the acceptance period except for the regulatory condition.

Minimum Acceptance Condition

During the acceptance period, at least 70% of all outstanding ADVA shares must be tendered and not effectively withdrawn in the exchange offer.

This offer condition is herein referred to as the “minimum acceptance condition.”

Registration Statement Condition

This registration statement, of which this proxy statement/prospectus forms a part, must be declared effective by the SEC prior to the expiration of the acceptance period and not be the subject of any stop order issued by the SEC pursuant to Section 8(d) of the Securities Act or any proceeding initiated by the SEC seeking such a stop order.

This offer condition is herein referred to as the “registration statement condition.”

ADTRAN Stockholders’ Approval Condition

Prior to the expiration of the acceptance period, at the ADTRAN special meeting or at any adjournment or postponement thereof, the ADTRAN stockholders must adopt the business combination agreement by a vote of a majority of the outstanding ADTRAN shares entitled to vote thereon (meaning that, of the ADTRAN shares outstanding, a majority must be voted “FOR” such proposal).

This offer condition is herein referred to as the “ADTRAN stockholders’ approval condition.” See “The ADTRAN Special Meeting.”

Merger Control Condition

The following must have occurred by the date that is twelve months after the expiration of the acceptance period, i.e., January 12, 2023:

•	the termination or expiration of the statutory waiting period under the HSR Act;

•

a decision by the German Federal Cartel Office that the prohibition criteria in Section 36 German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen, referred to herein as GWB) are not satisfied, or the expiration of the waiting periods according to Section 40 para. 1 sent. 1 or Section 40 para. 2 sent. 2 GWB without the German Federal Cartel Office having issued a prohibition of the business combination or initiated an in-depth review (phase II); and

•

(i) a response from the Competition and Markets Authority (“CMA”) to a briefing paper in writing that it has no further questions in relation to the business combination (and having not otherwise opened an inquiry, or indicating that it is still investigating whether it may do so), (ii) confirmation from the CMA in writing that it does not intend to make Phase 2 reference pursuant to the Enterprise Act 2002 in connection with the business combination or any matters arising therefrom (including as a result of the acceptance of undertakings in lieu of a reference), (iii) expiration of the period within which the CMA is required to decide whether the duty to make a Phase 2 reference with respect to the business combination or any matters arising therefrom without such a decision having been made or (iv) where the business combination or any part of it has been referred for a Phase 2 investigation, the decision of CMA that the business combination or the part referred for a Phase 2 investigation may proceed.

This offer condition is herein referred to as the “merger control condition.”

Foreign Direct Investment Approvals

The foreign direct investment approvals in Germany, the U.S., Australia, Spain and United Kingdom described below must have occurred by the date that is twelve months after the expiration of the acceptance period, i.e., January 12, 2023:

•

Acorn HoldCo must obtain a written notification from CFIUS that the business combination is not a “covered transaction” pursuant to section 721 of the DPA or that there are no unresolved national security concerns with respect to the business combination, or (b) if CFIUS must send a report to the President of the United States requesting the President of the United States’ decision with respect to the business combination, and either (i) the President must not take any action after fifteen days from the earlier of the date the President receives such report from CFIUS or the end of the investigation period, or (ii) the President of the United States must announce a decision not to take any action to suspend or prohibit the business combination;

•

either (i) receipt of a clearance of the acquisition in writing or electronically in accordance with Section 58a para. 1 sent. 1 and/or Section 61 sent. 1 German Foreign Trade Ordinance (Außenwirtschaftsverordnung, referred to herein as AWV) by Acorn HoldCo from the German Federal Ministry of Economics and Energy (Bundesministerium für Wirtschaft und Energie, referred to herein as BMWi), (ii) expiration of the two-months period pursuant to Section 58a para. 2 AWV and/or Section 61 AWV in connection with Section 14a para. 1 no. 1 and para. 3 sent. 1 Foreign Trade and Payments Act (Außenwirtschaftsgesetz, referred to herein as AWG), unless the BMWi has during this period commenced examination proceedings pursuant to Section 55 para. 1 sent. 1 and/or Section 60 para. 1 AWV, or (iii) expiration of the four-months period pursuant to Section 59 para. 1 and/or Section 62 para. 2 AWV in connection with Section 14a para. 1 no. 2 including paras. 6 and 7 AWG, without BMWi issuing a prohibition of the business combination or any orders (Anordnungen), unless Acorn HoldCo agrees in writing to ADVA to accept the order(s) in its entirety;

•

if Acorn HoldCo files a notification under the U.K. NS&I Act, the Secretary of State has confirmed that no further action will be taken with respect to the business combination or the Secretary of State has made a final order with respect to the business combination;

•

(i) receipt of written notice under the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth) (FATA) from the Treasurer of the Commonwealth of Australia (Treasurer) (or his or her delegate) that there are no objections to the business combination, either on an unconditional basis or subject only to such conditions acceptable to ADTRAN, acting reasonably or (ii) the Treasurer (or his or her delegate) becoming precluded by passage of time from making any order or decision on grounds the Treasurer was otherwise empowered to make under Division 2 of Part 3 of the FATA in respect of the business combination or (iii) where an interim order is made under the FATA in respect of the business combination, the subsequent period for making a final order prohibiting the business combination elapses without a final order being made or (iv) the Treasurer (or his or her delegate) has provided confirmation in writing to ADTRAN that the business combination is exempt from the requirements of the FATA, whichever first occurs; and

•

the transaction having been either: (i) considered by the General Subdirectorate of Foreign Investments (Subdirección General de Inversiones Exteriores) to fall outside the scope of Article 7 bis of Law 19/2003 of 4 July, on Foreign Capital Movements and Foreign Economic Transactions (Ley 19/2003, de 4 de julio, sobre régimen jurídico de los movimientos de capitales y de las transacciones económicas con el exterior) or (ii) authorized pursuant to a decision by the General Directorate for International Trade and Investments (Dirección General de Comercio Internacional e Inversiones) or the Spanish Council of Ministers (Consejo de Ministros) of the Kingdom of Spain, as applicable.

This offer condition is herein referred to as the “foreign direct investment approvals condition” and together with the merger control condition is herein referred to as the “regulatory condition.”

No Material Adverse Change in the Business of ADVA

After the publication of the exchange offer document, but prior to the expiration of the acceptance period (i.e., January 12, 2022), no circumstance has occurred that has been published by ADVA pursuant to Article 17 of the Market Abuse Regulation, or would have had to be published by ADVA pursuant to Article 17 of the Market Abuse Regulation, or in respect of which ADVA decided to delay publication pursuant to Article 17 of the Market Abuse Regulation, in each case that would result or could reasonably expected to result in a negative effect on the annual EBITDA of ADVA and its subsidiaries in the amount of €35 million (collectively referred to herein as an ADVA MAC) The occurrence of an ADVA MAC would be determined by Deloitte GmbH Wirtschaftsprüfungsgesellschaft, as a neutral expert.

No Material Compliance Violation

After the publication of the exchange offer document, but prior to the expiration of the acceptance period (i.e., January 12, 2022), no criminal or administrative offense (Ordnungswidrigkeit) (including any concrete reason of suspicion) by ADVA, or a subsidiary of ADVA or by any member of the corporate body of ADVA or a subsidiary of ADVA while any such person was operating in their official capacity at, or on behalf of, ADVA or a subsidiary of ADVA under any applicable administrative or criminal laws in the United States, Germany or any other jurisdiction whose laws apply to operations of ADVA or a subsidiary of ADVA relating to bribery offenses and corruption or to any violation of any export sanctions administered or enforced by the United Nations Security Council, the European Union, shall become known to have occurred provided occurrence constitutes or would constitute inside information for ADVA pursuant to Article 7 of the Market Abuse Regulation or has constituted inside information prior to its publication (a “Material Compliance Violation”)The occurrence of a Material Compliance Violation would be determined by Deloitte GmbH Wirtschaftsprüfungsgesellschaft, as a neutral expert.

No Increase in Capital of ADVA

After the publication of the exchange offer document, but prior to the expiration of the acceptance period (i.e., January 12, 2022), ADVA shall not have issued any new shares and/or or decreased its share capital, in each case in an amount of shares representing more than 1% of ADVA’s share capital as of August 30, 2021. Issue of shares upon exercise of vested stock options are exempted.

No Loss of Half of ADVA’s Share Capital

After the publication of the exchange offer document, but prior to the expiration of the acceptance period (i.e., January 12, 2022), ADVA shall not publish any announcement pursuant to Article 17 of the Market Abuse Regulation or any other announcement on ADVA’s website disclosing that it has lost half or more of its share capital.

No Insolvency of ADVA

After the publication of the exchange offer document, but prior to the expiration of the acceptance period (i.e., January 12, 2022), ADVA has not published any announcement pursuant to Article 17 of the Market Abuse Regulation or any other announcement on the ADVA website that it has commenced insolvency proceedings, made an application for the commencement of such proceedings by the ADVA management board, or that grounds for the opening of insolvency proceeds exist.

No Prohibition or Illegality of the Merger or the Exchange Offer

As of the end of the acceptance period, there must be no law, regulation, administrative act, injunction, temporary restraining order or preliminary or permanent injunction or other order issued by any governmental entity in any relevant jurisdiction that prohibits or makes illegal the consummation of the merger, the exchange offer or the acquisition of ADVA shares or shares of the surviving corporation by Acorn HoldCo.

This offer condition is herein referred to as the “no prohibition or illegality condition.”

Waiver of Conditions to the Exchange Offer

Until one business day prior to the end of the acceptance period, Acorn HoldCo is entitled to waive any offer conditions in accordance with the provisions of the German Takeover Act except for the regulatory condition, registration statement condition and the ADTRAN stockholders’ approval condition. Lowering the minimum acceptance condition or waiving the no prohibition or illegality condition requires the consent of ADVA. The parties have agreed that the minimum acceptance threshold may only be reduced to a level at which the liquidity test for the Acorn HoldCo shares, as applied by BaFin, remains satisfied.

Timetable

Acceptance Period; Expiration Date; Additional Acceptance Period; Extension

The acceptance period for the exchange offer starts on November 12, 2021, and will expire on January 12, 2022, 24:00 hours (Central European Time), unless extended. Withdrawal rights will cease at the end of the acceptance period. If all offer conditions (except the regulatory condition) are satisfied, there will be an additional acceptance period of two weeks ending on February 1, 2022.

Following the end of the acceptance period, and if all conditions to the exchange offer (other than the regulatory condition) have been satisfied or, where permissible, validly waived in advance, the German Takeover Act provides an additional acceptance period of two weeks for the exchange offer. The additional acceptance period will be an additional two-week period beginning on the day after the publication of the results of the acceptance period during which shareholders may tender, but not withdraw, their ADVA shares. Acorn HoldCo intends to publish such results without undue delay following the expiration of the acceptance period. Provided that the acceptance period is not extended, the additional acceptance period is expected to start on January 18, 2022, and to expire on February 1, 2022, 24:00 hours (Central European Time). ADVA shareholders who validly tender during the additional acceptance period will receive the exchange offer consideration on the closing date.

Extension, Amendment and Termination; Additional Acceptance Period; Extension of the Acceptance Period

The exchange offer will be extended (1) by two weeks in accordance with Section 21(5) of the German Takeover Act if the exchange offer is amended and the amendment is published (as described below) within the last two weeks prior to the end of the acceptance period; or (2) if a competing offer (konkurrierendes Angebot) as defined in Section 22(1) of the German Takeover Act is made by a third party during the acceptance period, and if the acceptance period for the exchange offer expires prior to the expiration of the competing offer, the end of the acceptance period will be the date on which the competing offer expires.

If the acceptance period is extended, ADVA shareholders may withdraw their tendered ADVA shares until the end of the acceptance period, as extended. See “—Withdrawal Rights.” The additional acceptance period is not an extension of the acceptance period (i.e., no withdrawals permitted) and will commence following the acceptance period, including any extension thereof, as required by the German Takeover Act. Accordingly, ADVA shareholders may not withdraw their tendered ADVA shares during the additional acceptance period even if tendered during such additional acceptance period.

Amendment of the Exchange Offer

Subject to applicable rules and regulations of the German Takeover Code, Acorn HoldCo has the right (1) to increase the consideration being offered to ADVA shareholders in the exchange offer, (2) to offer a different consideration as an alternative, (3) with the consent of ADVA, to reduce the minimum acceptance condition from 70% to a lower percentage of all outstanding ADVA shares, and (4) waive any of the conditions to the exchange offer (other than the registration statement condition, the regulatory condition or the ADTRAN stockholders’ approval condition) as described in “—Waiver of Conditions to the Exchange Offer,” in each case at any time until one working day prior to the end of the acceptance period by way of publication as described under “—Publications.” The parties have agreed that the minimum acceptance threshold may only be reduced to a level at which the liquidity test for the Acorn HoldCo shares, as applied by BaFin, remains satisfied.

If, prior to the end of the acceptance period, Acorn HoldCo increases the exchange offer consideration, i.e. increase the offer exchange ratio, such increased offer consideration will be received by all shareholders whose ADVA shares are exchanged pursuant to the exchange offer, whether or not such ADVA shares were tendered prior to the announcement of the increase of such consideration.

Termination of the Exchange Offer

If any of the conditions described above (except for the regulatory condition) have not been satisfied or, where permissible, validly waived, prior to the end of the acceptance period, the exchange offer will be automatically terminated. The regulatory condition must be satisfied within twelve months following the end of the acceptance period, i.e., by January 12, 2023, after which the exchange offer will be automatically terminated. In the case of such termination, tendered ADVA shares will be rebooked into ISIN DE0005103006 without undue delay, and in any case, no later than five business days after the announcement that the exchange offer has been terminated. They will then become fully fungible with all other ADVA shares.

Put Right Period

Pursuant to Section 39c of the German Takeover Act, ADVA shareholders who did not tender their shares in the exchange offer may have the right (Andienungsrecht) to require Acorn HoldCo to exchange their ADVA shares for the exchange offer consideration if the following two conditions are met upon publication of the results of the exchange offer after the end of the acceptance period:

(1) Acorn HoldCo, directly or indirectly, holds at least 95% of ADVA’s voting share capital (or the exchange offer has been accepted by the tendering ADVA shareholders such that Acorn HoldCo, directly or indirectly, would hold at least 95% voting share capital on the closing date); and

(2) Acorn HoldCo is entitled to file an application with the district court (Landgericht) of Frankfurt am Main to effect a takeover squeeze-out pursuant to Sections 39a et seq. of the German Takeover Act. See “The Business Combination—Potential Post-Completion Reorganization Regarding ADVA—Squeeze-out Transactions.”

If both of the above conditions are satisfied, the German Takeover Act requires that this put right be available for a three-month period, or the put right period, commencing after the end of the acceptance period.

The procedure for exercising the put right corresponds to the procedure for tendering ADVA shares in the acceptance period or additional acceptance period. See “—Acceptance of the Exchange Offer” and “—Settlement of the Exchange Offer.” Shares put to Acorn HoldCo may be traded on an “as-tendered” basis until such trading ceases as described in “—Trading of the Tendered ADVA Shares.” There will be no withdrawal rights during any put right period.

Acceptance of the Exchange Offer

The acceptance of the exchange offer (i) must be declared in text form or electronically vis-à-vis the relevant custodian bank of the ADVA shareholder during the acceptance period, and (ii) the ADVA shareholders must instruct their respective custodian bank to effect the re-booking of the ADVA shares which are held in their securities deposit account for which they wish to accept the exchange offer. The acceptance will only become effective if the tendered ADVA shares have been re-booked to ISIN at Clearstream by 18:00 hrs (Frankfurt am Main local time) / 12:00 hrs (New York local time) on the second business day after the expiration of the acceptance period, or the additional acceptance period. Such re-bookings are to be effected by the relevant custodian bank immediately after receipt of the declaration of acceptance.

Declarations of acceptance not received by the respective custodian bank within the relevant period, or incorrectly or incompletely filled out, do not count as acceptance of the exchange offer and do not entitle the respective ADVA shareholder to receive the exchange offer consideration. Neither Acorn HoldCo, nor persons acting in concert with Acorn HoldCo nor their subsidiaries are required to notify any ADVA shareholder of any deficiencies or errors in the declaration of acceptance, and they assume no liability in the event that such notification is not made.

Irrevocable Undertakings

Acorn HoldCo entered into irrevocable undertakings with Egora Holding GmbH and Egora Investments GmbH pursuant to which both companies undertake to validly accept the exchange offer for 7,000,000 ADVA shares held by them, representing 13.7% of ADVA’s share capital, within two business days after the commencement of the acceptance period.

Withdrawal Rights

At any time during the acceptance period, ADVA shareholders may withdraw their ADVA shares. At the end of the acceptance period, withdrawal rights will cease, and any ADVA shares tendered into the exchange offer cannot be withdrawn. If the acceptance period is extended, ADVA shareholders may withdraw their tendered ADVA shares until the end of the acceptance period as extended pursuant to Sections 21(4) and 22(3) of the German Takeover Act. The additional acceptance period is not an extension of the acceptance period. There will be no withdrawal rights during an additional acceptance period even with respect to ADVA shares tendered during such additional acceptance period or, if applicable, a put right period.

ADVA shareholders may exercise a right of withdrawal in respect of the ADVA shares prior to expiration of the acceptance period only by (i) declaring their withdrawal in writing to their relevant custodian bank for a specified number of tendered ADVA shares, where in the event that no number is specified, the withdrawal shall be deemed to have been declared for all of the tendered ADVA shares of the ADVA shareholders concerned; and (ii) instructing their relevant custodian bank to cause such number of tendered ADVA shares held in their securities deposit accounts as is equivalent to the number of tendered ADVA shares in respect of which they have declared their withdrawal to be re-booked to ISIN DE0005103006 at Clearstream.

The relevant custodian bank is required, without undue delay, after receiving the declaration of withdrawal, to cause the tendered ADVA shares for which withdrawal is being declared to be re-booked to ISIN DE0005103006 at

Clearstream. The re-booking is generally free of costs for ADVA shareholders who hold their ADVA shares in a securities deposit account of a custodian bank in Germany. The ADVA shares may again be traded under ISIN DE0005103006 immediately after re-booking. The ADVA shares are considered to be re-booked in a timely fashion if this has been done at the latest by 18:00 hrs (Frankfurt am Main local time) / 12:00 hrs (New York local time) on the second business day after the end of the acceptance period.

Trading of the Tendered ADVA Shares

ADVA shares tendered in the exchange offer during the acceptance period or additional acceptance period or ADVA shares that are put to Acorn HoldCo during the put right period, if any, will be admitted to listing and trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) and simultaneously on the sub-segment thereof with additional post-admission obligations (Prime Standard) under ISIN DE000A3MQBT1 as of the third trading day after the commencement of the acceptance period. ADVA shareholders who tender their shares during the additional acceptance period will be able to trade their “as-tendered” shares immediately after tendering. Acorn HoldCo expects that trading of the tendered ADVA shares and ADVA shares put during the put right period, if any, on the regulated market of the Frankfurt Stock Exchange will cease after the end of the regular stock exchange trading hours one day after publication of the satisfaction of the regulatory condition or, if later, after publication of the end of the additional acceptance period.

Trading of tendered shares on an “as-tendered” basis on the Frankfurt Stock Exchange is market practice in Germany. The sale of an as-tendered share does not affect its status as tendered, and such tendered share will be exchanged in the exchange offer unless validly withdrawn. As a result, while tendered shares may not be withdrawn after the end of the acceptance period, tendering ADVA shareholders will be able to trade their tendered shares on an “as-tendered” basis as described above. ADVA shareholders who have validly tendered their shares and who wish to sell those shares in the as-tendered market should contact their broker.

The ADVA shares are listed on the Frankfurt Stock Exchange (ISIN DE0005103006) and are quoted, inter alia, on the SDAX stock index. A significant reduction in free float as a result of the exchange of ADVA shares pursuant to the offer or otherwise may result in the ADVA shares being removed from the SDAX or other stock indexes on one of the next index adjustment dates. Consequently, index funds and other institutional investors whose investments mirror indexes such as the SDAX stock index may sell or reduce their holdings of ADVA shares. This could result in a decrease in liquidity and an oversupply of ADVA shares, adversely affecting the stock exchange price of ADVA shares.

Any person acquiring ADVA shares trading on an “as-tendered” basis will assume all rights and obligations arising from the prior acceptance of the exchange offer.

ADVA shares not tendered will continue to be traded under ISIN DE0005103006.

Settlement of the Exchange Offer

The Acorn HoldCo shares issued pursuant to the exchange offer to ADVA shareholders who tendered, and did not withdraw, their ADVA shares in the exchange offer, will be credited to the Nominee, and then to the accounts of DTC’s participants, including Clearstream, who will in turn credit the securities custody accounts of the custodian banks holding tendered shares without undue delay and no later than seven business days following the later of (i) the publication of the results of the additional acceptance period or (ii) the satisfaction of the regulatory condition. Transfer of the exchange offer consideration may be made on a date that is significantly later than the end of the acceptance period and the expiration of the additional acceptance period, or may not occur. If the exchange offer is not completed, shareholders who have tendered their ADVA shares in the exchange offer will have their shares rebooked into ISIN DE0005103006. Withdrawal rights will cease at the end of the acceptance period. The settlement will be a single settlement for all ADVA shares tendered and not withdrawn in the exchange offer. There will be no separate settlements for ADVA shares tendered in the acceptance period and ADVA shares tendered in the additional acceptance period, respectively. We refer to the date of the transfer of the exchange offer consideration as the closing date. On the closing date,

Clearstream will deposit the tendered ADVA shares to the account of the settlement agent at Clearstream for the purpose of transferring the ownership of the tendered ADVA shares to Acorn HoldCo.

Plans for ADVA After the Exchange Offer

Acorn HoldCo may pursue a post-completion reorganization with respect to ADVA after completion of the merger and the exchange offer if the relevant ownership threshold for such a post-completion reorganization has been reached as a result of or following the exchange offer. In connection therewith, Acorn HoldCo may enter into a DPLTA with ADVA, initiate a delisting of ADVA shares, commence squeeze-out transactions or make open-market purchases of ADVA shares. For further details regarding the post-completion reorganization, see “The Business Combination—Potential Post-Completion Reorganization Regarding ADVA.”

Parallel Acquisitions

Acorn HoldCo reserves the right, to the extent legally permissible, to directly or indirectly acquire additional ADVA shares outside the exchange offer in the open market or otherwise. To the extent that such acquisitions take place, this will be published as required by applicable law, on the internet at https://acorn-offer.com/, in the German Federal Gazette (Bundesanzeiger) and, to the extent required, by way of an English language press release in the United States stating the number and consideration paid or agreed to be paid for the ADVA shares so acquired or agreed to acquire. If the consideration paid in such parallel acquisitions is higher than the offer consideration the offer consideration will automatically be increased to the same level for all tendered shares.

In addition, affiliates of the financial advisors to ADVA and ADTRAN, respectively, reserve the right, to the extent legally permissible, to engage in ordinary course trading activities in ADVA shares, which may include purchases or arrangements to purchase such securities.

Treatment of ADVA Options

The treatment of ADVA equity awards is described in the section “The Business Combination Agreement—The Exchange Offer—Consideration Offered to ADVA Shareholders.”

Information on the Acorn HoldCo Shares

The Acorn HoldCo shares that will be issued in connection with the completion of the business combination are shares of common stock of Acorn HoldCo with a par value of $0.01 per share.

Following the completion of the business combination, the International Securities Identification Number and the Ticker Symbol of the Acorn HoldCo shares will be as follows:

International Securities Identification Number (ISIN) US00486H1059 and
Ticker Symbol ADTN

Currency of the Exchange Offer

For purposes of the provisions of the German Takeover Act, the currency in which the exchange offer is conducted is euros. This means that all relevant calculations for the exchange offer under the German Takeover Act, including the value of ADVA shares for purposes of complying with the minimum pricing rules under the German Takeover Act, are expressed in euros. After commencement of trading, Acorn HoldCo shares are also expected to be listed on Nasdaq, where they will be expressed in U.S. dollars.

Publications

Acorn HoldCo will publish any notices of extension in compliance with German law and practice. All notifications and announcements required pursuant to the German Takeover Act will be made in the German with a non-binding translation into English for convenience on Acorn HoldCo’s website (https://acorn-offer.com/) and in the German language in the German Federal Gazette (Bundesanzeiger). An English version of such notifications and announcements will be distributed via an electronically operated information dissemination system in the United States. Acorn HoldCo will also file such notifications and announcements in English language with the SEC at http://www.sec.gov and otherwise comply with its obligation under U.S. law with respect to informing security holders of any material change in the information published, sent or given to security holders. In addition, Acorn HoldCo will give notice to BaFin as required by applicable law.

In particular, Acorn HoldCo will publish, without undue delay, in the manner described in the immediately preceding paragraph, if (i) a condition to the exchange offer has been fulfilled, (ii) a condition to the exchange offer has been validly waived in advance by Acorn HoldCo, (iii) all conditions to the exchange offer have been fulfilled or validly waived in advance, or (iv) the exchange offer will not be completed.

Acorn HoldCo intends to publish results of the exchange offer without undue delay following the end of the acceptance period or the additional acceptance period, as applicable. Notice of when the additional acceptance period will commence will be included in the publication of the results of the acceptance period.

Admission to and Commencement of Trading

Prior to the time of delivery of the Acorn HoldCo shares pursuant to the exchange offer and the merger, Acorn HoldCo will apply to admit its shares to listing and trading on Nasdaq (trading in U.S. dollars), subject to official notice of issuance, and will apply to admit its shares to listing and trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) (trading in euros).

The listing of the Acorn HoldCo shares on the regulated market of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) is subject to the admission of the Acorn HoldCo shares on the basis of an additional admission prospectus to be approved by BaFin as the competent authority of Acorn HoldCo’s home member state or a document made available to the public in accordance with the arrangements set out in Article 21(2) of the Regulation (EU) 2017/1129, containing information describing the transaction and its impact on the issuer.

Acorn HoldCo expects that the Acorn HoldCo shares will have been admitted to trading and listed at the time of delivery to the shareholders of ADVA having accepted the exchange offer.

Commencement of trading on the Frankfurt Stock Exchange and Nasdaq is expected to occur immediately after completion of the business combination.

Settlement Agent

Acorn HoldCo has appointed BNP Paribas Securities Services S.C.A, Frankfurt Branch, Europa-Allee 12, 60327 Frankfurt am Main, Germany to act as central settlement agent and exchange escrow agent in connection with the exchange offer.

Reasons for the Exchange Offer and Use of Proceeds

The exchange offer forms part of the business combination, by which the businesses of ADTRAN and ADVA will be combined under Acorn HoldCo as a holding company. The business combination agreement and the transactions contemplated thereby are described in “The Business Combination Agreement.”

The Acorn HoldCo shares that will be delivered to the shareholders of ADVA who have validly tendered their ADVA shares in the exchange offer will be issued against contribution in kind comprising such tendered ADVA shares, and Acorn HoldCo will not receive any proceeds from such exchange offer.

Costs Related to Tendering ADVA Shares

ADVA shareholders who hold their ADVA shares in German custody accounts will not incur any expenses and costs in connection with tendering their ADVA shares in the offer (except for the costs of transmitting the declaration acceptance to their respective custodian bank). For this purpose, Acorn HoldCo pays a customary commission to the custodian banks. However, additional fees and expenses may be charged by custodian banks or foreign investment service providers or otherwise incurred outside the Federal Republic of Germany, which must be paid by the relevant ADVA shareholders.

DIVIDENDS AND DIVIDEND POLICY

General Provisions Relating to Profit Allocation and Dividend Payments

The shares of Acorn HoldCo common stock will carry full dividend rights following the closing date and grant the same rights as all other shares of Acorn HoldCo common stock. The holders of Acorn HoldCo common stock are entitled to receive such dividends as the Acorn HoldCo board of directors from time to time may declare out of funds legally available. Pursuant to Section 173 of the Delaware General Corporation Law, or General Corporation Law of the State of Delaware (the “DGCL”), a dividend or distribution may be paid in cash, property, or shares of a corporation. As per Section 170 of the DGCL directors may declare and pay up dividends out of its surplus, as defined in Section 154, or in case there are no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding year.

Entitlement to dividends is subject to the preferences granted to other classes of securities Acorn HoldCo may have outstanding in the future and may be restricted by the terms of Acorn HoldCo’s debt instruments. In the event of liquidation of Acorn HoldCo, holders of Acorn HoldCo common stock are entitled to share in any assets of Acorn HoldCo remaining after satisfaction in full of its liabilities and satisfaction of such dividend and liquidation preferences as may be possessed by the holders of other classes of securities of Acorn HoldCo. For a more detailed discussion, see the section of this proxy statement/prospectus titled “Description of Acorn HoldCo Common Stock.”

ADTRAN expects to continue to pay dividends consistent its past practice until the closing date. Independent of the business combination, ADVA’s policy has been not to distribute any undistributed earnings, and accordingly did not pay dividends on its shares in 2018, 2019, 2020. As of September 30, 2021, ADVA has not declared a dividend to be paid to its shareholders.

Dividend History

Acorn HoldCo has been recently incorporated and has not paid any dividends to date. The table below sets forth, for the periods indicated, the dividends declared on ADTRAN shares.

	Nine Months Ended September 30,		Years Ended December 31,
(in thousands, except per share data)	2021	2020	2020	2019	2018
Earnings (loss) per common share—basic	$(0.09)	$(0.08)	$0.05	$(1.11)	$(0.40)

Earnings (loss) per common share—diluted	$(0.09)	$(0.08)	$0.05	$(1.11)	$(0.40)

Number of weighted-average shares outstanding
Basic shares	48,470	47,957	47,996	47,836	47,880
Diluted shares	48,470	47,957	48,288	47,836	47,880
Dividends
Common dividends paid	$13,124	$12,993	$17,334	$17,212	$17,267
Common dividends paid per share	$0.27	$0.27	$0.36	$0.36	$0.36

For a more detailed discussion, see the sections of this proxy statement/prospectus titled “Comparative Historical and Pro Forma Share Information.”

Dividend Policy

ADTRAN paid dividends of $13.2 million and $12.9 million for the nine months ended September 30, 2021 and 2020. Quarterly dividends were $0.27 per share for both periods. ADTRAN paid dividends of $17.3 million, $17.2 million and $17.3 million in the years ended December 31, 2020, 2019 and 2018, respectively. Annualized dividends per share were $0.36 for each of the years ended December 31, 2020, 2019 and 2018.

ADTRAN expects to continue to pay dividends consistent with its past practice until the closing date. The dividend policy for the combined group will be determined following completion of the business combination. The Acorn HoldCo certificate of incorporation and bylaws authorizes the directors to declare dividends out of funds lawfully available for the purpose without stockholder approval. The board of directors may also recommend a dividend to be approved and declared by the Acorn HoldCo stockholders at a general meeting. Any dividend paid or changes to dividend policy are within the discretion of the board of directors and will depend upon many factors, including distributions of earnings to Acorn HoldCo by its subsidiaries, the financial condition and results of operations of the combined group, legal requirements, including limitations imposed by the DGCL restrictions in any debt agreements that limit its ability to pay dividends to stockholders and other factors the board of directors deems relevant. Acorn HoldCo currently expects to pay dividends subject to its ability to do so. Acorn HoldCo has not yet any intention whether Acorn HoldCo will pay annual dividends or quarterly dividends (as ADTRAN currently does) following the completion of the business combination. However, it is most probable that, subject to any restrictions under the DGCL, Acorn HoldCo will pay quarterly dividends to its stockholders.

COMPARATIVE PER SHARE MARKET INFORMATION

The following table presents trading information for ADTRAN shares on Nasdaq and ADVA shares on the Frankfurt Stock Exchange on August 27, 2021, the last trading day before the date of the public announcement of the execution of the business combination agreement.

	ADTRAN Shares			ADVA Shares
	High	Low	Close	High	Low	Close	Equivalent Value per ADVA (1)
August 27, 2021	$24.76	$23.71	$24.57	€12.96	€12.68	€12.96	$20.26

(1)	Determined using the related ADTRAN closing price per share multiplied by the proposed exchange ratio of 0.8244 Acorn HoldCo shares for one ADVA share.

You are urged to obtain current market quotations for ADTRAN shares and ADVA shares before making an investment decision.

The market price per share of ADTRAN shares and ADVA shares could change significantly and may not be indicative of the value of Acorn HoldCo shares once they start trading. Because the exchange ratios will not be adjusted for changes in the market price of ADTRAN shares and ADVA shares, the value of Acorn HoldCo shares that you will receive at the time of completion of the business combination may vary significantly from the market value of the Acorn HoldCo shares that you would have received if the combination had been consummated on the date of the business combination agreement or on the date of this document.

ADTRAN shares trade on Nasdaq, under the symbol “ADTN,” and ADVA shares trade on the Frankfurt Stock Exchange under the symbol “ADV.”

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE INFORMATION

The table below summarizes unaudited per share information for ADTRAN and ADVA on a historical basis and on a pro forma combined basis reflecting the proposed business combination. The exchange ratio for the pro forma computations is one Acorn HoldCo share for each ADTRAN share and 0.8244 Acorn HoldCo shares for each ADVA share. You should read the information below together with the financial statements and related notes of ADTRAN and ADVA appearing elsewhere in this document and the unaudited pro forma condensed combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Information.” You should not rely on this historical or pro forma information as being indicative of the historical results that would have been achieved had the companies always been combined or of the future results of Acorn HoldCo. The historical net book value per share is computed by dividing total shareholders’ equity by the number of shares outstanding at the end of the period, excluding any shares held in treasury. The unaudited pro forma combined earnings per share value is computed by dividing pro forma earnings from continuing operations available to holders of Acorn HoldCo shares by the pro forma weighted average number of shares outstanding. The unaudited pro forma combined net book value per share is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares outstanding at the end of the period.

	As of and for the Nine Months Ended September 30, 2021	As of and for the Year Ended December 31, 2020
ADTRAN Historical Per Share Data
Basic earnings per share	$(0.09)	$0.05
Diluted earnings per share	$(0.09)	$0.05
Cash dividends declared per share	$0.27	$0.36
Net book value per share	$7.49

ADVA Historical Per Share Data(1)
Basic earnings per share	$0.99	$0.46
Diluted earnings per share	$0.97	$0.46
Cash dividends declared per share	$—	$—
Net book value per share	$7.18

ADVA Pro Forma Equivalent Per Share Data(2)
Basic earnings (loss) per share	$0.14	$(1.20)
Diluted earnings per share	$0.13	$(1.20)
Cash dividends declared per share(3)	$—	$—
Net book value per share	$11.12

Pro Forma Combined Per Share Data(4)
Basic earnings (loss) per share	$0.16	$(1.46)
Diluted earnings per share	$0.16	$(1.46)
Cash dividends declared per share(3)	n/a	n/a
Net book value per share	$13.48

(1)

Derived from ADVA’s historical financial information. The historical financial information of ADVA and related pro forma adjustments were translated from Euro to USD using the historical exchange rates described in Note 2 to the Unaudited Pro Forma Condensed Combined Financial Information.

(2)	Calculated by multiplying the unaudited pro forma combined per share amounts by the offer exchange ratio of 0.8244.
(3)	Pro forma combined cash dividends per share is not presented as the dividend policy for the combined group will be determined following completion of the business combination.

DILUTION

There are two distinct aspects to dilution: dilution in participation and dilution in value.

Dilution in participation refers to the effect the issuance of Acorn HoldCo shares has on the individual percentage of shareholding of the existing Acorn HoldCo stockholders who do not proportionately subscribe to the newly issued Acorn HoldCo shares.

Dilution/accretion in value refers to the effect the issuance of Acorn HoldCo shares at a certain issue price has on the value of the stockholders’ equity of Acorn HoldCo per share at a certain point in time.

It is assumed that (1) 48,679,689 ADTRAN shares are outstanding as of September 30, 2021 and an additional 300 ADTRAN shares have been issued since September 30, 2021, (2) 2,252,307 additional ADTRAN shares will be issued prior to the effective time of the merger under the ADTRAN, Inc. 2006 Employee Stock Incentive Plan, the ADTRAN, Inc. 2015 Employee Stock Incentive Plan, the ADTRAN, Inc. 2020 Employee Stock Incentive Plan and the ADTRAN, Inc. 2020 Directors Stock Plan, (3) all 50,932,296 ADTRAN shares will be converted into Acorn HoldCo shares in the merger, (4) 51,097,512 ADVA shares are outstanding as of September 30, 2021 and an additional 7,000 ADVA shares are issued between September 30, 2021 and October 31, 2021 under ADVA’s stock option plans, (5) assuming the acceptance period for the exchange offer ends prior to January 31, 2022 and all vested ADVA stock options are exercised between October 31, 2021 and January 31, 2022, 1,248,247 additional ADVA shares will be issued under ADVA’s stock option plans, (6) all 52,352,759 ADVA shares will be tendered and not validly withdrawn in the exchange offer, and (7) both the exchange offer and the merger are settled whereby ADTRAN and ADVA become wholly-owned subsidiaries of Acorn HoldCo. In that case, a total of 94,091,910 Acorn HoldCo shares will be issued to former equityholders of ADTRAN and ADVA, comprising (A) 50,932,296 Acorn HoldCo shares to former ADTRAN stockholders, and (B) 43,159,614 Acorn HoldCo shares to former ADVA shareholders, in each case taking into account the applicable exchange ratio of one Acorn HoldCo share for each ADTRAN share and 0.8244 Acorn HoldCo shares for each ADVA share.

In addition to the ADVA stock options that could be exercised prior to the end of the acceptance period, an additional 1,931,500 ADVA stock options are currently outstanding. The holders of ADVA stock options that are outstanding and not exercised immediately prior to the effective time of the merger will be offered the opportunity to exchange such ADVA stock options for options exercisable into shares of Acorn HoldCo. Assuming that all holders of ADVA options elect to participate in the exchange and that the option exercise requirements are met, an additional 1,592,328 Acorn HoldCo shares would be issued to the holders of ADVA stock options, taking into account the applicable exchange ratio of 0.8244 Acorn HoldCo shares for each ADVA share.

In addition to the ADTRAN equity awards which could be exercised prior to the effective time of the merger, ADTRAN has issued ADTRAN RSUs and ADTRAN PSUs exercisable into or settled in 2,364,075 ADTRAN shares in the aggregate and following the merger will be converted into Acorn HoldCo RSUs exercisable into or settled in 2,364,075 Acorn HoldCo shares in the aggregate.

Furthermore, in accordance with the provisions of the business combination agreement, ADVA is entitled to continue to issue additional stock options in the ordinary course and consistent with past practice and in accordance with ADVA’s articles of association, and ADTRAN is entitled to continue to issue additional ADTRAN RSUs, ADTRAN PSUs, ADTRAN RSAs and ADTRAN stock options in the ordinary course of business and consistent with past practice.

Based on the assumptions above, the completion of the business combination will not result in a dilution of ADTRAN stockholders or ADVA shareholders based on the proportionate net book value of equity of an ADTRAN share, ADVA share and Acorn HoldCo share respectively in each company. Based on the assumptions above, the proportionate net book value of equity of an Acorn HoldCo share will exceed the proportionate net book value of equity of an ADTRAN share and—considering the offer exchange ratio—the proportionate net book value of equity of an ADVA share.

Upon completion of the business combination, former ADTRAN and ADVA equityholders will have a lower ownership and voting interest in Acorn HoldCo than they currently have in ADTRAN and ADVA, respectively. Upon completion of the business combination, and based on the assumptions above, former ADTRAN stockholders will own approximately 54% and ADVA shareholders will own approximately 46% of the outstanding Acorn HoldCo shares. Consequently, ADTRAN stockholders, as a group, will have reduced ownership and voting power in the combined group compared to their current ownership and voting power in ADTRAN, and ADVA shareholders, as a group, will have reduced ownership and voting power in the combined group compared to their current ownership and voting power in ADVA.

The participation quota of the current stockholder of Acorn HoldCo will be diluted from 100% to 0% through the cancellation or repurchase of all currently issued Acorn HoldCo shares in the course of completion of the business combination.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Acorn HoldCo, Inc. (“Acorn HoldCo”), ADTRAN, Inc. (“ADTRAN”), and the historical consolidated financial statements and financial information of ADVA Optical Networking SE (“ADVA”); and are adjusted to give effect to the proposed business combination. ADTRAN and ADVA have agreed to combine their businesses under Acorn HoldCo. ADTRAN will become a subsidiary of Acorn HoldCo through a merger of Merger Sub, a wholly-owned direct subsidiary of Acorn HoldCo, with and into ADTRAN, with ADTRAN surviving the merger, and ADVA will become a subsidiary of Acorn HoldCo through an exchange offer of ADVA shares for Acorn HoldCo shares. Additionally, at the option of the holder thereof, each ADVA stock option that is outstanding and unexercised immediately prior to the closing of the business combination may be converted at or after the closing of the business combination into an Acorn HoldCo stock option on the terms set forth in this proxy statement/prospectus. As a result, ADTRAN and ADVA will become subsidiaries of Acorn HoldCo, a new Delaware corporation. Following the consummation of the proposed business combination, Acorn HoldCo will change its name to “ADTRAN Holdings, Inc”, its ticker symbol will be “ADTN” and shares of ADTRAN Holdings, Inc. common stock will be listed on Nasdaq and the Frankfurt Stock Exchange. The combined group will account for the transaction as a business combination between ADTRAN and ADVA using the acquisition method of accounting with ADTRAN as the accounting acquirer. The historical financial statements of Acorn HoldCo will be those of ADTRAN upon completion of the proposed business combination.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2021, and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021, are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated balance sheets of Acorn HoldCo, ADTRAN, and ADVA as of September 30, 2021 and gives effect to the proposed business combination as if it occurred on September 30, 2021. The unaudited pro forma condensed combined statement of operations combines the historical results of Acorn HoldCo, ADTRAN and ADVA for the year ended December 31, 2020 and the nine months ended September 30, 2021 and gives effect to the proposed business combination as if it occurred on January 1, 2020. The historical financial information has been adjusted to give effect to pro forma adjustments deemed to be directly related to the proposed business combination and expected to be incurred either prior to the transaction or post-close, irrespective of whether such adjustment is deemed to be recurring. These pro forma adjustments address differences in reporting currencies, basis of accounting and classification and presentation of certain financial information, as well as reflect the transaction accounting impacts. Any adjustments for differences in basis of accounting are determined before taking into effect the impacts of purchase accounting. The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses.

The pro forma adjustments are subject to modification based on the final purchase price which is based on the value of ADTRAN’s common shares and the fair value of the replacement ADTRAN stock options issued on the closing date, the final determination of the fair value of the assets acquired and liabilities assumed and additional information that may become available, which may cause the final adjustments to be materially different from the unaudited pro forma condensed combined financial information presented below. Following the consummation of the business combination, ADTRAN management will perform a detailed review of ADVA’s accounting policies in an effort to determine if differences in accounting policies require further adjustment or reclassification of ADVA’s results of operations or assets or liabilities to conform to ADTRAN’s accounting policies and classification. As a result, ADTRAN may subsequently identify additional differences in the accounting policies which could have a material impact on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the proposed business combination had been completed on the dates set forth above, nor is it indicative of future results or financial position of the combined company. The final determination of the purchase price will only be known upon the completion of the proposed business combination as it is based on the closing share price of ADTRAN’s common shares and fair value of the replacement Acorn HoldCo stock options issued on the closing date. Additionally, the purchase price allocation will be finalized upon (or soon after) the completion of the business combination, and will be based on ADVA’s fair value of net assets acquired as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the proposed business combination. The pro forma adjustments, which ADTRAN believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should be read in conjunction with the following:

•

The historical audited consolidated financial statements of Acorn HoldCo as of September 30, 2021 and for the period between August 10, 2021 (inception) and September 30, 2021 included elsewhere in this proxy statement/prospectus;

•

The historical audited consolidated financial statements of ADTRAN for the year ended December 31, 2020 included in ADTRAN’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 26, 2021 and included elsewhere in this proxy statement/prospectus;

•

The historical unaudited condensed consolidated financial statements of ADTRAN as of and for the nine months ended September 30, 2021 included in ADTRAN’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 filed with the SEC on November 5, 2021 and included elsewhere in this proxy statement/prospectus;

•

ADVA’s audited consolidated financial statements and notes for the year ended December 31, 2020, which were prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and included elsewhere in this proxy statement/prospectus; and

•

ADVA’s unaudited interim condensed consolidated financial information as of and for the three months and nine months ended September 30, 2021, included elsewhere in this proxy statement/prospectus, that is derived from ADVA’s unaudited condensed consolidated quarterly statement as of and for the three and nine months ended September 30, 2021 (“2021 9M Report”), and have been prepared based on the recognition and measurement principles of IFRS as adopted by the European Union (“EU”). As of and for the nine months ended September 30, 2021 presented below, there were no significant differences between the financial information prepared in accordance with IFRS as issued by IASB and IFRS as adopted by the EU.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2021

(in thousands of USD)

	Historical
	Acorn HoldCo (US GAAP)	ADTRAN (U.S. GAAP)	ADVA (IFRS) (See Note 3)	ADVA U.S. GAAP Adjustments	(Note)	ADVA (U.S. GAAP)	Transaction Adjustments	(Note)	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$—	$75,503	$116,851	$—		$116,851	$—		$192,354
Restricted cash	—	102	163	—		163	—		265
Short-term investments	—	2,610	—	—		—	—		2,610
Accounts receivable, net	—	124,146	104,692	—		104,692	—		228,838
Other receivables	—	9,867	207	—		207	—		10,074
Inventory, net	—	127,241	117,364	(423)	4A	116,941	43,556	6A	287,738
Prepaid expenses and other current assets	—	10,061	14,533	—		14,533	—		24,594
Tax assets	—	—	1,818	—		1,818	—		1,818

Total current assets	—	349,530	355,628	(423)		355,205	43,556		748,291

Property, plant and equipment, net	—	56,556	35,816	—		35,816	6,161	6B	98,533
Deferred tax assets, net	—	8,957	8,770	—		8,770	—		17,727
Goodwill	—	6,968	81,323	—		81,323	222,636	6C	310,927
Intangibles, net	—	20,291	136,459	(113,543)	4B	22,916	465,918	6D	509,125
Other non-current assets	—	31,675	29,487	1,333	4C	30,820	3,315	6E	65,810
Long-term investments	—	83,935	—	—		—	—		83,935

Total assets	—	557,912	647,483	(112,633)		534,850	741,586		1,834,348

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	—	79,074	69,563	—		69,563	—		148,637
Unearned revenue	—	16,394	25,714	—		25,714	(9,253)	6F	32,855
Accrued expenses and other liabilities	—	15,392	63,715	—		63,715	60	6E	107,492
							28,325	6J
Accrued wages and benefits	—	17,270	—	—		—	—		17,270
Income tax payable, net	—	5,914	—	—		—	—		5,914
Current portion of debt	—	—	29,577	—		29,577	—		29,577
Tax liabilities	—	—	1,573	—		1,573	—		1,573

Total current liabilities	—	134,044	190,142	—		190,142	19,132		343,318
Non-current unearned revenue	—	7,426	11,474	—		11,474	(2,533)	6F	16,367
Pension liability	—	16,988	11,052	(2,518)	4D	8,534	—		25,522
Deferred compensation liability	—	28,336	—	—		—	—		28,336
Other non-current liabilities	—	7,365	4,643	—		4,643	—		12,008
Non-current portion of debt	—	—	34,754	—		34,754	—		34,754
Non-current lease liabilities	—	—	21,711	—		21,711	374	6E	22,085
Deferred tax liabilities	—	—	6,615	(33,035)	4E	(26,420)	155,532	6G	129,112

Total liabilities	—	194,159	280,391	(35,553)		244,838	172,505		611,502
Stockholders’ equity:
Common stock	—	797	59,487	—		59,487	421	6H	1,218
							(59,487)	6I
Additional paid-in capital	—	286,923	379,223	—		379,223	886,997	6H	1,173,920
							(379,223)	6I
Accumulated other comprehensive loss	—	(14,466)	(10,351)	—		(10,351)	10,351	6I	(14,466)
Retained earnings	—	760,398	(61,267)	(423)	4A	(138,347)	138,347	6I	732,073
				(113,543)	4B		(28,325)	6J
				1,333	4C
				2,518	4D
				33,035	4E
Treasury stock	—	(669,899)	—	—		—	—		(669,899)

Total stockholders’ equity	—	363,753	367,092	(77,080)		290,012	569,081		1,222,846

Total liabilities and stockholders’ equity	$—	$557,912	$647,483	$(112,633)		$534,850	$741,586		$1,834,348

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands of USD except per share amounts)

	Historical
	ADTRAN (U.S. GAAP)	ADVA (IFRS) (See Note 3)	ADVA U.S. GAAP Adjustments	(Note)	ADVA (U.S. GAAP)	Transaction Adjustments	(Note)	Pro Forma Combined
Revenue
Network Solutions	$438,015	$551,950	$—		$551,950	$—		$989,965
Services & Support	68,495	92,741	—		92,741	(9,070)	6F	152,166

Total Revenue	506,510	644,691	—		644,691	(9,070)		1,142,131

Cost of Revenue
Network Solutions	244,226	404,444	379	4A	362,212	42,694	6A	683,849
			(42,611)	4B		(36)	6B
						34,753	6D
Services & Support	44,733	15,967	—		15,967	140	6H	61,494
						654	6K

Total Cost of Revenue	288,959	420,411	(42,232)		378,179	78,205		745,343

Gross Profit	217,551	224,280	42,232		266,512	(87,275)		396,788

Selling, general and administrative expenses	113,972	111,100	827	4C	111,927	(22)	6B	336,230
						75,150	6D
						64	6E
						1,817	6H
						28,325	6J
						4,997	6K
Research and development expenses	113,287	85,581	45,121	4B	130,702	(93)	6B	253,461
						1,069	6H
						8,496	6K
Asset impairments	65	—	—		—	—		65

Operating Income (Loss)	(9,773)	27,599	(3,716)		23,883	(207,078)		(192,968)

Interest and dividend income	1,936	125	—		125	—		2,061
Interest expense	(5)	(3,101)	(486)	4B	(2,596)	—		(2,601)
			991	4C
Net investment gain (loss)	4,850	—	—		—	—		4,850
Other income (expense), net	(3,254)	3,698	314	4D	4,012	—		758

Income (loss) Before Income Taxes	(6,246)	28,321	(2,897)		25,424	(207,078)		(187,900)
Income tax (expense) benefit	8,624	(5,141)	869	4E	(4,272)	51,826	6G	56,178

Net Income (Loss)	$2,378	$23,180	$(2,028)		$21,152	$(155,252)		$(131,722)

Weighted average shares outstanding - basic	47,996	50,278			50,278	42,131	6L	90,127
Weighted average shares outstanding - diluted	48,288	50,556			50,556	41,839	6L	90,127
Earnings (loss) per common share - basic	$0.05	$0.46			$0.42			$(1.46)
Earnings (loss) per common share - diluted	$0.05	$0.46			$0.42			$(1.46)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

(in thousands of USD except per share amounts)

	Historical
	Acorn HoldCo (US GAAP)	ADTRAN (U.S. GAAP)	ADVA (IFRS) (See Note 3)	ADVA U.S. GAAP Adjustments	(Note)	ADVA (U.S. GAAP)	Transaction Adjustments	(Note)	Pro Forma Combined
Revenue
Network Solutions	$—	$360,025	$462,418	$—		$462,418	$—		$822,443
Services & Support	—	48,821	71,935	—		71,935	(2,609)	6F	118,147

Total Revenue	—	408,846	534,353	—		534,353	(2,609)		940,590

Cost of Revenue
Network Solutions	—	216,044	329,999	237	4A	291,898	377	6B	538,736
				(38,338)	4B		30,417	6D
Services & Support	—	28,860	8,805	—		8,805	78	6H	37,743

Total Cost of Revenue	—	244,904	338,804	(38,101)		300,703	30,872		576,479

Gross Profit	—	163,942	195,549	38,101		233,650	(33,481)		364,111

Selling, general and administrative expenses	—	89,273	88,778	710	4C	89,488	224	6B	185,758
							5,735	6D
							337	6E
							701	6H

Research and development expenses	—	82,131	69,508	36,701	4B	106,209	972	6B	188,776
							(954)	6D
							418	6H

Operating Income (Loss)	—	(7,462)	37,263	690		37,953	(40,914)		(10,423)

Interest and dividend income	—	887	111	—		111	—		998
Interest expense	—	(18)	(1,733)	(347)	4B	(1,356)	—		(1,374)
				724	4C
Net investment gain (loss)	—	2,942	—	—		—	—		2,942
Other income (expense), net	—	2,673	5,099	209	4D	5,308	—		7,981

Income (loss) Before Income Taxes	—	(978)	40,740	1,276		42,016	(40,914)		124
Income tax (expense) benefit	—	(3,467)	9,273	(383)	4E	8,890	9,311	6G	14,734

Net Income (Loss)	$—	$(4,445)	$50,013	$893		$50,906	$(31,603)		$14,858

Weighted average shares outstanding - basic	—	48,470	50,665			50,665	42,131	6L	90,601
Weighted average shares outstanding - diluted	—	48,470	51,636			51,636	44,909	6L	93,379
Earnings (loss) per common share - basic	$—	$(0.09)	$0.99			$1.00			$0.16
Earnings (loss) per common share - diluted	$—	$(0.09)	$0.97			$0.99			$0.16

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Proposed business combination of ADTRAN and ADVA into Acorn HoldCo

In August 2021, the ADTRAN board voted to adopt the Business Combination Agreement (“BCA”) which provided the structure under which ADVA, a German public company which develops, manufactures and sells ethernet-based networking solutions to telecommunications carriers and enterprises to deliver data, storage, voice and video services for consideration will combine its business with ADTRAN under Acorn HoldCo. ADTRAN will become a subsidiary of Acorn HoldCo through a merger of Merger Sub, a wholly-owned direct subsidiary of Acorn HoldCo, with and into ADTRAN, with ADTRAN surviving the merger. Acorn HoldCo will acquire 100% of the equity of ADVA, which has an estimated fair value of approximately $887.4 million. The transaction price will be comprised of shares of Acorn HoldCo common stock and replacement Acorn HoldCo stock options, which is determined based on the closing share price of the ADTRAN common stock of $20.64 on November 4, 2021.

The proposed business combination of ADVA will be accounted for using the acquisition method of accounting as per the provisions of Accounting Standards Codification 805, “Business Combinations” (“ASC 805”). The BCA uses a fixed exchange ratio of Acorn HoldCo shares of common stock for ADVA shares of common stock, which will result in a 46% pro forma equity stake for ADVA stockholders and 54% equity stake for ADTRAN stockholders in the post-closing combined company (calculated on a fully diluted basis and assuming a tender of 100% of ADVA’s current issued and outstanding share capital). Therefore, ADTRAN shareholders will continue to hold a majority interest in the combined company after the proposed business combination is completed. The board of directors will be comprised of six members from ADTRAN and three members from ADVA; the current ADTRAN chief executive officer will act as the chairman of the board. Additionally, the current ADTRAN chief executive officer and ADTRAN chief financial officer will continue to hold these positions within the combined company. Therefore, under ASC 805, ADTRAN represents the accounting acquirer. Additionally, per the terms of the BCA, ADTRAN will be required to replace the historical ADVA stock options outstanding (vested and unvested) with Acorn HoldCo stock options adjusted for the fixed exchange ratio and a revised strike price based on the fixed exchange ratio and translated to U.S. dollars (“USD”).

The unaudited pro forma condensed combined financial information was prepared to illustrate the effects of the proposed business combination. For each of the periods presented, the pro forma financial information reflects the combination of historical financial information of Acorn HoldCo, ADTRAN and ADVA, adjusted to give effect to the acquisition method of accounting in accordance with ASC 805 based on a preliminary purchase price allocation and as subsequently described in greater detail below. Furthermore, additional pro forma adjustments have also been reflected to show impacts of differences in reporting currencies, basis of accounting and classification and presentation of certain financial information. For purposes of certain disclosures that follow, for the period before the inception of Acorn HoldCo, August 10, 2021, ADTRAN and ADVA and for the period after the inception of Acorn HoldCo, Acorn HoldCo, ADTRAN and ADVA may be referred to collectively as the combined company.

Note 2 – Basis of presentation

The pro forma condensed financial information of the combined company is prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) and Article 11 of Regulation S-X. Acorn HoldCo and ADTRAN’s historical financial statements were prepared in accordance with U.S. GAAP and presented in thousands of USD. ADVA’s consolidated income statement for the year ended December 31, 2020 has been prepared in accordance with IFRS as issued by the IASB and presented in thousands of Euros (“Euro”) and translated to thousands of USD for pro forma financial information purposes. ADVA’s condensed consolidated financial information as of and for the nine months ended September 30, 2021 have been prepared based on the recognition and measurement principles of with IFRS as adopted by the EU and presented in thousands of Euro and translated to thousands of USD for pro forma financial information purposes. As of and for the nine months ended September 30, 2021, there were no significant differences between the financial information prepared in accordance with IFRS as issued by IASB and IFRS as adopted by the EU. As such, certain IFRS, as issued by the IASB, to U.S. GAAP adjustments are included in the unaudited pro forma condensed combined financial information as discussed in Note 4 below.

For purposes of preparing the unaudited pro forma condensed combined financial information, the historical financial information of ADVA and related pro forma adjustments were translated from Euro to USD using the following historical exchange rates as posted by Oanda:

€/$
Balance sheet and related adjustments as of September 30, 2021: period end exchange rate at September 30, 2021	1.164
Statement of operations and related adjustments for the year ended December 31, 2020: average exchange rate for that period	1.141
Statement of operations and related adjustments for the nine months ended September 30, 2021: average exchange rate for that period	1.199

Note 3 – Reclassifications

Certain reclassifications were made to align ADVA’s financial statement presentation with that of ADTRAN based on information available to date.

Unaudited pro forma condensed combined balance sheet as of September 30, 2021:

Presentation in ADVA’s IFRS financial statements	Presentation in unaudited pro forma condensed combined balance sheet	Amount (in millions)
Cash and cash equivalents	Restricted cash	$ 0.2
Trade accounts receivable	Accounts receivable, less allowance for doubtful accounts	$ 104.5
Contract assets	Other Receivables	$ 0.2
Other current assets	Accounts receivable, less allowance for doubtful accounts	$ 0.2
Inventories	Inventory, net	$ 117.4
Other current assets	Prepaid expenses and other current assets	$ 14.5
Right-of-use assets	Other non-current assets	$ 25.6
Property, plant and equipment	Property, plant and equipment, net	$ 35.8
Deferred tax assets	Deferred tax assets, net	$ 8.8
Capitalized development projects	Intangibles, net	$ 14.8
Intangible assets acquired in business combinations	Intangibles, net	$ 8.2
Other intangible assets	Intangibles, net	$ 113.5
Current lease liabilities	Accrued expenses and other liabilities	$ 7.0
Current liabilities to banks	Current portion of debt	$ 29.6
Trade accounts payable	Accounts payable	$ 69.6
Current contract liabilities	Unearned revenue	$ 25.7
Refund liabilities	Accrued expenses and other liabilities	$ 0.6
Other current liabilities	Accrued expenses and other liabilities	$ 25.0
Current provisions	Accrued expenses and other liabilities	$ 31.0
Provisions for pensions and similar employee benefits	Pension liability	$ 11.1

Presentation in ADVA’s IFRS financial statements	Presentation in unaudited pro forma condensed combined balance sheet	Amount (in millions)
Other non-current provisions	Other non-current liabilities	$ 2.2
Non-current liabilities to banks	Non-current portion of debt	$ 34.8
Non-current contract liabilities	Non-current unearned revenue	$ 11.5
Share capital	Common stock	$ 59.5
Capital reserve	Additional paid-in capital	$ 379.2
Accumulated deficit	Retained earnings	$ (109.8)
Accumulated other comprehensive income	Accumulated other comprehensive loss	$ (10.4)
Net income	Retained earnings	$ 48.6

Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020:

Presentation in ADVA’s IFRS Financial Statements	Presentation in unaudited pro forma condensed combined statement of operations	Amount (in millions)
Revenue	Network Solutions	$ 552.0
Revenue	Services & Support	$ 92.7
Cost of Revenue	Network Solutions	$ (404.4)
Cost of Revenue	Services & Support	$ (16.0)
Selling and marketing expenses	Selling, general and administrative expenses	$ (69.4)
General and administrative expenses	Selling, general and administrative expenses	$ (41.0)
Other operating income - Government grants received	Other income (expense), net	$ 1.9
Other operating income - Release of provisions	Selling, general and administrative expenses	$ 0.6
Other operating income - Income for the supply of development services	Other income (expense), net	$ 0.1
Other operating income - Other	Other income (expense), net	$ 1.8
Other operating expenses - Reduction of outstanding credit notes	Selling, general and administrative expenses	$ (0.9)
Other operating expenses - Derecognition of trade accounts receivable	Selling, general and administrative expenses	$ (0.1)
Other operating expenses - Other	Selling, general and administrative expenses	$ (0.4)
Interest income	Interest and dividend income	$ 0.1
Foreign currency exchange gains	Other income (expense,) net	$ 12.3
Foreign currency exchange losses	Other income (expense), net	$ (12.4)

Unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021:

Presentation in ADVA’s IFRS financial statements	Presentation in unaudited pro forma condensed combined statement of operations	Amount (in millions)
Revenue	Network Solutions	$ 462.4
Revenue	Services & Support	$ 71.9
Cost of Revenue	Network Solutions	$ (330.0)
Cost of Revenue	Services & Support	$ (8.8)
Selling and marketing expenses	Selling, general and administrative expenses	$ (55.7)
General and administrative expenses	Selling, general and administrative expenses	$ (33.2)
Other operating income - Government grants received	Other income (expense), net	$ 1.7
Other operating income - Release of provisions	Selling, general and administrative expenses	$ 0.9
Other operating income - Income for the supply of development services	Other income (expense), net	$ 0.3
Other operating income - Release of bad debt allowances	Selling, general and administrative expenses	$ 0.1

Presentation in ADVA’s IFRS financial statements	Presentation in unaudited pro forma condensed combined statement of operations	Amount (in millions)
Other operating income - Other	Other income (expense), net	$ 1.6
Other operating expenses - Impairment of trade accounts receivable	Selling, general and administrative expenses	$ (0.3)
Other operating expenses - Reversal of prepayment	Selling, general and administrative expenses	$ (0.3)
Other operating expenses - Other	Selling, general and administrative expenses	$ (0.3)
Interest income	Interest and dividend income	$ 0.1
Foreign currency exchange gains	Other income (expense), net	$ 9.9
Foreign currency exchange losses	Other income (expense), net	$ (8.4)

Note 4 – IFRS to U.S. GAAP adjustments

ADVA’s historical consolidated statement of financial position as of September 30, 2021 and income statements for the year ended December 31, 2020 and for the nine months ended September 30, 2021 have been prepared in accordance with IFRS as adopted by the IASB, which differs in certain material respects from U.S. GAAP. The historical financial statements have been adjusted to align ADVA’s historical accounting policies to accounting policies in accordance with U.S. GAAP. Adjustments are initially calculated in EUR and translated to USD based on the exchange rates detailed in Note 2. Any differences between adjustments impacting the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations are due to foreign exchange rates.

A.

Represents an adjustment to eliminate ADVA’s inventory impairment reversals that were recorded in accordance with IFRS but are prohibited under U.S. GAAP. The balance sheet impact resulted in a derecognition of $0.4 million of inventory as of September 30, 2021. The net impact to the statement of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021 includes an increase to cost of revenue—network solutions of $0.4 million and $0.2 million, respectively.

B.

Represents an adjustment to ADVA’s capitalized development projects, which are capitalized under IFRS; however, these costs would be expensed under U.S. GAAP. The amount expensed is presented as research and development costs as technological feasibility was not met under U.S. GAAP. The reversal of the related amortization expense is eliminated in cost of revenue – network solutions where it was historically recorded under IFRS. The unaudited pro forma condensed combined balance sheet impact resulted in a derecognition of capitalized development projects of $113.5 million. The net impact to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 includes a $42.6 million reversal of the historical amortization expense, a $45.1 million increase to research and development expenses, and a $0.5 million increase in interest expense that was previously capitalized as part of the development costs. The net impact to the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 involves a $38.3 million reversal of the historical amortization expense, a $36.7 million increase to research and development expenses incurred during the period, and a $0.3 million increase in interest expense that was previously capitalized as part of the development costs.

C.

Represents an adjustment to ADVA’s real estate leases accounted for under IFRS to operating leases under U.S. GAAP, by adjusting the right-of-use assets and related depreciation and interest expense recognized. The unaudited pro forma condensed combined balance sheet impact results in an increase to the right-of-use assets, presented in other non-current assets, of $1.3 million. Additionally, expense is adjusted to reflect straight line rent expense by adjusting the historical amortization of the right-of-use asset recorded in selling, general and administrative expenses and reclassifying the historical interest expense to selling, general and administrative expenses. This expense adjustment results in the following (in millions of USD):

	Year ended December 31, 2020	Nine months ended September 30, 2021
Adjustment to historical amortization expense	$(0.2)	$(0.0)
Reclassification of interest expense	1.0	0.7

Net adjustment to selling, general and administrative expenses	$0.8	$0.7

See Note 6 adjustment E for the related purchase accounting impacts to the acquired leases.

D.

Represents an adjustment to ADVA’s net pension obligation and return on plan assets due changes in assumptions under U.S. GAAP. The change in assumptions resulted in a $2.5 million decrease to the net pension obligation in the unaudited pro forma condensed combined balance sheet. Additionally, adjusted for the increase in expected return on plan assets and the change in interest expense which increased other income (expense), net by $0.3 million and $0.2 million for the year ended December 31, 2020 and September 30, 2021, respectively. No further balance sheet adjustments were made as any changes to other comprehensive income would be eliminated due to the application of purchase accounting; see Note 6 adjustment I.

E.

Represents an adjustment to deferred tax liabilities and tax expense for the tax effects of adjustments reflected herein to align ADVA’s historical accounting policies in accordance with U.S. GAAP (calculated at an estimated statutory rate of 30%). The balance sheet impact resulted in a derecognition of deferred tax liabilities of $33.0 million. The net impact to the statements of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021 resulted in an increase to tax benefit of $0.9 million and an increase to tax expense $0.4 million, respectively.

Note 5 – Preliminary purchase price and allocation

Preliminary purchase price

The preliminary purchase price is approximately $887.4 million based on ADVA shareholders receiving 42.1 million shares of Acorn HoldCo common stock at a closing share price of $20.64 for the ADTRAN common stock as of November 4, 2021 and a total of $17.8 million attributable to the purchase price for the fair value of the 2.6 million replacement Acorn HoldCo stock options issued based on a Black-Scholes model. Upon completion of the proposed business combination, ADTRAN will be required to replace the historical ADVA stock options outstanding (vested and unvested) with replacement Acorn HoldCo stock options adjusted for the fixed exchange ratio and a revised strike price based on the fixed exchange ratio and translated to USD. For historical unvested ADVA stock options, option holders are subject to continued employment through the remaining vesting period. As such, of the total fair value of $27.9 million for the replacement Acorn HoldCo stock options granted, $17.8 million is allocated to the purchase price based on the pre-combination services provided by the option holder and the remaining of $10.1 million is allocated to post-combination expense which will be recognized over the remaining vesting period (see Note 6 adjustment H).

The detailed calculation of the preliminary purchase price is as follows (in millions of USD, except exchange ratio and share price):

Preliminary purchase price
ADVA shares issued and outstanding as of November 4, 2021	51.1
Fixed exchange ratio	0.8244

Number of Acorn HoldCo shares issued	42.1

Share price at November 4, 2021	$20.64

Preliminary purchase price paid for ADVA shares	$869.6

Fair value of replacement Acorn HoldCo stock options attributable to the purchase price	$17.8

Total Preliminary Purchase Price	$887.4

The preliminary purchase price does not purport to represent the actual value of the total consideration that will be received by ADVA’s shareholders when the proposed business combination is completed. In accordance with U.S. GAAP, the fair value of the shares of Acorn HoldCo common stock issued as part of the consideration will be measured on the closing date at the closing price and the fair value of the replacement Acorn HoldCo stock options will be estimated using a Black-Scholes model on the grant date. These requirements will likely result in a difference in the purchase price and that difference may be material. For example, with other assumptions held constant, an increase or decrease of 10% in the closing price would increase or decrease the fair value of the preliminary purchase price by $90.2 million and $89.6 million, respectively, which would result in an increase or decrease to goodwill. However, a change in the closing share price does not change the number of Acorn HoldCo shares to be issued or replacement Acorn HoldCo stock options to be granted.

(in millions except for per share amounts)	Pro Forma	+10% change	-10% change
Price per share	$20.64	$22.70	$18.58
Preliminary purchase price	$887.4	$977.6	$797.8

Preliminary purchase price allocation

Under the acquisition method of accounting, ADVA’s assets and liabilities will be recorded at fair value at the date of the business combination and combined with the historical carrying amounts of ADTRAN’s assets and liabilities. For this purpose, fair value shall be determined in accordance with the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures,” (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation. In the unaudited pro forma condensed combined balance sheet, the purchase price paid by ADTRAN to acquire ADVA has been allocated to the assets acquired, liabilities assumed, and goodwill based upon management’s preliminary estimate of respective fair values.

ADTRAN’s purchase price allocation for the proposed business combination is preliminary and subject to revision once the proposed business combination is complete and as additional information about the fair value of the assets to be acquired and liabilities to be assumed becomes available. ADTRAN has engaged a third-party valuation company to assist it in completing the valuation of certain assets to be acquired and liabilities to be assumed. However, ADTRAN has not completed a full, detailed valuation analysis. The preliminary valuation performed is limited to inventory, intangible assets, real estate leases, fixed assets, unearned revenue and deferred taxes. The valuation is based on available financial statement information as of September 30, 2021 and current forecasts prepared by ADTRAN. Accordingly, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. ADTRAN will continue to refine its identification and valuation of assets to be acquired and liabilities to be assumed as further information becomes available.

The final determination of the purchase price allocation will be completed as soon as practicable and will be based on the fair values of the assets acquired and liabilities assumed as of the closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial information.

The preliminary purchase price is allocated to the assets to be acquired and liabilities to be assumed based on the estimated fair values, with any excess purchase price allocated to goodwill as follows (in millions of USD):

Cash and cash equivalents	116.9
Accounts receivable	104.7
Other current assets	177.2
Intangible assets	488.8
Other non-current assets	84.8
Accounts payable	(69.6)
Accrued liabilities	(63.8)
Deferred revenue, current	(16.5)
Other short-term liabilities	(31.1)
Deferred revenue, non-current	(8.9)
Other long-term liabilities	(70.0)
Deferred tax liabilities	(129.1)
Goodwill	304.0

Estimated total purchase price	887.4

Note 6 –Transaction accounting adjustments

Adjustments included in the unaudited pro forma financial information are represented by the following. Adjustments are initially calculated in EUR and translated to USD based on the exchange rates detailed in Note 2. Any differences between adjustments impacting the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations are due to foreign exchange rates.

A.

Represents an adjustment to reflect the estimated fair value of inventory. The fair value of the inventory was determined using a top-down approach and accordingly ADTRAN considered the components of ADVA’s inventory, as well as estimated selling prices and selling and distribution costs resulting in an increase of $43.6 million to inventory as of September 30, 2021. Additionally, inventory is expected to turnover during the first-year post-close. Therefore, cost of revenue—network solutions in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been adjusted to recognize the additional non-recurring expense of $42.7 million. An increase or decrease of 10% in the fair value of the inventory would increase or decrease inventory by $4.4 million with an increase or decrease to deferred tax assets (liabilities) and goodwill; and an increase or decrease to cost of revenue—network solutions for $4.3 million.

B.

Represents an adjustment to reflect the net increase in fair value of the acquired property, plant and equipment, net of $6.2 million to reflect the total fair value of $42.0 million. The fair value was estimated using a cost approach based on the net book value of each asset class adjusted for (i) the current market replacement cost, (ii) the physical and technology attributes of the property, plant and equipment and (iii) the estimated accumulated depreciation as if replacement cost was applied at the original purchase date.

The following table summarizes the estimated fair values for each asset class, the remaining estimated useful life and the impact to depreciation, a recurring expense, reflected in the unaudited pro forma condensed combined statements of operations (in millions of USD, except useful lives):

		Remaining Estimated Useful Life (in years)	Pro Forma depreciation expense
	Fair Value		Year Ended December 31, 2020	Nine Months Ended September 30, 2021
Land	$0.8	n/a	n/a	n/a
Buildings and improvements	3.9	23.6	0.2	0.1
Computer hardware, software and networking equipment	3.9	2.1	1.8	1.4
Furniture, fixtures and office equipment	2.1	4.2	0.5	0.4
Leasehold improvements	3.9	4.0	1.0	0.8
Technical machinery and equipment	26.8	2.2	11.9	9.4
Other assets	0.6	n/a	n/a	n/a

Total	$42.0		$15.4	$12.1

Historical depreciation expense			15.6	10.5

Pro forma adjustment			$(0.2)	$1.6

Depreciation expense decreased for the year ended December 31, 2020 due to revisions in the remaining estimated useful lives. The adjustment to decrease depreciation expense of $0.2 million for the year ended December 31, 2020 is presented as follows: $0.04 million in cost of revenue—network solutions, $0.02 million in selling, general and administrative expenses and $0.09 million in research and development expenses. Depreciation expense increased for the nine months ended September 30, 2021. The adjustment to increase depreciation expense of $1.6 million for the nine-months ended September 30, 2021 is presented as follows: $0.4 million in cost of revenue—network solutions, $0.2 million in selling, general and administrative expenses and $1.0 million in research and development expenses.

An increase or decrease of 10% in the estimated fair value of the property, plant and equipment, net would increase or decrease fair value by $4.2 million with an increase or decrease to deferred tax assets (liabilities) and goodwill. With other assumptions held constant, a 10% increase or decrease in the estimated fair value of the property, plant and equipment, net would increase or decrease the estimated depreciation expense by $1.5 million for the year ended December 31, 2020 and $1.2 million for the nine months ended September 30, 2021.

C.	Represents an adjustment to reflect estimated goodwill of $304.0 million recognized from the proposed business combination and the elimination of historical ADVA goodwill of $81.3 million.

D.

Represents an adjustment of $465.9 million to eliminate ADVA’s historical intangible assets recorded and to reflect the acquired identifiable intangible assets consisting of developed technology, customer backlog, customer relationships and the ADVA trade name at the estimated fair value of $488.8 million, which, as noted above, is preliminary and subject to change once the proposed business combination is completed. The fair value of the developed technology, customer backlog and customer relationships is estimated based on a multi-period excess earnings method which calculates the present value of the estimated revenues and net cash flows derived from the developed technology, customer backlog and customer relationships, respectively. The fair value of the trade name is based on the relief from royalty method which estimates the value based on the hypothetical royalty payments that are saved by owning the asset. The following table summarizes the fair values of ADVA’s identifiable intangible assets, their estimated useful lives and the impact to ADTRAN’s amortization, a recurring expense, reflected in the pro forma condensed combined statements of operations (in millions of USD, except for useful lives):

			Pro Forma Amortization Expense
	Fair Value	Estimated Useful Life (in years)	Year Ended December 31, 2020	Nine Months Ended September 30, 2021	Income Statement Classification
Developed technology	$336.9	8	$41.3	$32.5	Cost of revenue— Network Solutions
Backlog	67.5	1	66.2	—	Selling, general and administrative expense
Customer relationships	49.7	11	4.4	3.5	Selling, general and administrative expense
Trade name	34.7	5	6.8	5.4	Selling, general and administrative expense

Total	$488.8		$118.7	$41.4

Historical amortization expense			8.7	6.3

Pro forma adjustment			$110.0	$35.1

The adjustment to amortization expense of $110.0 million for the year ended December 31, 2020, is presented as follows: $34.8 million in cost of revenue—network solutions and $75.2 million in selling, general and administrative expenses. The adjustment to amortization expense of $35.1 million for the nine months ended September 30, 2021, is presented as follows: $30.4 million in cost of revenue—network solutions and $5.7 million in selling, general and administrative expenses; additionally, $1.0 million was removed from research and development expenses for the nine months ended September 30, 2021 in the historical ADVA financial statements.

An increase or decrease of 10% in the fair value of the intangible assets acquired would increase or decrease the fair value by $48.9 million with an increase or decrease to deferred tax assets (liabilities) and goodwill. With other assumptions held constant, a 10% increase or decrease in the fair value of the intangible assets would increase or decrease the estimated amortization expense by $11.9 million for the year ended December 31, 2020 and $4.1 million for the nine months ended September 30, 2021.

E.

Represents an adjustment to the right-of-use assets and lease liabilities for real estate leases acquired as part of the proposed business combination to fair value of $24.2 million. ADTRAN calculated the lease liability based on the remaining lease payments and discount rates at September 30, 2021. This resulted in an increase to the current lease liability of $0.1 million, presented in accrued expenses and other liabilities, and an increase to the noncurrent lease liability of $0.4 million, presented in non-current lease liabilities. The right of use asset is calculated based on the lease liability less lease incentives and the tenant improvement allowance to be received post-close. This resulted in an increase to other non-current assets of $3.3 million. Additionally, the recurring lease expense was increased by $0.1 million for the year ended December 31, 2020 and $0.3 million for the nine months ended September 30, 2021, presented in selling, general, and administrative expenses.

F.

Represents an adjustment to assumed unearned revenue, related to ADVA’s support services, to a total fair value of $25.4 million, resulting in a decrease to current unearned revenue of $9.3 million and to non-current unearned revenue of $2.5 million. Unearned revenue was valued based on the estimated costs to fulfill the remaining performance obligations plus a normal profit margin. Additionally, an adjustment to revenue – support and services is included for the year ended December 31, 2020 and the nine months ended September 30, 2021 was decreased by $9.1 million and $2.6 million, respectively.

G.

Represents an adjustment to deferred tax liabilities for the tax effects of recognizing the preliminary purchase price allocation reflected herein (calculated at an estimated statutory rate of 30%). Deferred taxes relating to goodwill for prior ADVA acquisitions have also been removed from the pro forma financial information. This resulted in an adjustment to deferred tax liabilities for $155.5 million as of September 30, 2021. Additionally, this tickmark represents the income tax impact of the pro forma adjustments (calculated at an estimated statutory rate of 30%) for an increase to the income tax benefit of $51.8 million for the year ended December 31, 2020 and $9.3 million for the nine months ended September 30, 2021. These adjustments are based on estimates of the fair value of ADVA’s assets to be acquired, liabilities to be assumed, and the related purchase price allocations. These estimates are subject to further review by ADTRAN’s and ADVA’s respective managements, which may result in material adjustments to deferred taxes with an offsetting adjustment to goodwill.

Additionally, the adjustments discussed above include additional tax costs associated with ADVA’s operations within ADTRAN’s structure of approximately $1.8 million and $3.0 million for the year ended December 31, 2020 and the nine months ended September 30, 2021, respectively. The effective tax rate of the combined company could be significantly different than what is presented in these unaudited pro forma financial statements depending on post-business combination activities, including legal entity restructuring, repatriation decisions, and the geographical mix of taxable income.

H.

Represents the preliminary purchase price of $887.4 million based on the issuance of 42.1 million shares of Acorn HoldCo common stock to ADVA shareholders and 2.6 million replacement Acorn HoldCo stock options granted to ADVA option holders. The fair value of the ADTRAN common stock was based on a closing price at November 4, 2021 of $20.64 per share. The fair value of the replacement Acorn HoldCo stock options is based on a Black-Scholes model with the following weighted average assumptions:

ADTRAN share price at November 4, 2021	$20.64
Strike price	$10.72
Expected term (in years)	5.5
Volatility	43.59%
Dividend rate	1.92%
Risk-free rate	1.15%

ADTRAN will have additional recurring post-close compensation expense of $10.1 million, of which $4.2 million will be recognized during the first year post-close, $2.3 million recognized during the first three quarters of the second year post-close, and the remaining thereon through 2024. As such, an additional pro forma adjustment increases the historical ADVA stock compensation expense for these replacement Acorn HoldCo stock options by $3.0 million for the year ended December 31, 2020 and $1.2 million for the nine months ended September 30, 2021. The $3.0 million is presented as $0.1 million to costs of goods sold – services and support, $1.8 million to selling, general, and administrative expenses, and $1.1 million to research and development expenses for the year ended December 31, 2020. The additional compensation expense of $1.2 million is presented as $0.1 million to costs of goods sold – services and support, and $0.7 million to selling, general, and administrative expenses, and $0.4 million to research and development expenses for the nine months ended September 30, 2021. With other assumptions held constant, an increase or decrease of 10% in the ADTRAN share price would increase or decrease the post-close compensation expense by $1.9 million or $1.6 million, respectively.

I.	Represents an adjustment to eliminate all of ADVA’s historical shareholders’ equity.

J.

Represents an adjustment to reflect an accrual of $28.3 million of transaction costs expected to be incurred by ADTRAN and ADVA between October 1, 2021 through the close of the proposed business combination that are not reflected in the historical financial statements. This $28.3 million has been recorded as an accrued liability in the unaudited pro forma condensed combined balance sheet at September 30, 2021 and a non-recurring expense in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020.

Additionally, $8.9 million in non-recurring transactions costs have been incurred as of September 30, 2021 and are recorded in ADTRAN’s and ADVA’s historical balance sheet and statement of operations as of and for the nine months ended September 30, 2021.

K.

Represents additional recurring compensation expense related to the modification of the ADTRAN performance stock units (PSUs). Upon completion of the proposed business combination, the ADTRAN PSUs will be modified to remove the performance and/or market conditions; but will continue to require holders to provide services through the remaining vesting period. As such, the ADTRAN PSUs with performance conditions, which were not probable of being met historically, are remeasured on the modification date, based on the November 4, 2021 closing share price of $20.64 for a total fair value of $12.3 million. For the PSUs with market conditions, the new fair value was based on (i) the fair value at the grant date plus (ii) an incremental amount (if any), when the fair value immediately before the modification is higher than the fair value upon the modification.

The incremental expense, due to the modification and based on the changes in fair value, is recognized on a straight-line basis over the remaining vesting period. The pro forma adjustment increases the historical ADTRAN stock compensation expense for these modified ADTRAN PSUs by $14.2 million for the year ended December 31, 2020. The additional compensation expense is presented as $0.7 million to costs of goods sold – services and support, and $5.0 million to selling, general, and administrative expenses, and $8.5 million to research and development expenses for the year ended December 31, 2020. The additional expense for the nine months ended September 30, 2021 is not material to the pro forma financial information and therefore, is not included as a pro forma adjustment. With other assumptions held constant, an increase or decrease of 10% in the ADTRAN share price would increase or decrease the post-close compensation expense by $1.7 million or $1.0 million, respectively. This modification also has an impact on the number of PSUs considered in the calculation of pro forma diluted earnings per share because of the removal of the performance and/or market conditions.

L.

Represents an adjustment to the weighted average shares outstanding due to the increase of the number of shares outstanding from the transaction of 42.1 million shares. The 2.6 million replacement Acorn HoldCo stock options issued and an incremental 0.2 million ADTRAN PSUs were included in the calculation of pro forma diluted EPS for the nine months ended September 30, 2021. These replacement Acorn HoldCo stock options of 2.6 million, as well as historical ADTRAN stock options and PSUs, were not included in the pro forma diluted EPS for the year ended December 31, 2020 as their inclusion would be anti-dilutive.

BUSINESS AND CERTAIN INFORMATION ABOUT ACORN HOLDCO

Overview

According to the terms of the business combination agreement, ADTRAN and ADVA will combine their businesses under Acorn HoldCo, a new Delaware corporation. Upon the completion of the business combination, Acorn HoldCo will become the parent company of ADTRAN and ADVA and will be listed on Nasdaq and the Frankfurt Stock Exchange. Following the business combination, we expect that Acorn HoldCo will change its name to “ADTRAN Holdings, Inc.” and its ticker symbol will be “ADTN.”

Incorporation, Name, Registered Office and Fiscal Year

Acorn HoldCo was incorporated as a corporation under the laws of Delaware on August 10, 2021, and has an issued share capital of $10 comprising 1,000 shares of common stock, par value $0.01 per share. See “Description of Acorn HoldCo Common Stock” for more information regarding Acorn HoldCo’s share capital. Acorn HoldCo has been formed to have perpetual existence.

Acorn HoldCo’s principal executive office is located at 901 Explorer Boulevard, Huntsville, Alabama 35806-2807 (tel+1 (256) 963-8000). Acorn HoldCo’s registered office is located at Corporation Trust Center, 1209 N. Orange Street, Wilmington, New Castle County, Delaware 19801.

As a corporation incorporated under the laws of Delaware, Acorn HoldCo is subject to the laws of Delaware. Acorn HoldCo’s fiscal year is the calendar year.

Information About Acorn HoldCo Before the Business Combination

To date, Acorn HoldCo has not conducted any material activities other than those incidental to its formation and the matters contemplated by the business combination agreement, such as the formation of Merger Sub (wholly-owned subsidiary of Acorn HoldCo) and the preparation of this document. Acorn HoldCo does not have any material assets and the management of Acorn HoldCo has not resolved to make any future investments other than in relation to the business combination. Other than Thomas R. Stanton and Michael K. Foliano, who currently serve as Acorn HoldCo’s Chief Executive Officer and Chief Financial Officer, respectively, Acorn HoldCo has no officers or employees.

Business of Acorn HoldCo Following the Business Combination

The information provided below pertains to Acorn HoldCo following the completion of the business combination. Following the business combination, Acorn HoldCo will serve as the holding company for ADTRAN and ADVA, and, therefore, the information contained under “Business and Certain Information about ADTRAN” and “Business and Certain Information about ADVA” should also be considered in understanding the business and operations of the combined group.

The following information should be read in conjunction with the Acorn HoldCo bylaws and certificate of incorporation as will be in effect following the completion of the business combination, and with relevant provisions of Delaware law. The current Acorn HoldCo certificate of incorporation is available at the Delaware Secretary of State offices.

For information about Acorn HoldCo prior to the business combination, see “—Information about Acorn HoldCo Before the Business Combination.”

Markets and Geographical Presence

Acorn HoldCo has no operating history. The markets and geographical presence of the combined group will be those of ADTRAN and ADVA, along with customary company management and holding company functions based in the U.S. and Germany, respectively. For further information on the markets and geographical presence of ADTRAN and ADVA, see “Business and Certain Information about ADTRAN” and “Business and Certain Information about ADVA.”

Corporate Governance Structure of Acorn HoldCo

Overview

Acorn HoldCo is required to comply with the DGCL. Following completion of the business combination, Acorn HoldCo will also be subject to the corporate governance frameworks required by virtue of the listing of the Acorn HoldCo shares on Nasdaq and Frankfurt Stock Exchange.

Corporate Governance of Acorn HoldCo Before the Business Combination

Acorn HoldCo Stockholders

ADTRAN is currently the only stockholder of Acorn HoldCo.

Directors and Management

Acorn HoldCo is currently managed by a board of directors with two directors, Thomas R. Stanton and Michael K. Foliano, both of whom are designated by ADTRAN. Decisions of the board prior to the completion of the business combination may only be made by a majority of the directors. Under its existing bylaws, the directors of Acorn HoldCo are elected annually. As promptly as reasonably practicable after the closing of the business combination, the Acorn HoldCo board of directors will be replaced with the directors determined by ADTRAN and ADVA in accordance with the business combination agreement.

The directors of Acorn HoldCo can be reached at Acorn HoldCo’s principal executive office: 901 Explorer Boulevard, Huntsville, Alabama 35806-2807 (tel. +1 (256) 963-8000).

Certain Information on the Members of the Board of Directors

During the previous five years, no member of the board has been convicted of any fraudulent offenses. In addition, no member of the board has been publicly incriminated or sanctioned by statutory or regulatory authorities (including professional associations) or, acting in the capacity of a member of a management or supervisory entity or as founder of an issuer, been associated with any bankruptcies and/or insolvencies, receiverships or liquidations. No member of the board has ever been deemed by a court to be unfit for membership in a management or supervisory entity of a company or to be unfit to exercise management duties for or manage the business of an issuer during the previous five years. No member of the board holds a service contract with Acorn HoldCo or any of its current subsidiaries providing for benefits upon termination of employment. No family relationships exist among the members of the board.

Other Interests

In addition to serving as officers and members of the Acorn HoldCo board of directors, Messrs. Stanton and Foliano are employed by ADTRAN. In their capacity as employees of ADTRAN, they receive a salary which comprises, among others, equity awards. For a description of the treatment of outstanding equity awards, refer to “The Business Combination—Interests of Directors, Board Members and Executive Officers in the Business Combination—ADTRAN—Treatment of Outstanding Equity Awards”.

In their capacity as members of the Acorn HoldCo board of directors, Messrs. Stanton and Foliano receive no compensation and none of them holds shares or equity-based instruments in Acorn HoldCo.

Other than stated above, there are no conflicts of interest or potential conflicts of interest of the members of the pre-closing Acorn HoldCo board of directors regarding their duties towards Acorn HoldCo, and their private interests or other duties.

Regarding the interests and potential conflicts of interest of the potential future members of the Acorn HoldCo board of directors, please refer to “The Business Combination—Interests of Directors, Board Members and Executive Officers in the Business Combination.”

Committees

Acorn HoldCo has not yet established an audit committee, a nomination and governance committee or a compensation committee. For information on Acorn HoldCo’s corporate governance and committees following the completion of the business combination, see “—Business of Acorn HoldCo Following the Business Combination.”

Corporate Governance of Acorn HoldCo After the Business Combination

Composition of Acorn HoldCo Board of Directors

Upon completion of the business combination, the Acorn HoldCo board of directors will consist of nine members, including Thomas R. Stanton, the current CEO and Chairman of the ADTRAN board of directors, and eight other directors, consisting of five non-executive directors to be designated for appointment by ADTRAN and three directors to be designated for appointment by ADVA. Certain biographical information as to those individuals who are currently expected to be the members of the board of directors of Acorn HoldCo upon completion of the business combination is set forth in the table below.

The following table sets forth the ages, as well as certain other biographical information, as to those individuals who are currently expected to be the members of the board of directors of Acorn HoldCo upon completion of the business combination.

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve
Thomas R. Stanton Age—56

He was appointed Chief Executive Officer of ADTRAN in September 2005 and named Chairman of the ADTRAN board of directors in 2007. Mr. Stanton joined ADTRAN in 1995 as Vice President of Marketing for the Carrier Networks, or CN, Division. Since that time, he has held a number of senior management positions within the Company, including Senior Vice President and General Manager of the CN Division. Prior to joining ADTRAN, he served as Vice President of Marketing and Engineering at Transcrypt International and held several senior management positions with E. F. Johnson Company. Mr. Stanton has served on the board of directors of a number of technology companies and is a past chairman of the board for both the Federal Reserve Bank of Atlanta’s Birmingham Branch and the Telecommunications Industry Association. He currently serves on the board of the Economic Development Partnership of Alabama and the Huntsville Chamber of Commerce and has served on the board of BancorpSouth Bank (NYSE: BXS) since October 2015. Mr. Stanton holds a Bachelor of Science degree in Computer Engineering from Auburn University.

Mr. Stanton has been a member of the ADTRAN board of directors since September 2005. Mr. Stanton has extensive knowledge of all facets of ADTRAN and extensive experience in all aspects of its industry.

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve
H. Fenwick Huss Age—71

He has served as the Willem Kooyker Dean of the Zicklin School of Business at Baruch College, a senior college of The City University of New York, since July 2014. He is also a tenured Professor in Baruch’s Stan Ross Department of Accountancy. He previously served as Dean of the J. Mack Robinson College of Business at Georgia State University from 2004 to 2014. Prior to his appointment as Dean, Dr. Huss was Associate Dean from 1998 to 2004 and Director of the School of Accountancy at Georgia State from 1996 to 1998, and on the faculty since 1989. He also served on the faculty of the University of Maryland as an assistant professor from 1983 to 1989 and is a visiting professor at the Université Paris 1 Pantheon-Sorbonne.

Dr. Huss has been a member of the ADTRAN board of directors since October 2002 and has served as its lead director since May 2015. Dr. Huss provides the board with the point of view of academia and, in particular, the information and new concepts that develop in the business school environment. Dr. Huss also has extensive experience and knowledge of financial accounting and corporate finance and management experience in the academic environment.

Gregory McCray Age—58

He is an experienced executive with more than 30 years of business, marketing, sales, engineering, operations, mergers and acquisitions, management and international experience in the communications technology industry. Since June 2018, Mr. McCray has served as the Chief Executive Officer of FDH Infrastructure Services, or FDH, an engineering and science company that monitors, inspects, designs and performs structural analysis for infrastructure assets utilizing wireless monitoring devices and patented non-destructive testing techniques. During his career, Mr. McCray has served in a number of management and executive roles, including CEO of Access/Google Fiber in 2017; CEO of Aero Communications Inc., which provides installation, services and support to the communications industry, from 2013 to 2016; CEO of Antenova, a developer of antennas and radio frequency modules for mobile devices, from 2003 to 2012; Chairman and CEO of Piping Hot Networks, which brought broadband fixed wireless access equipment to market, from 2001 to 2002; and Senior Vice President of customer operations at Lucent Technologies from 1996 to 2000, where he managed the Customer Technical Operations Group for Europe, the Middle East and Africa. Mr. McCray currently serves on the board of directors of Colony Capital, Inc. (NYSE: CLNY), FDH and FreeWave Technologies. Mr. McCray served as a director of Centurylink, Inc. (NYSE: CTL), the third largest network operator in America, from January 2005 to February 2017, where he served as chairman of the Cyber Security & Risk Committee from 2015 to 2017. Mr. McCray holds a Bachelor of Science degree in Computer Engineering from Iowa State University and a Master of Science degree in Industrial & Systems Engineering from Purdue University. He has also completed executive business programs at the University of Illinois, Harvard, and INSEAD.

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve
Mr. McCray has been a member of the ADTRAN board of directors since May 2017. Mr. McCray has extensive experience as an executive and senior manager in the telecommunications and technology industries during the course of his career, as well as experience as a director of publicly-held companies.

Balan Nair Age—55

He has served as President and Chief Executive Officer of Liberty Latin America Ltd. (NASDAQ: LILA) since 2018. Liberty Latin America is an integrated telecommunications company, focused on the Caribbean Islands and Latin America. Mr. Nair is an experienced and proven business executive with more than 20 years in the telecommunications industry. He has been a part of the Liberty family of companies since 2007, when he joined Liberty Global plc (NASDAQ: LBTYA) as its Senior Vice President and Chief Technology Officer. He most recently served as Executive Vice President and Chief Technology and Innovation Officer from 2007 to 2017. In this role, he was responsible for overseeing Liberty Global’s worldwide network, as well as Technology and Innovation operations, including Product Development, IT, Network Operations, Mobile Operations and Global Supply Chain functions. He was also responsible for Corporate Strategy and Venture Investments. Mr. Nair was an executive officer of Liberty Global and sat on Liberty Global’s Executive Leadership Team and the Investment Committee. Before joining Liberty Global, Mr. Nair served as Chief Technology Officer and Executive Vice President of AOL LLC, a global web services company. Prior to his role at AOL LLC, he spent more than 12 years at Qwest Communications International Inc., most recently as Chief Information Officer and Chief Technology Officer. Mr. Nair has a long history of working in the telephone, web world, and cable and media industries. He has served on the board of directors of Charter Communications, Inc. (NASDAQ: CHTR), a leading cable operator in the United States, since 2013, and on the board of Liberty Latin America since December 2017. He graduated from Iowa State University with a Bachelor of Science degree in Electrical Engineering and a Master of Business Administration degree. Mr. Nair holds a patent in systems development and is a Licensed Professional Engineer in Colorado.

Mr. Nair has been a member of the ADTRAN board of directors since February 2007. Mr. Nair has extensive experience with the technologies that influence ADTRAN’s industry and its markets and management experience, particularly managing technical personnel, as well as experience as a director of a publicly-held company.

Jacqueline H. (Jackie) Rice Age—49

She has served as General Counsel and Corporate Secretary of Herman Miller, Inc. (NASDAQ: MLHR), an office furniture, equipment and home furnishings company, since February 2019. Previously, she served as Principal of RH Associates, a global consulting firm providing legal, risk and compliance advisory services for clients across all industries and geographies, from January 2018 to January 2019. From 2014 to 2017, Ms. Rice served as Executive Vice President and Chief Risk and

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve

Compliance Officer of Target Corporation (NYSE: TGT) with responsibility for enterprise and vendor risk, corporate security and corporate compliance and ethics. Prior to joining Target, she served as Chief Compliance Officer and legal counsel of General Motors (NYSE: GM) from 2013 to 2014 and Executive Director, Global Ethics and Compliance of General Motors from 2010 to 2013. Ms. Rice has served as the Corporate Secretary of the Herman Miller Cares Foundation since February 2019. Ms. Rice graduated from the University of Detroit Mercy School of Law, where she was editor-in-chief of the Law Review, and she obtained her undergraduate degree from James Madison College at Michigan State University.

Ms. Rice has been a member of the ADTRAN board of directors since August 2016. Ms. Rice has a legal background and experience with governance, compliance, ethics and risk management for large, publicly-held corporations.

Kathryn A. Walker Age—62

She has more than 30 years of experience in the communications industry. Since 2009, she has served as a managing director for OpenAir Equity Partners, a venture capital firm focusing on the wireless, communications and mobile Internet sectors. In addition, Ms. Walker is serving concurrently as Chief Technology Officer at Main Street Data, an agriculture data science company founded by OpenAir Equity Partners. Prior to joining OpenAir Equity Partners, Ms. Walker worked in a variety of roles at various subsidiaries of Sprint Corporation from 1985 to 2009, culminating in the position of Chief Information and Chief Network Officer at Sprint Nextel Corporation. She currently serves on the Council of Trustees at South Dakota State University, as the President of the Board of Trustees at Missouri University of Science and Technology, and as a member of the board of directors of the Heartland Chapter of the National Association of Corporate Directors, or NACD. Ms. Walker is an NACD Board Leadership Fellow. The NACD Fellowship is a comprehensive and continuous program of study that empowers directors with the latest insights, intelligence and leading boardroom practices. Ms. Walker demonstrates a commitment to the highest standards of exemplary board leadership by earning NACD Fellowship—The Gold Standard Director Credential—year after year.

Ms. Walker has been a member of the ADTRAN board of directors since May 2014. Ms. Walker has extensive experience with the technologies that influence ADTRAN’s industry and its markets. She also possesses governance expertise and management experience, particularly managing technical personnel.

Brian Protiva Age—56

He has led ADVA as Chief Executive Officer since co-founding the company in 1994. As the Chief Executive Officer, he is responsible for ADVA’s overall strategy, human resources and quality management. Under Mr. Protiva’s leadership, ADVA has advanced to become a global

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve

market leader in Ethernet access devices and one of the top players in metro wavelength division multiplexing worldwide. To date, ADVA’s innovative networking solutions have been deployed in thousands of enterprises and hundreds of carrier networks around the world.

Prior to co-founding and leading ADVA, Mr. Protiva served as the managing director of AMS Technologies AG, where he co-managed one of its subsidiaries. Mr. Protiva currently serves as a member of the board of directors of AMS Technologies AG.

Nikos Theodosopoulos Age—59

In September 2012, he founded and currently serves as the managing member of NT Advisors, LLC, a technology consulting firm. Prior to founding NT Advisors, LLC, he was an equity research analyst for 18 years primarily at UBS Group AG, covering the technology sector, where he eventually served as the Global Technology Strategist and the head of U.S. Technology Sector Research. While working as an equity research analyst, Institutional Investor Magazine selected him to the All-American Research Team in 15 different years. Prior to his career in investment banking, he spent 10 years at AT&T Network Systems International and Bell Laboratories. He holds a Masters in Business Administration from New York University, a Masters of Science from Stanford University and a Bachelor of Science from Columbia University.

Mr. Theodosopoulos became chairman of the supervisory board of ADVA in January 2015. He also currently serves also on the board of directors of Arista Networks Inc., Harmonic, Inc. and the Columbia University Engineering Entrepreneurship Advisory Board.

Johanna Hey Age—51

Professor Johanna Hey is one of the most respected authorities on tax law in Germany. Since 2006, she has been the director of the Institute for Tax Law at the University of Cologne and has served on the Scientific Advisory Board of the Federal Ministry of Finance of Germany. Since the winter term of 2002/2003, Professor Hey has been the chair of corporate law at the Heinrich Heine University in Düsseldorf, Germany. From 2004 to 2012, Professor Hey was a member of the committee and first Vice President of the German Association of University Professors. In 2010, she was announced as the head of science of the Berlin Finance and Taxation Institute and, in the same year, was elected to the Permanent Deputation of the Association of German Jurists. From 2011 to 2016, she was head of the Scientific Advisory Board of German Tax Lawyers. Since 2011, Professor Hey has been a member of the Scientific Advisory Board of the Centre for European Economic Research. She also serves on the supervisory board of the Gothaer Versicherungsbank VVaG and the Gothaer Finanzholding AG, as well as the supervisory boards of the University of Cologne Executive School GmbH and Flossbach von Storch AG.

Professor Hey has served on the supervisory board of ADVA since June 2013.

Director Independence

Listing standards of Nasdaq will require that Acorn HoldCo have a majority of independent directors. Accordingly, because the Acorn HoldCo board of directors is expected to have nine members, Nasdaq will require that five or more of the directors be independent. Nasdaq’s listing standards provide that no director will qualify as “independent” for these purposes unless the Board affirmatively determines that the director has no relationship with Acorn HoldCo that would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. Additionally, the listing standards set forth a list of relationships that would preclude a finding of independence.

After the consummation of the business combination, the Acorn HoldCo board of directors is expected to determine that each of H. Fenwick Huss, Gregory J. McCray, Balan Nair, Jacqueline H. Rice, Kathryn A. Walker, Nikos Theodosopoulos and Johanna Hey have no material relationship with the Acorn HoldCo (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is independent under Acorn HoldCo’s director independence standards, NASDAQ’s director independence standards, and the SEC independence requirements, as applicable.

Committees of the Board of Directors

Upon completion of the business combination, the Acorn HoldCo board of directors will initially have the following three committees:

•	Audit Committee;

•	Compensation Committee; and

•	Nomination and Governance Committee.

The Acorn HoldCo board of directors may from time to time form other committees as circumstances warrant. Such committees would have the authority and responsibility as delegated by the Acorn HoldCo board of directors. Only members of the Acorn HoldCo board of directors will be able to be members of a committee, and each committee will be required to report its actions to the full Acorn HoldCo board of directors. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will each operate under a written charter adopted by the Acorn HoldCo board of directors.

Audit Committee

After the consummation of the business combination, the Audit Committee is expected to comprise three directors. The Acorn HoldCo board of directors is expected to determine that each of the Audit Committee members qualifies as independent under applicable Nasdaq listing standards and satisfies the heightened independence standards under SEC rules. Furthermore, in accordance with SEC rules, the Acorn HoldCo board of directors is expected to determine that at least one of the Audit Committee members will be an “audit committee financial expert” as defined by the applicable SEC rules.

The primary duties of the Audit Committee will be to:

•	Review financial reports and other financial information provided by Acorn HoldCo to the public or any governmental body;

•	Review the qualifications, performance and independence of Acorn HoldCo’s independent registered public accounting firm;

•

Discuss the financial statements and other financial information with Acorn HoldCo’s management and independent auditors and review the integrity of Acorn HoldCo’s internal and external financial reporting process;

•

Review with Acorn HoldCo’s management various reports regarding Acorn HoldCo’s system of internal controls and consult with Acorn HoldCo’s independent auditors regarding internal controls and the accuracy of Acorn HoldCo’s financial statements;

•	Assist Acorn HoldCo’s board of directors in fulfilling its oversight responsibilities with respect to Acorn HoldCo’s compliance with legal and regulatory requirements;

•	Monitor compliance with Acorn HoldCo’s code of conduct and review and approve all requests for waivers of the code of conduct;

•	Establish and maintain procedures for the receipt, retention and treatment of complaints received by Acorn HoldCo regarding accounting, internal accounting controls or auditing matters;

•	Review the activities, organizational structure and qualifications of Acorn HoldCo’s internal audit department; and

•

Review, oversee and approve all related party transactions (as required to be disclosed pursuant to Item 404 of SEC Regulation S-K) in accordance with Acorn HoldCo’s code of conduct and its other policies and procedures.

Compensation Committee

After the consummation of the business combination, the Compensation Committee is expected to comprise three directors. The Acorn HoldCo board of directors is expected to determine that each of the members of the Compensation Committee qualifies as independent under applicable Nasdaq listing standards and satisfies the heightened independence standards under SEC rules.

The primary duties of the Compensation Committee will be to:

•	Administer, review and make recommendations to Acorn HoldCo’s board of directors regarding Acorn HoldCo’s incentive compensation, equity-based and deferred compensation plans;

•	Review Acorn HoldCo’s incentive compensation arrangements to consider whether they encourage excessive risk-taking and evaluate compensation policies and practices that could mitigate any such risk;

•	Review and approve the compensation of Acorn HoldCo’s CEO and all executive officers, including the annual performance goals and objectives relevant to their compensation;

•

Review and make recommendations to Acorn HoldCo’s board of directors regarding any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executive officers;

•	Review and approve all director compensation and benefits for service on Acorn HoldCo’s board and board committees and recommend any changes to Acorn HoldCo’s board as necessary; and

•	Exercise general oversight of Acorn HoldCo’s benefit plans.

Nominating and Corporate Governance Committee

After the consummation of the business combination, the Nominating and Corporate Governance Committee is expected to comprise three directors, each of whom qualifies as independent under applicable Nasdaq listing standards.

The primary duties of the Nominating and Corporate Governance Committee are to:

•	Establish criteria for selecting new board members and for the basic structure and membership of the board;

•	Consider director nominees submitted by stockholders in accordance with procedures adopted by the committee;

•

Make recommendations to Acorn HoldCo’s board of directors regarding director nominees for the next annual meeting of stockholders, directors to serve on various committees of the board and a chairperson of each committee;

•

Review the corporate governance guidelines adopted by Acorn HoldCo’s board of directors at least once a year and recommend any changes to the board and oversee Acorn HoldCo’s corporate governance practices and procedures;

•	Monitor and evaluate the independence of directors and make recommendations to Acorn HoldCo’s board of directors regarding the same;

•	Annually administer the performance evaluations of Acorn HoldCo’s board and board committees; and

•	Consult with Acorn HoldCo’s management and board of directors on matters of corporate culture and values.

Management of Acorn HoldCo After the Business Combination

Pursuant to the business combination agreement, ADTRAN and ADVA have agreed that Thomas R. Stanton, ADTRAN’s current CEO and Chairman of the ADTRAN board of directors, will serve as the CEO of Acorn HoldCo and Chairman of the board of directors of Acorn HoldCo. For Mr. Stanton’s biography, please see “—Composition of Acorn HoldCo Board of Directors.” Michael K. Foliano, ADTRAN’s current Chief Financial Officer, will serve as the Chief Financial Officer of Acorn HoldCo. Christoph Glingener is expected to become Chief Technical Officer of Acorn HoldCo.

Name, Age and Title	Other Positions Held Last Five Years
Michael K. Foliano Chief Financial Officer Age—60

Mr. Foliano has served as ADTRAN’s Senior Vice President of Finance, Chief Financial Officer and Corporate Secretary since 2019. Previously, Mr. Foliano served as ADTRAN’s senior Vice President of Operations from 2006 through 2019.

Christoph Glingener Chief Technical Officer Age—52	Dr. Glingener joined ADVA in April 2006, assuming responsibility for all global research and development activities. In 2007, Dr. Glingener was appointed Chief Technology Officer of ADVA.

Code of Business Conduct and Ethics

All of the directors, executive officers and employees of Acorn HoldCo will be required to comply with certain policies and protocols concerning business ethics and conduct, or the Code of Business Conduct and Ethics or Code. Acorn HoldCo’s Code of Business Conduct and Ethics will require all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either a personnel supervisor, if applicable, or the Director of Internal Audit. Once a personnel supervisor receives notice of a conflict of interest, he or she will report the relevant facts to the Director of Internal Audit. The Director of Internal Audit will then generally consult with the audit committee, and a determination will be made as to whether the activity is permissible. A copy of its Code of Business Conduct and Ethics will be available on Acorn HoldCo’s website.

Compensation of Directors and Executive Officers

Acorn HoldCo has not yet paid any compensation to its directors and does not currently have any employees other than the CEO and CFO. The form and amount of the compensation to be paid to each of Acorn HoldCo’s directors, as well as executive officers and other managers of the combined group will be determined by the Acorn HoldCo board of directors. However, pursuant to the business combination agreement, to the extent members of the Senior Management Team (as defined in the business combination agreement) currently have service contracts with ADVA, such service contracts shall be replaced by contracts with Acorn HoldCo. The new service contracts shall have terms (i) no less favorable in all material respects than the current terms with ADVA (as of the date of the business combination agreement), including term and remuneration elements, up to December 31, 2022 and (ii) no less favorable, with respect to such person’s new role at Acorn HoldCo, than the terms of the service contracts in place between ADTRAN (or its subsidiaries) and those individuals holding corresponding positions at ADTRAN (or its subsidiaries), adjusted for local market norms. For historical compensation information about executive officers and directors of ADTRAN and ADVA, see “Business and Certain Information about ADTRAN—Compensation and Benefits” and “Business and Certain Information about ADVA—Compensation of Supervisory Board and the Management Board.”

Supervisory Board of ADVA Following the Proposed Business Combination

Acorn HoldCo does not intend to change the size of the ADVA supervisory board, but instead intends to be represented on the supervisory board in a manner which appropriately reflects its shareholding following the consummation of the business combination.

Security Ownership of Directors and Executive Officers

Based on information available to Acorn HoldCo as of the date of this document, the following table sets forth the beneficial ownership of Acorn HoldCo shares, after giving effect to the business combination (subject to certain assumptions described below), of:

•	each member of the post-closing Acorn HoldCo board of directors;

•	each post-closing Acorn HoldCo executive officer; and

•	all members of the post-closing Acorn HoldCo board of directors and all post-closing Acorn HoldCo executive officers, taken together.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. The percentage of beneficial ownership is based on 90,803,638 Acorn HoldCo shares estimated to be outstanding immediately following the business combination, assuming all ADVA shares (including those of the beneficial owners below to the extent they own ADVA shares) are exchanged in the exchange offer and based on ownership of ADTRAN shares as of September 30, 2021 and ownership of ADVA shares as of August 20, 2021.

Name and Relationship to Company After the Business Combination	Number of Shares of Common Stock(1)	Percent of Class
Thomas R. Stanton Chief Executive Officer and Director	496,487		*
Michael K. Foliano Chief Financial Officer	93,644		*
Christoph Glingener Chief Technical Officer	—		*
H. Fenwick Huss Lead Director	46,229		*
Gregory J. McCray Director	25,660		*
Balan Nair Director	59,229		*
Jacqueline H. Rice Director	29,125		*
Kathryn A. Walker Director	37,292		*
Brian Protiva Director	401,030		*
Nikos Theodosopoulos Director	—		*
Johanna Hey Director	—		*
All directors and executive officers as a group (11 persons)	1,188,697	1.3%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)

Beneficial ownership as reported in the table has been determined in accordance with applicable Securities and Exchange Commission (“SEC”) regulations and includes shares of our common stock that may be issued upon the exercise of ADTRAN stock options that are exercisable within 60 days of September 30, 2021 as follows: Mr. Stanton—339,146 ; Mr. Foliano—81,280 shares; and all directors and executive officers as a group—420,426 shares.

Other Aspects of the Acorn HoldCo Governing Documents

For a description of other aspects of the Acorn HoldCo governing documents that will be in effect as of completion of the business combination, see “Description of Acorn HoldCo Common Stock.”

Information about Acorn HoldCo’s Material Subsidiaries

Acorn HoldCo is the sole stockholder of Merger Sub. At the date of this document, Acorn HoldCo does not hold any direct equity interest in any other legal entity. For information regarding any equity interests held after the completion of the business combination, see “The Business Combination—Structure of the Business Combination.”

Acorn HoldCo Stockholders

As of the date of this document, ADTRAN is the only stockholder of Acorn HoldCo. Based on the assumption that, immediately after giving effect to the business combination, 90,803,638 shares of Acorn HoldCo common stock will be outstanding if all ADVA shares are exchanged in the exchange offer, Acorn HoldCo expects that the following persons will beneficially own 3% or more of Acorn HoldCo shares following the completion of the business combination:

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	8,616,326	9.5%
EGORA Holding GmbH(2) Fraunhoferstrasse 22 82152 Martinsried / Munich Germany	6,147,344	6.8%
The Vanguard Group(3) 100 Vanguard Blvd Malvern, PA 19355	5,231,303	5.8%
Dimensional Fund Advisors, L.P.(4) 6300 Bee Cave Road Building One Austin, TX 78746	4,612,341	5.1%
DNB Asset Management(5) Dronning Eufemias gate 30, N-0191 Oslo, Norway	4,299,084	4.7%
Victory Capital Management Inc.(6) 4900 Tiedman Road, 4th Floor Brooklyn, OH 44144	4,119,412	4.5%

(1)

The amount shown is derived from (i) an amended Schedule 13G filed by BlackRock, Inc. on January 25, 2021, reporting beneficial ownership as of December 31, 2020, which indicated BlackRock, Inc. beneficially owned 7,713,132 ADTRAN shares, and (ii) a shareholder ownership analytics report prepared by a share register analysis firm for a presentation to ADVA’s supervisory board and management board as of July 16, 2021, which indicated BlackRock, Inc. beneficially owned 1,095,577 ADVA shares. According to the Schedule 13G, BlackRock, Inc. has sole voting power over 7,632,976 ADTRAN shares and sole dispositive power as to all of the ADTRAN shares. The Schedule 13G indicates various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the ADTRAN shares; however, no one person’s beneficial interest in the ADTRAN shares is more than 5% of the total shares, except BlackRock Fund Advisors.

(2)

The amount shown is derived from a shareholder ownership analytics report prepared by a share register analysis firm for a presentation to ADVA’s supervisory board and management board as of July 16, 2021, which indicated EGORA Holding GmbH beneficially owned 7,456,749 ADVA shares.

(3)

The amount shown and the following information are derived from an amended Schedule 13G filed by The Vanguard Group on February 10, 2021, reporting beneficial ownership as of December 31, 2020, which indicated The Vanguard Group beneficially owned 5,231,303 ADTRAN shares. According to the Schedule 13G, the Vanguard Group, a registered investment adviser, has shared voting power over 53,716 ADTRAN shares, sole dispositive power over 5,143,281 ADTRAN shares, and shared dispositive power over 88,022 ADTRAN shares.

(4)

The amount shown is derived from (i) an amended Schedule 13G filed by Dimensional Fund Advisors LP on February 12, 2021, reporting beneficial ownership as of December 31, 2020, which indicated Dimensional Fund Advisors LP beneficially owned 2,779,006 ADTRAN shares and (ii) a shareholder ownership analytics report prepared by a share register analyzer firm for a presentation to ADVA’s supervisory board and management board as of July 16, 2021, which indicated Dimensional Fund Advisors, L.P. beneficially owned 2,223,841 ADVA shares. According to the Schedule 13G, Dimensional Fund Advisors LP has sole voting power over 2,610,365 ADTRAN shares and sole dispositive power as to all of the ADTRAN shares. The Schedule 13G indicates various funds for which Dimensional Fund Advisors LP acts as an investment advisor have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the ADTRAN shares; however, to the knowledge of Dimensional Fund Advisors LP or its subsidiaries, no one fund’s interest in the shares is more than five percent (5%) of the total ADTRAN shares.
(5)

Amount shown is derived from a shareholder ownership analytics report prepared by a share register analysis firm for a presentation to ADVA’s supervisory board and management board as of July 16, 2021, which indicated that DNB Asset Management held 5,214,803 ADVA shares.

(6)

The amount shown and the following information are derived from an amended Schedule 13G filed by Victory Capital Management Inc. on February 2, 2021, reporting beneficial ownership as of December 31, 2020, which indicated that Victory Capital Management Inc. beneficially owned 4,119,412 ADTRAN shares. According to the Schedule 13G, Victory Capital Management Inc. has sole voting power over 4,050,436 ADTRAN shares and sole dispositive power as to all of the ADTRAN shares. The Schedule 13G indicates various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the ADTRAN shares; however, no one person’s beneficial interest in the shares is more than five percent (5%) of the total shares, except the Victory Sycamore Small Company Opportunity Fund, an investment company registered under the Investment Company Act of 1940, which has an interest of 5.53% of the class.

Certain Relationships and Related Party Transactions

As of the date of this document, there are no related party transactions to which Acorn HoldCo is a party.

BUSINESS AND CERTAIN INFORMATION ABOUT ADTRAN

In this section, unless otherwise specified, the terms “we,” “our,” “us,” and the “Company” refers to ADTRAN.

ADTRAN is a leading global provider of networking and communications platforms and services focused on the broadband access market. ADTRAN’s vision is to enable a fully connected world where the power to communicate is available to everyone, everywhere. ADTRAN’s unique approach, unmatched industry expertise and innovative solutions enable us to address almost any customer need. ADTRAN’s products and services are utilized by a diverse global customer base of network operators that range from those having regional or national reach and operating as telephone or cable television network operators to alternative network providers such as municipalities or utilities, as well as, managed service providers who serve small- and medium-sized businesses and distributed enterprises.

ADTRAN operates under two reportable segments: (1) Network Solutions, which includes hardware and software products, and (2) Services & Support, which includes a portfolio of services that complement our product portfolio and can be utilized to support other platforms as well. These two segments span across our three revenue categories: (1) Access & Aggregation, (2) Subscriber Solutions & Experience and (3) Traditional & Other Products. These revenue categories are distinguished by the types of products and services offered. Access & Aggregation is focused on solutions that are used by service providers to connect their network infrastructure to subscribers; Subscriber Solutions & Experience is concentrated on subscriber solutions that terminate broadband access in the home and/or business; and Traditional & Other Products encompasses prior-generation technologies, products and services and certain other offerings. See below for a detailed discussion of these reportable segments and revenue categories.

ADTRAN’s innovative platforms and services enable voice, data and video communications across a variety of network infrastructures. They are currently in use by millions of end-users worldwide, making us a top supplier of broadband access solutions in the North American, EMEA and APAC regions.

ADTRAN is focused on being a top supplier of communications infrastructure spanning from the cloud edge (data center) to the subscriber edge (customer premise) serving both the residential internet and enterprise cloud services markets. ADTRAN offers a broad portfolio of flexible network infrastructure solutions, customer premises equipment, management and orchestration solutions and global services and support that enable service providers to meet their service demands now and in the future. These products and services enable service providers to transition to a common network supporting the simplified delivery of high-capacity services, regardless of subscriber density, network topology and infrastructure diversity.

ADTRAN began operations in January 1986. Headquartered in Huntsville, Alabama, ADTRAN is located in Cummings Research Park-the second largest high-tech center in the U.S. and fourth largest in the world.

ADTRAN’s mailing address is 901 Explorer Boulevard, Huntsville, Alabama, 35806. ADTRAN’s telephone number at that location is (256) 963-8000. ADTRAN’s website is www.adtran.com. No information contained on, in or accessible through ADTRAN’s website is included as part of, or incorporated by reference into, this proxy statement/prospectus.

Reportable Segments

ADTRAN’s business operates under two reportable segments: (1) Network Solutions and (2) Services & Support. ADTRAN reviews our financial performance, specifically revenue and gross profit, based on these two segments.

Network Solutions Segment

ADTRAN’s Network Solutions segment includes hardware and software products that support fiber, copper, coax and fixed wireless access infrastructures as well as residential and business connectivity solutions. In the fixed broadband access segment, we offer traditional chassis-based network solutions, such as the Total Access 5000 and hiX 5600, while also accelerating the industry’s transition to open, programmable and scalable fiber access solutions with our SDX Series. In our subscriber solutions portion of the Network Solution segments, ADTRAN offers cloud-managed Wi-Fi gateways and switches that provide a mix of wired and wireless connectivity at the customer premise. ADTRAN’s complete portfolio of broadband access and subscriber connectivity solutions are managed and orchestrated by our Mosaic software suite. The Mosaic software suite includes a mix of modern orchestration tools that simplify the deployment of open, disaggregated access networks along with cloud-based network and subscriber service optimization tools that make it easy for service providers to deploy high-speed fixed access and managed Wi-Fi networks.

Services & Support Segment

In addition to our network connectivity solutions, ADTRAN offers a comprehensive portfolio of network design, implementation and cloud management services to assist operators in the deployment of multi-vendor networks while reducing their cost to maintain these networks. These services are backed by a global support organization that offers on-site and off-site support services with varying service level agreements. By pairing our network solutions with our global services and support organization, customers can turn to ADTRAN as their single turnkey partner to assist in the deployment and maintenance of modern fiber access networks to connect homes and businesses.

Revenue Categories

In addition to classifying our operations into two reportable segments, we report revenue across three categories of products and services: (1) Access & Aggregation, (2) Subscriber Solutions & Experience and (3) Traditional & Other Products.

ADTRAN’s Access & Aggregation platforms are used by communications service providers to connect their network infrastructure to subscribers. This revenue category includes hardware- and software-based products and services that aggregate and/or originate access technologies. ADTRAN solutions within this category include a wide array of modular or fixed platforms designed to deliver the best technology and economy based on subscriber density and environmental conditions.

The Access & Aggregation category includes the following product, software and service families:

•	Total Access 5000 Series fiber to the premises and fiber to the node, or FTTN, multi-service access networks, or MSANs

•	hiX 5600 Series fiber aggregation and FTTN MSANs

•	Fiber to the distribution point Gfast distribution point units

•	Mosaic-branded network management and subscriber services control and orchestration software within SD-Access architectures

•	Planning, engineering, program management, maintenance, installation and commissioning services to implement customer network solutions

•	All technology varieties of passive optical network, or PON, optical line terminals used in conjunction with the ADTRAN family of optical network terminals, or ONTs, or select third-party ONTs

•	SDX Series of software defined networking-controlled programmable network elements that form the hardware components within software designed access architectures

•	ADTRAN ONE branded packet optical transport solutions used for broadband and Ethernet services aggregation and/or metro transport

•	IP-based digital subscriber line access multiplexer (Total Access 1100 Series and the hiX 5600 Series)

•	Cabinet and OSP enclosures and services

•	Small form-factor pluggable, enhanced small form-factor pluggable, 10-Gigabit small form-factor pluggable, quad small form-factor pluggable transceivers, cables and other miscellaneous materials

•	Other products and services that are generally applicable to Access & Aggregation

ADTRAN’s Subscriber Solutions & Experience portfolio is used by service providers to terminate their access services infrastructure at the customer premises while providing an immersive and interactive experience for the subscriber. These solutions include copper and fiber WAN termination, LAN switching, Wi-Fi access and cloud software services for both residential and business markets.

The Subscriber Solutions & Experience category includes the following products, software and services:

•	Broadband customer premises solutions, including GPON, XGS-PON, NG-PON2, EPON and 10G EPON and point-to-point Ethernet ONTs

•	NetVanta Ethernet switches for reliable multi-gigabit local area networking

•	SmartOS-branded embedded software licensing for residential gateway and Wi-Fi devices

•	Mosaic One cloud-based software-as-a-service, or SaaS, management platform for service providers to manage residential and enterprise networks

•	RFoG micro-nodes

•	Mosaic cloud-based SaaS management platform for subscriber and network analytics collection used to enhance network operations and customer experience

•	Wi-Fi-enabled residential gateway products and accessories across all types of digital service lines, Ethernet, DOCSIS, and fiber technologies

•	Managed mesh Wi-Fi solutions for cloud-managed connectivity at the home or business

•	Bluesocket virtual wireless local network area for business-class Wi-Fi and management

•	ProServices pre-sale and post-sale technical support

•	Planning, engineering, program management, maintenance, installation and commissioning services to implement customer devices solutions into consumer, small business and enterprise locations

•	Other products, software and services applicable to Subscriber Solutions & Experience

ADTRAN’s Traditional & Other Products category generally includes a mix of prior-generation technologies’ products and services, as well as other products and services that do not fit within the other revenue categories.

The Traditional & Other Products category includes products and services such as:

•	TDM and ATM-based aggregation systems and customer devices

•	HDSL, ADSL and other mature technologies used to deliver business and residential services over service provider access and customer networks

•	Other products and services outside the Access & Aggregation and Subscriber Solutions & Experience categories

Industry Overview

Communications solution providers are investing in their networks for growth in subscriber acquisition and retention, while streamlining their operations to reduce costs and complexity. Drivers for this network investment include the evolution of government funding programs, regulatory broadband policies, competition, increasing subscriber demand for broadband and merger obligations.

Subscriber demand for higher bandwidth continues to increase due to increasing numbers of connected devices, shifting working arrangements, OTT video, the prevalence of “internet of things” and cloud services and the increasing use of internet applications. Performance is directly related to bandwidth availability. As the demand for high-definition video streaming services, symmetric bandwidth for video conferencing and collaboration tools, low-latency cloud gaming services and smart home video surveillance applications continues to increase, so too does the need for higher bandwidth to the home and business. We serve as a trusted partner to our customers. Working side-by-side with our customers, we enable them to glean the maximum performance from their network, providing a flexible path for their networks to evolve cost effectively, and to further monetize their investments.

ADTRAN’s Strategy

ADTRAN’s strategy is to provide innovative and cost-effective solutions for service providers that enable them to address their increasing broadband demands. ADTRAN’s solutions focus on technology transformations that are happening in broadband network infrastructure, home and business customer-premises equipment, or CPE, and software platforms, and services needed to help our customers address increasing complexity while scaling to meet increasing consumer demands. We aspire to be one of the top communication technology players in the world and plan to achieve this goal through innovation in network, home and business technology paired with a customer-focused organizational structure that tailors solutions to meet the needs of our target customers. We have a unique approach to our portfolio in which we are focused in specific markets where we can offer competitive differentiation and scale while also having enough diversity and breadth in the portfolio to provide end-to-end connectivity solutions that offer value to our customers.

Customers

ADTRAN has a diverse global customer base that includes Tier-1, -2 and -3 service providers, alternative service providers, such as utilities, municipalities and fiber overbuilders, cable/MSOs, small- to medium-sized businesses, or SMBs, and distributed enterprises. Many network operators require product approval before the purchase or installation of a product. The nature of our business involves a dynamic process of submitting new and succeeding generations of products for approval prior to orders being placed.

Three customers, CenturyLink, Inc., Deutsche Telekom AG and KGP Logistics, individually comprised more than 10% of our revenue in 2020. Additionally, our revenue in Germany comprised more than 10% of our revenue in 2020. The revenue from these customers and country is reported in both our Network Solutions and Services & Support segments.

For a discussion of risks associated with customers, service providers and approval processes, see “Risk Factors— Risks Relating to the Business of ADTRAN—The lengthy sales and approval process required by major and other service providers for new products could result in fluctuations in our revenue,” “Risk Factors— Risks Relating to the Business of ADTRAN— ADTRAN depends heavily on sales to certain customers; the loss of any of these customers would significantly reduce our revenues and net income.,” and “Risk Factors— Risks Relating to the Business of ADTRAN— Consolidation and deterioration in the CLEC market could result in a significant decrease in ADTRAN’s revenue,” in this proxy statement/prospectus.

Distribution, Sales and Marketing

We sell our products through our direct sales organization and our distribution network. Our direct sales organization supports major accounts and has offices in domestic and international locations. Sales to most smaller and independent telephone companies are fulfilled through a combination of direct sales and distributors. ADTRAN’s services offerings can be purchased directly from us, or through one of our service providers, channel partners or distribution partners.

Before placing an order, service providers typically require lengthy product qualification and standardization processes that can extend for several months or even years. Once approved, product orders are typically placed under single or multi-year supply agreements that are generally not subject to minimum volume commitments. Service providers generally prefer having two or more suppliers for most products. Therefore, individual orders are usually subject to competition based on some combination of total value, service, price, delivery and other terms.

Orders for end-user products are fulfilled through a combination of direct sales and distributors. This is supported by a direct sales organization for major accounts and a channel-based sales organization to facilitate sales to our partners. Managed service providers, VARs and SIs may be affiliated with the company as channel partners, or they may purchase from a distributor in an unaffiliated fashion. Affiliated partners participate with us at various program levels, based on sales volume and other factors, to receive benefits such as product discounts, market development funds, technical support and training.

Outside of the U.S., most service provider products are sold through our direct sales organization and end-user products are sold direct or through distribution arrangements customized for each region. Some regions are supported from a field office that offers sales and support functions, and in some cases, warehousing and manufacturing support. ADTRAN’s field sales organizations, distributors and service provider customers receive support from regional-based marketing, sales and customer support groups.

Our marketing organization promotes all brands associated with ADTRAN to key stakeholders, including customers, partners and prospects throughout the world. Marketing is complemented by product marketing and management teams that work with our engineering teams to develop and promote new products and services as well as product enhancements.

Research and Development

Rapidly changing technologies, evolving industry standards, changing customer requirements and continuing developments in communications service offerings characterize the markets for our products. ADTRAN’s on-going ability to adapt to these changes and to develop new and enhanced products that meet or anticipate market demand is a significant factor influencing our competitive position and our ability to grow.

ADTRAN’s product development activities are an important part of our strategy. We plan to maintain our emphasis on product development to enable us to respond to rapidly changing technology and evolving industry standards. Our research and development and engineering functions are global. We maintain research and development functions at our Huntsville, Alabama headquarters and in Germany and other locations worldwide. During the years ended December 31, 2020, 2019 and 2018, research and development expenditures totaled $113.3 million, $126.2 million and $124.5 million, respectively. During the nine month periods ended September 30, 2021 and 2020, research and development expenditures totaled $82.1 million and $85.8 million, respectively.

We develop our products either internally or by leveraging partners. Additionally, in some cases, we license intellectual property or acquire technologies. Internal development on advanced technology products gives us more control over design and manufacturing issues, while for traditional designs, ODM and/or licensed intellectual property provides us with the ability to leverage the economies of scale of our technology partners. This balanced approach ensures we provide best-in-class products for our customers.

As we continue to create more software-based intellectual property, such as the SDN/NFV portfolio, our use of lean agile practices in research and development ensures we remain responsive and customer-focused. This enables us to deliver products faster, at higher quality and more economically to our customers and the market on a continuous basis.

Our ability to continually reduce product costs, while focusing on delivery and quality, are important parts of our overall business strategy. ADTRAN’s product development efforts are often centered on entering a market with improved technology, allowing us to offer products at competitive prices. We then compete for market share. We continually re-engineer successive generations of existing products to improve our product performance, costs and value.

Development activities focus on solutions that support both existing and emerging communications industry technologies in segments that we consider viable revenue opportunities. We are actively engaged in developing and refining technologies to support data, voice and video transport primarily over IP/Ethernet network architectures. This includes Ethernet aggregation, fiber-optic transport and access, DSL, access routing, Ethernet switching, wireless local area networks, integrated access, converged services, voice over internet protocol, network management and professional services.

ADTRAN’s research function supports product development efforts throughout the Company. This function guides our various product design and engineering teams in digital signal processing technologies, computer simulation and modeling, Computer-Aided Design/Computer-Aided Manufacturing toolsets, custom semiconductor design, optical transceiver design, industry standards, technological forecasting, product development methods and emerging networks standards.

Many communication requirements, processes and technologies are governed by standard developing organizations, or SDOs. These SDOs consist of representatives from various manufacturers, service providers and testing laboratories who work to establish specifications and compliance guidelines for emerging communications technologies. We are an active participant in several SDOs and have assisted with the development of worldwide standards in many technologies.

ADTRAN’s SDO activities are primarily in the area of broadband access. This includes involvement with the International Telecommunication Union – Telecommunication Standardization Sector, or ITU-T, Alliance for Telecommunications Industry Solutions, European Telecommunications Standards Institute and the broadband forum, or BBF. We are involved in the evolution of optical access technologies, participating in activities in the ITU-T, full service access network and BBF on next-generation PON. We are also involved in standards development efforts related to maximizing the bandwidth potential of the copper pair to enable new applications in the ITU-T. ADTRAN continues to be involved with the industry-wide interoperability, performance-testing and system-level projects related to those standards in the BBF. We are also members of Metro Ethernet Forum, Open Compute Project, Wi-Fi Alliance, Telecommunications Industry Association, CableLabs and Telecom Infra-Project.

For a discussion of risks associated with its research and development activities, see “Risk Factors— Risks Relating to the Business of ADTRAN—ADTRAN must continue to update and improve its products and develop new products to compete and to keep pace with improvements in communications technology” and “Risk Factors— Risks Relating to the Business of ADTRAN—ADTRAN engages in research and development activities to develop new, innovative solutions and to improve the application of developed technologies, and as a consequence may miss certain market opportunities enjoyed by larger companies with substantially greater research and development efforts and which may focus on more leading edge development,” in this proxy statement/prospectus.

Manufacturing and Operations

The principal steps in our manufacturing process include the purchase and management of materials, assembly, testing, final inspection, packing and shipping. We purchase parts and components for the assembly of some products from a large number of suppliers through a worldwide sourcing program. Additionally, we manage a process that identifies the components that are best purchased directly by contract manufacturers for use in the assembly of our products to achieve manufacturing efficiency, quality and cost objectives. Certain key components used in our products are currently available from a single source, and other key components are available from only a limited number of sources. In the past, we have experienced delays in the receipt of certain key components, which has resulted in delays in related product deliveries. We attempt to manage these risks through developing alternative sources, by staging inventories at strategic locations, through engineering efforts designed to prevent the necessity of certain components and by maintaining close contact and building long-term relationships with our suppliers.

We rely on subcontractors for assembly and testing of certain printed circuit board assemblies, sub-assemblies, chassis, enclosures and equipment shelves, and to purchase some of the raw materials used in such assemblies. We typically manufacture our lower-volume, higher-mix products and build and test product prototypes and many of our initial production units at our manufacturing site in Huntsville, Alabama. We later transfer the production of higher-volume, lower-mix assemblies to our subcontractors. Subcontract assembly operations can lengthen fulfillment cycle times, but we believe we can respond more rapidly to uncertainties in incoming order rates by selecting assembly subcontractors that have significant reserve capacity and flexibility. Our subcontractors have proven to be flexible and able to meet our quality requirements.

We ship the majority of products to our U.S. customers from our facilities in Huntsville, Alabama, although we also fulfill customer orders from other locations near our customers’ sites, when possible. The majority of our products shipped to EMEA customers come from locations in that region. We also ship directly from subcontractors to a number of customers in the U.S. and international locations. Most of our facilities are certified pursuant to the most current releases of ISO 9001, TL 9000, ISO 14001 and ISO 27001. Our Huntsville, Alabama facilities and many of our key suppliers are C-TPAT certified. Our products are also certified to certain other customer, industry and privacy standards, including those relating to emission of electromagnetic energy and safety specifications.

For a discussion of risks associated with manufacturing activities, see “Risk Factors— Risks Relating to the Business of ADTRAN—ADTRAN’s strategy of outsourcing a portion of its manufacturing requirements to subcontractors located in various international regions may result in us not meeting its cost, quality or performance standards” and “Risk Factors— Risks Relating to the Business of ADTRAN—ADTRAN’s dependence on a limited number of suppliers for certain raw materials, key components and ODM products, combined with supply shortages, have prevented and may continue to prevent us from delivering its products on a timely basis, which has had a material adverse effect on operating results and could have a material adverse effect on customer relations,” in this proxy statement/prospectus.

Competition

ADTRAN competes in markets for networking and communications services and solutions for service providers, businesses, government agencies and other organizations worldwide. Our products and services provide solutions supporting voice, data and video communications across fiber-, copper-, coaxial- and wireless-based infrastructure, as well as across wide area networks, local area networks and the internet.

We compete with a number of companies in the markets we serve. In our Access & Aggregation category, key competitors include Calix, Casa Systems, Ciena, CommScope, DZS, Huawei, Nokia, Vecima Networks and ZTE. In the Subscriber Solutions & Experience category, our primary competitors include Calix, Cisco, CommScope, Hewlett Packard Enterprise, Juniper Networks, Ribbon Communications, Ubiquiti Networks and Zyxel. In addition to these OEM vendors, we face increasing competition from various ODM vendors who are being engaged directly by some of our service provider customers. Some of these companies compete in a single product segment, while others compete across multiple product lines. Competitors of our Services & Support business include Calix, Fujitsu Network Communications and Nokia.

For further discussion of risks associated with its competition, see “Risk Factors— Risks Relating to the Business of ADTRAN—ADTRAN must continue to update and improve its products and develop new products to compete and to keep pace with improvements in communications technology” and “Risk Factors— Risks Relating to the Business of ADTRAN—ADTRAN competes in markets that have become increasingly competitive, which may result in reduced gross profit margins and market share,” in this proxy statement/prospectus.

Seasonality

ADTRAN has experienced quarterly fluctuations in customer activity due to seasonal considerations. These seasonal effects may continue to vary and do not always correlate to our operating results. Accordingly, they should not be considered a reliable indicator of our future revenue or operating results.

Foreign Currency

Transactions with customers that are denominated in foreign currencies are recorded using the appropriate exchange rates from throughout the year. Assets and liabilities denominated in foreign currencies are remeasured at the balance sheet dates using the closing rates of exchange between those foreign currencies and the functional currency with any transaction gains or losses reported in other income (expense). Our primary exposures to foreign currency exchange rate movements are with our German subsidiary, whose functional currency is the euro, our Australian subsidiary, whose functional currency is the Australian dollar, and our British subsidiary, whose functional currency is the Great British pound. Adjustments resulting from translating financial statements of international subsidiaries are recorded as a component of accumulated other comprehensive income (loss).

Backlog and Inventory

A substantial portion of our shipments in any fiscal period relates to orders received and shipped within that fiscal period for customers under agreements containing nonbinding purchase commitments. Further, a significant percentage of orders require delivery within a few days. These factors normally result in very little order backlog or order flow visibility. Additionally, backlog levels may vary because of seasonal trends, the timing of customer projects and other factors that affect customer order lead times. We believe that because we fill a substantial portion of customer orders within the fiscal quarter of receipt, backlog is not a meaningful indicator of actual revenue for any succeeding period.

To meet this type of demand, we have implemented supply chain management systems to manage the production process. ADTRAN maintains substantial inventories of raw materials for long lead time components to support this demand and avoid expedite fees. ADTRAN also maintains substantial finished goods inventories. ADTRAN’s practice of maintaining sufficient inventory levels to assure prompt delivery of our products and services increases the amount of inventory that may be considered excess and/or obsolete. This excess and obsolete inventory may require us to write down the value of the inventory, which may have an adverse effect on our operating results.

For further discussion of risks associated with managing its inventory, see “Risk Factors – Risks Relating to the Business of ADTRAN— Managing ADTRAN’s inventory is complex and may include write-downs of excess or obsolete inventory,” in this proxy statement/prospectus.

Government Regulation

Our products must comply with various regulations and standards established by communications authorities in various countries, as well as those of certain international bodies. Environmental legislation within the EU may increase our cost of doing business as we amend our products to comply with these requirements. For example, the EU issued the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment directive, the Waste Electrical and Electronic Equipment, European Community Directive 2012/19/EU on waste electrical and electronic equipment and the Registration, Evaluation, Authorization, and Restriction of Chemicals regulation. We continue to implement measures to comply with these directives and other similar directives and regulations from additional countries.

We strive to deliver innovative network access solutions that lower the total cost and reduce the time of deploying services, increase the level of performance achievable with established infrastructures, reduce operating and capital expenses for our customers, increase network bandwidth and functionality, and extend network reach. ADTRAN’s development process is conducted in accordance with ISO 9001, TL 9000, ISO 14001, and ISO 27001, all of which are international standards for quality and environmental management systems. Our corporate practices also conform to GDPR requirements, which protect digital data for all EU citizens, and to other applicable data protection laws, including the California Consumer Privacy Act. To date, our compliance actions and costs relating to these laws, rules and regulations have not resulted in a material cost or effect on our capital expenditures, earnings or competitive position.

Human Capital

We believe that our most valuable asset is our people. To ensure we continue to succeed, our objective is to be able to recruit, hire and retain top talent. Our ability to attract and retain a high-quality workforce is dependent on our ability to maintain a diverse, equitable and inclusive workplace that provides opportunities for our employees to learn and grow in their careers. This is supported by strong compensation, benefits, community service and other programs that enable employees to build connections within the community.

As of December 31, 2020, we had 1,403 full-time employees, with 1,080 in the U.S. and 325 in our international subsidiaries located in North America, Latin America, EMEA and APAC regions. ADTRAN also utilized 250 contractors and temporary employees domestically and internationally in various manufacturing, engineering, sales and general and administrative capacities, as needed. We believe that our relationship with our employees is good. We have a diverse employee base located in 17 countries. We pride ourselves on a highly educated workforce, and the majority of our employees serve in engineering, information technology and technical roles within the organization.

Until December 31, 2020, approximately 258 employees of ADTRAN GmbH were subject to collective bargaining agreements of either the Association of Metal and Electrical Industry in Berlin and Brandenburg e.V. or NORDMETALL Association of Metal and Electrical Industry e.V. Although these collective bargaining agreements expired on December 31, 2020, negotiations with the employees of ADTRAN GmbH for a new collective bargaining agreement are ongoing and we have not experienced any work stoppage. None of our other employees are subject to collective bargaining agreements.

Additionally, we continually work to recruit technical talent in diverse communities through our cooperative education program. This program seeks to identify college students that major in relevant technology areas and expose them to the work environment at ADTRAN on an alternating semester basis. ADTRAN’s goal is to retain as many of these students as possible for full-time employment after graduation, as they are our future.

Diversity and Inclusion

We believe that maintaining a diverse and inclusive workforce is critical to the success of our business. The Company encourages an environment where individuality is embraced regardless of age, gender, identity, race, sexual orientation, physical or mental ability, ethnicity and perspective and where each employee is accepted and respected and can, therefore, bring their most authentic self to work. To this end, we have established an employee-driven Diversity, Equity & Inclusion, or DE&I, Task Force to spearhead our efforts. The DE&I Task Force is comprised of our Chief Financial Officer and employee volunteers who are passionate about DE&I and how it affects our workforce.

In addition to diversity in our workforce, we seek to ensure diversity in our board of directors with respect to skills, experience, gender, race and ethnicity. ADTRAN’s board of directors is comprised of six members, two of which are females and three of which are ethnically diverse. Additionally, the board of directors has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets.

Health, Safety and Wellness

The well-being of our employees is paramount to the continued success of our business. To this end, we are committed to each of our employees’ health, safety and wellness. We provide our employees with access to various health and wellness benefits designed to enable them and their family members to have affordable access to health, dental and vision insurance. Additionally, we offer access to many programs that provide additional monetary support in the event of a qualifying incident, including accident insurance, life insurance and hospital indemnity insurance, among others. We understand that mental health is an essential aspect of our employees’ wellbeing. As a result, we offer an employee assistance program at no charge to employees and their family members. This program provides access to qualified personnel to address various issues such as grief, financial stress, family and emotional issues.

In response to the COVID-19 pandemic, we implemented significant changes that were determined to be in the best interest of our employees and the communities in which we operate. ADTRAN introduced enhanced health and safety standards that are in compliance with, or exceed, local, state and federal recommendations and regulations in the U.S. and at our international locations. This includes having many of our global employees work from home when possible. In areas where it is necessary to have critical, on-site personnel, such as at our manufacturing facilities, additional health and safety measures have been implemented to provide the safest environment possible for these workers.

Compensation and Benefits

ADTRAN continually works to provide a competitive compensation and benefits program as this plays a key role in our ability to attract and retain a highly skilled workforce. In addition to salaries, these programs, which vary by country/region, include long-term equity incentive awards with certain vesting requirements, deferred compensation plans, which are offered to certain of executive management, a 401(k) plan, healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, paid volunteer time off, employee assistance program and tuition assistance. Additionally, at our headquarters in Alabama, we offer our employees certain on-site services, including nurse practitioner care and a fitness center, among others.

Talent Development

ADTRAN invests significant resources to develop the talent needed to remain a market-leading global supplier of broadband infrastructure. ADTRAN offers numerous training opportunities on both technical and professional development topics. ADTRAN recently enhanced tools and processes for providing performance feedback and developing high potential employees to become our future leaders.

The ADTRAN Career Development Program provides an opportunity for employees to shape their career journey. The program provides opportunities for employees to develop competencies in areas including technology, business acumen, emotional intelligence, design and systems thinking. As employees increase their competencies in these areas and master skills within their individual roles, this program offers a variety of career advancement paths. Employees also have access to the ADTRAN Learning Network. This platform houses all required training as well as optional training in a variety of areas.

Intellectual Property

ADTRAN develops and owns a significant amount of intellectual property. We hold over 600 patents worldwide related to our products and over 60 additional pending patent applications. Our patents expire at various dates between 2021 and 2038. ADTRAN continues occasionally to seek additional patents related to our research and development activities. We do not derive any material amount of revenue from the licensing of our patents.

The ADTRAN corporate logo is a registered trademark of ADTRAN, as is the name “ADTRAN”, “SmartRG” and a number of our product identifiers and names. ADTRAN also claims rights to a number of unregistered trademarks.

We protect our intellectual property and proprietary rights in accordance with good legal and business practices. We believe, however, that our competitive success will not fully depend on the ownership of intellectual property, but instead will depend primarily on the innovative skills, technical competence and marketing abilities of our personnel.

The communications industry is characterized by the existence of an ever-increasing volume of patent litigation and licensing activities. ADTRAN has received, and may continue to receive, notices of claims alleging that we are infringing upon patents or other intellectual property. We cannot predict whether we will prevail in any claims or litigation over alleged infringements, or whether we will be able to license any valid and infringed patents, or other intellectual property, on commercially reasonable terms. It is possible that such litigation may result in significant legal costs and judgments and that intellectual property infringement claims, or related litigation against or by us could have a material adverse effect on our business and operating results.

For a discussion of risks associated with its intellectual property and proprietary rights, see “Risk Factors—Risks Relating to the Business of ADTRAN—ADTRAN’s failure to maintain rights to intellectual property used in its business could adversely affect the development, functionality, and commercial value of its products” in this proxy statement/prospectus.

Certain Relationships and Related Person Transactions

Policies and Procedures for Review and Approval of Related Person Transactions

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of the Company, and must not be motivated by personal considerations or relationships. We attempt to analyze all transactions in which the Company participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations.

Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members. A conflict of interest occurs when an individual’s private interest interferes or appears to interfere in any way with the interests of the Company. Our Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either a personnel supervisor, if applicable, or the Director of Internal Audit.

Once a personnel supervisor receives notice of a conflict of interest, he or she will report the relevant facts to the Director of Internal Audit. The Director of Internal Audit will then generally consult with the Audit Committee, and a determination will be made as to whether the activity is permissible. A copy of our Code of Business Conduct and Ethics is available in the “Corporate Governance” section of our website at https://investors.adtran.com.

In addition to the reporting requirements under the Code of Business Conduct and Ethics, each year our directors and officers complete Directors’ and Officers’ Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. A list is then maintained by us of all companies known to us that are affiliated with a related person. Any potential transactions with such companies or other related party transactions are reviewed by the Chief Financial Officer and brought to the attention of the Audit Committee as appropriate. Our Audit Committee is responsible for reviewing and approving all material transactions with any related person.

Related Person Transactions Entered into by the Company

Since January 1, 2020, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Properties

Our headquarters and principal administrative, engineering and manufacturing facilities are located on an 82-acre campus in Cummings Research Park in Huntsville, Alabama. Two office buildings serve both our Network Solutions and our Services & Support segments. We lease engineering facilities in the U.S. and Europe that are used to develop products sold by our Network Solutions segment. In addition, we lease office space in North America, LATAM, EMEA and APAC, providing sales and service support for both of our segments. These cancelable and non-cancelable leases expire at various times through 2025. For more information, see Note 9 of the notes to ADTRAN’s consolidated financial statements included in this proxy statement/prospectus.

We also have numerous sales and support staff operating from home-based offices serving both our Network Solutions and our Services & Support segments, which are located within the U.S. and abroad.

Legal Proceedings

Shareholder Derivative Lawsuit

On March 31, 2020, a shareholder derivative suit, captioned Johnson (Derivatively on behalf of ADTRAN) v. Stanton, et al., Case No. 5:20-cv-00447, was filed in the U.S. District Court for the Northern District of Alabama against two of the Company’s current executive officers, one of its former executive officers, and certain current and former members of its Board of Directors. The derivative suit alleges, among other things, that the defendants made or caused the Company to make materially false and misleading statements regarding, and/or failed to disclose material adverse facts about, the Company’s business, operations and prospects, specifically relating to the Company’s internal control over financial reporting, excess and obsolete inventory reserves, financial results and demand from certain customers. The case was temporarily stayed pending an order on the defendants’ motion to dismiss in a separate securities class action case that included similar factual allegations, Burbridge v. ADTRAN, Inc., et al., Case No. 5:20-cv-00050-LCB (N.D. Ala.). The Burbridge case was dismissed on March 31, 2021, and the time to appeal the dismissal has expired, such that the dismissal is now final. Following the dismissal, the plaintiff in the shareholder derivative suit sent a demand letter dated June 29, 2021 to ADTRAN’s Board of Directors. The letter contains similar allegations to those made in the plaintiff’s filed complaint and in the now dismissed securities class action, and it demands, among other things, that the Board commence an investigation into the alleged wrongdoing. We expect that the derivative suit will remain stayed pending the Board’s response to the demand. At this time, we are unable to predict the outcome of or estimate the possible loss or range of loss, if any, associated with the derivative lawsuit or the demand letter.

Securities Class Action Lawsuit

On October 17, 2019, a purported stockholder class action lawsuit, captioned Burbridge v. ADTRAN, Inc. et al., Docket No. 19-cv-09619, was filed in the United States District Court for the Southern District of New York against the Company, two of its current executive officers and one of its former executive officers. The complaint alleges violations of federal securities laws and seeks unspecified compensatory damages on behalf of purported purchasers of ADTRAN securities between February 28, 2019 and October 9, 2019. The lawsuit claims that the defendants made materially false and misleading statements regarding, and/or failed to disclose material adverse facts about, the Company’s business, operations and prospects, specifically relating to the Company’s internal control over financial reporting, excess and obsolete inventory reserves, financial results and demand from certain customers. The lawsuit was transferred to the U.S. District Court for the Northern District of Alabama on January 7, 2020, and co-lead plaintiffs have been appointed to represent the putative class. The plaintiffs filed an amended complaint on April 30, 2020. The defendants filed a motion to dismiss the amended complaint on June 17, 2020. The plaintiffs filed an opposition brief to the defendants’ motion to dismiss on July 17, 2020. The defendants filed a reply to the plaintiffs’ brief on August 17, 2020. On March 31, 2021, the U.S. District for the Northern District of Alabama dismissed without prejudice this purported stockholder class action lawsuit. This matter has been fully resolved by agreement among the parties, with no further action to be taken by the plaintiffs and each party bearing its own costs.

Other Legal Matters

In addition to the litigation described above, from time to time we are subject to or otherwise involved in various lawsuits, claims, investigations and legal proceedings that arise out of or are incidental to the conduct of our business (collectively, “Legal Matters”), including those relating to employment matters, patent rights, regulatory compliance matters, stockholder claims, and contractual and other commercial disputes. Such Legal Matters, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Additionally, an unfavorable outcome in a legal matter, including in a patent dispute, could require the Company to pay damages, entitle claimants to other relief, such as royalties, or could prevent the Company from selling some of its products in certain jurisdictions. While the Company cannot predict with certainty the results of the Legal Matters in which it is currently involved, the Company does not expect that the ultimate outcome of such Legal Matters will individually or in the aggregate have a material adverse effect on its business, results of operations, financial condition or cash flows.

Compensation Discussion and Analysis

ADTRAN’s compensation committee, or the committee, has oversight responsibility for the development and administration of ADTRAN’s executive compensation policies and programs. This “Compensation Discussion and Analysis” describes the material components of ADTRAN’s executive pay program for our named executive officers, or NEOs, identified below, and explains how and why the committee arrived at specific compensation policies and decisions for our named executive officers (“NEOs”) in 2020. ADTRAN’s current named executive officers include Thomas R. Stanton, Michael K. Foliano, Ronald D. Centis, James D. Wilson and Eduard Scheiterer.

Name	Title
Thomas R. Stanton	Chief Executive Officer
Michael K. Foliano	Senior Vice President of Finance, Chief Financial Officer and Corporate Secretary
Ronald D. Centis	Senior Vice President of Operations
James D. Wilson	Chief Revenue Officer
Eduard Scheiterer	Senior Vice President of Research and Development(1)

(1)	As disclosed by ADTRAN in prior SEC filings, Mr. Scheiterer will retire from the position of Senior Vice President of Research and Development of ADTRAN effective November 30, 2021.

Compensation Philosophy

The guiding principles of ADTRAN’s executive compensation program are to:

•	link pay to performance objectives that tie directly to business strategy and results;

•	align the incentive compensation program with ADTRAN’s financial results and long-term stockholder returns;

•	increase the percentage of performance-based compensation at higher seniority levels in order to drive leadership accountability and results;

•	attract, retain and reward top talent;

•	and provide balance to project against risks.

We design our executive compensation packages in a manner that incorporates these principles. We also evaluate the compensation packages to ensure they will help us encourage executive management to deliver strong performance results in the compensation year under consideration and motivate management to realize our strategic initiatives within the immediate, near and long-term time frames our directors and management have developed. Additionally, we consider various market performance metrics in order to put the executive compensation program in context, including the performance of the Company in prior periods, the performance of the industry and our competitors in those periods, and total stockholder return, or TSR, particularly as relative to our peer companies over those periods.

We also maintain a positive working environment that provides intangible benefits to our executives and encourages longevity. Combining compensation with a desirable working environment allows us to maintain a compensation program that generally provides overall compensation to ADTRAN’s executive officers that is approximately at the median when compared to companies with which we compete for talent.

We consider the feedback that we receive from stockholders regarding our compensation packages, principles and process, including the results of the annual vote on the compensation of our NEOs (often referred to as the “say-on-pay” vote). Although the “say-on-pay” vote is advisory and non-binding, the compensation committee considers the outcome of the vote as part of its executive compensation planning process. At the 2020 Annual Meeting of Stockholders, 97.83% of the votes cast on the “say-on-pay” proposal voted to approve the Company’s compensation of our NEOs. Since 2011, all of the Company’s “say-on-pay” votes have been favorable, by percentages ranging from 96.28% to 99.48%. ADTRAN believes that this high level of stockholder support indicates that stockholders believe the compensation program should continue to emphasize the performance, alignment and retention objectives established by the compensation committee and described herein.

Compensation in Context: Discussion of 2020 Financial Results and Operating Activities

Aligning executive compensation with stockholder interests is a primary consideration in determining our executive compensation program. Accordingly, we believe that Company performance and stockholder returns are important factors to consider when making executive compensation decisions. ADTRAN uses TSR, measured over rolling three-year periods relative to a broad-based industry peer group, as the measure for our performance-based equity compensation. Additionally, we believe that motivating executives to achieve certain performance targets used in our annual incentive compensation programs leads to positive stockholder returns. Below are some of the Company’s key financial and operating performance accomplishments during 2020:

Business Results:

•

Although revenue slowed year over year due to the end of a large buildout in Latin America, we saw strong growth in our fiber access product sales. Fiber access revenues eclipsed copper access revenues for the first time during 2020 and continued to grow throughout the year.

•	ADTRAN experienced broad customer diversification as 134 new customers were added during 2020.

•	ADTRAN saw significant growth in the Tier 2 and Tier 3 customer segments, which increased by 42% year over year.

•

ADTRAN released new updated standard for Passive Optical Networks that can support 10 Gbps symmetrical data transfer, or XGS-PON, products focused on both the large and smaller customer segments of the market, including our software defined everything disaggregated XGS PON platform for large customers’ fiber access networks, and our TA5000 XGS and G-PON combination product for smaller customers’ fiber access networks.

•	ADTRAN closed three new Tier 1 contracts for our next generation fiber access systems during 2020 that will contribute to revenues for multiple years into the future.

Financial Results:

•	Gross margins increased by 160 bps year over year.

•	We reduced our operating expenses by $29 million, or 11.4%, year over year.

•	Operating profit as a percentage of revenue increased by 5.6 percentage points year over year.

Returns to Stockholders:

•	The Company’s stock price increased by 49% from December 31, 2019 to December 31, 2020.

•	Total shareholder return, including dividends paid, increased by 54% during 2020.

•

All of this was accomplished while responding to the COVID-19 global pandemic, which required us to rapidly change the way that we operate to serve our customers in a limited-physical interaction world, while assuring consistent supply and effective logistics in a changing global supply environment and protecting our employees, many of which were essential mission-critical workers who needed to be on our premises to support our operations.

ADTRAN continues to see a shift in broadband access from copper-based technologies toward fiber-based technologies as service providers work to future-proof their networks. As our fiber access business has grown, we have also shifted to higher-bandwidth solutions, such as 10G PON. This shift began in 2019 and will continue to drive our business in the future. We also expanded our Subscriber Solutions & Experience portfolio during 2019 with the integration of our SmartRG products and services into our global capabilities. We expect that this will support growth in the future.

Overview of Executive Compensation Program

ADTRAN’s executive compensation packages are comprised of base salary and incentive opportunities, which can be annual or long-term and paid in cash or equity. We use a mix of these incentives to align management’s interests with those of our stockholders. In designing incentive compensation packages, we use performance measures related to the Company’s financial goals, as well as the Company’s TSR, all with the goal of increasing stockholder return. ADTRAN also individualizes certain performance measures for individual executives.

Specific considerations in the compensation committee’s process in setting 2020 executive compensation included the following:

•	The present stage of the Company in executing the initiatives for growth in our strategic plan, in both domestic and international markets;

•	Expectations for growth in those several initiatives;

•	The current status of the products and services necessary to accomplish those initiatives;

•	The present position of the Company’s financial performance compared to our competitors and to the Company’s desired position; and

•	Data available to the compensation committee about executive compensation packages at the Company’s industry peers and competitors.

Compensation of our NEOs for 2020 was comprised of the following elements:

	Compensation Element	Type	Description	Linkage to Shareholder Value	2020 Specifications
Fixed	Base Salary	Cash	• Short-term fixed compensation, payable in cash • Reviewed annually and adjusted as appropriate	• Required to attract and retain talented personnel • Predicated on responsibility, skills and experience	• In January 2020, the compensation committee approved increases of up to 5% in base salaries for the NEOs

Performance-Based	Annual Cash Incentives	Cash

•   Short-term variable compensation, payable in cash

•   Based on performance against annual financial and strategic objectives

•   Discretionary bonuses designed to reward key contributors for exceptional performance

•   Incentive targets tied to key annual measures of the Company’s financial and operating performance in 2020, or Company performance measures

•   Drives management to achieve corporate and, in some instances, individual goals

•   Rewards contributions to the Company

•   2020 awards were based on a combination of corporate and individual goals

•   Mr. Wilson was eligible to earn a sales incentive payment

•   Discretionary bonuses were granted to certain executives based on significant strategic and operational improvements

	Compensation Element	Type	Description	Linkage to Shareholder Value	2020 Specifications
	Market-Based Performance Stock Units	Equity	• Long-term three-year cliff vesting award with payout based on relative performance compared to peer group	• Performance based on TSR ranking compared to peers • Drives management to out-perform our market segment	• 2020 awards are eligible to be earned based on TSR performance compared to the Nasdaq Telecommunications Index

	Performance- Based Performance Stock Units	Equity	• Long-term equity award with payout based on achievement of the Company’s 3-year strategic plan objectives	• Incentive targets tied to EBIT (Earnings Before Interest and Taxes) profitability objectives in the 3-year strategic plan • Drives management to out-perform our market segment	• 2020 Overlay Plan awards are based on performance measured against the 3-year strategic plan for EBIT growth

Retention Equity	Time-Based Restricted Stock Units	Equity	• Annual grant vesting over 4 years with granted amounts based on performance and retention goals	• Value realized directly aligned with share price performance • Drives ownership mentality	• 2020 time-based awards vest over a four-year period, subject to continued service to the Company

Role of the Compensation Committee and Management

Under ADTRAN’s compensation committee’s charter, the compensation committee has the power and duty to discharge ADTRAN’s board’s responsibilities related to compensation of our executive officers, within guidelines established by the board. The compensation committee reviews and approves compensation, including base salary, annual incentive awards and equity awards, for the Chief Executive Officer and its other executive officers. The compensation committee also makes recommendations to the board regarding our incentive compensation plans and equity plans and approves equity grants. The committee has the authority to review and approve annual performance goals and objectives for our Chief Executive Officer and to set his compensation based on an evaluation of his performance conducted by the board under the direction of the Lead Director. The committee is also responsible for reviewing and approving executive officers’ compensation and establishing performance goals related to their compensation.

At the beginning of each calendar year, our compensation committee reviews the results of the VICC programs from the prior year and approves any payouts thereunder, establishes the performance goals for the current year, considers and establishes any other incentive compensation programs and the goals of such programs, as well as the standards for measuring achievement of those goals, approves any increases in executive salaries or other compensation, and recommends plan changes, if any, for submission to our stockholders at the annual meeting. Mid-year, the compensation committee generally reviews our compensation programs and makes recommendations to the board regarding outside director compensation and, as necessary throughout the year, approves any equity awards and/or compensation for newly hired or promoted executives. Our compensation committee generally meets in the latter part of each calendar year to determine and approve annual equity awards.

In fulfilling its fiduciary duties pertaining to the Company’s employee retirement benefit plans, our compensation committee considers the information and advice it receives from a committee of Company personnel it established, chaired by the Chief Financial Officer, which reviews and monitors the performance of retirement plan investments and assets, the performance and fees of the Company’s retirement plan custodians and administrators, and the recommendations of third-party registered fiduciary advisors of our benefits plans, a process which includes periodic meetings with these third parties.

Our Chief Executive Officer works closely with the compensation committee to maintain an open dialogue regarding the compensation committee’s goals, progress towards achievement of those goals and expectations for future performance. The Chief Executive Officer updates the compensation committee regularly on results and on compensation issues. Our Chief Executive Officer also provides the committee, and in particular, the committee chair, with recommendations regarding compensation for our executive officers other than himself. The compensation committee has delegated to the Chief Executive Officer the authority to approve the base salaries and incentive compensation of non-executive employees, as well as grants of RSUs and PSUs to such individuals, subject to pre-approved limits and terms and conditions. In part because the Chief Executive Officer works closely with the committee throughout the year, the committee is in a position to evaluate his performance and make its own determinations regarding appropriate levels of compensation for the Chief Executive Officer.

Compensation Market Evaluation

Our compensation committee has the authority to retain and terminate any outside advisors, such as compensation consultants. The committee has engaged Willis Towers Watson, an independent compensation consultant, to provide information and analysis of our executive compensation in the context of the telecom industry and our peer companies in the industry and to present this information with possible modifications to our compensation of executives and directors for the committee’s consideration. The committee engaged Willis Towers Watson in 2016 to evaluate the competitiveness of the base salaries, annual incentive compensation and long-term equity awarded to the Company’s executive officers, to provide competitive market data on new compensation arrangements and to evaluate the continued appropriateness of existing arrangements. The results of this consultation, in combination with its own research and analysis, were taken into account by our compensation committee in determining the compensation packages of our executives and directors in 2017 and 2018. The 2016 study also resulted in the committee instituting a three-year performance-based equity program in 2017 known as the “Overlay Plan,” which the committee established again in 2020 and intends to continue at regular intervals, in order to bring the Company’s executive compensation (in particular that of the CEO) more in line with the median compensation of the Company’s industry, peer and competitor groups.

In late 2018, the committee received an updated evaluation from Willis Towers Watson of the competitiveness of the Company’s executive compensation program and practices, which the compensation committee considered in setting executive compensation for 2019 and 2020. Using this and other information, the committee concluded that it should continue using the mix of incentives used in the prior compensation programs, as the committee believed that the resulting packages properly align our executives’ compensation with Company performance. In connection with determining the 2019 compensation arrangements of our NEOs, our compensation committee, in consultation with Willis Towers Watson, developed and used a peer group composed of the companies listed below, which we believe is representative of the marketplace within which the Company competes in terms of products, services and executive and managerial talent. The median revenues and market cap of this peer group were $799 million and $1.117 billion, respectively, for the companies’ most recently reported fiscal year at the time the peer group was constructed:

•	Bel Fuse Inc.

•	Calix, Inc.

•	Comtech Telecommunications Corp.

•	Extreme Networks, Inc.

•	Finisar Corporation

•	Harmonic Inc.

•	Infinera Corporation

•	Lumentum Holdings Inc.

•	NETGEAR, Inc.

•	Oclaro, Inc.

•	Plantronics, Inc.

•	Ribbon Communications Inc.

•	Viasat, Inc.

In late 2020, Willis Towers Watson recommended revisions to the peer group for 2021 due to a number of peers exiting the group due to acquisition or no longer falling within the defined revenue range of one-half to two times the Company’s revenues. The changes resulted in five companies being removed from the peer group (Finisar Corporation, Lumentum Holdings Inc., Oclaro, Inc., Plantronics, Inc. and Viasat, Inc.) and six companies being added to the peer group (Acacia Communications, Inc., Casa Systems, Inc., DASAN Zhone Solutions, InterDigital, Inc., NetScout Systems, Inc. and Viavi Solutions, Inc.). The revised peer group was used by the compensation committee when determining executive compensation for 2021.

Although the Company ranks below the peer group median for revenue and market capitalization, the compensation committee believes comparison to these companies is appropriate, given the limited number of comparable companies and direct competition with these peers for executive talent. The compensation committee also references various peer, industry and market compensation data when evaluating the appropriateness of the Company’s compensation program, including the compensation arrangements of our NEOs.

The compensation committee reviews the types of services provided by Willis Towers Watson and all fees paid for those services on a regular basis. Neither Willis Towers Watson nor any of its affiliates provided additional services to the Company or any of its affiliates in 2020, other than the advice provided by Willis Towers Watson to the compensation committee on director compensation and the advice provided to the Company on pension plan management, company insurance and employee health insurance. As required by rules adopted by the SEC under the Dodd-Frank Act, the compensation committee assessed all relevant factors and determined that the work of Willis Towers Watson did not raise any conflict of interest in 2020. In making this determination, the compensation committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act.

Individual Considerations

Our compensation committee also focuses on establishing and maintaining a compensation structure that is internally consistent and provides appropriate compensation for our executives in relation to one another.

Consequently, the compensation committee does not focus on any particular benchmark to set executive compensation. Instead, we believe that a successful compensation program requires the application of judgment and subjective determinations based on the consideration of a number of factors. These factors include the following:

•	the scope and strategic impact of the executive officer’s responsibilities, including the importance of the job function to our business;

•	its past financial performance and future expectations;

•	the performance and experience of each individual;

•	past salary levels of each individual and of the officers as a group;

•	each individual’s unique capabilities and/or skill set;

•	the need to provide motivation to officers that is in alignment with stockholder interests, both short and long-term; and

•	for each executive officer, other than the Chief Executive Officer, the evaluations and recommendations of our Chief Executive Officer.

The compensation committee does not assign relative weights or rankings to these factors. ADTRAN’s allocation of compensation between cash and equity awards, our two principal forms of compensation, is based upon our historical practice and our evaluation of the cost of equity awards, as discussed in more detail below. An important part of this evaluation is the committee’s consideration of the goals of the several initiatives undertaken in the execution of the Company’s business plan and each executive’s past and expected future contributions toward those goals at the time of setting executive compensation packages.

Risk Assessment

The compensation committee has evaluated our compensation program, plans and practices for all of our employees as they relate to risk management and risk-taking initiatives to ascertain if they serve to incent risks which are “reasonably likely to have a material adverse effect” on the Company. As a result of this process, the compensation committee concluded and informed the board of directors that any risks arising from these programs, plans and practices are not reasonably likely to have a material adverse effect on the Company.

The compensation committee has attempted to establish compensation programs that value current goals along with long-term growth. While the use of annual cash incentive opportunities creates the potential for short-term risk-taking, the committee believes that this risk is more than offset by the fact that an annual cash incentive is only one of three primary elements of the overall compensation program. Additionally, the committee has the ability to utilize discretion to reduce the amount of an annual cash incentive award if an executive officer takes unnecessary risks. The committee has concluded that the two other primary elements of our total compensation program – base salaries and long-term equity awards – are either risk neutral or help lower risk. Annual salaries are based on a number of factors, including the individual’s position and responsibility within the Company and performance in that position. This longer-term evaluation incentivizes executives to focus on improving the Company and our operations rather than taking risks for short-term gain. Our equity incentive awards vest or are earned over several years, so executives are incentivized to focus on and achieve longer-term performance goals instead of short-term gain.

Elements of 2020 Executive Compensation

Our executive compensation program consists of base salary; annual cash incentives, including an annual VICC program, a sales incentive arrangement for our Chief Revenue Officer, and discretionary bonuses for certain executives; and long-term equity incentives in the form of time-based and performance-based equity. In

2020, the compensation committee granted 50% of the regular long-term equity awards in the form of time-based RSUs that vest ratably over four years and 50% in the form of market-based PSUs that the NEOs are eligible to earn based on Company performance over a three-year performance period. The compensation committee also granted additional performance-based PSUs to the NEOs that are eligible to be earned based on a financial performance measure in each year of a three-year performance period. Our NEOs also are eligible to participate in the Company’s Deferred Compensation Plan and in certain benefit programs that are generally available to all of our employees, such as medical insurance programs, life and disability insurance programs and our 401(k) plan.

Base Salary

Base salaries are integral to any competitive employment arrangement. At the beginning of each fiscal year, the compensation committee establishes an annual base salary for our executive officers based on recommendations made by our Chief Executive Officer with respect to the salaries of our other executives. Consistent with its compensation objectives and philosophy described above, the compensation committee sets base salary compensation, and adjusts it when warranted, based on the Company’s financial performance, the individual’s position and responsibility within the Company and performance in that position, the importance of the executive’s position to our business, and the compensation of other executive officers of the Company with comparable qualifications, experience and responsibilities. The committee also generally takes into account the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies with which we compete for executive talent.

At a meeting of the compensation committee held on January 17, 2020, the compensation committee reviewed the base salaries of our executive officers, taking into account the considerations described above. The committee approved the following base salaries for the NEOs:

Named Executive Officer	2019 Base Salary ($)	Percentage Increase (%)		2020 Base Salary ($)
Thomas R. Stanton	656,485	3.0		676,179
Michael K. Foliano	345,641	5.0		362,923
Ronald D. Centis	315,000	2.5		322,875
James D. Wilson, Jr.	350,818	0.0	(1)	350,818
Eduard Scheiterer	309,214	2.4		316,636

(1)	The compensation committee did not increase Mr. Wilson’s base salary due to the fact that he received a promotion in 2019 and an increase in variable compensation for 2020.

Annual Cash Incentives

2020 VICC Programs

We provide our executive officers, including our NEOs, with the opportunity to earn annual incentive compensation under our VICC programs, which are established each year pursuant to the ADTRAN, Inc. Variable Incentive Compensation Plan. The VICC programs are designed to motivate and reward executives for their contribution to the Company’s performance during the fiscal year. A significant portion of the total cash compensation that our executive officers are eligible to receive each year is paid through these programs, and thus is dependent upon corporate and, in some instances, individual performance. Within 90 days of the beginning of each fiscal year, the compensation committee determines the individuals eligible to receive annual incentive compensation and establishes the terms and conditions of the VICC programs.

On January 17, 2020, the compensation committee established the VICC programs for 2020 pursuant to the ADTRAN, Inc. Variable Incentive Compensation Plan. The committee chose to base the VICC programs for

2020 on two measures of the Company’s financial and operating performance in 2020, or collectively, the Company Performance Measures: the Company’s “Adjusted EBIT” (defined as the Company’s earnings before interest and tax, determined based on the Company’s audited financial results, and adjusted to remove any restructuring expenses; stock-based compensation expense; acquisition-related expenses, amortization and adjustments; the non-cash change in fair value of equity investments held in the Deferred Compensation Plan; and any other non-GAAP exclusions approved by the compensation committee) and the Company’s revenue. The compensation committee chose to continue to utilize the Company Performance Measures in the 2020 VICC programs because we consider these measures to be the most appropriate drivers of stockholder value.

Each NEO was granted a target VICC amount (in dollars and as a percentage of base salary), with the actual incentive earned to be based on the two Company Performance Measures and the achievement of personal goals, as applicable and described below. In determining the target VICC amount for each NEO, the compensation committee considered, among other things, the executive’s responsibilities and opportunity to influence the achievement of the Company Performance Measures, as well as the executive’s prior contributions to the Company’s performance. As a matter of policy, we do not disclose specific information regarding the individual goals. The compensation committee considered the performance goals to be attainable, but that achievement of such goals would require strong performance and execution.

•

VICC for Messrs. Stanton and Foliano: The VICC awards for 2020 were based on the two Company Performance Measures described above. Additional information regarding the potential payouts associated with each of the Company Performance Measures is set forth below:

•

Adjusted EBIT: If the threshold Adjusted EBIT was achieved, the participant would earn 10% of the target award. If the target Adjusted EBIT of $15.3 million was achieved, the participant would earn 50% of the target award. If the maximum Adjusted EBIT was achieved, the participant would earn 100% of the target award.

•

Revenue: If the threshold revenue level was achieved, the participant would earn 0.000002% of the target award. If the target revenue level of $535.0 million was achieved, the participant would earn 50% of the target award. If the maximum revenue level was achieved, the participant would earn 100% of the target award.

Payouts for performance between the threshold and maximum levels were subject to non-linear interpolation. Failure to meet the minimum performance threshold corresponding to a specific performance measure would have resulted in the participant not receiving any portion of the payout award related to such performance measure. In no event could a participant receive more than 100% of the target payout related to each Company Performance Measure and, therefore, not more than 200% of the target VICC. The compensation committee believes that it is appropriate to establish a maximum payout that any participant could receive under the VICC programs in order to avoid an excessive payout should Company results or individual performance significantly exceed expectations.

•

VICC for the participants other than Messrs. Stanton and Foliano: The VICC awards were based on the two Company Performance Measures described above and on the achievement of personal goals approved by our CEO where the participants could directly influence the Company’s financial performance. For each of Messrs. Centis, Wilson and Scheiterer, the maximum percentage of his VICC award that could be earned based on the Company Performance Measures was 175% of the target, and then an additional 25% of target could be earned based on personal goals. The personal goal elements were not scaled but rather were based on achieving one or more goals. Additional information regarding the potential payouts associated with each of the Company Performance Measures and the personal goal elements is set forth below:

•

Adjusted EBIT: If the threshold Adjusted EBIT was achieved, the participant would earn 10% of the target award. If the target Adjusted EBIT of $15.3 million was achieved, the participant would earn 50% of the target award. If the maximum Adjusted EBIT was achieved, the participant would earn 116.6% of the target award.

•

Revenue: If the threshold revenue level was achieved, the participant would earn 0.000002% of the target award. If the target revenue level of $535.0 million was achieved, the participant would earn 50% of the target award. If the maximum revenue level was achieved, the participant would earn 116.6% of the target award.

•

Personal goal elements, or PGEs: The percentage of the target award earned based on the achievement of PGEs is calculated by dividing the total number of PGEs achieved by the total number of PGEs applicable for the year. Both of the Company Performance Measures must be achieved in order for the participant to be eligible for the target award based on PGEs, and the potential award based on PGEs is decreased from 25% to 12.5% if only one Company Performance Measure is achieved. If neither Company Performance Measure is achieved, the participant is not eligible for an award based on PGEs. The CEO has the discretion to waive certain PGEs during the course of the performance period, in which case it is removed from the achievement calculation.

Payouts related to performance between the threshold and maximum levels were subject to non-linear interpolation. Failure to meet the minimum performance threshold corresponding to a specific performance measure would have resulted in the participant not receiving any portion of the payout award related to such performance measure. In no event could a participant receive more than 175% of the target payout related to the Company Performance Measures or more than 25% of the target payout related to the PGEs. Therefore, a participant could not receive more than 200% of the target VICC. The compensation committee believes that it is appropriate to establish a maximum payout that any participant could receive under the VICC programs in order to avoid an excessive payout should Company results or individual performance significantly exceed expectations.

2020 Actual VICC Results

In 2020, we did not achieve the threshold revenue level for 2020, resulting in no payout for this performance metric, and the Company achieved 38.26% of the target Adjusted EBIT level for 2020, resulting in the eligible NEOs receiving 38.26% of the target award for this performance metric. Each of Messrs. Wilson and Scheiterer achieved 80% their personal goal elements, resulting in such individuals receiving the corresponding percentage of the target award attributable to such goals. The individual target VICC awards, including as a percentage of salary, for the NEOs and the amounts earned and paid based on the level of achievement of the Company Performance Measures and the PGEs, as applicable, were as follows:

Named Executive Officer	Target Cash Bonus as a % of Salary (%)	Target Cash Bonus Amount ($)	Bonus Earned based on Revenue ($)	Bonus Earned based on Adjusted EBIT ($)	Bonus Earned based on PGEs ($)	Total Cash Bonus Paid ($)
Thomas R. Stanton	140	946,651	0	362,189	N/A	362,189
Michael K. Foliano	60	217,754	0	83,313	N/A	83,313
Ronald D. Centis	45	145,294	0	41,692	0	41,692
James D. Wilson, Jr.	40	140,327	0	40,267	14,033	54,300
Eduard Scheiterer	45	142,486	0	40,886	14,249	55,135

2020 Sales Incentive Arrangement

The Company has in place a sales incentive program for certain of our employees whose focus is on sales. Mr. Wilson, our Chief Revenue Officer, began participating in this program in 2020. The compensation committee believes that sales incentives should be an important element of Mr. Wilson’s cash compensation, as they tie a portion of his pay directly to his success in his area of responsibility. As such, he receives a portion of his cash compensation in sales incentives, which is consistent with our historical practice and our understanding of the standard practice in the market for sales-oriented executives. The compensation committee approved a target sales incentive for Mr. Wilson in 2020 of $87,705 based on input from the CEO, which target is a percentage of direct gross shipments to customers in 2020. The compensation committee and CEO set the gross shipment performance target at a level that was reasonably difficult to achieve given the business environment at the time the target was established. The sales incentive arrangement further allows Mr. Wilson to earn up to 180% of his target amount if certain gross direct shipments exceed the defined performance target. If Mr. Wilson’s achievement exceeds 180% of the performance target amount for the year, these payments are withheld until the next year and paid out in equal quarterly installments. Mr. Wilson must be an active employee or contractor of the Company at the time of payment in order to receive such amounts. If his employment by or service to the Company is terminated for any reason prior to payment, certain unpaid amounts will be forfeited. The Company’s CEO has discretion to determine that a “windfall” has occurred and decrease the amount paid to Mr. Wilson, and incentive compensation may be reduced or eliminated in order to reflect a number of actions that may be taken by a customer, including canceling or reducing an order or not paying an invoice. Based on this arrangement, Mr. Wilson earned a sales incentive of $88,102 in 2020.

2020 Discretionary Bonuses

Additionally, the committee decided at its meeting on January 15, 2021 that it was in the best interests of the Company and our stockholders to grant discretionary bonuses to certain of our NEOs based on significant strategic and operational improvements achieved by the Company during 2020, as discussed above under “Compensation in Context.” Each of Messrs. Foliano, Centis and Wilson received $5,000, as reflected in the “Bonus” column of the Summary Compensation Table.

Long-Term Equity Incentive Awards

We compensate our executive officers, including our NEOs, with annual equity awards granted under the ADTRAN, Inc. 2020 Employee Stock Incentive Plan, or the 2020 Employee Plan, which replaced the ADTRAN, Inc. 2015 Employee Stock Incentive Plan, or the 2015 Employee Stock Plan, upon its approval by the stockholders at the 2020 Annual Meeting of Stockholders. These equity grants serve to align management’s interests and compensation with the long-term interests of stockholders and provide an incentive for them to maintain their relationship with the Company. See “Equity Compensation Plans—2020 Employee Stock Incentive Plan” for a description of our 2020 Employee Plan. The purpose of the 2020 Employee Plan is to provide equity as a component of executive compensation to ensure competitiveness of our compensation program, to motivate our NEOs and other executives to focus on long-term Company performance, to align executive compensation with stockholder interests and to retain the services of the executives during the vesting period since, in most circumstances, the awards will be forfeited if the executive’s employment terminates before the award vests.

The compensation committee intends to grant long-term equity incentive awards at a fixed time each year, generally during the latter part of the year, and to coincide with an open trading window under our insider trading policy. The compensation committee also may approve equity incentive awards for individuals at the time of commencement of employment, promotion or other change in responsibilities.

2020 Annual Equity Grants

The total equity incentive award granted to each NEO in 2020 was based on a total value derived from a percentage of the executive’s base salary. Each NEO received 50% of this total value in time-based RSUs and 50% of this total value in market-based PSUs, with the number of RSUs or PSUs calculated by dividing the dollar amount of such compensation by an amount equal to the closing price of our common stock on the trading day immediately preceding the date of grant. Based upon the formulas described above, the compensation committee approved grants of time-based RSUs and market-based PSUs to the NEOs on November 16, 2020 as follows:

Named Executive Officer	Total Amount of Equity Grant and % of Base Salary		Grant Date Fair Value of Time- Based RSUs ($)	Number of Time- Based RSUs	Grant Date Fair Value of Market- Based PSUs ($)	Target Number of Market- Based PSUs
	($)	(%)
Thomas R. Stanton	1,360,662	201%	635,612	50,246	725,050	50,246
Michael K. Foliano	388,462	107%	181,464	14,345	206,998	14,345
Ronald D. Centis	241,905	75%	113,002	8,933	128,903	8,933
James D. Wilson, Jr.	292,897	83%	136,822	10,816	156,075	10,816
Eduard Scheiterer	203,371	64%	95,002	7,510	108,369	7,510

The compensation committee’s process for determining the amounts of the incentive equity awards begins with a consideration of the overall dollar level of value that the committee determines is appropriate, taking into account the estimated expense to the Company of the awards and the earnings per share impact of that expense. We typically establish an internal target for the aggregate expense from Company-wide equity awards, which, based on our review of industry data as discussed above, we believe is at the low end of the expense levels incurred by our competitors. This dollar value is then translated into a number of shares of our common stock based on the current range of the stock’s market price. Based on this process, the committee established a pool of up to 664,423 RSUs and PSUs to be granted to all participants in the 2020 Employee Plan in November 2020. The 183,700 RSUs and PSUs granted to the NEOs in 2020 are included in this total. The compensation committee allocated the pool of RSUs and PSUs among the different functions throughout the Company based on the importance and performance of the function and considerations such as retention and competitive compensation levels. The committee also considered the recommendations of our CEO with respect to the awards to other executives and employees, as well as individual and Company performance during 2019 and 2020.

2020 Time-Based RSUs

The time-based RSUs granted to our NEOs in 2020 vest over four years, with 25% vesting on each of the first four anniversaries of the grant date. Vesting is subject to the NEO continuing to be employed on the applicable vesting date and the time-based RSUs are settled through the delivery of one share of common stock for each vested RSU.

2020 Market-Based PSUs

The number of market-based PSUs earned by the NEOs is based on our relative TSR against a peer group over a three-year performance period, or from November 16, 2020 to November 16, 2023. For the 2020 market-based PSUs, the compensation committee chose to continue to use the companies in the Nasdaq Telecommunications Index as the peer group for TSR measurement purposes. The committee chose this index based on the fact that it contains a significant number of companies and is a broad sample of our industry. Depending on our relative TSR over the performance period, the NEOs may earn from 0% of the number of target market-based PSUs if the relative TSR performance is not at least equal to the 20th percentile of the peer group to 150% of the number of target market-based PSUs if relative TSR performance equals or exceeds the 80th percentile of the peer group, based on the sliding scale shown below (approximately 2.5% of the target award is earned for each 1 percentile increase up to 100% of the target award and then approximately 1.67% of the target award is earned for each 1 percentile increase up to 150% of the grant):

ADTRAN’s TSR Performance Relative to our Peer Group (expressed as a percentile)	Market-Based PSUs Earned (expressed as a percentage of target)
Less than 20th percentile	0
20th percentile	25
25th percentile	38
30th percentile	50
35th percentile	63
40th percentile	75
45th percentile	88
50th percentile	100
55th percentile	108
60th percentile	117
65th percentile	125
70th percentile	133
75th percentile	142
80th or more percentile	150

Pursuant to earned market-based PSUs, a corresponding number of shares is issued at the end of the three-year performance period, and after that time there is no additional holding period for the shares. Under the award agreements, a portion of the granted market-based PSUs also vest and become issuable upon the death or disability of a recipient or upon a change in control of the Company, as discussed in more detail below under the heading “Potential Payments Upon Termination or Change in Control.” The recipients of the market-based PSUs under the award agreements receive dividend credits based on the shares of common stock underlying the market-based PSUs. The dividend credits are vested, earned and distributed in cash upon issuance of the shares pursuant to the earned market-based PSUs. Recipients may choose to defer shares issued pursuant to earned PSUs under the Deferred Compensation Plan instead of receiving the shares at the time they are entitled to distribution of the shares.

The 2017 grant of market-based PSUs vested in November 2020, and the compensation committee certified at that time that the Company’s TSR relative to our peer group over the performance period was 37.30%. As a result, the recipients earned 68.52% of the market-based PSUs originally granted in 2017 and the dividend credits associated with the shares underlying such earned PSUs were distributed in cash upon issuance of the shares.

2020 Overlay Plan (Three-Year Performance-Based Equity Awards)

In January 2017, as part of the compensation committee’s efforts to bring the Company’s executive compensation more in line with the median range of our competitors, the compensation committee established an additional equity incentive program aligned with the Company’s long-term strategic plan. The committee made a grant of performance-based PSUs to our executive officers, including the NEOs, under the 2015 Employee Stock Plan, which performance-based PSUs were eligible to be earned at the end of the three-year performance period ended December 31, 2019, or the 2017 Overlay Plan. In January 2020, the compensation committee concluded that no performance-based PSUs were earned under the 2017 Overlay Plan based on the Company’s performance against the pre-established performance metrics. However, because of the value that our directors see in using supplemental compensation programs on a periodic basis, the committee determined that it was in the best interests of the Company and our stockholders to establish another equity overlay plan in 2020, or the 2020 Overlay Plan.

The 2020 Overlay Plan consists of an additional grant of performance-based PSUs to our executive officers and certain key employees, including the NEOs, under the 2020 Employee Plan, which performance-based PSUs are eligible to be earned in each year of the three-year performance period ending December 31, 2022. If the Company’s Adjusted EBIT (as defined above under “Elements of 2020 Executive Compensation—Annual Cash Incentives”) over the three-year performance period reaches the performance levels noted below, the award recipients will be issued a corresponding number of shares of the Company’s common stock:

•	If Adjusted EBIT is equal to or greater than 51% and less than 100% of target, the recipients will receive 50% of their target performance-based PSUs.

•	If Adjusted EBIT is equal to or greater than 100% and less than 110% of target, the recipients will receive 100% of their target performance-based PSUs.

•	If Adjusted EBIT is equal to or greater than 110% and less than 120% of target, the recipients will receive 121.4% of their target performance-based PSUs.

•	If Adjusted EBIT is equal to or greater than 120% of target, the recipients will receive 142.9% of their target performance-based PSUs.

On March 6, 2020, the compensation committee approved the grants of performance-based PSUs pursuant to the 2020 Overlay Plan to the NEOs as follows:

Named Executive Officer	Target Number of Performance- Based PSUs	Grant Date Fair Value of Target Award ($)	Maximum Number of Performance- Based PSUs	Grant Date Fair Value of Maximum Award ($)
Thomas R. Stanton	61,674	485,374	88,106	693,394
Michael K. Foliano	20,558	161,791	29,369	231,134
Ronald D. Centis	20,558	161,791	29,369	231,134
James D. Wilson, Jr.	15,419	121,348	22,027	173,352
Eduard Scheiterer	13,705	107,858	19,579	154,087

Under the 2020 Overlay Plan, no performance-based PSUs will be earned if, by the end of the third year, the minimum threshold level of Adjusted EBIT is not attained. If the Company achieves the Adjusted EBIT performance target as of December 31, 2021, the award recipients will earn the applicable number of performance-based PSUs; however, the underlying shares will not be issued until the end of the three-year performance period, provided that the recipient remains employed by the Company. If the target is achieved early, a new Adjusted EBIT performance target may be established for the remainder of the performance period in order to drive continued improved performance. In determining to use Adjusted EBIT, the compensation committee selected a challenging performance metric that it believes is closely aligned with an increase in the Company’s stock price, and, therefore, an increase in TSR.

ADTRAN believes that the periodic use of a supplemental compensation program such as the 2020 Overlay Plan is particularly valuable for us and for our stockholders because of the strength of the alignment it provides between incentives for executives and increases in stockholder value. This alignment is created because the Company’s executives receive shares under the 2020 Overlay Plan only, if at all, at the end of the third year of the performance period, but stockholders receive the benefit of the increased Adjusted EBIT in each of the three years, regardless of whether the Company ultimately attains the threshold amount. The compensation committee concluded that if the performance goals under the 2020 Overlay Plan are achieved, then the Company will have provided significant value to our stockholders, thereby aligning the executives’ performance with stockholder return.

Benefits and Perquisites

ADTRAN maintains general broad-based employee benefit plans in which our executives, including the NEOs participate, such as a medical insurance plan, a 401(k) plan, and life and disability insurance programs. These benefits are provided as part of the basic conditions of employment for all of our eligible employees, and therefore providing them to our executive officers does not represent a significant incremental cost to us. In addition, we believe that providing these basic benefits is necessary for us to attract talented executives. The Company’s 401(k) plan allows eligible employees to contribute up to 60% of their pre-tax earnings up to the statutory limit prescribed by the IIRS. After one year of service, the Company matches a discretionary amount determined by the board of directors. In 2020, we matched employee contributions equal to 100% of the first 3% contributed and 50% of the next 2% contributed up to a maximum matching contribution of 4%.

ADTRAN also maintains a Deferred Compensation Plan, which is described under the Nonqualified Deferred Compensation table below. This plan permits executives, including the NEOs, and directors to voluntarily defer a portion of their income and equity awards and save money for retirement on a tax-deferred basis. Although the plan permits discretionary employer contributions, to date we have not made any contributions to this plan. Therefore, this plan provides a valuable benefit to executives and directors at no cash cost to us.

As described in more detail under “Potential Payments Upon Termination or Change in Control” below, we provide limited benefits to participants in our equity incentive plans and our VICC programs, including the NEOs, upon a change in control or upon termination of employment for specified reasons (provided, in some cases, that termination must be a “separation from service” as defined in Section 409A of the Code). All of these benefits are consistent with the basic benefits provided by the companies with which we compete for executive talent and help us to attract valuable executives. These benefits help to provide additional security that executives may need and reward loyal service in situations that create insecurity and present special challenges for executives.

The Company provides limited perquisites to the NEOs that it believes are reasonable and consistent with our overall compensation program. The compensation committee periodically reviews the level of perquisites provided to the NEOs. Perquisites provided to the NEOs in 2020 are as set forth in the “All Other Compensation” column of the Summary Compensation Table.

Employment Arrangements

The Company often provides employment offer letters to senior level employees at their respective times of hire, including our executive officers. The letters generally specify the individual’s initial title with the Company and set forth general terms of the individual’s expected compensation, including providing for an initial base salary and the right to participate in employee benefit plans provided by the Company, as well as, in some circumstances, the opportunity to participate in the VICC program, a hiring or relocation bonus, equity incentive awards and relocation expenses. With respect to our NEOs, none of their employment offer letters continued to apply to compensation arrangements during 2020.

The Company and Mr. Scheiterer entered into a Service Agreement with ADTRAN GmbH, dated June 25, 2019, or the Service Agreement, which supersedes and replaces any agreements with the Company. Pursuant to the Service Agreement, Mr. Scheiterer continues to serve as Senior Vice President of Global Research and Development of the Company and is entitled to a minimum base salary and target bonus pursuant to the VICC programs, as well as the opportunity to participate in the Company’s equity plans and various employee benefits provided by the Company. As disclosed by ADTRAN in prior SEC filings, Mr. Scheiterer will retire from the position of Senior Vice President of Research and Development of ADTRAN effective November 30, 2021.

Clawback Policy

The board has adopted a policy providing that, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Company will recover incentive-based compensation paid to current or former executive officers of the Company during the three years prior to the date as of which the accounting restatement is required, to the extent that any of that compensation was based upon the erroneous data that made the restatement necessary. Under this policy, incentive-based compensation includes RSUs, PSUs, and other cash or equity-based compensation awards. To implement this policy, the board has entered into a Clawback Agreement with each of the NEOs providing for their agreement to such repayment.

Policy Against Hedging Instruments and Pledging

Under the Company’s Insider Trading Policy, certain employees, including executive officers, and directors of the Company, as well as their immediate family members and entities over which such persons exercise control, are prohibited from entering into hedging or monetization transactions or similar arrangements that are designed to hedge or offset any decrease in the market value of equity securities of the Company held directly or indirectly by the employee or director. Additionally, certain employees, including executive officers, and directors are prohibited from short-term and options trading, holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Tax Considerations

Section 162(m) of the Code limits the tax deductibility of compensation over $1 million paid to the Company’s CEO and certain other executive officers. Prior to the enactment of the 2017 Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, or the Tax Act, an exception to the $1 million deduction limit existed for qualified performance-based compensation. The Tax Act repealed this exception for performance-based compensation and, as a result, all compensation in excess of $1 million paid to specified executives is not deductible for fiscal years beginning after December 31, 2017.

With the enactment of the Tax Act, the compensation committee has reviewed and assessed the impact of the new law on our compensation programs and design. While the committee may consider the deductibility of awards as one factor in determining executive compensation, the committee also looks at other factors in making its decisions, as noted above, and believes it is important to preserve flexibility in administering its compensation program in a manner designed to promote varying corporate goals. Accordingly, where it is deemed necessary and in the best interests of the Company to attract and retain executive talent, the committee may approve compensation that is not deductible by the Company for tax purposes.

Executive Compensation Tables

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018, the total compensation paid to or earned by each of the Company’s NEOs. Additional information about our executive compensation program can be found in the Compensation Discussion and Analysis contained in this proxy statement/prospectus.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)(4)	Total ($)
Thomas R. Stanton	2020	676,179	—	1,846,036	—	362,189	—	13,629	2,898,033
Chief Executive Officer	2019	656,485	—	1,290,896	—	3,575	—	11,200	1,962,156
	2018	656,485	—	1,324,616	—	—	—	17,192	1,998,293

Michael K. Foliano	2020	362,923	5,000	550,253	—	83,313	—	11,500	1,012,989
Senior Vice President of Finance, Chief Financial Officer and Corporate Secretary	2019	344,867	—	281,987	—	9,203	—	11,200	647,257
	2018	335,574	—	216,115	—	37,752	—	17,513	606,954

Ronald D. Centis (5)
Senior Vice President of Operations	2020	322,875	5,000	403,696	—	41,692	—	152,336	925,599

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)(4)	Total ($)

James D. Wilson, Jr.	2020	350,818	5,000	414,245	—	142,402	—	11,500	923,965
Chief Revenue Officer	2019	350,032	—	286,206	—	17,268	—	—	653,506
	2018	340,600	—	285,100	—	—	—	12,246	637,946
Eduard Scheiterer	2020	316,636	—	311,229	—	55,135	—	56,691	739,691
Senior Vice President of Research and Development	2019	347,100	—	194,061	—	10,842	—	415,887	967,890
	2018	300,208	—	193,349	—	—	—	518,961	1,012,518

(1)

Represents discretionary bonuses granted by the Compensation Committee on January 15, 2021 based on certain significant strategic and operational improvements achieved by the Company during 2020. For a description of the discretionary bonuses, see “Elements of 2020 Executive Compensation—Annual Cash Incentives—2020 Discretionary Bonuses”.

(2)

Annual Stock Awards: Amounts include the aggregate grant date fair value of annual stock awards made during 2020, 2019 and 2018, including grants of time-based RSUs and market-based PSUs, computed in accordance with the Stock Compensation Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). The grant date fair values of the time-based RSUs are based on the market price of our common stock on the date of grant. The grant date fair values of the market-based PSUs are based on the probable outcome of the performance conditions as of the grant dates (taking into account a Monte Carlo simulation applicable to the market-based performance metric), or $14.43 for the market-based PSUs granted to the NEOs in 2020, $10.03 for the market-based PSUs granted to the NEOs in 2019 and $16.59 for the market-based PSUs granted to the NEOs in 2018. For a description of the assumptions used to determine these amounts, see the Stock-Based Compensation note to the consolidated financial statements in our Annual Report on Form 10-K for each of the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018. The maximum values of the market-based PSUs (calculated by multiplying the maximum potential number of market-based PSUs that could be earned by the grant date fair values set forth above) are: for Mr. Stanton, $1,087,575, $1,003,697 and $1,061,271 for the 2020, 2019 and 2018 awards, respectively; for Mr. Foliano, $310,498, $219,251 and $173,150 for the 2020, 2019 and 2018 awards, respectively; for Mr. Centis, $193,355 for the 2020 award; for Mr. Wilson, $234,112, $222,531 and $228,419 for the 2020, 2019 and 2018 awards, respectively; and for Mr. Scheiterer, $162,554, $150,886 and $154,909 for the 2020, 2019 and 2018 awards, respectively.

Overlay Plan Stock Awards (3-year awards): Amounts include the aggregate grant date fair value of the performance-based PSUs granted pursuant to the 2020 Overlay Plan computed in accordance with the Stock Compensation Topic of the FASB ASC, based on the market price of our common stock on the date of grant. For a description of the assumptions used to determine these amounts, see the Stock-Based Compensation note to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The target and maximum values of the performance-based PSUs granted under the 2020 Overlay Plan (calculated by multiplying the maximum potential number of performance-based PSUs that could have been earned by the grant date fair value) are: for Mr. Stanton, $485,374 and $693,394, respectively; for Mr. Foliano, $161,791 and $231,134, respectively; for Mr. Centis, $161,791 and $231,134, respectively; for Mr. Wilson, $121,348 and $173,352, respectively; and for Mr. Scheiterer, $107,858 and $154,087, respectively. There can be no assurance that the grant date fair value will ever be realized.

(3)

Represents compensation earned pursuant to the 2020 VICC programs established under the ADTRAN, Inc. Variable Incentive Compensation Plan. The annual cash incentive awards are based on pre-established, performance-based targets and, therefore, are reportable as “Non-Equity Incentive Plan Compensation” rather than as “Bonus.” For a description of the annual cash incentive awards, see “Elements of 2020 Executive Compensation—Annual Cash Incentives—2020 VICC Programs”. For Mr. Wilson, $88,102 of this amount represents a sales incentive payment earned during 2020. See “Elements of 2020 Executive Compensation—Annual Cash Incentives—2020 Sales Incentive Arrangement” for a description of this arrangement.

(4)	All Other Compensation for 2020 for each NEO consists of the following:

Name	Company Contributions to 401(k) Plan ($)(a)	Perquisites ($)(b)	Total ($)
Thomas R. Stanton	11,400	2,229	13,629
Michael K. Foliano	11,400	100	11,500
Ronald D. Centis	11,400	140,936	152,336
James D. Wilson, Jr.	11,400	100	11,500
Eduard Scheiterer	—	56,691	56,691

(a)

Represents the Company’s contributions in 2020 to each NEO’s 401(k) retirement plan account. For 2020, the Company’s 401(k) plan required us to match 100% of an employee’s contributions to the plan up to the first 3% of such employee’s annual compensation and 50% of an employee’s contributions to the plan up to the next 2% of such employee’s annual compensation, for a total company match of up to 4% of an employee’s contribution. Compensation that may be considered in calculating the contribution amount for each employee was limited to $285,000 for 2020.

(b)

For Mr. Stanton, this amount includes $2,129 of premiums paid by the Company for continued additional medical benefits and the value of a gift card. For each of Messrs. Foliano and Wilson, this amount includes the value of a gift card. For Mr. Centis, this amount includes a $140,811 taxable relocation allowance and the value of a gift card. For Mr. Scheiterer, this amount includes a commuter flat rate allowance of $41,007, a car allowance and a travel allowance.

(5)	Compensation information is not provided for Mr. Centis for 2019 or 2018 as he was not a named executive officer.

Grants of Plan-Based Awards in 2020

The following table provides certain information regarding the annual cash incentive compensation and equity incentive awards granted to our NEOs during the fiscal year ended December 31, 2020.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)
Thomas R. Stanton	—	94,665	946,651	1,893,301	—	—	—	—	—	—	—
	3/6/2020	—	—	—	30,837	61,674	88,106	—	—	—	485,374
	11/16/2020	—	—	—	—	—	—	50,246	—	—	635,612
	11/16/2020	—	—	—	12,562	50,246	75,369	—	—	—	725,050
Michael K. Foliano	—	21,775	217,754	435,508	—	—	—	—	—	—	—
	3/6/2020	—	—	—	10,279	20,558	29,369	—	—	—	161,791
	11/16/2020	—	—	—	—	—	—	14,345	—	—	181,464
	11/16/2020	—	—	—	3,586	14,345	21,518	—	—	—	206,998
Ronald D. Centis	—	10,897	145,294	290,588	—	—	—	—	—	—	—
	3/6/2020	—	—	—	10,279	20,558	29,369	—	—	—	161,791
	11/16/2020	—	—	—	—	—	—	8,933	—	—	113,002
	11/16/2020	—	—	—	2,233	8,933	13,400	—	—	—	128,903
James D. Wilson, Jr.	—	10,525	140,327	280,654	—	—	—	—	—	—	—
	—	—	87,705	—	—	—	—	—	—	—	—
	3/6/2020	—	—	—	7,710	15,419	22,027	—	—	—	121,348
	11/16/2020	—	—	—	—	—	—	10,816	—	—	136,822
	11/16/2020	—	—	—	2,704	10,816	16,224	—	—	—	156,075

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)
Eduard Scheiterer	—	10,686	142,486	284,972	—	—	—	—	—	—	—
	3/6/2020	—	—	—	6,852	13,705	19,579	—	—	—	107,858
	11/16/2020	—	—	—	—	—	—	7,510	—	—	95,002
	11/16/2020	—	—	—	1,878	7,510	11,265	—	—	—	108,369

(1)

The amounts shown in these columns reflect the threshold, target and maximum amounts potentially payable to each NEO under our 2020 VICC programs for 2020, as described above under “Elements of 2020 Executive Compensation—Annual Cash Incentives—2020 VICC Programs.” The actual amount earned in 2020 by each NEO under the 2020 VICC programs is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Mr. Wilson was also eligible to earn a sales incentive payment during 2020, and his target established by the Compensation Committee was $87,705. There is no threshold or maximum level of sales applicable to this arrangement. See “Elements of 2020 Executive Compensation—Annual Cash Incentives—2020 Sales Incentive Arrangement” for a description of this arrangement.

(2)

The amounts shown in these columns reflect the threshold, target and maximum amounts potentially payable to each NEO who received (i) a performance-based PSU award granted on March 6, 2020 pursuant to the 2020 Overlay Plan and (ii) a three-year market-based PSU award granted on November 16, 2020 under the 2020 Employee Plan, each as described above under “Elements of 2020 Executive Compensation—Long-Term Equity Incentive Awards.”

(3)

The amounts shown in this column reflect the number of time-based RSUs granted to each NEO on November 16, 2020 under the 2020 Employee Plan. The awards vest in four annual installments of one-fourth each on the first four anniversaries of the date of grant.

(4)

With respect to the time-based RSUs granted to each NEO, the value shown in this column is the grant date fair value of the full award. With respect to the performance-based PSUs granted to each NEO on March 6, 2020 pursuant to the 2020 Overlay Plan, the value shown in this column is the grant date fair value of the target award (calculated by multiplying the target number of performance-based PSUs by $7.87, which is based on the probable outcome of the performance conditions as of the date of grant). With respect to the market-based PSUs granted to each NEO on November 16, 2020, the value shown in this column is the grant date fair value of the target award (calculated by multiplying the target number of market-based PSUs by $14.43, which is based on the probable outcome of the performance conditions as of the date of grant, taking into account a Monte Carlo simulation applicable to the market-based performance metric). For a description of the assumptions used to determine these amounts, see the Stock-Based Compensation note to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. There can be no assurance that the grant date fair value will ever be realized.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by our NEOs as of December 31, 2020.

		Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Thomas R. Stanton	8/31/2011	75,366	—	—	30.36	—	—	—	—
	11/3/2012	75,366	—	—	16.97	—	—	—	—
	11/2/2013	75,366	—	—	23.64	—	—	—	—
	11/14/2014	94,207	—	—	18.97	—	—	—	—
	11/14/2015	94,207	—	—	15.33	—	—	—	—
	11/11/2017	—	—	—	—	6,826	100,820	—	—
	11/9/2018	—	—	—	—	21,325	314,970	48,822	721,101
	11/15/2019	—	—	—	—	50,035	739,017	98,001	1,447,475
	3/6/2020	—	—	—	—	—	—	61,674	910,925
	11/16/2020	—	—	—	—	50,246	742,133	50,246	742,133
Michael K. Foliano	8/31/2011	18,062	—	—	30.36	—	—	—	—
	11/3/2012	18,062	—	—	16.97	—	—	—	—
	11/2/2013	18,062	—	—	23.64	—	—	—	—
	11/14/2014	22,578	—	—	18.97	—	—	—	—
	11/14/2015	22,578	—	—	15.33	—	—	—	—
	11/11/2017	—	—	—	—	1,114	16,454	—	—
	11/9/2018	—	—	—	—	3,480	51,400	7,966	117,658
	11/15/2019	—	—	—	—	10,930	161,436	21,408	316,196
	3/6/2020	—	—	—	—	—	—	20,558	303,642
	11/16/2020	—	—	—	—	14,345	211,876	14,345	211,876
Ronald D. Centis	2/25/2019	—	—	—	—	1,500	22,155	2,164	31,962
	11/15/2019	—	—	—	—	8,940	132,044	17,509	258,608
	3/6/2020	—	—	—	—	—	—	20,558	303,642
	11/16/2020	—	—	—	—	8,933	131,940	8,933	131,940
James D. Wilson, Jr.	8/31/2011	20,034	—	—	30.36	—	—	—	—
	11/2/2013	20,034	—	—	23.64	—	—	—	—
	11/14/2014	25,043	—	—	18.97	—	—	—	—
	11/14/2015	18,782	—	—	15.33	—	—	—	—
	11/11/2017	—	—	—	—	1,471	21,727	—	—
	11/9/2018	—	—	—	—	4,591	67,809	10,508	155,203
	11/15/2019	—	—	—	—	11,094	163,858	21,728	320,923
	3/6/2020	—	—	—	—	—	—	15,419	227,739
	11/16/2020	—	—	—	—	10,816	159,752	10,816	159,752
Eduard Scheiterer	7/10/2012	13,900	—	—	27.75	—	—	—	—
	11/2/2013	4,550	—	—	23.64	—	—	—	—
	11/14/2014	10,000	—	—	18.97	—	—	—	—
	11/14/2015	19,980	—	—	15.33	—	—	—	—
	11/11/2017	—	—	—	—	996	14,711	—	—
	11/9/2018	—	—	—	—	3,113	45,979	7,126	105,251
	11/15/2019	—	—	—	—	7,522	111,100	14,733	217,606
	3/6/2020	—	—	—	—	—	—	13,705	202,423
	11/16/2020	—	—	—	—	7,510	110,923	7,510	110,923

(1)	The stock options granted under the 2006 Employee Stock Plan and the 2015 Employee Stock Plan expire ten years from the date of grant.

(2)	The stock options granted under the 2006 Employee Stock Plan and the 2015 Employee Stock Plan vested 25% on each of the first four anniversaries of the date of grant.
(3)	The time-based RSUs granted under the 2015 Employee Stock Plan and the 2020 Employee Plan vest 25% on each of the first four anniversaries of the date of grant.
(4)

The market value is based on the closing price of our common stock on Nasdaq on December 31, 2020, the last trading day of 2020, of $14.77, multiplied by the number of unvested time-based RSUs or unearned PSUs, as applicable.

(5)

The amounts in this column equal the number of unearned PSUs granted under the 2015 Employee Stock Plan and the 2020 Employee Plan, as applicable, (a) at the projected level of achievement as of December 31, 2020 for the PSUs awarded in each of 2018 and 2019 and (b) at the target performance level for the PSUs awarded in 2020. The market-based PSUs granted in November of each year are earned based on our relative TSR over a three-year performance period, and the performance-based PSUs granted on March 6, 2020 pursuant to the 2020 Overlay Plan are earned based on our Adjusted EBIT over a three-year performance period. Therefore, the amounts indicated are not necessarily indicative of the amounts that may actually be earned by the individual executives. For a description of the PSUs granted in 2020, see “Elements of 2020 Executive Compensation—Long-Term Equity Incentive Awards”.

Option Exercises and Stock Vested in 2020

The following table sets forth information with respect to RSUs that vested and PSUs that were earned by the NEOs during the fiscal year ended December 31, 2020.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Thomas R. Stanton	—	—	60,135	745,420
Michael K. Foliano	—	—	10,822	134,379
Ronald D. Centis	—	—	3,479	41,999
James D. Wilson, Jr.	—	—	13,103	162,442
Eduard Scheiterer	—	—	8,942	110,854

(1)

Represents (i) the time-based RSUs that vested in 2020, which RSUs vest 25% on each of the first four anniversaries of the respective date of grant, and (ii) the market-based PSUs earned in 2020 pursuant to the three-year PSU awards granted on November 11, 2017.

(2)

The value realized upon the vesting of the time-based RSUs is calculated based upon the closing price of our common stock on Nasdaq on the applicable vesting dates. The value realized upon the issuance of the earned market-based PSUs is calculated based upon the closing price of our common stock on Nasdaq on November 11, 2020, of $12.51.

Equity Compensation Plans

2006 Employee Stock Incentive Plan

In 2006, we adopted the ADTRAN, Inc. 2006 Employee Stock Incentive Plan, as amended (the “2006 Employee Stock Plan”), under which awards of stock options, RSUs, PSUs and restricted stock were granted to certain of our employees pursuant to the terms of award agreements. The 2006 Employee Stock Plan expired in January 2016, so no additional awards are available for issuance. Outstanding awards granted prior to the expiration remain subject to the terms of the 2006 Employee Stock Plan.

Change of Control and Other Transactions. Upon a change of control (as defined in the 2006 Employee Stock Plan), which includes a reorganization or other corporate transaction, any outstanding awards shall immediately become fully exercisable or vested, unless otherwise determined by the Compensation Committee and set forth in the applicable award agreement. See “Potential Payments Upon Termination or Change in Control.” In the event of a reorganization or other corporate transaction, the Compensation Committee may decide that awards will apply to securities of the resulting corporation, that any or all options will be immediately exercisable, that options will be immediately exercisable and terminate after 30 days’ notice to holders, and/or that awards of restricted stock or restricted stock units will become immediately fully vested.

Amendment and Termination. Our Board of Directors may amend or terminate any award agreement entered into pursuant to the 2006 Stock Incentive Plan at any time. However, no amendment may adversely affect the rights of holders of outstanding awards without their consent, and no award agreement may be amended to reprice any award.

2015 Employee Stock Incentive Plan

In 2015, we adopted the ADTRAN, Inc. 2015 Employee Stock Incentive Plan, as amended (the “2015 Employee Stock Plan”), under which awards of stock options, RSUs and PSUs have been granted to our employees pursuant to the terms of award agreements. The Board of Directors adopted the 2020 Employee Plan on March 6, 2020, and the Company’s stockholders approved the 2020 Employee Plan at the 2020 Annual Meeting of Stockholders, so no additional awards are available for issuance under the 2015 Employee Stock Plan. Outstanding awards granted under the 2015 Employee Stock Plan will remain subject to the terms of such plan.

Change of Control and Other Transactions. Upon a corporate transaction, including a change of control (as defined in the 2015 Employee Stock Plan), the Compensation Committee may make appropriate adjustments to the shares available for, and the exercise price and/or base value of, awards and other actions it deems appropriate including, without limitation, providing that awards will be: (i) substituted for equivalent awards; (ii) upon reasonable prior written notice, terminated without payment if not exercised within a certain period (for stock options) or terminated if not accepted within a certain period (for time-based RSUs); (iii) terminated in exchange for payment; (iv) fully vested and exercisable; and/or (v) with respect to PSUs, issued based on the higher of the actual attainment of the performance targets or the grantee’s target award. See “Potential Payments Upon Termination or Change in Control.”

Amendment and Termination. The Board may amend or terminate any award agreement entered into pursuant to the 2015 Employee Stock Plan at any time. However, no amendment may adversely affect the rights of holders of outstanding awards without their consent, and no award agreement may be amended to reprice any award.

2020 Employee Stock Incentive Plan

The Board of Directors adopted the ADTRAN, Inc. 2020 Employee Stock Incentive Plan (the “2020 Employee Plan”) on March 6, 2020, and the Company’s stockholders approved the 2020 Employee Plan at the 2020 Annual Meeting of Stockholders on May 13, 2020. The purpose of the 2020 Employee Plan is to further the growth and development of the Company by offering certain employees and key service providers and advisors of the Company and our subsidiaries the opportunity to obtain an ownership interest in the Company. The 2020 Employee Plan also provides such individuals with an added incentive to continue in the employment and/or service, promote the growth, efficiency and profitability, and help attract outstanding individuals to the service, of the Company and its subsidiaries. The following is a summary of the material terms and provisions of the 2020 Employee Plan:

Administration. Under the 2020 Employee Plan, the Board appoints a committee to administer the 2020 Employee Plan, which committee must consist solely of non-employee directors. The Board has appointed the Compensation Committee, all of whose members qualify as non-employee directors, to administer the 2020

Employee Plan. Among other powers and duties, the committee has the authority to interpret the 2020 Employee Plan, to prescribe, amend, and rescind rules and regulations relating to the 2020 Employee Plan, to determine the terms and provisions of award agreements, and to make all other determinations necessary or advisable for the administration of the 2020 Employee Plan. With respect to awards to non-officer employees and service providers, the Plan authorizes the Company’s CEO to grant awards using the form of award agreement approved by the committee.

Common Stock Subject to Awards; Maximum Limit. The stock underlying awards under the 2020 Employee Plan is our common stock. The total aggregate shares of common stock authorized for issuance during the term of the 2020 Employee Plan is limited to 2,772,000 shares, subject to adjustment in connection with awards previously granted under the 2015 Employee Stock Plan as described below, with no more than 250,000 shares awarded to any participant during any calendar year, subject to adjustment as provided in the 2020 Employee Plan. All such shares that are available for issuance under the 2020 Employee Plan can be used to grant incentive stock options (“ISOs”). Common stock subject to awards and other provisions of the 2020 Employee Plan shall consist of the following: (i) authorized but unissued shares of common stock; (ii) authorized and issued shares of common stock held by the Company in its treasury which have been reacquired by the Company; and (iii) shares of common stock purchased by the Company in the open market.

If an award under the 2020 Employee Plan or the 2015 Employee Stock Plan is cancelled, terminates, expires without exercise, is forfeited or lapses, the shares retained or returned to the Company will again be available for issuance under the 2020 Employee Plan. If the exercise price of a stock option, base value (defined below) of a stock appreciation right (“SAR”) or tax withholding obligations are satisfied by tendering shares of common stock to the Company or by withholding shares of common stock, the number of shares of stock so tendered or withheld will not be available again for issuance under the 2020 Employee Plan.

Adjustments. The committee will make appropriate and proportional adjustments to the number and kind of shares available for, and the exercise price and/or base value of, awards to reflect any change in our capital structure by reason of a stock split, stock dividend, reclassification or other recapitalization affecting the common stock. The committee (or, for participants other than officers, the Company’s CEO) also has the power, in connection with a participant’s separation from service, to accelerate vesting of outstanding awards or allow continued vesting and exercise of outstanding awards over their original vesting and exercise period.

Types of Awards. The 2020 Employee Plan permits grants of ISOs, nonqualified stock options (“NQSOs”), SARs, restricted stock and restricted stock units (“RSUs”). Each award is subject to an award agreement approved by the committee reflecting the terms and conditions of the award.

Performance-Based Awards. Awards under the 2020 Employee Plan may be subject to certain performance measures and the committee must certify attainment of the performance measures before any payment of the award is made. Unless the committee specifies otherwise in the award agreement or approved by separate action of the committee (or CEO) as described under Adjustments above, if restricted stock or RSUs are subject to performance-based vesting, then upon the participant’s death or disability, or upon a change of control, a portion of the award becomes immediately vested on a pro-rata basis (based on the portion of the performance period that has elapsed), as if the performance measures had been achieved at target.

Corporate Transaction; Change of Control. Upon a corporate transaction, including a change of control, the committee may make appropriate adjustments to the shares available for, and the exercise price and/or base value of, awards and other actions it deems appropriate including, without limitation, providing that awards will be: (i) substituted for equivalent awards; (ii) upon reasonable prior written notice, terminated without payment if not exercised within a certain period (for stock options and SARs) or terminated if not accepted within a certain period (for restricted stock and RSUs); (iii) terminated in exchange for payment; (iv) fully vested and exercisable; and/or (v) with respect to performance-based awards, settled based on the higher of the actual attainment of the performance targets or the grantee’s target award.

Amendment and Termination. The Board shall have the power at any time to amend, modify, or repeal any provisions of the 2020 Employee Plan, to suspend the operation of the 2020 Employee Plan or any of its provisions for any period or periods, or to terminate the 2020 Employee Plan in whole or in part. Notwithstanding the foregoing, the addition, amendment, modification, repeal, suspension or termination shall not adversely affect the rights of a participant who has an outstanding award without the consent of the participant. No modification or amendment of the 2020 Employee Plan may be made without the prior approval of the Company’s stockholders if such approval is necessary with respect to tax, securities or other applicable laws or rules or regulations of any stock exchange. Unless earlier terminated by the Board, the 2020 Employee Plan will remain in effect until the tenth (10th) anniversary of the effective date, or May 13, 2030.

2020 Directors Stock Plan

The Board of Directors adopted the ADTRAN, Inc. 2020 Directors Stock Plan (the “2020 Directors Plan”) on March 6, 2020, and the Company’s stockholders approved the 2020 Directors Plan at the 2020 Annual Meeting of Stockholders on May 13, 2020. The purpose of the 2020 Directors Plan is to further the growth and development of the Company by encouraging non-employee directors to obtain a proprietary interest in the Company by owning our stock. The following is a summary of the material terms and provisions of the 2020 Directors Plan:

Administration. Under the 2020 Directors Plan, the Board appoints a committee to administer the 2020 Directors Plan, which committee must consist solely of non-employee directors. The Board has appointed the Compensation Committee, all of whose members qualify as non-employee directors, to administer the 2020 Directors Plan. Among other powers and duties, the committee has the authority to interpret the 2020 Directors Plan, to prescribe, amend, and rescind rules and regulations relating to the 2020 Directors Plan, to determine the terms and provisions of award agreements, and to make all other determinations necessary or advisable for the administration of the 2020 Directors Plan.

Common Stock Subject to Awards; Maximum Limit. The stock underlying awards under the 2020 Directors Plan is our common stock. The total aggregate shares of common stock authorized for issuance during the term of the 2020 Directors Plan is limited to 373,000 shares, subject to adjustment in connection with awards previously granted under the 2020 Directors Plan as described below. Common stock subject to awards and other provisions of the 2020 Directors Plan shall consist of the following: (i) authorized but unissued shares of common stock; (ii) authorized and issued shares of common stock held by the Company in our treasury which have been reacquired by the Company; and (iii) shares of common stock purchased by the Company in the open market.

If an award under the 2020 Directors Plan is cancelled, terminates, expires without exercise, is forfeited or lapses, the shares retained or returned to the Company will again be available for issuance under the 2020 Directors Plan. If the exercise price of a stock option or tax withholding obligations are satisfied by tendering shares of common stock to the Company or by withholding shares of common stock, the number of shares of stock so tendered or withheld will not be available again for issuance under the 2020 Directors Plan.

Adjustments. The committee will make appropriate and proportional adjustments to the number and kind of shares available for, and the exercise price of, awards to reflect any change in our capital structure by reason of a stock split, stock dividend, reclassification or other recapitalization affecting the common stock. The committee also has the power, in connection with a director’s termination of service, to accelerate vesting of outstanding awards or allow continued vesting of outstanding awards over their original vesting period.

Types of Awards. The committee, in its discretion, may award stock options, restricted stock and restricted stock units (“RSUs”) under the 2020 Directors Plan. Each award is subject to an award agreement approved by the committee reflecting the terms and conditions of the award.

Corporate Transaction; Change of Control. Upon a corporate transaction, including a change of control, the committee may make appropriate adjustments to the shares available for, and the exercise price of, awards and other actions it deems appropriate including, without limitation, providing that awards will be: (i) substituted for equivalent awards; (ii) upon reasonable prior written notice, terminated without payment if not exercised within a certain period (for stock options) or terminated if not accepted within a certain period (for restricted stock and RSUs); (iii) terminated in exchange for payment; (iv) fully vested and exercisable; and/or (v) with respect to performance-based awards, settled based on the higher of the actual attainment of the performance targets or the grantee’s target award.

Amendment and Termination. The Board shall have the power at any time to amend, modify, or repeal any provisions of the 2020 Directors Plan, to suspend the operation of the 2020 Directors Plan or any of its provisions for any period or periods, or to terminate the 2020 Directors Plan in whole or in part. Notwithstanding the foregoing, the addition, amendment, modification, repeal, suspension or termination shall not adversely affect the rights of a participant who has an outstanding award without the consent of the participant. No modification or amendment of the 2020 Directors Plan may be made without the prior approval of the Company’s stockholders if such approval is necessary with respect to tax, securities or other applicable laws or rules or regulations of any stock exchange. Unless earlier terminated by the Board, the 2020 Directors Plan will remain in effect until the tenth (10th) anniversary of the effective date, or May 13, 2030.

Nonqualified Deferred Compensation in 2020

The following table sets forth information regarding the deferred compensation plans in which our NEOs participated in 2020.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)
Thomas R. Stanton	172,119	(2)	—	3,541,373	—	19,112,771
Michael K. Foliano	46,667	(3)	—	221,190	—	1,432,335
Ronald D. Centis	—		—	—	—	—
James D. Wilson, Jr.	—		—	89,987	—	257,936
Eduard Scheiterer	—		—	—	—	—

(1)	These amounts reflect the following amounts that have been reported as compensation to the NEO in previous proxy statements: Mr. Stanton, $8,039,996; Mr. Foliano, $1,008,407; and Mr. Wilson, $281,967.
(2)	Amount reflects a cash contribution, which is included in the “Salary” column for 2020 of the Summary Compensation Table.
(3)

Amount reflects a cash contribution of $8,499, which is included in the “Salary” column for 2020 of the Summary Compensation Table, and an equity contribution of 3,051 market-based PSUs earned in 2020 with a value on the date of issuance of $38,168, which is included in the “Stock Awards” column of the Option Exercises and Stock Vested in 2020 Table.

We maintain the ADTRAN, Inc. Deferred Compensation Plan for Employees, the ADTRAN, Inc. Deferred Compensation Plan for Directors, the ADTRAN, Inc. Equity Deferral Program for Employees and the ADTRAN, Inc. Equity Deferral Program for Directors. These four plans were originally a single deferred compensation plan; however, for administrative purposes, we restated that single plan into four separate plans which we refer to herein, collectively, as a single “Deferred Compensation Plan.” This Deferred Compensation Plan is offered as a supplement to our tax-qualified 401(k) plan and is available to our officers and directors who have been duly appointed or elected by our Board of Directors or stockholders, as applicable.

The Deferred Compensation Plan allows participants to defer a portion of their salaries and all or a portion of their annual VICC and equity awards, and permits us to make matching contributions on a discretionary basis, without the limitations that apply to the 401(k) plan. To date, we have not made any matching contributions under this plan. All contributions are unfunded and are credited to bookkeeping accounts for the participants, although we have set aside assets in a rabbi trust to pay for the benefits under the Deferred Compensation Plan. Each participant’s account is credited with earnings as if the account were invested as elected by the participant among pre-approved mutual funds. Benefits are usually distributed or begin to be distributed on the first day of the month following the six-month anniversary of the participant’s separation from service. Benefits will be paid in a single lump sum cash payment, and any deferred stock awards will be paid in whole shares of ADTRAN common stock with fractional shares paid in cash; however, a participant may, in some cases, elect to receive a portion of his or her benefit in installments paid over three or ten years.

Under the Deferred Compensation Plan, participants are entitled to receive their benefits upon termination of employment (provided the termination is a “separation from service” as defined in Section 409A of the Code). The amount they receive is based on their account balance, which would consist of their contributions to the plan and any earnings as described above. Benefits are not payable from the plan until the first day of the month following the six-month anniversary of the participant’s separation from service.

Potential Payments Upon Termination or Change in Control

This section describes the limited benefits that would be provided to our NEOs under our executive compensation arrangements upon a change in control of the Company or following termination of employment (provided, in some cases further described below, the termination must be a “separation from service” as defined in Section 409A of the Code). We also provide a table below showing the potential benefits payable to each of our NEOs upon a change in control of the Company or following termination of employment as of December 31, 2020.

Cash Incentive Compensation

Under the Company’s annual variable incentive compensation (“VICC”) programs, which are established pursuant to the ADTRAN, Inc. Variable Incentive Compensation Plan, a plan participant must be employed by the Company through the date that payment of an award is scheduled to be made for a plan year to be eligible to receive any award for such year. If a termination of employment for any reason occurred on December 31, 2020, the executive would be disqualified from the VICC program for 2020 and any VICC would be forfeited. In the event of a change in control of the Company, each executive will receive an immediate lump sum cash payment of the VICC award in an amount consistent with the expected level of achievement and for a proportionate share of the annualized amount for the part-year period ending on the change in control event.

Under Mr. Wilson’s sales incentive arrangement, if his employment is terminated voluntarily, he is entitled to receive his earned compensation through the date of termination. If his employment is terminated by the Company for cause, management has sole discretion to pay his earned compensation through the date of termination. In the event of Mr. Wilson’s death, his estate will receive his earned compensation.

2006 Employee Stock Incentive Plan

Under our 2006 Employee Stock Plan, the stock options we have granted will become immediately vested and exercisable upon a participant’s death or disability, or upon a change of control. All unvested options are forfeited immediately upon a termination of employment for any other reason. Upon termination of employment for cause, all outstanding options immediately terminate. Vested options may be exercised (i) for one year after termination due to death, disability or retirement, (ii) for 90 days after termination for any other reason (other than for cause) and (iii) for three (3) months after a termination of employment following a change of control for any reason other than death, disability, termination for cause or voluntary termination.

2015 Employee Stock Plan and 2020 Employee Plan

Under our 2015 Employee Stock Plan and 2020 Employee Plan, all awards (or portions thereof) that remain unexercisable or unvested upon a participant’s termination of employment for any reason (provided the termination is a “separation from service” as defined in Section 409A of the Code), other than as a result of death, disability or change of control, shall be forfeited by the participant immediately upon the date of such termination, unless the Compensation Committee decides otherwise. If such termination is the result of death or disability or if there is a change of control, then any outstanding awards shall immediately become fully exercisable or vested. With respect to outstanding PSU awards, then upon one of the above accelerating events, a portion of the shares subject to such award shall be deemed earned equal to the target number of shares multiplied by a fraction, the numerator of which equals the number of days elapsed from the date of grant to the date of the applicable acceleration event and the denominator of which equals the days in the performance period.

The following table sets forth the potential benefits payable to our NEOs pursuant to the arrangements described above, assuming a termination of employment or a change in control had occurred on December 31, 2020.

The table does not include:

•	compensation or benefits previously earned by the NEOs or equity incentive awards that were already fully vested prior to December 31, 2020;

•	the amounts payable under the Deferred Compensation Plan that are disclosed in the table entitled “Nonqualified Deferred Compensation in 2020” above; or

•	the value of any benefits (such as retiree health coverage, life insurance and disability coverage) provided on the same basis to substantially all other employees.

Benefit/Plan/Program	Thomas R. Stanton ($)	Michael K. Foliano ($)	Ronald D. Centis ($)	James D. Wilson, Jr. ($)	Eduard Scheiterer ($)
PSUs (1)	1,103,464	246,991	173,567	248,615	181,891
Time-based RSUs (2)	1,896,941	441,165	286,139	413,146	282,713
Stock options (3)	—	—	—	—	—
VICC (4)	362,189	83,313	41,692	54,300	55,135
Sales incentive compensation (5)	—	—	—	88,102	—
Total value upon a change of control (6)	3,362,594	771,469	501,398	716,061	519,739
Total value upon termination of employment due to death or disability (7)	3,000,405	688,156	459,706	749,863	464,604
Total value upon termination of employment for any other reason (8)	—	—	—	88,102	—

(1)

Amounts represent the potential value of unearned PSUs granted under the 2015 Employee Stock Plan and 2020 Employee Plan that would have been deemed earned upon a change of control or upon termination of employment by reason of death or disability on December 31, 2020, based on a price of $14.77 per share, the closing price of our common stock on Nasdaq on December 31, 2020.

(2)

Amounts represent the potential value of unvested time-based RSUs granted under the 2015 Employee Stock Plan and 2020 Employee Plan that would have vested upon a change of control or upon termination of employment by reason of death or disability on December 31, 2020, based on a price of $14.77 per share, the closing price of our common stock on Nasdaq on December 31, 2020.

(3)	None of the NEOs held any unvested stock options that would have vested upon a change of control or upon termination of employment by reason of death or disability on December 31, 2020.
(4)	Amounts represent the amount payable to each participant under the VICC programs for 2020 upon a change in control on December 31, 2020, which reflect the actual VICC awards earned for 2020.

(5)

Amount represents the amount payable to Mr. Wilson under his sales incentive arrangement for 2020 upon a termination of employment due to death or a voluntary termination of employment on December 31, 2020, which reflects the actual sales incentive compensation earned for 2020. This analysis assumes that, upon a termination by the Company for cause on December 31, 2020, management would not exercise its discretion to pay Mr. Wilson his earned compensation.

(6)

Reflects the sum of (i) the value of the issuance of shares of common stock issued pursuant to outstanding PSUs; (ii) the value of the accelerated vesting and settlement of unvested time-based RSUs; and (iii) amounts payable under the VICC programs for 2020, in each case as of December 31, 2020.

(7)

Reflects the sum of (i) the value of the issuance of shares of common stock issued pursuant to outstanding PSUs and (ii) the value of the accelerated vesting and settlement of unvested time-based RSUs, in each case as of December 31, 2020. For Mr. Wilson, this amount also reflects the amount payable under his sales incentive arrangement for 2020.

(8)	Reflects the amount payable to Mr. Wilson under his sales incentive arrangement for 2020 in the event of his voluntary termination of employment on December 31, 2020.

Pay Ratio

As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Stanton, our CEO. For 2020, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our Company (other than our CEO), was $96,353; and

•

the annual total compensation of our CEO was $2,898,033, which reflects the amount reported in the “Total” column for 2020 of the Summary Compensation Table plus an estimate for non-discriminatory health and welfare benefits.

Based on this information, for 2020, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was approximately 30 to 1. Below is a description of the methodology and the material assumptions, adjustments and estimates that we used to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the median employee. We believe that this information is useful to put into context the ratio comparing the annual total compensation of the median employee in our Company with the annual total compensation of our CEO.

We determined that, as of December 31, 2020, our employee population consisted of approximately 1,650 individuals working at the Company and our consolidated subsidiaries. Given our global business, our workforce is distributed among a number of countries and regions. Of those, approximately 68.2% of these employees are located in the United States.

We measured compensation using the 12-month period ending December 31, 2020. Our compensation programs vary from region to region and, among our various consolidated subsidiaries in each region, from country to country. Our employees are compensated on either a salaried basis or an hourly basis. In addition, some employees receive equity incentive awards, sales incentives and/or bonuses. We included salary or hourly wages, as applicable, as well as any equity incentive awards granted and bonuses and sales incentives earned for 2020 in our measurement to determine the median of the annual total compensation of all our employees.

Our workforce includes a number of part-time employees and temporary employees. In making our determination of the median employee, we did not annualize the compensation of part-time employees, temporary employees or employees who were hired in 2020 but did not work for us or our consolidated subsidiaries for the entire fiscal year. We also did not make any cost-of-living adjustments in identifying the median employee. For purposes of this disclosure, we applied foreign currency to U.S. dollar exchange rates using the rate of exchange of each applicable currency as of December 31, 2020.

Using this methodology, we determined that the median employee was a full-time, salaried employee located in the United States. With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and added an estimated amount for non-discriminatory health and welfare benefits, resulting in annual total compensation of $96,353. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column for 2020 of the Summary Compensation Table and added an estimate for non-discriminatory health and welfare benefits.

Director Compensation

The table below sets forth information regarding compensation paid to our non-employee directors (including our director emeritus) for 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
H. Fenwick Huss	115,000	90,008	—	205,008
Gregory McCray	90,000	90,008	—	180,008
Anthony Melone (2)	45,000	—	—	45,000
Balan Nair	90,000	90,008	—	180,008
Roy J. Nichols (3)	90,000	90,008	—	180,008
Jacqueline H. Rice	95,000	90,008	—	185,008
Kathryn A. Walker	97,500	90,008	—	187,508

(1)

These amounts represent the aggregate grant date fair value of 6,094 shares of time-based restricted stock granted to each of the Company’s non-employee directors on December 31, 2020, computed in accordance with the Stock Compensation Topic of the FASB ASC, based on the market price of our common stock on the date of grant. For a description of the assumptions used to determine these amounts, see the Stock-Based Compensation note to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Except for Mr. Melone, each non-employee director held 6,094 shares of unvested time-based restricted stock as of December 31, 2020. Mr. Melone did not receive a grant of restricted stock in 2020, as he did not stand for re-election at the 2020 Annual Meeting of Stockholders.

(2)	Mr. Melone did not stand for re-election as a director at the 2020 Annual Meeting of Stockholders.
(3)	Mr. Nichols passed away on August 29, 2021.

In 2020, each of our non-employee directors received an annual fee of $90,000 for service as a director, payable quarterly in advance. The chairperson of the Nominating and Corporate Governance Committee chairperson received an additional $5,000, the chairperson of the Compensation Committee received an additional $7,500, the chairperson of the Audit Committee received an additional $10,000 and the Lead Director received an additional $15,000 (such full-year amounts were pro-rated based on the actual length of service in these positions during 2020). Directors who are employees of the Company receive no directors’ fees. All directors are reimbursed for their reasonable expenses in connection with the performance of their duties. Directors are also eligible to participate in the Deferred Compensation Plan.

Our non-employee directors were entitled to participate in the 2020 Directors Stock Plan, which our stockholders approved at the 2020 Annual Meeting of Stockholders. The Compensation Committee has determined that the annual equity grant to non-employee directors pursuant to the 2020 Directors Stock Plan should comprise approximately 50% of the directors’ total remuneration for the calendar year (excluding any compensation for serving as a committee chair or lead director or any additional meeting fees), or a lesser amount as determined in the discretion of our Board. In no event shall any annual equity award have a fair market value greater than $150,000. In addition, upon initially joining the Board, a new director will receive an initial award equal to 50% of the value of the annual equity grant made in the calendar year prior to the calendar year in which the new director joins the Board, or a lesser amount as determined in the discretion of our Board. The initial grant will be in addition to any annual grant. Grants under the 2020 Directors Stock Plan are in the form of restricted stock unless our Board (upon recommendation from the Compensation Committee) determines to grant awards in the form of RSUs or nonqualified stock options.

Awards granted under the 2020 Directors Stock Plan (whether in the form of restricted stock, RSUs or nonqualified stock options) vest in full on the first anniversary of the grant date, unless the vesting schedule is varied by the Compensation Committee in the director’s award agreement. Unvested shares of restricted stock vest immediately upon a change in control of the Company or if the director’s service is terminated due to death or disability. In the event of a director’s “separation from service,” the Compensation Committee may in its discretion accelerate the vesting of unvested shares of restricted stock or permit continued vesting on the original vesting schedule.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ADTRAN

The following discussion should be read in conjunction with ADTRAN’s condensed consolidated financial statements, the consolidated financial statements, the related notes thereto and the section entitled “Risk Factors” included in this proxy statement/prospectus. ADTRAN has omitted discussion of the earliest of the three years of financial condition and results of operations and this information can be found in Part I, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of ADTRAN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 25, 2020, which is available free of charge on the SEC’s website at sec.gov and on our website at www.adtran.com.

This discussion is designed to provide the reader with information that will assist in understanding ADTRAN’s condensed consolidated financial statements and consolidated financial statements, the changes in certain key items in those financial statements from period to period, and the primary factors that accounted for those changes, as well as how certain accounting principles affect our financial statements. See “Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus for a description of important factors that could cause actual results to differ from expected results. In this section, unless otherwise specified, the terms “we,” “our,” “us,” and the “Company” refers to ADTRAN.

Overview

ADTRAN is a leading global provider of networking and communications platforms, systems and services focused on the broadband access market, serving a diverse domestic and international customer base in multiple countries that includes Tier-1, -2 and -3 service providers, alternative service providers, such as utilities, municipalities and fiber overbuilders, cable/MSOs, SMBs and distributed enterprises. Our innovative solutions and services enable voice, data, video and internet-communications across a variety of network infrastructures and are currently in use by millions worldwide. We support our customers through our direct global sales organization and our distribution networks. Our success depends upon our ability to increase unit volume and market share through the introduction of new products and succeeding generations of products having optimal selling prices and increased functionality as compared to both the prior generation of a product and to the products of competitors in order to gain market share. In order to service our customers and grow revenue, we are continually conducting research and development of new products addressing customer needs and testing those products for the specific requirements of the particular customers. We are focused on being a top global supplier of access infrastructure and related value-added solutions from the cloud edge to the subscriber edge. We offer a broad portfolio of flexible software and hardware network solutions and services that enable service providers to meet today’s service demands, while enabling them to transition to the fully-converged, scalable, highly-automated, cloud-controlled voice, data, internet and video network of the future. In addition to our corporate headquarters in Huntsville, Alabama, we have sales and research and development facilities in strategic global locations.

We ended the third quarter of 2021 with a year-over-year revenue increase of 3.7% as compared to the three months ended September 30, 2020, driven by increased shipments to a diverse mix of global Tier 1 and regional service providers. During the third quarter of 2021, we had two 10% revenue customers geographically diversified, one U.S. distributor and one international customer. Our year-over-year domestic revenue declined by 1.0% as compared to the three months ended September 30, 2020, driven by decreased network planning and implementation services in our Services & Support segment. Internationally, our revenue increased by 14.7% compared to the prior year period, primarily driven by access network builds in the Asia Pacific region, with a focus on Australia, increased shipments to alternative network operators and a Tier-1 operator in Europe. We experienced record demand for our solutions in the third quarter of 2021 setting an all-time high for bookings in a quarter. This increased demand comes from service providers planning to deploy our fiber access platforms, in-home service delivery platforms and SaaS applications. We expect this growth to accelerate. During the third quarter we secured two additional Tier-1 fiber customers, and previously announced Tier-1 fiber customers significantly increased their bookings for our fiber access platforms. Although our revenue growth and profitability in the near-term are impacted by supply chain issues, our long-term outlook continues to strengthen given the record demand for our products and our expectation of an improving supply chain in 2022.

In March 2020, the World Health Organization declared the novel coronavirus (COVID-19) outbreak a global pandemic. The SARS-CoV-2 coronavirus (or variants of the SARS-CoV-2 coronavirus, including the Delta variant) continues to spread throughout the U.S. and the world and has resulted in authorities implementing varying measures to contain the virus, including travel bans and restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. Although vaccines have been approved and are being distributed, it cannot be predicted how long it will take before market conditions return to normal and there can be no assurance that the economic recovery will occur or offset the uncertainty and instability triggered by the pandemic. New and potentially more contagious variants of the COVID-19 virus are developing in several countries, including regions in which we have significant operations. The COVID-19 variants could further amplify the impact of the pandemic. While we are unable to accurately predict the full impact that the COVID-19 global pandemic will have on our results of operations, financial condition, liquidity and cash flows due to numerous uncertainties, including the duration and severity of the pandemic and containment measures, our compliance with these measures has impacted our day-to-day operations and could disrupt our business and operations, as well as that of our key customers, suppliers and other counterparties, for an indefinite period of time. We have experienced a significant impact to our supply chain given COVID-19 and the related global semiconductor chip shortage, including delays in supply chain deliveries, extended lead times and shortages of some key components, some raw material cost increases and slowdowns at certain production facilities. We have also had to increase our volume of inventory to ensure supply continuity during the pandemic. In addition, we have experienced significant increases in freight-related costs due to the global shipping crisis. During the third quarter of 2021, the Company incurred supply chain constraint expenses which lowered our gross margins and decreased our profitability. While throughout the pandemic we have seen increased demand in networking requirements and utilization due to social distancing guidelines issued by governments, as well as COVID-19 related reductions in travel and infrastructure expenses, it is possible that we could experience some slowdown in demand, further supply chain issues and an increased impact from the ongoing semiconductor shortage and shortages of certain other key components as the pandemic continues. If the impacts of this shortage are more severe than we expect, it could result in longer lead times, inventory supply challenges and further increased costs, all of which could result in the deterioration of our results, potentially for a longer period than currently anticipated. To support the health and well-being of our employees, customers, partners and communities, many of our employees are working remotely as of the date of filing this proxy statement/prospectus. However, there is risk that a number of our employees could be infected with COVID-19, including our key personnel. In addition, actions that have been taken and that may be taken by the Company, our customers, suppliers and counterparties in response to the pandemic, including the implementation of alternative work arrangements for certain employees, as well as the impacts to our supply chain, including delays in supply chain deliveries and the related global semiconductor chip shortage, have delayed and may continue to delay the timing of some orders and expected deliveries. Lastly, even after the COVID-19 pandemic has subsided, we may continue to experience adverse impacts to our business as a result of any economic recession that has occurred or may occur in the future as a result of the COVID-19 pandemic.

Among our customers, we made progress with our fiber, fiber-extension, in-home service delivery platforms and cloud services while also continuing to engage in value-added service opportunities that we expect will contribute to sales over the remainder of 2021 and beyond. In addition, we believe that we are at the beginning of a significant investment cycle for fiber deployment and in-home Wi-Fi connectivity driven by technology advancements and regulatory influences. The transition to next-generation network architectures is beginning, and we are seeing demand for our next-generation fiber access and connected home solutions. In 2021, payments to service providers under government funding programs such as the FCC RDOF have started.

In addition to classifying our operations into two reportable segments, we report revenue across three categories of products and services – (1) Access & Aggregation, (2) Subscriber Solutions & Experience and (3) Traditional & Other Products.

ADTRAN’s Access & Aggregation platforms are used by communication service providers to connect their network infrastructure to subscribers. This revenue category includes hardware- and software-based products and services that aggregate and/or originate access technologies. ADTRAN solutions within this category include a wide array of modular or fixed platforms designed to deliver the best technology and economy based on subscriber density and environmental conditions.

ADTRAN’s Subscriber Solutions & Experience portfolio is used by service providers to terminate their infrastructure at the customer’s premises while providing an immersive and interactive experience for the subscriber. These solutions include copper and fiber WAN termination, LAN switching, Wi-Fi access, and cloud software services, for both residential and business markets.

ADTRAN’s Traditional & Other Products category generally includes a mix of prior-generation technologies’ products and services, as well as other products and services that do not fit within the other revenue categories.

ADTRAN’s operating results have fluctuated, and may continue to fluctuate, on a quarterly basis due to several factors, including customer order activity, supply chain constraints, component availability, and backlog. A substantial portion of our shipments in any fiscal period relates to orders received and shipped within that fiscal period for customers under agreements containing non-binding purchase commitments. Further, a significant percentage of orders require delivery within a few days requiring us to maintain higher inventory levels. These factors normally result in a varying order backlog and limited order flow visibility; however, with the current global supply chain and transportation constraints, and limited availability of semiconductor chips and other components of our products, we have experienced and may continue to experience extended lead times, increased logistics intervals and costs, and lower volume of products deliveries, which has had and may continue to have a material adverse effect on our operating results and could have a material adverse effect on customer relations and our financial condition. Normal operating expenses are relatively fixed in the short term; therefore, a shortfall in quarterly revenues could significantly impact our financial results in a given quarter.

We continue to support our customer demand for our products by working with our suppliers, contract manufacturers, distributors, and customers to address and to limit the disruption to our operations and order fulfillment.

ADTRAN’s operating results may also fluctuate as a result of a number of other factors, including a decline in general economic and market conditions, specifically the decline that initially resulted from the COVID-19 pandemic and that may recur, foreign currency exchange rate movements, increased competition, customer order patterns, changes in product and services mix, timing differences between price decreases and product cost reductions, product warranty returns, expediting costs, tariffs and announcements of new products by us or our competitors. Additionally, maintaining sufficient inventory levels to assure prompt delivery of our products increases the amount of inventory that may become obsolete and increases the risk that the obsolescence of this inventory may have an adverse effect on our business and operating results. Also, not maintaining sufficient inventory levels to assure prompt delivery of our products may cause us to incur expediting costs to meet customer delivery requirements, which may negatively impact our operating results. In recent years, the Company initiated restructuring plans to realign our expense structure with the reduction in revenue experienced and with overall Company objectives. Management assessed the efficiency of our operations and consolidated locations and personnel, among other things, and implemented certain cost savings initiatives, where possible. See Note 19 of ADTRAN’s condensed consolidated financial statements included in this proxy statement/prospectus.

ADTRAN’s historical financial performance is not necessarily a meaningful indicator of future results, and in general, management expects that our financial results may vary from period to period. Factors that could materially affect our business, financial condition or operating results are included in this proxy statement/prospectus under the section entitled “Risk Factors.”

Critical Accounting Policies and Estimates

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, if different estimates reasonably could have been used or if changes in the accounting estimate that are reasonably likely to occur could materially impact the results of financial operations. Several accounting policies, as described in Note 1 of Notes to ADTRAN’s audited consolidated financial statements and unaudited condensed consolidated financial statements included in this proxy/statement prospectus, require material subjective or complex judgment and have a significant impact on our financial condition and results of operations, as applicable. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our Consolidated Financial Statements:

Revenue

Revenue is measured based on the consideration expected to be received in exchange for transferring goods or providing services to a customer and as performance obligations under the terms of the contract are satisfied. Generally, this occurs with the transfer of control of a product to the customer. Review of contracts with customers, for both direct customers and distributors, are performed and assessed for principal versus agent considerations to determine primary responsibility for delivery of performance obligation, presumed inventory risk, and discretion in establishing pricing, when applicable. For transactions where there are multiple performance obligations, individual products and services are accounted for separately if they are distinct (if a product or service is separately identifiable from other items and if a customer can benefit from it on its own or with other resources that are readily available to the customer). The consideration, including any discounts, is allocated between separate products and services based on their stand-alone selling prices. Stand-alone selling prices are determined based on the prices at which the separate products and services are sold and are allocated based on each item’s relative value to the total value of the products and services in the arrangement. For items that are not sold separately, we estimate stand-alone selling prices primarily using the “expected cost plus a margin” approach. Payment terms are generally 30 days in the U.S. and typically longer in many geographic markets outside the U.S. Shipping fees are recorded as revenue and the related cost is included in cost of sales. Sales, value-added and other taxes collected concurrently with revenue-producing activities are excluded from revenue. Costs of obtaining a contract, if material, are capitalized and amortized over the period that the related revenue is recognized if greater than one year. We have elected to account for shipping fees as a cost of fulfilling the related contract. We have also elected to apply the practical expedient related to the incremental costs of obtaining contracts and recognize those costs as an expense when incurred if the amortization period of the assets is one year or less. These costs are included in selling, general and administrative expenses. Capitalized costs with an amortization period greater than one year were immaterial.

Revenue is generated by two reportable segments: Network Solutions and Services & Support.

Network Solutions Segment—Includes hardware products and software defined next-generation virtualized solutions used in service provider or business networks, as well as prior generation products. The majority of the revenue from this segment is from hardware sales.

Hardware and Software Revenue

Revenue from hardware sales is recognized when control is transferred to the customer, which is generally when the products are shipped. Shipping terms are generally FOB shipping point. Revenues from software license sales are recognized at delivery and transfer of control to the customer. Revenue is recorded net of estimated discounts and rebates using historical trends. Customers are typically invoiced when control is transferred and revenue is recognized. Our products generally include assurance-based warranties of 90 days to five years for product defects.

In certain transactions, we are also the lessor in sales-type lease arrangements for network equipment that have terms of 18 months to five years. These arrangements typically include network equipment, network implementation services and maintenance services.

Services & Support Segment—A complete portfolio of maintenance, network implementation and solutions integration and managed services, which include hosted cloud services and subscription services to complement our Network Solutions segment.

Maintenance Revenue

Our maintenance service periods range from one month to five years. Customers are typically invoiced and pay for maintenance services at the beginning of the maintenance period. We recognize revenue for maintenance services on a straight-line basis over the maintenance period as our customers benefit evenly throughout the contract term and deferred revenues, when applicable, are recorded in unearned revenue and non-current unearned revenue.

Network Implementation Revenue

We recognize revenue for network implementation, which primarily consists of engineering, execution and enablement services at a point in time when each performance obligation is complete. If we have recognized revenue but have not billed the customer, the right to consideration is recognized as a contract asset that is included in other receivables on the Consolidated Balance Sheet. The contract asset is transferred to accounts receivable when the completed performance obligation is invoiced to the customer.

Inventory

We carry our inventory at the lower of cost and net realizable value, with cost being determined using the first-in, first-out method. Standard costs for material, labor, and manufacturing overhead are used to value inventory and are updated at least quarterly. Most variances are expensed in the current period; therefore, our inventory costs approximate actual costs at the end of each reporting period. We establish reserves for estimated excess and obsolete inventory equal to the difference between the cost of the inventory and the estimated net realizable value of the inventory based on estimated reserve percentages, which consider historical usage, known trends, inventory age and marketing conditions. If actual trends and market conditions are less favorable than those projected by management, we may be required to make additional inventory write-downs. Our reserve for excess and obsolete inventory was $39.6 million and $34.1 million at December 31, 2020 and 2019, respectively. Inventory disposals charged against the reserve were $6.0 million and $1.8 million for the years ended December 31, 2020 and 2019, respectively.

Stock-Based Compensation

For purposes of determining the estimated fair value of market-based performance stock unit (PSU) awards on the date of grant, the Monte Carlo Simulation valuation method is used. These PSUs are subject to a market condition based on the relative total shareholder return of ADTRAN against all of the companies in the NASDAQ Telecommunications Index and vest at the end of a three-year performance period. The fair value of performance-based PSUs, restricted stock units (RSUs) and restricted stock is equal to the closing price of our stock on the business day immediately preceding the grant date. Compensation expense related to unvested performance-based PSUs is recognized over the requisite service period of three years as the achievement of the performance obligation becomes probable. For purposes of determining the estimated fair value of our stock option awards on the date of grant, we use the Black-Scholes Model. This model requires the input of certain assumptions that require subjective judgment. These assumptions include, but are not limited to, expected stock price volatility over the term of the awards and actual and projected employee stock option exercise behaviors. Because our stock option awards have characteristics significantly different from those of traded options, and because changes in the input assumptions can materially affect the fair value estimate, the existing model may not provide a reliable, single measure of the fair value of our stock option awards. Management will continue to assess the assumptions and methodologies used to calculate the estimated fair value of stock-based compensation. Circumstances may change and additional data may become available over time, which could result in changes to these assumptions and methodologies and thereby materially impact our fair value determination. If factors change in future periods, the compensation expense that we record may differ significantly from what we have recorded in the current period.

Goodwill

Goodwill represents the excess purchase price over the fair value of net assets acquired. We evaluate the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. We have elected to by-pass a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit to which the goodwill is assigned is less than its carrying amount and, in turn, performed a step-1 analysis of goodwill. No impairment charges on goodwill were recognized during the years ended December 31, 2020, 2019 and 2018.

Income Taxes

We estimate our income tax provision or benefit in each of the jurisdictions in which we operate, including estimating exposures related to examinations by taxing authorities. We also make judgments regarding the realization of deferred tax assets and establish valuation allowances where we believe it is more likely than not that future taxable income in certain jurisdictions will be insufficient to realize these deferred tax assets. Our estimates regarding future taxable income and income tax provision or benefit may vary due to changes in market conditions, changes in tax laws, or other factors. If our assumptions, and consequently our estimates, change in the future, the valuation allowances we have established may be increased or decreased, impacting future income tax expense. We continually review the adequacy of our valuation allowance and recognize the benefits of deferred tax assets only as the reassessment indicates that it is more likely than not that the deferred tax assets will be realized in accordance with ASC 740, Income Taxes. Due to a decrease in revenue and profitability for 2019, and all other positive and negative objective evidence considered as part of our analysis, our ability to consider other subjective evidence such as projections for future growth is limited when evaluating whether our deferred tax assets will be realized. As such, the Company is no longer able to conclude that it is more likely than not that our domestic deferred tax assets will be realized and a valuation allowance against our domestic deferred tax assets was established in the third quarter of 2019. The amount of the deferred tax assets considered realizable, however, could be adjusted in future periods in the event sufficient evidence is present to support a conclusion that it is more likely than not that all or a portion of our domestic deferred tax assets will be realized.

We establish reserves to remove some or all of the tax benefit of any of our tax positions at the time we determine that the positions become uncertain. We adjust these reserves, including any impact on the related interest and penalties, as facts and circumstances change.

Liability for Warranty

Our products generally include warranties of 90 days to five years for product defects. We accrue for warranty returns at the time of product shipment based on our historical return rate and an estimate of the cost to repair or replace the defective products. We engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers. Our products continue to become more complex in both size and functionality as many of our product offerings migrate from line card applications to total systems. The increasing complexity of our products will cause warranty incidences, when they arise, to be more costly. Our estimates regarding future warranty obligations may change due to product failure rates, material usage, and other rework costs incurred in correcting a product failure. In addition, from time to time, specific warranty accruals may be recorded if unforeseen problems arise. Should our actual experience relative to these factors be worse than our estimates, we will be required to record additional warranty expense. The liability for warranty obligations totaled $7.1 million and $8.4 million at December 31, 2020 and

2019, respectively. These liabilities are included in accrued expenses and other liabilities in the accompanying Consolidated Balance Sheets.

Pension Benefit Plan Obligations

Pension benefit plan obligations are based on various assumptions used by our actuaries in calculating these amounts. These assumptions include discount rates, compensation rate increases, expected return on plan assets, retirement rates and mortality rates. Actual results that differ from the assumptions and changes in assumptions could affect future expenses and obligations. Our net pension liability totaled $18.7 million and $15.9 million at December 31, 2020 and 2019, respectively. This liability is included in pension liability in the accompanying Consolidated Balance Sheets.

Effect of Recent Accounting Pronouncements

See ADTRAN’s financial statements included in this proxy statement/prospectus beginning on page F-9 for a full description of recent accounting pronouncements, including the expected dates of adoption and estimated effects on results of operations and financial condition, which is incorporated herein by reference.

Results of Operations

The following table presents selected financial information derived from our audited consolidated statements of income (loss) and unaudited condensed consolidated statements of income (loss) expressed as a percentage of revenue for the periods indicated. Amounts may not foot due to rounding.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2021	2020	2020	2019
Revenue
Network Solutions	87.5%	86.5%	88.1%	86.1%	86.5%	85.9%
Services & Support	12.5	13.5	11.9	13.9	13.5	14.1

Total Revenue	100.0	100.0	100.0	100.0	100.0	100.0

Cost of Revenue
Network Solutions	58.7	47.2	52.8	47.4	48.2	49.7
Services & Support	6.8	8.6	7.1	9.0	8.8	8.9

Total Cost of Revenue	65.5	55.7	59.9	56.4	57.0	58.7
Gross Profit	34.5	44.3	40.1	43.6	43.0	41.3
Selling, general and administrative expenses	22.4	20.4	21.8	22.5	22.5	24.6
Research and development expenses	19.4	20.4	20.1	22.8	22.4	23.8
Asset impairments	—	—	—	—	—	0.7
Gain on contingency	—	—	—	—	—	(0.2)

Operating Income (Loss)	(7.3)	3.4	(1.8)	(1.7)	(1.9)	(7.5)
Interest and dividend income	0.2	0.3	0.2	0.3	0.4	0.5
Interest expense	—	—	—	—	—	(0.1)
Net investment gain (loss)	—	2.1	0.7	0.5	1.0	2.2
Other income (expense), net	0.5	(1.3)	0.7	(0.6)	(0.6)	0.3

Income (Loss) Before Income Taxes	(6.6)	4.5	(0.2)	(1.6)	(1.2)	(4.7)
Income tax (expense) benefit	(0.9)	(0.4)	0.8)	0.6	1.7	(5.3)

Net Income (Loss)	(7.6)%	4.1%	(1.1)%	(1.0)%	0.5%	(10.0)%

Revenue

Comparison of Three and Nine Months Ended September 30, 2021 to Three and Nine Months Ended September 30, 2020

ADTRAN’s revenue increased 3.7% from $133.1 million for the three months ended September 30, 2020 to $138.1 million for the three months ended September 30, 2021 and increased 8.6% from $376.4 million for the nine months ended September 30, 2020 to $408.8 million for the nine months ended September 30, 2021. The increase in revenue for the three and nine months ended September 30, 2021 was primarily attributable to a $3.8 million and $15.0 million increase in Access & Aggregation revenue, respectively, and a $1.8 million and $21.6 million increase in Subscriber Solutions & Experience revenue, respectively, partially offset by a $0.6 million and $4.2 million decrease in the revenue of our Traditional & Other Products, respectively. Although our revenue increased, supply of semiconductor chips and other components of our products has become constrained resulting in extended lead times and increased costs. Transportation constraints, including shortages for both air and surface freight, as well as labor shortages in the transportation industry, have also affected the timing and the cost of obtaining raw materials and production supplies. Although our revenue growth and profitability in the near-term may be impacted by these global supply chain issues, our long-term outlook continues to strengthen given the strong customer order bookings during the third quarter of 2021.

Network Solutions segment revenue increased 4.8% from $115.2 million for the three months ended September 30, 2020 to $120.8 million for the three months ended September 30, 2021 and increased 11.1% from $323.9 million for the nine months ended September 30, 2020 to $360.0 million for the nine months ended September 30, 2021. The increase in revenue for the three and nine months ended September 30, 2021 was due primarily to revenue of Subscriber Solutions & Experience and Access & Aggregation products. The increase in Subscriber Solutions & Experience revenue for the three and nine months ended September 30, 2021 was primarily attributable to increased volume of network termination and Fiber CPE. The increase in the Access & Aggregation category for the three and nine months ended September 30, 2021 was due to increased volume of fiber access. While we expect that revenue from Traditional & Other Products will continue to decline over time, this revenue may fluctuate and continue for years because of the time required for our customers to transition to newer technologies.

Services & Support segment revenue decreased 3.3% from $17.9 million for the three months ended September 30, 2020 to $17.3 million for the three months ended September 30, 2021 and decreased 6.9% from $52.5 million for the nine months ended September 30, 2020 to $48.8 million for the nine months ended September 30, 2021. The decrease in revenue for the three and nine months ended September 30, 2021 was primarily attributable to decreased network planning and implementation services partially offset by an increase in maintenance and managed services.

International revenue, which is defined as revenue generated from the Network Solutions and Services & Support segments amounts and provided to a customer outside of the U.S., increased 15% from $34.3 million for the three months ended September 30, 2020 to $39.4 million for the three months ended September 30, 2021 and increased 13.1% from $120.1 million for the nine months ended September 30, 2020 to $135.8 million for the nine months ended September 30, 2021. International revenue, as a percentage of total revenue, increased from 29.8% for the three months ended September 30, 2020 to 32.7% for the three months ended September 30, 2021 and increased from 31.9% for the nine months ended September 30, 2020 to 33.2% for the nine months ended September 30, 2021. The increase in percentage of international revenue for the three and nine months ended September 30, 2021, was primarily driven by access network builds in the Asia Pacific region with a focus on Australia, increased shipments to alternative network operators in Europe and revenue from a Tier-1 operator in Europe.

ADTRAN’s international revenue is largely focused on broadband infrastructure and is consequently affected by the decisions of our customers as to timing for installation of new technologies, expansion of their networks and/or network upgrades. Our international customers must make these decisions in the regulatory and political environment in which they operate – both nationally and in some instances, regionally – whether of a multi-country region or a more local region within a country. The competitive landscape in certain international markets is also affected by the increased presence of Asian manufacturers that seek to compete aggressively on price.

As a result of our global operations, our revenue and operating income in some international markets can be affected by foreign currency fluctuations. Consequently, while we expect the global trend towards deployment of more robust broadband speeds and access to continue creating additional market opportunities for us, the factors described above may result in pressure on revenue and operating income. However, for the three and nine months ended September 30, 2021, foreign currency fluctuations did not materially impact our results of operations.

Comparison of Years Ended December 31, 2020 and December 31, 2019

ADTRAN’s revenue decreased 4.4% from $530.1 million for the year ended December 31, 2019 to $506.5 million for the year ended December 31, 2020. Our Services & Support revenue decreased $6.3 million compared to 2019 and our Network Solutions revenue decreased $17.2 million versus the prior year. The decrease in ADTRAN’s 2020 revenue was primarily attributable to a decrease in Access & Aggregation revenue of $35.7 million and Traditional & Other Products revenue of $6.0 million, partially offset by increases in Subscriber Solutions & Experience revenue of $18.2 million.

Network Solutions revenue decreased by 3.8% from $455.2 million in 2019 to $438.0 million in 2020, due primarily to a decrease in sales of ADTRAN’s Access & Aggregation products and Traditional & Other Products, partially offset by increases in Subscriber Solutions & Experience revenue. The decrease in revenue of 9.4% of ADTRAN’s Access & Aggregation products for 2020 was primarily attributable to decreased volume in sales of FTTN products. The increase of 11.9% in 2020 for sales of ADTRAN’s Subscriber Solutions & Experience products was primarily attributable to an increased volume of network termination and Fiber CPE. While ADTRAN expects that revenue from Traditional & Other Products will continue to decline over time, this revenue may fluctuate, and continue to fluctuate, for years because of the time required for ADTRAN’s customers to transition to newer technologies.

Services & Support revenue decreased by 8.5% from $74.8 million in 2019 to $68.5 million in 2020. The decrease in revenue for 2020 was primarily attributable to decreased sales volume of FTTN products for Access & Aggregation.

Domestic revenue increased 17.0% from $300.9 million in 2019 to $352.1 million in 2020. ADTRAN’s domestic growth was driven by an increase in revenue to the RSP market segment and additional fiber deployments across all customers. In addition, such growth was driven by an increase in sales to Tier-2 and Tier-3 customers with diversified business among ADTRAN’s fiber access and CPE, service provider CPE and services.

International revenue, which is defined as revenue generated from the Network Solutions and Services & Support segments amounts and provided to a customer outside of the U.S., decreased 32.6% from $229.2 million for the year ended December 31, 2019 to $154.4 for the year ended December 31, 2020. International revenue, as a percentage of total revenue, decreased from 43.2% for the year ended December 31, 2019 to 30.5% for the year ended December 31, 2020. The decrease in international revenue for 2020 was primarily attributable to the slowdown in shipments to an international Tier-1 customer.

ADTRAN’s international revenue is largely focused on broadband infrastructure and is affected by the decisions of our customers as to timing for installation of new technologies, expansion of their networks and/or network upgrades. ADTRAN’s international customers must make these decisions in the regulatory and political environments in which they operate – both nationally and in some instances, regionally – whether of a multi-country region or a more local region within a country. The competitive landscape in certain international markets is also affected by the increased presence of Asian manufacturers that seek to compete aggressively on price.

As a result of our global operations, our revenue and operating income in some international markets can be impacted by a strengthening U.S. dollar. Consequently, while we expect the global trend towards deployment of more robust broadband speeds and access to continue creating additional market opportunities for us, the factors described above may result in pressure on revenue and operating income. However, for the year ended December 31, 2020, foreign currency fluctuations did not materially impact our results of operations.

Cost of Revenue

Comparison of Three and Nine Months Ended September 30, 2021 to Three and Nine Months Ended September 30, 2020

As a percentage of revenue, cost of revenue increased from 55.7% for the three months ended September 30, 2020 to 65.5% for the three months ended September 30, 2021 and increased from 56.4% for the nine months ended September 30, 2020 to 59.9% for the nine months ended September 30, 2021. For the three months ended September 30, 2021, the increase was primarily attributable to supply chain constraint related expenses. For the nine months ended September 30, 2021, the increase was primarily attributable to supply chain constraint related expenses and to a lesser extent changes in customer and product mix and a regional revenue shift.

Network Solutions cost of revenue, as a percentage of that segment’s revenue, increased from 54.5% for the three months ended September 30, 2020 to 67.1% for the three months ended September 30, 2021 and increased from 55.1% for the nine months ended September 30, 2020 to 60.0% for the nine months ended September 30, 2021. The increase in cost of revenue as a percentage of revenue for the three and nine months ended September 30, 2021 was primarily attributable to supply chain constraint related expenses. The increase in cost of revenue as a percentage of revenue for the nine months ended September 30, 2021 was primarily attributable to supply chain constraint related expenses and to a lesser extent changes in customer and product mix and a regional revenue shift.

Services & Support cost of revenue, as a percentage of that segment’s revenue, decreased from 63.6% for the three months ended September 30, 2020 to 54.2% for the three months ended September 30, 2021 and decreased from 64.5% for the nine months ended September 30, 2020 to 59.1% for the nine months ended September 30, 2021. The decrease in cost of revenue as a percentage of revenue for the three and nine months ended September 30, 2021 was primarily attributable to customer mix, changes in services and support mix.

Services & Support revenue is comprised of network planning and implementation, maintenance, support and cloud-based management services, with network planning and implementation being the largest and fastest growing component in the long-term. Compared to our other services, such as maintenance, support and cloud-based management services, our network planning and implementation services typically utilize a higher percentage of internal and subcontracted engineers, professionals and contractors to perform the work for customers. The additional costs incurred to perform these infrastructure and labor-intensive services inherently result in lower average gross margins as compared to maintenance and support services. Within the Services & Support segment, we do expect variability in gross margins from quarter-to-quarter based on the mix of the services recognized.

Comparison of Years Ended December 31, 2020 and December 31, 2019

As a percentage of revenue, cost of revenue decreased from 58.7% for the year ended December 31, 2019 to 57.0% for the year ended December 31, 2020. The decrease was primarily attributable to regional revenue shifts, changes in customer and product mix and a decrease in fixed personnel costs as a result of our restructuring program initiated in 2019.

Network Solutions cost of revenue, as a percentage of that segment’s revenue, decreased from 57.9% of revenue in 2019 to 55.8% of revenue in 2020. The decrease in Network Solutions cost of revenue as a percentage of that segment’s revenue was primarily attributable to changes in customer and product mix, a regional revenue shift and a decrease in fixed personnel costs as a result of our restructuring program initiated in 2019.

An important part of ADTRAN’s strategy is to reduce the cost of each succeeding generation of product and then lower the product’s selling price based on the cost savings achieved in order to gain market share and/or improve gross margins. This may cause variations in our gross profit percentage due to timing differences between the recognition of cost reductions and the lowering of product selling prices.

Services & Support cost of revenue, as a percentage of that segment’s revenue, increased from 63.1% of revenue in 2019 to 65.3% of revenue in 2020. The increase in Services & Support cost of revenue as a percentage of that segment’s revenue in 2020 was primarily attributable to changes in services and support mix and volume.

Services & Support revenue is comprised of network planning and implementation, maintenance, support and cloud-based management services, with network planning and implementation being the largest and fastest growing component in the long-term. Compared to our other services, such as maintenance, support and cloud-based management services, our network planning and implementation services typically utilize a higher percentage of internal and subcontracted engineers, professionals and contractors to perform the work for customers. The additional costs incurred to perform these infrastructure and labor-intensive services inherently result in lower average gross margins as compared to maintenance and support services.

As our network planning and implementation revenue grew to become the largest component of our Services & Support segment business, our Services & Support segment gross margins decreased versus those reported when maintenance and support comprised the majority of the business. Further, because the growth in our network planning and implementation services has resulted in our Services & Support segment revenue comprising a larger percentage of our overall revenue, and because our Services & Support segment gross margins are generally below those of the Network Solutions segment, our overall corporate gross margins may decline as that business continues to grow. Within the Services & Support segment, we do expect variability in gross margins from quarter-to-quarter based on the mix of the services recognized.

Selling, General and Administrative Expenses

Comparison of Three and Nine Months Ended September 30, 2021 to Three and Nine Months Ended September 30, 2020

As a percentage of revenue, selling, general and administrative expenses increased from 20.4% for the three months ended September 30, 2020 to 22.4% for the three months ended September 30, 2021 and decreased from 22.5% for the nine months ended September 30, 2020 to 21.8% for the nine months ended September 30, 2021. Selling, general and administrative expenses as a percentage of revenue will generally fluctuate whenever there is a significant fluctuation in revenue for the periods being compared.

Selling, general and administrative expenses increased 13.8% from $27.2 million for the three months ended September 30, 2020 to $31.0 million for the three months ended September 30, 2021 and increased 5.5% from $84.6 million for the nine months ended September 30, 2020 to $89.3 million for the nine months ended September 30, 2021. The increase in selling, general and administrative expenses for the three months ended September 30, 2021 was primarily attributable to increased acquisition expenses and labor related expenses, partially offset by deferred compensation related costs and lower restructuring expenses. The increase in selling, general and administrative expenses for the nine months ended September 30, 2021 was primarily attributable to increased acquisition expenses, deferred compensation related costs and insurance expense, partially offset by decreases in restructuring expenses, travel related expense and legal expense.

Comparison of Years Ended December 31, 2020 and December 31, 2019

Selling, general and administrative expenses as a percentage of revenue decreased from 24.6% for the year ended December 31, 2019 to 22.5% for the year ended December 31, 2020. Selling, general and administrative expenses as a percentage of revenue will generally fluctuate whenever there is a significant fluctuation in revenues for the periods being compared as these costs are relatively fixed in the short term.

Selling, general and administrative expenses decreased by 12.5% from $130.3 million for the year ended December 31, 2019 to $114.0 million for the year ended December 31, 2020. Selling, general and administrative expenses include personnel costs for management, accounting, information technology, human resources, sales and marketing, as well as accounting, tax and other professional fees, contract services and legal and litigation related costs. The decrease in selling, general and administrative expenses was primarily attributable to lower travel related expenses, personnel costs due to our restructuring program initiated in 2019 and the capitalization of certain costs related to our ongoing enterprise resource planning implementation project as well as marketing related costs, such as trade show expenses, offset by increased contract and professional services mainly related to our enterprise resource planning implementation project.

Research and Development Expenses

Comparison of Three and Nine Months Ended September 30, 2021 to Three and Nine Months Ended September 30, 2020

As a percentage of revenue, research and development expenses decreased from 20.4% for the three months ended September 30, 2020 to 19.4% for the three months ended September 30, 2021 and decreased from 22.8% for the nine months ended September 30, 2020 to 20.1% for the nine months ended September 30, 2021. Research and development expenses as a percentage of revenue will fluctuate whenever there are incremental product development activities or significant fluctuations in revenue for the periods being compared.

Research and development expenses decreased 1.7% from $27.2 million for the three months ended September 30, 2020 to $26.8 million for the three months ended September 30, 2021 and decreased 4.3% from $85.8 million for the nine months ended September 30, 2020 to $82.1 million for the nine months ended September 30, 2021. The decrease in research and development expenses for the three and nine months ended September 30, 2021 was primarily attributable to lower personnel costs which were mainly the result of our restructuring programs, partially offset by increased contract services.

We expect to continue to incur research and development expenses in connection with our new and existing products. We continually evaluate new product opportunities and engage in significant research and product development efforts, which provides for new product development, enhancement of existing products and product cost reductions. We may incur significant research and development expenses prior to the receipt of revenue from a major new product group.

Comparison of Years Ended December 31, 2020 and December 31, 2019

Research and development expenses as a percentage of revenue decreased from 23.8% for the year ended December 31, 2019 to 22.4% for the year ended December 31, 2020. Research and development expenses as a percentage of revenue will fluctuate whenever there are incremental product development activities or significant fluctuations in revenue for the periods being compared as these costs are relatively fixed in the short term.

Research and development expenses decreased by 10.2% from $126.2 million for the year ended December 31, 2019 to $113.3 million for the year ended December 31, 2020. The decrease in research and development expenses was primarily attributable to lower personnel costs and other expenses, such as operating expenses, which were mainly the result of our restructuring program initiated in 2019 as well as lower travel related costs, partially offset by increased contract services and restructuring related costs.

We expect to continue to incur research and development expenses in connection with our new and existing products and our expansion into international markets. We continually evaluate new product and market opportunities and engage in significant research and development efforts which provide for new product development, enhancement of existing products and product cost reductions. We may incur significant research and development expenses prior to the receipt of revenue from a major new product group.

Asset Impairments

Comparison of Three and Nine Months Ended September 30, 2021 to Three and Nine Months Ended September 30, 2020

Asset impairments, which were $0.1 million for the nine months ended September 30, 2020, related to the abandonment of certain information technology projects in which we had previously capitalized costs. There were no asset impairments recognized during the three months ended September 30, 2020 or September 30, 2021 or for the nine months ended September 30, 2021.

Comparison of Years Ended December 31, 2020 and December 31, 2019

Asset impairments, which were $3.9 million and less than $0.1 million for the years ended December 31, 2019 and 2020, respectively, relate to the abandonment of certain information technology implementation projects in which we had previously capitalized costs. See Note 1 and Note 8 of the notes to ADTRAN’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information.

Gain on Contingency

Comparison of Three and Nine Months Ended September 30, 2021 to Three and Nine Months Ended September 30, 2020

There was no gain on contingency recognized during the three or nine months ended September 30, 2021 or September 30, 2020.

Comparison of Years Ended December 31, 2020 and December 31, 2019

Gain on contingency, which was $1.2 million for the year ended December 31, 2019, relates to the reversal of unearned contingent liabilities which were initially recognized upon the acquisition of SmartRG in the fourth quarter of 2018. There was no gain on contingency recognized during the year ended December 31, 2020.

Interest and Dividend Income

Comparison of Three and Nine Months Ended September 30, 2021 to Three and Nine Months Ended September 30, 2020

Interest and dividend income remained constant at $0.3 million for the three months ended September 30, 2020 and 2021, and decreased 14.0% from $1.0 million for the nine months ended September 30, 2020 to $0.9 million for the nine months ended September 30, 2021. The decrease in interest and dividend income was primarily attributable to a decrease in the rate of return on our investments due to lower interest rates. Our total investments increased from $84.2 million as of September 30, 2020 to $86.5 million as of September 30, 2021.

Comparison of Years Ended December 31, 2020 and December 31, 2019

Interest and dividend income decreased by 30.0% from $2.8 million for the year ended December 31, 2019 to $1.9 million for the year ended December 31, 2020. The decrease in interest and dividend income was primarily attributable to a decrease in interest income as a result of a decline in our investment balances. Our investment balances decreased due to the maturity of our certificate of deposit which served as collateral for our taxable revenue bonds and the sale of certain equity investments for working capital and other purposes. Our investments decreased from $127.7 million as of December 31, 2019 to $83.3 million as of December 31, 2020.

Interest Expense

Comparison of Three and Nine Months Ended September 30, 2021 to Three and Nine Months Ended September 30, 2020

Interest expense was less than $0.1 million for each of the three and nine months ended September 30, 2021 and 2020. Interest expense during the first nine months of 2021 was primarily related to our Revolving Credit Agreement that we entered into during the fourth quarter of 2020.

Comparison of Years Ended December 31, 2020 and December 31, 2019

Interest expense, which is related to our taxable revenue bonds, decreased by $0.5 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was due to the outstanding principal balance of the taxable revenue bonds being paid off upon maturity in January 2020. See “Financing Activities” in “Liquidity and Capital Resources” below for additional information on our taxable revenue bond.

Net Investment Gain (Loss)

Comparison of Three and Nine Months Ended September 30, 2021 to Three and Nine Months Ended September 30, 2020

We recognized a net investment gain of $2.8 million and a net investment loss of $0.1 million for the three months ended September 30, 2020 and 2021, respectively, and a net investment gain of $1.8 million and $2.9 million for the nine months ended September 30, 2020 and 2021, respectively. The fluctuations in our net investments were primarily attributable to changes in the fair value of our securities recognized during the period. We expect that any future market volatility, whether from COVID-19 or other factors, will result in continued volatility in our investment portfolio. See Note 6 of the notes to ADTRAN’s condensed consolidated financial statements included in this proxy statement/prospectus, and “Investing Activities” in “Liquidity and Capital Resources” below for additional information.

Comparison of Years Ended December 31, 2020 and December 31, 2019

We recognized a net investment gain of $11.4 million and $4.9 million for the years ended December 31, 2019 and 2020, respectively. The decrease in our net investment gain was primarily attributable to changes in fair value of equity securities recognized during the period and impairment charges related to an equity investment. During the year ended December 31, 2020, our investments were impacted by varying market conditions, including the COVID-19 pandemic, which resulted in a sharp downturn in the markets during the first quarter of 2020 followed by market improvements and more positive results from a favorable portfolio mix during the remainder of 2020. We expect that any future equity market volatility, whether from COVID-19 or other factors, will result in continued volatility in our investment portfolios. See “Investing Activities” in “Liquidity and Capital Resources” and Note 1 and Note 6 of the notes to the audited consolidated financial statements included in elsewhere in this proxy statement/prospectus for additional information.

Other Income (Expense), Net

Comparison of Three and Nine Months Ended September 30, 2021 to Three and Nine Months Ended September 30, 2020

Other income (expense), net, which primarily consisted of gains and losses on foreign currency transactions and income from excess material sales, improved from expense of $1.7 million for the three months ended September 30, 2020 to income of $0.6 million for the three months ended September 30, 2021 and improved from expense of $2.3 million for the nine months ended September 30, 2020 to income of $2.7 million for the nine months ended September 30, 2021.

Comparison of Years Ended December 31, 2020 and December 31, 2019

Other income (expense), net, decreased from income of $1.5 million for the year ended December 31, 2019 to expense of $3.3 million for the year ended December 31, 2020. For the year ended December 31, 2020, other income (expense), net, is comprised primarily of gains and losses on foreign currency transactions. For the year ended December 31, 2019, other income (expense), net, consisted mainly of the receipt of a one-time insurance proceeds from a life insurance policy.

Income Tax Expense (Benefit)

Comparison of Three and Nine Months Ended September 30, 2021 to Three and Nine Months Ended September 30, 2020

Our effective tax rate increased from an expense of 9.3% of pre-tax income for the three months ended September 30, 2020, to an expense of 14.1% of pre-tax loss for the three months ended September 30, 2021 and increased from a benefit of 36.8% of pre-tax loss for the nine months ended September 30, 2020 to an expense of 354.5% of pre-tax loss for the nine months ended September 30, 2021. The change in the effective tax rate for the three months ended September 30, 2021 was driven by tax expense in our international operations and additional changes in the valuation allowance related to our domestic operations. The change in the effective tax rate for the nine months ended September 30, 2021 was primarily driven by a tax benefit of $7.8 million recognized during the nine months ended September 30, 2020 as a result of the enactment of the CARES Act in March 2020. See Note 4 of the Notes to ADTRAN’s condensed consolidated financial statements as of and for the period ended June 30, 2021 included in the proxy statement/prospectus for additional information.

Comparison of Years Ended December 31, 2020 and December 31, 2019

ADTRAN’s effective tax rate decreased from an expense of 113.8%, for the year ended December 31, 2019 to a benefit of 138.1% for the year ended December 31, 2020. The change in the effective tax rate between the two periods was primarily driven by the establishment of a valuation allowance against our domestic deferred tax assets in the amount of $42.8 million during the year ended December 31, 2019, and tax benefits generated from loss carrybacks as a result of the passage of the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, partially offset by tax expense in foreign jurisdictions during the year ended December 31, 2020. See Note 14 of the notes to ADTRAN’s consolidated financial statements in this proxy statement/prospectus for additional information.

Net Income (Loss)

Comparison of Three and Nine Months Ended September 30, 2021 to Three and Nine Months Ended September 30, 2020

As a result of the above factors, net income (loss) decreased from net income of $5.5 million for the three months ended September 30, 2020 to a net loss of $10.4 million for the three months ended September 30, 2021 and from a net loss of $3.7 million for the nine months ended September 30, 2020 to net loss of $4.4 million for the nine months ended September 30, 2021.

Comparison of Years Ended December 31, 2020 and December 31, 2019

As a result of the above factors, our net income (loss) increased from a net loss of $53.0 million for the year ended December 31, 2019 to net income of $2.4 million for the year ended December 31, 2020. As a percentage of revenue, net loss was 10.0% for the year ended December 31, 2019. As a percentage of revenue, net income was 0.5% for the year ended December 31, 2020.

Liquidity and Capital Resources

Liquidity

We have historically financed, and we currently expect to continue to finance, our ongoing business with existing cash, investments and cash flow from operations. We have used, and expect to continue to use, existing cash, investments and cash generated from operations for working capital, business acquisitions, purchases of treasury stock, shareholder dividends and other general corporate purposes, including product development activities to enhance our existing products and develop new products, expansion of our sales and marketing activities and capital expenditures. We believe that our cash and cash equivalents, investments and cash generated from operations will be adequate to meet our operating and capital needs for at least the next 12 months.

As of September 30, 2021, cash on hand was $75.5 million and short-term investments were $2.6 million, which resulted in available short-term liquidity of $78.1 million, of which $55.9 million was held by our foreign subsidiaries. As of December 31, 2020, cash on hand was $60.2 million and short-term investments were $3.1 million, which resulted in available short-term liquidity of $63.3 million, of which $49.7 million was held by our foreign subsidiaries. As of December 31, 2019, cash on hand was $73.8 million and short-term investments were $33.2 million, which resulted in available short-term liquidity of $107.0 million, of which $52.3 million was held by our foreign subsidiaries. The decrease in short-term liquidity from December 31, 2019 to December 31, 2020 was primarily attributable to the maturity of a certificate of deposit of $25.6 million that served as collateral for our revenue bond, which matured in January 2020, and the sale of certain equity investments for working capital and other purposes. Generally, we intend to permanently reinvest funds held outside the U.S., except to the extent that any of these funds can be repatriated without withholding tax.

During the fourth quarter of 2020, the Company entered into a Revolving Credit and Security Agreement and related Promissory Note, or, together, the Revolving Credit Agreement, with Cadence Bank, N.A., as lender, or the Lender. The Revolving Credit Agreement provides the Company with a new $10.0 million secured revolving credit facility. Loans under the Revolving Credit Agreement will bear interest at a rate equal to 1.50% over the screen rate as obtained by Reuter’s, Bloomberg or another commercially available source as may be designated by the Lender from time to time; provided, however, that in no event shall the applicable rate of interest under the Revolving Credit Agreement be less than 1.50% per annum. Such loans are secured by all of the cash, securities, securities entitlements and investment property in a certain bank account, as outlined in the Revolving Credit Agreement, at a maximum loan-to-value ratio of 75% determined by dividing the full commitment amount under the Revolving Credit Agreement on the date of testing, determined by the Lender each fiscal quarter, by the market value of the collateral. Based on the market value of the collateral at September 30, 2021, the Company had $10.0 million of loan availability under the revolving credit facility as of such date. The Revolving Credit Agreement matures on November 4, 2021, subject to earlier termination upon the occurrence of certain events of default. The Company entered into the Revolving Credit Agreement in order to increase the flexibility and management of its short-term liquidity. To date, the Company has not made any draws under the Revolving Credit Agreement. The Company agreed to certain negative covenants that are customary for credit arrangements of this type, including, among other things, restrictions on the Company’s ability to enter into mergers, acquisitions or other business combination transactions, grant liens or suffer a material adverse change in the condition or affairs (financial or otherwise) of the Company, which negative covenants are subject to certain exceptions. The Company must be in compliance with all covenants to be able to draw on the line of credit. As of September 30, 2021, the Company was in compliance with all covenants.

The following table summarizes ADTRAN’s cash flows:

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
Net cash provided by (used in)	(dollar amounts in thousands)
Operating activities	$28,891	$(5,317)	$(16,518)	$(2,472)	$55,454
Investing activities	(3,620)	37,899	41,399	(9,791)	285
Financing activities	(7,126)	(37,593)	(42,977)	(17,870)	(32,416)

Net increase (decrease) in cash, cash equivalents and restricted cash	18,145	(5,011)	(18,096)	(30,133)	23,323
Net effect of exchange rate changes	(2,719)	2,641	4,502	(1,598)	(4,242)
Cash, cash equivalents, and restricted cash at the end of the period	$75,605	$71,403	$60,179	$73,773	$105,504

Operating Activities

Net cash used in operating activities of $16.5 million during the year ended December 31, 2020 increased by $14.0 million compared to $2.5 million cash used in operating activities during the year ended December 31, 2019. This increase resulted primarily from the decrease in our net cash inflow from working capital. The decrease in our net cash inflow from working capital was primarily driven by an increase in payments made to trade suppliers for inventory and a decrease in inventory turnover. Additional details related to our working capital and its drivers are discussed below. The increase in cash used in operating activities, generated from the change in our net cash inflow from working capital, was partially offset by the $55.4 million improvement in net income, which grew from a net loss position of $53.0 million for the year ended December 30, 2019 to a net income position of $2.4 million in the year ended December 31, 2020. The growth in net income contributed to the increase in net income (loss) adjusted for non-cash items, which increased by $27.0 million from a net loss before non-cash items of $8.0 million for the year ended December 30, 2019 to a net income before non-cash items of 19.0 million for the year ended December 30, 2020.

Net cash provided by operating activities of $28.9 million during the nine months ended September 30, 2021 increased by $34.2 million compared to net cash used of $5.3 million during the nine months ended September 30, 2020. This increase was primarily due to net cash inflows from working capital, specifically, an increase in the average number days payable to our trade suppliers, a decrease in other receivables and an increase in inventory turnover, and partially offset by an increase in accounts receivable and the average number of days it takes the Company to collect cash payment for sales. Additional details related to our working capital and its drivers are discussed below.

Net accounts receivable increased 25.6% from $98.8 million as of December 31, 2020 to $124.1 million as of September 30, 2021 and 9.2% from $90.5 million as of December 31, 2019 to $98.8 million as of December 31, 2020. There was no allowance for expected credit losses as of September 30, 2021 and our allowance for expected credit losses was less than $0.1 million as of December 31, 2020 and 2019. The increase in net accounts receivable during the nine months ended September 30, 2021 was due to an increase in sales volume and the timing of shipments. Quarterly accounts receivable DSO increased from 70 days as of December 31, 2020 to 83 days as of September 30, 2021 and decreased from 72 days as of December 31, 2019 to 70 days as of December 31, 2020. The increase from December 31, 2020 to September 30, 2021 and the decrease from December 31, 2019 to December 31, 2020 was due to the timing of product shipments and customer mix.

Other receivables increased 30.0% from $16.6 million as of December 31, 2019 to $21.5 million as of December 31, 2020, and decreased 54.2% from $21.5 million as of December 31, 2020 to $9.9 million as of September 30, 2021. The increase in other receivables during the fiscal year ended December 31, 2020 was primarily attributable to increases in income tax receivables related to the CARES Act partially offset by a decrease in contract assets and purchasing shipments. The decrease in other receivables during the nine months ended September 30, 2021 was primarily attributable to the receipt of an income tax refund and a decrease in contract manufacturer purchases.

Quarterly inventory turnover increased from 2.5 turns as of December 31, 2020 to 2.9 turns as of September 30, 2021. Annual inventory turnover decreased from 3.14 turns as of December 31, 2019 to 2.58 turns as of December 31, 2020. Inventory increased 1.4% from $125.5 million as of December 31, 2020 to $127.2 million as of September 30, 2021. Inventory increased 27.6% from $98.3 million as of December 31, 2019 to $125.5 million as of December 31, 2020. The increase in inventory from December 31, 2019 to December 31, 2020 was due to increased purchases in preparation for new product ramp ups as well as strategic inventory buffer purchases to ensure supply continuity during the COVID-19 pandemic. While we remain subject to COVID-19 uncertainties related to supply chain and demand, we expect inventory levels to fluctuate as we attempt to maintain sufficient inventory in response to seasonal cycles of our business and ensuring competitive lead times while managing the risk of inventory.

Accounts payable increased 11.3% from $44.9 million as of December 31, 2019 to $49.9 million as of December 31, 2020, and increased 58.4% from $49.9 million as of December 31, 2020 to $79.1 million as of September 30, 2021. The increase was primarily due to an increase in the average number days payable to our trade suppliers. Accounts payable will fluctuate due to variations in the timing of the receipt of supplies, inventory and services and our subsequent payments for these purchases.

Investing Activities

Capital expenditures totaled approximately $6.4 million, $9.5 million and $8.1 million for the years ended December 31, 2020, 2019 and 2018, respectively, and approximately $3.6 million and $5.1 million for the nine months ended September 30, 2021 and 2020, respectively. These expenditures were primarily used to purchase manufacturing and test equipment, software, computer hardware and to finance building improvements.

ADTRAN’s combined short-term and long-term investments decreased $44.5 million from $127.7 million as of December 31, 2019 to $83.3 million as of December 31, 2020, and increased $3.2 million from $83.3 million as of December 31, 2020 to $86.5 million as of September 30, 2021. The decrease during the fiscal year ended December 31, 2020 reflects the maturity of a certificate of deposit which served as collateral for our revenue bond and the sale of certain equity investments for working capital and other purposes. The increase during the nine months ended September 30, 2021 reflects the impact of net realized and unrealized gains and losses on our investments.

We typically invest all available cash not required for immediate use in operations, primarily in securities that we believe bear minimal risk of loss. See Note 6 of notes to ADTRAN’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information. As of September 30, 2021, our corporate bonds, municipal fixed-rate bonds, asset-backed bonds, mortgage/agency-backed bonds, U.S. government bonds, and foreign government bonds were classified as available-for-sale and had a combined duration of 1.67 years with an average Standard & Poor’s credit rating of AA-. Because our investment portfolio has a high-quality rating and contractual maturities of short duration, we are able to obtain prices for these bonds derived from observable market inputs, or for similar securities traded in an active market, on a daily basis.

ADTRAN’s long-term investments decreased 15.2% from $94.5 million as of December 31, 2019 to $80.1 million as of December 31, 2020, and increased 4.7% from $80.1 million as of December 31, 2020 to $83.9 million as of September 30, 2021. Our investments include various marketable equity securities classified as long-term investments with a fair market value of $11.0 million and $35.8 million, as of December 31, 2020 and December 31, 2019, respectively, and a fair market value of $12.1 million and $11.0 million as of September 30, 2021 and December 31, 2020, respectively. Long-term investments as of December 31, 2020 and

2019 also included $23.9 million and $21.7 million, respectively, related to our deferred compensation plan, and $0.2 million and $0.3 million, respectively, of other investments, consisting of interests in a private equity fund. Long-term investments as of September 30, 2021 and December 31, 2020 also included $25.7 million and $23.9 million, respectively, related to our deferred compensation plans.

Financing Activities

Dividends

In July 2003, the Company’s Board of Directors elected to begin declaring quarterly dividends on our common stock considering the tax treatment of dividends and adequate levels of Company liquidity. During each of the nine months ended September 30, 2021 and 2020, we paid dividends totaling $13.1 million and $13.0 million, respectively. During 2020, 2019 and 2018, we paid shareholder dividends totaling $17.3 million, $17.2 million and $17.3 million, respectively. The continued payment of dividends is at the discretion of the Company’s Board of Directors and is subject to general business conditions and ongoing financial results of the Company.

Stock Repurchase Program

Since 1997, ADTRAN’s board of directors has approved multiple share repurchase programs that have authorized open market repurchase transactions of our common stock, which are implemented through open market or private purchases from time to time as conditions warrant. There were no stock repurchases during the nine months ended September 30, 2021 or the year ended December 31, 2020. For the years ended December 31, 2019 and 2018, we repurchased less than 0.1 million shares and 1.0 million shares, respectively, for $0.2 million and $15.5 million, respectively, at an average price of $14.06 and $15.52 per share, respectively. We currently have authorization to repurchase an additional 2.5 million shares of our common stock under the current authorization of up to 5.0 million shares.

Stock Option Exercises

To accommodate employee stock option exercises, we issued 0.1 million and 0.4 million shares of treasury stock which resulted in proceeds of $2.6 million and $6.1 million during the three and nine months ended September 30, 2021, respectively, and less than 0.1 million shares of treasury stock for $0.5 million during the year ended December 31, 2019 and 0.1 million shares of treasury stock for $1.5 million during the year ended December 31, 2018. There were no stock option exercises during the three and nine months ended September 30, 2020 or the year ended December  31, 2020.

Off-Balance Sheet Arrangements

ADTRAN does not have off-balance sheet financing arrangements and have not engaged in any related party transactions or arrangements with unconsolidated entities or other persons that are reasonably likely to materially affect liquidity or the availability of or requirements for capital resources.

Contractual Obligations

We have various contractual obligations and commercial commitments. The following table sets forth the annual payments we are required to make under contractual cash obligations and other commercial commitments as of December 31, 2020:

	Total	2021	2022	2023	2024	2025	After 2025
	(In thousands)
Pledged collateral(1)	$6,000	$6,000	$—	$—	$—	$—	$—
Purchase obligations(2)	143,944	136,924	2,839	2,123	2,056	2	—
Operating lease obligations(3)	5,554	1,895	1,600	1,251	521	287	—

Totals	$155,498	$144,819	$4,439	$3,374	$2,577	$289	$—

(1)

We are required to maintain a pledged collateral amount related to a letter of credit agreement entered into with a bank to guarantee performance obligations under a contract with a certain customer. The obligations under this customer contract will be performed over multiple years. As of December 31, 2020, the Company was required to maintain a minimum collateral value of $9.0 million. The letter of credit was secured by a pledge of a portion of the Company’s fixed-income securities, which totaled $11.2 million as of December 31, 2020. The Company increased its pledged collateral to the maximum value of our minimum collateral requirement of $15.0 million in February 2021 as the Company reached certain milestones as outlined in the customer contract. Any shortfalls in the minimum collateral value are required to be restored by the Company from available cash and cash equivalents, short-term investments and/or long-term investments. The collateral under the letter of credit will be released when all obligations under the customer contract have been met.

(2)

Primarily relates to open purchase orders to our contract manufacturers, component suppliers, service partners and other vendors, including those assisting with the implementation of our new ERP system.

(3)	Primarily relates to future minimum rental payments under non-cancelable operating leases, including renewals determined to be reasonably assured, with original maturities of greater than 12 months.

We have committed to invest up to an aggregate of $5.0 million in a private equity fund, of which $4.9 million has been applied to these commitments. The additional $0.1 million commitment has been excluded from the table above due to the uncertainty of when it will be applied.

Certain contracts, customers and jurisdictions in which we do business require us to provide various guarantees of performance such as bid bonds, performance bonds and customs bonds. As of September 30, 2021 and December 31, 2020, we had commitments related to these bonds totaling $20.9 million and $15.2 million, respectively, which expire at various dates through August 2024. Although the triggering events vary from contract to contract, in general we would only be liable for the amount of these guarantees in the event of default under each contract, the probability of which we believe is remote.

We also have obligations related to uncertain income tax positions that have been excluded from the table above due to the uncertainty of when the related expense will be recognized. See Note 14 of the notes to ADTRAN’s consolidated financial statements included in this proxy statement/prospectus.

In June 2020, the Company entered into a letter of credit with a bank to guarantee performance obligations under a contract with a certain customer. The obligations under this customer contract will be performed over multiple years. We reached the maximum value of our minimum collateral requirement of $15.0 million during the three months ended March 31, 2021, as the Company reached certain milestones through the first quarter of 2021 as outlined in the customer contract. The letter of credit was secured by a pledge of a portion of the Company’s fixed-income securities, which totaled $18.4 million as of September 30, 2021, of which $0.1 million is included in restricted cash and $18.3 million is included in long-term investments on the Condensed Consolidated Balance Sheet. This pledged collateral value will fluctuate as the Company changes the mix of the pledged collateral between restricted cash and investments. Any shortfalls in the minimum collateral value are required to be restored by the Company from available cash and cash equivalents, short-term investments and/or long-term investments. The collateral under the letter of credit will be released when all obligations under the customer contract have been met. As of September 30, 2021, the Company was in compliance with all contractual requirements under the letter of credit.

We have committed to invest up to an aggregate of $5.0 million in a private equity fund, of which $4.9 million has been invested as of September 30, 2021.

BUSINESS AND CERTAIN INFORMATION ABOUT ADVA

In this section, unless otherwise specified, the terms “we,” “our,” and “ADVA” refer to ADVA Optical Networking SE.

Overview

ADVA develops and provides innovative solutions to network operations (private enterprises, communication services providers and internet content providers), focusing on solutions for cloud access, cloud interconnection and network synchronization. ADVA’s networking solutions enable its customers to deliver high-speed, secure cloud and mobile services.

Worldwide Presence

ADVA has a globally-diverse operational presence with products and services sold throughout the Americas, Europe, Middle East and Africa and the Asia-Pacific regions. The map below shows the locations of our regional headquarters, facilities and the number of employees in each region across ADVA’s operations as of December 31, 2020.

Technologies and Product Portfolio

ADVA develops, manufactures and sells networking solutions for a digital future. Its technologies and products are based on three core areas of expertise: fiber-optic transmission technology, cloud access technology for rapid creation of innovative services and precise synchronization of networks. All three technology areas are unified by intelligent software for network management.

Optical Networking

Fiber is the optimum physical medium to transmit large amounts of data over long distances. The bandwidth-over-distance capabilities of fiber by far exceed those of any other physical medium such as copper or wireless technologies. Therefore, fiber-optic transport is the unchallenged foundation for all high-speed networks. ADVA’s optical transmission solutions are based on wavelength division multiplexing (“WDM”) technology. With WDM, multiple data streams are transmitted simultaneously over a single optical fiber by assigning each stream to a different wavelength (i.e., color) of laser light. Every wavelength (more than 100 in total) can carry a different application such as voice, video, data or storage traffic. Combining (i.e., multiplexing) these wavelengths at one end of the fiber, transmitting them over distance and then separating (i.e., de-multiplexing) them at the far end multiplies the fiber capacity and makes transmission more efficient. WDM supports all data protocols and transmission speeds and is a natural foundation for all high-capacity networks.

The ADVA FSP 3000 (the “FSP 3000”), pictured below, is a WDM-based optical networking system designed to maximize the bandwidth and service flexibility of access, metro and core networks. The modular design is highly scalable and enables high levels of network automation.

The FSP 3000 features high-performance terminals, which bundle data streams and generate transmission rates of up to 600 Gigabits per second (“Gbit/s”) per wavelength and can be optimized for access, metro and long-haul applications through our open optical line system (“OLS”). The combination of the platform’s latest generation terminal and OLS supports transmission capacities of more than 50 Terabits per second (“Tbit/s”) per fiber. The FSP 3000 enables network operators to reduce the cost of data transmission and optimize their numerous network scenarios.

For the year ended December 31, 2020, our open optical transmission technology and products were an important driver of revenue, representing the majority of our total sales revenue, including associated software and services revenue.

Cloud Access and Programmable Cloud Access Solutions

Ethernet is the dominant data-link protocol for today’s networks supporting a multitude of communication applications. ADVA provides ethernet-optimized transmission solutions for fiber-based networks. Carrier ethernet is often used at the network edge supporting several important applications. Network operators use the technology to backhaul traffic from mobile base stations and to connect their enterprise customers. Over the years, ethernet has evolved to be the key protocol used to carry applications in high-speed optical networks for data backhaul and the interconnection of routers. The importance of software in networking technology is increasing rapidly. Network operations are increasingly automated by means of intelligent software, which increases user friendliness and simplifies network control and maintenance, and network functions are increasingly virtualized. With the increase in network function virtualization (“NFV”), hardware has become less important in network elements, as individual network functions can be developed and provided independently of the underlying hardware.

Packet-based data transmission technology and innovative network operating systems to run on open compute and switching platforms are the foundation for ADVA’s cloud access solutions.

ADVA offers a highly competitive solution set in this space. ADVA’s FSP 150 (“FSP 150”) cloud access portfolio enables service providers to provide their customers with intelligent solutions quickly and efficiently in all relevant application scenarios. The portfolio allows the creation of programmable edge cloud solutions, provisioning of virtual network functions and the definition of a universal network termination. In combination with ADVA’s Ensemble software solutions, network functions can be reliably hosted and orchestrated. In mobile backhaul applications, the FSP 150 excels by delivering and assuring precise synchronization information in addition to powerful data plane performance. The network operating system Ensemble Activator enables the use of standard low-cost hardware as cell site gateways in mobile network infrastructure.

The FSP 150, pictured below, is a programmable, universal networking solution based on Carrier Ethernet (“CE”) technology for the network edge.

With the introduction of NFV, increasingly more network functions will be realized as software applications, independent of application-centric hardware. These software applications can then be deployed centrally in a data center, or alternatively can be installed on a network termination device with integrated server functionality. With the Ensemble software framework, ADVA provides an NFV-optimized infrastructure that enables network operators and IT solution providers to quickly and efficiently generate, deploy and administer value-added services, regardless of the underlying hardware. For the first time, functions from higher network levels can now also be mapped onto the ADVA portfolio. As a result, the addressable application space for the company is once again significantly expanded.

In addition to Ensemble Connector, a network operating system that converts generic servers into high-performance network demarcation devices, ADVA also introduced Ensemble Activator, which runs on bare metal switches that can be turned into feature-rich network elements and used as cell site gateways in mobile network infrastructure, among other applications.

For the year ended December 31, 2020, our programmable cloud access solutions were an important driver of revenue and comprised a substantial part of our total sales revenue, including associated software and services revenue.

Network Synchronization

Reference sources that deliver stable frequency and time-of-day information are crucial to the effective transmission of digital signals. Especially in mobile networks, the availability of highly accurate synchronization and timing information is crucial for best end-user experience.

Under the Oscilloquartz brand, ADVA develops, manufactures and distributes a broad product portfolio for the synchronization of distributed systems and network elements. This portfolio covers all necessary functions and includes:

•	Highly accurate, self-contained frequency sources (e.g., cesium clocks)

•	Synchronization supply units (“SSUs”)

•	End-to-end solutions to synchronize 3G, 4G (LTE and LTE-Advanced) and 5G networks via a packet-based infrastructure

•	Global navigation satellite system receivers

•	Network timing protocol solutions (standalone or integrated in SSUs)

•	Network management solutions

In addition to the constantly increasing demands on the precision of time and frequency, there is also a trend towards miniaturization. Also in this area, Oscilloquartz has an industry-leading portfolio, including a unique plug-in reference device in the small form-factor pluggable.

For the year ended December 31, 2020, our network synchronization products were an important driver of revenue, representing a minor but fast-growing part of our total sales revenue, including associated software and services revenue.

ADVA’s Business Strategy

ADVA’s strategic goals are focused on growth & profitability, innovation, operational excellence, individual development of our employees and customer experience. The strategic goals are reviewed by both the management board and the supervisory board on an annual basis and amended where appropriate. Each of these goals are defined in detail and then broken down into specific departmental and individual targets. The strategic goals are traced to each individual employee so that each employee can focus on and be evaluated on his/ her individual performance and contribution to ADVA’s overall performance.

ADVA measures the accomplishment of its strategic goals against revenues, pro forma operating income, net debt or net cash and customer experience measured by the Net Promoter Score (as defined below). These metrics represent our key performance indicators. The management board sets target values for all four metrics for the coming year and measures actual values against the target values on a monthly basis for revenues and pro forma operating income, on a quarterly basis for net debt and on an annual basis for the Net Promoter Score. In case of deviations from the plan, corrective action can be taken quickly. This information is summarized and communicated to the management board in monthly, quarterly and annual reports.

Regions, Sales and Marketing

ADVA sells its products to a broad customer base worldwide, either through distribution partners or its own direct sales force. In 2020, the company successfully developed its worldwide customer base and won new customers in all regions.

Regions

In the Europe, Middle East and Africa (“EMEA”) region, ADVA has a balanced mix of customers of various sizes and relies on a powerful network of value-added reseller partners to support the sales of the area. For the year ended December 31, 2020, EMEA was again the strongest performing region ADVA, contributing 54.7% of total revenue.

The Americas region covers North America and Latin America. For the year ended December 31, 2020, the Americas were the second strongest revenue-generating region behind EMEA, delivering 35.7% of total revenue.

The Asia-Pacific (“APAC”) region includes Australia, New Zealand, China, India, Japan and Southeast Asia. ADVA is focused on select countries and applications in this region and only has a few larger accounts that guarantee sustainable and recurring revenues. The revenue generated from the APAC region accounted for 9.6% of total revenue for the year ended December 31, 2020.

The graphic below shows the number of employees and revenue from each of the EMEA, Americas and APAC regions as of December 31, 2020:

Sales

ADVA continues to employ a well-balanced sales distribution strategy to maximize customer reach around the world:

Direct sales

ADVA continues to focus on its direct-touch initiative as well as its direct sales force to win new customers. Establishing direct contact with enterprises and carriers enables ADVA to work more closely and better understand customers’ specific requirements, which in turn helps to develop the right products and solutions. A direct sales approach is required in particular to address Internet content providers (“ICPs”) and strategically important communication service providers.

Partner sales

Sales partners of ADVA include global system integrators such as IBM, Dell and NEC, original equipment manufacturer partners such as Fujitsu Network Communications and value-added resellers. Especially in the case of large enterprise networks and carriers, ADVA works closely with its sales partners during the planning and consulting phase and is intensively involved in the development of an optimal solution for the customer. Technical support after commissioning is generally performed by the partners. ADVA’s Partner Ecosphere Program ensures that sales partners have intensive training courses for their staff, quick and easy access to equipment engineering and high-quality support for projects.

Marketing

Direct-touch efforts are proactively supported by the marketing team to build the ADVA brand and to expand visibility of the entire product portfolio. Specific marketing activities include regular participation in tradeshows and conferences, tactical online advertising, news coverage and bylined articles in trade publications.

The COVID-19-related travel and contact restrictions significantly disrupted ADVA’s 2020 trade show and conference plans. ADVA, however, was able to rapidly adjust course and transitioned to virtual event formats to continue a regular and creative engagement with customers and partners. ADVA supports co-marketing efforts with its partners and delivers regular e-newsletters to its customers and partners. ADVA also maintains a dynamic and active online presence, including an influential, popular blog and social media outreach on multiple platforms.

ADVA’s brand promise can be summarized by three headlines: “Innovation,” “Speed for customers” and “Trusted partner.” The combination of these three elements makes ADVA a unique and differentiated player in the industry.

In addition, ADVA has continued to engage in marketing alliances with various global network solution providers. Of particular importance are the numerous interoperability tests, especially in the field of NFV, which ADVA is conducting with its technology partners in order to demonstrate the seamless interaction of the different systems. In the area of NFV, ADVA has established a global network of technology partners around its Harmony program to ensure the seamless operation of virtualized network functions.

Development and Operations

Organizational Setup

ADVA takes an advanced approach to development and operations. In order to further optimize product quality, manufacturability and time to market, these traditionally separate areas are tightly integrated with cross-functional teams working closely across the entire system. Development and Operations (“DevOps”) and the business lifecycle (“BLC”) form the two main units in ADVA’s organizational setup for development and operations.

The DevOps team covers products from the cradle to the grave. Its goal is to ensure consistently high quality and to routinely deliver the right product to the customer in the shortest possible time.

The BLC organization is ADVA’s move into next-generation, automated manufacturing, supply chain management, sales and operations planning, logistics and reverse logistics.

A third unit, the Advanced Technology Team, continues to identify new areas of innovation. It explores research possibilities and potential avenues for feasibility analysis and proofs of concept.

DevOps

As the term suggests, DevOps refers to a combined approach to development and operations. DevOps is a model that has successfully been used in software development firms. ADVA has translated this model into a combined hardware plus software research and development environment. ADVA believes this model fosters communication, collaboration and shared goals across cross-functional teams in all business areas. With a set of practices and policies being adopted by the whole team, the aim is to improve quality at all stages of the development lifecycle by enabling fast feedback loops and rapidly changing systems.

ADVA’s DevOps model or organization is fully integrated and value-stream oriented, and involves product-line management, research and development and new product introduction — lifecycle engineering and quality management. It also employs a cohesive approach to system verification testing, network engineering and customer application testing. This setup allows a smooth and efficient integration of new products to existing portfolios.

ADVA’s differentiated product offering is the result of its DevOps setup. Innovation ensures ADVA’s position as a global technology leader in important growth markets. The company continues to evolve its leading intellectual property rights portfolio, which as of December 31, 2020, included more than 450 granted individual patents in 197 patent families.

As a member of all key industry standardization groups, ADVA makes a significant contribution to the development of standards. It also demonstrates technology leadership through multiple publications and presentations. Through new technology trials and the development of early prototypes, ADVA plays a significant role in validating innovative ideas and concepts. Strategies are developed in close cooperation with partners, including suppliers and colleagues in research centers and universities. Many collaborative projects are conducted in conjunction with partner organizations.

The DevOps teams innovate in the areas of optics, Ethernet, network management software, fiber assurance as well as network virtualization and network synchronization. The development processes are completely agile and iterative, targeted to reinforce ADVA’s position as a leader in the field of programmable networking on a secure, flexible infrastructure.

ADVA expanded its activities in the photonic integration area and launched development projects for highly integrated optical components and modules with the objective of reducing product cost and increasing product differentiation. This enables ADVA to tailor solutions more closely to individual customer needs for a more vertically integrated value chain. The commercially successful MicroMux™ module, for example, is a tangible result of these activities. The module significantly expands the capabilities of the FSP 3000 and can also be used in third-party devices.

To further enhance ADVA’s capabilities as a trusted supplier for critical infrastructure, ADVA recently created a business unit focused on network security solutions for transporting sensitive data. The business unit is called “ANS,” and has the objective of providing highly secured end-to-end connectivity solutions, including encryption, authentication, and key management solutions.

Intellectual Property

ADVA considers its proprietary technology to be important to the development, manufacture, and sale of its products, software and technologies and seeks to protect such intellectual property assets through a combination of patents, trademarks, and trade secrets.

BLC Organization

ADVA’s BLC organization is customer-oriented: it works to identify the needs and desires of current and future customers to determine requirements for product features, delivery and service activities. Project requirements and potential obstacles are reviewed and evaluated carefully prior committing to supply products and/or services to a customer. This approach ensures that requirements are clearly defined and understood, potential issues are resolved and ADVA is able to meet and exceed customer expectations.

“Speed for customers” is a key promise of the ADVA brand. This promise is directly reflected in the way ADVA aligns its supply chain management and sales and operations teams. Intelligent information technology tools create full transparency along the entire value chain, leading to better forecasting, material planning, shorter delivery times and higher inventory turnover.

Quality Management

ADVA strives to deliver world-class quality in all areas.

Quality management is crucial to maintaining ADVA’s reputation as a trusted partner and its position as a quality leader in the marketplace. ADVA’s quality management system is based on carefully controlled business processes and dynamic and continuous improvement. To ensure high-quality products, customer satisfaction and sustainability, ADVA takes a top-down approach and its quality management team reports directly to the executive management. To eliminate weaknesses in all areas, ADVA’s quality management team also deals with cross-functional quality planning and monitoring.

In 2020, ADVA successfully re-certified itself according to the international telecommunications quality management standards TL 9000:R6.2/R5.7, a quality management system defined specifically for the telecommunications industry, which standardizes the quality system requirements for the design, development, delivery, installation and maintenance of telecommunication products and services. In 2020, ADVA also sought and received re-certifications pursuant to the International Organization for Standardization’s (ISO) standards for quality management (ISO 9001), business continuity management (ISO 22301), environmental management (ISO 14001), and energy management (ISO 50001).

Compliance with ADVA’s quality management process is driven by the quality management team, which takes a proactive approach to problem solving as well as to advanced quality planning for new products in development and optimization of business processes across the entire value chain. ADVA’s quality management process is underpinned by strong customer orientation and a clear focus on customer experience. This results in greater efficiency and high customer satisfaction ratings. During the fiscal year 2020, ADVA received a Net Promoter Score (“NPS”) of 50%. The NPS is obtained by asking customers a single question on a 0 to 10 rating scale: “How likely is it that you would recommend our company to a friend or a colleague?” Based on their response, customers are categorized into one of three groups: promoters (9-10 rating), passives (7-8 rating), and detractors (0-6 rating). The percentage of detractors is then subtracted from the percentage of promoters to obtain a net promoter score. Customer Guru is a net promoter score survey and benchmarking tool that provides estimates for ADVA’s peer group. According to Customer Guru, ADVA’s NPS is more than 10 percentage points higher than the best score in its peer group.

To identify weaknesses and opportunities in order to optimize cross-functional business processes, ADVA reviews outcomes based on Lean Six Sigma methodologies. This ensures all aspects of the business can be measured and analyzed so that waste can be eliminated from every process.

Information Technology Strategy

Since 2017, ADVA has continually invested in new information technology (“IT”) services and infrastructure and as a result, ADVA was well prepared for remote work as a result of the COVID-19 pandemic with a team that was already accustomed to the collaboration tools for remote communication and work.

In addition to its high quality IT infrastructure, ADVA benefits from its highly integrated and standardized applications landscape, which enables it to integrate acquisitions within just a few months.

Compliance and Sustainability

Corporate ethics and compliance

Integrity and ethical decision making are central requirements for the sustainable success of ADVA. ADVA recognizes its responsibility to comply with national and international laws and regulations, internal policies and ethical standard. ADVA’s commitment to compliance is continuously communicated and reinforced not only by the management board but also by the group’s managers. It is based on ADVA’s core values, which translate into a holistic code of conduct and a range of group-wide policies that govern the group’s business operations and are mandatory for all employees to follow.

Sustainability

ADVA’s commitment to ethical decision making extends to the group’s operations and products. To continuously strengthen ADVA’s sustainability record, we have in place a dedicated sustainability department with a direct reporting line to the group’s Chief Technology Officer.

ADVA is regularly assessed regarding its sustainability performance by independent bodies such as EcoVadis and the Carbon Disclosure Project (“CDP”). In 2020, ADVA achieved its first “Platinum” ranking in the EcoVadis assessment, following three “Gold” ratings from 2017 to 2019, putting ADVA in the top 1% of companies ranked by that platform.

In order to further strengthen ADVA’s sustainability strategy and efforts, ADVA joined the Science-Based Targets Initiative (“SBTI”) in 2016 as one of the first 200 companies worldwide and one of the first 10 German companies. SBTI is a joint initiative among CDP, the United Nations Global Compact, the World Resources Institute and the World Wildlife Fund. In 2017, the group submitted its emissions-reduction targets. Following a sophisticated review and validation process, ADVA’s three emissions-reduction targets were accepted in the first half of 2019, making ADVA the fourth German company with approved SBTI targets. In 2020, we tightened these standards even further, going beyond the original commitment aligned with 2°C maximum global warming, and set new targets aimed at a limit of 1.5°C. The new targets have already been officially adopted.

Manufacturing and Raw Materials

In the areas of manufacturing, logistics and reverse logistics, ADVA partners with two global electronics manufacturing services (“EMS”) providers. The EMS providers operate the entire value chain from material purchasing, printed circuit board assembly, software loading and functional testing to storage and distribution logistics. Co-located ADVA experts monitor the results of the individual production and testing steps using remote shop floor control systems and ensure efficient communication between ADVA’s development centers and the manufacturing partners. The immediate feedback on the manufacturability of a product results in a shorter time to market and ensures a very high product quality at a competitive cost. As of December 31, 2020, ADVA was able to transfer the production of selected products between manufacturing partners’ various locations within eight weeks. The manufacturing system can thus react dynamically to intensifying global trade conflicts and minimize tariffs and penalties in the interest of customers. For example, in 2019, manufacturing lines for products sold in the United States were transferred from China to other countries to minimize the negative impact of the U.S. government-imposed import duties.

ADVA continues to increase transactional efficiency through automation and robotics wherever possible, both in-house and at the EMS sites. ADVA own system integration and staging and/or distribution centers include Meiningen, Germany, Atlanta, Georgia, United States, York, United Kingdom, and Shenzhen, China.

ADVA purchases raw materials and other goods from more than 500 suppliers. In most cases, there are a number of suppliers who can provide the services and produce the parts and components that ADVA utilizes. However, there are some services and components that are purchased from a single supplier due to price, quality, technology or other reasons.

To further mitigate geopolitical risks, ADVA has taken the decision to transfer parts of its highly differentiated optical assembly operations from external manufacturing in Asia to internal manufacturing in Meiningen, Germany. In addition, a significant part of ADVA´s external manufacturing will be consolidated into EMS manufacturing sites that are located within the European Union.

Litigation

ADVA is not presently aware of any actual or potential legal disputes that could affect the financial situation of ADVA to any significant extent. However, legal disputes may arise in the ordinary course of business, for instance, with regard to products supplied and services rendered, product liability, product defects, quality issues, or the infringement of property rights and ordinary course termination related employee disputes. There can be no guarantee that the outcome of these or other legal disputes will not be detrimental to the business activities or the reputation of ADVA. In addition, despite significant training programs and an established system of compliance management, ADVA may be affected by compliance-related infringements (such as antitrust and corruption violations) as well as by regulatory risks arising from ADVA’s international business activities.

Compensation of Supervisory Board and the Management Board

Supervisory Board

For the year ended December 31, 2020, Nikos Theodosopoulos received a fixed remuneration of €100,000 for his service as chairman of the supervisory board. Mr. Theodosopoulos does not own any shares of ADVA and does not participate in any of ADVA’s stock option programs pursuant to which he could obtain shares of ADVA.

For the year ended December 31, 2020, Johanna Hey received a fixed remuneration of €90,000 for her service as vice chairwoman of the supervisory board. Professor Hey does not own any shares of ADVA and does not participate in any of ADVA’s stock option programs pursuant to which she could obtain shares of ADVA.

For the year ended December 31, 2020, Michael Aquino received a fixed remuneration of €45,000 for his service as a member of the supervisory board. Mr. Aquino does not own any shares of ADVA and does not participate in any of ADVA’s stock option programs pursuant to which he could obtain shares of ADVA.

Management Board

For the year ended December 31, 2020, Brian Protiva, Chief Executive Officer, received fixed remuneration of €253,000 and fringe benefits in the amount of €7,000, which relate to a company car or a car allowance. Mr. Protiva also earned €335,000 in variable short-term compensation and €89,000 in variable long-term compensation, which amounts will be paid following the release of ADVA’s financial results for the year ended December 31, 2022, subject to the achievement of additional financial performance targets throughout 2021 and 2022. In addition, for the year ended December 31, 2020, Mr. Protiva was granted an overall amount of 50,000 stock options with a fair value as of the grant date of €69,000. The stock options are vested for a period of four years which commenced on May 15, 2020. Once vested, the stock options are automatically exercised in eight regular equal tranches, distributed over eight consecutive exercise windows on days determined in advance. The strike price of these stock options is €5.76.

For the year ended December 31, 2020, Dr. Christoph Glingener, Chief Technology Officer, received fixed remuneration of €253,000 and fringe benefits in the amount of €10,000, which relate to a company car or a car allowance. Dr. Glingener also earned €243,000 in variable short-term compensation and €63,000 in variable long-term compensation, which amounts will be paid following the release of ADVA’s financial results for the year ended December 31, 2022, subject to the achievement of additional financial performance targets throughout 2021 and 2022. In addition, for the year ended December 31, 2020, Dr. Glingener was granted an overall amount of 50,000 stock options with a fair value as of the grant date of €69,000. The stock options are vested for a period of four years which commenced on May 15, 2020. Once vested, the stock options are automatically exercised in eight regular equal tranches, distributed over eight consecutive exercise windows on days determined in advance. The strike price of these stock options is €5.76.

For the year ended December 31, 2020, Ulrich Dopfer, Chief Financial Officer, received fixed remuneration of €253,000 and fringe benefits in the amount of €14,000, which relate to a company car or a car allowance. Mr. Dopfer also earned €219,000 in variable short-term compensation and €57,000 in variable long-term compensation, which amounts will be paid following the release of ADVA’s financial results for the year ended December 31, 2022, subject to the achievement of additional financial performance targets throughout 2021 and 2022. Mr. Dopfer was not granted any stock options in the year ended December 31, 2020.

For the year ended December 31, 2020, Scott St. John, Chief Marketing and Sales Officer, received fixed remuneration of €253,000 and fringe benefits in the amount of €14,000, which relate to a company car or a car allowance. Mr. St. John also earned €232,000 in variable short-term compensation and €60,000 in variable long-term compensation, which amounts will be paid following the release of ADVA’s financial results for the year ended December 31, 2022, subject to the achievement of additional financial performance targets throughout 2021 and 2022. Mr. St. John was not granted any stock options in the year ended December 31, 2020.

Certain Relationships and Related Party Transactions

Related persons of ADVA consist of the members of the management board and supervisory board listed above and their immediate family members as well as certain major shareholders. In 2020, 2019 and 2018, as well as during the current year 2021 until the date hereof, there were no significant transactions between ADVA and members of the management board and supervisory board or their family members.

EGORA Holding GmbH and its subsidiaries (“EGORA”) owned 14.99% of ADVA’s outstanding shares as of June 30, 2021. ADVA has acquired components from EGORA in the amounts of €7,000 in the six months ended June 30, 2021, €11,000 in the fiscal year ended December 31, 2020, €12,000 in the fiscal year ended December 31, 2019 and €75,000 in the fiscal year ended December 31, 2018. In the six months ended June 30, 2021 and in the fiscal years ended December 31, 2020, 2019 and 2018, ADVA did not sell any products to EGORA. Additionally, ADVA and EGORA are parties to several agreements pursuant to which ADVA is entitled to make use of certain facilities and services of EGORA. For the six months ended June 30, 2021 and for the fiscal years ended December 31, 2020, 2019 and 2018, ADVA did not utilize these agreements. For the six months ended June 30, 2021, ADVA had a trade accounts payable and provision in the amount of €2,000 in respect of EGORA, and no such trade accounts payable and provision in respect of EGORA as of the fiscal years ended December 31, 2020, 2019 and 2018.

As of June 30, 2021, Fraunhofer Heinrich Hertz Institute (“Fraunhofer”) was also considered a related party to ADVA within the meaning of International Accounting Standard 24 as issued by IFRS, “Related Party Disclosures.”

Christoph Glingener, the Chief Technology Officer and Chief Operating Officer of ADVA, is a member of the board of trustees of Fraunhofer. ADVA has a service agreement in place with Fraunhofer. For the six months ended June 30, 2021, ADVA did not acquire any services with respect to Fraunhofer. For the fiscal year ended December 31, 2020, ADVA acquired services with respect to Fraunhofer in the amount of €120,000 and as of December 31, 2020, ADVA did not have any accounts payable in respect of Fraunhofer. For the fiscal year ended December 31, 2019, ADVA did not acquire any services or have any accounts payable with respect to

Fraunhofer. For the fiscal year ended December 31, 2018, ADVA acquired services with respect to Fraunhofer in the amount of €77,000, and as of December 31, 2018, ADVA did not have any accounts payable in respect of Fraunhofer.

All transactions with the related parties listed above were conducted on an arm’s-length basis.

ADVA’s Post-Employment Benefits

ADVA maintains defined benefit plans and defined contribution plans for its employees. As of December 31, 2020, ADVA reported €8.5 million in provisions set aside for its pension plans.

ADVA operates its defined benefit plans in Switzerland, Italy, India and Israel, pursuant to which ADVA is required to pay agreed benefits granted to present and past employees. Defined benefit plans may be funded or unfunded. The defined benefit plans in Switzerland and Israel are final salary related plans, and, in the case of the Swiss defined benefit plans, include a guaranteed minimum rate of return. Benefits paid in conjunction with the defined benefit plans comprise old-age retirement pensions as well as invalidity and surviving dependents’ benefits. Trustees according to local statutory regulations administer the assets of ADVA’s defined benefit pension plans. The Italian and Indian defined benefit plans are unfunded and take into account final salary assumptions. In Switzerland, in addition to the regular case pension payments on reaching retirement age, vested benefits and payments in connection with the use of home ownership incentives may also be paid out from the pension fund. In Italy, Israel and India, a one-time lump-sum payment is usually made upon retirement.

ADVA’s defined contribution plans are maintained for employees of some group entities in accordance with statutory or contractual requirements. Payments under the defined contribution plans are made to state or private pension insurance funds. As is customary for defined contribution plans, ADVA does not assume any other obligations beyond the payment of contributions to an external fund, which is managed separately from ADVA’s assets by a trustee.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ADVA

The following discussion should be read in conjunction with the consolidated financial statements and related notes thereto of ADVA Optical Networking Group, comprised of ADVA and its consolidated subsidiaries on page F-93 of this proxy statement/prospectus. ADVA’s consolidated financial statements and the financial information discussed herein have been prepared in accordance with IFRS as adopted by the International Accounting Standard Board, or IASB. In this section, unless otherwise specified, the terms “we,” “our,” “us,” “ADVA,” “the company,” and “the Group” refers to ADVA and its consolidated subsidiaries.

Business Overview

ADVA develops and provides innovative solutions to network operators (private enterprises, communication services providers and internet content providers), focusing on solutions for cloud access, cloud interconnection and network synchronization. ADVA’s networking solutions enable its customers to deliver high-speed, secure cloud and mobile services.

ADVA’s strategic goals are focused on growth and profitability, innovation, operational excellence, individual development of our employees and our customer’s experience.

ADVA develops, manufactures and sells innovative networking solutions from the design through manufacturing into service. Products are based on three core areas of expertise: fiber-optic transmission technology, cloud access technology and timing and synchronization required for the rapid creation of innovative services and solutions for networks. All three technology areas are unified by intelligent software for network management.

Factors Affecting Results of Operations

ADVA believes that the factors discussed below have significantly affected its results of operations, financial position and cash flows in the period from 2018 to 2020 and until the date of this proxy statement/prospectus, and expects that these factors will continue to have a material impact on its results of operations, financial position and cash flows in the future. For a discussion of how these and certain other factors may adversely affect ADVA’s results of operations, financial position and cash flows, see also “Risk Factors—Risks Relating to the Business of ADVA.”

General Economic Conditions

The year 2020 was overshadowed by the global COVID-19 pandemic. With the rising spread of infection rates at the beginning of the year, uncertainties for the global economy began to grow. At the beginning of the COVID-19 pandemic, ADVA was one of the first companies to point out in the 2019 management report that the city of Wuhan, China is a center for optoelectronic components and that supply constraints were to be expected due to lockdowns and plant closings that were being imposed. After the virus spread globally, the greatest risks for ADVA were the maintenance of supply chains and a potential decrease in demand. The company reacted by transferring around 80% of its workforce to a home-office environment. In addition, ADVA developed a strategy to absorb potential production and supply constraints due to a possible site closure by relocating to another site. Since there were only temporary interruptions in the supply chain, the delays in customer deliveries were largely made up in the third quarter of the fiscal year ended December 31, 2020, before further delays occurred in the fourth quarter due to renewed tightened lockdown measures. In addition, the management analyzed and selectively used government subsidy measures at an early stage and concluded a KfW credit line that could have been used in the event of a significantly worsening COVID-19 pandemic. However, ADVA ended the fiscal year ended December 31, 2020 with one of the best results in the company’s history. Thus, ADVA terminated the KfW credit line in January 2021.

Exchange Rate Effects

ADVA sells its products and services to customers around the world. Most transactions are conducted in Euros, U.S. Dollars (“USD”) and Great British Pounds (“GBP”). Any non-Euro pricing results in foreign currency exposure for ADVA as the foreign exchange rate for USD and GBP changes with respect to the Euro. At a high-level, ADVA has a significant outflow in USD as the accounts payable for product components substantially exceed the accounts receivable generated from product and service sales. In contrast, ADVA generates a material positive cash flow in Euros and GBP. Finally, development activities in both Israel and Poland result in substantial outflows in the local currencies. All foreign exchange fluctuations with respect to the above mentioned currencies can have significant impact on ADVA’s EBIT, net income, equity and cash.

ADVA’s subsidiaries report their financials in the agreed functional currency of each individual entity. Intercompany loans and account receivables or account payables between ADVA and its subsidiaries are subject to foreign exchange fluctuations and can result in foreign currency exchange gains and losses from foreign exchange translation. These gains and losses affect net income and equity, but not cash.

ADVA’s foreign exchange hedging strategy is to hedge income statement exposure against foreign exchange fluctuations. The objective is to offset for exchange effects on net income, not to earn money with foreign exchange speculation. Approvals are made based on the four eyes-principle, which is the requirement that two individuals make an approval before it is executed.

ADVA uses forward contracts only. This means that there is no pending decision whether to execute a hedge. Instead, a defined amount of foreign currency is exchanged to a target currency on the due date.

All currencies are continuously monitored and hedged if significant. The logic applied limits the risk that a forward contract leads to an “over-hedging.” Under-hedging is accepted up to a certain extent. It should be monitored though if the actual foreign exchange volume hedged agrees to the target coverage (corridor). This is to ensure that the algorithm applied continues to function or is adjusted if needed.

In addition, if ADVA sets up an intercompany loan between two subsidiaries or if ADVA has significant other intercompany relations, ADVA’s treasury reviews and decides in consultation with the Chief Financial Officer if a special hedge contract should be created.

As ADVA does not account for hedge accounting, foreign exchange results from hedging are shown under financial results.

Research and Development

ADVA takes an advanced approach to research and development and operations. In order to further optimize product quality, manufacturability and time to market, the traditionally separate areas of research and development have been tightly integrated at ADVA since 2016 with the establishment of cross-functional teams working closely across the entire system. The development and operations team (“DevOps”) covers products from inception to termination. DevOps’ goal is to ensure the quality products and to consistently deliver products to the customer in the shortest possible time.

As the term suggest, DevOps refers to a combined approach to development and operations. DevOps is a model that has successfully been used in software development firms. ADVA has translated this model into a combined hardware plus software research and development environment. This model encourages communication, collaboration and shared goals across cross-functional teams in all business areas. With a set of practices and policies being adopted by the whole team, the aim is to improve quality at all stages of the development lifecycle by enabling fast feedback loops and rapidly changing systems.

ADVA implemented a fully integrated, value-stream oriented DevOps organization involving product-line management, research and development and new product introduction—lifecycle engineering and quality management. It also developed a merged approach to system verification testing, network engineering and customer application testing. This setup allows a smooth and efficient integration of new products to existing portfolios.

To further foster agile, iterative DevOps processes, ADVA expanded its activities in the photonic integration area and launched development projects for highly integrated optical components/modules with the objective of reducing product cost and increasing product differentiation.

Trends

Despite rising vaccination rates against COVID-19 and a sharp decline in the number of infections, uncertainties remain, and setbacks are to be expected. Nevertheless, the network expansion continues and the demand for ADVA’s products and services across all technology areas is very high. In addition to the steadily growing security requirements in communication networks, the importance of the country of origin in the choice of technology plays an increasingly important role for many network operators. This trend strengthens ADVA’s competitive position as the only remaining specialist in optical transmission technology with a synchronization portfolio in Europe. The bottlenecks in the supply of semiconductors are still a major threat to the stability of the supply chain and can also lead to revenue shifts in the coming quarters.

Off-Balance Sheet Arrangements

As of June 30, 2021, ADVA had purchase commitments totaling €115.6 million in respect to suppliers. As of December 31, 2020, ADVA had purchase commitments totaling €57.1 million.

ADVA has issued guarantees in favor of some customers. As of June 30, 2021, ADVA had issued performance bonds with a maximum guaranteed amount of €312,000. At the end of the period ended June 30, 2021, ADVA did not expect claims from these guarantees.

In the normal course of business, claims may be asserted, or lawsuits filed against the company and its subsidiaries from time to time. As of June 30, 2021, ADVA did not expect that potential titles or litigation, individually or in the aggregate, will have a material impact on its results of operations.

Consolidated Results of Operations

The following table presents selected financial information derived from our Consolidated Income Statements expressed as a percentage of revenue for the years indicated.

	Six Months Ended June 30,		Year Ended December 31,
(Euros in thousands)	2021	2020	2020	2019	2018
Revenues	293,827	277,710	564,958	556,821	501,981
Cost of goods sold	182,328	186,620	368,416	365,908	320,253
Gross Profit	111,499	91,090	196,542	190,913	181,728

Selling and marketing expenses	31,535	32,194	60,803	72,828	63,569
Thereof net impairment results on financial assets	(78)	1,094	1,192	1,131	(356)
General and administrative expenses	17,691	17,044	35,897	35,126	35,024
Research and development expenses	39,160	37,646	74,997	75,186	76,588
Net other operating income	2,174	1,889	3,800	4,764	8,949
Net other operating expenses	678	1,475	1,172	534	507
Operating income	24,609	4,620	27,473	12,003	14,989

Interest income	89	34	110	372	219
Interest expenses	976	1,164	2,717	2,676	1,627
Foreign currency exchange gains	5,505	4,448	10,779	8,217	12,405
Foreign currency exchange losses	4,918	5,008	10,826	7,613	13,882
Other financial gains	—	—	—	—	381
Other financial losses	—	—	—	1,374	—
Income before tax	24,309	2,929	24,819	8,929	12,485

Income tax expense, net	1,080	2,535	4,505	1,884	2,807
Net income	23,229	394	20,314	7,045	9,678

The following discussion and financial information are presented to aid in an understanding of our current results of operations and cash flows and should be read in conjunction with the audited and unaudited consolidated financial statements and notes thereto included herein.

Comparison of the Six Months Ended June 30, 2021 and June 30, 2020

Revenues

Revenues increased by 5.8% to €293.8 million for the six months ended June 30, 2021 from €277.7 million for the six months ended June 30, 2020. This increase was primarily attributable to the strong order intake from carriers and enterprise customers from the Europe, Middle East and Africa region. The period ended June 30, 2020 was impacted by supply chain constraints due to the COVID-19 pandemic. The effect of fluctuations of the USD to EUR exchange rate resulted in an additional €8.8 million in revenues reported for the six months ended June 30, 2021, compared to the six months ended June 30, 2020.

Cost of Goods Sold

Cost of goods sold decreased to €182.3 million for the six months ended June 30, 2021 from €186.6 million for the six months ended June 30, 2020. This decrease was primarily due to lower cost of materials. Cost of goods sold includes amortization charges for capitalized development projects of €21.3 million as of June 30, 2021, as compared to €18.8 million as of June 30, 2020.

Gross Profit

Gross profit during the six months ended June 30, 2021 was €111.5 million, an increase compared to gross profit of €91.1 million during the six months ended June 30, 2020. This increase was a result of changes in the customer and product mix. Fluctuations of the USD to EUR exchange rate resulted in a decrease of €4.1 million in reported gross profits for the six months ended June 30, 2021, compared to the six months ended June 30, 2020.

Selling and Marketing Expenses

Selling and marketing expenses for the six months ended June 30, 2021 were €31.5 million, a decrease compared to selling and marketing expenses of €32.2 million for the six months ended June 30, 2020. This decrease was primarily attributable to lower costs in marketing and travel due to the COVID-19 pandemic.

General and Administrative Expenses

General and administrative expenses were €17.7 million as of June 30, 2021, an increase from €17.0 million as of June 30, 2020. The share of total revenues was at 6.0% as of June 30, 2021 compared to 6.1% reported as of June 30, 2020.

Research and Development Expenses

Net research and development expenses as of June 30, 2021 and June 30, 2020 were €39.2 million and €37.7 million, respectively, constituting 13.3% and 13.5% of revenue as of June 30, 2021 and 2020, respectively. Capitalization of development expenses of €20.3 million as of June 30, 2021 decreased from €21.8 million as of June 30, 2020. The capitalization rate as of June 30, 2021 and 2020 was 34.1% and 36.7%, respectively.

Operating Income

Operating income increased significantly by €20.0 million to €24.6 million for the six months ended June 30, 2021 from €4.6 million for the six months ended June 30, 2020. The significant increase is primarily attributable to a higher gross profit while operating costs remained stable. Operating costs amounted to €86.9 million or 29.6% of revenue for the six months ended June 30, 2021, compared with €86.5 million or 31.1% of revenue for the six months ended June 30, 2020. The impact of fluctuations in the USD to EUR exchange rate resulted in a decrease of €6.7 million in reported operating income for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020.

Interest Income

Interest income increased to €89,000 for the six months ended June 30, 2021 from €34,000 for the six months ended June 30, 2020. The increase in interest income was primarily attributable to the repayment of a factoring reserve.

Interest Expenses

Interest expenses decreased to €1.0 million for the six months ended June 30, 2021 compared to €1.2 million for the six months ended June 30, 2020. The decrease was due to lower financing costs, lower factoring activities, and less interest on capitalized leases in accordance with IFRS 16.

Foreign Currency Exchange Gains and Losses, Net

ADVA recognized net foreign currency gain of €0.6 million and a net loss of €0.6 million for the six months ended June 30, 2021 and June 30, 2020, respectively. Financial gains and losses primarily relate to the revaluation of foreign currency assets and liabilities and the results on hedging instruments.

Income Tax Expense, Net

Income tax expense decreased to €1.1 million for the six months ended June 30, 2021 from €2.5 million for the six months ended June 30, 2020. The decrease is mainly attributable to the use of carry forward losses.

Net Income

Net income increased significantly to €23.2 million for the six months ended June 30, 2021 from €0.4 million for the six months ended June 30, 2020. The increase is attributable to the increase in gross profit with stable operating expenses, as well as lower income tax expenses.

Comparison of Years Ended December 31, 2020 and December 31, 2019

Revenues

Revenues increased 1.5% to €565.0 million for the year ended December 31, 2020 from €556.8 million for the year ended December 31, 2019. Despite the COVID-19 pandemic, demand for the year ended December 31, 2020 was robust. However, the devaluation of the U.S. dollar against the Euro had a negative impact on U.S. dollar denominated revenues, especially during the second half of the year ended December 31, 2020. Fluctuations in the USD to EUR exchange rate resulted in a decrease of €5.3 million in reported revenues for the year ended December 31, 2020, as compared to the year ended December 31, 2019. Additionally, certain orders were deferred from the fourth quarter of the fiscal year ending December 31, 2020 to the first quarter of the fiscal year ending December 31, 2021 due to longer than usual lead times resulting from the COVID-19 pandemic.

Cost of Goods Sold

Cost of goods sold increased to €368.4 million for the year ended December 31, 2020 from €365.9 million for the year ended December 31, 2019. This increase was primarily due to higher revenues. Cost of goods sold includes amortization charges for capitalized development projects of €37.3 million as of December 31, 2020, as compared to €33.5 million as of December 31, 2019.

Gross Profit

Gross profit during the year ended December 31, 2020 was €196.5 million, an increase compared to gross profit of €190.9 million during the year ended December 31, 2019. The increase is a result of several factors, including that the network synchronization business produced higher than average margins for the year ended December 31, 2020 while gross profit was negatively impacted for the year ended December 31, 2019 by additional costs from U.S. tariffs and the relocation of production facilities out of China. The impact on reported gross profit due to fluctuations in the USD to EUR exchange rate was positive €0.3 million for the year ended December 31, 2020, as compared to the year ended December 31, 2019.

Selling and Marketing Expenses

Selling and marketing expenses for the year ended December 31, 2020 were €60.8 million, a decrease compared to selling and marketing expenses of €72.8 million for the year ended December 31, 2019. This decrease was primarily attributable to cost savings resulting from the cost improvement program introduced for the year ended December 31, 2019 and less discretionary spending due to the COVID-19 pandemic.

General and Administrative Expenses

General and administrative expenses were €35.9 million as of December 31, 2020, an increase from €35.1 million as of December 31, 2019, representing 6.4% of total revenue for the year ended December 31, 2020 compared to 6.3% for the year ended December 31, 2019. This increase was primarily attributable to the cost for the implementation of the new HR system “Workday.”

Research and Development Expenses

Research and development expenses, net of capitalization of development expenses, were €75.0 million for the year ended December 31, 2020 and €75.2 million for the year ended December 31, 2019, constituting 13.3% and 13.5% of revenue, respectively. The capitalization of development expenses of €40.0 million for the year ended December 31, 2020 decreased from €42.4 million for the year ended December 31, 2019. The capitalization rate as of December 31, 2020 and 2019 was 34.8% and 36.1%, respectively.

We expect to continue to incur research and development expenses in connection with our new and existing products and our expansion into international markets. We continually evaluate new product and market opportunities and engage in significant research and development efforts which provide for new product development, enhancement of existing products and product cost reductions. We may incur significant research and development expenses prior to the receipt of revenue from a new major product group.

Other Operating Income and Expenses, Net

Other operating income, net decreased to €2.6 million for the year ended December 31, 2020 from €4.2 million for the year ended December 31, 2019.

Net other operating income and expenses were primarily impacted by subsidies received for specific research activities and the release of provisions for legal disputes recorded in earlier periods.

Operating Income

Total operating expenses decreased to €169.1 million for the year ended December 31, 2020 from €178.9 million for the year ended December 31, 2019, representing 29.9% and 32.1% of revenue, respectively.

Overall, a significantly increased operating income of €27.5 million for was reported for the year ended December 31, 2020, as compared to the €12.0 million for the year ended December 31, 2019. The increase in operating income is largely due to an increase in gross margin combined with decreased operating costs. Overall impact on operating income due to fluctuations in the USD to EUR exchange rate was positive €1.4 million for the year ended December 31, 2020, as compared to the year ended December 31, 2019.

Interest Income

Interest income significantly decreased by 70.4% to €110,000 for the year ended December 31, 2020 from €372,000 for the year ended December 31, 2019. The decrease in interest income was primarily attributable to the book value step-up of €199,000 in connection with the effective interest calculation for accounting treatment of the syndicated loan in 2019.

Interest Expenses

Interest expenses increased slightly by €41,000 for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was due to higher financing activities primarily due to our back-up credit facility from the “KfW Entrepreneur Loan” special program introduced by the German federal government in 2020 as an economic stimulus measure to overcome the COVID-19 pandemic.

Other Financial Gains and Losses, Net

A net financial loss of €47,000 and €770,000 was recognized for the years ended December 31, 2020 and 2019, respectively. The decrease in net financial losses was primarily attributable to lower foreign exchange effects from revaluations of intercompany balances for the year ended December 31, 2020. Additionally, foreign exchange hedges positively impacted net financial losses for the year ended December 31, 2020. Other financial gains and losses, net includes foreign currency exchange gains, foreign currency exchange losses, other financial gains and other financial losses.

Income Tax Expense, net

Income tax expenses increased to €4.5 million for the year ended December 31, 2020 from €1.9 million, for the year ended December 31, 2019. The increase in income tax expense was a result of the significant increase in net income before taxes for the year ended December 31, 2020.

Net Income

Net income increased to €20.3 million for the year ended December 31, 2020 from €7.0 million for the year ended December 31, 2019, mainly due to higher operating income.

Comparison of Years Ended December 31, 2019 and December 31, 2018

Revenues

Revenues increased by 10.9% to €556.8 million for the year ended December 31, 2019 from €502.0 million for the year ended December 31, 2018. This increase was primarily attributable to solid demand from all customer groups across all technology areas. The effect of fluctuations to the USD to EUR exchange rate positively impacted reported revenue by €14.2 million for the year ended December 31, 2019, as compared to the year ended December 31, 2018. The U.S. dollar became significantly stronger vis-à-vis the Euro for the year ended December 31, 2019, as compared to the year ended December 31, 2018, resulting in a significant positive impact to USD denominated revenues.

Cost of Goods Sold

Cost of goods sold increased to €365.9 million for the year ended December 31, 2019 from €320.2 million for the year ended December 31, 2018. This increase was primarily due to higher revenue. Cost of goods sold includes amortization charges for capitalized development projects of €33.5 million for the year ended December 31, 2019, as compared to €29.1 million for the year ended December 31, 2018.

Gross Profit

Gross profit during the year ended December 31, 2019 was €190.9 million, an increase compared to gross profit of €181.7 million during the year ended December 31, 2018. This increase was primarily attributable to the US dollar development and the negative effects resulting from changes to U.S. trade policy. Gross profit was negatively impacted by €0.1 million for the year ended December 31, 2019 as compared to the year ended December 31, 2018 due to USD to EUR exchange rate fluctuations.

Selling and Marketing Expenses

Selling and marketing expenses during the year ended December 31, 2019 were €72.8 million, an increase compared to selling and marketing expenses of €63.6 million during the year ended December 31, 2018. This increase was primarily due to increases in headcount, higher variable compensation and restructuring.

General and Administrative Expenses

General and administrative expenses were €35.1 million as of December 31, 2019, increased slightly from €35.0 million as of December 31, 2018, representing 6.3% and 7.0% of total revenues, respectively.

Research and Development Expenses

Net research and development expenses as of December 31, 2019 and 2018 were €75.2 million and €76.6 million, respectively, constituting 13.5% and 15.3% of revenue for the year ended December 31, 2019 and 2018, respectively. Capitalization of development expenses were €42.4 million for the year ended December 31, 2019, a significant increase from €31.9 million for the year ended December 31, 2018. The capitalization rates for the years ended December 31, 2019 and 2018 were 36.1% and 29.4%, respectively. The low capitalization rate for the year ended December 31, 2018 was mainly due to a one-time decline in capitalization in the area of virtualization of network solutions. The slight decrease in net research and development expenses mainly related to the significantly increased capitalization rate for the year ended December 31, 2019 compared to the year ended December 31, 2018.

Other Operating Income and Expenses, Net

Other operating income net decreased to €4.2 million for the year ended December 31, 2019 from €8.4 million for the year ended December 31, 2018. Other operating income, net was primarily impacted by subsidies received for specific research activities and release of provisions created in earlier periods.

Operating Income

Total operating expenses increased to €178.9 million for the year ended December 31, 2019 from €166.7 million for the year ended December 31, 2018, representing 33.2% and 32.1% of revenue, respectively.

Overall, operating income decreased significantly from €12.0 million for the year ended December 31, 2019 compared to €15.0 million for the year ended December 31, 2018. The decrease is primarily due to a decrease in gross profit combined with increased operating costs due to restructuring measures. The overall negative impact from USD to EUR exchange rate fluctuations was €2.9 million for the year ended December 31, 2019, as compared to the year ended December 31, 2018.

Interest Income

Interest income significantly increased by 70.0% to €372,000 for the year ended December 31, 2019 from €219,000 for the year ended December 31, 2018. The increase in interest income was primarily attributable to the book value step-up of €199,000 in connection with the effective interest calculation for accounting treatment of the syndicated loan in 2019.

Interest Expenses

Interest expenses increased by €1.0 million for the year ended December 31, 2019 to €2.7 million compared to €1.6 million for the year ended December 31, 2018. The increase was due to higher financing activities and the initial reporting of interest rates on lease contracts in connection with the first-time adoption of IFRS 16, which resulted in the first time recognition of certain lease liabilities as financing activities for the year ended December 31, 2019. See Note 5, “First-time adoption of IFRS 16” to the Audited Consolidated ADVA Financial Statements included elsewhere in this proxy statement/prospectus.

Other Financial Gains and Losses, Net

We recognized a net financial loss of €770,000 and €1,090,000 for the years ended December 31, 2019 and 2018, respectively. The decrease in net financial loss was primarily attributable to the inclusion of interest from the recognition of rental agreements in connection with the first-time adoption of IFRS 16, which resulted in the first time recognition of certain lease liabilities as financing activities for the year ended December 31, 2019. See Note 4, “First-time adoption of IFRS 16” to the Audited Consolidated ADVA Financial Statements included elsewhere in this proxy statement/prospectus. Other financial gains and losses, net includes foreign currency exchange gains, foreign currency exchange losses, other financial gains and other financial losses.

Income Tax Expenses, Net

Income tax expenses decreased to €1.9 million for the year ended December 31, 2019 from an income tax expense of €2.8 million for the year ended December 31, 2018. The change in our income tax expenses between the two periods was primarily driven by the decrease in the net income before taxes and release of an accrual for tax risks for the year ended December 31, 2019.

Net Income

Net income decreased to €7.0 million for the year ended December 31, 2019 from €9.7 million for the year ended December 31, 2018. This was mainly due to decreased operating income for the year ended December 31, 2019, combined with higher interest expenses and partly offset by lower income taxes.

Liquidity and Capital Resources

ADVA’s liquidity requirements consist mainly of working capital financings and investments in research and development, as well as additional cash outflows in connection with the expansion of our production facilities in Meiningen (project “Terafactory”), which began in May 2021 and will continue until April 2023. Additionally, ADVA will have liquidity needs for a joint development agreement with II VI incorporated. In addition, as a result of the current semi-conductor shortage, ADVA is purchasing a surplus of materials resulting in additional prepayments to its partners specializing in the volume production of electronic components. ADVA’s primary sources of liquidity are cash from operations, investments, and available credit and factoring facilities. Based on the company’s cash balance of €85.0 million as of June 30, 2021, improved free cash flow and additional working capital facilities, ADVA believes it has sufficient cash and cash equivalents, investments and cash generated from operations to meet its operating and capital needs for at least the next 12 months.

As of June 30, 2021, cash and cash equivalents were €85.0 million, which includes short-term cash and short-term financial assets whose original remaining maturity does not exceed three months. As of December 31, 2020, cash and cash equivalents were €64.9 million. The increase in short-term liquidity from December 31, 2020 to June 30, 2021 was primarily attributable to an improved profitability and lower capital expenditures for research and development activities.

As of June 30, 2021, ADVA had available €10.0 million of undrawn committed borrowing facilities, a decrease from the €50.0 million of available undrawn committed borrowing facilities as of December 31, 2020.

The decrease was the result of the termination of the “KfW Entrepreneur Loan” special program in January 2021. This program was introduced by the German federal government in 2020 as an economic stimulus measure to overcome the COVID-19 crisis.

The following table and discussion reflect the principal components of ADVA’s cash flows for the six months ended June 30, 2021 and 2020, and the years ended December 31, 2020, 2019 and 2018.

(Euros in millions)	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
Operating cash flow	59.1	49.1	97.1	66.8	60.4
Investing cash flow	(29.5)	(31.9)	(58.4)	(60.3)	(48.1)
Financing cash flow	(9.5)	(3.9)	(26.7)	(14.4)	(8.2)
Net effect of foreign currency translation on cash and cash equivalents	(0.0)	(0.0)	(1.4)	(0.5)	0.2
Net change in cash and cash equivalents	20.1	13.3	10.6	(8.4)	4.3
Cash and cash equivalents at the end of the period	85.0	67.5	64.9	54.3	62.7

Comparison of the Six Months Ended June 30, 2021 to the Six Months Ended June 30, 2020

Operating Cash Flow

Cash flow from operating activities of €59.1 million during the six months ended June 30, 2021 increased by €10.0 million compared to €49.1 million during the six months ended June 30, 2020. This increase mainly resulted from the positive development of income before taxes. The €21.4 million period over period increase in income before taxes was partly offset by an increase in net working capital and lower changes in assets and liabilities, which derive mainly from an increase in other assets from prepayments on licenses and a decrease in other liabilities as a result of lower deferred revenues in the six months ended June 30, 2021.

Investing Cash Flow

Cash flow from investing activities was negative €29.5 million for the six months ended June 30, 2021, compared to negative €31.9 million for the six months ended June 30, 2020. The change in period over period was mainly due to lower capitalization of research and development expenses in the six months ended June 30, 2021 and a larger investment in licenses in the six months ended June 30, 2020.

Financing Cash Flow

Cash flow from financing activities was negative €9.5 million for the six months ended June 30, 2021, a significant increase compared to negative €3.9 million for the six months ended June 30, 2020. The net outflow results mainly from €7.5 million of planned repayments of the syndicated term loan. For the six months ended June 30, 2020, planned debt repayments of €9.3 million were offset by the utilization of the €10 million revolving credit facility, which was drawn as a precautionary measure due to the COVID-19 pandemic.

Comparison of the Year Ended December 31, 2020 to the Year Ended December 31, 2019

Operating Cash Flow

Cash flow from operating activities of €97.1 million during the year ended December 31, 2020 increased by €30.2 million compared to €66.8 million during the year ended December 31, 2019. This improvement was mainly due to a significant increase in income before taxes, deriving from an increase in gross profit and significantly reduced operating expenses due to lower travel and personal expenses for the year ended December 31, 2020. Additionally, operating cash flow benefited from decreased cash outflows for net working capital, which was mainly attributable to a decrease in accounts receivable for the year ended December 31, 2020, resulting from improved collection management and a significant decrease in inventories, which were partly offset by a significant decrease in accounts payable.

Investing Cash Flow

Cash flow from investing activities was negative €58.4 million for the year ended December 31, 2020, compared to negative €60.3 million for the year ended December 31, 2019. During the year ended December 31, 2020, capital expenditures for property, plant and equipment decreased as compared to such expenditures during the year ended December 31, 2019, which was mainly due to one-time investments in buildings for the year ended December 31, 2019.

Financing Cash Flow

Cash flow from financing activities was negative €26.7 million for the year ended December 31, 2020, a significant increase compared to negative €14.4 million for the year ended December 31, 2019. The net outflow results mainly from scheduled repayments and interest payments for existing liabilities to banks. Additionally, for the year ended December 31, 2019, inflows from a new loan in the amount of €10.0 million was included. The new loan of €10.0 million was drawn in 2019 to provide additional inventory financing due to U.S. tariffs and the relocation of production facilities out of China.

Comparison of the Year Ended December 31, 2019 to the Year Ended December 31, 2018

Operating Cash Flow

Cash flow from operating activities during the year ended December 31, 2019 was €66.8 million, an increase of €6.4 million from €60.4 million during the year ended December 31, 2018. €4.4 million of the increase was attributable to the first time adoption of IFRS 16 in 2019, as well as an increase in non-cash depreciation and amortization adjustments for capitalized development projects and technical equipment and machinery. This increase was partially offset by investments in inventory leading to increased net working capital for the year ended December 31, 2019 as compared to a decrease for the year ended December 31, 2018. Furthermore, an increase in provisions for suppliers had a positive impact on operating cash flow for the year ended December 31, 2019, as compared to a significant decrease for the year ended December 31, 2018.

Investing Cash Flow

Cash flow from investing activities was negative €60.3 million during the year ended December 31, 2019 compared to negative €48.1 million during the year ended December 31, 2018.

Investments in intangible assets of €43.6 million for the year ended December 31, 2019 were higher than such investments of €34.2 million for the year ended December 31, 2018 as a result of significantly increased investments in capitalized development expenses. Furthermore, investments in property, plant and equipment of €16.9 million for the year ended December 31, 2019 were higher than such investments of €14.0 million for the year ended December 31, 2018 as a result of one-time investments in buildings.

Financing Cash Flow

Cash flow from financing activities was negative €14.5 million during the year ended December 31, 2019, compared to negative €8.2 million during the year ended December 31, 2018. The change is primarily attributable to the impact of the adoption of IFRS 16 in 2019, in which lease payments are classified as financing cash outflows whereas in 2018, the lease payments were classified as operating cash flows due to their inclusion in income before taxes as external lease costs, which led to additional changes in leases of €4.4 million.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various credit, liquidity and market risks, including interest rate and exchange rate risks. In addition, the ongoing COVID-19 pandemic has caused an economic downturn and volatility in financial markets.

Interest rate risk

Interest rate risk is the risk that fair values or future interest payments on existing and future interest-bearing financial instruments will fluctuate due to changes in market interest rates. ADVA increased its cash position to €64.9 million for the year ended December 31, 2020 from €54.3 million for the year-ended December 31, 2019. With increasing liquidity, the risk of having to pay negative interest on bank balances also increases.

In addition to medium- and long-term financial instruments with fixed interest rates, ADVA has a variable rate loan of nominal €53.0 million as well as another variable-interest bullet loan of €10.0 million to finance its investments, which fundamentally results in an interest rate risk. Additionally, there are two outstanding credit lines of €10.0 million and €40.0 million, respectively, which have not been drawn as of December 31, 2020. The interest on a loan drawn under these credit lines is also dependent on EURIBOR.

The treasury department regularly analyzes the existing interest rate risk and, in the event of a material risk, makes proposals for the use of appropriate hedging instruments. As part of risk management to limit interest rate risks, derivative financial instruments such as interest rate caps and interest rate swaps can be used. Due to the continued expansive interest rate policy of the European Central Bank, the EURIBOR interest rate was negative as of

December 31, 2020. Due to low economic forecasts and low core inflation, ADVA does not expect any significant interest rate spreads change in the Euro area and thus rates the interest rate risk as low as at December 31, 2020.

Sensitivity Analysis

As of December 31, 2020, the 3-month EURIBOR was negative. Due to the floor agreed in the loan agreement, a reduction in EURIBOR as at December 31, 2020 would have had no effect on the interest rate. A EURIBOR increase of 0.5% would also have had no effect on the interest expense.

Foreign currency risks

ADVA is exposed to foreign currency risks as investments, financing and operations are carried out in several currencies. This results in foreign currency risks from future transactions as well as from recognized assets and liabilities denominated in a currency other than the functional currency of the respective group company. As part of the reporting date analysis of balance sheet exposures and exchange rate sensitivities, the currency pairs USD/ILS, EUR/USD, EUR/CHF and USD/SGD were identified as relevant. The risks from the currency pairs EUR/ILS, and EUR/CNY considered in 2019 are insignificant on the balance sheet date. The relevance of the different currencies can vary depending on the reporting date.

The foreign currency risk of ADVA on the basis of the underlying operating activities as December 31, 2020 in the major currencies is as follows:

(in thousands)	USD
Trade accounts receivable	16,174
Trade accounts payable	19,213

There were no receivables from or liabilities to third parties in ILS, CHF and SGD as at December 31, 2020.

As of December 31, 2019, the foreign currency risk in the major currencies was as follows:

(in thousands)	USD
Trade accounts receivable	8,062
Trade accounts payable	35,110

The Group’s risk with regard to other currency fluctuations was insignificant as at December 31, 2020.

ADVA’s risk management framework considers operational business risks to the business that affect the income statement. Specific hedging transactions are only concluded if larger non-recurring foreign exchange risks are expected (e.g. due to a planned M&A transaction). Regarding intercompany payments, the treasury department is closely involved in order to optimize the cash flows with regard to currencies and separate hedging considerations. Foreign currency risks from recognized financial assets and liabilities are only considered by ADVA’s risk management in specific cases.

For the years ended December 31, 2019 and 2020, ADVA recorded significant external net cash inflows in GBP and significant external net cash outflows in USD. In order to mitigate these material risks from operating activities and as a means to offset cash flow fluctuations, ADVA’s Treasury Department has hedged some of its net cash flows in USD versus GBP through the use of forward foreign exchange agreements in GBP during the year ended December 31, 2019. These transactions became due in the current year and resulted in a net gain of €5,000 as of December 31, 2019 and a net loss of €424,000 as of December 31, 2020.

To hedge exchange rate risks from future cash flows, the Group entered into derivatives that matured in the first quarter of 2021. The fair value of these foreign exchange agreements is recognized in other current assets or other current liabilities. The related fair values amounted to an asset of €0 and a liability of €396,000, respectively. As of December 31, 2020, the nominal value of these derivatives amounted to €13.7 million. The nominal value is the accounting value from which payments are derived.

Sensitivity Analysis

The foreign exchange rate sensitivity of the most relevant currency pairs with respect to balance sheet risks on earnings after tax at the end of the reporting period is illustrated below. The analysis does not take into account effects from the translation of the financial statements of the Group’s foreign subsidiaries into Euro, the Group’s reporting currency.

If, at the balance sheet date, the relevant exchange rates would have appreciated or depreciated by 10% relative to the base currency in the relevant currency relations (base currency/spot currency), the following impact on earnings after tax from the currency translation of reported primary financial instruments would have to be considered:

(Euros in thousands)	As of December 31, 2020
	+10%	(10% )
USD/ILS	2,185	(2,671)
EUR/USD	389	(476)
EUR/CHF	(345)	422
EUR/SGD	(290)	354

The relevant currency pairs have changed in 2020 compared to 2019. In the previous year, the following sensitivities were reported for the currency relations relevant in 2019:

(Euros in thousands)	As of December 31, 2019
	+10%	(10%)
USD/ILS	2,036	(2,489)
EUR/USD	(1,483)	1,813
EUR/ILS	(387)	473
EUR/CNY	(353)	432

In addition, the currency pair USD/GBP is relevant for risk management considerations. The currency pairs USD/GBP and USD/EUR are hedged by using forward contracts. If, at the balance sheet date, the spot currency GBP had appreciated or depreciated by 10% against the base currency USD, the following effects would have been recognized in profit or loss:

(Euros in thousands)	As of December 31, 2020
	GBP+10%	GBP(10%)
USD/GBP	1,001	(820)
	EUR+10%	EUR(10%)
USD/EUR	(122)	(525)

The following sensitivities have been reported in 2019:

(Euros in thousands)	As of December 31, 2019
	GBP+10%	GBP(10%)
USD/GBP	1,142	(934)
	EUR+10%	EUR(10%)
USD/EUR	(462)	444

Default Risk

The default risk arising from financial assets involves the risk of the default of a contractual partner and thus includes at maximum the amount of the related recognized carrying amounts. As ADVA’s default risks arise from cash at banks, contract assets and contractual cash flows from debt instruments that are measured at amortized cost or at fair value through profit or loss, including outstanding trade receivables.

All default risks are managed at group level. The default risk is mitigated by various measures, depending on the class of financial assets. In addition, the credit risk from non-derivative financial assets is taken into account by means of risk provisioning and bad debt allowances.

ADVA enters into transactions with creditworthy banks and financial institutions. To assess the creditworthiness of banks and financial institutions, ADVA uses current credit ratings from rating agencies (S&P, Moody’s or Fitch) as well as current default rates (credit default swaps). Based on the capital market ratings, ADVA divided the banks into three internal rating classes, determining their exposure at default and calculating the expected loss at default as of December 31, 2020 and 2019. Rating class 1 means investment grade assets, rating class 2 means non-investment grade assets and rating class 3 includes assets in default. Due to immateriality, no risk provisions were recognized at the balance sheet date.

The gross carrying amounts (risk positions) by rating class are as follows:

	As of December 31,
(Euros in thousands)	2020	2019
Rating class 1	€64,623	€54,209
Rating class 2	€258	€12
Rating class 3	—	€42
Total	€64,881	€54,263

The gross carrying amounts (risk positions) by rating class on December 31, 2020 and 2019 are as follows:

(in thousands of EUR)	Rating class 1	Rating class 2	Rating class 3	Total
Cash and cash equivalents	64,623	258	0	64,881
Other current financial assets	3,726	—	—	3,726
Other non-current financial assets	2,594	—	—	2,594

(in thousands of EUR)	Rating class 1	Rating class 2	Rating class 3	Total
Cash and cash equivalents	54,209	12	42	54,263
Other current financial assets	2,906	—	—	2,906
Other non-current financial assets	3,419	—	—	3,419

ADVA has distributed its investments to more than 10 international credit institutions. As of December 31, 2020, one bank was responsible for approximately 87% of all investments, compared to 91% as of December 31, 2019. This results in a risk exposure of €56,558 thousand as of December 31, 2020, compared to €49,345 thousand as of December 31, 2019.

When concluding contracts with clients, the creditworthiness and credit quality of the client is assessed on the basis of independent ratings (e.g. Dun & Bradstreet), audited financial statements, or historical experience. Depending on the risk assessment, deliveries are made solely only under reasonable payment terms, which may include down payments or advance payments.

ADVA applies the general expected credit loss model for significant financial assets. To measure the expected credit losses on trade receivables carried at amortized cost and contract assets the simplified approach under IFRS 9 is used. Trade receivables are summarized on the basis of common credit risk characteristics and overdue days.

As of December 31, 2020 and 2019, the expected loss ratios are based on historical payment profiles of receivables and the corresponding historical defaults. They are adjusted to reflect up-to-date and forward-looking information on macroeconomic factors (such as geopolitical events, currency fluctuations, inflation, trade conflicts, state subsidies) that may affect clients’ solvency. Contract assets relate to work that has not yet been invoiced, and accordingly have the same risk characteristics as trade receivables of the underlying contracts.

In addition, ADVA applies a specified valuation if certain criteria are met.

Regarding major other financial assets ADVA reviews the risk on a case-by-case basis considering the counterparty-specific credit default swaps or assumptions regarding the expected creditworthiness of the contractual partners.

The following table shows the overdue structure of gross carrying amounts of trade accounts receivable and contract assets by as of December 31, 2020:

(in thousands of EUR)	Not yet due	Overdue up to 90 days	90 –180 days overdue	180 days to 1 year overdue	Credit impaired	Total
Trade accounts receivable (simplified approach)	71,098	10,824	1,231	643	2,797	86,593
Contract assets	442	—	—	—	—	442

As of December 31, 2019, the overdue structure of gross carrying amounts of trade receivables and contract assets were as follows:

(in thousands of EUR)	Not yet due	Overdue up to 90 days	90 –180 days overdue	180 days to 1 year overdue	Credit impaired	Total
Trade accounts receivable	83,346	9,779	744	1,170	2,845	97,884
Contract assets	654	—	—	—	—	654

Due to immateriality, no valuation allowances were recognized relating to contract assets as of December 31, 2020 and 2019. The reconciliation of risk provisions for trade receivables is shown in Note 7 to Consolidated ADVA Financial Statements on page F-103 of this proxy statement/prospectus.

For other financial assets carried at amortized cost had a total carrying amount of €6,320 thousand for the year ended December 31, 2020, as compared to €6,325 thousand for the year ended December 31, 2019, the group analyzes the risk on a case-by-case basis. As of December 31, 2020 and 2019, there were no significant default risks. Therefore, no valuation allowances were recognized.

Liquidity risk

In general, the inability to meet its financial obligations, such as servicing its debts, composes the liquidity risk of ADVA.

ADVA’s management uses rolling forecasts to monitor the Group’s liquidity reserves, consisting of cash and cash equivalents based on expected cash flows and unused credit lines. To manage liquidity, ADVA considers compliance with internally defined operating liquidity at all times.

The Group’s liquidity management policies include the forecast of cash flows in the major currencies and the assessment of required cash in these currencies, the monitoring of balance sheet liquidity ratios and the management of debt financing plans. In general, ADVA pursues a conservative and risk avoidant strategy.

Financing agreements

The loan agreements contain restrictions and covenants that restrict the financial and operating scope of ADVA. A breach of these agreements would result in a compulsory early repayment of the loans. The company estimates this risk as low as of December 31, 2020 and the prior year-end, as all agreements have been complied in the reporting period.

At the end of the reporting period, ADVA had financing agreements with various banks. This includes a syndicated loan of a nominal amount of €53,000 thousand with maturity in September 2023 and a bilateral bullet term loan of €10,000 thousand due in September 2022. In addition, the syndicated loan has two undrawn revolving credit facilities over €10,000 thousand and €40,000 thousand, respectively. The €40,000 revolving credit facility was terminated in January 2021.

Maturities of financial liabilities

The table below analyzes the group’s undiscounted cash outflows for non-derivative financial liabilities according to their maturity based on the remaining time at the balance sheet date to the contractual maturity date:

(Euros in thousands, on December 31, 2020)	Note	Carrying value	Future cash flows

			≤ 12 months		13 – 36 months		> 36 months
			Redemption	Interest	Redemption	Interest	Redemption	Interest
Lease liabilities	(15)	27,805	5,807	794	10,215	1,143	11,783	1,107
Liabilities to banks	(16)	62,621	15,492	785	47,129	759	—	—
Trade accounts payable	(17)	44,151	44,151	—	—	—	—	—
Other financial liabilities	(17)	23,625	22,176	—	1,449	—	—	—
		158,202	87,626	1,579	58,793	1,902	11,783	1,107

(Euros in thousands, on December 31, 2019)	Note	Carrying value	Future cash flows

			≤ 12 months		13 – 36 months		> 36 months
			Redemption	Interest	Redemption	Interest	Redemption	Interest
Lease liabilities	(15)	34,430	6,082	1,058	16,772	2,033	11,576	1,074
Liabilities to banks	(16)	80,979	19,221	1,038	40,019	1,379	21,739	215
Trade accounts payable	(17)	73,398	73,398	—	—	—	—	—
Other financial liabilities	(17)	21,468	20,963	—	447	—	58	—
		210,275	119,664	2,096	57,238	3,412	33,373	1,289

Significant Accounting Judgments, Estimates and Assumptions

The preparation of the Group’s interim and annual financial statements requires ADVA’s management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and the disclosure of contingent liabilities on the reporting date. Uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability affected in the future. Assumptions used to make estimates are regularly reviewed. Changes in estimates only affecting one accounting period are only considered in that accounting period. In the case of changes in estimates that affect the current and future accounting periods, these are considered appropriately in the current and subsequent accounting periods.

See Note 4 to the Group’s unaudited condensed interim consolidated financial statements beginning on page F-101 of this proxy statement/prospectus and Note 5 to the Group’s audited consolidated financial statements beginning on page F-141 of this proxy statement/prospectus for a description of the Group’s significant accounting judgments, estimates and assumptions.

DESCRIPTION OF ACORN HOLDCO CAPITAL STOCK

In connection with the business combination, Acorn HoldCo will adopt a new certificate of incorporation and bylaws. The following description is a summary of certain material terms of the capital stock of Acorn HoldCo and is qualified in its entirety by reference to the applicable provisions of the DGCL, and to the certificate of incorporation and the bylaws of Acorn HoldCo, forms of which are filed as exhibits to this proxy statement/prospectus.

Authorized Shares; Outstanding Shares

Acorn HoldCo is currently authorized to issue 1,000 shares of common stock, par value $0.01, of which 1,000 shares are outstanding as of the date of this proxy statement/prospectus. Upon the consummation of the business combination, Acorn HoldCo will be authorized to issue (i) 200 million shares of common stock, par value $0.01 per share, of which 94 million are expected to be outstanding (assuming that all of the outstanding ADVA shares are validly tendered in the exchange offer), and (ii) and 50 million shares of preferred stock, par value $0.01 per share, none of which will be issued or outstanding immediately after the consummation of the business combination.

Acorn HoldCo Common Stock

Dividends

Holders of Acorn HoldCo common stock will be entitled to receive proportionately any dividends as may be declared by the Acorn HoldCo board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Voting Rights; Amendments to the Certificate of Incorporation

The holders of Acorn HoldCo common stock will be entitled to one vote for each share upon all matters presented to the shareholders.

Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is generally required to amend a corporation’s certificate of incorporation. Additionally, the holders of the outstanding shares of a class of Acorn HoldCo’s capital stock are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class; increase or decrease the par value of the shares of such class; or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Acorn HoldCo’s certificate of incorporation will not alter this default amendment process.

Meetings of Stockholders

The annual meeting of the stockholders of Acorn HoldCo will be held at such place, if any, or by means of remote communication, and on such date and at such time as Acorn HoldCo’s board of directors may fix by resolution and as set forth in the notice of the meeting. Special meetings of stockholders will be held on such date and at such time and at such place, if any, either within or without the State of Delaware, as shall be designated in the notice of meeting or by means of remote communication. Unless otherwise prescribed by law, special meetings of stockholders may only be called at any time by the chairman of the board, Chief Executive Officer, or the president or by order of the board of directors. Except as otherwise required by law, Acorn HoldCo stockholders will not entitled to call special meetings of stockholders.

Except as otherwise prescribed by law, Acorn HoldCo will provide a notice of each meeting of stockholders, in the form of a writing or electronic transmission, not more than sixty (60) nor less than ten (10) days before the date of such meeting. The notice will include the place, if any; date and time of the meeting; the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such meeting; the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting; and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Conversion Rights

No conversion, redemption or sinking fund provisions will apply to Acorn HoldCo common stock, and the holders of Acorn HoldCo common stock will not be subject to calls or assessments by Acorn HoldCo.

Preemptive Rights

Holders of Acorn HoldCo common stock will not entitled to preemptive or subscription rights with respect to any sale, exchange, offering or issuance of shares or other securities of Acorn HoldCo.

Cumulative Voting

Holders of Acorn HoldCo common stock will not be entitled to cumulative voting.

Form and Certification

Shares of Acorn HoldCo common stock will be uncertificated. The shares of Acorn HoldCo common stock will be created in book-entry form by the transfer agent and registrar of Acorn HoldCo, American Stock Transfer and Trust Company, LLC, 6201 15th Ave Ste 3K, Brooklyn, NY 11219, United States.

Existing Quotation

Acorn HoldCo shares of common stock are not currently listed or traded on any exchange.

Transferability

Acorn HoldCo common stock will be transferable in accordance with applicable law. As of the consummation of the offer, and subject to applicable law, trading of Acorn HoldCo common stock will not be subject to any prohibitions on disposals or any restrictions with respect to the transferability of the Acorn HoldCo common stock.

Transfer Agent, Paying Agent and Registrar

The transfer agent and registrar for Acorn HoldCo common stock will be American Stock Transfer and Trust Company, LLC. The address and telephone number of American Stock Transfer and Trust Company, LLC are: 6201 15th Ave Ste 3K, Brooklyn, NY 11219, United States; Tel.: +1 (800) 937-5449.

In order to facilitate the exercise of shareholders’ rights, in particular voting rights and participation in meetings of stockholders of Acorn HoldCo via Clearstream, Acorn HoldCo entered into an agreement with ADEUS Aktregister-Services-GmbH, Königinstrasse 28, 80802 Munich, Germany, which will act as the central registration office after the completion of the Business Combination. The tasks of the Central Registration Office will include the publication of all relevant information required by shareholders to exercise their rights in the German Federal Gazette (Bundesanzeiger), as well as the assumption of administrative tasks within the logistics of participation and voting rights at general meetings of shareholders. Acorn HoldCo will maintain the Central Registration Office or a comparable service provider during the entire period of its listing at the Frankfurt Stock exchange.

General Provisions Governing a Change in Authorized Share Capital; Issuance of Common Stock

The DGCL provides that the authorized number of shares of a Delaware corporation must be set forth in the certificate of incorporation. Under the DGCL, Acorn HoldCo stockholders may authorize an additional number of shares by approving an amendment to the certificate of incorporation as described under “—Acorn HoldCo Common Stock—Voting Rights; Amendments to the Articles Certificate of Incorporation.”

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply as long as Acorn HoldCo common stock is listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the combined voting power of its common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans.

The existence of unissued and unreserved common stock may enable the Acorn HoldCo board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of Acorn HoldCo by means of a merger, tender offer, proxy contest or otherwise, and could thereby protect the continuity of its management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

General Provisions Governing a Liquidation of Acorn HoldCo; Liquidation Distributions

Upon the liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of Acorn HoldCo’s assets, the assets legally available for distribution to Acorn HoldCo stockholders will be distributable ratably among the holders of the common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any, on any outstanding preferred stock.

Reporting Requirements for Stockholders, Directors and Officers

Holders of Acorn HoldCo common stock shall be subject to certain reporting requirements under the Exchange Act.

Stockholders owning more than 5 percent of any class of equity securities registered pursuant to Section 12 of the Exchange Act must comply with disclosure obligations under Section 13 of the Exchange Act. Sections 13(d) and 13(g) of the Exchange Act require any person or group of persons who owns or acquires beneficial ownership of more than 5 percent of certain classes of equity securities to file ownership reports with the SEC on either Schedule 13D or (for passive investors) the short form Schedule 13G.

If the stockholder is required to file a report on Schedule 13D, such a report must include information on, inter alia, the acquisition of securities by which the stockholder exceeded the 5 percent threshold and be filed within 10 days after the acquisition. The schedule is filed with the SEC and is provided to the issuer, as well as to each stock exchange on which the security is traded. Schedule 13D is often filed in connection with a tender offer. Any material changes in the facts contained in the schedule necessitates the prompt filing of an amendment. Schedule 13G is a shorter alternative to Schedule 13D, which is available to beneficial owners of more than 5 percent of a class of securities that are considered passive investors. Generally, passive investors are investors that do not intend to control or change the control of a company. A Schedule 13G filing has different information and timing requirements than a Schedule 13D filing.

A filer must, among other things, amend a Schedule 13G promptly upon acquiring beneficial ownership of more than 10 percent of a registered class of equity securities and must thereafter promptly amend the Schedule 13G upon increasing or decreasing its beneficial ownership by more than 5 percent of the class. A Schedule 13G filer must change to filing Schedule 13D within 10 days after beneficial ownership first equals or exceeds 20 percent of the class and is prohibited from voting or acquiring additional securities of the class until 10 days after the Schedule 13D is filed. Directors and officers of the issuer are not eligible to use Schedule 13G.

Directors and officers of the issuer with a registered class of equity securities, and any person or group that has beneficial ownership of more than 10 percent of such class, face additional requirements regarding the disclosure of ownership and equity trading. Each such director, officer, person or group will be considered an insider under Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Insiders must make an initial filing on Form 3 within 10 days after the filer’s becoming an insider and must disclose beneficial ownership of all securities of the issuer. Insiders must also file Form 4 reports disclosing transactions resulting in a change in beneficial ownership within two business days following the execution date of the transaction, except for limited types of transactions eligible for deferred reporting on Form 5. In addition, insiders are required to report on Form 5 within 45 days after the issuer’s fiscal year-end any transactions or holdings that should have been, but were not, reported on Form 3 or 4 during the issuer’s most recent fiscal year and any transactions eligible for deferred reporting.

If shares of Acorn HoldCo common stock are admitted to trading on the Frankfurt Stock Exchange, Acorn HoldCo will be subject to the provisions of the German Securities Trading Act (Wertpapierhandelsgesetz) applicable to German domestic issuers (Inlandsemittenten) governing disclosure requirements for shareholdings. See the section of this proxy statement/prospectus titled “Comparison of Holders’ Rights—Disclosure of Significant Ownership of Shares.”

Anti-Takeover Effects of Delaware Law, Acorn HoldCo’s Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, Acorn HoldCo’s certificate of incorporation and bylaws could make the acquisition of Acorn HoldCo more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of its management by making it more difficult for a person to remove or change the incumbent members of its board of directors.

Authorized but Unissued Preferred Stock

The authorized but unissued shares of Acorn HoldCo preferred stock will be available for future issuance without stockholder approval except as required by law or by any stock exchange on which its common stock may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued shares of preferred stock may enable its board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

No Cumulative Voting

Acorn HoldCo’s certificate of incorporation will not permit stockholders to cumulate votes in the election of directors.

Special Meetings of Stockholders

The bylaws will provide that, except as otherwise required by law, special meetings of stockholders can only be called by the Chairman of the board, the Chief Executive Officer, the President or Acorn HoldCo’s board of directors.

Stockholder Action by Written Consent

The bylaws will provide that any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken and bearing the dates of the stockholders who signed the consent, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of its stock entitled to vote thereon were present and voted, unless its certificate of incorporation provides otherwise. Such written consent must be delivered by hand or by certified or registered mail, return receipt requested and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated written consent received in accordance with the bylaws, a written consent or consents signed by a sufficient number of holders to take such action are delivered to Acorn HoldCo. Prompt notice of the taking of such action without a meeting and by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Advance Notice Requirements for Stockholder Proposals and Nomination of Directors

The bylaws will require stockholders seeking to bring business before an annual meeting of stockholders, or to nominate individuals for election as directors at an annual or special meeting of stockholders, to provide timely notice in writing. To be timely, a stockholder’s notice must be properly furnished to Acorn HoldCo, in the case of an annual meeting, not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that subject to the immediately following sentence, in the event that the annual meeting is convened more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Acorn HoldCo. The bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude Acorn HoldCo stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at meetings of stockholders. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the potential acquirer’s own slate of directors or otherwise attempting to obtain control of Acorn HoldCo.

Removal of Directors; Vacancies

Subject to Acorn HoldCo’s Director Resignation Policy, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares of Acorn HoldCo capital stock then entitled to vote in an election of directors, except as otherwise provided by applicable law. In addition, any newly created directorship on its board of directors that results from an increase in the number of directors and any vacancy occurring in its board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

Director Resignations

Director candidates must agree to tender, promptly following the annual meeting at which they are to be elected or re-elected as director, an irrevocable resignation in writing, which shall become effective only if (i) the director fails to receive a sufficient number of votes for an election in an uncontested election of directors and (ii) the board accepts their resignation in accordance with the Director Resignation Policy. Once an incumbent director fails to receive a sufficient number of votes for election in an uncontested election, Acorn HoldCo’s Nominating and Corporate Governance Committee will consider on an expedited basis such director’s tendered resignation and make a recommendation to the board concerning the acceptance or rejection of such resignation (or any potential alternatives, including the rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons believed by the Nominating and Corporate Governance Committee in good faith to have substantially resulted in such director failing to receive the requisite votes). The board of directors will then expeditiously take formal action following the certification of the election results from the stockholders’ meeting at which the election occurred.

Delaware Business Combination Statute

Section 203 of the DGCL provides that, subject to certain stated exceptions, a corporation may not engage in a business combination with any “interested stockholder” (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

An “interested stockholder” is, subject to certain exceptions, any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. Acorn HoldCo will not opt out of Section 203 of the DGCL and will be subject to the provisions therein.

Exclusive Forum

Upon consummation of the business combination, Acorn HoldCo’s certificate of incorporation will provide that, unless it consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on Acorn HoldCo’s behalf; (ii) any action asserting a breach of fiduciary duty owed by any of Acorn HoldCo’s directors, officers, other employees or stockholders to it or its stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty; (iii) any action asserting a claim against Acorn HoldCo or its directors or officers arising pursuant to any provision of the DGCL or Acorn HoldCo’s certificate of incorporation or the bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action to interpret, apply, enforce or determine the validity of Acorn HoldCo’s certificate of incorporation or bylaws (as either may be amended and/or restated from time to time); (v) any action asserting a claim against Acorn HoldCo or its directors or officers that is governed by the internal affairs doctrine; or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, any other state court of the State of Delaware, or if no state court of the State of Delaware has subject matter jurisdiction, the federal district court for the District of Delaware, will be the forum.

To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, Acorn HoldCo’s certificate of incorporation will provide that, unless it consents in writing to the selection of an alternative forum, the federal district courts of the U.S. will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws.

Any person or entity that acquires Acorn HoldCo shares shall be deemed to have notice of and to have consented to the forum provisions in the certificate of incorporation.

COMPARISON OF EQUITYHOLDER RIGHTS BEFORE AND AFTER THE BUSINESS COMBINATION

This section describes the material differences between the rights of ADVA shareholders and ADTRAN stockholders before completion of the business combination, and the rights of holders of the Acorn HoldCo after the business combination. The differences between the rights of these respective shareholders result from the differences among German and Delaware law and the respective governing documents of ADTRAN, ADVA and Acorn HoldCo.

This section does not include a complete description of all differences among the rights of these respective shareholders, nor does it include a complete description of their specific rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. All ADTRAN stockholders and ADVA shareholders are urged to carefully read the relevant provisions of the DGCL, the German Stock Corporation Act, the Companies Act, the ADTRAN certificate of incorporation and bylaws, the ADVA articles of incorporation, and the form of the Acorn HoldCo certificate of incorporation and bylaws that will be in effect upon completion of the business combination. It is possible that the form of the Acorn HoldCo certificate of incorporation will change.

The following discussion of Acorn HoldCo shareholder rights relates to the rights of tendering ADVA shareholders upon completion of the exchange offer. The Nominee of DTC will become the direct and legal owner of the Acorn HoldCo shares. See also “Form and Certification; Transfer Agent and Registrar.”

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders

Authorized Equity Interests

Common Shares. The share capital (Grundkapital) of ADVA amounts to €51,097,512 and is divided into 51,097,512 ordinary bearer shares, with no par value.

Preferred Shares. ADVA has no preferred shares.

The ADVA management board may increase ADVA’s share capital in accordance with the consent of the supervisory board until May 21, 2024, by a total of €24,965,477 against a contribution in cash or in kind for the issuance of 24,965,477 no par value ordinary bearer shares.

As of December 31, 2020, ADVA’s conditional capital 2011/I amounted to €4,703,430. The conditional capital serves exclusively to cover stock options granted to the members of the management board and employees of ADVA as well as members of the management boards and the employees of affiliated companies in accordance with the shareholder

Common Stock. ADTRAN is authorized to issue up to 200 million shares of common stock, with a par value of $0.01 per share. As of September 30, 2021, there were 48,679,689 shares of ADTRAN common stock outstanding.

Preferred Stock. ADTRAN has no authorized preferred stock.

Common Stock. Upon completion of the business combination, Acorn HoldCo will be authorized to issue 200 million shares of common stock, par value $0.01 per share, of which 94 million are expected to be outstanding upon completion of the business combination, assuming that all of the outstanding ADVA shares are validly tendered in the exchange offer and not properly withdrawn.

Preferred Stock. Upon completion of the business combination, Acorn HoldCo will be authorized to issue up to 50 million shares of preferred stock, with a par value of $0.01 per share, none of which are expected to be outstanding upon completion of the business combination.

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
authorization granted at ADVA’s annual shareholders’ meetings in the years 2011 through 2021. The conditional capital increase is only implemented if the holders of such stock options exercise their rights.

Dividends/Distributions

In case any distributable net income within the meaning of the German Stock Corporation Act (Aktiengesetz) is available, the shareholders may resolve as to the use of such income.

Holders of ADTRAN common stock are entitled to receive proportionately any dividends as may be declared by the ADTRAN board of directors.

Upon the liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of ADTRAN’s assets, the assets legally available for distribution to ADTRAN stockholders will be distributable ratably among the holders of the common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any.

Holders of Acorn HoldCo common stock will be entitled to receive proportionately any dividends as may be declared by the Acorn HoldCo board of directors.

Upon the liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of Acorn HoldCo’s assets, the assets legally available for distribution to Acorn HoldCo stockholders will be distributable ratably among the holders of the common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any.

Annual Meeting of Equityholders

The ADVA shareholders have a general meeting of shareholders during the first six months of each fiscal year to vote, inter alia, on the exoneration (Entlastung) of the members of the management board and the supervisory board, on the appropriation of net income (if any), and on the appointment of the statutory auditor. The shareholders’ meeting also appoints the shareholders’ representatives to the supervisory board, when such appointment is due. Only shareholders that have provided timely registration to ADVA are eligible to participate in the meeting.

ADVA has to publish the invitation to any shareholders meeting including the agenda in the German Federal Gazette (Bundesanzeiger).

The annual meeting of the stockholders of ADTRAN are held at such place, if any, or by means of remote communication, and on such date and at such time as ADTRAN’s board of directors may fix by resolution and as set forth in the notice of the meeting.

Except as otherwise prescribed by law, ADTRAN must provide a notice of each meeting of stockholders, in the form of a writing or electronic transmission, not more than sixty (60) nor less than ten (10) days before the date of such meeting. The notice is required to include the place, if any; date and time of the meeting; the means of remote communications, if any, by which stockholders and proxy holders

The annual meeting of the stockholders of Acorn HoldCo will be held at such place, if any, or by means of remote communication, and on such date and at such time as Acorn HoldCo’s board of directors may fix by resolution and as set forth in the notice of the meeting.

Except as otherwise prescribed by law, Acorn HoldCo must provide a notice of each meeting of stockholders, in the form of a writing or electronic transmission, not more than sixty (60) nor less than ten (10) days before the date of such meeting. The notice is required to include the place, if any; date and time of the meeting; the means of remote communications, if any, by which

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
may be deemed to be present in person and vote at such meeting; the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting; and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

stockholders and proxy holders may be deemed to be present in person and vote at such meeting; the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting; and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Following listing of Acorn HoldCo common stock on the regulated market segment (Regulierter Markt) of the Frankfurt Stock Exchange, Acorn HoldCo will publish the invitation to any stockholders meeting including the agenda in the German Federal Gazette (Bundesanzeiger).

Special Meeting of Equityholders

Shareholders whose aggregate holding is equal to or exceeds five percent may request that an extraordinary shareholders’ meeting be convened. The request must be in writing and addressed to the management board. It has to state the purpose of and the reasons for such meeting.	Special meetings of stockholders may be held on such date and at such time and at such place, if any, either within or without the State of Delaware, as are designated in the notice of meeting or by means of remote communication. Unless otherwise prescribed by law, special meetings of stockholders may be called at any time by the Chairman of the board, the Chief Executive Officer, the President or by order of the board of directors. Except as otherwise required by law, ADTRAN stockholders are not entitled to call special meetings of stockholders.	Special meetings of stockholders may be held on such date and at such time and at such place, if any, either within or without the State of Delaware, as are designated in the notice of meeting or by means of remote communication. Unless otherwise prescribed by law, special meetings of stockholders may be called at any time by the Chairman of the board, the Chief Executive Officer, the President or by order of the board of directors. Except as otherwise required by law, Acorn HoldCo stockholders are not entitled to call special meetings of stockholders.

Voting Rights—General

Shareholders may only participate in and vote at general meetings if they register with the company by presenting proof of their share ownership at least six days prior to the shareholders meeting. Each	Holders of ADTRAN common stock are entitled to one vote for each share upon all matters presented to the shareholders. Holders of ADTRAN common	Holders of Acorn HoldCo common stock are entitled to one vote for each share upon all matters presented to the shareholders. Holders of Acorn

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
no-par value share gives its holder the right to cast one vote. Resolutions at the shareholders meeting will be adopted with a simple majority of the votes cast, unless applicable mandatory law or, where such deviation is allowed, the articles of association provide differently.

stock are not entitled to cumulative voting.

Under the DGCL, unless the certificate of incorporation requires a greater percentage, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is generally required to amend a corporation’s certificate of incorporation. Additionally, the holders of the outstanding shares of a class of ADTRAN’s capital stock are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class; increase or decrease the par value of the shares of such class; or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. ADTRAN’s certificate of incorporation does not alter this default amendment process.

HoldCo common stock are not entitled to cumulative voting.

Under the DGCL, unless the certificate of incorporation requires a greater percentage, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is generally required to amend a corporation’s certificate of incorporation. Additionally, the holders of the outstanding shares of a class of Acorn HoldCo’s capital stock are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class; increase or decrease the par value of the shares of such class; or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Acorn HoldCo’s certificate of incorporation does not alter this default amendment process.

Quorum

Neither the Regulation (EC) No 2157/2001 of 8 October 2001 on the Statute for a European company (“SE-Regulation”) nor the German Stock Corporation Act (Aktiengesetz) nor ADVA’s articles of association (Satzung) has any minimum quorum requirement applicable to shareholders meetings.	At any meeting of shareholders, there must be the presence of the holders of record of at least a majority of the outstanding shares of capital stock entitled to vote or act at such meeting to constitute a quorum. If, however, a quorum is not present at any meeting of stockholders, the chair of the meeting or the stockholders entitled to vote thereat have the power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting until a quorum is present.	At any meeting of shareholders, there must be the presence of the holders of record of at least a majority of the outstanding shares of capital stock entitled to vote or act at such meeting to constitute a quorum. If, however, a quorum is not present at any meeting of stockholders, the chair of the meeting or the stockholders entitled to vote thereat have the power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting until a quorum is present.

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders

Shares of capital stock owned by ADTRAN or by another corporation, if a majority of the shares of such other corporation entitled to vote in the election of Directors is held by ADTRAN, shall not be counted for quorum purposes or entitled to vote.

Shares of capital stock owned by Acorn HoldCo or by another corporation, if a majority of the shares of such other corporation entitled to vote in the election of Directors is held by Acorn HoldCo, shall not be counted for quorum purposes or entitled to vote.

Approval of Extraordinary Transactions

According to European and German law together with ADVA’s articles of association, certain resolutions of the meeting of shareholders require a majority of at least 75 percent of the votes cast and/or the share capital represented.

Such resolutions include:

•  amendments to the articles of association;

•  the exclusion of shareholders’ subscription rights in connection with capital increases;

•  entering into a domination and/or profit and loss transfer agreement;

•  approval of measures of the management board when the supervisory board denied its approval;

•  dissolution of the company; and

•  significant asset disposals (around 80% of company’s assets – so-called Holzmüller—resolutions after a landmark ruling of the German Federal Court of Justice).

In the case of a merger or consolidation, Section 251(c) of the DGCL requires that a majority of the outstanding stock entitled to vote approve of the merger or consolidation. However, under Section 251(f) of the DGCL, no approval by the stockholders of the surviving corporation in a merger is required if: (i) the merger agreement does not amend the certificate of incorporation of the surviving corporation; (ii) each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger; and (iii) either no shares of common stock of the surviving corporation are to be issued in the merger or, if common stock will be issued, it will not increase the number of shares of common stock outstanding prior to the merger by more than 20 percent.

According to the Nasdaq listing standards, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of the stock or assets of another company if, among other things:

•  the common stock has or will have upon issuance voting power equal to or in excess of 20 percent of the voting power outstanding before the

In the case of a merger or consolidation, Section 251(c) of the DGCL requires that a majority of the outstanding stock entitled to vote approve of the merger or consolidation. However, under Section 251(f) of the DGCL, no approval by the stockholders of the surviving corporation in a merger is required if: (i) the merger agreement does not amend the certificate of incorporation of the surviving corporation; (ii) each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger; and (iii) either no shares of common stock of the surviving corporation are to be issued in the merger or, if common stock will be issued, it will not increase the number of shares of common stock outstanding prior to the merger by more than 20 percent.

According to the Nasdaq listing standards, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of the stock or assets of another company if, among other things:

•  the common stock has or will have upon issuance voting power equal to or in excess of 20 percent of the voting power outstanding before the

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders

issuance of stock or securities convertible into or exercisable for common stock; or

•  the number of shares of common stock to be issued is or will be equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the stock or securities.

issuance of stock or securities convertible into or exercisable for common stock; or

•  the number of shares of common stock to be issued is or will be equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the stock or securities.

Limits on Ownership Concentration

ADVA’s articles of association (Satzung) do not contain provisions limiting ownership concentration. Further, under European or German law, there are no statutory limitations relating to ownership concentration.	Neither the certificate of incorporation nor the bylaws contain provisions limiting ownership concentration. See “—(Anti-)Takeover Legislation” below for a discussion of Delaware law relating to limits on ownership concentration applicable in certain circumstances.	Neither the certificate of incorporation nor the bylaws contain provisions limiting ownership concentration. See “—(Anti-)Takeover Legislation” below for a discussion of Delaware law relating to limits on ownership concentration applicable in certain circumstances.

Limits on Voting Concentration

ADVA’s articles of association (Satzung) do not place any limitations on voting concentration. Under European or German law, there are no statutory limitations relating to voting concentration that are applicable to ADVA.	Neither the certificate of incorporation nor the bylaws contain provisions limiting voting concentration. See “—(Anti-)Takeover Legislation” below for a discussion of Delaware law relating to limits on voting concentration applicable in certain circumstances.	Neither the certificate of incorporation nor the bylaws contain provisions limiting voting concentration. See “—(Anti-)Takeover Legislation” below for a discussion of Delaware law relating to limits on voting concentration applicable in certain circumstances.

Transfer Restrictions

ADVA has not imposed any transfer restrictions on its shares.	Shares of ADTRAN common stock are freely transferable in accordance with applicable law.	Shares of Acorn HoldCo common stock are freely transferable in accordance with applicable law.

Equityholder Proposals

Shareholders may request that an item be placed on the agenda if their combined shareholding is equal to or exceeds (i) five percent of the share capital, or (ii) the nominal amount of €500,000. Such requests must (i) be made in writing, (ii) be addressed to the management board, and (iii) state	In order to propose business to be considered at an annual meeting, a stockholder must be a stockholder of record at the time notice of the meeting is given and the stockholder must be entitled to vote at that meeting. The stockholder must have provided	In order to propose business to be considered at an annual meeting, a stockholder must be a stockholder of record at the time notice of the meeting is given and the stockholder must be entitled to vote at that meeting. The stockholder must have provided

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
their purpose and their reasons. Requests that were properly made will be published in the German Federal Gazette (Bundesanzeiger). Shareholders may also submit counter proposals to the proposals made by the management and/or the supervisory board, and make election nominations to the supervisory board. Such proposals must, under certain circumstances, be published on the company’s website.

timely notice to ADTRAN’s secretary setting forth, among other things, a brief description of the business desired to be brought before the meeting; the stockholder’s name and address; the class, series and number of ADTRAN shares owned beneficially or of record, directly or indirectly, by the stockholder; any material interest that they have in such proposed business; and a representation regarding whether the stockholder intends, or is part of a group that intends, to deliver a proxy statement and/or form of proxy to the holders of at least the percentage the voting power of ADTRAN’s outstanding capital stock reasonably believed by the stockholder to be sufficient to approve or adopt the proposal.

ADTRAN will not entertain any business that does not meet the requirements set forth in its bylaws. The bylaws are available in the “Corporate Governance” section of ADTRAN’s website at https://investors.adtran.com.

timely notice to Acorn HoldCo’s secretary setting forth, among other things, a brief description of the business desired to be brought before the meeting; the stockholder’s name and address; the class, series and number of Acorn HoldCo shares owned beneficially or of record, directly or indirectly, by the stockholder; any material interest that they have in such proposed business; and a representation regarding whether the stockholder intends, or is part of a group that intends, to deliver a proxy statement and/or form of proxy to the holders of at least the percentage the voting power of Acorn HoldCo’s outstanding capital stock reasonably believed by the stockholder to be sufficient to approve or adopt the proposal.

Acorn HoldCo will not entertain any business that does not meet the requirements set forth in its bylaws. The form of Acorn HoldCo’s bylaws is included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Advance Notice Requirements

For an ADVA shareholder to properly request business to be brought before an annual meeting, the shareholder or the shareholders:

•  must be a shareholder of ADVA at the time of the giving of notice for such annual meeting;

•  do not need to be entitled to vote in the annual meeting (except if voting rights are suspended in exceptional cases in which such shareholders may not issue a valid request);

•  must hold, alone or together with other shareholders supporting the request, shares of

For business to be properly requested by an ADTRAN stockholder to be brought before an annual meeting, the business must be a proper matter for stockholder action under Delaware law and the stockholder must:

•  be a stockholder of record of ADTRAN at the time of the giving of the notice for such annual meeting and at the time of the meeting;

•  be entitled to vote at such meeting;

For business to be properly requested by an Acorn HoldCo stockholder to be brought before an annual meeting, the business must be a proper matter for stockholder action under Delaware law and the stockholder must:

•  be a stockholder of record of Acorn HoldCo at the time of the giving of the notice for such annual meeting and at the time of the meeting;

•  be entitled to vote at such meeting;

•  have given timely notice thereof in writing to the

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders

at least five percent of the issued share capital, or hold shares with an aggregate attributable value of €500,000;

•  must evidence that such shares (i) were held at least three months prior to the annual meeting to which business is requested to be brought (according to alternative opinions in legal literature, three months prior to receipt by ADVA of the notice of a particular request) and (ii) is continued to be held until the day on which an affirmative decision by ADVA (or a competent court) is reached on the publication of the requested agenda item; and

•  must have given timely notice thereof in writing to ADVA, including a reason or a draft resolution for business.

Because ADVA is a public company, in order to be timely, a shareholder’s notice must be delivered to or mailed and received at ADVA not less than 30 calendar days prior to the annual meeting. The day of the receipt of the shareholder’s notice is not counted.

•  have given timely notice thereof in writing to the secretary of ADTRAN; and

•  have delivered a proxy statement and form of proxy to the holders of at least the percentage of shares of ADTRAN entitled to vote required to approve such business that the stockholder proposes to bring before the annual meeting and included in such materials the proposal solicitation notice, if the stockholder, or the beneficial owner on whose behalf any business is brought before the meeting, has provided ADTRAN with such a proposal solicitation notice.

To be timely, a stockholder’s notice must be properly furnished to ADTRAN, in the case of an annual meeting, not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that subject to the immediately following sentence, in the event that the annual meeting is convened more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the secretary of Acorn HoldCo; and

•  have delivered a proxy statement and form of proxy to the holders of at least the percentage of shares of Acorn HoldCo entitled to vote required to approve such business that the stockholder proposes to bring before the annual meeting and included in such materials the proposal solicitation notice, if the stockholder, or the beneficial owner on whose behalf any business is brought before the meeting, has provided Acorn HoldCo with such a proposal solicitation notice.

To be timely, a stockholder’s notice must be properly furnished to Acorn HoldCo, in the case of an annual meeting, not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that subject to the immediately following sentence, in the event that the annual meeting is convened more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Acorn HoldCo.

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
date of such meeting is first made by ADTRAN.

Governance

ADVA has a two-tier board system consisting of the management board and the supervisory board. The ADVA management board leads ADVA and manages its business. It currently consists of Brian Protiva, Chief Executive Officer, Christoph Glingener, Chief Technology Officer and Chief Operating Officer, Ulrich Dopfer, Chief Financial Officer, and Scott St. John, Chief Marketing and Sales Officer. The supervisory board has authority to alter the number of members on the management board within the limits set by the articles of association which currently stipulate that the management board consists of two members.

The ADVA supervisory board supervises and advises the management board in the management of ADVA. The ADVA management board must obtain the ADVA supervisory board’s prior approval for certain transactions of particular importance as determined by the supervisory board. There are currently 3 members of the ADVA supervisory board, all of which are shareholder representatives and none of which employee representatives.

ADTRAN has a single-tier governing system. Its primary governing body, the board of directors, sets the policies of ADTRAN and directs its activities in accordance with ADTRAN’s certificate of incorporation, its bylaws, the DGCL, and other applicable laws and regulations. The board of directors has delegated certain of its authorities to committees, including ADTRAN’s Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. ADTRAN’s directors are elected by the stockholders of ADTRAN and hold office for a term of one year from the date of the annual meeting of stockholders or until election or qualification of a successor. ADTRAN’s bylaws states that the board of directors shall consist of one or more members, and that the exact number of directors will be fixed from time to time by resolution adopted by a majority of the whole board.

ADTRAN’s board of directors elects executive officers of ADTRAN from time to time. The term of office of the executive officers is one year and until their respective successors are elected and qualified or until their earlier death, resignation, or removal, except if any such officer is elected to fill a vacancy, in which case they will serve until the first meeting of the board of directors after the next annual meeting of stockholders.

Acorn HoldCo has a single-tier governing system. Its primary governing body, the board of directors, sets the policies of Acorn HoldCo and directs its activities in accordance with Acorn HoldCo’s certificate of incorporation, its bylaws, the DGCL, and other applicable laws and regulations. The board of directors has delegated certain of its authorities to committees, including Acorn HoldCo’s Audit Committee, the Nominating and Corporate Governance Committee and the compensation committee. Acorn HoldCo’s directors are elected by the stockholders of Acorn HoldCo and hold office for a term of one year from the date of the annual meeting of stockholders or until election or qualification of a successor. Acorn HoldCo’s bylaws states that the board of directors shall consist of one or more members, and that the exact number of directors will be fixed from time to time by resolution adopted by a majority of the whole board. Acorn HoldCo intends to increase the size of its board of directors following the closing date as described in the section of this proxy statement/prospectus titled “Corporate Governance Structure of Acorn HoldCo.”

Acorn HoldCo’s board of directors elects executive officers of Acorn HoldCo from time to time. The term of office of the executive officers is one year and until their respective successors are elected and qualified or until their earlier death, resignation, or removal, except if any such officer is elected to fill a vacancy, in which case they will serve until the first meeting of the

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
board of directors after the next annual meeting of stockholders.

Nomination and Appointment of Directors

The ADVA supervisory board is responsible for the appointment of the members to the ADVA management board and the revocation of such appointment.

The shareholder representatives at the ADVA supervisory board are elected for a term of office ending at the closing of the general meeting of shareholders which votes on the approval for the third fiscal year after the commencement of the term of office, not including such fiscal year in which the term of office has commenced. The general meeting of shareholders may, with regard to the shareholder representatives, set a shorter term of office for one or several shareholder representatives.

Nominations may be made only at an annual stockholder meeting or special meeting called for the purpose of electing directors (1) by or at the direction of the board of directors or (2) by a stockholder of record who has complied with the procedures for submitting a nomination solicitation notice to the corporation and has delivered the nomination solicitation notice and, if such stockholder of record represented that they would do so, a proxy statement and form of proxy to at least the minimum percentage of stockholders required to approve such nomination.

Directors are elected each year at the annual meeting of stockholders, or at a special meeting in lieu of the annual meeting called for such purpose, by a majority of votes cast; provided, however, that, directors are elected by a plurality of the votes cast at any meeting of stockholders for which (i) ADTRAN has received notice that a stockholder has nominated a person in compliance with its bylaws and (ii) the nomination has not been withdrawn on or prior to the tenth (10th) day preceding the date ADTRAN first mails its notice of meeting for such meeting to the stockholders.

Director candidates must agree to tender, promptly following the annual meeting at which they are to be elected or re-elected as director, an irrevocable resignation in writing, which shall become effective only if (i) the director fails to receive a

Nominations may be made only at an annual stockholder meeting or special meeting called for the purpose of electing directors (1) by or at the direction of the board of directors or (2) by a stockholder of record who has complied with the procedures for submitting a nomination solicitation notice to the corporation and has delivered the nomination solicitation notice and, if such stockholder of record represented that they would do so, a proxy statement and form of proxy to at least the minimum percentage of stockholders required to approve such nomination.

Directors will be elected each year at the annual meeting of stockholders, or at a special meeting in lieu of the annual meeting called for such purpose, by a majority of votes cast; provided, however, that, directors are elected by a plurality of the votes cast at any meeting of stockholders for which (i) Acorn HoldCo has received notice that a stockholder has nominated a person in compliance with its bylaws and (ii) the nomination has not been withdrawn on or prior to the tenth (10th) day preceding the date Acorn HoldCo first mails its notice of meeting for such meeting to the stockholders.

Director candidates must agree to tender, promptly following the annual meeting at which they are to be elected or re-elected as director, an irrevocable resignation in writing, which shall become effective only if (i) the director fails to receive a

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders

sufficient number of votes for an election in an uncontested election of directors and (ii) the board accepts their resignation in accordance with the Director Resignation Policy. Once an incumbent director fails to receive a sufficient number of votes for election in an uncontested election, ADTRAN’s Nominating and Corporate Governance Committee will consider on an expedited basis such director’s tendered resignation and make a recommendation to the board concerning the acceptance or rejection of such resignation (or any potential alternatives, including the rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons believed by the Nominating and Corporate Governance Committee in good faith to have substantially resulted in such director failing to receive the requisite votes). The board of directors will then expeditiously take formal action following the certification of the election results from the stockholders’ meeting at which the election occurred.

Newly created directorships resulting from an increase in the numbers of directors and any vacancies on the board of directors may be filled by majority vote of the remaining directors, even if they constitute less than a quorum, or by a sole remaining director (and not by stockholders). The newly appointed director will serve for the unexpired term, or, in the case of a newly created directorship, for a term which expires contemporaneously with the terms of directors then qualified and serving.

sufficient number of votes for an election in an uncontested election of directors and (ii) the board accepts their resignation in accordance with the Director Resignation Policy. Once an incumbent director fails to receive a sufficient number of votes for election in an uncontested election, Acorn HoldCo’s Nominating and Corporate Governance Committee will consider on an expedited basis such director’s tendered resignation and make a recommendation to the board concerning the acceptance or rejection of such resignation (or any potential alternatives, including the rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons believed by the Nominating and Corporate Governance Committee in good faith to have substantially resulted in such director failing to receive the requisite votes). The board of directors will then expeditiously take formal action following the certification of the election results from the stockholders’ meeting at which the election occurred.

Newly created directorships resulting from an increase in the numbers of directors and any vacancies on the board of directors may be filled by majority vote of the remaining directors, even if they constitute less than a quorum, or by a sole remaining director (and not by stockholders). The newly appointed director will serve for the unexpired term, or, in the case of a newly created directorship, for a term which expires contemporaneously with the terms of directors then qualified and serving.

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders

Removal of Directors

Under the provisions of the SE-Regulation and the German Stock Corporation Act (Aktiengesetz), the authority to remove members of the management board lies solely with the supervisory board. Dismissal always requires good cause, an example of which is the revocation of confidence at a shareholders’ meeting by a majority of the votes cast on the matter. The members of the supervisory board are removed and/or replaced by the shareholders’ meeting. Such resolution requires 75% of the votes cast. If a member of supervisory board, for whatever reason, ceases to hold the office, a replacement member will be elected for the remaining term of the replaced member. Any member of the supervisory may, at any time, with or without good cause, resign from office by written letter of resignation.	Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares of ADTRAN capital stock then entitled to vote in an election of directors, except as otherwise provided by applicable law.	Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares of Acorn HoldCo capital stock then entitled to vote in an election of directors, except as otherwise provided by applicable law.

Amendments to Articles of Association and Certificate of incorporation

Amendments to the articles of association (Satzung) require a shareholders’ resolution passed with a majority of 75% of the share capital participating in the vote. The supervisory board is empowered to make amendments to the articles of association restricted to their wording.	Under the DGCL, unless the certificate of incorporation requires a greater vote, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is generally required to amend a corporation’s certificate of incorporation. Additionally, the holders of the outstanding shares of a class of ADTRAN’s capital stock are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class; increase or decrease the par value of the shares of such class; or alter or	Under the DGCL, unless the certificate of incorporation requires a greater vote, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is generally required to amend a corporation’s certificate of incorporation. Additionally, the holders of the outstanding shares of a class of Acorn HoldCo’s capital stock will be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class; increase or decrease the par value of the shares of such class; or alter

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
	change the powers, preferences or special rights of the shares of such class so as to affect them adversely. ADTRAN’s certificate of incorporation does not alter this default amendment process.	or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Acorn HoldCo’s certificate of incorporation will not alter this default amendment process.

Amendments to Governing Documents

ADVA’s supervisory board may amend the rules of procedure of the management board and of the supervisory board with simple majority of the votes cast.	The ADTRAN bylaws provide that the bylaws may be amended, altered, or repealed, or new bylaws may be adopted, at any meeting of stockholders by the vote of the holders of not less than a majority of the outstanding shares of stock entitled to vote thereat, provided that, in the case of a special meeting, notice that an amendment is to be considered and acted upon shall be inserted in the notice or waiver of notice of said meeting. The ADTRAN bylaws may also be amended, altered or repealed, or new bylaws may be adopted, by the affirmative vote of a majority of the whole board of directors.	The Acorn HoldCo bylaws will provide that the bylaws may be amended, altered, or repealed, or new bylaws may be adopted, at any meeting of stockholders by the vote of the holders of not less than a majority of the outstanding shares of stock entitled to vote thereat, provided that, in the case of a special meeting, notice that an amendment is to be considered and acted upon shall be inserted in the notice or waiver of notice of said meeting. The Acorn HoldCo bylaws may also be amended, altered or repealed, or new bylaws may be adopted, by the affirmative vote of a majority of the whole board of directors.

Appraisal or Dissenters’ Rights

An appraisal proceeding (Spruchverfahren) is available to ADVA shareholders under the German Appraisal Proceedings Act (Spruchverfahrensgesetz). Under this Act, a court can be asked to determine the adequacy of the consideration or compensation paid to minority shareholders in certain corporate transactions, including (1) the consolidation or merger of companies according to the provisions of the German Transformation Act (Umwandlungsgesetz); (2) the conclusion of a domination and/or profit and loss transfer agreement; and (3) the squeeze-out of minority shareholders pursuant to Sections 327a et seq. of the German Stock Corporation Act (Aktiengesetz) or	Under the DGCL, in certain situations, appraisal rights may be available in connection with a merger or a consolidation. Appraisal rights are not available under the DGCL to stockholders of the surviving corporation when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger in accordance with Section 251(f) of the DGCL. In addition, no appraisal rights are available under the DGCL to holders of shares of any class of or series of stock which is either listed on a national securities exchange or held of record by more than 2,000 stockholders. Notwithstanding the foregoing, the DGCL provides that appraisal	Under the DGCL, in certain situations, appraisal rights may be available in connection with a merger or a consolidation. Appraisal rights are not available under the DGCL to stockholders of the surviving corporation when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger in accordance with Section 251(f) of the DGCL. In addition, no appraisal rights are available under the DGCL to holders of shares of any class of or series of stock which is either listed on a national securities exchange or held of record by more than 2,000 stockholders. Notwithstanding the foregoing, the DGCL provides that appraisal

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
Section 62(5) of the German Transformation Act. In each of these circumstances, the shareholder seeking the adequacy determination must comply with the procedural requirements specified in the applicable statutory provision.	rights will be available to the stockholders of a corporation if the stockholders are required by the terms of a merger agreement to accept for such stock anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depositary receipts in respect thereof; (ii) shares of stock of any other corporation, or depositary receipts in respect thereof, which shares of stock (or depositary receipts in respect thereof) at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depositary receipts; or (iv) any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares or fractional depositary receipts as described above.	rights will be available to the stockholders of a corporation if the stockholders are required by the terms of a merger agreement to accept for such stock anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depositary receipts in respect thereof; (ii) shares of stock of any other corporation, or depositary receipts in respect thereof, which shares of stock (or depositary receipts in respect thereof) at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depositary receipts; or (iv) any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares or fractional depositary receipts as described above.

Preemptive Rights

In principle, shareholders must be granted a preferential subscription right to shares newly issued after a capital increase in proportion to the shares they already hold in the company’s share capital. However, such preferential subscription rights can be excluded if the shareholders resolution on the capital increase so authorizes the management accordingly. An exclusion requires a majority of 75% of the share capital participating in the vote to be in favor of such a resolution. The management board has to report in writing the reasons for the exclusion. Regarding the Authorized Capital 2019/I, the management board may, subject to certain limitations and the supervisory board’s consent, increase the capital without offering subscription rights.	Holders of ADTRAN common stock do not have preemptive or subscription rights to purchase or have offered to them for purchase any shares or other securities of ADTRAN.	Holders of Acorn HoldCo common stock will not have preemptive or subscription rights to purchase or have offered to them for purchase any shares or other securities of Acorn HoldCo.

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders

Rights of Purchase and Reduction of Share Capital

On the basis and within the limits of an authorization granted by the general meeting on May 22, 2019, ADVA may acquire its own shares until May 21, 2024. The acquired shares may not exceed ten percent of the company’s share capital. The authorization sets forth a highest and a lowest possible price. As of the date of this proxy statement/prospectus, ADVA has not made use of this authorization.	The board of directors can authorize ADTRAN to purchase or to redeem shares of the corporation at any time and for any reason in exchange for consideration determined by the board of directors and not specifically prohibited by law.	The board of directors will be able to authorize Acorn HoldCo to purchase or to redeem shares of the corporation at any time and for any reason in exchange for consideration determined by the board of directors and not specifically prohibited by law.

Equityholder Suits

•  Shareholders may take actions against the company to contest resolutions of the general meeting, if they (i) were present at the meeting, and (ii) have objected to any or all of the resolutions in the minutes (Anfechtungsklage). Such action must be taken within one month after the resolutions were passed in the meeting. There are, however, no class actions under German law. Shareholders are, in principle, not permitted to file derivative suits, not even in the case of a severe breach of duty by the members of the management and/or the supervisory board. Any claims for damages the company might have against the members of the boards may, as a general rule, be asserted only by the company itself. If claims are made against the members of the management board, the company is represented by the supervisory board and vice-versa. In a landmark ruling, the German Federal Court of Justice (Bundesgerichtshof) held that a stock corporation’s supervisory board is, in principle, obliged to assert claims for damages against members of the

Under the DGCL, stockholders may bring derivative litigation against a corporation if the corporation does not enforce its own rights. A stockholder must make a demand upon the board before bringing a derivative suit, unless the demand is excused. A stockholder bringing a derivative suit must (i) have been a stockholder at the time of the wrong complained of or the stockholder must have received stock in the corporation by operation of law from a person who was such a stockholder at the time of the wrong and (ii) remain a stockholder throughout the litigation. There is no requirement under the DGCL to advance the expenses of a lawsuit to a stockholder bringing a derivative suit.

An individual also may commence a class action suit on behalf of himself or herself and other similarly situated shareholders where the requirements for maintaining a class action have been met.

Under the DGCL, stockholders may bring derivative litigation against a corporation if the corporation does not enforce its own rights. A stockholder must make a demand upon the board before bringing a derivative suit, unless the demand is excused. A stockholder bringing a derivative suit must (i) have been a stockholder at the time of the wrong complained of or the stockholder must have received stock in the corporation by operation of law from a person who was such a stockholder at the time of the wrong and (ii) remain a stockholder throughout the litigation. There is no requirement under the DGCL to advance the expenses of a lawsuit to a stockholder bringing a derivative suit.

An individual also may commence a class action suit on behalf of himself or herself and other similarly situated shareholders where the requirements for maintaining a class action have been met.

Upon consummation of the business combination, Acorn HoldCo’s certificate of incorporation will provide for the

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders

management board if (i) the claims are likely to be successful, and (ii) no important company interests conflict with such an assertion. Should the supervisory board decide not to pursue such claims, the shareholders may oblige them to by resolution in the general meeting that requires a simple majority of the votes cast. Damages claims must then be brought within six months of the date of the shareholders resolution. The general meeting may also appoint a special representative to assert such claims. Upon the petition of shareholders with a combined holding of (i) at least ten percent of the shared capital, or (ii) €1,000,000, and if such appointment is required to properly assert the claims, the court must appoint a special representative who is different from the members of the management board, the members of the supervisory board, and the special representatives appointed at the general meeting. Shareholders who jointly hold at least (i) one percent of the share capital, or (ii) €100,000 may, under certain circumstances, file a claim for damages on behalf of the company. They need to establish that (i) they have acquired the shares prior to the alleged breach of duty, (ii) they called on the company to itself bring an action within a reasonable period of time, and (iii) there are facts justifying the suspicion that the company has been damaged by dishonest conduct or gross violations of the law or the articles of association. The court will then only permit the action to be brought if no exclusive forum in certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits.

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
overriding grounds in terms of the company’s best interest contravene the assertion of the claim.

Rights of Inspection

European and German law does not permit shareholders to inspect corporate books and records. However, Section 131 of the German Stock Corporation Act (Aktiengesetz) provides each shareholder with a right to information at the general meeting of the shareholders, to the extent that such information is necessary to permit a proper evaluation of the relevant item on the agenda.

The right to information is a right only to oral information at a general meeting of the shareholders. Information may be given in writing to shareholders, but they are neither entitled to receive written information nor to inspect any documents of ADVA. As a practical matter, shareholders may receive certain written information about ADVA through its public filings with the commercial register (Handelsregister) and the German Federal Gazette and other places where documents of ADVA are made publicly available.

	Under the DGCL, any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the proper purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from, ADTRAN’s stock ledger, its list of stockholders and its other books and records.	Under the DGCL, any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the proper purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from, Acorn HoldCo’s stock ledger, its list of stockholders and its other books and records.

Conflict of Interest Transactions

Under European and German law, the members of the ADVA management board are subject to a statutory non-compete provision. If this duty is breached, the member of the ADVA management board is liable for damages or ADVA can demand to receive any profits or compensation the individual has received or will receive through the competing transaction. Other conflicts of interest may have to be disclosed to the ADVA supervisory board, in particular if the member of the management board is unable to	Section 143 of the DGCL provides that a corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, the loan or guarantee may reasonably be expected to benefit the corporation. Section 144 of the DGCL provides that any other contract or transaction between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer	Section 143 of the DGCL provides that a corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, the loan or guarantee may reasonably be expected to benefit the corporation. Section 144 of the DGCL provides that any other contract or transaction between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders

perform his fiduciary duties correctly.

Under certain circumstances, transactions with related parties (as defined by IFRS as described in detail in section 111a (1) sentence 2 of the German Stock Corporation Act) require prior approval by the supervisory board and must be made public. Related parties in this context include, among others, the members of the management and supervisory board, close members of their families and, as a general rule, anyone directly or indirectly holding at least 20 percent of voting rights. The approval and publication requirement is only triggered if the transaction with the related party concerns the transfer of an asset or the granting of a right to use, in each case with or without consideration, and if the economic value of the transaction (individually or together with other transactions with the same related party in the same business year) exceeds 1.5% of the sum of the company’s fixed and current assets as calculated on the basis of the company’s last consolidated annual financial statements. Exemptions exist, inter alia, for transactions in the ordinary business concluded at arm’s length terms.”

Any contract according to which a member of the ADVA supervisory board is to provide services to ADVA beyond his or her statutory duties as an ADVA supervisory board member requires approval of the ADVA supervisory board to be valid. Any compensation received for such services must be repaid to ADVA if the ADVA supervisory board did not approve the underlying contract. In all other cases of conflicts of interests an ADVA supervisory board member is obligated to act according to his or her duties of care and loyalty. Beyond this there is no clear rule

	was present, participates or votes at the board or board committee meeting that authorizes the contract or transaction, if either: (i) the director’s or officer’s interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith; or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.	was present, participates or votes at the board or board committee meeting that authorizes the contract or transaction, if either: (i) the director’s or officer’s interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith; or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
under German law for the treatment of such conflicts, but the German Corporate Governance Code stipulates that the conflicts of interest are to be disclosed to the supervisory board and that permanent conflicts of interest will result in the termination of the conflicted board member’s service agreement.

Indemnification of Officers and Directors

A European stock corporation may not limit or eliminate the personal liability of the members of its boards for damages due to a breach of duty in their official capacity.

However, they may waive such claims if (i) more than three years have lapsed since the claim arose, and (ii) the general meeting approves of the waiver. However, a minority of shareholders whose combined shares are equivalent to at least 10% of the outstanding share capital may object to the approval of the general meeting of the shareholders and thus render any such waiver null and void.

ADVA may indemnify its officers (Leitende Angestellte). Under certain circumstances, German labor law even requires a stock corporation to provide such indemnification. However, ADVA may not, as a general matter, indemnify members of the ADVA management board or the ADVA supervisory board where such members are liable towards ADVA based on a breach of their fiduciary duties or other obligations towards ADVA.

Within certain limitations set forth by the law, a European stock corporation may purchase directors and officers insurance. Such insurance must include a deductible of at least 10 percent of the damages (capped by 150 percent of the annual fixed salary of the respective member of the

The certificate of incorporation contains provisions for the indemnification of ADTRAN directors, officers, employees and certain other agents to the fullest extent permitted by the DGCL. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from indemnified individuals.

Under the DGCL, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding; provided the person acted in good faith and in a manner reasonably believed to be

The certificate of incorporation contains provisions for the indemnification of Acorn HoldCo directors, officers, employees and certain other agents to the fullest extent permitted by the DGCL. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from indemnified individuals.

Under the DGCL, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding; provided the person acted in good faith and in a manner reasonably believed to be

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders

management board) to be borne by a member of the management board.

In addition, European and German law may permit a corporation to indemnify a member of the ADVA management board or the ADVA supervisory board for attorneys’ fees incurred if such member is the prevailing party in a suit in a country, such as the United States, where prevailing parties are required to bear their own costs, and if European and German law would have required the other party to pay such member’s attorneys’ fees had the suit been brought in Germany.

in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Additionally, the DGCL provides that a Delaware corporation may indemnify a director or officer against expenses (including attorneys’ fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Delaware corporation. The DGCL further provides that to, the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to directly above or in the defense of any claim, issue or matter therein, he or she is entitled to indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Under the DGCL, a Delaware corporation may also purchase and maintain insurance on behalf of any director, officer, employee or agent of such corporation against any liability asserted against such person and incurred by such person in any such capacity, whether or not such corporation would have the power to indemnify such person against such liability.

in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Additionally, the DGCL provides that a Delaware corporation may indemnify a director or officer against expenses (including attorneys’ fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Delaware corporation. The DGCL further provides that to, the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to directly above or in the defense of any claim, issue or matter therein, he or she is entitled to indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Under the DGCL, a Delaware corporation may also purchase and maintain insurance on behalf of any director, officer, employee or agent of such corporation against any liability asserted against such person and incurred by such person in any such capacity, whether or not such corporation would have the power to indemnify such person against such liability.

(Anti-)Takeover Legislation

Public offers to acquire certain market traded equity securities of Germany-based stock corporations are all governed by the German Takeover Act (Wertpapiererwerbs-	The DGCL contains a business combination statute that protects domestic corporations from hostile takeovers and from actions following such a takeover, by	The DGCL contains a business combination statute that protects domestic corporations from hostile takeovers and from actions following such a takeover, by

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders

und Übernahmegesetz, “WpÜG”) if the stock of those corporations is admitted to trading on a regulated market in Germany or anywhere within the European Economic Area. This is regardless of whether the consideration be paid in stock, in cash, or in a combination of both and irrespective of the size or the purpose of the acquisition.

Once a party has decided it wants to submit a public offer, it is obliged to announce this intention promptly and publicly. Prior to this announcement, the offeror has to notify the competent regulatory authority (Bundesanstalt für Finanzdienstleistungsaufsicht, “BaFin”) as well as the management of the stock exchanges where the company’s stock is traded. The offeror has to submit a detailed offer document to BaFin within four weeks of the announcement. In complicated cross-border offers, the offer document can be submitted within eight weeks of the announcement. If, after review, BaFin approves of it, the offer document has to be published without undue delay. It must be posted on the internet and be either (i) published in the German Federal Gazette, or (ii) made available free of charge at a suitable domestic agency. The offer must remain open for no less than four and, in principle, no more than ten weeks. This offer period will automatically be extended (i) if the offer is modified within the offer period’s last two weeks, or (ii) if during this period a third party makes a competing offer.

Under the WpÜG, a shareholder is deemed to have gained control of a company if it holds 30 percent or more of its voting rights. An offer aimed at gaining control of the company (“Takeover Offer”) must be extended to all remaining

	prohibiting some transactions once an acquiror has gained a significant holding in the corporation. Subject to certain exceptions, Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of	prohibiting some transactions once an acquiror has gained a significant holding in the corporation. Subject to certain exceptions, Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
shareholders. Anyone reaching this threshold – outside of a Takeover Offer – is also obliged to offer all other shareholders to acquire their stock (“Mandatory Offer”). In both cases the offer must be made in a nondiscriminatory manner. The consideration – be it in cash, in stock, or in a combination of both – must be adequate. This means that it must be greater than the higher of (i) the weighted average stock exchange price of the target’s shares during the last three months prior to the publication of the intention to launch an offer; or (ii) the highest consideration paid or agreed upon by the offeror for the acquisition of shares in the target company within the last six months prior to the publication of the offer document, including off-market block trades.	incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. ADTRAN has not opted out Section 203 of the DGCL and is subject to the provisions therein.	incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. Acorn HoldCo has not opted out Section 203 of the DGCL and is subject to the provisions therein.

Exclusion of Minority Shareholders

A principal shareholder (Hauptaktionär) may commence a squeeze-out transaction with respect to ADVA ordinary shares that the principal shareholder does not already own. A squeeze-out transaction may be effected pursuant to either Sections 327a et seq. of the German Stock Corporation Act (if the principal shareholder holds at least 95 percent of ADVA’s issued share capital (Grundkapital)), pursuant to Sections 39a et seq. of the German Takeover Act (if the principal shareholder holds at least 95 percent of ADVA’s voting share capital (stimmberechtigtes Grundkapital)), or pursuant to Section 62(5) of the German Transformation Act (if the principal shareholder holds at least 90 percent of ADVA’s issued share capital (Grundkapital)), as the result of which ordinary shares of remaining ADVA shareholders would be automatically converted into the right to receive compensation in cash or a combination of stock and cash, as

Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of stock of its subsidiary that are entitled to vote on a merger, the parent’s board of directors is authorized to merge itself into the subsidiary or to merge the subsidiary corporation into the parent without the approval of either corporation’s stockholders and without the approval of the subsidiary’s board of directors; provided that one of the companies involved in such merger is a Delaware corporation, while the other is either a Delaware corporation or a corporation organized in a domestic or alien jurisdiction that permits a corporation of such jurisdiction to merge with a corporation of another jurisdiction.

When completing a short form merger under the DGCL, where all of the shares of the subsidiary

Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of stock of its subsidiary that are entitled to vote on a merger, the parent’s board of directors is authorized to merge itself into the subsidiary or to merge the subsidiary corporation into the parent without the approval of either corporation’s stockholders and without the approval of the subsidiary’s board of directors; provided that one of the companies involved in such merger is a Delaware corporation, while the other is either a Delaware corporation or a corporation organized in a domestic or alien jurisdiction that permits a corporation of such jurisdiction to merge with a corporation of another jurisdiction.

When completing a short form merger under the DGCL, where all of the shares of the subsidiary

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
applicable. German law does not allow for a squeeze-out transaction if ADTRAN holds an amount of ADVA ordinary shares that is less than the percentages referred to above.	corporation are not owned by the parent corporation, a company has a statutory duty to send the target stockholders a copy of Section 262 of the DGCL, Delaware’s appraisal statute, and a notice informing them about the approval of the merger, the effective date of the merger and such stockholder’s right to seek appraisal.	corporation are not owned by the parent corporation, a company has a statutory duty to send the target stockholders a copy of Section 262 of the DGCL, Delaware’s appraisal statute, and a notice informing them about the approval of the merger, the effective date of the merger and such stockholder’s right to seek appraisal.

Disclosure of Significant Ownership of Shares

The German Securities Trading Act (Wertpapierhandelsgesetz – “WpHG”) obliges any person to give notification if certain thresholds of voting interest in a German stock corporation are reached, exceeded or fallen below. Those thresholds are 3, 5, 10, 15, 20, 25, 30, 50 and 75 percent. The notification must be given in writing to the issuer and BaFin, as the competent authority, without undue delay, but no later than within four trading days.

The voting interest relevant for the disclosure thresholds also includes attributed shares. Shares will, inter alia, be attributed (i) if a person controls a third party holding the shares, and (ii) if a third party holds shares on behalf of the other person. Further, anyone holding, directly or indirectly, instruments either (i) giving their holder the unconditional right or discretion to acquire already issued shares of ADVA to which voting rights are attached, or (ii) relating to such shares and having a similar economic effect, whether or not conferring a right to a physical settlement, must, without undue delay, but in any event within four trading days, simultaneously notify the issuer and BaFin if the above mentioned thresholds have been reached, exceeded or fallen below.

ADVA must publish these notifications without undue delay,

Stockholders of ADTRAN owning more than 5 percent of any class of equity securities registered pursuant to Section 12 of the Exchange Act must comply with disclosure obligations under Section 13 of the Exchange Act. Sections 13(d) and 13(g) of the Exchange Act require any person or group of persons who owns or acquires beneficial ownership of more than 5 percent of certain classes of equity securities to file ownership reports with the SEC on either Schedule 13D or (for passive investors) the short form Schedule 13G.

If the stockholder is required to file a report on Schedule 13D, such a report must include information on, inter alia, the acquisition of securities by which the stockholder exceeded the 5 percent threshold and be filed within 10 days after the acquisition. The schedule is filed with the SEC and is provided to the issuer, as well as to each stock exchange on which the security is traded. Schedule 13D is often filed in connection with a tender offer. Any material changes in the facts contained in the schedule necessitates the prompt filing of an amendment. Schedule 13G is a shorter alternative to Schedule 13D, which is available to beneficial owners of more than

Stockholders of Acorn HoldCo owning more than 5 percent of any class of equity securities registered pursuant to Section 12 of the Exchange Act must comply with disclosure obligations under Section 13 of the Exchange Act. Sections 13(d) and 13(g) of the Exchange Act require any person or group of persons who owns or acquires beneficial ownership of more than 5 percent of certain classes of equity securities to file ownership reports with the SEC on either Schedule 13D or (for passive investors) the short form Schedule 13G.

If the stockholder is required to file a report on Schedule 13D, such a report must include information on, inter alia, the acquisition of securities by which the stockholder exceeded the 5 percent threshold and be filed within 10 days after the acquisition. The schedule is filed with the SEC and is provided to the issuer, as well as to each stock exchange on which the security is traded. Schedule 13D is often filed in connection with a tender offer. Any material changes in the facts contained in the schedule necessitates the prompt filing of an amendment. Schedule 13G is a shorter alternative to Schedule 13D, which is available to beneficial owners of more than

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders

but in any event within three trading days of receiving them. ADVA must also, without undue delay but not before publication, file the notification with the companies register (Unternehmensregister) and simultaneously report the publication to BaFin.

Once the issuer receives a notification of the shareholders, it must publish the notification within three trading days. Also, the notification must be filed with the companies register and the publication must be reported to BaFin. Anyone reaching the threshold of 30 percent must, within seven calendar days, publish this fact and make a public Mandatory Offer. See “—(Anti-)Takeover Legislation” above.

5 percent of a class of securities that are considered passive investors. Generally, passive investors are investors that do not intend to control or change the control of a company. A Schedule 13G filing has different information and timing requirements than a Schedule 13D filing.

A filer must, among other things, amend a Schedule 13G promptly upon acquiring beneficial ownership of more than 10 percent of a registered class of equity securities and must thereafter promptly amend the Schedule 13G upon increasing or decreasing its beneficial ownership by more than 5 percent of the class. A Schedule 13G filer must change to filing Schedule 13D within 10 days after the filer’s beneficial ownership first equals or exceeds 20 percent of the class and is prohibited from voting or acquiring additional securities of the class until 10 days after the Schedule 13D is filed. Directors and officers of the issuer are not eligible to use Schedule 13G.

5 percent of a class of securities that are considered passive investors. Generally, passive investors are investors that do not intend to control or change the control of a company. A Schedule 13G filing has different information and timing requirements than a Schedule 13D filing.

A filer must, among other things, amend a Schedule 13G promptly upon acquiring beneficial ownership of more than 10 percent of a registered class of equity securities and must thereafter promptly amend the Schedule 13G upon increasing or decreasing its beneficial ownership by more than 5 percent of the class. A Schedule 13G filer must change to filing Schedule 13D within 10 days after the filer’s beneficial ownership first equals or exceeds 20 percent of the class and is prohibited from voting or acquiring additional securities of the class until 10 days after the Schedule 13D is filed. Directors and officers of the issuer are not eligible to use Schedule 13G.

If Acorn HoldCo common stock is admitted to trading on the regulated market segment (Regulierter Markt) of the Frankfurt Stock Exchange, the rules on disclosure of significant ownership of shares as described in the left column under this heading “—Disclosure of Significant Ownership of Shares” that apply to ADVA and its stockholders (except for the referenced provisions of the German Takeover Act) will also apply to Acorn HoldCo and its stockholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations of the merger to U.S. holders of ADTRAN shares. The discussion is based on and subject to the Code, the U.S. Treasury Regulations promulgated thereunder, administrative guidance and court decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion assumes that ADTRAN stockholders hold their ADTRAN shares, and will hold their Acorn HoldCo shares, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of ADTRAN shares in light of their personal circumstances, including any tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax, or to such shareholders subject to special treatment under the Code, such as:

•	banks, thrifts, mutual funds and other financial institutions,

•	real estate investment trusts and regulated investment companies,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	brokers or dealers in securities,

•	tax-exempt organizations and governmental organizations,

•	insurance companies,

•	dealers or brokers in securities or foreign currency,

•	individual retirement and other deferred accounts,

•	U.S. holders whose functional currency is not the U.S. dollar,

•	U.S. expatriates and former citizens of the United States,

•	“passive foreign investment companies” or “controlled foreign corporations,” and corporations that accumulate earnings to avoid U.S. federal income tax,

•	U.S. holders who own or are deemed to own 10% or more of Acorn HoldCo’s voting stock after completion of the merger,

•	shareholders who hold their shares as part of a straddle, hedging, conversion, constructive sale or other risk reduction transaction,

•	shareholders who purchase or sell their shares as part of a wash sale for tax purposes,

•	“S corporations” and shareholders thereof, and

•	shareholders who received their shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

No rulings are intended to be sought from the IRS with respect to the merger or the business combination and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described herein.

The discussion does not address any non-income tax considerations or any state, local or non-U.S. tax consequences. For purposes of this discussion, a “U.S. holder” means a beneficial owner of ADTRAN shares who is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds ADTRAN shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership are urged to consult their own tax advisors about the U.S. federal income tax consequences of the merger.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF ADTRAN SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to U.S. Holders

The merger is intended to qualify as a “reorganization” under Section 368 of the Code and the merger, taken together with the exchange offer, is intended to qualify as an “exchange” under Section 351(a) of the Code. Accordingly, a U.S. holder of ADTRAN shares that exchanges such ADTRAN shares for Acorn HoldCo shares in the merger generally will not recognize gain or loss for U.S. federal income tax purposes. The aggregate tax basis for U.S. federal income tax purposes of the Acorn HoldCo shares received by such U.S. holder will generally be the same as the aggregate adjusted tax basis of the ADTRAN shares exchanged therefor. A U.S. holder’s holding period in the Acorn HoldCo shares received generally will include the holding period of the ADTRAN shares exchanged therefor.

FATCA

Provisions of the Code commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends received pursuant to a redemption of stock) to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. If a dividend payment is both subject to withholding under FATCA, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.

LEGAL MATTERS

The validity of the Acorn HoldCo common stock and certain other matters of U.S. federal and New York State law will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain matters of German law will be passed upon for us by Kirkland & Ellis International LLP, Munich, Germany.

EXPERTS

The financial statements of Acorn HoldCo, Inc. as of September 30, 2021 and from August 10, 2021 (inception) through September 30, 2021 included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of ADTRAN, Inc. as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 included in this joint proxy statement/prospectus and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2020 incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so included or incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of ADVA Optical Networking SE as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, independent auditors, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft is a member of the Chamber of Public Accountants (Wirtschaftsprüferkammer), Berlin, Germany.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements of Acorn HoldCo, Inc.

as of September 30, 2021 and for the Period from August 10, 2021 (Inception) through September 30, 2021

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of Acorn HoldCo, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Acorn HoldCo, Inc. and its subsidiary (the “Company”) as of September 30, 2021, and the related consolidated statements of operations and comprehensive income, of changes in stockholder’s equity and of cash flows for the period from August 10, 2021 (inception) through September 30, 2021, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2021, and the results of its operations and its cash flows for the period from August 10, 2021 (inception) through September 30, 2021 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. We determined there are no critical audit matters.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

November 8, 2021

We have served as the Company’s auditor since 2021.

ACORN HOLDCO, INC.

CONSOLIDATED BALANCE SHEET

(dollars, share and per share data in actuals)

As of September 30, 2021
Assets
Current assets:
Cash and cash equivalents	$10

Total current assets	$10

Total assets	$10

Liabilities and stockholder’s equity

Total liabilities	$—
Stockholder’s equity:
Common stock, $0.01 par value, 1,000 shares authorized, issued and outstanding	10

Total stockholder’s equity	$10

Total liabilities and stockholder’s equity	$10

See accompanying notes to consolidated financial statements.

ACORN HOLDCO, INC.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

(dollars in actuals)

August 10, 2021 (Inception) through September 30, 2021
Revenue	$—
Cost of Revenue	—

Gross Profit	$—

Operating Income	$—

Income Before Income Taxes	—

Net Income and Comprehensive Income	$—

See accompanying notes to consolidated financial statements.

ACORN HOLDCO, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

(dollars and shares in actuals)

	Common Shares	Common Stock	Total Stockholder’s Equity
Balance as of August 10, 2021 (Inception)	—	$—	—
Issuance of shares	1,000	$10	$10

Balance as of September 30, 2021	1,000	$10	$10

See accompanying notes to consolidated financial statements.

ACORN HOLDCO, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in actuals)

August 10, 2021 (Inception) through September 30, 2021
Net cash provided by operating activities	$—
Net cash provided by investing activities	$—
Cash flows from financing activities:	—
Proceeds from issuance of common shares	10
Net cash provided by financing activities	$10
Net increase (decrease) in cash and cash equivalents	10
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$10

See accompanying notes to consolidated financial statements.

ACORN HOLDCO, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Nature of Business and Basis of Presentation

Acorn HoldCo, Inc., (“Acorn HoldCo” or the “Company”), was incorporated as a corporation under the laws of Delaware on August 10, 2021. Acorn HoldCo was formed for the purposes of effecting the proposed business combination between ADTRAN, Inc. (“ADTRAN”) and ADVA Optical Networking SE (“ADVA”). ADTRAN and ADVA entered into a business combination agreement on August 30, 2021, still subject to shareholder approval, agreeing to combine their businesses through a merger and exchange offer, respectively, and become subsidiaries of Acorn HoldCo. Following the consummation of the proposed business combination ADTRAN will become a subsidiary of Acorn HoldCo through a merger of Acorn MergeCo, Inc., a wholly-owned direct subsidiary of Acorn HoldCo, and ADTRAN, with ADTRAN surviving the merger, and ADVA will become a subsidiary of Acorn HoldCo through an exchange offer of ADVA shares for Acorn HoldCo shares. As a result, ADTRAN and ADVA will become subsidiaries of Acorn HoldCo.

Acorn HoldCo has no operating history and to date, Acorn HoldCo has not conducted any material activities other than those incidental to its formation and the matters contemplated by the business combination agreement of ADTRAN and ADVA. Acorn HoldCo does not have any material assets and the management of Acorn HoldCo has not resolved to make any future investments other than in relation to the proposed business combination. ADTRAN is currently the only stockholder of Acorn HoldCo.

The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as set forth in the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC). The consolidated financial statements include the accounts of Acorn HoldCo and its wholly-owned direct subsidiary. All intercompany accounts and transactions have been eliminated.

Note 2: Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Cash and Cash Equivalents

All cash as of the balance sheet date was cash on hand, held in deposit.

Income Taxes

Acorn HoldCo is treated as a subchapter C corporation, and therefore, is subject to both federal and state income taxes. The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from the difference between financial and tax bases of our assets and liabilities and are adjusted for changes in tax rates and tax laws when such changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

We establish reserves to remove some or all of the tax benefit of any of our tax positions at the time we determine that the positions become uncertain. We adjust these reserves, including any impact on the related interest and penalties, as facts and circumstances change.

Note 3: Stockholder’s Equity

On August 10, 2021, Acorn HoldCo was authorized and issued 1,000 shares of common stock at a $0.01 par value. As of September 30, 2021, Acorn HoldCo had 1,000 common shares issued and outstanding, all of which are owned by ADTRAN.

Note 4: Commitments and contingencies

As of September 30, 2021, Acorn HoldCo has no commitments and contingencies.

Note 5: Income taxes

Acorn HoldCo has no income tax expense for the period ended September 30, 2021. Acorn HoldCo has no foreign operations and therefore, has not provided for any foreign taxes. As of September 30, 2021, the Company did not have a liability for unrecognized tax benefits and has no accrued interest or penalties related to uncertain tax positions. The Company is subject to examination by taxing authorities in the U.S. federal and state jurisdictions. For federal and state income tax, the Company remains subject to examination for 2021.

Note 6: Subsequent Events

Acorn HoldCo concluded that there were no subsequent events that require adjustment to the consolidated financial statements or disclosure in the notes to the consolidated financial statements.

ADTRAN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)

	September 30, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$75,503	$60,161
Restricted cash	102	18
Short-term investments (includes $1,210 and $1,731 of available-for-sale securities as of September 30, 2021 and December 31, 2020, respectively, reported at fair value)	2,610	3,131
Accounts receivable, less allowance for expected credit losses of $0 as of September 30, 2021 and $38 as of December 31, 2020	124,146	98,827
Other receivables	9,867	21,531
Inventory, net	127,241	125,457
Prepaid expenses and other current assets	10,061	8,293

Total Current Assets	349,530	317,418
Property, plant and equipment, net	56,556	62,399
Deferred tax assets, net	8,957	9,869
Goodwill	6,968	6,968
Intangibles, net	20,291	23,470
Other assets	31,675	25,425
Long-term investments (includes $44,305 and $43,385 of available-for-sale securities as of September 30, 2021 and December 31, 2020, respectively, reported at fair value)	83,935	80,130

Total Assets	$557,912	$525,679

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$79,074	$49,929
Unearned revenue	16,394	14,092
Accrued expenses and other liabilities	15,392	13,609
Accrued wages and benefits	17,270	15,262
Income tax payable, net	5,914	1,301

Total Current Liabilities	134,044	94,193
Non-current unearned revenue	7,426	6,888
Pension liability	16,988	18,664
Deferred compensation liability	28,336	25,866
Other non-current liabilities	7,365	7,124

Total Liabilities	194,159	152,735
Commitments and contingencies (see Note 18)
Stockholders’ Equity
Common stock, par value $0.01 per share; 200,000 shares authorized; 79,652 shares issued and 48,680 shares outstanding as of September 30, 2021 and 79,652 shares issued and 48,241 shares outstanding as of December 31, 2020	797	797
Additional paid-in capital	286,923	281,466
Accumulated other comprehensive loss	(14,466)	(11,639)
Retained earnings	760,398	781,813
Treasury stock at cost: 30,973 and 31,280 shares at September 30, 2021 and December 31, 2020, respectively	(669,899)	(679,493)

Total Stockholders’ Equity	363,753	372,944

Total Liabilities and Stockholders’ Equity	$557,912	$525,679

See accompanying notes to condensed consolidated financial statements.

ADTRAN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue
Network Solutions	$120,767	$115,229	$360,025	$323,924
Services & Support	17,314	17,914	48,821	52,457

Total Revenue	138,081	133,143	408,846	376,381
Cost of Revenue
Network Solutions	81,029	62,795	216,044	178,492
Services & Support	9,379	11,386	28,860	33,855

Total Cost of Revenue	90,408	74,181	244,904	212,347
Gross Profit	47,673	58,962	163,942	164,034
Selling, general and administrative expenses	30,972	27,205	89,273	84,624
Research and development expenses	26,759	27,223	82,131	85,794
Asset impairments	—	—	—	65

Operating Income (Loss)	(10,058)	4,534	(7,462)	(6,449)
Interest and dividend income	344	344	887	1,031
Interest expense	(6)	—	(18)	(1)
Net investment gain (loss)	(63)	2,844	2,942	1,819
Other income (expense), net	648	(1,679)	2,673	(2,307)

Income (Loss) Before Income Taxes	(9,135)	6,043	(978)	(5,907)
Income tax (expense) benefit	(1,292)	(562)	(3,467)	2,171

Net Income (Loss)	$(10,427)	$5,481	$(4,445)	$(3,736)

Weighted average shares outstanding – basic	48,609	47,957	48,470	47,957
Weighted average shares outstanding – diluted	48,609	48,424	48,470	47,957

Earnings (loss) per common share – basic	$(0.21)	$0.11	$(0.09)	$(0.08)
Earnings (loss) per common share – diluted	$(0.21)	$0.11	$(0.09)	$(0.08)

See accompanying notes to condensed consolidated financial statements.

ADTRAN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net Income (Loss)	$(10,427)	$5,481	$(4,445)	$(3,736)

Other Comprehensive Income (Loss), net of tax
Net unrealized gain (loss) on available-for-sale securities	(61)	(45)	(348)	445
Defined benefit plan adjustments	124	244	435	576
Foreign currency translation	(1,389)	2,469	(2,914)	2,718

Other Comprehensive Income (Loss), net of tax	(1,326)	2,668	(2,827)	3,739

Comprehensive Income (Loss), net of tax	$(11,753)	$8,149	$(7,272)	$3

See accompanying notes to condensed consolidated financial statements.

ADTRAN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

(In thousands, except per share amounts)

	Common Shares	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance as of December 31, 2020	79,652	$797	$281,466	$781,813	$(679,493)	$(11,639)	$372,944
Net income	—	—	—	896	—	—	896
Other comprehensive loss, net of tax	—	—	—	—	—	(1,956)	(1,956)
Dividend payments ($0.09 per share)	—	—	—	(4,361)	—	—	(4,361)
Dividends accrued on unvested RSUs	—	—	—	(68)	—	—	(68)
Deferred compensation adjustments, net of tax	—	—	—	—	(50)	—	(50)
PSUs, RSUs and restricted stock vested	—	—	—	(1,683)	1,602	—	(81)
Stock options exercised	—	—	—	(476)	1,720	—	1,244
Stock-based compensation expense	—	—	1,807	—	—	—	1,807

Balance as of March 31, 2021	79,652	$797	$283,273	$776,121	$(676,221)	$(13,595)	$370,375

Net income	—	—	—	5,086	—	—	5,086
Other comprehensive income, net of tax	—	—	—	—	—	455	455
Dividend payments ($0.09 per share)	—	—	—	(4,374)	—	—	(4,374)
Dividends accrued on unvested RSUs	—	—	—	(128)	—	—	(128)
Deferred compensation adjustments, net of tax	—	—	—	—	(12)	—	(12)
PSUs, RSUs and restricted stock vested	—	—	—	(32)	29	—	(3)
Stock options exercised	—	—	—	(619)	2,927	—	2,308
Stock-based compensation expense	—	—	1,808	—	—	—	1,808

Balance as of June 30, 2021	79,652	$797	$285,081	$776,054	$(673,277)	$(13,140)	$375,515

Net loss	—	—	—	(10,427)	—	—	(10,427)
Other comprehensive loss, net of tax	—	—	—	—	—	(1,326)	(1,326)
Dividend payments ($0.09 per share)	—	—	—	(4,389)	—	—	(4,389)
Dividends accrued on unvested RSUs	—	—	—	2	—	—	2
Deferred compensation adjustments, net of tax	—	—	—	—	(12)	—	(12)
PSUs, RSUs and restricted stock vested	—	—	—	(185)	174	—	(11)
Stock options exercised	—	—	—	(657)	3,216	—	2,559
Stock-based compensation expense	—	—	1,842	—	—	—	1,842

Balance as of September 30, 2021	79,652	$797	$286,923	$760,398	$(669,899)	$(14,466)	$363,753

See accompanying notes to condensed consolidated financial statements.

ADTRAN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

(In thousands, except per share amounts)

	Common Shares	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance as of December 31, 2019	79,652	$797	$274,632	$806,702	$(685,288)	$(16,417)	$380,426
Net loss	—	—	—	(9,969)	—	—	(9,969)
Other comprehensive loss, net of tax	—	—	—	—	—	(1,392)	(1,392)
Dividend payments ($0.09 per share)	—	—	—	(4,328)	—	—	(4,328)
Dividends accrued on unvested RSUs	—	—	—	(32)	—	—	(32)
Deferred compensation adjustments, net of tax	—	—	—	—	(2,758)	—	(2,758)
PSUs, RSUs and restricted stock vested	—	—	—	(1,524)	1,501	—	(23)
Stock-based compensation expense	—	—	1,791	—	—	—	1,791

Balance as of March 31, 2020	79,652	$797	$276,423	$790,849	$(686,545)	$(17,809)	$363,715

Net income	—	—	—	752	—	—	752
Other comprehensive income, net of tax	—	—	—	—	—	2,463	2,463
Dividend payments ($0.09 per share)	—	—	—	(4,337)	—	—	(4,337)
Dividends accrued on unvested RSUs	—	—	—	(28)	—	—	(28)
Deferred compensation adjustments, net of tax	—	—	—	—	(24)	—	(24)
PSUs, RSUs and restricted stock vested	—	—	—	(16)	14	—	(2)
Stock-based compensation expense	—	—	1,655	—	—	—	1,655

Balance as of June 30, 2020	79,652	$797	$278,078	$787,220	$(686,555)	$(15,346)	$364,194

Net income	—	—	—	5,481	—	—	5,481
Other comprehensive income, net of tax	—	—	—	—	—	2,668	2,668
Dividend payments ($0.09 per share)	—	—	—	(4,328)	—	—	(4,328)
Dividends accrued on unvested RSUs	—	—	—	(12)	—	—	(12)
Deferred compensation adjustments, net of tax	—	—	—	—	(12)	—	(12)
PSUs, RSUs and restricted stock vested	—	—	—	(67)	59	—	(8)
Stock-based compensation expense	—	—	1,610	—	—	—	1,610

Balance as of September 30, 2020	79,652	$797	$279,688	$788,294	$(686,508)	$(12,678)	$369,593

See accompanying notes to condensed consolidated financial statements.

ADTRAN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(4,445)	$(3,736)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	12,246	12,525
Gain on investments	(3,320)	(1,819)
Stock-based compensation expense	5,457	5,056
Deferred income taxes	437	(1)
Other	89	195
Asset impairments	—	65
Changes in operating assets and liabilities:
Accounts receivable, net	(26,346)	(9,131)
Other receivables	11,152	(6,224)
Inventory, net	(2,669)	(21,170)
Prepaid expenses, other current assets and other assets	(8,514)	(672)
Accounts payable	29,614	14,204
Accrued expenses and other liabilities	10,392	5,618
Income taxes payable, net	4,798	(227)

Net cash provided by (used in) operating activities	28,891	(5,317)

Cash flows from investing activities:
Purchases of property, plant and equipment	(3,572)	(5,082)
Proceeds from sales and maturities of available-for-sale investments	28,305	86,145
Purchases of available-for-sale investments	(28,853)	(42,641)
Acquisition of note receivable	—	(523)
Insurance proceeds received	500	—

Net cash (used in) provided by investing activities	(3,620)	37,899

Cash flows from financing activities:
Proceeds from stock option exercises	6,111	—
Tax withholdings related to stock-based compensation settlements	(113)	—
Dividend payments	(13,124)	(12,993)
Repayment of bonds payable	—	(24,600)

Net cash used in financing activities	(7,126)	(37,593)

Net increase (decrease) in cash, cash equivalents and restricted cash	18,145	(5,011)
Effect of exchange rate changes	(2,719)	2,641
Cash, cash equivalents and restricted cash, beginning of period	60,179	73,773

Cash, cash equivalents and restricted cash, end of period	$75,605	$71,403

Supplemental disclosure of non-cash investing activities:
Right-of-use assets obtained in exchange for lease obligations	$1,833	$231
Purchases of property, plant and equipment included in accounts payable	$100	$442

See accompanying notes to condensed consolidated financial statements.

ADTRAN, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of ADTRAN®, Inc. and its subsidiaries (“ADTRAN”, the “Company”, “we”, “our” or “us”) have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) applicable to interim financial information presented in Quarterly Reports on Form 10-Q. Accordingly, certain information and notes required by generally accepted accounting principles in the United States of America (“U.S. GAAP”) for complete financial statements are not included herein. The December 31, 2020 Condensed Consolidated Balance Sheet is derived from audited financial statements but does not include all disclosures required by U.S. GAAP.

In the opinion of management, all adjustments necessary to fairly state these interim statements have been recorded and are of a normal and recurring nature. The results of operations for an interim period are not necessarily indicative of the results for the full year. The interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in ADTRAN’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expense during the reporting period. The more significant estimates include excess and obsolete inventory reserves, warranty reserves, customer rebates, determination and accrual of deferred revenue components of multi-element sales agreements, estimated costs to complete obligations associated with deferred and accrued revenues and network installations, estimated income tax provision and income tax contingencies, fair value of stock-based compensation, assessment of goodwill and other intangibles for impairment, estimated lives of intangible assets, estimated pension liability and fair value of investments. Actual amounts could differ significantly from these estimates.

We assessed certain accounting matters that generally require consideration of forecasted financial information in context with the information reasonably available to us and the unknown future impacts of the SARS-CoV-2 coronavirus/COVID-19 global pandemic (or variants of the SARS-CoV-2 coronavirus, including the Delta variant) as well as supply chain constraints as of September 30, 2021 and through the date of this report. The accounting matters assessed included, but were not limited to, the allowance for expected credit losses, stock-based compensation, carrying value of goodwill, intangibles and other long-lived assets, financial assets, valuation allowances for tax assets, revenue recognition and costs of revenue. Future conditions related to the magnitude and duration of the COVID-19 pandemic, as well as other factors, including supply chain constraints, could result in further impacts to our consolidated financial statements in future reporting periods.

Correction of an Immaterial Misstatement

During the three months ended March 31, 2020, it was determined that certain investments held in the Company’s stock for a deferred compensation plan accounted for as a Rabbi trust were incorrectly classified as long-term investments with the fair value of such investments incorrectly marked to market at each period end rather than classified as Treasury stock held at historical cost. This plan has been in existence since 2011. The Company corrected this misstatement as an out-of-period adjustment in the three months ended March 31, 2020 by remeasuring the investment assets to their historical cost basis through the recording of a net investment gain of $1.5 million in the unaudited Condensed Consolidated Statement of Income (Loss) and then correcting the classification by decreasing the long-term investment balance at its remeasured cost basis of $2.8 million to Treasury stock in the unaudited Condensed Consolidated Balance Sheet as of March 31, 2020. Management has determined that this misstatement was not material to any of its previously issued financial statements and that the correction of the misstatement was not material to the Company’s 2020 annual financial results on either a quantitative or qualitative basis.

Recently Adopted Accounting Pronouncements

We recently adopted the following accounting standards, which had the following impacts on our condensed consolidated financial statements:

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-14, Compensation – Retirement Benefits – Defined Benefit Plans – General (Subtopic 715-20): Disclosure Framework – Changes to the Disclosure Requirements for Defined Benefit Plans, which makes changes to and clarifies the disclosure requirements related to defined benefit pension and other postretirement plans. ASU 2018-14 requires additional disclosures related to the reasons for significant gains and losses affecting the benefit obligation and an explanation of any other significant changes in the benefit obligation or plan assets that are not otherwise apparent in other disclosures required by Accounting Standards Codification (“ASC”) 715. ASU 2018-14 also clarifies the guidance in ASC 715 to require disclosure of the projected benefit obligation (“PBO”) and fair value of plan assets for pension plans with PBOs in excess of plan assets and the accumulated benefit obligation (“ABO”) and fair value of plan assets for pension plans with ABOs in excess of plan assets. ASU 2018-14 became effective for public business entities for fiscal years ending after December 15, 2020. The adoption of this standard did not have a material effect on the disclosures in the condensed consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing various exceptions, such as the exception to the incremental approach for intra-period tax allocation when there is a loss from continuing operations and income or a gain from other items. The amendments in this update also simplify the accounting for income taxes related to income-based franchise taxes and require that an entity reflect enacted tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The Company early adopted ASU 2019-12 on April 1, 2020, which was applied on a prospective basis as if the Company adopted the standard on January 1, 2020. The Company early adopted the standard to take advantage of the simplification of rules for income taxes on intra-period tax allocations. Specifically, the adoption of this standard resulted in the recognition of approximately $0.1 million of tax benefit in other comprehensive income (loss) for the three months ended March 31, 2020, that otherwise would have been recognized in continuing operations had the intra-period tax allocation been completed. There were no other impacts from this standard on the condensed consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In August 2021, the FASB issued ASU 2021-06, Presentation of Financial Statements (Topic 205), Financial Services – Depository and Lending (Topic 942), and Financial Services – Investment Companies (Topic 946): Amendments to SEC Paragraphs Pursuant to SEC Final Rule Releases No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses, and No. 33-10835, Update of Statistical Disclosures for Bank and Savings and Loan Registrants, which amend SEC paragraphs in the Accounting Standards Codification to reflect the issuance of SEC Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses, and No. 33-10835, Update of Statistical Disclosures for Bank and Savings and Loan Registrants. As it relates to the Company, the amendments update the significance tests used in SEC Release No. 33-10786 to generally improve their application and assist registrants in making more meaningful significance determinations and improve disclosures related to acquired and disposed businesses. ASU 2021-06 is effective for public business entities for fiscal years ending after December 15, 2021. The Company is currently evaluating the impact this guidance will have on our disclosures.

2. CASH, CASH EQUIVALENTS AND RESTRICTED CASH

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows:

	As of	As of
(In thousands)	September 30, 2021	December 31, 2020
Cash and cash equivalents	$75,503	$60,161
Restricted cash	102	18

Cash, cash equivalents and restricted cash	$75,605	$60,179

See Note 18 for additional information regarding restricted cash.

3. REVENUE

The following is a description of the principal activities from which revenue is generated by reportable segment:

Network Solutions Segment - Includes hardware products and software-defined next-generation virtualized solutions used in service provider or business networks, as well as prior generation products.

Services & Support Segment - Includes maintenance, network implementation, solutions integration and managed services, which include hosted cloud services and subscription services.

Revenue by Category

In addition to our reportable segments, revenue is also reported for the following three categories – Access & Aggregation, Subscriber Solutions & Experience and Traditional & Other Products.

The following tables disaggregate revenue by reportable segment and revenue category:

	Three Months Ended
	September 30, 2021			September 30, 2020
(In thousands)	Network Solutions	Services & Support	Total	Network Solutions	Services & Support	Total
Access & Aggregation	$77,104	$12,069	$89,173	$71,919	$13,504	$85,423
Subscriber Solutions & Experience	42,093	2,819	44,912	40,843	2,282	43,125
Traditional & Other Products	1,570	2,426	3,996	2,467	2,128	4,595

Total	$120,767	$17,314	$138,081	$115,229	$17,914	$133,143

	Nine Months Ended
	September 30, 2021			September 30, 2020
(In thousands)	Network Solutions	Services & Support	Total	Network Solutions	Services & Support	Total
Access & Aggregation	$215,464	$33,747	$249,211	$194,695	$39,470	$234,165
Subscriber Solutions & Experience	139,459	7,832	147,291	118,907	6,790	125,697
Traditional & Other Products	5,102	7,242	12,344	10,322	6,197	16,519

Total	$360,025	$48,821	$408,846	$323,924	$52,457	$376,381

Revenue allocated to remaining performance obligations represents contract revenue that has not yet been recognized for contracts with a duration of greater than one year. As of September 30, 2021, we did not have any significant performance obligations related to customer contracts that had an original expected duration of one year or more, other than maintenance services, which are satisfied over time. As a practical expedient, for certain contracts we recognize revenue equal to the amounts that we are entitled to invoice, which correspond to the value of completed performance obligations to date. The amount related to these performance obligations was $20.7 million and $17.7 million as of September 30, 2021 and December 31, 2020, respectively. The Company expects to recognize 64% of the $20.7 million as of September 30, 2021 over the next 12 months, with the remainder to be recognized thereafter.

The following table provides information about receivables, contract assets and unearned revenue from contracts with customers:

(In thousands)	As of September 30, 2021	As of December 31, 2020
Accounts receivable, net	$124,146	$98,827
Contract assets(1)	$999	$63
Unearned revenue	$16,394	$14,092
Non-current unearned revenue	$7,426	$6,888

(1)	Included in other receivables on the Condensed Consolidated Balance Sheets.

Of the outstanding unearned revenue balances as of December 31, 2020, $2.0 million and $9.8 million were recognized as revenue during the three and nine months ended September 30, 2021, respectively.

4. INCOME TAXES

Our effective tax rate increased from an expense of 9.3% of pre-tax income for the three months ended September 30, 2020, to an expense of 14.1% of pre-tax loss for the three months ended September 30, 2021 and increased from a benefit of 36.8% of pre-tax loss for the nine months ended September 30, 2020 to an expense of 354.5% of pre-tax loss for the nine months ended September 30, 2021. The change in the effective tax rate for the three months ended September 30, 2021 was driven by tax expense in our international operations and additional changes in the valuation allowance related to our domestic operations. The change in the effective tax rate for the nine months ended September 30, 2021 was primarily driven by a tax benefit of $7.8 million recognized during the nine months ended September 30, 2020 as a result of the passing of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) on March 27, 2020, which allowed for the carryback of federal net operating losses, partially offset with tax expense in our international operations in the current quarter.

On February 12, 2021, the Alabama Business Tax Competitiveness Act (the “Act”) was signed into law. As a result of the Act, we recognized an expense of $1.6 million in the first quarter of 2021 related to the revaluation of our deferred tax assets, which was offset by changes in our valuation allowance previously recorded against our domestic deferred tax assets.

During the third quarter of 2021, management pursued a claim for refund related to the revocation of the IRC Section 59(e) election that was made on our originally filed 2018 U.S. federal tax return. The Company filed a related carryback claim of net operating losses generated in 2018 to prior years as allowed under the CARES Act that was passed in the first quarter of 2020. An IRS Section 59(e) election is generally non-revocable except in cases for which IRS Commissioner’s approval is given. Approval is granted only in rare and unusual circumstances. The Company filed a private letter ruling (the “PLR”) request to revoke our election. To date, a response to the PLR has not been published. As a result of these filings, and management’s position to pursue them through appeals, if necessary, we have established a receivable in the amount of $15.2 million and a deferred tax asset related to our additional research and development credit carryforward in the amount of $1.8 million that would be available if our revocation request is successful, offset with an uncertain tax liability of $17.0 million within our financials as of September 30, 2021.

The Company continually reviews the adequacy of its valuation allowance and recognizes the benefits of deferred tax assets only as the assessment indicates that it is more likely than not that the deferred tax assets will be recognized in accordance with ASC 740, Income Taxes. As of September 30, 2021, the Company had deferred tax assets totaling $59.2 million, and a valuation allowance totaling $50.2 million against those deferred tax assets. The remaining $9.0 million in deferred tax assets not offset by a valuation allowance are located in various foreign jurisdictions where the Company believes it is more likely than not we will realize these deferred tax assets. During the nine months ended September 30, 2021, the total increase in the valuation allowance against our domestic and international deferred tax assets was recorded in the amount of $4.0 million and $0.4 million, respectively. Our assessment of the realizability of our deferred tax assets includes the evaluation of historical operating results as well as the evaluation of evidence which requires significant judgement, including the evaluation of our three-year cumulative income position, future taxable income projections and tax planning strategies. Should management’s conclusion change in the future and an additional valuation allowance or a partial or full release of the valuation allowance becomes necessary, it may have a material effect on our consolidated financial statements.

Supplemental balance sheet information related to deferred tax assets is as follows:

	As of September 30, 2021
(In thousands)	Deferred Tax Assets	Valuation Allowance	Deferred Tax Assets, net
Domestic	$47,839	$(47,839)	$—
International	11,350	(2,393)	8,957

Total	$59,189	$(50,232)	$8,957

	As of December 31, 2020
(In thousands)	Deferred Tax Assets	Valuation Allowance	Deferred Tax Assets, net
Domestic	$43,791	$(43,791)	$—
International	11,896	(2,027)	9,869

Total	$55,687	$(45,818)	$9,869

The change in the unrecognized income tax benefits for the nine months ended September 30, 2021 and year ended December 31, 2020, is reconciled below:

(In thousands)	For the Nine Months Ended September 30, 2021	For the Year Ended December 31, 2020
Balance at beginning of period	$1,078	$1,487
Increases for tax position related to:
Prior years	17,025	4
Current year	102	165
Decreases for tax positions related to:
Prior years	(27)	—
Expiration of applicable statute of limitations	—	(578)

Balance at end of period	$18,178	$1,078

As of September 30, 2021 and December 31, 2020, the liability for unrecognized tax benefit was $18.2 million and $1.1 million, respectively, of which $18.1 million and $1.0 million, respectively, would reduce the effective tax rate if we were successful in upholding all of the uncertain positions and recognized the amounts recorded. We classify interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense. As of September 30, 2021 and December 31, 2020, the balances of accrued interest and penalties were $0.3 million and $0.3 million, respectively.

We do not anticipate a single tax position generating a significant increase or decrease in our liability for unrecognized tax benefits within 12 months of this reporting date, unless a resolution is reached regarding the item noted above. We file income tax returns in the U.S. for federal and various state jurisdictions and several foreign jurisdictions. We are not currently under audit by the Internal Revenue Service. Generally, we are not subject to changes in income taxes by any taxing jurisdiction for the years prior to 2017.

5. STOCK-BASED COMPENSATION

The following table summarizes stock-based compensation expense related to stock options, performance stock units (“PSUs”), restricted stock units (“RSUs”) and restricted stock:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
Stock-based compensation expense included in cost of revenue	$133	$101	$389	$303
Selling, general and administrative expense	1,116	953	3,312	2,999
Research and development expense	593	556	1,756	1,754

Stock-based compensation expense included in operating expenses	1,709	1,509	5,068	4,753

Total stock-based compensation expense	1,842	1,610	5,457	5,056
Tax benefit for expense associated with stock options, PSUs, RSUs and restricted stock	(460)	(384)	(1,343)	(1,205)

Total stock-based compensation expense, net of tax	$1,382	$1,226	$4,114	$3,851

PSUs, RSUs and Restricted Stock

The following table summarizes PSUs, RSUs and restricted stock outstanding as of December 31, 2020 and September 30, 2021 and the changes that occurred during the nine months ended September 30, 2021:

	Number of Shares (in thousands)	Weighted Avg. Grant Date Fair Value (per share)
Unvested PSUs, RSUs and restricted stock outstanding, December 31, 2020	1,846	$11.49
PSUs, RSUs and restricted stock granted	359	$16.75
PSUs, RSUs and restricted stock vested	(21)	$13.00
PSUs, RSUs and restricted stock forfeited	(65)	$11.93

Unvested PSUs, RSUs and restricted stock outstanding, September 30, 2021	2,119	$12.40

During each of the nine month periods ended September 30, 2021 and 2020, the Company granted 0.3 million performance-based PSUs to its executive officers and certain employees. The grant-date fair value of these performance-based awards was based on the closing price of the Company’s stock on the date of grant. These awards vest over two-year and three-year periods, respectively, subject to the grantee’s continued employment, with the ability to earn shares in a range of 0% to 142.8% of the awarded number of PSUs based on the achievement of defined performance targets. Equity-based compensation expense with respect to these awards may be adjusted over the vesting period to reflect the probability of achievement of performance targets defined in the award agreements.

The fair value of RSUs and restricted stock is equal to the closing price of our stock on the date of grant. The fair value of PSUs with market conditions is calculated using a Monte Carlo simulation valuation method.

As of September 30, 2021, total unrecognized compensation expense related to non-vested market-based PSUs, RSUs and restricted stock was approximately $11.3 million, which will be recognized over the remaining weighted-average period of 2.3 years. In addition, there was $7.5 million of unrecognized compensation expense related to unvested 2020 and 2021 performance-based PSUs, which will be recognized over the remaining requisite service period of 1.3 years if achievement of the performance obligation becomes probable. Unrecognized compensation expense will be adjusted for actual forfeitures.

As of September 30, 2021, 4.0 million shares were available for issuance under stockholder-approved equity plans.

Stock Options

The following table summarizes stock options outstanding as of December 31, 2020 and September 30, 2021 and the changes that occurred during the nine months ended September 30, 2021:

	Number of Stock Options (in thousands)	Weighted Avg. Exercise Price (per share)	Weighted Avg. Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Stock options outstanding, December 31, 2020	2,718	$21.17	2.9	$—
Stock options exercised	(363)	$16.81		1,411
Stock options expired	(607)	$28.93		18

Stock options outstanding, September 30, 2021	1,748	$19.37	2.7	$2,060

Stock options exercisable, September 30, 2021	1,748	$19.37	2.7	$2,060

As of September 30, 2021, there was no unrecognized compensation expense related to stock options as all awards vested in prior periods.

There were no stock options granted during the nine months ended September 30, 2021 and 2020. All of the options were previously issued at exercise prices that approximated fair market value at the date of grant.

The aggregate intrinsic value of stock options represents the total pre-tax intrinsic value (the difference between ADTRAN’s closing stock price on the last trading day of the quarter and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on September 30, 2021. The amount of aggregate intrinsic value was $2.1 million as of September 30, 2021 and will change based on the fair market value of ADTRAN’s stock. The total pre-tax intrinsic value of options exercised during the nine months ended September 30, 2021 was $1.4 million.

6. INVESTMENTS

Debt Securities and Other Investments

The following debt securities and other investments were included on the Condensed Consolidated Balance Sheet and recorded at fair value:

	As of September 30, 2021
	Amortized Cost	Gross Unrealized		Fair Value
(In thousands)		Gains	Losses
Corporate bonds	$13,381	$39	$(6)	$13,414
Municipal fixed-rate bonds	2,236	13	(1)	2,248
Asset-backed bonds	3,497	17	(1)	3,513
Mortgage/Agency-backed bonds	9,194	35	(17)	9,212
U.S. government bonds	16,031	34	(13)	16,052
Foreign government bonds	544	1	(2)	543
Other	533	—	—	533

Available-for-sale debt securities held at fair value	$45,416	$139	$(40)	$45,515

	As of December 31, 2020
	Amortized Cost	Gross Unrealized		Fair Value
(In thousands)		Gains	Losses
Corporate bonds	$11,762	$123	$—	$11,885
Municipal fixed-rate bonds	2,854	30	—	2,884
Asset-backed bonds	6,634	74	—	6,708
Mortgage/Agency-backed bonds	11,536	114	(6)	11,644
U.S. government bonds	9,763	112	—	9,875
Foreign government bonds	1,334	4	(1)	1,337
Commercial Paper	250	—	—	250
Other	533	—	—	533

Available-for-sale debt securities held at fair value	$44,666	$457	$(7)	$45,116

The contractual maturities related to debt securities and other investments were as follows:

	As of September 30, 2021
(In thousands)	Corporate bonds	Municipal fixed-rate bonds	Asset- backed bonds	Mortgage/ Agency- backed bonds	U.S. government bonds	Foreign government bonds	Other
Less than one year	$275	$652	$—	$638	$2,593	$—	$533
One to two years	4,494	534	—	1,005	4,021	246	—
Two to three years	6,616	761	93	1,102	5,810	297	—
Three to five years	2,029	301	1,573	235	3,628	—	—
Five to ten years	—	—	785	1,322	—	—	—
More than ten years	—	—	1,062	4,910	—	—	—

Total	$13,414	$2,248	$3,513	$9,212	$16,052	$543	$533

Actual maturities may differ from contractual maturities as some borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Realized gains and losses on sales of debt securities are computed under the specific identification method. The following table presents the gross realized gains and losses related to our debt securities:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
Gross realized gain on debt securities	$22	$70	$206	$303
Gross realized loss on debt securities	(17)	(6)	(53)	(45)

Total gain recognized, net	$5	$64	$153	$258

Income generated from available-for-sale debt securities was recorded as interest and dividend income in the Condensed Consolidated Statements of Income (Loss). No allowance for credit loss was recorded for the nine months ended September 30, 2021 and 2020 related to available-for-sale debt securities. The Company’s investment policy provides limitations for issuer concentration, which limits, at the time of purchase, the concentration in any one issuer to 5% of the market value of our total investment portfolio. The Company did not purchase any available-for-sale debt security with credit deterioration during the nine months ended September 30, 2021.

Marketable Equity Securities

Our marketable equity securities consist of publicly traded stock, interests in funds and certain other investments measured at fair value or cost (where appropriate).

In March 2019, an outstanding note receivable of $4.3 million owed to the Company was repaid and reissued in the form of debt and equity. Of the outstanding $4.3 million, $3.4 million was issued as an equity investment. The Company elected to record this equity investment that does not have a readily determinable fair value using the measurement alternative. Under the measurement alternative, equity investments that do not have a readily determinable fair value can be recorded at cost less impairment, if any, adjusted for observable price changes for an identical or similar investment. During the year ended December 31, 2020, impairment charges totaling $2.6 million were recorded related to this equity investment, which was included in net investment gain (loss) on the Condensed Consolidated Statement of Income (Loss). As a result, the carrying value of this investment was $0.8 million as of September 30, 2021 and December 31, 2020. The remaining amount, $0.9 million of the original $4.3 million note receivable, was reissued as a new note receivable, which is included in long-term investments on the Condensed Consolidated Balance Sheets as of September 30, 2021 and December 31, 2020. No impairment charge was recognized related to the note receivable as it is a secured loan.

Realized and unrealized gains and losses related to marketable equity securities were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
Realized gain (loss) on equity securities sold	$—	$623	$(55)	$(1,485)
Unrealized (loss) gain on equity securities held	(68)	2,157	2,844	3,046

Total gain (loss) recognized, net	$(68)	$2,780	$2,789	$1,561

Income generated from marketable equity securities was recorded as interest and dividend income in the Condensed Consolidated Statements of Income (Loss). U.S. GAAP establishes a three-level valuation hierarchy based upon observable and unobservable inputs for fair value measurement of financial instruments:

•	Level 1 – Observable outputs; values based on unadjusted quoted prices for identical assets or liabilities in an active market;

•	Level 2 – Significant inputs that are observable; values based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly;

•

Level 3 – Significant unobservable inputs; values based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs could include information supplied by investees.

The Company’s cash equivalents and investments held at fair value are categorized into this hierarchy as follows:

		Fair Value Measurements as of September 30, 2021 Using
(In thousands)	Fair Value	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash equivalents
Money market funds	$532	$532	$—	$—
Commercial paper	400	—	400	—
Available-for-sale debt securities
Corporate bonds	13,414	—	13,414	—
Municipal fixed-rate bonds	2,248	—	2,248	—
Asset-backed bonds	3,513	—	3,513	—
Mortgage/Agency-backed bonds	9,212	—	9,212	—
U.S. government bonds	16,052	16,052	—	—
Foreign government securities	543	—	543	—
Other	533	—	—	533
Marketable equity securities
Marketable equity securities – various industries	12,144	12,144	—	—
Deferred compensation plan assets	25,733	25,733	—	—
Other investments	1,400	1,400	—	—

Total	$85,724	$55,861	$29,330	$533

		Fair Value Measurements as of December 31, 2020 Using
(In thousands)	Fair Value	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash equivalents
Money market funds	$497	$497	$—	$—
U.S. government bonds	350	350	—	—
Available-for-sale debt securities
Corporate bonds	11,885	—	11,885	—
Municipal fixed-rate bonds	2,884	—	2,884	—
Asset-backed bonds	6,708	—	6,708	—
Mortgage/Agency-backed bonds	11,644	—	11,644	—
U.S. government bonds	9,875	9,875	—	—
Foreign government bonds	1,337	—	1,337	—
Commercial paper	250	—	250	—
Other	533	—	—	533
Marketable equity securities
Marketable equity securities – various industries	10,963	10,963	—	—
Deferred compensation plan assets	23,891	23,891	—	—
Other investments	1,400	1,400	—	—

Total	$82,217	$46,976	$34,708	$533

The fair value of our Level 2 securities is calculated using a weighted average market price for each security. Market prices are obtained from a variety of industry standard data providers, large financial institutions and other third-party sources. These multiple market prices are used as inputs into a distribution-curve-based algorithm to determine the daily market value of each security.

The fair value of Level 3 securities is calculated based on unobservable inputs. Quantitative information with respect to unobservable inputs consists of third-party valuations performed in accordance with ASC 820 – Fair Value Measurement. Inputs used in preparing the third-party valuation included the following assumptions, among others: estimated discount rates and fair market yields.

7. INVENTORY

Inventory consisted of the following:

(In thousands)	As of September 30, 2021	As of December 31, 2020
Raw materials	$66,777	$47,026
Work in process	1,202	776
Finished goods	59,262	77,655

Total inventory, net	$127,241	$125,457

Inventory reserves are established for estimated excess and obsolete inventory equal to the difference between the cost of the inventory and the estimated net realizable value of the inventory based on estimated reserve percentages, which considers historical usage, known trends, inventory age and market conditions. As of September 30, 2021 and December 31, 2020, inventory reserves were $44.3 million and $39.6 million, respectively.

8. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:

(In thousands)	As of September 30, 2021	As of December 31, 2020
Land	$4,575	$4,575
Building and land improvements	34,995	35,142
Building	68,156	68,169
Furniture and fixtures	19,925	19,965
Computer hardware and software	71,615	70,942
Engineering and other equipment	134,689	132,920

Total property, plant and equipment	333,955	331,713
Less: accumulated depreciation	(277,399)	(269,314)

Total property, plant and equipment, net	$56,556	$62,399

Long-lived assets used in operations are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the undiscounted cash flows estimated to be generated by the asset are less than the asset’s carrying value. Due to the current economic environment, particularly related to COVID-19, the Company assessed impairment triggers related to long-lived assets during the third quarters of 2021 and 2020. As a result, no impairment test of long-lived assets was performed as of September 30, 2021 and 2020, and no impairment losses of long-lived assets were recorded during the three or nine months ended September 30, 2021 and 2020.

Depreciation expense was $3.0 million and $3.1 million for the three months ended September 30, 2021 and 2020 respectively, and $9.1 million for both the nine months ended September 30, 2021 and 2020, which is recorded in cost of revenue, selling, general and administrative expenses and research and development expenses in the Condensed Consolidated Statements of Income (Loss).

9. GOODWILL

Goodwill was $7.0 million as of September 30, 2021 and December 31, 2020, of which $6.6 million and $0.4 million was allocated to our Network Solutions and Services & Support reportable segments, respectively.

The Company evaluates the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that could more likely than not reduce the fair value of the reporting unit below its carrying amount. We assess qualitative factors to determine whether the fair value of the reporting unit to which the goodwill is assigned is less than its carrying amount and recognize an impairment charge for the amount by which the carrying value exceeds the fair value of the reporting unit. No interim impairment test of goodwill was performed as of September 30, 2021 and 2020, and no impairment of goodwill was recorded during the three or nine months ended September 30, 2021 and 2020.

10. INTANGIBLE ASSETS

Intangible assets consisted of the following:

	As of September 30, 2021			As of December 31, 2020
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Customer relationships	$20,876	$(9,483)	$11,393	$21,123	$(8,055)	$13,068
Developed technology	8,200	(3,399)	4,801	8,200	(2,546)	5,654
Licensed technology	5,900	(2,322)	3,578	5,900	(1,830)	4,070
Supplier relationships	—	—	—	2,800	(2,800)	—
Licensing agreements	560	(207)	353	560	(152)	408
Patents	500	(346)	154	500	(294)	206
Trade names	210	(198)	12	210	(146)	64

Total	$36,246	$(15,955)	$20,291	$39,293	$(15,823)	$23,470

The Company evaluates the carrying value of intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the undiscounted cash flows estimated to be generated by the asset are less than the asset’s carrying value. Due to the current economic environment, particularly related to COVID-19, the Company assessed impairment triggers related to intangible assets during the third quarters of 2021 and 2020. As a result, no impairment test of long-lived assets was performed as of September 30, 2021 and 2020, and no impairment losses of intangible assets were recorded during the three and nine months ended September 30, 2021 and 2020.

Amortization expense was $1.0 million in each of the three months ended September 30, 2021 and 2020, and $3.1 million and $3.4 million for the nine months ended September 30, 2021 and 2020, respectively, and was included in cost of revenue, selling, general and administrative expenses and research and development expenses in the Condensed Consolidated Statements of Income (Loss).

Estimated future amortization expense of intangible assets was as follows:

(In thousands)	As of September 30, 2021
2021	$984
2022	3,479
2023	3,327
2024	3,233
2025	3,027
Thereafter	6,241

Total	$20,291

11. LEASES

Net Investment in Sales-Type Leases

We are the lessor in sales-type lease arrangements for network equipment, which consisted of the following:

(In thousands)	As of September 30, 2021	As of December 31, 2020
Current minimum lease payments receivable(1)	$129	$702
Non-current minimum lease payments receivable(2)	7	347

Total minimum lease payments receivable	136	1,049
Less: Current unearned revenue	98	218
Less: Non-current unearned revenue	1	50

Net investment in sales-type leases	$37	$781

(1)	Included in other receivables on the Condensed Consolidated Balance Sheets.
(2)	Included in other assets on the Condensed Consolidated Balance Sheets.

12. REVOLVING CREDIT AGREEMENT

On November 4, 2020, the Company, as borrower, entered into a Revolving Credit and Security Agreement and related Promissory Note (together, the “Revolving Credit Agreement”) with Cadence Bank, N.A., as lender (the “Lender”). The Revolving Credit Agreement provides the Company with a new $10.0 million secured revolving credit facility. Loans under the Revolving Credit Agreement will bear interest at a rate equal to 1.50% over the screen rate as obtained by Reuter’s, Bloomberg or another commercially available source as may be designated by the Lender from time to time; provided, however, that in no event shall the applicable rate of interest under the Revolving Credit Agreement be less than 1.50% per annum. Such loans are secured by all of the cash, securities, securities entitlements and investment property in a certain bank account, as outlined in the Revolving Credit Agreement, at a maximum loan-to-value ratio of 75% determined by dividing the full commitment amount under the Revolving Credit Agreement on the date of testing, determined by the Lender each fiscal quarter, by the market value of the collateral. The Revolving Credit Agreement matures on November 4, 2021, subject to earlier termination upon the occurrence of certain events of default. The Company had not made any draws under the Revolving Credit Agreement as of September 30, 2021.

13. ALABAMA STATE INDUSTRIAL DEVELOPMENT AUTHORITY FINANCING AND ECONOMIC INCENTIVES

In conjunction with the 1995 expansion of our Huntsville, Alabama facility, we were approved for participation in an incentive program offered by the State of Alabama Industrial Development Authority (the “Authority”). Pursuant to the program, in January 1995, the Authority issued $20.0 million of its taxable revenue bonds (the “Taxable Revenue Bonds”) and loaned the proceeds from the sale of the Taxable Revenue Bonds to the Company. Further advances on the Taxable Revenue Bonds were made by the Authority, bringing the total amount to $50.0 million. The Taxable Revenue Bonds bore interest, payable monthly with an interest rate of 2% per annum. The Taxable Revenue Bonds aggregate principal amount of $24.6 million matured on January 1, 2020 and was repaid in full on January 2, 2020, using the funds held in a certificate of deposit by the Company.

14. STOCKHOLDERS’ EQUITY

Stock Repurchase Program

Since 1997, the Company’s Board of Directors has approved multiple share repurchase programs that have authorized repurchases of its common stock, which are implemented through open market or private purchases from time to time as conditions warrant. During the nine months ended September 30, 2021, we did not repurchase any shares of our common stock. As of September 30, 2021, we had the authority to purchase an additional 2.5 million shares of our common stock under the current authorization of up to 5.0 million shares.

Accumulated Other Comprehensive Income (Loss)

The following tables present the changes in accumulated other comprehensive loss, net of tax, by component:

	Three Months Ended September 30, 2021
(In thousands)	Unrealized Losses on Available- for-Sale Securities	Defined Benefit Plan Adjustments	Foreign Currency Adjustments	ASU 2018-02 Adoption	Total
As of June 30, 2021	$(255)	$(9,310)	$(3,960)	$385	$(13,140)
Other comprehensive loss before reclassifications	(29)	—	(1,389)	—	(1,418)
Amounts reclassified from accumulated other comprehensive income (loss)	(32)	124	—	—	92

Net current period other comprehensive income (loss)	(61)	124	(1,389)	—	(1,326)

As of September 30, 2021	$(316)	$(9,186)	$(5,349)	$385	$(14,466)

	Three Months Ended September 30, 2020
(In thousands)	Unrealized Gains (Losses) on Available- for-Sale Securities	Defined Benefit Plan Adjustments	Foreign Currency Adjustments	ASU 2018-02 Adoption	Total
As of June 30, 2020	$206	$(8,894)	$(7,043)	$385	$(15,346)
Other comprehensive income before reclassifications	494	—	2,469	—	2,963
Amounts reclassified from accumulated other comprehensive income (loss)	(539)	244	—	—	(295)

Net current period other comprehensive income (loss)	(45)	244	2,469	—	2,668

As of September 30, 2020	$161	$(8,650)	$(4,574)	$385	$(12,678)

	Nine Months Ended September 30, 2021
(In thousands)	Unrealized Gains (Losses) on Available- for-Sale Securities	Defined Benefit Plan Adjustments	Foreign Currency Adjustments	ASU 2018-02 Adoption	Total
As of December 31, 2020	$32	$(9,621)	$(2,435)	$385	$(11,639)
Other comprehensive loss before reclassifications	(358)	—	(2,914)	—	(3,272)
Amounts reclassified from accumulated other comprehensive income	10	435	—	—	445

Net current period other comprehensive income (loss)	(348)	435	(2,914)	—	(2,827)

As of September 30, 2021	$(316)	$(9,186)	$(5,349)	$385	$(14,466)

	Nine Months Ended September 30, 2020
(In thousands)	Unrealized Gains (Losses) on Available- for-Sale Securities	Defined Benefit Plan Adjustments	Foreign Currency Adjustments	ASU 2018-02 Adoption	Total
As of December 31, 2019	$(284)	$(9,226)	$(7,292)	$385	$(16,417)
Other comprehensive income before reclassifications	444	—	2,718	—	3,162
Amounts reclassified from accumulated other comprehensive income	1	576	—	—	577

Net current period other comprehensive income	445	576	2,718	—	3,739

As of September 30, 2020	$161	$(8,650)	$(4,574)	$385	$(12,678)

The following tables present the details of reclassifications out of accumulated other comprehensive income (loss):

	Three Months Ended September 30, 2021
(In thousands)	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)		Affected Line Item in the Statement Where Net Income Is Presented
Unrealized gain (loss) on available-for-sale securities:
Net realized loss on sales of securities	$42		Net investment gain (loss)
Defined benefit plan adjustments – actuarial gain	(180	) (1)

Total reclassifications for the period, before tax	(138)
Tax expense	46

Total reclassifications for the period, net of tax	$(92)

(1)	A part of the computation of net periodic pension cost, which is included in other income (expense), net in the Condensed Consolidated Statements of Income (Loss).

	Three Months Ended September 30, 2020
(In thousands)	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)		Affected Line Item in the Statement Where Net Income Is Presented
Unrealized gain (loss) on available-for-sale securities:
Net realized loss on sales of securities	$728		Net investment gain (loss)
Defined benefit plan adjustments – actuarial gain	(354	) (1)

Total reclassifications for the period, before tax	374
Tax benefit	(79)

Total reclassifications for the period, net of tax	$295

(1)	A part of the computation of net periodic pension cost, which is included in other income (expense), net in the Condensed Consolidated Statements of Income (Loss).

	Nine Months Ended September 30, 2021
(In thousands)	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)		Affected Line Item in the Statement Where Net Income Is Presented
Unrealized gain (loss) on available-for-sale securities:
Net realized gain on sales of securities	$(13)		Net investment gain (loss)
Defined benefit plan adjustments – actuarial gain	(630	) (1)

Total reclassifications for the period, before tax	(643)
Tax expense	198

Total reclassifications for the period, net of tax	$(445)

(1)	A part of the computation of net periodic pension cost, which is included in other income (expense), net in the Condensed Consolidated Statements of Income (Loss).

	Nine Months Ended September 30, 2020
(In thousands)	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)		Affected Line Item in the Statement Where Net Income Is Presented
Unrealized gain (loss) on available-for-sale securities:
Net realized gain on sales of securities	$(1)		Net investment gain (loss)
Defined benefit plan adjustments – actuarial gain	(835	) (1)

Total reclassifications for the period, before tax	(836)
Tax expense	259

Total reclassifications for the period, net of tax	$(577)

(1)	A part of the computation of net periodic pension cost, which is included in other income (expense), net in the Condensed Consolidated Statements of Income (Loss).

The following tables present the tax effects related to the change in each component of other comprehensive income (loss):

	Three Months Ended September 30, 2021			Three Months Ended September 30, 2020
(In thousands)	Before- Tax Amount	Tax (Expense) Benefit	Net-of- Tax Amount	Before- Tax Amount	Tax (Expense) Benefit	Net-of- Tax Amount
Unrealized gain (loss) on available-for-sale securities	$(38)	$9	$(29)	$668	$(174)	$494
Reclassification adjustment for amounts related to available-for-sale investments included in net income (loss)	(42)	10	(32)	(728)	189	(539)
Reclassification adjustment for amounts related to defined benefit plan adjustments included in net income (loss)	180	(56)	124	354	(110)	244
Foreign currency translation adjustment	(1,389)	—	(1,389)	2,469	—	2,469

Total Other Comprehensive Income (Loss)	$(1,289)	$(37)	$(1,326)	$2,763	$(95)	$2,668

	Nine Months Ended September 30, 2021			Nine Months Ended September 30, 2020
(In thousands)	Before- Tax Amount	Tax (Expense) Benefit	Net-of- Tax Amount	Before- Tax Amount	Tax (Expense) Benefit	Net-of- Tax Amount
Unrealized gain (loss) on available-for-sale securities	$(471)	$113	$(358)	$600	$(156)	$444
Reclassification adjustment for amounts related to available-for-sale investments included in net income (loss)	13	(3)	10	1	—	1
Reclassification adjustment for amounts related to defined benefit plan adjustments included in net income (loss)	630	(195)	435	835	(259)	576
Foreign currency translation adjustment	(2,914)	—	(2,914)	2,718	—	2,718

Total Other Comprehensive Income (Loss)	$(2,742)	$(85)	$(2,827)	$4,154	$(415)	$3,739

15. EARNINGS (LOSS) PER SHARE

The calculation of basic and diluted earnings (loss) per share is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2021	2020	2021	2020
Numerator
Net income (loss)	$(10,427)	$5,481	$(4,445)	$(3,736)

Denominator
Weighted average number of shares – basic	48,609	47,957	48,470	47,957
Effect of dilutive securities
PSUs, RSUs and restricted stock	—	467	—	—

Weighted average number of shares – diluted	48,609	48,424	48,470	47,957

Earnings (loss) per share – basic	$(0.21)	$0.11	$(0.09)	$(0.08)
Earnings (loss) per share – diluted	$(0.21)	$0.11	$(0.09)	$(0.08)

For the three months ended September 30, 2021 and 2020, 0.2 million and 3.4 million stock options, respectively, and for the nine months ended September 30, 2021 and 2020, 0.4 million and 4.3 million stock options, respectively, were outstanding but were not included in the computation of diluted earnings per share. These stock options were excluded because their exercise prices were greater than the average market price of the common shares during the applicable period, making them anti-dilutive under the treasury stock method.

For the three months ended September 30, 2021 and 2020, less than one thousand and eighteen thousand shares, respectively, and for the nine months ended September 30, 2021 and 2020, four thousand and 0.1 million shares, respectively, of unvested PSUs, RSUs and restricted stock were excluded from the calculation of diluted earnings per share due to their anti-dilutive effect.

16. SEGMENT INFORMATION

The chief operating decision maker regularly reviews the Company’s financial performance based on two reportable segments: (1) Network Solutions and (2) Services & Support. Network Solutions includes hardware and software products and next-generation virtualized solutions used in service provider or business networks, as well as prior-generation products. Services & Support includes a portfolio of maintenance, network installation and solution integration services, which include hosted cloud services and subscription services.

The performance of these segments is evaluated based on gross profit; therefore, selling, general and administrative expenses, research and development expenses, interest and dividend income, interest expense, net investment gain (loss), other income (expense), net and income tax benefit (expense) are reported on a Company-wide basis only. There is no inter-segment revenue. Asset information by reportable segment is not produced and, therefore, is not reported.

The following tables present information about the revenue and gross profit of our reportable segments:

	Three Months Ended
	September 30, 2021		September 30, 2020
(In thousands)	Revenue	Gross Profit	Revenue	Gross Profit
Network Solutions	$120,767	$39,738	$115,229	$52,434
Services & Support	17,314	7,935	17,914	6,528

Total	$138,081	$47,673	$133,143	$58,962

	Nine Months Ended
	September 30, 2021		September 30, 2020
(In thousands)	Revenue	Gross Profit	Revenue	Gross Profit
Network Solutions	$360,025	$143,981	$323,924	$145,432
Services & Support	48,821	19,961	52,457	18,602

Total	$408,846	$163,942	$376,381	$164,034

Revenue by Category

In addition to our reportable segments, revenue is also reported for the following three categories – Access & Aggregation, Subscriber Solutions & Experience and Traditional & Other Products.

The table below presents revenue information by category:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
Access & Aggregation	$89,173	$85,423	$249,211	$234,165
Subscriber Solutions & Experience	44,912	43,125	147,291	125,697
Traditional & Other Products	3,996	4,595	12,344	16,519

Total	$138,081	$133,143	$408,846	$376,381

Revenue by Geographic Area

The following table presents revenue information by geographic area:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
United States	$91,868	$92,838	$273,009	$256,287
International	46,213	40,305	135,837	120,094

Total	$138,081	$133,143	$408,846	$376,381

17. LIABILITY FOR WARRANTY RETURNS

Our products generally include warranties of 90 days to five years for product defects. We accrue for warranty returns at the time of product shipment based on our historical return rate and estimate of the cost to repair or replace the defective products. We engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers. The increasing complexity of our products may cause warranty incidences, when they arise, to be more costly. Estimates regarding future warranty obligations may change due to product failure rates, material usage and other rework costs incurred in correcting a product failure. In addition, from time to time, specific warranty accruals may be recorded if unforeseen problems arise. Should our actual experience relative to these factors be worse than our estimates, we will be required to record additional warranty expense. The liability for warranty obligations totaled $5.6 million and $7.1 million as of September 30, 2021 and December 31, 2020, respectively, and is included in accrued expenses and other liabilities in the Condensed Consolidated Balance Sheets. During the three and nine months ended September 30, 2021 and 2020, we had a net reversal of prior provisions related to warranty expirations, the impact of which is reflected in the table below:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
Balance at beginning of period	$5,997	$7,294	$7,146	$8,394
Plus: Amounts charged to cost and expenses	472	632	253	970
Less: Deductions	(822)	(734)	(1,752)	(2,172)

Balance at end of period	$5,647	$7,192	$5,647	$7,192

18. COMMITMENTS AND CONTINGENCIES

Shareholder Derivative Lawsuit

On March 31, 2020, a shareholder derivative suit, captioned Johnson (Derivatively on behalf of ADTRAN) v. Stanton, et al., Case No. 5:20-cv-00447, was filed in the U.S. District Court for the Northern District of Alabama

against two of the Company’s current executive officers, one of its former executive officers, and certain current and former members of its Board of Directors. The derivative suit alleges, among other things, that the defendants made or caused the Company to make materially false and misleading statements regarding, and/or failed to disclose material adverse facts about, the Company’s business, operations and prospects, specifically relating to the Company’s internal control over financial reporting, excess and obsolete inventory reserves, financial results and demand from certain customers. The case was temporarily stayed pending an order on the defendants’ motion to dismiss in a separate securities class action case that included similar factual allegations, Burbridge v. ADTRAN, Inc., et al., Case No. 5:20-cv-00050-LCB (N.D. Ala.). The Burbridge case was dismissed on March 31, 2021, and the time to appeal the dismissal has expired, such that the dismissal is now final. Following the dismissal, the plaintiff in the shareholder derivative suit sent a demand letter dated June 29, 2021 to ADTRAN’s Board of Directors. The letter contains similar allegations to those made in the plaintiff’s filed complaint and in the now dismissed securities class action, and it demands, among other things, that the Board commence an investigation into the alleged wrongdoing. We expect that the derivative suit will remain stayed pending the Board’s response to the demand. At this time, we are unable to predict the outcome of or estimate the possible loss or range of loss, if any, associated with the derivative lawsuit or the demand letter.

Other Legal Matters

In addition to the litigation described above, from time to time we are subject to or otherwise involved in various lawsuits, claims, investigations and legal proceedings that arise out of or are incidental to the conduct of our business (collectively, “Legal Matters”), including those relating to patent rights, employment matters, regulatory compliance matters, stockholder claims, and contractual and other commercial disputes. Such Legal Matters, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Additionally, an unfavorable outcome in any legal matter, including in a patent dispute, could require the Company to pay damages, entitle claimants to other relief, such as royalties, or could prevent the Company from selling some of its products in certain jurisdictions. While the Company cannot predict with certainty the results of the Legal Matters in which it is currently involved, the Company does not expect that the ultimate outcome of such Legal Matters will individually or in the aggregate have a material adverse effect on its business, results of operations, financial condition or cash flows.

Business Combination Agreement

On August 30, 2021, the Company, and ADVA Optical Networking SE, a European stock corporation incorporated under the laws of the European Union and Germany (“ADVA”), entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which both companies agreed to combine their respective businesses and each become subsidiaries of a new holding company, Acorn HoldCo, Inc. (the “surviving corporation”), a Delaware corporation and currently a wholly-owned direct subsidiary of the Company.

Under the terms of the Business Combination Agreement, Acorn MergeCo, Inc., a newly formed Delaware corporation and wholly-owned direct subsidiary of Acorn HoldCo (“Merger Sub”), will merge with and into ADTRAN, with ADTRAN surviving the merger (the “Merger”) as a wholly-owned direct subsidiary of Acorn HoldCo. Pursuant to the Merger, each outstanding share of common stock of the Company will be converted into the right to receive one share of common stock of Acorn HoldCo. Acorn HoldCo will also make a public exchange offer to exchange each issued and outstanding no-par value bearer share of ADVA, pursuant to which each ADVA share tendered and accepted for exchange will be exchanged for 0.8244 shares of common stock of Acorn HoldCo (the “Exchange Offer”, and together with the Merger, the “Business Combination”). Upon completion of the Business Combination, and assuming that all of the outstanding ADVA shares are exchanged in the Exchange Offer, former ADTRAN stockholders and former ADVA shareholders will own approximately 54% and 46%, respectively, of the outstanding Acorn HoldCo shares.

The Business Combination Agreement was unanimously approved by the Board of Directors of the Company and by the supervisory board and management board of ADVA. The Company anticipates consummation of the

Business Combination during mid-2022, subject to customary closing conditions as well as regulatory and shareholder approvals.

Acorn HoldCo has entered into an irrevocable undertaking agreement (the “Irrevocable Undertaking”) with EGORA Holding GmbH and Egora Investments GmbH (collectively, the “Supporting Shareholders”) to validly accept the public exchange offer with respect to 7,000,000 shares held by them, representing 13.7% of the share capital of ADVA. The Irrevocable Undertaking includes other customary provisions, including certain restrictions on the Supporting Shareholders from disposing of the relevant shares.

Additional information about the Business Combination Agreement and proposed Business Combination is set forth in the Company’s filings with the SEC, as well as in the registration statement on Form S-4 that Acorn HoldCo filed with the SEC, which has not yet become effective.

Performance Bonds

Certain contracts, customers and jurisdictions in which we do business require us to provide various guarantees of performance such as bid bonds, performance bonds and customs bonds. As of September 30, 2021 and December 31, 2020, we had commitments related to these bonds totaling $20.9 million and $15.2 million, respectively, which expire at various dates through August 2024. In general we would only be liable for the amount of these guarantees in the event of default under each contract, the probability of which we believe is remote.

In June 2020, the Company entered into a letter of credit with a bank to guarantee performance obligations under a contract with a certain customer. The obligations under this customer contract will be performed over multiple years. We reached the maximum value of our minimum collateral requirement of $15.0 million during the three months ended March 31, 2021 as the Company reached certain milestones through the first quarter of 2021 as outlined in the customer contract. The letter of credit was secured by a pledge of a portion of the Company’s fixed-income securities, which totaled $18.4 million as of September 30, 2021, of which $0.1 million is included in restricted cash and $18.3 million is included in long-term investments on the Condensed Consolidated Balance Sheets. This pledged collateral value will fluctuate as the Company changes the mix of the pledged collateral between restricted cash and investments. Any shortfalls in the minimum collateral value are required to be restored by the Company from available cash and cash equivalents, short-term investments and/or long-term investments. The collateral under the letter of credit will be released when all obligations under the customer contract have been met. As of September 30, 2021, the Company was in compliance with all contractual requirements under the letter of credit.

Investment Commitment

We have committed to invest up to an aggregate of $5.0 million in a private equity fund, of which $4.9 million has been invested as of September 30, 2021.

19. RESTRUCTURING

During the second half of 2019, the Company initiated a restructuring plan to realign its expense structure with the reduction in revenue experienced in recent years and overall Company objectives. As part of this restructuring plan, the Company announced plans to reduce its overall operating expenses, both in the U.S. and internationally. Management continued to assess the efficiency of operations during 2020 and the first nine months of 2021 and, in turn, consolidated locations and personnel, among other things, where possible.

In February 2019, the Company announced the restructuring of a certain portion of its workforce predominantly in Germany, which included the closure of the Company’s office location in Munich, Germany accompanied by relocation or severance benefits for the affected employees. Voluntary early retirement was offered to certain other employees and was announced in March 2019 and again in August 2020.

The cumulative amount of restructuring expenses incurred as of September 30, 2021 for the restructuring plans was $12.5 million.

A reconciliation of the beginning and ending restructuring liability, which is included in accrued wages and benefits in the Condensed Consolidated Balance Sheets is as follows:

(In thousands)	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Balance at beginning of period	$1,521	$4,186
Plus: Amounts charged to cost and expense	—	309
Less: Amounts paid	(42)	(3,016)

Balance as of September 30, 2021	$1,479	$1,479

(In thousands)	For the Year Ended December 31, 2020
Balance as of December 31, 2019	$1,568
Plus: Amounts charged to cost and expense	6,229
Less: Amounts paid	(3,611)

Balance as of December 31, 2020	$4,186

Restructuring expenses included in the Condensed Consolidated Statements of Income (Loss) were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
Network Solutions – Cost of revenue	$—	$187	$12	$220
Services & Support – Cost of revenue	—	45	3	68
Cost of revenue	$—	$232	$15	$288
Selling, general and administrative expenses (1)	—	1,050	145	1,622
Research and development expenses (1)	—	621	149	1,738

Total restructuring expenses	$—	$1,903	$309	$3,648

(1)	The Company does not allocate selling, general and administrative expense and research and development expense to the segment level.

Components of restructuring expense by geographic area were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
United States	$—	$448	$212	$2,191
International	—	1,455	97	1,457

Total restructuring expenses	$—	$1,903	$309	$3,648

20. SUBSEQUENT EVENTS

On November 1, 2021, we announced that our Board of Directors declared a quarterly cash dividend of $0.09 per common share to be paid to the Company’s stockholders of record as of the close of business on November 16, 2021. The payment date will be November 30, 2021 in the aggregate amount of approximately $4.4 million.

On November 4, 2021, the Company entered into a loan modification agreement and amendment to loan documents to extend the maturity date of the Revolving Credit Agreement through November 3, 2022.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of ADTRAN, Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of ADTRAN, Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of income (loss), of comprehensive income (loss), of changes in stockholders’ equity and of cash flows for each of the three years in the period ended December 31, 2020, including the related notes and financial statement schedule listed in the index appearing on page F-9 (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Excess and Obsolete Inventory Reserve

As described in Note 7 to the consolidated financial statements, the Company’s consolidated net inventory and inventory reserve as of December 31, 2020 were $125.5 million and $39.6 million, respectively. Management establishes reserves for estimated excess and obsolete inventory equal to the difference between the cost of the inventory and the estimated net realizable value of the inventory based on estimated reserve percentages, which consider historical usage, known trends, inventory age, and market conditions.

The principal considerations for our determination that performing procedures relating to the excess and obsolete inventory reserve is a critical audit matter are (i) the significant judgment by management in estimating the excess and obsolete inventory reserve, which in turn led to (ii) a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating management’s significant assumptions related to the estimated reserve percentages.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the excess and obsolete inventory reserve. These procedures also included, among others, testing management’s process for developing the excess and obsolete inventory reserve; evaluating the appropriateness of the approach; testing the completeness and accuracy of underlying data used in the approach, including historical usage and inventory age; and evaluating the reasonableness of the estimated reserve percentages used by management to determine the excess and obsolete inventory reserve. Evaluating the reasonableness of the estimated reserve percentages involved assessing whether they were consistent with the historical data and evidence obtained in other areas of the audit.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

February 26, 2021

We have served as the Company’s auditor since 1986.

Financial Statements

ADTRAN, INC.

Consolidated Balance Sheets

(In thousands, except per share amount)

December 31, 2020 and 2019

ASSETS	2020	2019
Current Assets
Cash and cash equivalents	$60,161	$73,773
Restricted cash	18	—
Short-term investments (includes $1,731 and $5,201 of available-for-sale securities as of December 31, 2020 and 2019, respectively, reported at fair value)	3,131	33,243
Accounts receivable, less allowance for doubtful accounts of $38 as of December 31, 2020 and 2019	98,827	90,531
Other receivables	21,531	16,566
Inventory, net	125,457	98,305
Prepaid expenses and other current assets	8,293	7,892

Total Current Assets	317,418	320,310
Property, plant and equipment, net	62,399	68,086
Deferred tax assets, net	9,869	7,561
Goodwill	6,968	6,968
Intangibles, net	23,470	27,821
Other non-current assets	25,425	19,883
Long-term investments (includes $43,385 and $32,459 of available-for-sale securities as of December 31, 2020 and 2019, respectively, reported at fair value)	80,130	94,489

Total Assets	$525,679	$545,118

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$49,929	$44,870
Bonds payable	—	24,600
Unearned revenue	14,092	11,963
Accrued expenses and other liabilities	13,609	13,876
Accrued wages and benefits	15,262	13,890
Income tax payable, net	1,301	3,512

Total Current Liabilities	94,193	112,711
Non-current unearned revenue	6,888	6,012
Pension liability	18,664	15,886
Deferred compensation liability	25,866	21,698
Other non-current liabilities	7,124	8,385

Total Liabilities	152,735	164,692
Commitments and contingencies (see Note 17)
Stockholders’ Equity
Common stock, par value $0.01 per share; 200,000 shares authorized; 79,652 shares issued and 48,241 shares outstanding as of December 31, 2020 and 79,652 shares issued and 48,020 shares outstanding as of December 31, 2019	797	797
Additional paid-in capital	281,466	274,632
Accumulated other comprehensive loss	(11,639)	(16,417)
Retained earnings	781,813	806,702
Less treasury stock at cost: 31,280 and 31,638 shares as of December 31, 2020 and 2019, respectively	(679,493)	(685,288)

Total Stockholders’ Equity	372,944	380,426

Total Liabilities and Stockholders’ Equity	$525,679	$545,118

See accompanying notes to consolidated financial statements.

ADTRAN, INC.

Consolidated Statements of Income (Loss)

(In thousands, except per share amounts)

Years ended December 31, 2020, 2019 and 2018

	2020	2019	2018
Sales
Network Solutions	$438,015	$455,226	$458,232
Services & Support	68,495	74,835	71,045

Total Sales	506,510	530,061	529,277
Cost of Sales
Network Solutions	244,226	263,677	278,929
Services & Support	44,733	47,217	46,783

Total Cost of Sales	288,959	310,894	325,712
Gross Profit	217,551	219,167	203,565
Selling, general and administrative expenses	113,972	130,288	124,440
Research and development expenses	113,287	126,200	124,547
Asset impairments	65	3,872	—
Gain on contingency	—	(1,230)	—

Operating Loss	(9,773)	(39,963)	(45,422)
Interest and dividend income	1,936	2,765	4,026
Interest expense	(5)	(511)	(533)
Net investment gain (loss)	4,850	11,434	(4,050)
Other income (expense), net	(3,254)	1,498	1,286
Gain on bargain purchase of a business	—	—	11,322

Loss Before Income Taxes	(6,246)	(24,777)	(33,371)
Income tax (expense) benefit	8,624	(28,205)	14,029

Net Income (Loss)	$2,378	$(52,982)	$(19,342)

Weighted average shares outstanding - basic	47,996	47,836	47,880
Weighted average shares outstanding - diluted	48,288	47,836	47,880
Earnings (loss) per common share - basic	$0.05	$(1.11)	$(0.40)
Earnings (loss) per common share - diluted	$0.05	$(1.11)	$(0.40)

See accompanying notes to consolidated financial statements.

ADTRAN, INC.

Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

Years ended December 31, 2020, 2019 and 2018

	2020	2019	2018
Net Income (Loss)	$2,378	$(52,982)	$(19,342)

Other Comprehensive Income (Loss), net of tax
Net unrealized gains (losses) on available-for-sale securities	316	279	(3,130)
Defined benefit plan adjustments	(395)	(1,185)	(3,755)
Foreign currency translation	4,857	(1,480)	(4,236)

Other Comprehensive Income (Loss), net of tax	4,778	(2,386)	(11,121)

Comprehensive Income (Loss), net of tax	$7,156	$(55,368)	$(30,463)

See accompanying notes to consolidated financial statements.

ADTRAN, INC.

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands, except per share amounts)

Years ended December 31, 2020, 2019 and 2018

	Common Shares	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance as of December 31, 2017	79,652	$797	$260,515	$922,178	$(682,284)	$(3,295)	$497,911
Net loss	—	—	—	(19,342)	—	—	(19,342)
ASU 2014-09 adoption	—	—	—	278	—	—	278
ASU 2016-01 adoption	—	—	—	3,220	—	—	3,220
Other comprehensive loss, net of tax	—	—	—	—	—	(11,121)	(11,121)
Dividend payments ($0.09 per share)	—	—	—	(17,267)	—	—	(17,267)
Dividends accrued on unvested restricted stock units	—	—	—	(7)	—	—	(7)
Stock options exercised	—	—	—	(603)	2,086	—	1,483
PSUs, RSUs and restricted stock vested	—	—	—	(4,482)	3,983	—	(499)
Purchase of treasury stock	—	—	—	—	(15,532)	—	(15,532)
Stock-based compensation expense	—	—	7,155	—	—	—	7,155

Balance as of December 31, 2018	79,652	797	267,670	883,975	(691,747)	(14,416)	446,279
Net loss	—	—	—	(52,982)	—	—	(52,982)
ASU 2016-02 adoption	—	—	—	4	—	—	4
ASU 2018-02 adoption	—	—	—	(385)	—	385	—
Other comprehensive loss, net of tax	—	—	—	—	—	(2,386)	(2,386)
Dividend payments ($0.09 per share)	—	—	—	(17,212)	—	—	(17,212)
Dividends accrued on unvested restricted stock units	—	—	—	(10)	—	—	(10)
Stock options exercised	—	—	—	(208)	734	—	526
PSUs, RSUs and restricted stock vested	—	—	—	(6,480)	5,909	—	(571)
Purchase of treasury stock	—	—	—	—	(184)	—	(184)
Stock-based compensation expense	—	—	6,962	—	—	—	6,962

Balance as of December 31, 2019	79,652	797	274,632	806,702	(685,288)	(16,417)	380,426
Net income	—	—	—	2,378	—	—	2,378
Other comprehensive income, net of tax	—	—	—	—	—	4,778	4,778
Dividend payments ($0.09 per share)	—	—	—	(17,334)	—	—	(17,334)
Dividends accrued on unvested restricted stock units	—	—	—	(180)	—	—	(180)
Deferred compensation adjustments, net of tax	—	—	—	—	(2,806)	—	(2,806)
PSUs, RSUs and restricted stock vested	—	—	—	(9,753)	8,601	—	(1,152)
Stock-based compensation expense	—	—	6,834	—	—	—	6,834

Balance as of December 31, 2020	79,652	$797	$281,466	$781,813	$(679,493)	$(11,639)	$372,944

See accompanying notes to consolidated financial statements.

ADTRAN, INC.

Consolidated Statements of Cash Flows

(In thousands)

Years ended December 31, 2020, 2019 and 2018

	2020	2019	2018
Cash flows from operating activities:
Net Income (Loss)	$2,378	$(52,982)	$(19,342)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	16,627	17,771	15,891
Asset impairments	65	3,872	—
(Gain) loss on investments	(5,802)	(11,434)	4,050
Stock-based compensation expense	6,834	6,962	7,155
Deferred income taxes	(1,356)	30,070	(17,257)
Gain on contingency payment	—	(1,230)	—
Gain on life insurance proceeds	—	(1,000)	—
Gain on bargain purchase of a business	—	—	(11,322)
Other	216	(33)	17
Change in operating assets and liabilities:
Accounts receivable, net	(7,269)	8,282	49,200
Other receivables	(4,732)	20,046	(8,522)
Inventory, net	(25,582)	1,252	24,192
Prepaid expenses and other assets	(5,239)	2,749	10,727
Accounts payable, net	4,543	(13,494)	(3,799)
Accrued expenses and other liabilities	5,093	(4,598)	(3,226)
Income taxes payable	(2,294)	(8,705)	7,690

Net cash provided by (used in) operating activities	(16,518)	(2,472)	55,454

Cash flows from investing activities:
Purchases of property, plant and equipment	(6,413)	(9,494)	(8,110)
Proceeds from disposals of property, plant and equipment	2	—	—
Proceeds from sales and maturities of available-for-sale investments	105,100	47,268	153,649
Purchases of available-for-sale investments	(56,767)	(48,578)	(123,209)
Acquisition of note receivable	(523)	—	—
Life insurance proceeds received	—	1,000	—
Acquisition of business	—	13	(22,045)

Net cash provided by (used in) investing activities	41,399	(9,791)	285

Cash flows from financing activities:
Dividend payments	(17,334)	(17,212)	(17,267)
Repayment of bonds payable	(24,600)	—	—
Tax withholdings related to stock-based compensation settlements	(1,043)	—	—
Proceeds from stock option exercises	—	526	1,483
Purchases of treasury stock	—	(184)	(15,532)
Payments on long-term debt	—	(1,000)	(1,100)

Net cash used in financing activities	(42,977)	(17,870)	(32,416)

Net increase (decrease) in cash and cash equivalents	(18,096)	(30,133)	23,323
Effect of exchange rate changes	4,502	(1,598)	(4,252)
Cash, cash equivalents and restricted cash, beginning of year	73,773	105,504	86,433

Cash, cash equivalents and restricted cash, end of year	$60,179	$73,773	$105,504

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$24	$512	$534
Cash paid during the year for income taxes	$7,609	$9,357	$4,104
Supplemental disclosure of non-cash investing activities
Purchases of property, plant and equipment included in accounts payable	$108	$90	$62
Contingent payment	$—	$—	$1,230

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1 - Nature of Business

ADTRAN, Inc. (“ADTRAN” or the “Company”) is a leading global provider of networking and communications platforms and services focused on the broadband access market. Our vision is to enable a fully connected world where the power to communicate is available to everyone, everywhere. Our unique approach, unmatched industry expertise and innovative solutions enable us to address almost any customer need. Our products and services are utilized by a diverse global customer base of network operators that range from those having regional or national reach and operating as telephone or cable television network operators to alternative network providers such as municipalities or utilities, as well as, managed service providers who serve small- and medium-sized businesses and distributed enterprises.

Principles of Consolidation

The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) and include the financial position, results of operations, comprehensive income (loss), changes in equity and cash flows of ADTRAN and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Our more significant estimates include excess and obsolete inventory reserves, warranty reserves, customer rebates, determination and accrual of the deferred revenue components of multiple element sales agreements, estimated costs to complete obligations associated with deferred revenues and network installations, estimated income tax provision and income tax contingencies, fair value of stock-based compensation, assessment of goodwill and other intangibles for impairment, estimated lives of intangible assets, estimated pension liability, fair value of investments, evaluation of other-than-temporary declines in the value of investments and our allowance for current expected credit losses. Actual amounts could differ significantly from these estimates.

We assessed certain accounting matters that generally require consideration of forecasted financial information in context with the information reasonably available to us and the unknown future impacts of the novel coronavirus (“COVID-19”) as of December 31, 2020 and through the date of this report. The accounting matters assessed included, but were not limited to, the allowance for doubtful accounts, current estimated credit losses, stock-based compensation, excess and obsolete inventory reserves, carrying value of goodwill, intangibles and other long-lived assets, financial assets, valuation allowances for tax assets and revenue recognition. While there was not a material impact to our consolidated financial statements as of and for the year ended December 31, 2020 resulting from these assessments, future conditions related to the magnitude and duration of the COVID-19 pandemic, as well as other factors, could result in material impacts to our consolidated financial statements in future reporting periods.

Correction of Immaterial Misstatement

During the three months ended June 30, 2019, the Company determined that there was an immaterial misstatement of its excess and obsolete inventory reserves in its previously issued annual and interim financial statements. The Company corrected this misstatement by recognizing a $0.8 million out-of-period adjustment during the three months ended June 30, 2019, which increased its excess and obsolete inventory reserve and cost of goods sold for the period. For the six and twelve months ended June 30, 2019 and December 31, 2019, respectively, the out-of-period adjustment was a cumulative $0.2 million reduction in its excess and obsolete inventory reserve and cost of goods sold. Management determined that the correction of this misstatement was not material to any of its previously issued financial statements on both a quantitative and qualitative basis.

During the first quarter of 2020, it was determined that certain investments held in the Company’s stock for a deferred compensation plan accounted for as a Rabbi trust were incorrectly classified as long-term investments with the fair value of such investments incorrectly marked to market at each period end rather than classified as treasury stock held at historical cost. This plan has been in existence since 2011. The Company corrected this misstatement as an out-of- period adjustment in the three months ended March 31, 2020 and the twelve months ended December 31, 2020, by remeasuring the investment assets to their historical cost basis through the recording of a net investment gain of $1.5 million in the Consolidated Statement of Income (Loss) and then correcting the classification by decreasing the long-term investment balance at its remeasured cost basis of $2.8 million to treasury stock in the Consolidated 2020 Balance Sheet. Management has determined that this misstatement was not material to any of its previously issued financial statements and that correction of the misstatement was not material to the 2020 annual financial results on either a quantitative or qualitative basis.

Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents represent demand deposits, money market funds and short-term investments classified as available-for-sale with original maturities of three months or less. We maintain depository investments with certain financial institutions. As of December 31, 2020, $56.3 million of our cash and cash equivalents, primarily certain domestic money market funds and foreign depository accounts, were in excess of government provided insured depository limits. Although these depository investments may exceed government insured depository limits, we have evaluated the credit worthiness of these applicable financial institutions and determined the risk of material financial loss due to the exposure of such credit risk to be minimal.

Restricted Cash

Restricted cash consists of certain collateral which secures the Company’s performance obligation under a contract with a certain customer.

Financial Instruments

The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the immediate or short-term maturity of these financial instruments. The carrying amount reported for bonds payable was $24.6 million, which was its fair value as of December 31, 2019.

Investments with contractual maturities beyond one year may be classified as short-term based on their highly liquid nature and because such marketable securities represent the investment of cash that is available for current operations. Despite the long-term nature of their stated contractual maturities, we routinely buy and sell these securities and we believe we have the ability to quickly sell them to the remarketing agent, tender agent or issuer at par value plus accrued interest in the event we decide to liquidate our investment in a particular variable rate demand note. All income generated from these investments is recorded as interest income. We have not recorded any losses relating to variable rate demand notes.

Long-term investments are comprised of deferred compensation plan assets, corporate bonds, municipal fixed-rate bonds, asset-backed bonds, mortgage/agency-backed bonds, U.S. and foreign government bonds, marketable equity securities and other equity investments. Marketable equity securities are reported at fair value as determined by the most recently traded price of the securities at the balance sheet date, although the securities may not be readily marketable due to the size of the available market. Any changes in fair value are recognized in net investment gain (loss). Realized gains and losses on sales of debt securities are computed under the specific identification method and are included in other income (expense). See Note 6 for additional information.

Accounts Receivable

We record accounts receivable at net realizable value. Prior to establishing payment terms for a new customer, we evaluate the credit risk of the customer. Credit limits and payment terms established for new customers are re-evaluated periodically based on customer collection experience and other financial factors. As of December 31, 2020, single customers comprising more than 10% of our total accounts receivable balance included three customers, which accounted for 41.5% of our total accounts receivable. As of December 31, 2019, single customers comprising more than 10% of our total accounts receivable balance included four customers, which accounted for 53.2% of our total accounts receivable.

On January 1, 2020, we adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

Accounting Policy Under Topic 326

We regularly review the need for an allowance for credit losses related to our outstanding accounts receivable balances using the historical loss-rate method as well as assessing asset-specific risks. The assessment of asset-specific risks included the evaluation of relevant available information, from internal and external sources, relating to current conditions that may affect a customer’s ability to pay, such as the customer’s current financial condition or credit rating by geographic location, as provided by a third party and/or by customer, if needed, and overall macro-economic conditions in which the customer operates. Based on this assessment, an allowance for credit loss would be recorded if the Company determined that, based on our historical write-offs, which have been immaterial, and such asset specific risks, there was risk in collectability of the full amount of any accounts receivable.

Accounting Policy Prior to Adoption of Topic 326

Prior to adoption of Topic 326 on January 1, 2020, we regularly reviewed the need to maintain an allowance for doubtful accounts and considered factors such as the age of accounts receivable balances, the current economic conditions that may affect a customer’s ability to pay, significant one-time events impacting these customers and our historical experience. If the financial condition of a customer deteriorated, resulting in an impairment of their ability to make payments, we may have been required to record an allowance for doubtful accounts.

Inventory

Inventory is carried at the lower of cost and estimated net realizable value, with cost being determined using the first-in, first-out method. Standard costs for material, labor and manufacturing overhead are used to value inventory and are updated at least quarterly. We establish reserves for estimated excess and obsolete inventory equal to the difference between the cost of the inventory and the estimated net realizable value of the inventory based on estimated reserve percentages, which consider historical usage, known trends, inventory age and market conditions. When we dispose of excess and obsolete inventories, the related disposals are charged against the inventory reserve. See Note 7 for additional information.

Property, Plant and Equipment

Property, plant and equipment, which is stated at cost, is depreciated using the straight-line method over the estimated useful lives of the assets. We depreciate building and land improvements from five to 39 years, office machinery and equipment from three to seven years, engineering machinery and equipment from three to seven years, and computer software from three to five years. Expenditures for repairs and maintenance are charged to expense as incurred. Major improvements that materially prolong the lives of the assets are capitalized. Gains and losses on the disposal of property, plant and equipment are recorded in operating income (loss). See Note 8 for additional information.

Intangible Assets

Purchased intangible assets with finite lives are carried at cost less accumulated amortization. Amortization is recorded over the estimated useful lives of the respective assets, which is two to 14 years. See Note 11 for additional information.

Impairment of Long-Lived Assets and Intangibles

Long-lived assets used in operations and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the undiscounted cash flows estimated to be generated by the asset are less than the asset’s carrying value. An impairment loss would be recognized in the amount by which the recorded value of the asset exceeds the fair value of the asset, measured by the quoted market price of an asset or an estimate based on the best information available in the circumstances. During the years ended December 31, 2020 and December 31, 2019, we recognized an impairment loss of less than $0.1 million and $3.9 million, respectively, related to the abandonment of certain information technology implementation projects for which we had previously capitalized expenses. There were no impairment losses for long-lived assets during the year ended December 31, 2018, or for intangible assets recognized during the years ended December 31, 2020, 2019 or 2018.

Goodwill

Goodwill represents the excess purchase price over the fair value of net assets acquired. We evaluate the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. We have elected to by-pass a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit to which the goodwill is assigned is less than its carrying amount and, in turn, performed a step-1 analysis of goodwill. No impairment charges related to goodwill were recognized during the years ended December 31, 2020, 2019 and 2018.

Liability for Warranty

Our products generally include warranties of 90 days to five years for product defects. We accrue for warranty returns at the time of product shipment based on our historical return rate and estimate of the cost to repair or replace the defective products. We engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers. The increasing complexity of our products will cause warranty incidences, when they arise, to be more costly. Our estimates regarding future warranty obligations may change due to product failure rates, material usage and other rework costs incurred in correcting a product failure. In addition, from time to time, specific warranty accruals may be recorded if unforeseen problems arise. Should our actual experience relative to these factors be worse than our estimates, we will be required to record additional warranty expense. The liability for warranty obligations totaled $7.1 million and $8.4 million as of December 31, 2020 and 2019, respectively. These liabilities are included in accrued expenses and other liabilities in the accompanying Consolidated Balance Sheets.

A summary of warranty expense and write-off activity for the years ended December 31, 2020, 2019 and 2018 is as follows:

	Year Ended December 31,
(In thousands)	2020	2019	2018
Balance at beginning of period	$8,394	$8,623	$9,724
Plus: Amounts charged to cost and expenses	1,538	4,569	7,392
Less: Deductions	(2,786)	(4,798)	(8,493)

Balance at end of period	$7,146	$8,394	$8,623

Pension Benefit Plan Obligations

We maintain a defined benefit pension plan covering employees in certain foreign countries. Pension benefit plan obligations are based on various assumptions used by our actuaries in calculating these amounts. These assumptions include discount rates, compensation rate increases, expected return on plan assets, retirement rates and mortality rates. Actual results that differ from the assumptions and changes in assumptions could affect future expenses and obligations. Our net pension liability totaled $18.7 million and $15.9 million as of December 31, 2020 and 2019, respectively.

Stock-Based Compensation

We have two stock incentive plans from which stock options, performance stock units (“PSUs”), restricted stock units (“RSUs”) and restricted stock are available for grant to employees and directors. Costs related to these awards are recognized over their vesting periods. All employee and director stock options granted under our stock option plans have an exercise price equal to the fair market value of the award, as defined in the plan, of the underlying common stock on the grant date. All of our outstanding stock option awards are classified as equity awards and therefore are measured at fair value on their grant date.

Stock-based compensation expense recognized for the years ended December 31, 2020, 2019 and 2018 was approximately $6.8 million, $7.0 million and $7.2 million, respectively. As of December 31, 2020, total unrecognized compensation cost related to non-vested stock options, PSUs, RSUs and restricted stock was approximately $16.7 million, which is expected to be recognized over an average remaining recognition period of 2.9 years. See Note 5 for additional information.

Research and Development Costs

Research and development costs include compensation for engineers and support personnel, contracted services, depreciation and material costs associated with new product development, enhancement of current products and product cost reductions. We continually evaluate new product opportunities and engage in intensive research and product development efforts. Research and development costs totaled $113.3 million, $126.2 million and $124.5 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Other Comprehensive Income (Loss)

The following table presents changes in accumulated other comprehensive income (loss), net of tax, by components of accumulated other comprehensive income (loss) for the years ended December 31, 2020 2019 and 2018:

(In thousands)	Unrealized Gains (Losses) on Available- for-Sale Securities	Defined Benefit Plan Adjustments	Foreign Currency Adjustments	ASU 2018-02 Adoption (2)	Total
Balance as of December 31, 2017	$2,567	$(4,286)	$(1,576)	$—	$(3,295)
Other comprehensive loss before reclassifications	685	(3,890)	(4,236)	—	(7,441)
Amounts reclassified to retained earnings (1)	(3,220)	—	—	—	(3,220)
Amounts reclassified from accumulated other comprehensive loss	(595)	135	—	—	(460)

Balance as of December 31, 2018	(563)	(8,041)	(5,812)	—	(14,416)
Other comprehensive loss before reclassifications	573	(1,717)	(1,480)	—	(2,624)
Amounts reclassified to retained earnings (1)	—	—	—	385	385
Amounts reclassified from accumulated other comprehensive loss	(294)	532	—	—	238

Balance as of December 31, 2019	(284)	(9,226)	(7,292)	385	(16,417)
Other comprehensive loss before reclassifications	749	(1,231)	4,857	—	4,375
Amounts reclassified from accumulated other comprehensive loss	(433)	836	—	—	403

Balance as of December 31, 2020	$32	$(9,621)	$(2,435)	$385	$(11,639)

(1)	With the adoption of ASU 2016-01, the unrealized gains on our equity investments were reclassified to retained earnings.
(2)	With the adoption of ASU 2018-02 on January 1, 2019, stranded tax effects related to the Tax Cuts and Jobs Act of 2017 were reclassified to retained earnings. See Note 14 for additional information.

The following tables present the details of reclassifications out of accumulated other comprehensive income (loss) for the years ended December 31, 2020, 2019 and 2018:

(In thousands)	For the year ended December 31,
Details about Accumulated Other Comprehensive Income Components	2020	2019	2018	Affected Line Item in the Statement Where Net Income Is Presented
Unrealized gains on available-for-sale securities:
Net realized gain on sales of securities	$585	$397	$804	Net investment gain (loss)
Defined benefit plan adjustments - actuarial losses	(1,212)	(771)	(196)	(1)

Total reclassifications for the period, before tax	(627)	(374)	608
Tax benefit	224	136	(148)

Total reclassifications for the period, net of tax	$(403)	$(238)	$460

(1)	Included in the computation of net periodic pension cost. See Note 15 for additional information.

The following tables present the tax effects related to the change in each component of other comprehensive income (loss) for the years ended December 31, 2020, 2019 and 2018:

	2020
(In thousands)	Before-Tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount
Unrealized gains (losses) on available-for-sale securities	$1,012	$(263)	$749
Reclassification adjustment for amounts related to available-for-sale investments included in net income	(585)	152	(433)
Defined benefit plan adjustments	(1,784)	553	(1,231)
Reclassification adjustment for amounts related to defined benefit plan adjustments included in net income	1,212	(376)	836
Foreign currency translation adjustment	4,857	—	4,857

Total Other Comprehensive Income (Loss)	$4,712	$66	$4,778

	2019
(In thousands)	Before-Tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount
Unrealized gains (losses) on available-for-sale securities	$774	$(201)	$573
Reclassification adjustment for amounts related to available-for-sale investments included in net loss	(397)	103	(294)
Defined benefit plan adjustments	(2,488)	771	(1,717)
Reclassification adjustment for amounts related to defined benefit plan adjustments included in net loss	771	(239)	532
Foreign currency translation adjustment	(1,480)	—	(1,480)

Total Other Comprehensive Income (Loss)	$(2,820)	$434	$(2,386)

	2018
(In thousands)	Before-Tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount
Unrealized gains (losses) on available-for-sale securities	$926	$(241)	$685
Reclassification adjustment for amounts related to available-for-sale investments included in net loss	(804)	209	(595)
Reclassification adjustment for amounts reclassed to retained earnings related to the adoption of ASU 2016-01	(4,351)	1,131	(3,220)
Defined benefit plan adjustments	(5,638)	1,748	(3,890)
Reclassification adjustment for amounts related to defined benefit plan adjustments included in net loss	196	(61)	135
Foreign currency translation adjustment	(4,236)	—	(4,236)

Total Other Comprehensive Income (Loss)	$(13,907)	$2,786	$(11,121)

Income Taxes

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from the difference between financial and tax bases of our assets and liabilities and are adjusted for changes in tax rates and tax laws when such changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

We establish reserves to remove some or all of the tax benefit of any of our tax positions at the time we determine that the positions become uncertain. We adjust these reserves, including any impact on the related interest and penalties, as facts and circumstances change.

Foreign Currency

Transactions with customers that are denominated in foreign currencies are recorded using the appropriate exchange rates from throughout the year. Assets and liabilities denominated in foreign currencies are remeasured at the balance sheet dates using the closing rates of exchange between those foreign currencies and the functional currency with any transaction gains or losses reported in other income (expense). Our primary exposures to foreign currency exchange rate movements are with our German subsidiary, whose functional currency is the Euro, our Australian subsidiary, whose functional currency is the Australian dollar and our British subsidiary, whose functional currency is the Great British pound. Adjustments resulting from translating financial statements of international subsidiaries are recorded as a component of accumulated other comprehensive income (loss).

Revenue

On January 1, 2018, we adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition.

Accounting Policy under Topic 606

Revenue is measured based on the consideration expected to be received in exchange for transferring goods or providing services to a customer and as performance obligations under the terms of the contract are satisfied. Generally, this occurs with the transfer of control of a product to the customer. Review of contracts with customers, for both direct customers and distributors, are performed and assessment made regarding principal versus agent considerations to determine primary responsibility for delivery of performance obligation, presumed inventory risk, and discretion in establishing pricing, when applicable. For transactions where there are multiple performance obligations, individual products and services are accounted for separately if they are distinct (if a product or service is separately identifiable from other items and if a customer can benefit from it on its own or with other resources that are readily available to the customer). The consideration, including any discounts, is allocated between separate products and services based on their stand-alone selling prices. Stand-alone selling prices are determined based on the prices at which the separate products and services are sold and are allocated based on each item’s relative value to the total value of the products and services in the arrangement. For items that are not sold separately, we estimate stand-alone selling prices primarily using the “expected cost plus a margin” approach. Payment terms are generally 30 days in the U.S. and typically longer in many geographic markets outside the U.S. Shipping fees are recorded as revenue and the related cost is included in cost of sales. Sales, value-added and other taxes collected concurrently with revenue-producing activities are excluded from revenue. Costs of obtaining a contract, if material, are capitalized and amortized over the period that the related revenue is recognized if greater than one year. We have elected to account for shipping fees as a cost of fulfilling the related contract. We have also elected to apply the practical expedient related to the incremental costs of obtaining contracts and recognize those costs as an expense when incurred if the amortization period of the assets is one year or less. These costs are included in selling, general and administrative expenses. Capitalized costs with an amortization period greater than one year were immaterial.

Revenue is generated by two reportable segments: Network Solutions and Services & Support.

Network Solutions Segment - Includes hardware products and software defined next-generation virtualized solutions used in service provider or business networks, as well as prior generation products. The majority of the revenue from this segment is from hardware revenue.

Hardware and Software Revenue

Revenue from hardware sales is recognized when control is transferred to the customer, which is generally when the products are shipped. Shipping terms are generally FOB shipping point. Revenue from software license sales are recognized at delivery and transfer of control to the customer. Revenue is recorded net of estimated discounts and rebates using historical trends. Customers are typically invoiced when control is transferred and revenue is recognized. Our products generally include assurance-based warranties of 90 days to five years for product defects, which are accrued at the time products are delivered.

Services & Support Segment - A complete portfolio of maintenance, network implementation and solutions integration and managed services, which include hosted cloud services and subscription services to complement our Network Solutions segment.

Maintenance Revenue

Our maintenance service periods range from one month to five years. Customers are typically invoiced and pay for maintenance services at the beginning of the maintenance period. We recognize revenue for maintenance services on a straight-line basis over the maintenance period as our customers benefit evenly throughout the contract term and deferred revenues, when applicable, are recorded in current and non-current unearned revenue.

Network Implementation Revenue

We recognize revenue for network implementation, which primarily consists of engineering, execution and enablement services at a point in time when each performance obligation is complete. If we have recognized revenue but have not billed the customer, the right to consideration is recognized as a contract asset that is included in other receivables on the Consolidated Balance Sheet. The contract asset is transferred to accounts receivable when the completed performance obligation is invoiced to the customer.

See Notes 4 and 16 for additional information on reportable segments.

Unearned Revenue

Unearned revenue primarily represents customer billings on maintenance service programs and unearned revenues related to multiple element contracts where we still have contractual obligations to our customers. We currently offer maintenance contracts ranging from one month to five years. Revenue attributable to maintenance contracts is recognized on a straight-line basis over the related contract term. In addition, we provide software maintenance and a variety of hardware maintenance services to customers under contracts with terms up to ten years. When we defer revenue related to multiple performance obligations where we still have contractual obligations, we also defer the related costs. Current deferred costs are included in prepaid expenses and other current assets on the accompanying Consolidated Balance Sheets and totaled $1.1 million and $1.6 million as of December 31, 2020 and 2019, respectively. Non-current deferred costs are included in other non-current assets on the accompanying Consolidated Balance Sheets and totaled less than $0.1 million and $0.1 million as of December 31, 2020 and 2019, respectively.

Earnings (Loss) per Share

Earnings (loss) per common share and earnings (loss) per common share assuming dilution, are based on the weighted average number of common shares and, when dilutive, common equivalent shares outstanding during the year. See Note 19 for additional information.

Business Combinations

The Company records assets acquired, liabilities assumed, contractual contingencies, when applicable, and intangible assets recognized as part of business combinations based on their fair values on the date of acquisition. The excess of the purchase price over the estimated fair values of the net tangible and intangible assets and liabilities assumed or acquired is recorded as goodwill. If the estimated fair values of net tangible and intangible assets acquired and liabilities assumed exceed the purchase price, a bargain purchase gain is recorded. The Company’s estimates of fair value are based on historical experience, industry knowledge, certain information obtained from the management of the acquired company and, in some cases, valuations performed by independent third-party firms. The results of operations of acquired companies are included in the accompanying Consolidated Statements of Income (Loss) since their dates of acquisition. Costs incurred to complete the business combination, such as legal, accounting or other professional fees are charged to selling, general and administrative expenses as incurred.

Recently Adopted Accounting Pronouncements

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-14, Compensation - Retirement Benefits - Defined Benefit Plans - General (Subtopic 715-20): Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans, which makes changes to and clarifies the disclosure requirements related to defined benefit pension and other postretirement plans. ASU 2018-14 requires additional disclosures related to the reasons for significant gains and losses affecting the benefit obligation and an explanation of any other significant changes in the benefit obligation or plan assets that are not otherwise apparent in other disclosures required by ASC 715. ASU 2018-14 also clarifies the guidance in ASC 715 to require disclosure of the projected benefit obligation (“PBO”) and fair value of plan assets for pension plans with PBOs in excess of plan assets and the accumulated benefit obligation (“ABO”) and fair value of plan assets for pension plans with ABOs in excess of plan assets. ASU 2018-14 was effective for public business entities for fiscal years ending after December 15, 2020. The adoption of this standard did not have a material effect on the disclosures in the consolidation financial statements. See Note 15 for additional information.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, which changes the fair value measurement disclosure requirements of ASC 820, Fair Value Measurement. The amendments in this ASU are the result of a broader disclosure project, Concepts Statement No. 8 - Conceptual Framework for Financial Reporting - Chapter 8 - Notes to Financial Statements, which the FASB finalized on August 28, 2018. The FASB used the guidance in the Concepts Statement to improve the effectiveness of ASC 820’s disclosure requirements. ASU 2018-13 provides users of financial statements with information about assets and liabilities measured at fair value in the statement of financial position or disclosed in the notes to the financial statements. More specifically, ASU 2018-13 requires disclosures about the valuation techniques and inputs that are used to arrive at measures of fair value, including judgments and assumptions that are made in determining fair value. In addition, ASU 2018-13 requires disclosures regarding the uncertainty in the fair value measurements as of the reporting date and how changes in fair value measurements affect performance and cash flows. The Company adopted ASU 2018-13 on January 1, 2020, and the adoption of this standard did not have a material effect on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. ASU 2018-15 clarifies certain aspects of ASU 2015-05, Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. Specifically, ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementations costs incurred to develop or obtain internal use software. The Company adopted ASU 2018-15 on January 1, 2020, retrospectively. The adoption of this standard resulted in a reclassification of $5.6 million from property, plant and equipment to other non-current assets for certain previously capitalized costs related to information technology implementation projects that had not yet been placed in service on the Consolidated Balance Sheets as of December 31, 2020 and December 31, 2019. There was no impact to previously reported net cash provided by (used in) operations on the statement of cash flows and no impact to the statements of income (loss) as no portion of the capitalized asset was depreciated in prior periods.

The following table illustrates the impact of adoption of ASU 2018-15 on the Consolidated Balance Sheet as of December 31, 2019:

	As of December 31, 2019
(In thousands)	Pre-Adoption	Effect of Adoption	As Presented Now
Consolidated Balance Sheet
Property, plant and equipment, net	$73,708	$(5,622)	$68,086
Other non-current assets	$14,261	$5,622	$19,883

There was no impact upon adoption of ASU 2018-15 on the Consolidated Statement of Income (Loss) for the year ended December 31, 2019 and the Consolidated Statement of Cash Flows for the year ended December 31, 2019 as outlined in the following tables:

	For the year ended December 31, 2019
(In thousands)	Pre-Adoption	Effect of Adoption	As Presented Now
Consolidated Statement of Income (Loss)
Net income (loss)	$(52,982)	$—	$(52,982)
Consolidated Statement of Cash Flows
Net cash provided by (used in) operating activities	$(2,472)	$—	$(2,472)

The following table presents the capitalized implementation costs incurred with hosting arrangements, included in other non-current assets on the Consolidated Balance Sheet, as of December 31, 2020:

(In thousands)	December 31, 2020
Implementation costs - hosting arrangements	$13,515
Less: accumulated amortization	—

Implementation costs - hosting arrangements, net	$13,515

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing various exceptions, such as the exception to the incremental approach for intra-period tax allocation when there is a loss from continuing operations and income or a gain from other items. The amendments in this update also simplify the accounting for income taxes related to income-based franchise taxes and require that an entity reflect enacted tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The

Company early adopted ASU 2019-12 on April 1, 2020, which was applied on a prospective basis as if the Company adopted the standard on January 1, 2020. The Company early adopted the standard to take advantage of the simplification of rules for income taxes on intra-period tax allocations. Specifically, the adoption of this standard resulted in the recognition of approximately $0.1 million of tax benefit in other comprehensive income (loss), that otherwise would have been recognized in continuing operations had the intra-period tax allocation been completed. There were no other impacts from this standard on the Consolidated Balance Sheets, Consolidated Statements of Income (Loss) or Consolidated Statements of Cash Flows.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires the measurement and recognition of expected credit losses for financial instruments held at amortized cost. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326 Financial Instruments - Credit Losses, which clarifies that receivables arising from operating leases are not within the scope of the credit losses standard, but rather should be accounted for in accordance with the standard for leases. In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, which clarifies the accounting for transfers between classifications of debt securities and clarifies that entities should include expected recoveries on financial assets in the calculation of the current expected credit loss allowance. In addition, renewal options that are not unconditionally cancelable should be considered in the determination of expected credit losses. In May 2019, the FASB issued ASU 2019-05, Financial Instruments - Credit Losses (Topic 326): Targeted Transition Relief, which amends ASU 2016-13 to allow companies, upon adoption, to elect the fair value option on financial instruments that were previously recorded at amortized cost if they meet certain criteria. In November 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, which makes various narrow-scope amendments to the new credit losses standard, such as providing disclosure relief for accrued interest receivables. In March 2020, the FASB issued ASU 2020-03, Codification Improvements to financial instruments, which clarifies various issues related to the new credit losses standard, such as the contractual term used to measure expected credit losses for leases and when to record an allowance for credit losses for financial assets that fall under the scope of ASC 860-20, Transfers and Servicing - Sales of Financial Assets. All of these ASUs were codified as part of Accounting Standards Codifications (“ASC”) Topic 326 and were effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted this standard on January 1, 2020, using a modified-retrospective approach and, therefore, elected to carry forward legacy disclosures for comparative periods and did not adjust the comparative period financial information. Additionally, the Company made an accounting policy election, at the class of financing receivable, not to measure the allowance for credit losses for accrued interest receivables, as the Company writes off the uncollectable accrued interest receivable by reversing any previously recorded interest income in a timely manner (as soon as these amounts are determined to be uncollectable). The adoption of this standard did not have a material effect on our consolidated financial statements. See Note 18 for additional information.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies the measurement of goodwill by eliminating step 2 of the goodwill impairment test. Under ASU 2017-04, entities are required to compare the fair value of a reporting unit to its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. ASU 2017-04 was effective for annual or interim impairment tests performed in fiscal years beginning after December 15, 2019.

The Company adopted ASU 2017-04 on January 1, 2020, and the amendments were applied prospectively. The adoption of this standard did not have a material effect on our consolidated financial statements.

Note 2 - Cash, Cash Equivalents and Restricted Cash

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheet that sum to the total of the same such amounts shown in the Consolidated Statement of Cash Flows:

(In thousands)	December 31, 2020
Cash and cash equivalents	$60,161
Restricted cash	18

Cash, cash equivalents and restricted cash	$60,179

The Company did not have any restricted cash as of December 31, 2019 and 2018. See Note 17 for additional information regarding restricted cash.

Note 3 - Business Combinations

In November 2018, we acquired SmartRG, Inc., for cash consideration. This transaction was accounted for as a business combination. We recorded goodwill of $3.5 million as a result of this acquisition, which represents the excess of the purchase price over the fair value of net assets acquired and liabilities assumed. The financial results of this acquisition are included in the consolidated financial statements since the date of acquisition. The revenues are included in the Subscriber Solutions & Experience category within the Network Solutions and Services & Support reportable segments.

Contingent liabilities with a fair value totaling $1.2 million were recognized at the acquisition date. The required milestones were not achieved and therefore, a gain of $1.2 million was recognized upon the reversal of these liabilities during the second quarter of 2019.

An escrow in the amount of $2.8 million was set up at the acquisition date to fund post-closing working capital settlements and to satisfy indemnity obligations to the Company arising from any inaccuracy or breach of representations, warranties, covenants, agreements or obligations of the sellers. The escrow was subject to arbitration. In December 2019, $1.3 million of the $2.8 million was released from the escrow account pursuant to the agreement and the remaining balance was released in December 2020.

In March 2018, we acquired Sumitomo Electric Lightwave Corp.’s (SEL) North American EPON business and entered into a technology license and OEM supply agreement with Sumitomo Electric Industries, Ltd. (SEI). We recorded a bargain purchase gain of $11.3 million during the first quarter of 2018, net of income taxes, which was subject to customary working capital adjustments between the parties. This transaction was accounted for as a business combination. The financial results of this acquisition are included in the consolidated financial statements since the date of acquisition. The revenues are included in the Access & Aggregation and Subscriber Solutions & Experience categories within the Network Solutions and Services & Support reportable segments.

The Consolidated Statement of Income for the year ended December 31, 2018 includes the following revenue and net loss attributable to SmartRG and Sumitomo since the date of acquisition:

(In thousands)	March 19, 2018 to December 31, 2018
Revenue	$9,186
Net loss	$(1,297)

The following unaudited supplemental pro forma information presents the financial results as if the acquisition of SmartRG and Sumitomo had occurred on January 1, 2017. This unaudited supplemental pro forma information does not purport to be indicative of what would have occurred had the acquisition been completed on January 1, 2018, nor is it indicative of any future results. There were no material, non-recurring adjustments to this unaudited pro forma information.

(In thousands)	2018
Pro forma revenue	$559,050
Pro forma net loss	$(33,862)

For the years ended December 31, 2020, 2019 and 2018, we incurred acquisition and integration related expenses and amortization of acquired intangibles of $3.8 million, $5.0 million and $2.9 million, respectively, related to the SmartRG and Sumitomo acquisitions.

Note 4 - Revenue

The following is a description of the principal activities from which revenue is generated by reportable segment:

Network Solutions - Includes hardware products and software-defined next-generation virtualized solutions used in service provider or business networks, as well as prior generation products.

Services & Support - Includes maintenance, network implementation, solutions integration and managed services, which include hosted cloud services and subscription services.

Revenue by Category

In addition to reportable segments, revenue is also reported for the following three categories - Access & Aggregation, Subscriber Solutions & Experience and Traditional & Other Products.

The following table disaggregates revenue by reportable segment and revenue category for the year ended December 31, 2020:

(In thousands)	Network Solutions	Services & Support	Total
Access & Aggregation	$262,578	$50,560	$313,138
Subscriber Solutions & Experience	161,824	9,263	171,087
Traditional & Other Products	13,613	8,672	22,285

Total	$438,015	$68,495	$506,510

The following table disaggregates revenue by reportable segment and revenue category for the year ended December 31, 2019:

(In thousands)	Network Solutions	Services & Support	Total
Access & Aggregation	$289,980	$58,894	$348,874
Subscriber Solutions & Experience	144,651	8,269	152,920
Traditional & Other Products	20,595	7,672	28,267

Total	$455,226	$74,835	$530,061

The following table disaggregates revenue by reportable segment and revenue category for the year ended December 31, 2018:

(In thousands)	Network Solutions	Services & Support	Total
Access & Aggregation	$301,801	$57,069	$358,870
Subscriber Solutions & Experience	129,067	5,393	134,460
Traditional & Other Products	27,364	8,583	35,947

Total	$458,232	$71,045	$529,277

Revenue allocated to remaining performance obligations represents contract revenues that have not yet been recognized for contracts with a duration greater than one year. As of December 31, 2020, we did not have any significant performance obligations related to customer contracts that had an original expected duration of one year or more, other than maintenance services, which are satisfied over time. As a practical expedient, for certain contracts we recognize revenue equal to the amounts we are entitled to invoice, which correspond to the value of completed performance obligations to date. The amount related to these performance obligations was $17.7 million and $13.6 million as of December 31, 2020 and December 31, 2019, respectively. The Company expects to recognize 61% of the $17.7 million as of December 31, 2020 over the next 12 months, with the remainder to be recognized thereafter.

The following table provides information about accounts receivable, contract assets and unearned revenue from contracts with customers:

(In thousands)	December 31, 2020	December 31, 2019
Accounts receivable	$98,827	$90,531
Contract assets(1)	$63	$2,812
Unearned revenue	$14,092	$11,963
Non-current unearned revenue	$6,888	$6,012

(1)	Included in other receivables on the Consolidated Balance Sheets.

Of the outstanding unearned revenue balance as of December 31, 2019 and December 31, 2018, $11.0 million and $12.7 million were recognized as revenue during the years ended December 31, 2020 and 2019, respectively.

Note 5 - Stock-Based Compensation

The following table summarizes stock-based compensation expense related to stock options, PSUs, RSUs and restricted stock for the years ended December 31, 2020, 2019 and 2018:

(In thousands)	2020	2019	2018
Stock-based compensation expense included in cost of sales	$426	$369	$418

Selling, general and administrative expenses	4,036	3,889	3,989
Research and development expenses	2,372	2,704	2,748

Stock-based compensation expense included in operating expenses	6,408	6,593	6,737

Total stock-based compensation expense	6,834	6,962	7,155
Tax benefit for expense associated with non-qualified stock options, PSUs, RSUs and restricted stock	(1,629)	(1,659)	(1,432)

Total stock-based compensation expense, net of tax	$5,205	$5,303	$5,723

Stock Incentive Program Descriptions

2020 Stock Incentive Plans

At the annual meeting of stockholders held on May 13, 2020, the Company’s stockholders approved, upon recommendation of the Board of Directors, the adoption of the ADTRAN, Inc. 2020 Employee Stock Incentive Plan (the “2020 Employee Plan”) as well as the ADTRAN, Inc. 2020 Directors Stock Plan (the “2020 Directors Plan”). No additional awards will be granted under the Company’s previous stock incentive plans, the ADTRAN, Inc. 2015 Employee Stock Incentive Plan (the “2015 Employee Plan”) or the 2010 Directors Stock Plan (the “2010 Directors Plan”) subsequent to the stockholders’ approval of these new stock plans. Outstanding awards granted under the 2015 Employee Plan and the 2010 Directors Plan will remain subject to the terms of such plans, and shares underlying awards granted under such plans that are cancelled or forfeited will be available for issuance under the 2020 Employee Plan or the 2020 Directors Plan, as applicable.

Under the 2020 Employee Plan, the Company is authorized to issue 2.8 million shares of common stock to certain employees, key service providers and advisors through incentive stock options and non-qualified stock options, stock appreciation rights, RSUs and restricted stock, any of which may be subject to performance-based conditions. RSUs and restricted stock granted under the 2020 Employee Plan will typically vest pursuant to a four-year vesting schedule beginning on the first anniversary of the grant date. Stock options granted under the 2020 Employee Plan will typically become exercisable beginning after one year of continued employment, normally pursuant to a four-year vesting schedule beginning on the first anniversary of the grant date and have a ten-year contractual term. Stock options, RSUs and restricted stock granted under the 2020 Employee Plan reduce the shares authorized for issuance under the 2020 Employee Plan by one share of common stock for each share underlying the award. Forfeitures, cancellations or expirations of awards granted under the 2015 Employee Plan increase the shares authorized for issuance under the 2020 Employee Plan, with forfeitures, cancellations or expirations of RSUs and restricted stock increasing the shares authorized for issuance by 2.5 shares of common stock for each share underlying the award. Forfeitures, cancellations or expirations of stock options from the 2015 Employee Plan increase the shares authorized for issuance under the 2020 Employee Plan by one share of common stock for each share underlying the award.

Under the 2020 Directors Plan, the Company is authorized to issue 0.4 million shares of common stock through stock options, restricted stock and RSUs to non-employee directors. Stock awards issued under the 2020 Directors Plan typically will become vested in full on the first anniversary of the grant date. Stock options issued under the 2020 Directors Plan will have a ten-year contractual term. Stock options, restricted stock and RSUs granted under the 2020 Directors Plan reduce the shares authorized for issuance under the 2020 Directors Plan by one share of common stock for each share underlying the award. Forfeitures, cancellations and expirations of awards granted under the 2010 Directors Stock Plan increase the shares authorized for issuance under the 2020 Directors Plan by one share of common stock for each share underlying the award.

Previous Stock Incentive Plans

In January 2015, the Board of Directors adopted the 2015 Employee Plan, which authorized 7.7 million shares of common stock for issuance to certain employees and officers through incentive stock options and non-qualified stock options, stock appreciation rights, PSUs, RSUs and restricted stock. The 2015 Employee Plan was adopted by stockholder approval at our annual meeting of stockholders held in May 2015. PSUs, RSUs and restricted stock granted under the 2015 Plan reduce the shares authorized for issuance under the 2015 Employee Plan by 2.5 shares of common stock for each share underlying the award. Options granted under the 2015 Employee Plan typically become exercisable beginning after one year of continued employment, normally pursuant to a four-year vesting schedule beginning on the first anniversary of the grant date and have a ten-year contractual term. Expiration dates of options outstanding as of December 31, 2020 under the 2015 Employee Plan range from 2025 to 2026.

In January 2006, the Board of Directors adopted the ADTRAN, Inc. 2006 Employee Stock Incentive Plan (the “2006 Plan”), which authorized 13.0 million shares of common stock for issuance to certain employees and officers through incentive stock options and non-qualified stock options, stock appreciation rights, RSUs and restricted stock. Options granted under the 2006 Plan typically become exercisable beginning after one year of continued employment, normally pursuant to a four-year vesting schedule beginning on the first anniversary of the grant date and had a ten-year contractual term. The 2006 Plan was replaced in May 2015 by the 2015 Employee Plan. Expiration dates of options outstanding as of December 31, 2020 under the 2006 Plan range from 2021 to 2024.

In May 2010, the Company’s stockholders approved the 2010 Directors Plan, under which 0.5 million shares of common stock have been reserved for issuance. This plan replaced the 2005 Directors Stock Option Plan. Under the 2010 Directors Plan, the Company may issue stock options, restricted stock and RSUs to our non-employee directors. Stock awards issued under the 2010 Directors Plan become vested in full on the first anniversary of the grant date. Options issued under the 2010 Directors Plan had a ten-year contractual term. All remaining options under the 2010 Directors Plan expired in 2019.

PSUs, RSUs and restricted stock

The following table is a summary of our PSUs, RSUs and restricted stock outstanding as of December 31, 2019 and 2020 and the changes that occurred during 2020:

	Number of shares (In thousands)	Weighted Average Grant Date Fair Value
Unvested PSUs, RSUs and restricted stock outstanding, December 31, 2019	1,891	$14.58

PSUs, RSUs and restricted stock granted	1,029	$11.02
PSUs, RSUs and restricted stock vested	(453)	$14.26
PSUs, RSUs and restricted stock forfeited	(621)	$18.14

Unvested PSUs, RSUs and restricted stock outstanding, December 31, 2020	1,846	$11.49

The following table details the significant assumptions that impact the fair value estimate of the market-based PSUs:

	2020	2019	2018
Estimated fair value per share	$14.43	$9.53 to $18.05	$16.59
Expected volatility	51.88%	32.7% to 38.9%	27.98% to 31.58%
Risk-free interest rate	0.24%	1.6% to 2.46%	2.11% to 2.99%
Expected dividend yield	2.85%	2.3% to 4.09%	1.83% to 2.49%

For market-based PSUs, the number of shares of common stock earned by a recipient is subject to a market condition based on ADTRAN’s relative total shareholder return against all companies in the NASDAQ Telecommunications Index at the end of a three-year performance period. Depending on the relative total shareholder return over the performance period, the recipient may earn from 0% to 150% of the shares underlying the PSUs, with the shares earned distributed upon the vesting. The fair value of the award is based on the market price of our common stock on the date of grant, adjusted for the expected outcome of the impact of market conditions using a Monte Carlo Simulation valuation method. A portion of the granted PSUs vests and the underlying shares become deliverable upon the death or disability of the recipient or upon a change of control of ADTRAN, as defined by the 2020 Employee Plan. The recipients of the PSUs receive dividend credits based on the shares of common stock underlying the PSUs. The dividend credits vest and are earned in the same manner as the PSUs and are paid in cash upon the issuance of common stock for the PSUs.

During the first quarter of 2020, the Company issued 0.3 million performance-based PSUs under the 2015 Employee Plan to its executive officers. The grant-date fair value of these performance-based awards is based on the closing price of the Company’s stock on the date of grant. Subject to the grantee’s continued employment, the grantee has the ability to earn shares in a range of 0% to 142.8% of the awarded number of PSUs based on the achievement of a defined performance target at the end of a three-year period. If the Company achieves the performance target at the end of the first or second year during the vesting period, the grantee will be entitled to the target number of performance shares, which will be issued at the end of the three-year period. Equity-based compensation expense with respect to these awards will be adjusted over the vesting period to reflect the probability of achievement of the performance target defined in the award agreements.

The fair value of RSUs and restricted stock is equal to the closing price of our stock on the grant date. RSUs and restricted stock vest ratably over four-year and one-year periods, respectively.

We will continue to assess the assumptions and methodologies used to calculate the estimated fair value of stock-based compensation. If circumstances change, and additional data becomes available over time, we may change our assumptions and methodologies, which may materially impact our fair value determination.

As of December 31, 2020, total unrecognized compensation expense related to the non-vested portion of market-based PSUs, RSUs and restricted stock was approximately $16.7 million, which is expected to be recognized over an average remaining recognition period of 2.9 years and will be adjusted for actual forfeitures as they occur.

As of December 31, 2020, 3.6 million shares were available for issuance under shareholder-approved equity plans in connection with the grant and exercise of stock options, PSU’s, RSU’s or restricted stock.

Stock Options

The following table is a summary of stock options outstanding as of December 31, 2020 and 2019 and the changes that occurred during 2020:

	Number of Options (In thousands)	Weighted Average Exercise Price (Per share)	Weighted Avg. Remaining Contractual Life in Years	Aggregate Intrinsic Value (In thousands)
Stock options outstanding, December 31, 2019	3,572	$22.88	3.40	$—

Stock options granted	—	$—
Stock options exercised	—	$—
Stock options forfeited	—	$—
Stock options expired	(854)	$28.00

Stock options outstanding, December 31, 2020	2,718	$21.17	2.86	$—

Stock options exercisable, December 31, 2020	2,718	$21.17	2.86	$—

All of these stock options were issued at exercise prices that approximated fair market value at the date of grant. As of December 31, 2020, there was no unrecognized compensation expense related to non-vested stock options.

The aggregate intrinsic values represent the total pre-tax intrinsic value (the difference between ADTRAN’s closing stock price on the last trading day of 2020 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2020. The amount of aggregate intrinsic value will change based on the fair market value of ADTRAN’s stock and was $0 as of December 31, 2020.

The total pre-tax intrinsic value of options exercised during 2020, 2019 and 2018 was $0, $0.1 million and $0.2 million, respectively. The fair value of options fully vesting during 2020, 2019 and 2018 was less than $0.1 million, $0.9 million and $2.5 million, respectively.

The following table further describes our stock options outstanding as of December 31, 2020:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding at December 31, 2020 (In thousands)	Weighted Avg. Remaining Contractual Life in Years	Weighted Average Exercise Price	Options Exercisable at December 31, 2020 (In thousands)	Weighted Average Exercise Price
$15.33 - $18.96	1,007	3.69	$15.91	1,007	$15.91
$18.97 - $23.45	588	3.68	$18.97	588	$18.97
$23.46 - $30.35	603	2.55	$24.11	603	$24.11
$30.36 - $41.92	520	0.64	$30.40	520	$30.40

	2,718			2,718

The Black-Scholes option pricing model (the “Black-Scholes Model”) is used to determine the estimated fair value of stock option awards on the date of grant. The Black-Scholes Model requires the input of certain assumptions that involve judgment. Because our stock options have characteristics significantly different from those of traded options, and because changes in the input assumptions can materially affect the fair value estimate, existing models may not provide reliable measures of fair value of our stock options. The stock option pricing model requires the use of several assumptions that impact the fair value estimate. These variables include, but are not limited to, the volatility of our stock price and employee exercise behaviors.

There were no stock options granted in during the years ended December 31, 2020, 2019 or 2018.

Note 6 - Investments

Debt Securities and Other Investments

As of December 31, 2020, the following debt securities and other investments were included in short-term investments and long-term investments on the Consolidated Balance Sheet and recorded at fair value:

(In thousands)	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Corporate bonds	$11,762	$123	$—	$11,885
Municipal fixed-rate bonds	2,854	30	—	2,884
Asset-backed bonds	6,634	74	—	6,708
Mortgage/Agency-backed bonds	11,536	114	(6)	11,644
U.S. government bonds	9,763	112	—	9,875
Foreign government bonds	1,334	4	(1)	1,337
Commercial Paper	250	—	—	250
Other	533	—	—	533

Available-for-sale debt securities held at fair value	$44,666	$457	$(7)	$45,116

As of December 31, 2019, the following debt securities and other investments were included in short-term investments and long-term investments on the Consolidated Balance Sheet and recorded at fair value:

(In thousands)	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Corporate bonds	$9,304	$80	$—	$9,384
Municipal fixed-rate bonds	930	—	—	930
Asset-backed bonds	6,867	26	(3)	6,890
Mortgage/Agency-backed bonds	6,944	26	(8)	6,962
U.S. government bonds	12,311	21	(9)	12,323
Foreign government bonds	372	—	(1)	371
Variable rate demand notes	800	—	—	800

Available-for-sale debt securities held at fair value	$37,528	$153	$(21)	$37,660

As of December 31, 2020, our debt securities had the following contractual maturities:

(In thousands)	Corporate bonds	Municipal fixed-rate bonds	Asset- backed bonds	Mortgage/ Agency- backed bonds	U.S. government bonds	Foreign government bonds	Commercial paper	Other
Less than one year	$1,477	$96	$144	$63	$—	$75	$250	$533
One to two years	2,007	1,245	300	2,129	5,122	462	—	—
Two to three years	7,013	1,246	622	2,940	4,526	498	—	—
Three to five years	1,388	297	3,658	183	227	302	—	—
Five to ten years	—	—	1,241	2,095	—	—	—	—
More than ten years	—	—	743	4,234	—	—	—	—

Total	$11,885	$2,884	$6,708	$11,644	$9,875	$1,337	$250	$533

Actual maturities may differ from contractual maturities as some borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Realized gains and losses on sales of securities are computed under the specific identification method. The following table presents gross realized gains and losses related to our debt securities for the years ended December 31, 2020, 2019 and 2018:

	For the year ended December 31,
(In thousands)	2020	2019	2018
Gross realized gains on debt securities	$459	$108	$57
Gross realized losses on debt securities	(58)	(50)	(592)

Total gain (loss) recognized, net	$401	$58	$(535)

The Company’s investment policy provides limitations for issuer concentration, which limits, at the time of purchase, the concentration in any one issuer to 5% of the market value of the total investment portfolio. The Company did not purchase any available-for-sale debt with credit deterioration during the years ended December 31, 2020, 2019 and 2018.

The following table presents the breakdown of debt securities and other investments with unrealized losses as of December 31, 2020:

	Continuous Unrealized Loss Position for Less than 12 Months		Continuous Unrealized Loss Position for 12 Months or Greater		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate bonds	$336	$—	$—	$—	$336	$—
Municipal fixed-rate bonds	310	—	—	—	310	—
Asset-backed bonds	2	—	—	—	2	—
Mortgage/Agency-backed bonds	2,078	(6)	—	—	2,078	(6)
U.S. government bonds	350	—	—	—	350	—
Foreign government bonds	302	(1)	—	—	302	(1)

Total	$3,378	$(7)	$—	$—	$3,378	$(7)

The following table presents the breakdown of debt securities and other investments with unrealized losses as of December 31, 2019:

	Continuous Unrealized Loss Position for Less than 12 Months		Continuous Unrealized Loss Position for 12 Months or Greater		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate bonds	$203	$—	$—	$—	$203	$—
Municipal fixed-rate bonds	930	—	—	—	930	—
Asset-backed bonds	797	(3)	—	—	797	(3)
Mortgage/Agency-backed bonds	2,594	(6)	136	(2)	2,730	(8)
U.S. government bonds	4,070	(9)	—	—	4,070	(9)
Foreign government bonds	371	(1)	—	—	371	(1)

Total	$8,965	$(19)	$136	$(2)	$9,101	$(21)

The decrease in unrealized losses during 2020 resulted from changes in market positions associated with our fixed income portfolio.

Marketable Equity Securities

Marketable equity securities consist of publicly traded stock, funds and certain other investments measured at fair value or cost, where appropriate.

During the three months ended March 31, 2019, an outstanding note receivable of $4.3 million was repaid and reissued in the form of debt and equity. Of the outstanding $4.3 million, $3.4 million was issued as an equity investment, which represented a non-cash investing activity. This equity investment, which does not have a readily determinable fair value, was recorded using the measurement alternative. Under the measurement alternative, equity investments that do not have a readily determinable fair value can be recorded at cost less impairment, if any, adjusted for observable price changes for an identical or similar investment. The carrying value of this investment under the measurement alternative was $3.4 million as of December 31, 2019. During the year ended December 31, 2020, impairment charges totaling $2.6 million were recorded related to this equity investment and are included in net investment gain (loss) on the Consolidated Statement of Income (Loss). As a result, the carrying value of this investment was $0.8 million as of December 31, 2020. The remaining amount, $0.9 million of the original $4.3 million note receivable, was reissued as a new note receivable, which is included in long-term investments on the Consolidated Balance Sheets as of December 31, 2020 and December 31, 2019, and represented a non-cash investing activity during the year ended December 31, 2019. No impairment charge was recognized related to the note receivable as it is a secured loan.

Realized and unrealized gains and losses for our marketable equity securities for the year ended December 31, 2020, 2019 and 2018 were as follows:

	For the year ended December 31,
(In thousands)	2020	2019	2018
Realized losses on equity securities sold	$(2,382)	$(96)	$1,306
Unrealized gains on equity securities held	6,831	11,472	(4,821)

Total gain (loss) recognized, net	$4,449	$11,376	$(3,515)

As of December 31, 2020 and 2019, gross unrealized losses related to individual investments in a continuous loss position for twelve months or longer were not material.

U.S. GAAP establishes a three-level valuation hierarchy based upon observable and unobservable inputs for fair value measurement of financial instruments:

•	Level 1 - Observable outputs; values based on unadjusted quoted prices for identical assets or liabilities in an active market;

•	Level 2 - Significant inputs that are observable; values based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly;

•

Level 3 - Significant unobservable inputs; values based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement; inputs could include information supplied by investees.

The Company’s cash equivalents and investments held at fair value are categorized into this hierarchy as follows:

	Fair Value Measurements as of December 31, 2020 Using
(In thousands)	Fair Value	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash equivalents
Money market funds	$497	$497	$—	$—
U.S. government bonds	350	350	—	—
Available-for-sale debt securities
Corporate bonds	11,885	—	11,885	—
Municipal fixed-rate bonds	2,884	—	2,884	—
Asset-backed bonds	6,708	—	6,708	—
Mortgage/Agency-backed bonds	11,644	—	11,644	—
U.S. government bonds	9,875	9,875	—	—
Foreign government bonds	1,337	—	1,337	—
Commercial paper	250	—	250	—
Other investments	533	—	—	533
Marketable equity securities
Marketable equity securities - various industries	10,963	10,963	—	—
Deferred compensation plan assets	23,891	23,891	—	—
Other investments	1,400	1,400	—	—

Total	$82,217	$46,976	$34,708	$533

	Fair Value Measurements as of December 31, 2019 Using
(In thousands)	Fair Value	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash equivalents
Money market funds	$1,309	$1,309	$—	$—
Available-for-sale debt securities
Corporate bonds	9,384	—	9,384	—
Municipal fixed-rate bonds	930	—	930	—
Asset-backed bonds	6,890	—	6,890	—
Mortgage/Agency-backed bonds	6,962	—	6,962	—
U.S. government bonds	12,323	12,323	—	—
Foreign government bonds	371	—	371	—
Variable rate demand notes	800	—	800	—
Marketable equity securities
Marketable equity securities - various industries	35,501	35,501	—	—
Equity in escrow	298	298	—	—
Deferred compensation plan assets	21,698	21,698	—	—
Other investments	2,442	2,442	—	—

Total	$98,908	$73,571	$25,337	$—

The fair value of our Level 2 securities is calculated using a weighted average market price for each security. Market prices are obtained from a variety of industry standard data providers, large financial institutions and other third-party sources. These multiple market prices are used as inputs into a distribution-curve-based algorithm to determine the daily market value of each security.

The fair value of Level 3 securities is calculated based on unobservable inputs. Quantitative information with respect to unobservable inputs consisted of third-party valuations performed in accordance with ASC 820 - Fair Value Measurement. Inputs used in preparing the third-party valuation included the following assumptions, among others: estimated discount rates and fair market yields.

Our variable rate demand notes have a structure that implies a standard expected market price. The frequent interest rate resets make it reasonable to expect the price to stay at par. These securities are priced at the expected market price.

Note 7 - Inventory

As of December 31, 2020 and 2019, inventory, net was comprised of the following:

(In thousands)	2020	2019
Raw materials	$47,026	$36,987
Work in process	776	1,085
Finished goods	77,655	60,233

Total Inventory, net	$125,457	$98,305

Inventory reserves are established for estimated excess and obsolete inventory equal to the difference between the cost of the inventory and the estimated net realizable value of the inventory based on estimated reserve percentages, which consider historical usage, known trends, inventory age and market conditions. As of December 31, 2020 and 2019, our inventory reserve was $39.6 million and $34.1 million, respectively.

Note 8 – Property, Plant and Equipment

As of December 31, 2020 and 2019, property, plant and equipment, net was comprised of the following:

(In thousands)	2020	2019
Land	$4,575	$4,575
Building and land improvements	35,142	34,797
Building	68,169	68,157
Furniture and fixtures	19,965	19,959
Computer hardware and software	70,942	68,777
Engineering and other equipment	132,920	130,430

Total Property, Plant and Equipment	331,713	326,695
Less: accumulated depreciation	(269,314)	(258,609)

Total Property, Plant and Equipment, net	$62,399	$68,086

Long-lived assets used in operations are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the undiscounted cash flows estimated to be generated by the asset are less than the asset’s carrying value. During the years ended December 31, 2020 and December 31, 2019, the Company recognized impairment charges of $0.1 million and $3.9 million, respectively, related to the abandonment of certain information technology projects in which we had previously capitalized expenses related to these projects. The impairment charges were determined based on actual costs incurred as part of the projects. No impairment charges were recognized during the year ended December 31, 2018.

Depreciation expense was $12.2 million, $12.5 million and $12.7 million for the years ended December 31, 2020, 2019 and 2018, respectively, which is recorded in cost of sales, selling, general and administrative expenses and research and development expenses in the Consolidated Statements of Income (Loss).

Note 9 - Leases

We have operating leases for office space, automobiles and various other equipment in the U.S. and in certain international locations. Other contracts, such as manufacturing agreements and service agreements, are reviewed to determine if they contain potential embedded leases. These other contracts are specifically reviewed to determine whether we have the right to substantially all of the economic benefit from the use of any specified assets or the right to direct the use of any specified assets, either of which would indicate the existence of a lease.

As of December 31, 2020, our operating leases had remaining lease terms of two months to 55 months, some of which included options to extend the leases for up to two years, and some of which included options to terminate the leases within three months. For those leases that are reasonably assured to be renewed, we have included the option to extend as part of our right of use asset and lease liability. Supplemental balance sheet information related to operating leases is as follows:

(In thousands)	Classification	December 31, 2020	December 31, 2019
Assets
Operating lease assets	Other non-current assets	$5,309	$8,452

Total lease asset		$5,309	$8,452

Liabilities
Current operating lease liability	Accrued expenses and other liabilities	$1,806	$2,676
Non-current operating lease liability	Other non-current liabilities	3,574	5,818

Total lease liability		$5,380	$8,494

Leases with an initial term of 12 months or less are not recorded on the balance sheet and lease expense for these leases is recognized on a straight-line basis over the lease term. Lease expense related to these short-term leases was less than $0.1 million and $0.4 million for the year ended December 31, 2020 and 2019, respectively, and is included in cost of sales, selling, general and administrative expenses and research and development expenses in the Consolidated Statements of Income (Loss). Lease expense related to variable lease payments that do not depend on an index or rate, such as real estate taxes and insurance reimbursements, was $0.7 million and $0.9 million for the year ended December 31, 2020 and 2019, respectively. For lease agreements entered into or reassessed after the adoption of Topic 842, we elected to not separate lease and non-lease components. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The components of lease expense included in the Consolidated Statements of Income (Loss) were as follows:

	For the year ended December 31,
(In thousands)	2020	2019
Cost of sales	$113	$64
Selling, general and administrative expenses	1,311	1,400
Research and development expenses	1,121	2,417

Total operating lease expense	$2,545	$3,881

As of December 31, 2020, operating lease liabilities included on the Consolidated Balance Sheet by future maturity were as follows:

(In thousands)	Amount
2021	$1,895
2022	1,600
2023	1,251
2024	521
2025	287
Thereafter	—

Total lease payments	5,554
Less: Interest	(174)

Present value of lease liabilities	$5,380

Future operating lease payments include $0.3 million related to options to extend lease terms that are reasonably certain of being exercised. There are no legally binding leases that have not yet commenced.

An incremental borrowing rate is used based on information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is determined on a portfolio basis by grouping leases with similar terms as well as grouping leases based on a U.S. dollar or Euro functional currency. The actual rate is then determined based on a credit spread over LIBOR as well as the Bloomberg Curve Matrix for the U.S. Communications section. The following table provides information about our weighted average lease terms and weighted average discount rates:

	As of December 31,
	2020	2019
Weighted average remaining lease term (years)
Operating leases with USD functional currency	2.4	2.6
Operating leases with Euro functional currency	3.6	4.4
Weighted average discount rate
Operating leases with USD functional currency	4.47%	4.02%
Operating leases with Euro functional currency	1.37%	1.84%

Supplemental cash flow information related to operating leases is as follows:

	As of December 31,
(In thousands)	2020	2019
Cash paid for amounts included in the measurement of operating lease assets/liabilities
Cash used in operating activities related to operating leases	$2,632	$3,439
Right-of-use assets obtained in exchange for operating lease obligations	$324	$11,615

Sales-Type Leases

We are the lessor in sales-type lease arrangements for network equipment, which have initial terms of up to five years. Our sales-type lease arrangements contain either a provision whereby the network equipment reverts back to us upon the expiration of the lease or a provision that allows the lessee to purchase the network equipment at a bargain purchase amount at the end of the lease. In addition, our sales-type lease arrangements do not contain any residual value guarantees or material restrictive covenants. The allocation of the consideration between lease and non-lease components is determined by stand-alone selling price by component. The net investment in sales-type leases consists of lease receivables less unearned income. Collectability of sales-type leases is evaluated periodically at an individual customer level. The Company has elected to exclude taxes related to sales-type leases from revenue and the associated expense of such taxes. As of December 31, 2020 and 2019, we did not have an allowance for credit losses for our net investment in sales-type leases. As of December 31, 2020 and 2019, the components of the net investment in sales-type leases were as follows:

	As of December 31,
(In thousands)	2020	2019
Current minimum lease payments receivable(1)	$702	$1,201
Non-current minimum lease payments receivable(2)	347	889

Total minimum lease payments receivable	1,049	2,090
Less: Current unearned revenue(1)	218	365
Less: Non-current unearned revenue(2)	50	163

Net investment in sales-type leases	$781	$1,562

(1)	Included in other receivables on the Consolidated Balance Sheets.
(2)	Included in other non-current assets on the Consolidated Balance Sheets.

Components of gross profit related to sales-type lease recognized at the lease commencement date and interest and dividend income, included in the Consolidated Statements of Income (Loss) for the year ended December 31, 2020 and 2019 were as follows:

	For the year ended December 31,
(In thousands)	2020	2019
Revenue – Network Solutions	$78	$1,723
Cost of sales – Network Solutions	32	675

Gross profit	$46	$1,048

Interest and dividend income	$42	$357

As of December 31, 2020 future minimum lease payments to be received from sales-type leases were as follows:

(In thousands)	Amount
2021	$703
2022	250
2023	88
2024	7
2025	1

Total	$1,049

Note 10 - Goodwill

Goodwill, all of which relates to our acquisitions of Bluesocket, Inc. in 2011 and SmartRG in 2018, was $7.0 million as of December 31, 2020 and December 31, 2019 of which $6.6 million and $0.4 million was allocated to our Network Solutions and Services & Support reportable segments, respectively.

The Company evaluates the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that could more likely than not reduce the fair value of the reporting unit below its carrying amount. We have elected to by-pass a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit to which the goodwill is assigned is less than its carrying amount. No impairment charges related to goodwill were recognized during the years ended December 31, 2020, 2019 and 2018.

Note 11 - Intangible Assets

Intangible assets as of December 31, 2020 and 2019, consisted of the following:

	2020			2019
(In thousands)	Gross Value	Accumulated Amortization	Net Value	Gross Value	Accumulated Amortization	Net Value
Customer relationships	$21,123	$(8,055)	$13,068	$22,356	$(7,233)	$15,123
Developed technology	8,200	(2,546)	5,654	10,170	(3,379)	6,791
Licensed technology	5,900	(1,830)	4,070	5,900	(1,174)	4,726
Supplier relationships	2,800	(2,800)	—	2,800	(2,508)	292
Licensing agreements	560	(152)	408	560	(79)	481
Patents	500	(294)	206	500	(226)	274
Trade names	210	(146)	64	310	(176)	134

Total	$39,293	$(15,823)	$23,470	$42,596	$(14,775)	$27,821

The Company evaluates the carrying value of intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the undiscounted cash flows estimated to be generated by the asset are less than the asset’s carrying value. No impairment losses of intangible assets were recorded during the year ended December 31, 2020, 2019 or 2018.

Amortization expense was $4.4 million, $5.3 million and $2.3 million for the years ended December 31, 2020, 2019 and 2018, respectively, and was included in cost of sales, selling, general and administrative expenses and research and development expenses in the Consolidated Statements of Income (Loss).

As of December 31, 2020, estimated future amortization expense of intangible assets was as follows:

(In thousands)	Amount
2021	$4,119
2022	3,494
2023	3,340
2024	3,245
2025	3,031
Thereafter	6,241

Total	$23,470

Note 12 - Revolving Credit Agreement

On November 4, 2020, the Company, as borrower, entered into a Revolving Credit and Security Agreement and related Promissory Note (together, the “Revolving Credit Agreement”) with Cadence Bank, N.A., as lender (the “Lender”). The Revolving Credit Agreement provides the Company with a new $10.0 million secured revolving credit facility. Loans under the Revolving Credit Agreement will bear interest at a rate equal to 1.50% over the screen rate as obtained by Reuter’s, Bloomberg or another commercially available source as may be designated by the Lender from time to time; provided, however, that in no event shall the applicable rate of interest under the Revolving Credit Agreement be less than 1.50% per annum. Such loans are secured by all of the cash, securities, securities entitlements and investment property in a certain bank account, as outlined in the Revolving Credit Agreement, at a maximum loan-to-value ratio of 75% determined by dividing the full commitment amount under the Revolving Credit Agreement on the date of testing, determined by the Lender each fiscal quarter, by the market value of the collateral. The Revolving Credit Agreement matures on November 4, 2021, subject to earlier termination upon the occurrence of certain events of default. The Company had not made any draws under the Revolving Credit Agreement as of December 31, 2020.

Note 13 - Alabama State Industrial Development Authority Financing and Economic Incentives

In conjunction with the 1995 expansion of our Huntsville, Alabama facility, we were approved for participation in an incentive program offered by the State of Alabama Industrial Development Authority (the “Authority”). Pursuant to the program, in January 1995, the Authority issued $20.0 million of its taxable revenue bonds (the “Taxable Revenue Bonds”) and loaned the proceeds from the sale of the Taxable Revenue Bonds to the Company. Further advances on the Taxable Revenue Bonds were made by the Authority, bringing the total amount outstanding to $50.0 million. The Taxable Revenue Bonds bore interest, payable monthly with an interest rate of 2% per annum. The Taxable Revenue Bonds’ aggregate principal amount outstanding of $24.6 million matured on January 1, 2020 and was repaid in full on January 2, 2020, using the funds held in a certificate of deposit by the Company. This certificate of deposit, which totaled $25.6 million, was included in short-term investments on the Consolidated Balance Sheet as of December 31, 2019. We made a principal payment of $1.0 million for the year ended December 31, 2019.

In conjunction with this program, we were eligible to receive certain economic incentives from the state of Alabama that reduce the amount of payroll withholdings that we were required to remit to the state for those employment positions that qualify under the program. Economic incentives realized related to payroll withholdings totaled $0, $1.2 million and $1.4 million for the years ended December 31, 2020, 2019 and 2018, respectively. This program concluded on January 2, 2020 following the maturity of the Taxable Revenue Bonds.

Note 14 - Income Taxes

The components of income tax expense (benefit) for the years ended December 31, 2020, 2019 and 2018 are as follows:

(In thousands)	2020	2019	2018
Current
Federal	$(10,574)	$(518)	$(8,001)
State	(329)	(1,065)	(476)
International	3,635	(282)	11,705

Total Current	(7,268)	(1,865)	3,228
Deferred
Federal	—	24,801	(14,448)
State	—	5,815	(3,390)
International	(1,356)	(546)	581

Total Deferred	(1,356)	30,070	(17,257)

Total Income Tax Expense (Benefit)	$(8,624)	$28,205	$(14,029)

The effective income tax rate differs from the federal statutory rate due to the following:

	2020	2019	2018
Tax provision computed at the federal statutory rate	21.00%	21.00%	21.00%
State income tax provision, net of federal benefit	11.10	6.97	14.53
Federal research credits	57.63	15.53	14.23
Foreign taxes	(17.83)	2.83	(11.45)
Tax-exempt income	1.93	0.49	0.45
State tax incentives	—	3.85	3.15
Change in valuation allowance	44.79	(172.82)	—
Foreign tax credits	17.90	16.69	—
Stock-based compensation	(23.36)	(6.01)	(2.87)
Withholding taxes	(20.83)	—	—
Bargain purchase	—	—	8.82
Impact of CARES Act	45.65	—	—
Impact of U.S. tax reform	—	—	12.00
Global intangible low-taxed income (“GILTI”)	(0.49)	(1.87)	(17.48)
Other, net	0.56	(0.49)	(0.34)

Effective Tax Rate	138.05%	(113.83)%	42.04%

Income (loss) before expense (benefit) for income taxes for the years ended December 31, 2020, 2019 and 2018 is as follows:

(In thousands)	2020	2019	2018
U.S. entities	$(12,833)	$(29,829)	$(74,131)
International entities	6,587	5,052	40,760

Total	$(6,246)	$(24,777)	$(33,371)

Income (loss) before expense (benefit) for income taxes for international entities reflects income (loss) based on statutory transfer pricing agreements. This amount does not correlate to consolidated international revenue, which occurs from our U.S. entity.

Deferred income taxes on the Consolidated Balance Sheets result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The significant components of current and non-current deferred taxes as of December 31, 2020 and 2019 consist of the following:

(In thousands)	2020	2019
Deferred tax assets:
Inventory	$8,882	$7,144
Accrued expenses	2,331	2,330
Deferred compensation	6,714	5,660
Stock-based compensation	1,971	2,451
Uncertain tax positions related to state taxes and related interest	149	241
Pensions	8,554	7,074
Foreign losses	2,590	2,925
State losses and credit carry-forwards	5,509	3,995
Federal loss and research carry-forwards	17,323	12,171
Lease liabilities	1,588	2,496
Capitalized research and development expenditures	11,832	22,230
Valuation allowance	(45,818)	(48,616)

Total Deferred Tax Assets	21,625	20,101

Deferred tax liabilities:
Property, plant and equipment	(4,546)	(2,815)
Intellectual property	(4,375)	(5,337)
Right of use lease assets	(1,585)	(2,496)
Investments	(1,250)	(1,892)

Total Deferred Tax Liabilities	(11,756)	(12,540)

Net Deferred Tax Assets	$9,869	$7,561

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law. Subsequently, the Internal Revenue Service (“IRS”) released its final Global Intangible Low Tax Income (“GILTI”) regulations on July 9, 2020. The passage of the CARES Act and subsequent issuance of the GILTI final regulations together resulted in the Company’s recognition of a tax benefit in the amount of $10.8 million during 2020, $7.9 million of which related to the utilization of deferred tax assets which had previously been offset with a valuation allowance and $2.9 million primarily related to the tax rate differential on carrying back losses from 2018 and 2019 tax years to prior years in which the U.S. Corporate tax rate was 35% versus the current 21% federal tax rate.

As of December 31, 2020 and 2019, non-current deferred taxes reflect deferred taxes on net unrealized gains and losses on available-for-sale investments and deferred taxes on unrealized losses in our pension plan. The net change in non-current deferred taxes associated with these items, which resulted in a deferred tax benefit of $0.1 million and $0.4 million in 2020 and 2019, respectively, was recorded as an adjustment to other comprehensive income (loss), presented in the Consolidated Statements of Comprehensive Income (Loss).

The Company continually reviews the adequacy of its valuation allowance and recognizes the benefits of deferred tax assets only as the reassessment indicates that it is more likely than not that the deferred tax assets will be recognized in accordance with ASC 740, Income Taxes. Our assessment of the realizability of our deferred tax assets includes the evaluation of evidence, some of which requires significant judgement, including historical operating results, the evaluation of a three-year cumulative income position, future taxable income projections and tax planning strategies. Should management’s conclusion change in the future and additional valuation allowance or a partial or full release of the valuation allowance is necessary, it could have a material effect on our consolidated financial statements.

As of December 31, 2020 and 2019, the Company had gross deferred tax assets totaling $55.7 million offset by a valuation allowance totaling $45.8 million and gross deferred tax assets totaling $56.2 million offset by a valuation allowance of $48.6 million, respectively. Of the current valuation allowance, $43.8 million has been established against our domestic deferred tax assets and the remaining $2.0 million is related to foreign net operating loss and research and development credit carryforwards where we lack sufficient activity to realize those deferred tax assets. The change in our valuation allowance for the year ending December 31, 2020 was a decrease of $2.8 million. The change in the valuation allowance was primarily related to increases in our deferred tax assets during the year, offset with the impact of monetizing deferred tax assets through net operating loss carryback claims related to the CARES Act of $7.9 million. As of December 31, 2020, the remaining $9.9 million in deferred tax assets that were not offset by a valuation allowance are located in various foreign jurisdictions where the Company believes it is more likely than not we will realize these deferred tax assets.

Supplemental balance sheet information related to deferred tax assets as of December 31, 2020 and 2019 is as follows:

	December 31, 2020
(In thousands)	Deferred Tax Assets	Valuation Allowance	Deferred Tax Assets, net
Domestic	$43,791	$(43,791)	$—
International	11,896	(2,027)	9,869

Total	$55,687	$(45,818)	$9,869

	December 31, 2019
(In thousands)	Deferred Tax Assets	Valuation Allowance	Deferred Tax Assets, net
Domestic	$46,266	$(46,266)	$—
International	9,911	(2,350)	7,561

Total	$56,177	$(48,616)	$7,561

As of December 31, 2020 and 2019, the deferred tax assets for foreign and domestic loss carry-forwards, research and development tax credits, unamortized research and development costs and state credit carry-forwards totaled $37.3 million and $41.3 million, respectively. As of December 31, 2020, $25.1 million of these deferred tax assets will expire at various times between 2021 and 2040. The remaining deferred tax assets will either amortize through 2029 or carryforward indefinitely.

As of December 31, 2020 and 2019, respectively, our cash and cash equivalents were $60.2 million and $73.8 million and short-term investments were $3.1 million and $33.2 million, which provided available short-term liquidity of $63.3 million and $107.0 million. Of these amounts, our foreign subsidiaries held cash of $49.7 million and $52.3 million, respectively, representing approximately 78.5% and 48.9% of available short-term liquidity, which is used to fund ongoing liquidity needs of these subsidiaries. As part of our restructuring plan, the Company’s assertion on being indefinitely reinvested changed in a particular jurisdiction during the current year resulting in the accrual of $0.7 million in withholding tax liabilities. The Company maintains its assertion in all other jurisdictions that it is indefinitely reinvesting its funds held in foreign jurisdictions outside of the U.S., except to the extent any of these funds can be repatriated without withholding tax. However, if all of these funds were repatriated to the U.S., or used for U.S. operations, certain amounts could be subject to tax. Due to the timing and circumstances of repatriation of such earnings, if any, it is not practicable to determine the amount of funds subject to unrecognized deferred tax liability.

During 2020, 2019 and 2018, no income tax benefit or expense was recorded for stock options exercised as an adjustment to equity.

The change in the unrecognized income tax benefits for the years ended December 31, 2020, 2019 and 2018 is reconciled below:

(In thousands)	2020	2019	2018
Balance at beginning of period	$1,487	$1,868	$2,366
Increases for tax position related to:
Prior years	4	—	3
Current year	165	161	254
Decreases for tax positions related to:
Prior years	—	(71)	—
Expiration of applicable statute of limitations	(578)	(471)	(755)

Balance at end of period	$1,078	$1,487	$1,868

As of December 31, 2020, 2019 and 2018, our total liability for unrecognized tax benefits was $1.1 million, $1.5 million and $1.9 million, respectively, of which $1.0 million, $1.4 million and $1.7 million, respectively, would reduce our effective tax rate if we were successful in upholding all of the uncertain positions and recognized the amounts recorded. We classify interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense. As of December 31, 2020, 2019 and 2018, the balances of accrued interest and penalties were $0.3 million, $0.5 million and $0.7 million, respectively.

We do not anticipate a single tax position generating a significant increase or decrease in our liability for unrecognized tax benefits within 12 months of this reporting date. We file income tax returns in the U.S. for federal and various state jurisdictions and several foreign jurisdictions. We are not currently under audit by the Internal Revenue Service. Generally, we are not subject to changes in income taxes by any taxing jurisdiction for the years prior to 2017.

Note 15 - Employee Benefit Plans

Pension Benefit Plan

We maintain a defined benefit pension plan covering employees in certain foreign countries.

The pension benefit plan obligations and funded status as of December 31, 2020 and 2019, were as follows:

(In thousands)	2020	2019
Change in projected benefit obligation:
Projected benefit obligation at beginning of period	$43,902	$37,245
Service cost	1,270	1,471
Interest cost	444	634
Actuarial (gain) loss - experience	(744)	453
Actuarial loss - assumptions	2,458	5,091
Benefit payments	(509)	(166)
Effects of foreign currency exchange rate changes	4,106	(826)

Projected benefit obligation at end of period	50,927	43,902

(In thousands)	2020	2019
Change in plan assets:
Fair value of plan assets at beginning of period	28,016	24,159
Actual gain on plan assets	1,744	4,392
Contributions	24	—
Effects of foreign currency exchange rate changes	2,479	(535)

Fair value of plan assets at end of period	32,263	28,016

Unfunded status at end of period	$(18,664)	$(15,886)

The accumulated benefit obligation was $50.9 million and $43.9 million as of December 31, 2020 and 2019, respectively. The increase in the accumulated benefit obligation, projected benefit obligation and the actuarial loss was primarily attributable to a decrease in the discount rate during 2020.

The net amounts recognized in the Consolidated Balance Sheets for the unfunded pension liability as of December 31, 2020 and 2019 were as follows:

(In thousands)	2020	2019
Current liability	$—	$—
Pension liability	18,664	15,886

Total	$18,664	$15,886

The components of net periodic pension cost, other than the service cost component, are included in other income (expense), net in the Consolidated Statements of Income (Loss). The components of net periodic pension cost and amounts recognized in other comprehensive income (loss) for the years ended December 31, 2020, 2019 and 2018 were as follows:

(In thousands)	2020	2019	2018
Net periodic benefit cost:
Service cost	$1,270	$1,471	$1,193
Interest cost	444	634	727
Expected return on plan assets	(1,679)	(1,392)	(1,548)
Amortization of actuarial losses	970	795	247

Net periodic benefit cost	1,005	1,508	619

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss):
Net actuarial (gain) loss	1,784	2,488	5,638
Amortization of actuarial losses	(1,212)	(771)	(196)

Amount recognized in other comprehensive income (loss)	572	1,717	5,442

Total recognized in net periodic benefit cost and other comprehensive income (loss)	$1,577	$3,225	$6,061

The amounts recognized in accumulated other comprehensive income (loss) as of December 31, 2020 and 2019 were as follows:

(In thousands)	2020	2019
Net actuarial loss	$(13,545)	$(12,973)

The defined benefit pension plan is accounted for on an actuarial basis, which requires the use of various assumptions, including an expected rate of return on plan assets and a discount rate. The expected return on our German plan assets that is utilized in determining the benefit obligation and net periodic benefit cost is derived from periodic studies, which include a review of asset allocation strategies, anticipated future long-term performance of individual asset classes, risks using standard deviations and correlations of returns among the asset classes that comprise the plans’ asset mix. While the studies give appropriate consideration to recent plan performance and historical returns, the assumptions are primarily long-term, prospective rates of return. The discount rate has been derived from the returns of high-quality, corporate bonds denominated in Euro currency with durations close to the duration of our pension obligations.

The weighted-average assumptions that were used to determine the net periodic benefit cost for the years ended December 31, 2020, 2019 and 2018 were as follows:

	2020	2019	2018
Discount rate	1.00%	1.75%	2.13%
Rate of compensation increase	2.00%	2.00%	2.00%
Expected long-term rates of return	5.90%	5.90%	5.90%

The weighted-average assumptions that were used to determine the benefit obligation as of December 31, 2020 and 2019:

	2020	2019
Discount rate	0.69%	1.00%
Rate of compensation increase	2.00%	2.00%

Actuarial gains and losses are recorded in accumulated other comprehensive income (loss). To the extent unamortized gains and losses exceed 10% of the higher of the market-related value of assets or the projected benefit obligation, the excess is amortized as a component of net periodic pension cost over the remaining service period of active participants.

We do not anticipate making any contributions to the pension plan in 2021.

The following pension benefit payments, which reflect expected future service, as appropriate, are expected to be paid to participants:

(In thousands)
2021	$714
2022	1,048
2023	1,348
2024	1,657
2025	1,621
2026 - 2030	7,615

Total	$14,003

U.S. GAAP establishes a three-level valuation hierarchy based upon observable and unobservable inputs for fair value measurement of financial instruments:

•	Level 1 - Observable outputs; values based on unadjusted quoted prices for identical assets or liabilities in an active market;

•	Level 2 - Significant inputs that are observable; values based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly;

•

Level 3 - Significant unobservable inputs; values based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs could include information supplied by investees.

We have categorized our cash equivalents and our investments held at fair value into this hierarchy as follows:

	Fair Value Measurements at December 31, 2020 Using
(In thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$1,935	$1,935	$—	$—

Available-for-sale securities
Bond funds:
Corporate bonds	6,746	6,746	—	—
Government bonds	5,971	5,971	—	—
Emerging markets bonds	307	307	—	—
Equity funds:
Global equity	11,638	11,638	—	—
Balanced fund	2,515	2,515	—	—
Emerging markets	1,848	1,848	—	—
Large cap value	198	198	—	—
Global real estate fund	799	799	—	—
Managed futures fund	306	306	—	—

Available-for-sale securities	30,328	30,328	—	—

Total	$32,263	$32,263	$—	$—

	Fair Value Measurements at December 31, 2019 Using
(In thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$691	$691	$—	$—

Available-for-sale securities
Bond funds:
Government bonds	6,645	6,645	—	—
Corporate bonds	5,514	5,514	—	—
Emerging markets bonds	531	531	—	—
Equity funds:
Global equity	11,071	11,071	—	—
Emerging markets	956	956	—	—
Balanced fund	863	863	—	—
Large cap value	312	312	—	—
Global real estate fund	902	902	—	—
Managed futures fund	531	531	—	—

Available-for-sale securities	27,325	27,325	—	—

Total	$28,016	$28,016	$—	$—

Our investment policy includes various guidelines and procedures designed to ensure assets are invested in a manner necessary to meet expected future benefits earned by participants and consider a broad range of economic conditions. Central to the policy are target allocation ranges by asset class, which is currently 50% for bond funds, 40% for equity funds and 10% for cash, real estate and managed futures. The objectives of the target allocations are to maintain investment portfolios that diversify risk through prudent asset allocation parameters, achieve asset returns that meet or exceed the plans’ actuarial assumptions and achieve asset returns that are competitive with like institutions employing similar investment strategies.

The investment policy is periodically reviewed by us and a designated third-party fiduciary for investment matters. The policy is established and administered in a manner that is compliant at all times with applicable government regulations.

401(k) Savings Plan

We maintain the ADTRAN, Inc. 401(k) Retirement Plan (the “Savings Plan”) for the benefit of eligible employees. The Savings Plan is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), and is intended to be a “safe harbor” 401(k) plan under Code Section 401(k)(12). The Savings Plan allows employees to save for retirement by contributing part of their compensation to the plan on a tax-deferred basis. The Savings Plan also requires us to contribute a “safe harbor” amount each year. We match up to 4% of employee contributions (100% of an employee’s first 3% of contributions and 50% of their next 2% of contributions), beginning on the employee’s one-year anniversary date. In calculating our matching contribution, compensation up to the statutory maximum under the Code is used ($285,000 for 2020). All matching contributions under the Savings Plan vest immediately. Employer contribution expense and plan administration costs for the Savings Plan amounted to approximately $4.0 million, $4.4 million and $4.4 million in 2020, 2019 and 2018, respectively.

Deferred Compensation Plans

We maintain four deferred compensation programs for certain executive management employees and our Board of Directors.

The ADTRAN, Inc. Deferred Compensation Program for Employees is offered as a supplement to our tax-qualified 401(k) plan and is available to certain executive management employees who have been designated by our Board of Directors. This deferred compensation plan allows participants to defer all or a portion of certain specified bonuses and up to 25% of remaining cash compensation and permits us to make matching contributions on a discretionary basis without the limitations that apply to the 401(k) plan. To date, we have not made any matching contributions under this plan. We also maintain the ADTRAN, Inc. Equity Deferral Program for Employees. Under this plan, participants may elect to defer all or a portion of their vested PSUs and RSUs to the plan. Such deferrals shall continue to be held and deemed to be invested in shares of ADTRAN stock unless and until the amounts are distributed or such deferrals are moved to another deemed investment pursuant to an election made by the participant.

For our Board of Directors, we maintain the ADTRAN, Inc. Deferred Compensation Program for Directors. This program allows our Board of Directors to defer all or a portion of monetary remuneration paid to the Director, including, but not limited to, meeting fees and annual retainers. We also maintain the ADTRAN, Inc. Equity Deferral Program for Directors. Under this plan, participants may elect to defer all or a portion of their vested restricted stock awards. Such deferrals shall continue to be held and deemed to be invested in shares of ADTRAN stock unless and until the amounts are distributed or such deferrals are moved to another deemed investment pursuant to an election made by the director.

We have set aside the plan assets for all plans in a rabbi trust (the “Trust”) and all contributions are credited to bookkeeping accounts for the participants. The Trust assets are subject to the claims of our creditors in the event of bankruptcy or insolvency. The assets of the Trust are deemed to be invested in pre-approved mutual funds as directed by each participant and the participant’s bookkeeping account is credited with the earnings and losses attributable to those investments. Benefits are scheduled to be distributed six months after termination of employment in a single lump sum payment or annual installments paid over a three or ten-year term based on the participant’s election. Distributions will be made on a pro-rata basis from each of the hypothetical investments of the participant’s account in cash. Any whole shares of ADTRAN, Inc. common stock that are distributed will be distributed in-kind.

Assets of the Trust are deemed invested in mutual funds that cover an investment spectrum ranging from equities to money market instruments. These mutual funds are publicly quoted and reported at fair value. The fair value of the assets held by the Trust and the amounts payable to the plan participants as of December 31, 2020 and 2019 were as follows:

(In thousands)	2020	2019
Fair Value of Plan Assets
Long-term investments	$23,891	$21,698

Total Fair Value of Plan Assets	$23,891	$21,698

Amounts Payable to Plan Participants
Deferred compensation liability	$25,866	$21,698

Total Amounts Payable to Plan Participants	$25,866	$21,698

The Trust held $2.8 million of common stock in the Company as of December 31, 2020. Shares of the Company held by the Trust are recorded at cost and classified as treasury stock on the Consolidated Balance Sheet.

Interest and dividend income of the Trust are included in interest and dividend income in the accompanying 2020, 2019 and 2018 Consolidated Statements of Income (Loss). Changes in the fair value of the plan assets held by the Trust have been included in other income (expense) in the accompanying 2020, 2019 and 2018 Consolidated Statements of Income (Loss). Changes in the fair value of the deferred compensation liability are included as selling, general and administrative expense in the accompanying 2020, 2019 and 2018 Consolidated Statements of Income (Loss). Based on the changes in the total fair value of the Trust’s assets, we recorded deferred compensation income (expense) in 2020, 2019 and 2018 of $4.3 million, $3.6 million and $(2.1) million, respectively.

Retiree Medical Coverage

Medical, dental and prescription drug coverage is provided to certain spouses and former spouses of current and former officers on the same terms as provided to our active officers for up to 30 years. As of December 31, 2020 and 2019, this liability totaled $0.2 million and $0.1 million, respectively.

Note 16 - Segment Information and Major Customers

The chief operating decision maker regularly reviews the Company’s financial performance based on two reportable segments: (1) Network Solutions and (2) Services & Support. Network Solutions includes hardware products and software defined next-generation virtualized solutions used in service provider or business networks, as well as prior-generation products. Services & Support includes a portfolio of maintenance, network implementation and solutions integration and managed services, which include hosted cloud services and subscription services.

The performance of each segment is evaluated based on gross profit; therefore, selling, general and administrative expenses, research and development expenses, interest and dividend income, interest expense, net investment gain (loss), other income (expense) and income tax (expense) benefit are reported on a Company-wide basis only. There is no inter-segment revenue. Asset information by reportable segment is not produced and, therefore, is not reported.

The following table presents information about revenue and gross profit of our reportable segments for each of the years ended December 31, 2020, 2019 and 2018:

	2020		2019		2018
(In thousands)	Revenue	Gross Profit	Revenue	Gross Profit	Revenue	Gross Profit
Network Solutions	$438,015	$193,789	$455,226	$191,549	$458,232	$179,303
Services & Support	68,495	23,762	74,835	27,618	71,045	24,262

Total	$506,510	$217,551	$530,061	$219,167	$529,277	$203,565

Revenue by Category

In addition to our reportable segments, revenue is also reported for the following three categories - (1) Access & Aggregation, (2) Subscriber Solutions & Experience and (3) Traditional & Other Products.

The following tables disaggregate our revenue by category for the years ended December 31, 2020, 2019 and 2018:

	2020
(In thousands)	Network Solutions	Services & Support	Total
Access & Aggregation	$262,578	$50,560	$313,138
Subscriber Solutions & Experience	161,824	9,263	171,087
Traditional & Other Products	13,613	8,672	22,285

Total	$438,015	$68,495	$506,510

	2019
(In thousands)	Network Solutions	Services & Support	Total
Access & Aggregation	$289,980	$58,894	$348,874
Subscriber Solutions & Experience	144,651	8,269	152,920
Traditional & Other Products	20,595	7,672	28,267

Total	$455,226	$74,835	$530,061

	2018
(In thousands)	Network Solutions	Services & Support	Total
Access & Aggregation	$301,801	$57,069	$358,870
Subscriber Solutions & Experience	129,067	5,393	134,460
Traditional & Other Products	27,364	8,583	35,947

Total	$458,232	$71,045	$529,277

Additional Information

The following table presents revenue information by geographic area for the years ended December 31, 2020, 2019 and 2018:

(In thousands)	2020	2019	2018
United States	$352,079	$300,853	$288,843
Germany	74,882	78,062	167,251
Mexico	4,087	90,795	12,186
Other international	75,462	60,351	60,997

Total	$506,510	$530,061	$529,277

Customers comprising more than 10% of revenue can change from year to year. Single customers comprising more than 10% of revenue in 2020 included three customers, at 15%, 12% and 10%, of which one was a distributor. Single customers comprising more than 10% of revenue in 2019 included three customers at 19%, 17% and 13%. Single customers comprising more than 10% of revenue in 2018 included two customers at 27% and 17%. Other than those with more than 10% of revenues disclosed above, and excluding distributors, our next five largest customers can change, and have historically changed, from year-to-year. The next five largest customers combined represented 19%, 15% and 18% of total revenue in 2020, 2019 and 2018, respectively.

As of December 31, 2020, property, plant and equipment, net totaled $62.4 million, which included $58.4 million held in the U.S. and $4.0 million held outside the U.S. As of December 31, 2019, property, plant and equipment, net totaled $68.1 million, which included $64.2 million held in the U.S. and $3.9 million held outside the U.S. Property, plant and equipment, net is reported on a Company-wide, functional basis only.

Note 17 - Commitments and Contingencies

Securities Class Action Lawsuit

On October 17, 2019, a purported stockholder class action lawsuit, captioned Burbridge v. ADTRAN, Inc. et al., Docket No. 19-cv-09619, was filed in the United States District Court for the Southern District of New York against the Company, two of its current executive officers and one of its former executive officers. The complaint alleges violations of federal securities laws and seeks unspecified compensatory damages on behalf of purported purchasers of ADTRAN securities between February 28, 2019 and October 9, 2019. The lawsuit claims that the defendants made materially false and misleading statements regarding, and/or failed to disclose material adverse facts about, the Company’s business, operations and prospects, specifically relating to the Company’s internal control over financial reporting, excess and obsolete inventory reserves, financial results and demand from certain customers. The lawsuit was transferred to the U.S. District Court for the Northern District of Alabama on January 7, 2020, and co-lead plaintiffs have been appointed to represent the putative class. The plaintiffs filed an amended complaint on April 30, 2020. The defendants filed a motion to dismiss the amended complaint on June 17, 2020. The plaintiffs filed an opposition brief to the defendants’ motion to dismiss on July 17, 2020. The defendants filed a reply to the plaintiffs’ brief on August 17, 2020. The motion to dismiss remains under review by the Court. We deny the allegations in the complaint, as amended, and intend to vigorously defend against this lawsuit. At this time, we are unable to predict the outcome of or estimate the possible loss or range of loss, if any, associated with this lawsuit.

Shareholder Derivative Lawsuit

On March 31, 2020, a shareholder derivative suit, captioned Johnson (Derivatively on behalf of ADTRAN) v. T. Stanton, M. Foliano, R. Shannon, and Board of Directors, case no. 5:20-cv-00447, was filed in the U.S. District Court of Northern Alabama against two of the Company’s current executive officers, one of its former executive officers and its Board of Directors. The derivative suit, which is purportedly brought on behalf of

ADTRAN, makes similar allegations as the stockholder class action lawsuit and accuses the directors and officers of breaches of fiduciary duty in connection with those allegations. On June 7, 2020, the Court entered an order staying the derivative litigation pending resolution of the motion to dismiss in the securities class action. The Company and its defendants disagree with the claims made in the complaint, and the defendants intend to vigorously defend against this lawsuit. At this time, we are unable to predict the outcome of or estimate the possible loss or range of loss, if any, associated with this lawsuit.

Other Legal Matters

In addition to the litigation described above, from time to time we are subject to or otherwise involved in various lawsuits, claims, investigations and legal proceedings that arise out of or are incidental to the conduct of our business (collectively, “Legal Matters”), including those relating to employment matters, patent rights, regulatory compliance matters, stockholder claims, and contractual and other commercial disputes. Such Legal Matters, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Additionally, an unfavorable outcome in any legal matter, including in a patent dispute, could require the Company to pay damages, entitle claimants to other relief, such as royalties, or could prevent the Company from selling some of its products in certain jurisdictions. While the Company cannot predict with certainty the results of the Legal Matters in which it is currently involved, the Company does not expect that the ultimate outcome of such Legal Matters will individually or in the aggregate have a material adverse effect on its business, results of operations, financial condition or cash flows.

Performance Bonds

Certain contracts, customers and/or jurisdictions in which we do business require us to provide various guarantees of performance such as bid bonds, performance bonds and customs bonds. As of December 31, 2020, we had commitments related to these bonds totaling $15.2 million which expire at various dates through August 2024. As of December 31, 2019, we had commitments related to these bonds totaling $9.3 million. Although the triggering events vary from contract to contract, in general we would only be liable for the amount of these guarantees in the event of default under each contract, the probability of which we believe is remote.

In June 2020, the Company entered into a letter of credit with a bank to guarantee performance obligations under a contract with a certain customer. The obligations under this customer contract will be performed over multiple years. As of December 31, 2020, the Company was required to maintain a minimum collateral value of $9.0 million. The letter of credit was secured by a pledge of a portion of the Company’s fixed-income securities, which totaled $11.2 million as of December 31, 2020, of which less than $0.1 million is included in restricted cash and $11.2 million is included in long-term investments on the Consolidated Balance Sheet. This pledged collateral value will fluctuate as the Company changes the mix of the pledged collateral between restricted cash and investments. We expect to reach the maximum value of our minimum collateral requirement of $15.0 million in the first quarter of 2021 as the Company reaches certain milestones through the first quarter of 2021 as outlined in the customer contract. Any shortfalls in the minimum collateral value are required to be restored by the Company from available cash and cash equivalents, short-term investments and/or long-term investments. The collateral under the letter of credit will be released when all obligations under the customer contract have been met. As of December 31, 2020, the Company was in compliance with all contractual requirements under the letter of credit.

Investment Commitment

We have committed to invest up to an aggregate of $5.0 million in a private equity fund, of which $4.9 million has been applied to these commitments as of December 31, 2020.

Note 18 - Current Expected Credit Losses

Under ASC 326 - Financial Instruments - Credit Losses, the Company estimates credit losses for the contractual life of assets that are measured at amortized cost and are within the scope of this guidance, which includes accounts receivable, net investment in sales-type leases, contract assets under the revenue recognition model and outstanding notes receivable. Where appropriate, the Company pools assets if similar risk characteristics exist. Additionally, the Company analyzes its available-for-sale debt securities for impairment and records a credit loss allowance as needed.

Assets Measured at Amortized Cost

Accounts Receivable

The Company records accounts receivable in the normal course of business as products are shipped or services are performed and invoiced, but payment has not yet been remitted by the customer. Accounts receivable balances are considered past due when payment has not been received by the date indicated on the relevant invoice or based on agreed upon terms between the customer and the Company.

As of December 31, 2020 and January 1, 2020 (the “implementation date”), the Company’s net outstanding accounts receivable balance was $98.8 million and $90.5 million, respectively. The Company assessed the need for an allowance for credit losses related to its outstanding accounts receivable as of December 31, 2020 and January 1, 2020 using the historical loss-rate method as well as assessing asset-specific risks. The Company’s historical losses related to accounts receivable have been immaterial as evidenced by its historical allowance and write-offs due to uncollectability. The assessment of asset-specific risks included the evaluation of relevant available information, from internal and external sources, relating to current conditions that may affect a customer’s ability to pay, such as the customer’s current financial condition, credit rating by geographic location, as provided by a third party and/or by customer, if needed, and overall macro-economic conditions in which the customer operates. The Company pooled assets by geographic location to determine if an allowance should be applied to its accounts receivable balance, assessing the specific country risk rating and overall economics of that particular country. If elevated risk existed, or customer specific risk indicated the accounts receivable balance was at risk, the Company further analyzed the need for an allowance related to specific accounts receivable balances. Additionally, the Company determined that significant changes to customer country risk rating from period-to-period and from the end of the prior year to the end of the current quarter would require further review and analysis by the Company.

No allowance for credit loss was recorded for the year ended December 31, 2020 or on January 1, 2020 related to accounts receivable. The Company’s allowance for credit losses related to accounts receivable was less than $0.1 million as of December 31, 2020 and December 31, 2019, all of which was expensed prior to January 1, 2020.

Contract Assets

The Company records contract assets when it has recognized revenue but has not yet billed the customer. As of December 31, 2020 and January 1, 2020, the Company’s outstanding contract asset balance was $0.1 million and $2.8 million, respectively, which is included in other receivables on the Consolidated Balance Sheets as of December 31, 2020 and December 31, 2019. The Company assessed the need for an allowance for credit losses related to its outstanding contract assets as of December 31, 2020 and January 1, 2020 using the historical loss-rate method as well as asset-specific risks. The Company’s historical losses related to contract assets receivable have been immaterial as evidenced by historical write-offs due to uncollectability. Asset-specific risk included the evaluation of relevant available information, from internal and external sources, relating to current conditions that may affect a customer’s ability to pay once invoiced, such as the customer’s financial condition, credit rating by geographic location as provided by a third party and/or by customer, if needed, and overall macro-economic conditions in which the customer operates. The Company pooled assets by geographic location to determine if an allowance should be applied to its contract asset balance, assessing the specific country risk rating and overall economics of that particular country. If elevated risk existed, or customer specific risk indicated the contract balance was at risk, the Company further analyzed the need for an allowance related to specific customer balances. Additionally, the Company determined that significant changes to customer country risk rating from period-to-period and from the end of the prior year to the end of the current quarter would be subject to further review and analysis by the Company.

No allowance for credit loss was recorded for the year ended December 31, 2020 or on the implementation date related to contract assets.

Net Investment in Sales-Type Leases

The Company is the lessor in sales-type lease arrangements for network equipment. As of December 31, 2020 and January 1, 2020, the Company’s outstanding net investment in sales-type leases was $0.8 million and $1.6 million, respectively, which is included in other receivables and other non-current assets on the Consolidated Balance Sheets as of December 31, 2020 and 2019. The Company assessed the need for an allowance for credit losses related to future receivables under its outstanding sales-type leases as of December 31, 2020 and January 1, 2020 using the historical loss-rate method as well as asset-specific risks. The Company’s historical losses related to contract assets receivable have been immaterial as evidenced by historical write-offs due to uncollectability. Asset-specific risk included the evaluation of relevant available information, from internal and external sources, relating to current conditions that may affect a customer’s ability to pay once invoiced, such as the customer’s financial condition, credit rating by geographic location as provided by a third party and/or by customer, if needed, and overall macro-economic conditions in which the customer operates.

The following table presents amortized cost basis in sales-type leases based on payment activity:

	Sales-Type Leases Amortized Cost Basis by Origination Year
(In thousands)	2020	2019	2018	2017	2016	Prior	Total
Payment performance
Performing	$55	$192	$354	$128	$52	$—	$781
Non-performing	—	—	—	—	—	—	—

Total	$55	$192	$354	$128	$52	$—	$781

Sales-type lease receivables are considered past due when payment has not been received based on agreed upon terms between the customer and the Company. No allowance for credit loss was recorded for the year ended December 31, 2020 or on the implementation date related to sales-type leases.

Secured Loan Receivable

The Company has a secured loan receivable totaling $0.9 million as of December 31, 2020 and January 1, 2020, which originated in February 2019, and is included in long-term investments on the Consolidated Balance Sheets as of December 31, 2020 and 2019. The Company assessed the need for an allowance for credit loss related to its secured loan receivable as of December 31, 2020 and January 1, 2020 using the historical loss-rate method as well as asset-specific risks. There have been no historical losses related to this receivable. Asset-specific risks included the evaluation of relevant available information, from internal and external sources, relating to current conditions that may affect the customer’s ability to repay the loan upon maturity, such as the customer’s current financial condition, credit rating specific to the customer as determined by a third party and current overall economic conditions, as well as a Company valuation prepared by a third party which was based on reasonable and supportable forecasts as provided by management. Accrued interest receivable on the secured loan receivable, which is included in other receivables on the Consolidated Balance Sheets totaled less than $0.1 million as of December 31, 2020 and January 1, 2020, and was excluded from the estimate of credit losses for both periods based on the Company’s accounting policy election.

No allowance for credit loss was recorded for the year ended December 31, 2020 or on the implementation date related to the secured loan receivable.

Off-Balance Sheet Arrangements

The Company did not have any off-balance sheet arrangements as of December 31, 2020 or January 1, 2020.

Available-for-Sale Debt Securities

As of December 31, 2020 and January 1, 2020, the Company’s available-for-sale debt securities totaled $45.1 million and $37.7 million, respectively. These securities were analyzed at the individual investment level, by Committee on Uniform Securities Identification Procedures (“CUSIP”), to limit credit losses, if applicable, to reflect only the amount by which the fair value of the security was less than its amortized cost. The Company noted that, as of December 31, 2020 and January 1, 2020, there was no intent to sell any of its available-for-sale debt securities before maturity, and, therefore, the Company assessed the need for an allowance for each of its available-for-sale debt securities in which the fair value was less than its amortized cost as of December 31, 2020 and January 1, 2020. Accrued interest receivable on available-for-sale debt securities, which is included in other receivables on the Consolidated Balance Sheets as of December 31, 2020 and 2019, totaled $0.1 million as of December 31, 2020 and January 1, 2020, and was excluded from the estimate of credit losses for both periods based on the Company’s accounting policy election. Income generated from available-for-sale debt securities was recorded as interest and dividend income in the Consolidated Statements of Income (Loss).

The Company had 42 positions in available-for-sale debt securities that were in an unrealized loss position as of December 31, 2020. See Note 6 for additional information.

For those available-for-sale debt securities whose fair value was less than its amortized cost basis, the Company analyzed additional criteria such as adverse conditions specifically related to the security, an industry or geographic area, failure of the issuer of the security to make scheduled interest or principal payments, if applicable, and any changes to the rating of the security by a rating agency to determine if a credit loss existed. The Company used information provided by its investment manager to determine if any scheduled interest or principal payments had not been received and used a third party to determine if any changes to credit ratings had occurred. The Company noted that all principal and interest payments had been received as scheduled and that there had been no changes in credit ratings year-over-year or period-over-period that warranted further review.

No allowance for credit loss was recorded for the year ended December 31, 2020 or on the implementation date related to the Company’s available-for-sale debt securities.

Note 19 - Earnings (Loss) per Share

The calculations of basic and diluted earnings (loss) per share for the years ended December 31, 2020, 2019 and 2018 are as follows:

(In thousands, except for per share amounts)	2020	2019	2018
Numerator
Net Income (Loss)	$2,378	$(52,982)	$(19,342)

Denominator
Weighted average number of shares - basic	47,996	47,836	47,880
Effect of dilutive securities:
Stock options	—	—	—
PSUs, RSUs and restricted stock	292	—	—

Weighted average number of shares - diluted	48,288	47,836	47,880

Earnings (loss) per share - basic	$0.05	$(1.11)	$(0.40)
Earnings (loss) per share - diluted	$0.05	$(1.11)	$(0.40)

For the years ended December 31, 2020 and 2019, 0.1 million and 0.5 million shares, respectively, of unvested or unearned, as applicable, PSUs, RSUs and restricted stock were excluded from the calculation of diluted earnings per share due to their anti-dilutive effect.

For the year ended December 31, 2020 and 2019, 3.6 million and 5.2 million stock options were outstanding but were not included in the computation of diluted earnings per share due to the fact that their exercise prices were greater than the average market price of the common shares during the quarter, making them anti-dilutive under the treasury stock method.

Note 20 - Restructuring

During the second half of 2019, the Company initiated a restructuring plan to realign its expense structure with the reduction in revenue experienced in recent years and overall Company objectives. As part of this restructuring plan, the Company announced plans to reduce its overall operating expenses, both in the U.S. and internationally. Management continued to assess the efficiency of operations during 2020 and, in turn, consolidated locations and personnel, among other things, where possible.

In February 2019, the Company announced the restructuring of a certain portion of its workforce predominantly in Germany, which included the closure of the Company’s office location in Munich, Germany accompanied by relocation or severance benefits for the affected employees. Voluntary early retirement was offered to certain other employees and was announced in March 2019 and again in August 2020.

The cumulative amount of restructuring expenses incurred as of December 31, 2020 for the restructuring plans announced in the second half of 2019 and continuing in 2020 was $12.2 million.

In January 2018, the Company announced an early retirement incentive program for employees that met certain defined requirements. The cumulative amount incurred during the year ended December 31, 2018 related to this restructuring program was $7.3 million. We did not incur any additional expenses related to this restructuring program during the year ended December 31, 2019 or 2020.

A reconciliation of the beginning and ending restructuring liability, which is included in accrued wages and benefits in the Consolidated Balance Sheets as of December 31, 2020 and 2019, is as follows:

(In thousands)	2020	2019
Balance at beginning of period	$1,568	$185
Plus: Amounts charged to cost and expense	6,229	6,014
Less: Amounts paid	(3,611)	(4,631)

Balance at end of period	$4,186	$1,568

Restructuring expenses included in the Consolidated Statements of Income (Loss) are for the years ended December 31, 2020, 2019 and 2018:

(In thousands)	2020	2019	2018
Cost of sales	$455	$785	$2,775
Selling, general and administrative expenses	1,832	2,360	2,655
Research and development expenses	3,942	2,869	1,831

Total restructuring expenses	$6,229	$6,014	$7,261

The following table represents the components of restructuring expense by geographic area for the years ended December 31, 2020, 2019 and 2018:

(In thousands)	2020	2019	2018
United States	$2,234	$3,336	$7,120
International	3,995	2,678	141

Total restructuring expenses	$6,229	$6,014	$7,261

Note 21 - Summarized Quarterly Financial Data (Unaudited)

The following table presents unaudited quarterly operating results for each of the last eight fiscal quarters. This information has been prepared on a basis consistent with the audited financial statements and includes all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of the data.

Unaudited Quarterly Operating Results

	Three Months Ended
(In thousands, except for per share amounts)	March 31, 2020(2)		June 30, 2020		September 30, 2020	December 31, 2020
Total Sales	$114,523		$128,715		$133,143	$130,129
Gross Profit	$51,600		$53,472		$58,962	$53,517
Operating Income (Loss)	$(4,944)		$(6,039)		$4,534	$(3,324)
Net Income (Loss)	$(9,969)		$752		$5,481	$6,114
Earnings (loss) per common share - basic	$(0.21)		$0.02		$0.11	$0.13
Earnings (loss) per common share - diluted	$(0.21)		$0.02	(1)	$0.11 (1)	$0.13 (1)

	Three Months Ended
(In thousands, except for per share amounts)	March 31, 2019		June 30, 2019(2)		September 30, 2019	December 31, 2019
Total Sales	$143,791		$156,391		$114,092	$115,787
Gross Profit	$60,612		$65,015		$46,331	$47,209
Operating Income (Loss)	$(6,167)		$562		$(20,288)	$(14,070)
Net Income (Loss)	$770		$3,995		$(46,123)	$(11,624)
Earnings (loss) per common share - basic	$0.02		$0.08		$(0.96)	$(0.25)
Earnings (loss) per common share - diluted	$0.02	(1)	$0.08	(1)	$(0.96)	$(0.25)

(1)	Assumes exercise of dilutive securities calculated under the treasury stock method.
(2)	See footnote 1 for discussion on out of period disclosures impacting these quarterly operating results.

Note 22 - Subsequent Events

On February 3, 2021, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.09 per common share to be paid to the Company’s stockholders of record at the close of business on February 18, 2021. The payment date will be March 4, 2021 in the aggregate amount of approximately $4.4 million.

As part of our required pledged collateral related to a letter for credit agreement entered into with a bank to guarantee performance obligations under a contract with a certain customer, the Company increased its pledged collateral to $15.0 million as of February 2021. We do not anticipate any additional increases in the collateral value at this time as we have reached the maximum amount of the letter of credit required under our contract with the customer. The collateral under the letter of credit will be released when all obligations under the customer contract have been met.

ADTRAN, INC.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(In thousands)	Balance at Beginning of Period	Charged to Costs & Expenses	Deductions	Balance at End of Period
Year ended December 31, 2020
Allowance for Doubtful Accounts	$38	—	—	$38
Inventory Reserve	$34,162	11,404	6,005	$39,561
Warranty Liability	$8,394	1,538	2,786	$7,146
Deferred Tax Asset Valuation Allowance	$48,616	5,120	7,918	$45,818
Year ended December 31, 2019
Allowance for Doubtful Accounts	$128	38	128	$38
Inventory Reserve	$30,009	5,893	1,740	$34,162
Warranty Liability	$8,623	4,569	4,798	$8,394
Deferred Tax Asset Valuation Allowance	$5,816	43,560	760	$48,616
Year ended December 31, 2018
Allowance for Doubtful Accounts	$—	128	—	$128
Inventory Reserve	$23,355	7,006	352	$30,009
Warranty Liability	$9,724	7,392	8,493	$8,623
Deferred Tax Asset Valuation Allowance	$6,006	—	190	$5,816

ADVA OPTICAL NETWORKING SE

SIX-MONTH IFRS CONSOLIDATED FINANCIAL STATEMENTS

Consolidated statements of financial position

(in thousands of EUR)	Note	Jun. 30, 2021	Dec. 31, 2020
Assets
Current assets
Cash and cash equivalents	(6)	85,023	64,881
Trade accounts receivable	(7)	95,108	83,880
Contract assets	(8)	241	442
Inventories	(9)	97,739	90,124
Tax assets		1,301	390
Other current assets	(10)	11,311	7,858

Total current assets		290,723	247,575

Non-current assets
Right-of-use assets	(11)	23,268	25,386
Property, plant and equipment	(12)	30,633	31,235
Goodwill		68,831	67,036
Capitalized development projects	(13)	100,568	98,607
Intangible assets acquired in business combinations	(13)	13,439	15,004
Other intangible assets	(13)	4,123	5,302
Deferred tax asset		7,402	7,233
Other non-current assets	(10)	3,408	2,594

Total non-current assets		251,672	252,397

Total assets		542,395	499,972

The notes are an integral part of these consolidated financial statements.

(in thousands of EUR)	Note	Jun. 30, 2021	Dec. 31, 2020
Equity and liabilities
Current liabilities
Current lease liabilities	(14)	6,032	5,807
Current liabilities to banks	(15)	15,390	15,492
Trade accounts payable	(16)	60,080	44,151
Current provisions	(17)	25,608	14,407
Tax liabilities		1,324	1,808
Current contract liabilities	(18)	21,793	16,377
Refund liabilities	(18)	464	633
Other current liabilities	(16)	22,394	31,963

Total current liabilities		153,085	130,638

Non-current liabilities
Non-current lease liabilities	(14)	19,878	21,998
Non-current liabilities to banks	(15)	39,847	47,129
Provisions for pensions and similar employee benefits	(17)	9,230	8,545
Other non-current provisions	(17)	1,801	1,593
Deferred tax liabilities		14,534	13,522
Non-current contract liabilities	(18)	10,271	10,551
Other non-current liabilities	(16)	2,099	2,813

Total non-current liabilities		97,660	106,151

Total liabilities		250,745	236,789

Stockholders’ equity entitled to the owners of the parent company	(19)
Share capital		50,655	50,497
Capital reserve		321,923	320,680
Accumulated deficit		-94,334	-114,648
Net income		23,229	20,314
Accumulated other comprehensive income		-9,823	-13,660

Total stockholders’ equity		291,650	263,183

Total equity and liabilities		542,395	499,972

The notes are an integral part of these consolidated financial statements.

ADVA OPTICAL NETWORKING SE

Consolidated income statements

(in thousands of EUR, except earnings per share and number of shares)	Note	Q2 2021	Q2 2020	6M 2021	6M 2020
Revenues	(20)	149,354	145,024	293,827	277,710
Cost of goods sold		-92,645	-95,458	-182,328	-186,620

Gross profit		56,709	49,566	111,499	91,090

Selling and marketing expenses	(21)	-15,866	-14,754	-31,535	-32,194
Thereof net impairment results on financial assets		-160	195	-78	1,094
General and administrative expenses	(21)	-9,195	-8,423	-17,691	-17,044
Research and development expenses	(21)	-19,442	-18,157	-39,160	-37,646
Other operating income	(22)	980	720	2,174	1,889
Other operating expenses	(22)	-150	-294	-678	-1,475

Operating income		13,036	8,658	24,609	4,620

Interest income	(23)	3	9	89	34
Interest expenses	(23)	-542	-590	-976	-1,164
Foreign currency exchange gains	(24)	2,901	2,010	5,505	4,448
Foreign currency exchange losses	(24)	-3,031	-1,312	-4,918	-5,008

Income before tax		12,367	8,774	24,309	2,929

Income tax (expense) benefit, net	(25)	-366	-1,145	-1,080	-2,535

Net income entitled to the owners of the parent company		12,001	7,629	23,229	394

Earnings per share in EUR
basic		0.24	0.15	0.46	0.01
diluted		0.23	0.15	0.45	0.01
Weighted average number of shares for calculation of earnings per share
basic		50,551,596	50,183,219	50,524,296	50,182,592
diluted		51,097,328	50,303,093	51,070,028	50,302,466

The notes are an integral part of these consolidated financial statements.

Consolidated statements of comprehensive income

(in thousands of EUR)	Q2 2021	Q2 2020	6M 2021	6M 2020
Net income entitled to the owners of the parent company	12,001	7,629	23,229	394

Items that may be reclassified to profit or loss in future periods
Exchange differences on translation of foreign operations	-1,072	-4,047	3,837	-3,839
Items that do not get reclassified to profit or loss in future periods
Remeasurement of defined benefit plans	—	172	—	172

Total comprehensive income (loss) entitled to the owners of the parent company	10,929	3,754	27,066	-3,273

Remeasurement of defined benefit plans is regularly done at year-end. In 6M 2020, a reassessment of the pension obligation in Israel considering the Covid-19 impact resulted in recognition of remeasurement effects.

In 6M 2021 and 6M 2020 no items were reclassified (recycled) from comprehensive income to profit or loss.

The notes are an integral part of these consolidated financial statements.

ADVA OPTICAL NETWORKING SE

Consolidated cash flow statements

(in thousands of EUR)	Note	Q2 2021	Q2 2020	6M 2021	6M 2020
Cash flow from operating activities

Income before tax		12,367	8,774	24,309	2,929

Adjustments to reconcile income before tax to net cash provided by operating activities

Non-cash adjustments
Amortization of non-current assets		17,654	16,355	34,632	32,738
Loss from disposal of property, plant and equipment and intangible assets		24	247	90	411
Stock compensation expenses		377	309	665	677
Other non-cash expenses		400	181	800	511

Foreign currency exchange differences		-260	-2,074	363	-2,003

Changes in assets and liabilities
Decrease (increase) in trade accounts receivable		-6,862	-4,500	-11,027	3,540
Decrease (increase) in inventories		-3,838	-1,184	-7,615	12,671
Decrease (increase) in other assets		-1,585	2,926	-4,301	2,275
Increase (decrease) in trade accounts payable		3,991	12,059	15,929	-15,887
Increase (decrease) in provisions		5,235	6,828	11,380	11,236
Increase (decrease) in other liabilities		5,513	-1,784	-4,769	673

Income tax paid		-1,332	-341	-1,328	-655

Net cash provided by operating activities		31,684	37,796	59,128	49,116

Cash flow from investing activities

Investments in property, plant and equipment	(12)	-3,610	-2,845	-6,021	-5,853
Investments in intangible assets	(13)	-13,517	-11,606	-23,468	-26,122
Interest received		0	9	34	34

Net cash used for investing activities		-17,127	-14,442	-29,455	-31,941

Cash flow from financing activities

Proceeds from capital increase and exercise of stock options	(19)	798	25	798	25
Repayment of lease liabilities	(14)	-1,267	-1,716	-1,883	-3,494
Proceeds from liabilities to banks	(15)	—	—	—	10,000
Cash repayment of liabilities to banks	(15)	-7,500	-6,125	-7,500	-9,250
Interest paid		-473	-647	-923	-1,161

Net cash used in financing activities		-8,442	-8,463	-9,508	-3,880
Net effect of foreign currency translation on cash and cash equivalents		-152	-58	-23	28

Net change in cash and cash equivalents		5,963	14,833	20,142	13,323
Cash and cash equivalents at the beginning of the period		79,060	52,753	64,881	54,263

Cash and cash equivalents at the end of the period		85,023	67,586	85,023	67,586

The notes are an integral part of these consolidated financial statements.

ADVA OPTICAL NETWORKING SE

Consolidated statements of changes in stockholders’ equity

(in thousands of EUR, except number of shares)	Share capital		Capital reserve	Net income (loss) and accumulated deficit	Accumulated other comprehensive income (loss)	Total stockholders’ equity entitled to the owners of the parent company
	Number of shares	Par value
Balance on January 1, 2020	50,181,966	50,182	318,568	-114,648	1,690	255,792

Capital increase, including exercise of stock options	6,000	6	19			25
Stock options outstanding			677			677

Net income				394		394
Exchange differences on translation of foreign operations					-3,839	-3,839
Remeasurement of defined benefit plans					172	172

Total comprehensive income				394	-3,667	-3,273

Balance on June 30, 2020	50,187,966	50,188	319,264	-114,254	-1,977	253,221

Balance on January 1, 2021	50,496,692	50,497	320,680	-94,334	-13,660	263,183

Capital increase, including exercise of stock options	158,500	158	640			798
Stock options outstanding			603			603

Net income				23,229		23,229
Exchange differences on translation of foreign operations					3,837	3,837
Remeasurement of defined benefit plans					—	—

Total comprehensive income				23,229	3,837	27,066

Balance on June 30, 2021	50,655,192	50,655	321,923	-71,105	-9,823	291,650

The notes are an integral part of these consolidated financial statements.

ADVA OPTICAL NETWORKING SE

Notes to the condensed interim consolidated financial statements

(1)	Information about the company and the group

ADVA Optical Networking SE (hereinafter also referred to as the “company” or “ADVA SE”) is a Societas Europaea domiciled in Meiningen, Germany, with its registered office at Märzenquelle 1-3, 98617 Meiningen, and is registered as HRB 508155 at the commercial register in Jena. The company’s headquarters are in Fraunhoferstrasse 9a, 82152 Martinsried/Munich, Germany. The management board authorized the condensed interim consolidated financial statements as of June 30, 2021 and for the three and six month periods ended June 30, 2021 and 2020 were authorized for inclusion in the SEC filing on September 1, 2021.

The ADVA Optical Networking group (hereinafter referred to as “ADVA”, “the group” or “ADVA group”) develops, manufactures and sells optical and Ethernet-based networking solutions to telecommunications carriers and enterprises to deliver data, storage, voice and video services.

Telecommunications service providers, private companies, universities and government agencies worldwide use the group’s systems. ADVA sells its product portfolio both directly and through an international network of distribution partners.

(2)	Basis of preparation and accounting policies

The group’s condensed interim consolidated financial statements as of June 30, 2021 and for the three and six month periods ended June 30, 2021 and 2020, are prepared in accordance with IAS 34 in light of a potential corporate transaction and are intended to be included in the relevant SEC filing. The condensed interim consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read in conjunction with the group’s annual financial statements per December 31, 2020.

The condensed interim consolidated financial statements are presented in EUR. Unless otherwise stated, all amounts quoted are in thousands of EUR. The balance sheet is broken down into current and non-current assets and liabilities. The classification of income and expenses in the income statement is based on their function within the entity. Where items on the consolidated statement of financial position and in the consolidated income statement are summarized in the interest of clarity, this is explained in the notes to the consolidated financial statements.

The interim financial statements of the individual subsidiaries of the holding company ADVA SE, as subsumed in the condensed interim consolidated financial statements, are all prepared using the same accounting and valuation policies and the same balance sheet date.

The result of the six-month period through June 30, 2021, cannot be extrapolated to the result of the full year 2021.

(3)	Effects of new standards and interpretations

The accounting policies followed are consistent with those of the prior financial year, except for the adoption of new and amended IFRSs and interpretations (IFRICs) during 6M 2021.

STANDARDS, AMENDMENTS AND INTERPRETATIONS APPLICABLE FOR THE FIRST TIME IN 2021

In 6M 2021, following standards and interpretations have been adopted for the first time.

Standard	Topic	First-time adoption*	IASB effective date	Expected impact on the financial position and performance
Amendments to IFRS 9, IAS 39 and IFRS 7	Reform of interest rate benchmarks (IBOR reform - phase 2)	Jan. 1, 2021	Jan 1, 2021	none

*	To be applied in the first reporting period of a financial year beginning on or after this date.

NEW ACCOUNTING REQUIREMENTS NOT YET APPLIED

The IASB and the IFRIC have issued further Standards and Interpretations in 2021 and previous years that are not applicable for the financial year 2021.

Standard	Topic	First-time adoption*	IASB effective date	Expected impact on the financial position and performance
Amendments to IAS 16	Property, plant and equipment - revenue before intended use	Jan. 1, 2022	Jan. 1, 2022	under review

Amendments to IAS 37	Onerous contracts - costs of contract performance	Jan. 1, 2022	Jan. 1, 2022	under review

Amendments to IFRS 3	Reference to the IFRS framework	Jan. 1, 2022	Jan. 1, 2022	under review

Yearly improvements 2018 - 2020	IFRS 1, IFRS 9, IFRS 16 and IAS 41	Jan. 1, 2022	Jan. 1, 2022	under review

IFRS 17	Insurance contracts	Jan. 1, 2023	Jan. 1, 2023	none

Amendments to IAS 1	Classification of liabilities as current or non-current	Jan. 1, 2023	Jan. 1, 2023	under review

*	To be applied in the first reporting period of a financial year beginning on or after this date.

(4)	Significant accounting judgments, estimates and assumptions

The preparation of the group’s interim financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and the disclosure of contingent liabilities on the reporting date. However, uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability affected in the future.

Discussed below are the key judgments and assumptions concerning the future and other key sources of estimation of uncertainty on the balance sheet date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the current financial year.

DEVELOPMENT EXPENSES

Initial capitalization of costs is based on management’s judgment that technological and economic feasibility is confirmed, usually when a product development project has reached a defined milestone according to an established project management model. In determining the amounts to be capitalized, management makes assumptions regarding the expected future cash generation of the assets, discount rates to be applied and the expected period of benefits. See note (13) for the carrying amounts involved.

IMPAIRMENT OF NON-FINANCIAL ASSETS

The group assesses whether there are any indicators of impairment for all non-financial assets on each reporting date. Goodwill and other indefinite life intangibles are tested for impairment annually and at other times when such indicators exist. Other non-financial assets are tested for impairment when there are indicators that the carrying amounts may not be recoverable. When value-in-use calculations are undertaken, management must estimate the expected future cash flows from the asset or cash generating unit and choose a suitable discount rate to calculate the present value of these cash flows. See note (12) and (13) for the carrying amounts involved.

EMPLOYEE BENEFITS

Pension and similar post-employment obligations as well as the related expenses are recognized based on actuarial calculations. The actuarial valuation of the present value of pension obligations depends on several assumptions regarding the discount rate, the expected salary increase rate, the expected pension trend, and life expectancy. If changes in the assumptions regarding the valuation parameters are required, the future amounts of the pension obligations as well as the pension benefit costs may be affected materially.

SHARE-BASED COMPENSATION TRANSACTIONS

The group measures the cost of equity-settled and cash-settled transactions with employees by reference to the fair value of the equity instruments on the date at which they are granted or on the balance sheet date. Estimating fair value requires determining the most appropriate valuation model for a grant of equity instruments, which is dependent on the terms and conditions of the grant. This also requires determining the expected life of the option, volatility and dividend yield, as well as further assumptions.

PROVISIONS

Significant estimates are involved in the determination of provisions related to warranty costs and legal proceedings. The estimate of warranty claims is based on historic data and is extrapolated into the future. Legal proceedings often involve complex legal issues and are subject to substantial uncertainties. Accordingly, management exercises considerable judgment in determining whether there is a present obligation as a result of a past event at the end of the reporting period, whether it is more likely than not that such a proceeding will result in an outflow of resources and whether the amount of the obligation can be reliably estimated. Other provisions are described in note (17).

TRANSACTION PRICE FOR CUSTOMER LOYALTY PROGRAMS

Points accumulated for purchases provide a material right to customers that they would not receive without entering into a contract. The transaction price is allocated to the product and the points on a relative stand-alone selling price basis. Management estimates the selling price per point on the basis of the discount granted when the points are redeemed and on the basis of the likelihood of redemption, based on past experience.

LEASES

In determining the lease term, management considers all facts and circumstances that create an economic incentive to exercise an extension option, or not exercise a termination option. Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated).

TAXES

Uncertainties exist with respect to the interpretation of complex tax regulations and the amount and timing of future taxable income. Given the wide range of international business relationships and the long-term nature and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expenses already recorded. The group establishes provisions, based on reasonable estimates, for possible consequences of audits by the tax authorities of the respective countries in which it operates. The amount of such provisions is based on various factors, such as experience of previous tax audits and differing interpretations of tax regulations by the taxable entity and the responsible tax authority. Such differences of interpretation may arise on a wide variety of issues depending on the conditions prevailing in the respective group company’s domicile.

Deferred tax assets are recognized for all unused tax losses to the extent that it is probable that taxable profit will be available to utilize these losses. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and level of future taxable profits together with future tax planning strategies.

(5)	Covid-19 effects

Against the background of the ongoing crisis in connection with the global spreading of the corona virus, ADVA management has again dealt in detail with the resulting risks and the relevant effects on accounting in the first half of 2021.

In the opinion of the management, there is no sign of an increased default risk for trade receivables and contract assets. Therefore, no impact on the expected credit losses pursuant to IFRS 9 has been considered.

In first half of 2021, ADVA did not use economic stimulus measures and other bridging measures to overcome the corona crisis that have been set up from the federal government and governments of other countries.

ADVA calculates the income tax expense during the year on the basis of the estimated expected tax rate. The consequences of the Covid-19 crisis and the resulting government tax measures should not have a significant impact on this estimate and on the valuation of deferred taxes. According to the management’s assessment there is no indication for impairment of deferred tax assets recognized at the end of the prior year.

(6)	Cash and cash equivalents

Cash and cash equivalents include current funds as well as current financial assets with an original remaining maturity that does not exceed three months and that are readily convertible to a known amount of cash and only subject to an insignificant risk of change in value.

On June 30, 2021, cash of EUR 1,499 thousand (December 31, 2020: EUR 1,472 thousand) is held in China and is subject to local exchange control regulations. These local exchange control regulations provide for restrictions on exporting capital from the country, other than through normal dividends.

Cash at banks earns interest at floating rates based on daily bank deposit rates.

(7)	Trade accounts receivable

Trade accounts receivable are non-interest-bearing and are due within 30 to 120 days in general. For specific projects, other payment terms may be agreed.

Gross and net trade accounts receivable and the reconciliation of the risk provision for trade accounts receivable carried at amortized cost are as follows:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Gross trade accounts receivable	97,769	86,593
Allowance for expected credit losses	-2,661	-2,713

Net trade accounts receivable	95,108	83,880

(in thousands of EUR)	2021	2020
Jan. 1	2,713	1,691
Addition/release of risk provision according to IFRS 9	-78	82
Addition of specific allowances	—	1,012
Usage	-31	-9
Foreign currency translation effects	57	-22

Jun. 30	2,661	2,754

The group has a supplier finance agreement, which entitles the transfer of trade receivables from a specific customer. Credit risks and settlement risks are transferred to the financing institution. The group paid an annual fee amounting to LIBOR plus 0.75% on the volume of receivables transferred. The group fully derecognizes sold trade receivables as all risks and rewards are transferred.

In Q2 2020, the group concluded another revolving factoring agreement with a maximum annual volume of EUR 20,000 thousand. The contract entitles to transfer uninsured trade receivables with certain customers. The agreement has no maturity date. The risks relevant to the risk assessment in relation to the receivables sold are the default risk and the late payment risk. The group accounts for the sold trade receivables from the revolving factoring agreement in the amount of their continuing involvement. As of June 30, 2021, no receivables amounts were sold.

On June 30, 2021, trade accounts receivable include receivables of EUR 27,151 thousand related to both agreements described above for which no transfer had taken place (December 31, 2020: EUR 24,559 thousand). These receivables are classified as fair value through profit and loss (FVTPL) all other trade receivables are measured at amortized cost (AC).

In 6M 2021, interest expenses of EUR 26 thousand (6M 2020: EUR 28 thousand) were incurred from the existing agreements.

(8)	Contract assets

The contract assets amounting to EUR 241 thousand (December 31, 2020: EUR 442 thousand) mainly relate to claims from return deliveries. Prior year relate to claims from a service contract with a customer in the USA. Contract assets are subject to the impairment requirements of IFRS 9, however the identified impairment losses were insignificant.

(9)	Inventories

In 6M 2021, write-downs amounting to EUR 2,017 thousand (6M 2020: EUR 2,206 thousand) were recognized as expense within costs of goods sold. This amount includes reversals of earlier write-downs in the amount of EUR 365 thousand (6M 2020: EUR 384 thousand) due to higher selling prices and changed customer demand.

In 6M 2021 and 6M 2020, material costs of EUR 129,696 thousand and EUR 131,213 thousand, respectively, have been recognized.

(10)	Other current and non-current assets

Other current assets are as follows:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Non-financial assets
Prepaid expenses	5,104	2,289
Receivables due from tax authorities	1,529	1,147
Other	643	696

Total current non-financial assets	7,276	4,132

Financial assets
Government grant allowances for research projects	3,251	2,178
Positive fair values of derivative financial instruments	200	0
Other	584	1,548

Total current financial assets	4,035	3,726

Total other current assets	11,311	7,858

Other current assets are non-interest-bearing and are generally due within 0 to 60 days.

On June 30, 2021, and December 31, 2020, other non-current assets only include financial assets. They are as follows:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Financial assets
Investments	0	0
Government grant allowances for research projects	1,791	1,093
Rent deposits	1,411	1,397
Other	206	104

Total non-current financial assets	3,408	2,594

On June 30, 2021, and December 31, 2020, no impairment on current and non-current financial assets has been recognized.

The measurement of the assets and liabilities at fair value through profit or loss is based on fair values of Level 2 and Level 3. Forward rate agreements are measured using quoted forward exchange rates and yield curves derived from quoted interest rates according to the maturities of the contract.

For all other financial assets included in the balance sheet on June 30, 2021, the fair value corresponds with the book value of the respective positions. The classification of financial assets and liabilities is in line with the disclosure in the group’s annual financial statements per December 31, 2020.

On June 30, 2021 and December 31, 2020, government grants for 18 and 19 research projects are recognized, respectively. These public grants relate to programs promoted by the EU and national governments.

(11)	Right-of-use assets

Right-of-use assets can be analyzed as follows:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Leased cars	1,795	1,986
Leased premises	21,473	23,400

Total right-of-use assets	23,268	25,386

From January 1, 2019, lease terms of between 36 and 120 months were applied taking into account the minimum rental periods and contractual extension options. In 6M 2021, depreciation of EUR 564 thousand (6M 2020: EUR 569 thousand) for vehicles and EUR 2,386 thousand for office and building rentals are included in operating profit (6M 2020: EUR 2,602 thousand).

An amount of EUR 227 thousand, which mainly relates to short-term leases continues to be recognized in operating profit (6M 2020: EUR 291 thousand). In addition, variable lease payments of EUR 1,054 thousand were not included in the measurement of lease liabilities and are also recognized in operating profit (6M 2020: EUR 1,159 thousand). There are no major lease payments related to low value contracts. In the cash flow statement, the cash outflows resulting from these items are included in the cash flow from operating activities. In 6M 2021 and 6M 2020 no impairment of right-of-use assets was recognized. Information on the respective lease liabilities is provided in note (14).

(12)	Property, plant and equipment

Property, plant and equipment can be analyzed as follows:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Land and buildings	5,801	6,211
Technical equipment and machinery	22,199	22,323
Factory and office equipment	2,380	2,513
Assets under construction	253	188

Total property, plant and equipment	30,633	31,235

In 6M 2021 and 6M 2020, there were neither impairments nor write-backs of property, plant and equipment impaired in prior years.

In 6M 2021, the group has not received any cash payments for government grants related to purchases (6M 2020: none). Based on grant notifications no historical costs have been deducted in 6M 2021 (6M 2020: none).

(13)	Intangible assets

Capitalized development projects include expenses related to the development of technologies and products for connectivity solutions for cloud and mobile services, network functions virtualization (NFV) and synchronization technology.

In Q2 2021, ADVA entered into a contract regarding the joint development of specified software components. Two instalments of USD 1,800 thousand each came due for payment prior to the end of June 2021. A total intangible asset of EUR 3,027 thousand has been reported regarding this development.

In 6M 2021, borrowing costs of EUR 187 thousand (6M 2020: EUR 188 thousand) were capitalized related to development projects with an expected duration of more than 12 months. Borrowing costs were capitalized at the weighted average rate of the financial liabilities of 1.7% (prior year: 1.7%).

Intangible assets acquired in business combinations can be analyzed as follows:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Purchased technology FiSEC	—	—
Purchased hardware technology Overture	—	—
Purchased software technology Overture	803	1,149
Purchased technology MRV	3,102	3,724
Brand Ensemble	—	—
Purchased customer relationships Overture	1,662	1,925
Purchased customer relationship MRV	7,872	8,206

Total intangible assets acquired in business combinations	13,439	15,004

Amortization of intangible assets with a finite useful life comprises:

(in thousands of EUR)	Q2 2021	Q2 2020	6M 2021	6M 2020
Capitalized development projects	10,933	9,451	21,344	18,822
Intangible assets acquired in business combinations	1,002	1,139	2,001	2,387
Other intangible assets	712	829	1,435	1,661

Total amortization of intangible assets	12,647	11,419	24,780	22,870

Amortization of intangible assets acquired in business combinations can be analyzed as follows:

(in thousands of EUR)	Q2 2021	Q2 2020	6M 2021	6M 2020
Purchased technology FiSEC	—	48	—	121
Purchased hardware technology Overture	—	—	—	88
Purchased software technology Overture	173	173	346	346
Purchased technology MRV	368	403	735	804
Brand Ensemble	—	11	—	21
Purchased customer relationships Overture	162	176	323	353
Purchased customer relationships MRV	299	328	597	654

Total amortization of intangible assets acquired in business combinations	1,002	1,139	2,001	2,387

At initial recognition the useful lives of intangible assets acquired in business combinations were as follows:

Purchased technology FiSEC	4 years, 6 months
Purchased hardware technology Overture	3 years, 7 months
Purchased software technology Overture	5 years, 7 months
Purchased technology MRV	7 years
Brand Ensemble	4 years, 6 months
Purchased customer relationships Overture	8 years
Purchased customer relationship MRV	9 years, 9 months

In 6M 2021 and 6M 2020 no impairment of intangible assets was recognized.

In the consolidated income statement, amortization and impairment of capitalized development projects and amortization of purchased technology is included in cost of goods sold. Amortization of purchased customer relationship assets is included in selling and marketing expenses.

(14)	Lease liabilities

Variable lease payments of EUR 1,054 thousand have not been included in the measurement of lease liabilities and were recognized in the operating result (6M 2020: EUR 1,159 thousand). In the cash flow statement, the cash outflows resulting from these items are included in the cash flow from operating activities.

The interest expense of EUR 376 thousand is included in the financial result (6M 2020: EUR 515 thousand).

The lease liabilities are classified by maturity as follows:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Up to one year	6,032	5,807
One to three years	9,338	10,215
More than three years	10,540	11,783

Total lease liabilities	25,910	27,805

(15)	Liabilities to banks

On June 31, 2021, the group had undrawn committed borrowing facilities of EUR 10,000 thousand available. On December 31, 2020, the undrawn committed borrowing facilities amounted to EUR 50,000 thousand.

Liabilities to banks are measured at amortized cost (FLAC). On June 30, 2021, the net book value amounted to EUR 55,237 thousand. The fair value of liabilities to banks is included in note (29).

(16)	Trade accounts payable and other current and non-current liabilities

The trade accounts payable are non-interest-bearing and generally due within 30 to 90 days.

Other current liabilities are as follows:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Non-financial liabilities
Liabilities to employees for variable compensation and payroll	4,867	19,209
Liabilities to employees for vacation	5,436	1,570
Liabilities due to withheld wage income tax and social security contribution	3,028	2,980
Liabilities due to tax authorities	2,373	2,689
Obligations from subsidized research projects	3,657	2,548

Total current non-financial liabilities	19,361	28,996

Financial liabilities

Negative fair values of derivative financial instruments	5	396
Other	3,028	2,571

Total current financial liabilities	3,033	2,967

Total other current liabilities	22,394	31,963

Non-current liabilities include the following:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Non-financial liabilities
Obligations from subsidized research projects	1,771	1,347
Other	18	17

Total non-current non-financial liabilities	1,789	1,364

Financial liabilities
Other	310	1,449

Total non-current financial liabilities	310	1,449

Total other non-current liabilities	2,099	2,813

Forward rate agreements are measured using quoted forward exchange rates and yield curves derived from quoted interest rates according to the maturities of the contract.

For all financial liabilities the fair value also corresponds with the book value of the respective positions on June 30, 2021 The classification is in line with the disclosure in the group’s annual financial statements per December 31, 2020.

(17)	Pension obligations and other provisions

Additions to pension provisions are made during the year on the basis of a forecast value determined as part of the actuarial valuation as of December 31, 2020.

Other provisions are as follows:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Current provisions
Warranty provision	600	598
Personnel provisions	11,948	1,061
Consulting fees	3,026	3,348
Supplier obligations	9,166	8,821
Other short-term provisions	868	579

Total current provisions	25,608	14,407

Non-current provisions
Warranty provision	1,260	1,261
Personnel provisions	498	289
Other long-term provisions	43	43

Total non-current provisions	1,801	1,593

Total provisions	27,409	16,000

The estimated expenses related to warranty claims reflect both past experience and current developments and are based on a percentage of sales revenues. Any differences between actual amounts and anticipated amounts are treated as changes in accounting estimates and affect earnings in the period in which the change occurs.

Current personnel provisions mainly include variable compensation payments, expenses for employee’s accident insurance and other expenses resulting from legal requirements. For year-end reporting, variable compensation payments are reclassified to other liabilities.

Other current provisions primarily include provisions for outstanding invoices of uncertain amount and timing.

(18)	Contract liabilities and refund liabilities

Contract and refund liabilities are as follows:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Current contract liabilities
Advance payments received	698	81
Current contract liabilities related to customer loyalty programs	718	839
Current deferred revenues related to service level agreements	20,377	15,457

Total current contract liabilities	21,793	16,377

Current refund liabilities	464	633

Non-current contract liabilities
Non-current deferred revenues related to service level agreements	10,271	10,551

Total non-current contract liabilities	10,271	10,551

	32,528	27,561

Current contract liabilities related to customer loyalty programs include mainly expected volume discounts and refunds to customers

The revenues generated in the reporting period from contract liabilities existing at the beginning of the period amounted to EUR 12,919 thousand (previous year: EUR 8,093 thousand).

Management expects that 67% of the outstanding (or partially outstanding) benefit obligations as of December 31, 2020, will be recognized as revenue in the 2021financial year. The remaining 33% are expected to be recognized as sales in 2022 mainly.

The above amount does not include variable compensation components which are limited.

(19)	Stockholders’ equity

On June 30, 2020, the share capital amounts to EUR 50,655,192 (on December 31, 2020: EUR 50,496,692).

In connection with the exercise of stock options, 158,500 shares were issued to employees and management board of the company and its group companies out of conditional capital in 6M 2021. The par value of EUR 158 thousand was appropriated to the share capital, whereas the premium of EUR 640 thousand was recognized as capital reserve.

The annual shareholder´s meeting on May 19, 2021, resolved the increase of conditional capital 2011/I by EUR 346 thousand to EUR 5,049 thousand. The resolution was registered in the commercial register on May 27, 2021.

Considering the above-described capital transactions, the total conditional capital on June 30, 2021 amounts to EUR 4,891 thousand.

The changes in share capital, authorized and conditional capital are summarized below:

(in thousands of EUR)	Share capital	Authorized capital 2019/I	Conditional capital 2011/I
Jan. 1, 2021	50,497	24,965	4,703
Changes due to Annual Shareholders’ Meeting resolutions	—	—	346
Stock options exercised	158	—	-158

Jun. 30, 2021	50,655	24,965	4,891

Further details on stockholders’ equity are included in the consolidated statement of changes in stockholders’ equity.

(20)	Revenues

In 6M 2021 and 6M 2020, revenues included EUR 40,360 thousand and EUR 40,676 thousand for services, respectively. The remaining revenues relate mainly to product sales.

In 6M 2021, revenues related to customer loyalty programs amounting to EUR 216 thousand (6M 2020: EUR 84 thousand) have been recognized.

In 6M 2021, revenues of EUR 264,338 thousand relate to performance obligations that were performed at a specific point in time, and revenues of EUR 29,487 thousand relate to performance obligations that were delivered over a period of time (6M 2020: EUR 248,944 thousand and EUR 28,766 thousand).

A summary of revenues by geographic region is provided in the section on segment reporting under note (28).

(21)	Selling and marketing, general and administration and research and development expenses

Selling and marketing, general and administration and research and development expenses mainly include personnel expenses relating to wages and salaries and social security costs.

In addition, general and administration expenses include expenses for external services provided for legal, accounting and tax purposes as well as expenses regarding rented office space and leased cars.

Research and development expenses additionally include external service expenses mainly for research and development services, calibration and certification and legal fees as well as depreciation expenses for equipment and cost of material used for research and development.

(22)	Other operating income and expenses

(in thousands of EUR)	Q2 2021	Q2 2020	6M 2021	6M 2020
Other operating income
Government grants received	429	308	879	631
Income for the supply of development services	221	—	273	35
Release of bad debt allowances	39	12	39	12
Release of provisions	131	557	216	622
Other	160	-157	767	589

Total other operating income	980	720	2,174	1,889

Other operating expenses
Impairment of trade accounts receivable	-133	—	-210	-33
Reversal of prepayment	—	—	-226	—
Other	-17	-294	-242	-1,442

Total other operating expenses	-150	-294	-678	-1,475

Other operating income and expenses, net	830	426	1,496	414

(23)	Interest income and expenses

Interest income primarily includes interest from daily bank deposits and from other short-term deposits with maturities between one day and three months.

Interest expenses are primarily incurred on financial liabilities and on the sale of receivables. In addition, this item also includes net interest expenses from the measurement of defined benefit pension plans and interest expenses from leasing in accordance with IFRS 16.

(24)	Foreign currency exchange gains and losses

Foreign currency exchange gains and losses are as follows:

(in thousands of EUR)	Q2 2021	Q2 2020	6M 2021	6M 2020
Foreign currency exchange gains	2,901	2,010	5,505	4,448
thereof gains from forward rate agreements	79	113	339	927
Foreign currency exchange losses	-3,031	-1,312	-4,918	-5,008
thereof losses from forward rate agreements	-133	-143	-282	-242

Other financial gains and losses, net	-130	698	587	-560

(25)	Income taxes

The tax expenses in 6M 2021 and 2020 result from the application of the expected tax rate of the group to the current IFRS result. The expected tax rate is calculated based on a tax planning for the financial year.

(26)	Restructuring expenses

In 6M 2021, no restructuring expenses have been recognized (6M 2020: EUR 752 thousand). In

6M 2020, restructuring expenses included severance payments as well as related legal costs.

(27)	Consolidated cash flow statement

The consolidated cash flow statement has been prepared in accordance with IAS 7.

Cash and cash equivalents include short-term cash and short-term financial assets whose original remaining maturity does not exceed three months. Bank overdrafts are reported in financial liabilities.

Cash flows from investing and financing activities are determined directly, whereas the cash flow from operating activities is derived indirectly from the consolidated income before tax. When cash flow from operating activities is calculated, the changes in assets and liabilities are adjusted for the effects of currency translation. As a result, it is not possible to reconcile the figures to the differences in the published consolidated statement of financial position.

The movements of liabilities from financing activities are as follows:

(in thousands of EUR)	Lease liabilities	Liabilities to banks	Total liabilities from financing activities
Jan. 1, 2020	34,430	80,979	115,409
Cashflow	-3,476	750	-4,226
Non-cash changes	250	114	364
Foreign currency exchange effects	-533	—	-533

Jun. 30, 2020	30,671	81,843	112,514

Jan. 1, 2021	27,805	62,621	90,426
Cashflow	-2,764	-7,500	-10,264
Non-cash changes	364	116	480
Foreign currency exchange effects	505	—	505

Jun. 30, 2021	25,910	55,237	81,147

Actual interest payments for liabilities to banks amounting to EUR 547 thousand (6M 2020: EUR 646 thousand) and interest related to lease liabilities of EUR 376 thousand (6M 2020: EUR 515 thousand) are included in cash flow from financing activities.

Cash and cash equivalents to which the group only has restricted access are explained in note (6).

(28)	Segment reporting

In accordance with IFRS 8, operating segments are identified based on the way information is reported internally to the chief operating decision maker, i.e. the management board, and regularly reviewed to make decisions about resources to be assigned to the segment and assess its performance. The internal organizational and management structure and the structure of internal financial reporting activities are the key factors in determining what information is reported. For making decisions about resource allocation and performance assessment, management does not monitor the operating results separately on the level of business units. Therefore, the reporting on individual business segment does not apply.

Within the ADVA group, management decisions are based on pro forma operating income. Pro forma financial information excludes non-cash charges related to share-based compensation plans and amortization and impairment of goodwill and acquisition-related intangible assets. Additionally, expenses related to restructuring measures are not included. Income from capitalization of development expenses is shown as a separate line item and not deducted from research and development expenses.

Reconciliation of key performance measures to the consolidated financial information on June 30, 2021, is analyzed as follows:

(in thousands of EUR)	Pro forma financial information	Intangible assets from acquisitions	Goodwill	Compensation expenses	Restructuring	Disclosure of R&D expenses	Consolidated financial information
Revenues	293,827	—	—	—	—	—	293,827
Cost of goods sold	-181,208	-1,081	—	-39	—	—	-182,328

Gross profit	112,619	-1,081	—	-39	—	—	111,499
Gross margin	38.3%						37.9%

Selling and marketing expenses	-30,311	-920	—	-304	—	—	-31,535
General and administrative expenses	-17,595	—	—	-96	—	—	-17,691
Research and development expenses	-59,212	—	—	-226	—	20,278	-39,160
Income from capitalization of development expenses	20,278	—	—	—	—	-20,278	—
Other operating income	2,174	—	—	—	—	—	2,174
Other operating expenses	-678	—	—	—	—	—	-678

Operating income	27,275	-2,001	—	-665	—	—	24,609
Operating margin	9.3%						8.4%

Segment assets	460,125	13,439	68,831	—	—	—	542,395

Reconciliation of key performance measures to the consolidated financial information on June 30, 2020, is analyzed as follows:

(in thousands of EUR)	Pro forma financial information	Intangible assets from acquisitions	Goodwill	Compensation expenses	Restructuring	Disclosure of R&D expenses	Consolidated financial information
Revenues	277,710	—	—	—	—	—	277,710
Cost of goods sold	-185,231	-1,359	—	-30	—	—	-186,620

Gross profit	92,479	-1,359	—	-30	—	—	91,090
Gross margin	33.3%	—	—	—	—	—	32.8%

Selling and marketing expenses	-30,721	-1,028	—	-271	-174	—	-32,194
General and administrative expenses	-16,829	—	—	-124	-91	—	-17,044
Research and development expenses	-58,730	—	—	-252	-487	21,823	-37,646
Income from capitalization of development expenses	21,823	—	—	—	—	-21,823	—
Other operating income	1,889	—	—	—	—	—	1,889
Other operating expenses	-1,475	—	—	—	—	—	-1,475

Operating income	8,436	-2,387	—	-677	-752	—	4,620
Operating margin	3.0%						1.7%

Segment assets	438,322	18,363	71,309	—	—	—	527,994

Additional information by geographical regions:

(in thousands of EUR)	Q2 2021	Q2 2020	6M 2021	6M 2020
Revenues
Germany	39,085	34,456	84,285	53,932
Rest of Europe, Middle East and Africa	57,245	42,715	108,265	88,533
Americas	41,658	54,700	78,348	110,185
Asia-Pacific	11,366	13,153	22,929	25,060

Total revenues	149,354	145,024	293,827	277,710

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Non-current assets
Germany	131,908	131,682
Rest of Europe, Middle East and Africa	27,156	28,235
Americas	77,929	78,312
Asia-Pacific	3,869	4,341

Total non-current assets for segment reporting	240,862	242,570

Revenue information is based on the shipment location of the customers.

In 6M 2021, two major customers exceeded 10% of total revenues (6M 2020: two major customers). In 6M 2021, the share of revenues allocated to major end customers was EUR 73,885 thousand (6M 2020: EUR 75,144 thousand); thereof revenues with the bigger customer was EUR 41,956 thousand (6M 2020: EUR 38,815 thousand) and with the second biggest customer was EUR 31,929 (6M 2020: EUR 36,329)

Non-current assets are attributed based on the location of the respective group company. Non-current assets for the purpose of segment reporting consist of property, plant and equipment, intangible assets and right-of-use assets.

(29)	Financial instruments

The following tables analyze carrying amounts and fair values according to measurement categories. Only assets and liabilities, which fall into the categories defined by IFRS 7, are presented, so that the total amounts disclosed do not correspond to the balance sheet totals of each year.

(in thousands of EUR, on Jun. 30, 2021)			Categories recognized according to IFRS 9
	Measurement category in accordance with IFRS 9	Carrying amount	Amortized cost	Fair value recognized in profit and loss	Fair value		Hierarchy of fair values
Assets
Cash and cash equivalents	AC	85,023	85,023	—	n/a	*	n/a	*
Trade accounts receivable without underlying factoring agreement	AC	67,957	67,957	—	n/a	*	n/a	*
Trade accounts receivable with underlying factoring agreement	FVTPL	27,151	—	27,151	27,151		Level 2
Other current financial assets	AC	3,835	3,835	—	n/a	*	n/a	*
Other non-current financial assets	AC	3,408	3,408	—	3,408		Level 2
Derivatives	FVTPL	200	—	200	200		Level 2
Investments	FVTPL	0	—	—	0		Level 3

Total financial assets		187,574	160,223	27,351	30,759

Liabilities
Current lease liabilities	n/a	6,032	6,032	—	n/a		n/a
Non-current lease liabilities	n/a	19,878	19,878	—	n/a		n/a
Current liabilities to banks	FLAC	15,390	15,390	—	15,339		Level 2
Non-current liabilities to banks	FLAC	39,847	39,847	—	39,926		Level 2
Trade accounts payable	FLAC	60,080	60,080	—	n/a	*	n/a	*
Other current financial liabilities	FLAC	3,028	3,028	—	n/a	*	n/a	*
Other non-current financial liabilities	FLAC	310	310	—	310		Level 2
Derivatives	FVTPL	5	—	5	5		Level 2

Total financial liabilities		144,570	144,565	5	55,580

*	Due to the short-term nature, it was assumed that the book value as of the reporting date approximates the fair value.

(in thousands of EUR, on Dec. 31, 2020)			Categories recognized according to IFRS 9
	Measurement category in accordance with IFRS 9	Carrying amount	Amortized cost	Fair value recognized in profit and loss	Fair value		Hierarchy of fair values
Assets
Cash and cash equivalents	AC	64,881	64,881	—	n/a	*	n/a	*
Trade accounts receivable without underlying factoring agreement	AC	59,321	59,321	—	n/a	*	n/a	*
Trade accounts receivable with underlying factoring agreement	FVTPL	24,559	—	24,559	24,559		Level 2
Other current financial assets	AC	3,726	3,726	—	n/a	*	n/a	*
Other non-current financial assets	AC	2,594	2,594	—	2,594		Level 2
Derivatives	FVTPL	0	—	0	0		Level 2
Investments	FVTPL	0	—	—	0		Level 3

Total financial assets		155,081	130,522	24,559	27,153

Liabilities
Current lease liabilities	n/a	5,807	5,807	—	n/a		n/a
Non-current lease liabilities	n/a	21,998	21,998	—	n/a		n/a
Current liabilities to banks	FLAC	15,492	15,492	—	15,543		Level 2
Non-current liabilities to banks	FLAC	47,129	47,129	—	47,531		Level 2
Trade accounts payable	FLAC	44,151	44,151	—	n/a	*	n/a	*
Other current financial liabilities	FLAC	2,571	2,571	—	n/a	*	n/a	*
Other non-current financial liabilities	FLAC	1,449	1,449	—	1,449		Level 2
Derivatives	FVTPL	396	—	396	396		Level 2

Total financial liabilities		138,993	158,597	396	64,919

*	Due to the short-term nature, it was assumed that the book value as of the reporting date approximates the fair value.

The group uses the following hierarchy for determining the fair value of financial instruments:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Techniques for which all inputs that have a significant effect on the recorded fair value are observable, either directly or indirectly.

Level 3: Techniques, which use inputs that are not based on observable market data.

At the end of the reporting period it is analyzed whether transfers between the hierarchy levels need to be considered. In 6M 2021 and during the financial year 2020, there were no such transfers.

In the case of cash and cash equivalents, trade receivables measured at amortized cost, other current financial assets and liabilities as well as trade accounts payable, the carrying amounts represent reasonable approximations for the fair values.

Forward rate agreements are measured using the discounted cash flow method based on quoted forward rates and yield curves derived from quoted interest rates according to the maturities of the contract.

Moreover, ADVA SE has an investment in equity instruments of Saguna Networks Ltd. with no quoted prices in active markets. Input factors for the valuation are share prices from past investment rounds and current purchase price offers from other investors in Saguna Networks Ltd. The fair value of the investment amounts to zero as the entity is in an ongoing loss situation.

The fair values of financial liabilities as well as other non-current financial assets and liabilities have been calculated based on future cash flows by using arm’s length, risk-adjusted interest rates.

The fair value of the balance sheet items measured at Level 3 on June 30, 2021, totaled nil (December 31, 2020: in total nil).

(30)	Other financial obligations and financial commitments

On June 30, 2021, the group had purchase commitments totaling EUR 115,577 thousand in respect to suppliers (December 31, 2020: EUR 57,128 thousand).

Group entities have issued guarantees in favor of customers. On June 30, 2021, performance bonds with a maximum guaranteed amount of EUR 312 thousand were issued (December 31, 2020: EUR 414 thousand). At the end of 6M 2021, ADVA does not expect claims from these guarantees.

(31)	Contingent liabilities

In the normal course of business, claims may be asserted, or lawsuits filed against the company and its subsidiaries from time to time. On June 30, 2021, ADVA does not expect that potential titles or litigations in detail or in total will have a material impact on its financial position or operating performance.

(32)	Stock option programs

Changes in the number of options rights outstanding and similar rights are detailed in the table below:

	Stock Option Program 2011	Stock Option Program 2011 for the Management Board	Stock Option Program 2020 for the Management Board

	Plan XIV	Plan XIVa	Plan XVIa
Options outstanding at Jan. 1, 2020	2,234,900	1,066,667	—
Granted options	107,500	—	100,000
Exercised options	-49,726	-265,000	—
Forfeited options	-143,100	—	—
Expired options	-3,674	—	—

Options outstanding at Dec. 31, 2020	2,145,900	801,667	100,000

Granted options	556,000	265,000	—
Exercised options	-121,000	-37,500	—
Forfeited options	-28,000	—	—

Options outstanding at Jun. 30, 2021	2,552,900	1,029,167	100,000
Of which exercisable	528,400	439,167	—

Compensation expenses arising from share-based compensation programs included in operating income were as follows:

(in thousands of EUR)	Q2 2021	Q2 2020	6M 2021	6M 2020
Plan XIV	286	231	517	490
Plan XIVa	76	74	120	183
Plan XVIa	14	4	27	4

Total	376	309	664	677

(33)	Related party transactions

Apart from key management personnel there are no related parties within the meaning of IAS 24.

See note (34) for detailed information about transactions with the management board and the supervisory board.

(34)	Governing boards

Management board

On June 30, 2021, the members of the management board held 401,530 shares (December 31, 2020: 401,530 shares) and 1,129,167 stock options (December 31, 2020: 901,667 stock options.

The options to members of the management board were granted out of Plan XIVa and Plan XVIa. The grants to two members of the management board under Plan XVIa in the financial year 2020 are accounted for as cash-settled share-based payments. A provision of EUR 62 thousand was recognized. The option rights authorize the management board to purchase the said number of common shares in the company once the qualifying period has elapsed. Both plans include a profit limit of EUR 20.00 per option.

The strike price for these option rights is

•	EUR 5.15 for 37,500 options granted on May 15, 2015,

•	EUR 8.70 for 401,667 options granted on May 15, 2016,

•	EUR 4.98 for 150,000 options granted on November 15, 2017,

•	EUR 5.79 for 175,000 options granted on May 15, 2018,

•	EUR 5.76 for 100,000 options granted on May 15, 2020,

•	EUR 10.00 for 265,000 options granted on May 15, 2021, respectively.

Supervisory board

On June 30, 2021, no shares or stock options were held by members of the supervisory board (December 31, 2020: none).

On June 30, 2021, trade accounts payable to the supervisory board for the pro rata compensation for Q2 2021 with an amount of EUR 59 thousand were recognized (December 31, 2020: EUR 59 thousand). The pay-out of these payables was carried out in July 2021 (January 2021).

(35)	Events after the balance sheet date

ADVA is currently negotiating a corporate transaction.

US loss corporations that experience a change in ownership as a part of a transaction may have a limitation placed on the go-forward use of tax attributes (e.g., net operating losses, capital losses, tax credits, excess interest deduction carryforwards, etc.). Further analysis is required to determine if an (indirect) ownership change with regard to shares in ADVA Optical Networking North America Inc. may occur as part of the proposed transaction.

Potential other impacts on the net assets, financial position and financial performance of the group are still under review.

Report of Independent Auditors

To the board of directors of ADVA Optical Networking SE, Meiningen

We have audited the accompanying consolidated financial statements of ADVA Optical Networking SE, and its subsidiaries (the “Company”), which comprise the consolidated statements of financial position as of December 31, 2020 and 2019, and the related consolidated income statements, statements of comprehensive income, statements of changes in stockholders’ equity and cash flow statements for the years ended December 31, 2020, 2019 and 2018.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ADVA Optical Networking SE and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years ended December 31, 2020, 2019 and 2018 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

As discussed in Note 4 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019. Our opinion is not modified with respect to this matter.

Munich, Germany

September 1, 2021

PricewaterhouseCoopers GmbH

Wirtschaftsprüfungsgesellschaft

/s/Jürgen Schumann Jürgen Schumann Wirtschaftsprüfer (German Public Auditor)	/s/ppa. Sonja Knösch ppa. Sonja Knösch Wirtschaftsprüferin (German Public Auditor)

ADVA OPTICAL NETWORKING SE

IFRS CONSOLIDATED FINANCIAL STATEMENTS

Consolidated statements of financial position

(in thousands of EUR)	Note	Dec. 31, 2020	Dec. 31, 2019

Assets
Current assets
Cash and cash equivalents	(9)	64,881	54,263
Trade accounts receivable	(10)	83,880	96,193
Contract assets	(12)	442	654
Inventories	(11)	90,124	104,445
Tax assets	(27)	390	1,857
Other current assets	(13)	7,858	10,918

Total current assets		247,575	268,330

Non-current assets
Right-of-use assets	(14)	25,386	31,985
Property, plant and equipment	(14)	31,235	32,622
Goodwill	(14)	67,036	72,023
Capitalized development projects	(14)	98,607	96,169
Intangible assets acquired in business combinations	(14)	15,004	20,864
Other intangible assets	(14)	5,302	3,704
Deferred tax asset	(27)	7,233	6,336
Other non-current assets	(13)	2,594	3,419

Total non-current assets		252,397	267,122

Total assets		499,972	535,452

The notes are an integral part of these consolidated financial statements.

(in thousands of EUR)	Note	Dec. 31, 2020	Dec. 31, 2019

Equity and liabilities
Current liabilities
Current lease liabilities	(15)	5,807	6,082
Current liabilities to banks	(16)	15,492	19,221
Trade accounts payable	(17)	44,151	73,398
Current provisions	(19)	14,407	13,469
Tax liabilities	(27)	1,808	1,686
Current contract liabilities	(20)	16,377	12,448
Refund liabilities	(20)	633	709
Other current liabilities	(17)	31,963	31,217

Total current liabilities		130,638	158,230

Non-current liabilities
Non-current lease liabilities	(15)	21,998	28,348
Non-current liabilities to banks	(16)	47,129	61,758
Provisions for pensions and similar employee benefits	(18)	8,545	7,756
Other non-current provisions	(19)	1,593	1,380
Deferred tax liabilities	(27)	13,522	12,307
Non-current contract liabilities	(20)	10,551	7,070
Other non-current liabilities	(17)	2,813	2,811

Total non-current liabilities		106,151	121,430

Total liabilities		236,789	279,660

Stockholders’ equity entitled to the owners of the parent company	(21)
Share capital		50,497	50,182
Capital reserve		320,680	318,568
Accumulated deficit		-114,648	-121,693
Net income		20,314	7,045
Accumulated other comprehensive income		-13,660	1,690

Total stockholders’ equity		263,183	255,792

Total equity and liabilities		499,972	535,452

The notes are an integral part of these consolidated financial statements.

ADVA OPTICAL NETWORKING SE

Consolidated income statements

(in thousands of EUR, except earnings per share and number of shares)	Note	2020	2019	2018
Revenues	(22)	564,958	556,821	501,981
Cost of goods sold		-368,416	-365,908	-320,253

Gross profit		196,542	190,913	181,728

Selling and marketing expenses	(23)	-60,803	-72,828	-63,569
Thereof net impairment results on financial assets	(10)	-1,192	-1,131	356
General and administrative expenses	(23)	-35,897	-35,126	-35,024
Research and development expenses	(23)	-74,997	-75,186	-76,588
Other operating income	(24)	3,800	4,764	8,949
Other operating expenses	(24)	-1,172	-534	-507

Operating income		27,473	12,003	14,989

Interest income	(25)	110	372	219
Interest expenses	(25)	-2,717	-2,676	-1,627
Foreign currency exchange gains	(26)	10,779	8,217	12,405
Foreign currency exchange losses	(26)	-10,826	-7,613	-13,882
Other financial gains	(26)	—	—	381
Other financial losses	(26)	—	-1,374	—

Income before tax		24,819	8,929	12,485
Income tax benefit (expense), net	(27)	-4,505	-1,884	-2,807

Net income entitled to the owners of the parent company		20,314	7,045	9,678

Earnings per share in EUR	(31)
basic		0.40	0.14	0.19
diluted		0.40	0.14	0.19

Weighted average number of shares for calculation of earnings per share
basic		50,278,336	50,031,396	49,810,321
diluted		50,556,185	50,520,571	50,234,216

The notes are an integral part of these consolidated financial statements.

Consolidated statements of comprehensive income

(in thousands of EUR)	Note	2020	2019	2018
Net income entitled to the owners of the parent company		20,314	7,045	9,678
Items that may be reclassified to profit or loss in future periods
Exchange differences on translation of foreign operations		-14,922	4,483	7,860
Items that will not get reclassified to profit or loss in future periods
Revaluation of defined benefit plans	(18)	-428	-3,124	-1,993

Comprehensive income entitled to the owners of the parent company	(21)	4,964	8,404	15,545

Items in the statement above are disclosed net of tax. The income tax relating to each component of other comprehensive income is disclosed in note (21).

In 2020 an amount of EUR 255 thousand were reclassified (recycled) from comprehensive income to profit or loss due to deconsolidation (2019 and 2018: no recycling).

The notes are an integral part of these consolidated financial statements.

ADVA OPTICAL NETWORKING SE

Consolidated cash flow statements

(in thousands of EUR)	Note	2020	2019	2018
Cash flow from operating activities

Income before tax		24,819	8,929	12,485

Adjustments to reconcile income before tax to net cash provided by operating activities

Non-cash adjustments
Amortization of non-current assets	(14)	65,061	62,191	49,367
Loss from disposal of property, plant and equipment and intangible assets	(14)	351	1,223	410
Stock compensation expenses	(38)	1,189	1,490	1,413
Other non-cash income and expenses		517	923	-37

Foreign currency exchange differences		-4,843	-2,665	1,280

Changes in assets and liabilities
Decrease (increase) in trade accounts receivable		12,525	1,409	-16,819
Decrease (increase) in inventories		15,231	-19,621	-4,040
Decrease (increase) in other assets		3,851	-2,502	1,334
Increase (decrease) in trade accounts payable		-29,247	10,203	24,002
Increase (decrease) in provisions		91	1,423	-6,163
Increase (decrease) in other liabilities		9,697	5,485	-521

Income tax paid and refunded		-2,099	-1,684	-2,351

Net cash provided by operating activities		97,143	66,804	60,360

The notes are an integral part of these consolidated financial statements.

(in thousands of EUR)	Note	2020	2019	2018
Cash flow from investing activities

Investments in property, plant and equipment	(14)	-13,648	-16,888	-14,029
Investments in intangible assets	(14)	-44,740	-43,584	-34,239
Interest received		34	169	207

Net cash used in investing activities		-58,354	-60,303	-48,061

Cash flow from financing activities

Proceeds from capital increase and exercise of stock options	(21)	1,273	1,257	810
Repayment of lease liabilities		-6,986	-4,401	n/a
Proceeds from liabilities to banks	(16)	—	10,000	75,730
Cash repayment of liabilities to banks	(16)	-18,500	-18,500	-82,813
Interest paid		-2,553	-2,801	-1,953

Net cash used in financing activities		-26,766	-14,445	-8,226

Net effect of foreign currency translation on cash and cash equivalents		-1,405	-445	203

Net change in cash and cash equivalents		10,618	-8,389	4,276

Cash and cash equivalents on January 1		54,263	62,652	58,376

Cash and cash equivalents on December 31		64,881	54,263	62,652

Details on the preparation of the consolidated cash flow statement are included in note (30).

The notes are an integral part of these consolidated financial statements.

ADVA OPTICAL NETWORKING SE

Consolidated statements of changes in stockholders’ equity

	Share capital
(in thousands of EUR, except number of shares)	Number of shares	Par value	Capital reserve	Net income (loss) and accumulated deficit	Accumulated other comprehensive income (loss)	Total stockholders’ equity entitled to the owners of the parent company
Balance on January 1, 2018	49,735,549	49,736	314,019	-131,371	-5,536	226,848
Capital increase, including exercise of stock options	195,406	195	615			810
Stock options outstanding			1,438			1,438
Net income				9,678		9,678
Exchange differences on translation of foreign operations					7,860	7,860
Remeasurement of defined benefit plans					-1,993	-1,993

Comprehensive income				9,678	5,867	15,545

Balance on December 31, 2018	49,930,955	49,931	316,072	-121,693	331	244,641
Capital increase, including exercise of stock options	251,011	251	1,006			1,257
Stock options outstanding			1,490			1,490
Net income				7,045		7,045
Exchange differences on translation of foreign operations					4,483	4,483
Remeasurement of defined benefit plans					-3,124	-3,124

Comprehensive income				7,045	1,359	8,404

Balance on December 31, 2019	50,181,966	50,182	318,568	-114,648	1,690	255,792
Capital increase, including exercise of stock options	314,726	315	958			1,273
Stock options outstanding			1,154			1,154
Net income				20,314		20,314
Exchange differences on translation of foreign operations					-14,922	-14,922
Remeasurement of defined benefit plans					-428	-428

Comprehensive income				20,314	-15,350	4.964

Balance on December 31, 2020	50,496,692	50,497	320,680	-94,334	-13,660	263,183

Details on changes in stockholders’ equity are presented in note (21).

The notes are an integral part of these consolidated financial statements.

ADVA OPTICAL NETWORKING SE

Notes to the consolidated financial statements

General information

(1)	Information about the company and the group

ADVA Optical Networking SE (hereinafter also referred to as the “company” or “ADVA SE”) is a Societas Europaea domiciled in Meiningen, Germany, with its registered office at Märzenquelle 1-3, 98617 Meiningen, and is registered as HRB 508155 at the commercial register in Jena. The management board authorized the consolidated financial statements for the financial year ended December 31, 2020, with prior year comparable numbers as well as a three-year comparison of the consolidated income statement and the consolidated cash flow statement as well as the consolidated statement of changes in stockholders’ equity for the periods 2018, 2019 and 2020, for inclusion in the SEC filing on September 1, 2021.

The ADVA Optical Networking group (hereinafter also referred to as “ADVA Optical Networking”, “the group” or “ADVA”) develops, manufactures and sells optical and Ethernet-based networking solutions to telecommunications carriers and enterprises to deliver data, storage, voice and video services.

Telecommunications service providers, private companies, universities and government agencies worldwide use the group’s systems. ADVA sells its product portfolio both directly and through an international network of distribution partners.

Significant accounting policies

(2)	Basic principles for the preparation of the consolidated annual financial statements

The group’s consolidated annual financial are prepared in light of a potential corporate transaction and are intended to be included in the relevant SEC filing. They include a consolidated statement of financial position for the financial year ended December 31, 2020, with prior year comparable numbers as well as a three-year comparison of the consolidated income statement and the consolidated cash flow statement as well as the consolidated statement of changes in stockholders’ equity for the periods 2018, 2019 and 2020. The consolidated financials statements are prepared in accordance with the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB) and related interpretations of IFRS Interpretations Committee (IFRIC). The consolidated financial statements have been prepared on a historical cost basis, except for the fair value measurement through profit or loss of certain financial instruments and share-based payments.

The financial year correlates with the calendar year. The consolidated annual financial statements are presented in euro. Unless otherwise stated, all amounts quoted are in thousands of euros. The balance sheet is separated into current and non-current assets and liabilities. The classification of income and expenses in the income statement is based on their function within the entity. When items on the balance sheet and in the income statement are summarized in the interest of clarity, this is explained in the notes to the consolidated financial statements.

The annual financial statements of the individual subsidiaries of the holding company ADVA Optical Networking SE, as subsumed in the consolidated annual financial statements, are all prepared using the same accounting and valuation policies and the same balance sheet date.

(3)	Effects of new standards and interpretations

The accounting policies followed are consistent with these of the prior financial year, except for the adoption of new and amended IFRSs and interpretations (IFRICs) during the year.

STANDARDS, AMENDMENTS AND INTERPRETATIONS APPLICABLE FOR THE FIRST TIME IN 2020

In 2020, following standards and interpretations have been adopted for the first time.

Standard	Topic	First-time adoption*	IASB effective date	Expected impact on the financial position and performance

IFRS Framework	Revision of the IFRS Framework	Jan. 1, 2020	Jan. 1, 2020	none

Amendments to IFRS 3	Definition of a business	Jan. 1, 2020	Jan. 1, 2020	none

Amendments to IAS 1 and IAS 8	Definition of materiality	Jan. 1, 2020	Jan. 1, 2020	none

Amendments to IFRS 9, IAS 39 and IFRS 7	Reform of interest rate benchmarks (IBOR reform - phase 1)	Jan. 1, 2020	Jan. 1, 2020	none

Amendments to IFRS 16	Leases - Covid-19-related rent concessions	Jun. 1, 2020	Jun 1, 2020	none

*	To be applied in the first reporting period of a financial year beginning on or after this date.

NEW ACCOUNTING REQUIREMENTS NOT YET APPLICABLE FOR FIRST-TIME ADOPTION

The IASB and the IFRIC have issued further Standards and Interpretations in 2020 and previous years that were not applicable for the financial year 2020.

Standard	Topic	First-time adoption*	IASB effective dated	Expected impact on the financial position and performance

Amendments to IFRS 9, IAS 39 and IFRS 7	Reform of interest rate benchmarks (IBOR reform - phase 2)	Jan. 1, 2021	Jan 1, 2021	none

Amendments to IAS 16	Property, plant and equipment - revenue before intended use	Jan. 1, 2022	Jan. 1, 2022	under review

Amendments to IAS 37	Onerous contracts - costs of contract performance	Jan. 1, 2022	Jan. 1, 2022	under review

Amendments to IFRS 3	Reference to the IFRS framework	Jan. 1, 2022	Jan. 1, 2022	under review

Yearly improvements 2018 - 2020	IFRS 1, IFRS 9, IFRS 16 and IAS 41	Jan. 1, 2022	Jan. 1, 2022	under review

IFRS 17	Insurance contracts	Jan. 1, 2023	Jan 1, 2023	none

Amendments to IAS 1	Classification of liabilities as current or non-current	Jan. 1, 2023	Jan 1, 2023	under review

*	To be applied in the first reporting period of a financial year beginning on or after this date.

(4)	Recognition and measurement

INVENTORIES

Inventories are valued at the lower of cost or net realizable value. The cost of purchase is determined by the average method. Production costs include direct unit costs, an appropriate portion of necessary manufacturing overheads and production-related depreciation that can be directly assigned to the production process. Administrative and social insurance charges that can be assigned to production are also considered. Financing charges are not classified as part of the at-cost base. The net realizable value is the estimated selling price that could be realized on the closing date in the context of ordinary business activity, less estimated costs of completion and costs necessary to make the sale.

Inventory depreciation covers risks relating to slow-moving items or technical obsolescence based on applicable net realizable value test. Where the reasons for previous write-downs no longer apply, these write-downs are reversed.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is stated at historic cost less accumulated depreciation and accumulated impairment losses, if any. The present value of the expected cost for the decommissioning of the asset after its use is included in the cost of the respective asset if the recognition criteria for a provision are met.

Subsequent costs are included in the asset’s carrying amount or recognized as separate asset only when it is probable that future economic benefits associated with this item will flow to the group and the cost can be measured reliably. All other repairs and maintenance costs are charged to the income statement during the financial period in which they are incurred.

Depreciation on property, plant and equipment is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

• Buildings	20 to 25 years
• Technical equipment and machinery	3 to 4 years
• Factory and office equipment	3 to 10 years

No regular depreciation applies for land.

Leasehold improvements are capitalized and depreciated over the expected useful life on a straight-line basis.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the income statement when the asset is derecognized.

The assets’ residual values, useful economic lives and methods of depreciation are reviewed at each financial year-end and adjusted prospectively, if appropriate.

INTANGIBLE ASSETS

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value on the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. Internally generated intangible assets, excluding capitalized development costs, are not capitalized, and expenditure is reflected in profit or loss in the year in which the expenditure is incurred.

The useful economic lives of intangible assets are assessed to be either finite or indefinite.

Intangible assets with finite lives are amortized on a straight-line basis over the expected useful lives of the assets as follows:

• Capitalized development projects	3 to 5 years
• Intangible assets acquired in business combinations	3 to 10 years
• Software and other intangible assets	3 to 6 years

Intangible assets with finite useful economic lives are assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life is reviewed at each financial year-end. The amortization expense on intangible assets with finite lives is recognized in profit or loss in the expense category consistent with the function of the intangible asset.

Intangible assets with an indefinite useful life are not amortized. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. The useful life of an intangible asset with an indefinite life is reviewed at least annually to determine whether the indefinite life assessment continues to be applicable. If not, the change in the useful life assessment from indefinite to finite is made on a prospective basis. Apart from goodwill and development projects in progress all intangible assets are amortized over their useful lives.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between their disposal proceeds and the carrying amount of the asset, and they are recognized in the income statement when the asset is derecognized.

Goodwill

An indefinite useful life is assumed for goodwill acquired in the context of business combinations. Impairment reviews are performed at the cash generating unit level on the balance sheet date or when there is an indication that the goodwill may be impaired in accordance with IAS 36. Impairment losses on goodwill recognized in prior periods are not reversed. See note (14).

Intangible assets acquired in business combinations

Intangible assets acquired in business combinations have a finite useful life. They are recognized at fair value at the acquisition date and amortized on a straight-line basis over estimated useful economic lives of five to nine years. They are tested for impairment if an indication exists that the recoverable amount of the asset may have decreased.

The breakdown of intangible assets into individual items is included in note (14).

Capitalized development projects

Development expenses for new products are capitalized as development projects if

•	they can be unambiguously assigned to these products,

•	the products under development are technically feasible and can be marketed,

•	there is reasonable certainty that the development activity will result in future cash inflows,

•	ADVA intends and is able to complete and use the development project and

•	there is the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset.

Capitalized development projects include all costs that can be directly assigned to the development process. Financing charges are capitalized if the development project represents a qualifying asset in the sense of IAS 23.

After initial recognition of a development project as an asset, measurement is at historical cost, less accumulated amortization and impairment. The straight-line method of amortization is used from the start of production through the estimated selling periods for the products developed (generally between three and five years). Ongoing development projects are tested for impairment on level of the smallest cash generating unit on the balance sheet date or when there is an indication of potential impairment. Completed development projects are tested for impairment if there is an indication of potential impairment. Impairment losses are recognized if appropriate.

Research costs are expensed as incurred according to IAS 38.

Impairment of non-financial assets

Intangible assets with indefinite useful economic lives are tested for impairment annually and whenever there is an indication for potential impairment, either individually or at the cash generating unit level. Intangible assets with finite and useful economic lives are tested for impairment whenever there is an indication for potential impairment. Intangible assets are tested either individually or at the cash generating unit level.

If there is any indication that an asset may be impaired, the recoverable amount is estimated for the individual asset. If it is not possible to estimate the recoverable amount of the individual asset, the recoverable amount of the cash-generating unit to which the asset belongs is determined.

An impairment loss is only recognized if the carrying amount of the asset or respective cash generating unit exceeds its recoverable amount. The recoverable amount is the higher of the fair value less costs of disposal and value in use of the respective asset or cash generating unit. Prior impairments of non-financial assets (other than goodwill) are reviewed for possible reversal at each reporting date.

GOVERNMENT GRANTS

ADVA recognizes government grants for fixed assets as well as for grants related to research projects.

Government grants are recognized where there is reasonable assurance that the grant will be received, and all attached conditions will be met. When the grant relates to an expense item, it is recognized as income over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate. Where the grant relates to fixed assets, it is recognized as a reduction of purchase costs and released as a reduction of depreciation expense over the expected useful life of the related asset.

Grants related to research projects are recognized as other assets if the grant is approved and certified but the payment still outstanding. A respective liability is recorded in the amount of the grant which has been approved at initial recognition and is released through the income statement when the defined research tasks have been completed.

BORROWING COSTS

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period to get ready for its intended use or sale (qualifying asset) are capitalized as part of the cost of the respective assets. If borrowing costs cannot be directly attributed to the acquisition, construction or production of an asset, an assessment is made on whether general borrowing costs should be recognized that would have been avoided if the asset was not acquired, constructed or produced. All other borrowing costs are expensed in the period they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

LEASING

Leasing according to IAS 17 (until December 31, 2018)

Leasing contracts are classified as finance leases if substantially all risks and rewards, and with it the economic ownership, are transferred to the lessee. All other leasing transactions are classified as operating leases.

Property, plant and equipment acquired by ADVA Optical Networking through finance lease contracts is stated at the fair value of the leased property or, if lower, the present value of the future minimum lease payments when the contract commences. Finance lease contracts are then amortized using the straight-line method over the shorter of the leasing period or the estimated useful life of the assets. The correspondent liability is shown as finance lease obligation. The lease payment to the lessor is apportioned between finance charge and the reduction of the outstanding liability. The finance charge is allocated to each period during the lease term to produce a constant periodic rate of interest on the remaining liability.

Operating lease payments are recognized as an expense in the income statement on a straight-line basis over the lease term.

Leasing according to IFRS 16 (from January 1, 2019)

The group leases various properties and cars. Rental contracts are typically made for fixed periods of 3 to 5 years but may have extension options as described below. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreements do not impose any covenants, but leased assets may not be used as security for borrowing purposes.

Leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use by the group. Each lease payment is allocated between the liability and finance cost. The finance cost is charged to profit or loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The right-of-use asset is depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. If a purchase option is considered reasonably certain, the amortization period corresponds to the useful life.

Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments:

•	fixed payments (including in-substance fixed payments), less any lease incentives receivable

•	variable lease payment that are based on an index or a rate

•	amounts expected to be payable by the lessee under residual value guarantees

•	the exercise price of a purchase option if the lessee is reasonably certain to exercise that option, and

•	payments of penalties for early termination of the lease if the exercise of a termination option is considered reasonably certain.

The lease payments are discounted using the interest rate implicit in the lease, if that rate can be determined, or the group’s incremental borrowing rate.

Right-of-use assets are measured at cost comprising the following:

•	the amount of the initial measurement of lease liability

•	any lease payments made at or before the commencement date less any lease incentives received

•	any initial direct costs, and

•	restoration costs.

Payments associated with short-term leases and leases of low-value assets are recognized on a straight-line basis as an expense in profit or loss. Short-term leases are leases with a lease term of 12 months or less. Low-value assets comprise IT-equipment and small items of office furniture.

Extension and termination options are included in a number of property and equipment leases across the group. These terms are used to maximize operational flexibility in terms of managing contracts. The majority of extension and termination options held are exercisable only by the group and not by the respective lessor.

To optimize lease costs during the contract period, the group sometimes provides residual value guarantees in relation to car leases. The group initially estimates and recognizes amounts expected to be payable under residual value guarantees as part of the lease liability. The amounts are reviewed, and adjusted if appropriate, at the end of each reporting period.

First-time adoption of IFRS 16

Upon first-time adoption, ADVA capitalized right-of-use assets for leases using the modified retrospective method and recognized corresponding financial liabilities. The simplification options were used to exclude current and low-value leases from capitalization as right-of-use assets.

Upon initial recognition, the right-of-use assets were adjusted for the lease payments made in advance and deferred in the consolidated balance sheet as of December 31, 2018.

Compared to the previous accounting treatment under IAS 17 the application of IFRS 16 resulted in a decline of EUR 1,209 thousand in net profit for 2019. At the same time, earnings before interest and taxes (EBIT) decreased by EUR 48 thousand and the financial result decreased by EUR 1,161 thousand.

In the consolidated cash flow statement for 2019, payments from IFRS 16 amounting to EUR 4,488 thousand were reported as cash outflows from financing activities, which would have been reported as cash outflows from operating activities previously in accordance with IAS 17.

A weighted average interest rate of 3.2% was applied for the valuation of lease liabilities.

The previous information on future lease obligations can be reconciled to the lease liabilities recognized as of January 1, 2019, as follows:

(in thousands of EUR)
Commitments for operating leases reported on Dec. 31, 2018	28,117
Short-term and low-value leases recognized as expenses on a straight-line basis	-336
Changes due to the consideration of prolongation options of lease contracts	11,474
Interest share considering country-specific marginal interest rate	-2,204

Lease liabilities recognized as of Jan. 1, 2019	37,051
thereof: current	5,366
thereof: non-current	31,685

POST-EMPLOYMENT BENEFITS

ADVA maintains defined benefit plans in three countries based on the pensionable compensation of its employees and their length of service. Some of these pension plans are financed through external pension funds. Provisions for pensions are actuarially measured using the projected unit credit method for defined benefit pension plans, considering not only the pension obligations and vested pension rights known at the reporting date, but also expected future salary and benefit increases. The interest rate used to determine the present value of the obligations is generally set based on the yields on high-quality corporate bonds or government bonds in the respective currency area. The return on existing plan assets and expenses for interest added to obligations are reported in finance costs. Service cost is classified as operating expenses. Past service cost not recognized due to a change in the pension plan shall immediately be recognized in the period in which the change took effect. Gains and losses arising from adjustments and changes in actuarial assumptions are recognized immediately and in full in the period in which they occur within other comprehensive income. Further details on recognition and measurement of employee benefits are included in note (18).

In addition, ADVA grants defined contribution plans to employees of some group entities in accordance with statutory or contractual requirements. The payments are made to state or private pension insurance funds. Under defined contribution plans, the employer does not assume any other obligations beyond the payment of contributions to an external fund. The amount of the future pension payments will exclusively depend on the contribution made by the employer (and their employees, if applicable) to the external fund, including income from the investment of such contributions. The amounts payable are expensed when the obligation to pay the amounts is established and classified as operating expenses.

SHARE-BASED COMPENSATION TRANSACTIONS

Employees (including senior executives) of ADVA receive remuneration in the form of share-based compensation transactions, whereby employees render services as consideration for equity instruments (equity-settled transactions) or they are granted stock appreciation rights, which are settled in cash (cash-settled transactions). Share-based compensation transactions are reported and valued in accordance with IFRS 2.

Equity-settled transactions

The cost of equity-settled transactions with employees is measured by reference to the fair value on the grant date. The fair value is determined by an external expert using an appropriate pricing model. See note (38) for further details.

The cost of equity-settled transactions is recognized, together with the corresponding increase in equity, straight-line over the period in which the relevant employees become fully entitled to the award (vesting date). Vesting period ends with the first exercise possibility. From that day, the employee is entitled to benefit. No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon market condition, which are treated as vesting irrespective of whether or not market condition is satisfied if all other performance conditions are satisfied.

Where the terms of an equity-settled transaction award are modified, the minimum expense recognized is the expense as if the terms had not been modified if the original terms of the award are met. An additional expense is recognized for any modification that increases the total fair value of the share-based compensation transaction or is otherwise beneficial to the employee as measured on the date of modification.

Where an equity-settled award is cancelled, it is treated as if it vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph. All cancellations of equity-settled transactions are treated equally.

The dilutive effect of outstanding options is reflected in the computation of earnings per share. See note (31).

Cash-Settled transactions

The cost of cash-settled transactions is measured initially at fair value on the grant date. The fair value is expensed straight-line over the vesting period with recognition of a corresponding provision. The provision is re-measured on each balance sheet date up to and including the settlement date, with changes in the fair value recognized in profit or loss.

PROVISIONS

Provisions are recognized when the group has a present obligation (legal or constructive) as a result of a past event, when it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The amount recognized as a provision represents the best estimate of the expenditure required to settle the present obligation.

Where the group expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense related to any provision is presented in profit or loss, net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision over time is recognized in other financial gains and losses, net.

COMMON STOCK

Common stock is disclosed in stockholder’s equity.

Incremental costs directly attributable to the issuance of new ordinary shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Where any group company purchases the company’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs, is deducted from equity until the shares are cancelled or reissued. Where such shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs, is included in equity.

FINANCIAL INSTRUMENTS

Financial instruments are contracts that give rise to a financial asset in one entity and a financial liability or equity instrument in another entity. ADVA recognizes financial assets and financial liabilities in the balance sheet when a company in the group becomes a contractual party to the financial instrument.

All customary purchases and sales of financial assets are recognized on the trading date, i.e. the date on which ADVA enters into the obligation to purchase the asset.

Financial assets and financial liabilities are generally reported at gross value. Netting only applies if the offsetting of the amounts is legally enforceable and it is intended to actually offset them. In general, ADVA does not intend to offset any amounts.

Financial assets

ADVA’s financial assets include, in addition to trade receivables, cash and cash equivalents, other receivables, other investments and derivative financial instruments.

Classification

Financial assets are initially allocated to one of the following measurement categories in accordance with IFRS 9:

1.	measured at amortized cost

2.	measured at fair value through profit or loss

3.	measured at fair value through other comprehensive income (debt instruments)

4.	measured at fair value through other comprehensive income (equity instruments)

Financial assets that are debt instruments according to IAS 32 are classified based on the business model for managing the financial assets and the contractually agreed cash flows. Debt instruments are classified as amortized cost if the business model “hold to collect” applies and contractual cash flows solely consist of principal and interest on the outstanding redemption. If the business model is based on the collection of contractual cash flows as well as on the sale of the instruments and the cash flows only consist of principal and interest, the financial assets are classified at fair value through other comprehensive income (FVOCI). Financial assets held for sale and derivative financial instruments that are not designated as hedges, and financial assets that do not consist solely of payments of principal and interest, are classified as at fair value through profit or loss (FVTPL).

Debt instruments are reclassified if the business model for managing those assets changes.

Financial assets with embedded derivatives are considered at their entirety when determining whether their cash flows are solely repayment of the principal and interest.

For investments in equity instruments that are not held for trading, an irrevocable option to account for the equity investments at fair value through comprehensive income (FVOCI) at the time of initial recognition is available. ADVA has not made use of this option.

ADVA classifies receivables that are not subject to factoring, cash and cash equivalents, and rent deposits as financial assets, which are carried at amortized cost. Trade receivables for which a factoring agreement is in place are classified as financial assets at fair value through profit or loss.

The group has not made use of the option to classify financial assets at fair value through profit or loss upon initial recognition.

Initial measurement

At initial recognition, the group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transactions costs that are directly attributable to the acquisition of the financial asset except for trade receivables that are initially measured at its transaction price in accordance to IFRS 15. Transaction costs of financial assets carried at fair value through profit or loss are expensed immediately.

Subsequent measurement

The subsequent measurement of ADVA’s financial assets is based on their classification:

1.

at amortized cost: Interest income from these financial assets is reported in the financial income using the effective interest method. Gains and losses on derecognition as well as impairment gains and losses are recorded in the income statement and reported under other operating income and expenses,

2.

at fair value through profit or loss: Gains or losses on debt instruments, which are subsequently measured at fair value through profit or loss, are included in the income statement as other operating income or expenses in the period in which they arise. Gains and losses on derivatives are recognized in other financial income in the income statement.

The group subsequently measures all equity instruments at fair value. Changes in fair value are recognized in other gains (losses) in the income statement as applicable.

Impairment

The group assesses expected future credit losses associated with its debt instruments measured at amortized cost based on future expectations. A respective risk provision or, in case of an actual loss that already occurred, an impairment loss is recognized.

Financial assets are in default or credit impaired if there is an objective evidence of impairment. This applies in case of bankruptcy, knowledge of impending insolvency proceedings or if financial assets are overdue more than one year.

Financial assets are considered to be impacted by credit worthiness and are written off if there is no reasonable expectation recovering the financial asset. This could be, inter alia, if debtor payments are delayed more than two years or if the debtor fails to commit to a repayment plan.

General approach

Generally, financial assets are considered as having a low default risk at initial recognition resulting in a 12-month expected credit loss provision. In case of a significant increase in credit risk, the lifetime expected credit losses are recognized. Amongst others debtor’s payment delays of more than 30 days or the decrease of the rating are considered an indicator for increase in default risk.

ADVA assesses expected credit losses using the general approach for cash and cash equivalents and material other financial assets, except for trade receivables. Further details are described in note (34) on financial risk management.

Simplified approach

For trade receivables and contract assets with no significant financing component the group applies the simplified approach, which requires lifetime expected credit losses to be recognized from initial recognition of the receivables.

In order to measure expected credit losses, trade receivables are summarized on the basis of common credit risk characteristics considering the region of business and overdue days. The expected credit losses are based on customers’ historical payment behavior for a period of three years as well as on historical defaults. These are reviewed once a year and adjusted to take current and future information on macroeconomic elements (e.g. geopolitical events, currency fluctuations, inflation, trade wars, state subsidies) into account, that have an influence on customers’ ability to meet their financial obligations.

Contract assets relate to work in progress that has not been invoiced and bears essentially the same risk characteristics as trade receivables. The group has therefore concluded that the expected loss rates for trade receivables are a reasonable approximation of the loss ratios for contract assets.

Derecognition

ADVA derecognizes financial assets (or parts of their financial assets where applicable) when the rights to receive cash flows from the financial asset have expired or have been transferred and the group substantially transferred all opportunities and risks associated with the ownership.

In the case of sales of trade receivables the requirements for a receivable transfer according to IFRS 9.3.2.4 (a).are met. Receivables are derecognized if substantially all risks and rewards are transferred. If the receivables are transferred in accordance to IFRS 9.3.2.4 (a) and the review of IFRS 9.3.2.6 shows that neither substantially all risks and rewards have been transferred nor retained, ADVA recognizes the remaining continuing involvement in accordance with IFRS 9.3.2.16. ADVA continues to manage the receivables sold (servicing). ADVA retains control of disposal over the receivables sold.

Financial liabilities

The financial liabilities of ADVA include trade payables and other liabilities, bank overdrafts, loans and derivative financial instruments. The accounting treatment of lease liabilities is dealt with separately as presented in the section “Leasing”.

Classification

Financial liabilities are initially assigned to one of the following valuation categories in accordance with IFRS 9:

1.	measured at amortized cost

2.	measured at fair value through profit or loss.

The group has not used the option to designate financial liabilities as “at fair value through profit or loss” on initial recognition of financial liabilities.

Initial measurement

At initial recognition, the group measures a financial liability at its fair value less, in the case of a financial liability not at fair value through profit or loss, transactions costs that are directly attributable to the acquisition of the financial liability.

Subsequent measurement

The measurement of financial liabilities of ADVA depends on their classification as follows:

1.

Financial liabilities at fair value through profit or loss: This category includes derivative financial instruments that are not designated as hedging instruments in accordance with IFRS 9 hedge accounting rules. Gains and losses are recognized in financial income in the income statement.

2.

Financial liabilities measured at amortized cost: This category includes trade payables and interest-bearing loans. After initial recognition, these are measured at amortized cost using the effective interest method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as in case of amortization using the effective interest method. Amortization according to the effective interest method is included in interest expenses in the profit and loss account.

Derecognition

A financial liability is derecognized when the obligation under the liability is settled, cancelled or expired. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, this exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability. In case of minor changes in conditions a change in the present value will be considered in profit or loss.

Derivative financial instruments and hedging activities

The group entered into forward rate agreements to hedge foreign currency exposure of expected future cash flows in foreign currency.

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured to their fair value at the end of each reporting period. The accounting for subsequent changes in the fair value depend on whether the derivative is designated as a hedging instrument.

The group did not apply hedge accounting rules according to IFRS 9 during the years ended December 31, 2020, 2019 and 2018. Thus, changes in fair value of the derivatives are recognized in profit or loss immediately.

CONTRACTS WITH CUSTOMERS

Revenue recognition

Revenue is recognized when a performance obligation is satisfied, i.e. when control of the goods or services is transferred to the customer. Control is passed either at a point in time or over time.

When hardware is sold control is transferred at a point in time depending on the delivery terms. Software licenses are either sold together with the hardware or sold separately. Control in case of software is transferred when the customer is able to use the software.

In case of service level agreements or maintenance contracts as well as period-related software licenses revenue is recognized over a period of time provided that further services are to be rendered during the term of the contract. The customer receives and uses all services at the same time as they are provided by the company.

Bill-and-hold arrangements or consignment stores are recognized when the performance obligation to transfer a product are met and the customer obtains control.

Transaction price

In general, the transaction price is the price from the order further considering the specific arrangements of the underlying contract. For contracts that contain multiple performance obligations, the transaction price is allocated to the individual performance obligations based on the relative individual selling price. A consideration to be paid to a customer is recorded as a reduction in the transaction price, hence reducing revenues, unless the payment relates to a specific delivery of goods by the customer or service provided by the customer.

The transaction price from a contract may contain fixed and/or variable components.

With regard to financial components, the practical remedy of not considering the effects of a financing component is applied if the maximum duration of the period between transfer of goods or services and payment by the customer does not exceed one year.

The group does not adjust any of the transaction prices for the time value of money.

Contract assets and liabilities

A contract asset is recognized when ADVA has transferred the goods or services. The contract asset is recognized as a receivable if an unconditional payment entitlement of the company exists.

A contract liability is recognized if the company receives the consideration before it has delivered the goods or services. This applies in particular to advance payments for service level agreements and maintenance contracts.

Contract assets and liabilities related to one contract are netted and shown as either contract assets or contract liability.

In addition, certain customers have the benefit of customer loyalty programs which result in the recognition of a contract liability and reduction of revenues based on the relative individual selling price.

Volume rebates can be identified as incentive programs where the company makes a payment to the customer once a specified sales volume has been achieved with the customer. Volume rebates are not related to separate performance obligations but are considered as a variable component of the transaction price.

Customers right of return are considered in the transaction price based on past experience.

The company has made use of the option to recognize all costs in relation to conclude and extend a contract which would be amortized over a period of maximum one year upon activation, directly in profit and loss. This concerns all such costs.

Warranties

Exclusively all warranties are so-called “assurance type” warranties and therefore do not form separate performance obligations. For these essentially legal warranties, accruals according to IAS 37 are considered.

COST OF GOODS SOLD

The cost of goods sold comprises the costs incurred in the production and rendering of services. This item subsumes both the direct cost of materials and production directly assignable to a product and indirect (overhead) costs, including the depreciation of production equipment, amortization of production related intangible assets and write-downs on inventories. The cost of goods sold also includes appropriation to the warranty provision and amortization of purchased technologies. Income from the reversal of write-downs on inventories reduces the cost of goods sold.

INTEREST INCOME AND EXPENSES

For all financial instruments measured at amortized cost, interest income or expenses are recorded using the effective interest rate, which is the rate that exactly discounts the estimated future cash payments or receipts through the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset or liability.

TAXES

Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are these that are enacted or substantively enacted on the respective balance sheet date.

Deferred income tax

Deferred tax is provided using the liability method on temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognized for all taxable temporary differences, except:

•	where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•	in respect to taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the near future.

Deferred tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except:

•	where the deferred tax asset related to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and
•	in respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will not reverse in the foreseeable future and no taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed on each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed on each balance sheet date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be utilized.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted on the balance sheet date. Future changes in tax rates are recognized on the balance sheet date if their impact is materially certain as part of the tax legislation process.

According to IAS 12.74 deferred tax assets and liabilities have been set off in 2020 insofar as offsetting qualifications apply.

The best estimate for any uncertain current and deferred income tax items to be recognized is the expected tax payment.

EARNINGS PER SHARE

The group calculates basic and diluted earnings per share in accordance with IAS 33. Basic earnings per share are calculated based on the weighted average number of no- par value shares outstanding during the reporting period. Diluted earnings per share are calculated based on the weighted average number of no-par value shares outstanding during the reporting period, but also including the number of no-par value shares that could come into existence if all stock options that are in the money were exercised on the balance sheet date.

(5)	Significant accounting judgments, estimates and assumptions

The preparation of the group’s financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and the disclosure of contingent liabilities on the reporting date. However, uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability affected in the future. Assumptions used to make estimates are regularly reviewed. Changes in estimates only affecting one accounting period are only considered in that accounting period. In the case of changes in estimates that affect the current and future accounting periods, these are considered appropriately in the current and subsequent accounting periods.

Discussed below are the key judgments and assumptions concerning the future and other key sources of estimation and uncertainty on the balance sheet date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

DEVELOPMENT EXPENSES

Development expenses are capitalized in accordance with the accounting policy described in note (4). Initial capitalization of costs is based on management’s judgment that technological and economic feasibility is confirmed, usually when a product development project has reached a defined milestone according to an established project management model. In determining the amounts to be capitalized, management makes assumptions regarding the expected future cash generation of the assets, discount rates to be applied and the expected period of benefits. See note (14) for the carrying amounts involved.

IMPAIRMENT OF NON-FINANCIAL ASSETS

The group assesses whether there are any indicators of impairment for all non-financial assets on each reporting date. Goodwill and other indefinite life intangibles are tested for impairment annually and at other times when such indicators exist. Other non-financial assets are tested for impairment when there are indicators that the carrying amounts may not be recoverable. When value-in-use calculations are undertaken, management must estimate the expected future cash flows from the asset or cash generating unit and choose a suitable discount rate in order to calculate the present value of these cash flows. See note (14) for the carrying amounts involved.

PENSION OBLIGATIONS

Pension and similar post-employment obligations as well as the related expenses are recognized based on actuarial calculations. The actuarial valuation of the present value of pension obligations depends on a number of assumptions regarding the discount rate, the expected salary increase rate, the expected pension trend, and life expectancy. In the event that changes in the assumptions regarding the valuation parameters are required, the future amounts of the pension obligations as well as the pension benefit costs may be affected materially. For further details on the valuation of pension obligations, see note (18).

SHARE-BASED COMPENSATION TRANSACTIONS

The group measures the cost of equity-settled and cash-settled transactions with employees by reference to the fair value of the equity instruments on the date at which they are granted or on the balance sheet date. Estimating fair value requires determining the most appropriate valuation model for a grant of equity instruments, which is dependent on the terms and conditions of the grant. This also requires determining the expected life of the option, volatility and dividend yield, as well as further assumptions. See note (38) for the carrying amounts involved.

PROVISIONS

Significant estimates are involved in the determination of provisions related to warranty costs and legal proceedings. The estimate of warranty claims is based on historic data and is extrapolated into the future. Legal proceedings often involve complex legal issues and are subject to substantial uncertainties. Accordingly, management exercises considerable judgment in determining whether there is a present obligation as a result of a past event at the end of the reporting period, whether it is more likely than not that such a proceeding will result in an outflow of resources and whether the amount of the obligation can be reliably estimated. Other provisions are described in note (19).

TRANSACTION PRICE FOR CUSTOMER LOYALTY PROGRAMS

Points accumulated for purchases provide a material right to customers that they would not receive without entering into a contract. The transaction price is allocated to the product and the points on a relative stand-alone selling price basis. Management estimates the selling price per point on the basis of the discount granted when the points are redeemed and on the basis of the likelihood of redemption, based on past experience.

LEASES

In determining the lease term, management considers all facts and circumstances that create an economic incentive to exercise an extension option, or not exercise a termination option. Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated).

TAXES

Uncertainties exist with respect to the interpretation of complex tax regulations and the amount and timing of future taxable income. Given the wide range of international business relationships and the long-term nature and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expenses already recorded. The group establishes provisions, based on reasonable estimates, for possible consequences of audits by the tax authorities of the respective countries in which it operates. The amount of such provisions is based on various factors, such as experience of previous tax audits and differing interpretations of tax regulations by the taxable entity and the responsible tax authority. Such differences of interpretation may arise on a wide variety of issues depending on the conditions prevailing in the respective group company’s domicile.

Deferred tax assets are recognized for all unused tax losses to the extent that it is probable that taxable profit will be available to utilize these losses. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and level of future taxable profits together with future tax planning strategies. See note (27) for the carrying amounts involved.

(6)	Covid-19 effects

Against the background of the continuing crisis in connection with the global spreading of the Covid-19 virus, ADVA management has dealt in detail with the resulting risks and the relevant effects on accounting in 2020.

In the opinion of the management, there is no sign of an increased default risk for trade receivables and contract assets. Therefore, no impact on the expected credit losses pursuant to IFRS 9 has been considered.

The current crisis constitutes an indication for potential impairment in accordance with IAS 36.12. In accordance with the usual procedure, an impairment test was carried out at the end of 2020, considering the current cost of capital and a current 4-year plan. As of December 31, 2020, no impairment of goodwill or other non-current non-financial assets was required.

The German federal government as well as governments of other countries in which ADVA operates or maintains subsidiaries or branches have introduced economic stimulus measures and other bridging measures to overcome the Covid-19 crisis. ADVA makes use of such measures as far as possible and reasonable.

A key measure was the raising of a EUR 40 million KfW backup line under the “KfW Entrepreneur Loan” special program 2020. The contract was signed on July 21, 2020. So far, the borrowing facilities have not been used. In January 2021, the group decided to early terminate the KfW credit line.

The utilization of other government support measures in connection with Covid-19, such as the waiver of social security contributions and the postponement of tax payments and the payment of social security contributions, resulted in positive liquidity effects over the financial year which reduced to zero by the end of the year. Furthermore individual activities led to a slight improvement in earnings in 2020.

Deferred tax assets in respect of unused tax losses and other deductible temporary differences at the level of ADVA Optical Networking SE are recognized only to the extent that sufficient taxable temporary differences are available. The value of the deferred tax assets at the level of ADVA SE should therefore be largely independent from potential future fluctuations of the profit. Deferred tax assets at the level of further subsidiaries, insofar no sufficient deferred tax liabilities are available, are also recognized based on forecasts of the future taxable income, which can be used for offsetting deductible temporary differences and tax loss carry forwards. Such forecasts are prepared based on the business plan of the Group and considering a limited forecast period. Taking into account current tax forecasts we do not expect any adverse impact on the future utilization of tax loss carry forwards and deductible temporary differences of ADVA subsidiaries within the forecasted period. Therefore, at the moment we do not anticipate any need for impairment of deferred tax assets to be caused by current global situation.

(7)	Principles of consolidation, scope of consolidation and shareholdings

Subsidiaries are all entities over which ADVA Optical Networking SE directly or indirectly has control. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated at the date when the control ends. ADVA Optical Networking SE controls an entity when it is exposed to or has the rights to variable returns from its involvement and has the ability to affect those returns through its power to direct the activities of the entity.

Intercompany revenues, expenses, income, receivables and payables within the group are eliminated.

Intercompany profits that arise from deliveries of products and services provided within the group are eliminated.

BUSINESS COMBINATIONS

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any non-controlling interest in the acquiree. For each business combination, the acquirer measures the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition costs incurred are expensed.

When a group company acquires a business, it assesses the financial assets and liabilities acquired for appropriate classification and designation in accordance with the contractual terms, economic circumstances and relevant conditions on the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

If the business combination is achieved in stages, the acquisition date fair value of the acquirer’s previously held equity interest in the acquiree is re-measured to fair value on the acquisition date through profit and loss.

Any contingent consideration to be transferred by the acquirer will be recognized at fair value on the acquisition date. Subsequent changes to the fair value of the contingent consideration that is deemed an asset or liability will be recognized in accordance with IAS 39 either in profit or loss or as a change to other comprehensive income. Subsequent changes in the fair value of contingent considerations that represent an asset or liability are recognized in the income statement in accordance with IFRS 9.

Goodwill is initially measured at cost being the excess of the consideration transferred over the group’s net identifiable assets acquired and liabilities assumed. If this consideration is lower than the fair value of the net assets of the company acquired, the difference is recognized in profit or loss after reassessment.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the group’s cash generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Where goodwill forms part of a cash-generating unit and where part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

SCOPE OF CONSOLIDATION

The consolidated financial statements for the year ended December 31, 2020, include the financial statements of ADVA Optical Networking SE plus all of the 19 (prior year: 24) wholly owned subsidiaries listed below (hereafter collectively referred to as “the group companies”):

(in thousands)			Equity	Net income/(loss)	Share in equity
					owned directly	owned indirectly
ADVA Optical Networking North America, Inc., Norcross/Atlanta (Georgia), USA (ADVA Optical Networking North America)	USD	*	99,273	15,045	—	100%
ADVA Optical Networking Ltd., York, United Kingdom (ADVA Optical Networking York)	GBP		14,664	1,111	100%	—
Oscilloquartz SA, Saint-Blaise, Switzerland (OSA Switzerland)	CHF	*	3,806	828	100%	—
ADVA Optical Networking sp. z o.o., Gdynia, Poland (ADVA Optical Networking Poland)	PLN		33,949	3,338	100%	—
ADVA Optical Networking Israel Ltd., Ra’anana/Tel Aviv, Israel (ADVA Optical Networking Israel)	ILS	*	-82,425	10,061	100%	—
ADVA Optical Networking (Shenzhen) Ltd., Shenzhen, China (ADVA Optical Networking Shenzhen)	CNY		65,710	5,691	100%	—
Oscilloquartz Finland Oy, Espoo, Finland (OSA Finland)	EUR	*	141	37	100%	—
ADVA IT Solutions Pvt. Ltd., Bangalore, India (ADVA IT Solutions)	INR	*	66,175	-630	—	100%
ADVA Optical Networking Trading (Shenzhen) Ltd., Shenzhen, China (ADVA Optical Networking Trading)	USD	*	1,479	208	—	100%
ADVA Optical Networking Singapore Pte. Ltd., Singapore (ADVA Optical Networking Singapore)	SGD		3,945	181	100%	—
ADVA Optical Networking Hong Kong Ltd., Hong Kong, China (ADVA Optical Networking Hong Kong)	HKD		5,955	786	—	100%
ADVA Optical Networking (India) Private Ltd., Gurgaon, India (ADVA Optical Networking India)	INR	*	149,433	13,585	1%	99%
ADVA Optical Networking Serviços Brazil Ltda., São Paulo, Brazil (ADVA Optical Networking São Paulo)	BRL	*	2,126	259	99%	1%
ADVA Optical Networking Corp., Tokyo, Japan (ADVA Optical Networking Tokyo)	JPY	*	88,856	1,975	100%	—
ADVA Optical Networking AB, Kista/Stockholm, Sweden (ADVA Optical Networking Stockholm)	SEK		2,208	142	100%	—
ADVA NA Holdings Inc., Norcross/Atlanta (Georgia), USA (ADVA NA Holdings)	USD	*	60,715	49,999	100%	—
ADVA Optical Networking Pty Ltd., Sydney (New South Wales), Australia (ADVA Australia)	AUD	*	1,553	24	—	100%
ADVA Optical Networking B.V., LA Etten-Leur, Netherlands (ADVA Netherlands)	EUR	*	272	15	100%	—
ADVA Canada Inc., Ottawa, Canada (ADVA Canada)	CAD	*	148	148	100%	—

*	Prepared in accordance with the International Financial Reporting Standards (IFRS) for the financial year ended December 31, 2020.

CHANGES IN THE SCOPE OF CONSOLIDATION

In November 2019, ADVA Canada Inc. in Ottawa, Canada has been incorporated. There was no operating activity in this entity in 2019.

In August 2020, the liquidation of MRV Communications GmbH was completed and the company was deleted from the commercial register.

In November 2020, the liquidation of Charlotte’s Web Ltd., NBase Communications Ltd., Jolt Ltd. and NBase Fibronics Ltd., in Israel, four entities that have been inactive since 2017, was started. As these companies do not show any relations to companies or persons outside the ADVA group, the management assumes that the liquidation will take place without further adjustments. The companies were therefore deconsolidated in Q4 2020.

The deconsolidation resulted in reclassifications in the amount of EUR 255 thousand from other comprehensive income to the financial result in the income statement. No other material effects on earnings and in the balance sheet were recognized.

In 2020, there were no other changes in the scope of consolidation.

(8)	Foreign currency translation

The functional currency of each group company is the currency of the main economic environment in which the company operates. The reporting currency of ADVA Optical Networking’s consolidated financial statements is the functional currency of the parent company, ADVA Optical Networking SE (euro).

Transactions in foreign currencies are initially recorded by the group entities at their respective functional currency rates prevailing on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange ruling on the reporting date. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates on the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates on the date when the fair value is determined. The exchange differences arising from the translation are recognized in profit or loss in financial income/expense.

The assets and liabilities of foreign operations are translated into euro at the rate of exchange prevailing on the reporting date, and their income statements are translated at the average rate for the reporting period. The exchange differences arising from the translation are recognized in accumulated other comprehensive income. On disposal of a foreign operation, the component of accumulated other comprehensive income related to that particular foreign operation is recognized in the income statement.

Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amount of assets and liabilities arising on acquisition are treated as assets and liabilities of the foreign operation and translated at the closing rate.

The relevant currency translation rates to euro are listed below:

	Closing rate Dec. 31, 2020	Closing rate Dec. 31, 2019	Average rate Jan. 1 to Dec. 31, 2020	Average rate Jan. 1 to Dec. 31, 2019	Average rate Jan. 1 to Dec. 31, 2018
AUD	1.6025	1.5992	1.6555	1.6104	1.5798
BRL	6.3574	4.5128	5.8810	4.4147	4.3068
CAD	1.5701	1.4621	1.5291	1.4860	n/a
CHF	1.0857	1.0871	1.0704	1.1127	1.1551
CNY	8.0134	7.8175	7.8692	7.7329	7.8063
GBP	0.9031	0.8521	0.8892	0.8775	0.8848
HKD	9.5210	8.7133	8.8496	8.7717	9.2574
ILS	3.9429	3.8749	3.9233	3.9913	4.2425
INR	89.8824	79.8120	84.5604	78.8157	80.6685
JPY	126.5700	122.1900	121.7478	122.0648	130.3944
PLN	4.5565	4.2567	4.4431	4.2970	4.2609
SEK	10.0568	10.4400	10.4902	10.5851	10.2603
SGD	1.6257	1.5088	1.5731	1.5272	1.5925
USD	1.2281	1.1189	1.1410	1.1196	1.1812

Notes to the consolidated statement of financial position

(9)	Cash and cash equivalents

Cash and cash equivalents include current funds as well as current financial assets with an original remaining maturity that does not exceed three months and that are readily convertible to a known amount of cash and only subject to an insignificant risk of changes in value.

On December 31, 2020, cash of EUR 1,472 thousand (December 31, 2019: EUR 1,763 thousand) is held in China and is subject to local exchange control regulations. These local exchange control regulations provide for restrictions on exporting capital from the country, other than through normal dividends.

Cash at banks earns interest at floating rates based on daily bank deposit rates.

Cash equivalents are invested for varying periods of between one day and three months, depending on the immediate cash requirements of the group, and earn interest at the respective short-term deposit rates.

(10)	Trade accounts receivable

Trade accounts receivable are non-interest-bearing and are due within 30 to 120 days in general. For specific projects, other payment terms may be agreed.

Gross and net trade accounts receivable are as follows:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Gross trade accounts receivable	86,593	97,884
Allowance for expected credit losses	-2,713	-1,691

Net trade accounts receivable	83,880	96,193

A reconciliation of the risk provision for trade accounts receivable carried at amortized cost is included in the table below:

(in thousands of EUR)	2020	2019
Jan. 1	1,691	638
Increase of risk provision	73	—
Release of risk provision	—	-204
Addition of specific allowances	1,119	1,335
Usage	-7	-89
Foreign currency translation effects	-163	11

Dec. 31	2,713	1,691

Further information on default risk from trade accounts receivable is included in note (34) on financial risk management.

The group has a supplier finance agreement, which entitles the transfer of trade receivables from a specific customer. Credit risks and settlement risks are transferred to the financing institution. The group fully derecognizes sold trade receivables as all risks and rewards are transferred. ADVA paid an annual fee amounting to LIBOR plus 0.75% on the volume of receivables transferred. In 2020, the group incurred interest expenses of EUR 30 thousand pertaining to this arrangement (prior year: EUR 303 thousand).

In Q2 2020, the group concluded another revolving factoring agreement with a maximum annual volume of EUR 20,000 thousand. The contract entitles to transfer uninsured trade receivables with certain customers. The agreement has no maturity date. The risks relevant to the risk assessment in relation to the receivables sold are the default risk and the late payment risk. As of December 31, 2020, receivables amounting to EUR 10,622 thousand were sold, of which EUR 891 thousand was not paid out as reserve. These reserves are recognized in other assets.

The group accounts for the sold trade receivables from the revolving factoring agreement in the amount of their continuing involvement. On December 31, 2020, the continuing involvement asset in the amount of EUR 391 thousand was recognized as a liability and includes the maximum loss for the default and late payment risk for ADVA. The fair value of these guarantees or the interest payments to be made were recognized in the profit and loss statement and also recognized as other liabilities in the amount of EUR 71 thousand.

On December 31, 2020, trade accounts receivable include receivables of EUR 24,559 thousand related to the existing sale of receivables agreement (December 31, 2019: EUR 10,321 thousand), for which no transfer had taken place as of year-end 2020.

(11)	Inventories

The table below summarizes the composition of inventories:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Raw materials and supplies	16,303	20,547
Work in progress	3,428	3,385
Finished goods	70,393	80,513

	90,124	104,445

In 2020, impairment of inventories amounting to EUR 5,420 thousand (2019 and 2018: EUR 5,761 thousand and EUR 4,751 thousand) was recognized as an expense within cost of goods sold. This amount includes reversals of earlier write-downs amounting to EUR 332 thousand (2019 and 2018: EUR 541 thousand and EUR 300 thousand) due to higher selling and input prices.

In 2020, provisions for advance replacements of defective parts amounting to EUR 1,237 thousand were reclassified to impairment of inventories in order to present them as an inventory write-down. The prior year disclosure has been adjusted according in an amount of EUR 910 thousand,

In 2020, 2019 and 2018, material costs of EUR 259,938 thousand, EUR 262,633 thousand and EUR 231,385 thousand, respectively, have been recognized.

(12)	Contract assets

Contract assets amounting to EUR 442 thousand (prior year: EUR 654 thousand) relate to claims from return deliveries and corrective billing with customers and claims from a service contract with a customer in the USA in 2019. Contract assets are subject to the impairment requirements of IFRS 9, however the identified impairment losses were insignificant.

(13)	Other current and non-current assets

Other current assets are as follows:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Non-financial assets
Prepaid expenses	2,289	3,578
Receivables due from tax authorities	1,147	2,231
Other	696	2,203

Total current non-financial assets	4,132	8,012
Financial assets
Government grant allowances for research projects	2,178	1,920
Positive fair values of derivative financial instruments	0	0
Reserves related to a revolving factoring agreement	891	—
Other	657	986

Total current financial assets	3,726	2,906

	7,858	10,918

Other current assets are non-interest-bearing and are generally due within 0 to 60 days.

Further disclosures on derivative financial instruments are given in note (33).

Other non-current assets are as follows:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Financial assets
Investments	0	0
Government grant allowances for research projects	1,093	1,882
Rent deposits	1,397	1,476
Other	104	61

Total non-current assets	2,594	3,419

The fair value of the investment of 7.1% (previous year: 7.1%) of the shares in Saguna Networks Ltd., Nesher, Israel, amounted to zero at year-end 2019 as the entity is in an ongoing loss situation.

On December 31, 2020, government grants for 19 research projects are recognized (December 31, 2019: 17 research projects). These public grants relate to programs promoted by the EU and national governments. ADVA does not expect any defaults based on high credit rankings.

The rent deposits are mainly assets held in trust. ADVA does not expect any defaults.

On December 31, 2020, and 2019, no non-financial non-current assets have been reported.

The classification of financial instruments according to IFRS 9 is included in note (33).

(14)	Fixed assets

The following changes in fixed assets were recorded in 2020 and 2019:

(in thousands of EUR)	Historical cost							Accumulated depreciation								Net book values
	Jan. 1, 2020	Additions	Disposals/ retirements	Reclassifications	Currency translation adjustments	Change in scope of consolidation	Dec. 31, 2020	Jan. 1, 2020	Depreciation of the period	Impairment of the period	Depreciation on disposals/ retirements	Reclassifications	Currency translation adjustments	Change in scope of consolidation	Dec. 31, 2020	Dec. 31, 2020	Dec. 31, 2019
Right-of-use assets
Leased cars	2,838	1,286	-424	—	-25	—	3,675	964	1,160	—	-424	—	-11	—	1,689	1,986	1,874
Leased premises	35,434	—	-920	—	-1,909	—	32,605	5,323	4,919	332	-905	—	-464	—	9,205	23,400	30,111

	38,272	1,286	-1,344	—	-1,934	—	36,280	6,287	6,079	332	-1,329	—	-475	—	10,894	25,386	31,985

Property, plant and equipment
Land and buildings	18,173	219	-21	307	-433	—	18,245	11,200	1,179	—	-21	—	-324	—	12,034	6,211	6,973
Technical equipment and machinery	97,064	12,064	-579	31	-4,385	—	104,195	74,960	10,970	—	-376	—	-3,682	—	81,872	22,323	22,104
Factory and office equipment	16,369	1,191	-452	0	-741	0	16,367	13,486	1,454	—	-443	—	-643	0	13,854	2,513	2,883
Assets under construction	662	174	-3	-611	-34	—	188	—	—	—	—	—	—	—	—	188	662

	132,268	13,648	-1,055	-273	-5,593	0	138,995	99,646	13,603	—	-840	—	-4,649	0	107,760	31,235	32,622

Intangible assets
Goodwill	119,522	—	—	—	-6,715	—	112,807	47,499	—	—	—	—	-1,728	—	45,771	67,036	72,023
Capitalized development projects	220,790	39,967	—	—	—	—	260,757	124,621	37,341	—	—	—	188	—	162,150	98,607	96,169
Thereof capitalized development projects in progress	24,994	19,124	—	-9,792	—	—	34,326	—	—	—	—	—	—	—	—	34,326	24,994
Intangible assets acquired in business combinations	76,447	—	—	—	-4,927	—	71,520	55,583	4,439	—	—	—	-3,506	—	56,516	15,004	20,864
Other intangible assets	64,115	4,773	-3,094	273	-430	—	65,637	60,411	3,267	—	-2,985	—	-358	—	60,335	5,302	3,704

	480,874	44,740	-3,094	273	-12,072	—	510,721	288,114	45,047	—	-2,985	—	-5,404	—	324,772	185,949	192,760

	651,414	59,674	-5,493	—	-19,599	0	685,996	394,047	64,729	332	-5,154	—	-10,528	0	443,426	242,570	257,367

(in thousands of EUR)	Historical cost							Accumulated depreciation								Net book values
	Jan. 1, 2019	Additions	Disposals/ retirements	Reclassifications	Currency translation adjustments	Change in scope of consolidation	Dec. 31, 2019	Jan. 1, 2019	Depreciation of the period	Impairment of the period	Depreciation on disposals/ retirements	Reclassifications	Currency translation adjustments	Change in scope of consolidation	Dec. 31, 2019	Dec. 31, 2019	Dec. 31, 2018
Right-of-use assets
Leased cars	1,057	1,798	-43	—	26	—	2,838	—	963	—	-10	—	11	—	964	1,874	n/a
Leased premises	35,070	695	-1,344	—	1,013	—	35,434	—	5,558	—	-270	—	35	—	5,323	30,111	n/a

	36,127	2,493	-1,387	—	1,039	—	38,272	—	6,521	—	-280	—	46	—	6,287	31,985	n/a

Property, plant and equipment
Land and buildings	16,065	1,637	-37	352	156	—	18,173	9,869	1,229	—	-12	—	114	—	11,200	6,973	6,196
Technical equipment and machinery	88,710	12,578	-5,924	267	1,433	—	97,064	69,094	10,502	—	-5,712	—	1,076	—	74,960	22,104	19,616
Factory and office equipment	15,622	1,861	-1,487	20	353	—	16,369	13,065	1,590	—	-1,467	—	298	—	13,486	2,883	2,557
Assets under construction	683	812	-2	-833	2	—	662	—	—	—	—	—	—	—	—	662	683

	121,080	16,888	-7,450	-194	1,944	—	132,268	92,028	13,321	—	-7,191	—	1,488	—	99,646	32,622	29,052

Intangible assets
Goodwill	116,362	—	—	—	3,160	—	119,522	45,962	—	—	—	—	1,537	—	47,499	72,023	70,400
Capitalized development projects	292,720	42,443	-115,247	—	874	—	220,790	204,794	33,484	—	-114,531	—	874	—	124,621	96,169	87,926
Thereof capitalized development projects in progress	31,670	13,699	—	-20,375	—	—	24,994	—	—	—	—	—	—	—	—	24,994	31,670
Intangible assets acquired in business combinations	75,097	—	—	—	1,350	—	76,447	49,085	5,663	—	—	—	835	—	55,583	20,864	26,012
Other intangible assets	62,681	1,141	-51	194	150	—	64,115	57,169	3,202	—	-51	—	91	—	60,411	3,704	5,512

	546,860	43,584	-115,298	194	5,534	—	480,874	357,010	42,349	—	-114,582	—	3,337	—	288,114	192,760	189,850

	704,067	62,965	-124,135	—	8,517	—	651,414	449,038	62,191	—	-122,053	—	4,871	—	394,047	257,367	218,902

Right-of-use assets

From January 1, 2020, lease terms of between 36 and 120 months were applied considering the minimum rental periods and contractual extension options. In 2020, depreciation of EUR 1,160 thousand for vehicles (2019: EUR 963 thousand) and EUR 4,919 thousand for office and building rentals (2019: EUR 5,558 thousand) are included in operating profit. Further an impairment of EUR 332 thousand for reduced usage of the office in Bangalore, as well as the related leasehold improvements, is included in operating profit in 2020.

In 2020 an amount of EUR 476 thousand, which mainly relates to short-term leases is recognized in profit and loss (2019: EUR 728 thousand). In addition, in 2020 variable lease payments of EUR 2,345 thousand were not included in the measurement of lease liabilities and are also recognized in profit and loss (2019: EUR 2,560 thousand). There are no major lease payments related to low value contracts. In the cash flow statement, the cash outflows resulting from these items are included in the cash flow from operating activities.

Further information on the corresponding lease liabilities is provided in note (15).

Property, plant and equipment

The classification and changes in property, plant and equipment are shown in the analysis of changes in fixed assets.

In 2020 and 2019, there were neither impairments nor write-backs of property, plant and equipment impaired in prior years.

Goodwill

The table below shows the composition of goodwill allocated to cash-generating units:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
ADVA Optical Networking SE plus	42,491	38,566
ADVA Optical Networking York	4,382	4,644
ADVA Optical Networking North America	17,025	25,679
OSA Switzerland	3,138	3,134

	67,036	72,023

Impairment of goodwill

In 2020, 2019 and 2018, no impairment of goodwill was recognized.

Key assumptions used in impairment testing

All entities, which are largely capable to generate revenues independently based on own customer relationships and own distribution channels are considered as separate cash-generating units. All dependent development service providing and sales service providing entities are considered together with the ADVA Optical Networking SE in one combined cash-generating unit (ADVA Optical Networking SE plus). This as ADVA Optical Networking SE as owner of all technologies is responsible for future developments and utilization. For impairment test purposes goodwill is generally allocated to the cash-generating unit in which the subsidiary is included, on which acquisition the goodwill has been recognized. Therefore, 61% of the goodwill recognized in the course of the acquisition of Overture Networks Inc. has been allocated to ADVA Optical Networking SE plus and 39% has been allocated to ADVA Optical Networking North America based on fair value of technology and customer relationship at the date of the acquisition. 40% of customer relationships recognized in the purchase price allocation related to the acquisition of MRV group have been allocated to ADVA Optical Networking North America. Compared to the prior year due to changes in internal license agreements, the allocation of the technology from the acquisition of the MRV Communications group was adjusted from 50% to 0% and accordingly the allocation of the relevant goodwill from 45% to 23% in cash generating unit ADVA Optical Networking North America. Unchanged from prior years, the cash-generating units, to which the corporate assets are allocated, are ADVA Optical Networking SE plus, ADVA Optical Networking York, ADVA Optical Networking North America and OSA Switzerland.

On December 31, 2020, and 2019, the value in use of the goodwill was calculated based on future cash flows (discounted-cash-flow-method). The calculation is most sensitive to the following assumptions:

•	Gross margins

•	Discount rates

•	Raw material prices

•	Market share expected

Cash flows include the projected cash flows for the four subsequent years as per the approved budget and four-year planning for gross margins, market share and raw material prices. For further periods, a perpetual income is estimated based on nil growth with inflation offset. The discount rate used for the calculation is a pre-tax rate. It considers the specific risk of each group company and is calculated according to the Capital Asset Pricing Model (CAPM). The cost of equity is composed of a risk-free interest rate and a specific risk mark-up calculated as the difference of the average market rate of return and the risk-free interest rate multiplied with the specific risk related to the company (beta coefficient). The beta coefficient is calculated on a peer group basis. The calculation uses pre-tax discount rates depending on the different cash generating units.

Following pre-tax discount rates have been assumed:

(in %)	2020	2019
ADVA Optical Networking SE plus	11.60	10.88
ADVA Optical Networking York	12.37	11.81
ADVA Optical Networking North America	14.17	12.85
OSA Switzerland	10.17	9.71

Sensitivity analysis

No disclosures on sensitivities are provided, as an impairment is unlikely to occur as of the balance sheet date. Only an increase in the discount rates by 2.3 percentage points and above results in a need for impairment.

Capitalized development projects, intangible assets acquired in business combinations and other intangible assets

The table below summarizes the carrying amounts:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Capitalized development projects	98,607	96,169
Intangible assets acquired in business combinations	15,004	20,864
Other intangible assets	5,302	3,704

	118,913	120,737

Capitalized development projects include expenses related to the development of technologies and products for connectivity solutions for cloud and mobile services, network functions virtualization and synchronization.

In 2020, borrowing costs of EUR 426 thousand (2019: EUR 437 thousand) were capitalized related to development projects with an expected duration of more than 12 months. Borrowing costs were capitalized at the weighted average rate of the financial liabilities of 1.8%.

Other intangibles assets mainly include licenses and software.

Intangible assets acquired in business combinations are as follows:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Purchased technology FiSEC	—	121
Purchased hardware technology Overture	—	88
Purchased software technology Overture	1,149	1,841
Purchased technology MRV	3,724	5,670
Brand Ensemble	—	43
Purchased customer relationships Overture	1,925	2,808
Purchased customer relationship MRV	8,206	10,293

	15,004	20,864

The acquired technology FiSEC, hardware technology Overture and brand Ensemble were fully amortized in 2020.

Amortization of intangible assets with a finite useful life comprises:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019	Dec. 31, 2018
Capitalized development projects	37,341	33,484	29,124
Intangible assets acquired in business combinations	4,439	5,663	5,526
Other intangible assets	3,267	3,202	3,216

	45,047	42,349	37,866

Amortization of intangible assets acquired in business combinations are as follows:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019	Dec. 31, 2018
Purchased technology FiSEC	121	291	290
Purchased hardware technology Overture	88	1,057	1,057
Purchased software technology Overture	692	693	693
Purchased technology MRV	1,552	1,581	1,496
Brand Ensemble	43	43	43
Purchased customer relationships OSA	—	18	69
Purchased customer relationships Overture	681	694	658
Purchased customer relationship MRV	1,262	1,286	1,220

	4,439	5,663	5,526

At initial recognition the useful lives of intangible assets acquired in business combinations were as follows:

Purchased technology FiSEC	4 years, 6 months
Purchased hardware technology Overture	3 years, 7 months
Purchased software technology Overture	5 years, 7 months
Purchased technology MRV	7 years
Brand Ensemble	4 years, 6 months
Purchased customer relationships OSA	5 years
Purchased customer relationships Overture	8 years
Purchased customer relationship MRV	9 years, 9 months

In 2020, 2019 and 2018, no impairment for capitalized development projects as well as purchased technologies was recognized.

In the consolidated income statement, amortization and impairment of capitalized development projects and amortization of purchased technology is included in cost of goods sold. Amortization of purchased customer relationship assets is included in selling and marketing expenses.

The methodology for calculating impairment is the same as the one used for goodwill impairment testing. The key assumptions and key sensitivities are also the same.

(15)	Lease liabilities

Variable lease payments of EUR 2,345 thousand have not been included in the measurement of lease liabilities and were recognized in profit and loss (2019: EUR 2,560 thousand). In the cash flow statement, the cash outflows resulting from these items are included in the cash flow from operating activities.

The interest expense of EUR 938 thousand is included in the financial result (2019: EUR 1,161 thousand).

The maturity of lease liabilities is as follows:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Up to 1 year	5,807	6,082
One to three years	10,215	16,772
More than three years	11,783	11,576

	27,805	34,430

(16)	Liabilities to banks

The tables below show details on liabilities to banks and their maturity:

(in thousands of EUR)	Dec. 31, 2020	Maturity
		≤ 12 months	13 to 36 months	> 36 months
Syndicated loan	52,621	15,492	37,129	—
Deutsche Bank bullet loan	10,000	—	10,000	—

Total liabilities to banks	62,621	15,492	47,129	—

(in thousands of EUR)	Dec. 31, 2019	Maturity
		≤ 12 months	13 to 36 months	> 36 months
IKB Deutsche Industriebank loans	6,250	6,250	—	—
	2,500	2,500	—	—
	3,750	3,750	—	—
Syndicated loan	58,479	6,721	30,019	21,739
Deutsche Bank bullet loan	10,000	—	10,000	—

Total liabilities to banks	80,979	19,221	40,019	21,739

All IKB loans have been fully repaid in 2020.

In September 2018, ADVA contracted a syndicated loan amounting to EUR 75,000 thousand with a banking syndicate. The syndicated loan consists of two tranches with a total maturity of five years including a redeemable loan amounting to EUR 65,000 thousand as well as a revolving credit line of EUR 10,000 thousand. The interest rate for the redeemable loan amounts currently to EURIBOR plus 1.4% p.a., linked to the leverage of the group. Due to an improvement of the leverage the interest will be reduced to EURIBOR plus 1.35% p.a. from 2021. Repayment in bi-annual instalments started from June 2019. The redeemable loan has been accounted for applying the effective interest method.

In October 2019, ADVA entered into a EUR 10,000 thousand bullet loan with Deutsche Bank. The loan is due for repayment in one amount in September 2022 and bears interest at EURIBOR plus 1.1% p.a.

In July 2020, the group extended its existing syndicated loan agreement by a new KfW credit line of the “KfW Unternehmerkredit” special program 2020 in the amount of EUR 40,000 thousand, which can be drawn in case of Covid-19-related liquidity needs. In January 2021, the group decided to early terminate the KfW credit line.

On December 31, 2020, the group had unused borrowing facilities totaling EUR 50,000 thousand available (December 31, 2019: EUR 10,000 thousand).

In 2020, the interest on liabilities to banks recognized at year-end was 1.1% and 1.4% p.a., respectively.

The fair value of the liabilities to banks is stated in note (33).

(17)	Trade accounts payable and other current and non-current liabilities

The trade accounts payable are non-interest-bearing and generally due within 30 to 90 days. The increase in trade accounts payable mainly results from demand-oriented purchases of materials.

Other current liabilities are as follows:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Non-financial liabilities
Liabilities to employees for variable compensation and payroll	19,209	18,290
Liabilities to employees for vacation	1,570	2,459
Liabilities due to withheld wage income tax and social security contribution	2,980	2,954
Liabilities due to tax authorities	2,689	2,630
Obligations from subsidized research projects	2,548	2,211

Total current non-financial liabilities	28,996	28,544
Financial liabilities
Negative fair value of derivatives	396	336
Other	2,571	2,337

Total current financial liabilities	2,967	2,673

	31,963	31,217

Other non-current liabilities include:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Non-financial liabilities
Obligations from subsidized research projects	1,347	2,289
Other	17	17

Total non-current non-financial liabilities	1,364	2,306
Financial liabilities
Other	1,449	505

Total non-current financial liabilities	1,449	505

	2,813	2,811

On December 31, 2020, other non-current financial liabilities mainly include accrued software license contracts.

The classification of financial instruments according to IFRS 9 is included in note (33).

(18)	Provisions for pensions and similar employee benefits

Post-employment benefit plans are classified as either defined contribution or defined benefit plans.

Plan assets related to defined contribution plans are managed separately from the assets of the relevant company by a trustee. For such plans, the company pays fixed contributions into a separate entity or a fund and does not assume any other obligations. Payment obligations to defined contribution plans are recognized in profit or loss when they occur. Payment to government managed pension plans with fixed contributions are considered as defined contribution plans. ADVA group maintains defined contribution plans in different group companies. In 2020, total expenses related to defined contribution plans amount to EUR 8,346 thousand (prior year: EUR 8,197 thousand).

Under defined benefit plans the company is required to pay agreed benefits granted to present and past employees. Defined benefit plans may be funded or unfunded. The group maintains defined benefit plans in Switzerland, Italy, India and Israel.

The defined benefit plans in Switzerland and Israel are final salary related plans which in the case of Switzerland include a guaranteed minimum rate of return additionally. Benefits paid in conjunction with these plans comprise old-age retirement pensions as well as invalidity and surviving dependents’ benefits. Trustees according to local statutory regulations administer the assets of these pension plans. The Italian and Indian defined benefit plans are unfunded and consider final salary assumptions. In Switzerland, in addition to the regular case pension payments on reaching retirement age, vested benefits and payments in connection with the use of home ownership incentives may also be paid out from the pension fund. In Italy, Israel and India, a one-time lump-sum payment is usually made upon retirement.

On December 31, 2020, ADVA reports provisions for pensions amounting to EUR 8,545 thousand (December 31, 2019: EUR 7,756 thousand).

At year-end, the carrying amount are as follows:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Present value of defined benefit obligations	26,846	24,448
Fair value of plan assets	-18,301	-16,692

Provisions for pensions and similar employee benefits	8,545	7,756

The change in the net defined benefit liability for pension plans derives as follows:

(in thousands of EUR)	Defined benefit obligations	Fair value of plan assets	Total
Jan. 1, 2019	19,515	-13,984	5,531
Expenses and income
Current service cost	834	—	834
Interest expense (+)/income (-)	356	-243	113
Remeasurements
Gains (-)/losses (+) arising from changes in financial assumptions	2,646	—	2,646
Gains (-)/losses (+) arising from experience	-272	—	-272
Gains (-)/losses (+) on plan assets, excluding amounts included in interest income		-618	-618
Employee contributions	272	-272	—
Transfers to funds	—	-643	-643
Assets distributed on settlements	—	47	47
Benefits paid through plan assets and payments made to plan assets, net	202	-202	—
Disbursements of ADVA	-207	—	-207
Exchange rate differences and other changes	1,102	-777	325

Dec. 31, 2019	24,448	-16,692	7,756
Expenses and income
Current service cost	1,018	—	1,018
Interest expense (+)/income (-)	183	-121	62
Remeasurements
Gains (-)/losses (+) arising from changes in financial assumptions	309	—	309
Gains (-)/losses (+) arising from experience	877	—	877
Gains (-)/losses (+) on plan assets, excluding amounts included in interest income	—	-689	-689
Employee contributions	283	-283	—
Transfers to funds	—	-641	-641
Assets distributed on settlements	—	14	14
Benefits paid through plan assets and payments made to plan assets, net	-10	10	—
Disbursements of ADVA	-131	—	-131
Exchange rate differences and other changes	-131	101	-30

Dec. 31, 2020	26,846	-18,301	8,545

The payments made to plan assets result in particular from vested benefits brought in by joining the company as well as from other payments and repayments of benefits drawn in advance to top up the pension fund.

On December 31, 2020, EUR 22,974 thousand of the defined benefit obligations relate to active employees and EUR 3,871 thousand relate to pensioners (prior year: EUR 23,069 thousand and EUR 1,379 thousand, respectively).

The average remaining period of service for employees and the weighted average duration of the obligations as of December 31, 2020, are as follows:

(in years)	Switzerland	Italy	India	Israel
Average remaining period of service	10.3	14.4	n/a	n/a
Weighted average duration	18.5	10.5	8.0	10.5

On December 31, 2019, the average remaining period of service and the weighted average duration are as follows:

(in years)	Switzerland	Italy	India	Israel
Average remaining period of service	10.3	15.4	n/a	n/a
Weighted average duration	18.4	10.6	6.8	12.2

In general, the monthly payment of pensions starts if an employee in Switzerland or Israel reaches the retirement age, while in Italy and India a lump sum payment of the relevant accrued amount applies with retirement or resignation of an employee.

Employer contributions in 2021 are expected to amount to EUR 886 thousand (2019 expected for 2020: EUR 671 thousand). The expected pension payments for 2021 amount to EUR 868 thousand. In 2019 pension payments of EUR 841 thousand had been expected for 2020.

In 2020, the projected units credit method is used to calculate the defined benefit obligations considering the following material assumptions for valuation parameters:

	Switzerland	Italy	India	Israel
Discount rate	0.20%	0.16%	6.00%	2.10%
Inflation rate	1.00%	1.75%	n/a	1.40%
Salary level trend	1.00%	2.00%	7.00%	2.00%
Pension level trend	0,00%	n/a	n/a	n/a

In 2019, the following valuation parameters have been assumed:

	Switzerland	Italy	India	Israel
Discount rate	0.30%	0.60%	6.75%	2.00%
Inflation rate	1.00%	1.75%	n/a	1.40%
Salary level trend	1.00%	2.00%	7.00%	2.00%
Pension level trend	0,00%	n/a	n/a	n/a

Discount rates have been determined considering the weighted average duration of the obligations. The evaluation for Switzerland, Italy and Israel is based on high-quality corporate bonds with AA-rating. For India, the discount rate is based on government bond rates.

ADVA is exposed to risks arising from defined benefit plans. Changes in actuarial parameters, especially in discount rates, may have significant influence on the pension obligations.

The sensitivity analysis provided below shows the extent to which the defined benefit obligation would have been affected by changes in the relevant assumptions in 2020:

(in thousands of EUR)		Change in defined benefit obligation
Discount rate	Increase by 0.25%	-981
	Decrease by 0.25%	1,041

Salary level trend	Increase by 0.25%	166
	Decrease by 0.25%	-164

Pension level trend	Increase by 0.10%	196

The sensitivity analysis in prior year were as follows:

(in thousands of EUR)		Change in defined benefit obligation
Discount rate	Increase by 0.25%	-885
	Decrease by 0.25%	942

Salary level trend	Increase by 0.25%	167
	Decrease by 0.25%	-168

Sensitivities for discount rate, salary level and pension trend have been considered in turn disregarding any potential dependencies between these assumptions. Separate actuarial computations have been performed for increase and decrease of the assumptions. A sensitivity was determined for the pension level trend for the first time in 2020. Due to the structure of the pension plans, no sensitivity was determined for the case of falling pensions.

ADVA assumes inflation rate to have minor impact on the amount of defined benefit obligations.

On December 31, 2020, plan assets split to major asset categories as follows:

	Quoted market prices	Other than quoted market prices
Equity instruments	20.37%	—
Bonds	24.59%	—
Real estate	19.73%	—
Alternative investments	7.39%	—
Qualified insurance policies	—	16.40%
Cash and cash equivalents	—	3.64%
Other	—	7.88%

On December 31, 2019, plan assets split to major asset categories as follows:

	Quoted market prices	Other than quoted market prices
Equity instruments	20.68%	—
Bonds	22.26%	—
Real estate	20.34%	—
Alternative investments	6.97%	—
Qualified insurance policies	—	17.75%
Cash and cash equivalents	—	3.24%
Other	—	8.76%

Pension fund assets are monitored continuously and managed from a risk-and-yield perspective by the external trustees.

(19)	Other provisions

The tables below list changes in the composition of the group’s other provisions in the reporting and the prior period:

(in thousands of EUR)	Jan. 1, 2020	Usage	Release	Appropriation	Currency translation difference	Changes of scope of consolidation	Dec. 31, 2020
Current provisions
Warranty provision	636	-109	—	78	-7	—	598
Personnel provisions	1,452	-1,243	-53	941	-36	—	1,061
Consulting fees	2,975	-309	-282	1,184	-220	—	3,348
Supplier obligations	7,913	-6,981	-163	8,270	-215	-3	8,821
Other short-term provisions	493	-473	-2	571	-7	-3	579

	13,469	-9,115	-500	11,044	-485	-6	14,407
Non-current provisions
Warranty provision	1,337	-249	—	179	-6	—	1,261
Personnel provisions	—	—	—	296	-7	—	289
Other long-term provisions	43	—	—	—	—	—	43

	1,380	-249	—	475	-13	—	1,593
Total provisions	14,849	-9,364	-500	11,519	-498	-6	16,000

(in thousands of EUR)	Jan. 1, 2019	Usage	Release	Appropriation	Currency translation difference	Reclassifications	Dec. 31, 2019
Current provisions
Warranty provision	2,122	-1,271	-45	736	4	-910	636
Personnel provisions	885	-641	-145	1,352	1	—	1,452
Consulting fees	3,551	-333	-668	365	60	—	2,975
Supplier obligations	7,959	-6,802	-377	7,105	28	—	7,913
Other short-term provisions	488	-447	-18	467	3	—	493

	15,005	-9,494	-1,253	10,025	96	-910	13,469
Non-current provisions
Warranty provision	1,425	-105	-78	88	7	—	1,337
Other long-term provisions	28	—	—	15	—	—	43

	1,453	-105	-78	103	7	—	1,380
Total provisions	16,458	-9,599	-1,331	10,128	103	-910	14,849

The estimated expenses related to warranty claims reflect both past experience and current developments and are based on a percentage of sales revenues. Any differences between actual amounts and anticipated amounts are treated as changes in accounting estimates and affect earnings in the period in which the change occurs.

Current personnel provisions in 2019 mainly include expenses for severance payments. Moreover, current personnel provisions include employee’s accident insurance and other expenses resulting from legal requirements.

In 2020, provisions for the advance replacement of non-functioning parts amounting to EUR 1,237 thousand. The prior year disclosure as been adjusted accordingly considering provisions for the advance replacement of non-functioning parts amounting to EUR 910 thousand.

(20)	Contract liabilities and refund liabilities

Contract and refund liabilities are as follows:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Current contract liabilities
Outstanding credit notes	—	—
Advance payments received	81	185
Current contract liabilities related to customer loyalty programs	839	481
Current deferred revenues related to service level agreements	15,457	11,782

	16,377	12,448
Current refund liabilities	633	709

	633	709
Non-current contract liabilities
Non-current deferred revenues related to service level agreements	10,551	7,070

	10,551	7,070

	27,561	20,227

Current contract liabilities related to customer loyalty programs include mainly expected volume discounts and refunds to customers.

The revenues generated in the reporting period from contract liabilities existing at the beginning of the period amounted to EUR 11,782 thousand (previous year: EUR 14,061 thousand).

Management expects that 61% of the outstanding or partially outstanding benefit obligations as of December 31, 2020, will be recognized as revenue in the 2021 financial year. The remaining 39% is expected to be recognized as sales in the financial year 2022. The amount stated does not include variable compensation components which are limited.

(21)	Stockholders’ equity

Common stock and share capital

On December 31, 2020, ADVA Optical Networking SE had issued 50,496,692 (prior year: 50,181,966) no par value bearer shares (hereinafter “common shares”), each representing a notional amount of share capital of EUR 1.00.

The common shares entitle the holder to vote at the annual general meeting and to receive dividends in case of a distribution. No restrictions are attached to the common shares.

Capital transactions

In connection with the exercise of stock options, 314,726 shares were issued to employees of the company and its affiliates out of conditional capital in 2020 (in 2019 in connection with the exercise of stock options 251,011 shares). The par value of EUR 315 thousand (prior year: EUR 251 thousand) was appropriated to share capital, whereas the premium resulting from the exercise of stock options of EUR 958 thousand (prior year: EUR 1,006 thousand) was recognized within capital reserve.

Other information on the share option programs is included in note (38).

Authorized capital

According to the company’s articles of association, the management board is authorized, subject to the consent of the supervisory board, to increase subscribed capital until May 21, 2024, only once or in successive tranches by a maximum of EUR 24,965 thousand by issuing new common shares in return for cash or non-cash contributions (conditional capital 2019/I). Subject to the consent of the supervisory board, the management board is further authorized to decide whether to exclude stockholders’ subscription rights. Stockholders’ subscription rights can be excluded for capital increases for cash contributions as well as contributions in kind if during the term of this authorization and in exclusion of shareholder subscription rights, the shares issued against contributions in cash or in kind do not exceed 20% of the share capital.

Conditional capital

The annual shareholder´s meeting on May 13, 2020, resolved the increase of conditional capital 2011/I by EUR 276 thousand to EUR 5,018 thousand. The resolution was registered in the commercial register on May 28, 2020.

Considering the above-described capital transactions, the total conditional capital on December 31, 2020, amounts to EUR 4,703 thousand.

The changes in share capital, authorized and conditional capital are summarized below:

(in thousands of EUR)	Share capital	Authorized capital 2019/I	Conditional capital 2011/I
Jan. 1, 2020	50,182	24,965	4,742
Changes due to Annual Shareholders’ Meeting resolutions	—	—	276
Stock options exercised	315	—	-315

Dec. 31, 2020	50,497	24,965	4,703

Capital reserve

The capital reserve includes premium payments from the issuance of shares, as well as additional contributions to the company’s equity associated with the exercise of stock options. Additionally, the capital reserve contains the correspondent accumulated compensation expenses related to equity-settled stock option rights issued amounting to EUR 23,538 thousand (prior year: EUR 22,384 thousand).

Accumulated other comprehensive income/ (loss)

Accumulated other comprehensive income/ (loss) is used to record exchange differences arising from the translation of the financial statements of foreign operations. In addition, the result from remeasurement of defined benefit obligations is included in this line item.

The tax effect related to components of other comprehensive income/ (loss) is as follows:

(in thousands of EUR)	2020
	pre-tax	tax effect	after tax
Remeasurement of defined benefit obligations	-4,328	776	-3,552

	-4,328	776	-3,552

(in thousands of EUR)	2019
	pre-tax	tax effect	after tax
Remeasurement of defined benefit obligations	-3,837	713	-3,124

	-3,837	713	-3,124

Changes in stockholders’ equity are summarized in the consolidated statement of changes in stockholders’ equity.

Notes to the consolidated income statement

(22)	Revenues

In 2020, 2019 and 2018, revenues included EUR 81,271 thousand, EUR 75,541 thousand and EUR 64,323 thousand for services, respectively. The remaining revenues relate mainly to product sales.

In 2020, revenues related to customer loyalty programs amounting to EUR 125 thousand have been recognized (2019 and 2018: EUR 134 thousand and EUR 142 thousand).

In 2020, revenues amounting to EUR 507,962 thousand (2019 and 2018: EUR 497,759 thousand and EUR 452,267 thousand) relate to performance obligations that were performed at a specific point in time, and revenues of EUR 56,996 thousand (2019 and 2018: EUR 59,062 thousand and EUR 49,714 thousand) relate to performance obligations that were delivered over a period of time.

A segmentation of revenues by geographic region is provided in the section on segment reporting under note (32).

(23)	Selling and marketing, general and administration and research and development expenses

Selling and marketing, general and administration and research and development expenses mainly include personnel expenses relating to wages and salaries and social security costs.

In addition, general and administration expenses include expenses for external services provided for legal, accounting and tax purposes as well as expenses regarding rented office space and leased cars.

Research and development expenses additionally include external service expenses mainly for research and development services, calibration and certification and legal fees as well as depreciation expenses for equipment and cost of material used for research and development.

(24)	Other operating income and expenses

Other operating income and expenses are as follows:

(in thousands of EUR)	2020	2019	2018
Other operating income
Government grants received	1,649	1,878	2,222
Release of provisions	500	1,331	4,291
Income for the supply of development services	91	—	195
Income from payments received on receivables written off in previous periods	12	55	67
Income from deconsolidation	10	—	—
Other	1,538	1,500	2,174

	3,800	4,764	8,949
Other operating expenses
Reduction of outstanding credit notes	-781	—	—
Derecognition of trade accounts receivable	-57	-219	-80
Other	-334	-315	-427

	-1,172	-534	-507

Other operating income and expenses, net	2,628	4,230	8,442

(25)	Interest income and expenses

Interest income primarily includes interest from daily bank deposits and from other short-term deposits with maturities between one day and three months.

Interest expenses are primarily incurred on financial liabilities and on the sale of receivables. In addition, net interest expenses from valuation of defined benefit plans and interest expenses related to leases according to IFRS 16 are included. For further details, refer to notes (10), (15), (16), (18) and (33).

(26)	Other financial gains and losses, net

Other financial gains and losses, net, comprise the following:

(in thousands of EUR)	2020	2019	2018
Foreign currency exchange gains	10,779	8,217	12,405
Thereof: gains from forward rate agreements	877	612	675
Foreign currency exchange losses	-10,826	-7,613	-13,882
Thereof: losses from forward rate agreements	-1,697	-943	-289
Income from investments available for sale	—	—	381
Fair value adjustment for investments	—	-1,374	—

Total other financial gains and losses, net	-47	-770	-1,096

Further information on the foreign currency derivatives is contained in note (33).

(27)	Income taxes

Income taxes in Germany consist of corporate income tax, the solidarity surcharge and trade taxes. The tax calculation in foreign countries is based on the applicable local tax rates. They vary between 13.56% and 34.00% (prior years: between 15.00% and 31.00%).

The table below shows the components of the group’s total income tax expenses:

(in thousands of EUR)	2020	2019	2018
Current taxes
Current income tax charge	-4,246	-2,328	-1,180
Adjustments in respect of current income tax for prior years	-365	3,707	88

	-4,611	1,379	-1,092
Deferred taxes
Temporary differences and tax loss carry-forwards	146	-3,166	-1,700
Changes in tax rates	-40	-97	-15

	106	-3,263	-1,715

Income tax benefit (expense), net	-4,505	-1,884	-2,807

A reconciliation of income taxes based on the accounting profit (loss) and the expected domestic income tax rate for the parent company of 28.88% (prior year: 28.88%) to effective income tax benefit (expense), net, is presented below:

(in thousands of EUR)	2020	2019	2018
Accounting income before tax	24,819	8,929	12,485

Expected statutory tax benefit (expense)	-7,168	-2,579	-3,567
Tax rate adjustments	-40	-97	-15
Tax for prior periods	-365	3,707	88
Foreign tax rate differential	532	-74	782
Non-tax-deductible stock option expenses	-343	-430	-411
Differences from foreign branch offices	-283	-90	-147
Non-taxable income and other non-tax-deductible expenses	-715	250	137
Other adjustments to recognition of deferred tax assets	—	9	—
Permanent differences	56	165	229
Utilization of tax loss carry forwards	3,821	—	—
Not capitalized deferred tax assets for temporary differences and tax losses	—	-2,745	142
Other differences	0	0	-45

Income tax benefit (expense), net	-4,505	-1,884	-2,807
Effective tax rate	-18.15%	-21.09%	-22.49%

In 2020, the tax expense for prior periods in the amount of EUR 365 thousand increased compared to 2019 (2019: tax income in the amount of EUR 3,707 thousand; 2018: EUR 88 thousand). In 2019, the income resulted from the release of an accrual for tax risks.

The tax effect resulting from the tax rate changes in the amount of EUR 40 thousand relates to the changes in the local tax rate of Oscilloquartz SA as well as of ADVA Optical Networking India Private Ltd. (2019 and 2018: EUR 97 thousand and EUR 15 thousand).

The effect with the regard to the utilization of tax loss carryforwards relates mainly ADVA Optical Networking SE (EUR 1,703 thousand) as well as ADVA Optical Networking North America Inc. (EUR 2,146 thousand).

The deferred tax assets and deferred tax liabilities relate to the following:

(in thousands of EUR)	Dec. 31, 2020		Dec. 31, 2019
	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities
Current assets
Cash and cash equivalents	—	—	1	—
Trade accounts receivable	325	—	97	—
Inventories	1,665	-2,142	2,205	-1,753
Other current assets	—	-333	—	-113

Total current assets	1,990	-2,475	2,303	-1,866

Non-current assets
Right-of-use assets	—	-5,028	—	-6,903
Property, plant and equipment	160	-219	158	-144
Goodwill	—	-3,057	—	-2,861
Capitalized development projects	—	-29,207	—	-28,448
Intangible assets acquired in business combinations	1,172	-4,261	1,125	-4,232
Other intangible assets	—	-5	—	-2
Other non-current assets	812	—	821	-868

Total non-current assets	2,144	-41,777	2,104	-43,458

(in thousands of EUR)	Dec. 31, 2020		Dec. 31, 2019
	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities
Current liabilities
Lease Liabilities	1,080	—	1,194	—
Trade accounts payable	5	-102	2	-124
Provisions	2,977	—	2,288	—
Deferred revenues	684	—	740	—
Other current liabilities	1,091	—	810	—

Total current liabilities	5,837	-102	5,034	-124

Non-current liabilities
Lease Liabilities	4,552	—	5,891	—
Other non-current liabilities	1,245	-13	991	—

Total non-current liabilities	5,797	-13	6,882	—

Tax loss carry-forwards
German tax loss carry-forwards	19,588	—	19,917	—
thereof: current	—	—	—	—
thereof: non-current	19,588	—	19,917	—
Foreign tax loss carry-forwards	2,722	—	3,237	—
thereof: current	2,722	—	3,237	—
thereof: non-current	—	—	—	—

Total tax loss carry-forwards	22,310	—	23,154	—

Total deferred tax assets and liabilities	38,078	-44,367	39,477	-45,448
thereof: current	10,549	-2,577	10,574	-1,990
thereof: non-current	27,529	-41,790	28,903	-43,458

Netting	-30,845	30,845	-33,141	33,141
Deferred tax net	7,233	-13,522	6,336	-12,307

Temporary differences are differences between the carrying amount of an asset or liability in the balance sheet according to IFRS and its tax base.

Deferred tax assets have been recognized for German and foreign tax loss carry-forwards since net deferred tax liabilities arising from temporary differences as well as a positive tax planning, which are relevant for the recognition of tax loss carry-forwards as reported, exist.

The German and foreign tax loss carry-forwards comprise as follows:

(in thousands of EUR)	Dec. 31, 2020	De. 31, 2019
ADVA Optical Networking SE	177,992	184,175
ADVA Optical Networking North America	70,948	87,622
OSA Switzerland	7,637	15,711
ADVA Optical Networking Israel	18,459	19,609
ADVA NA Holdings	57	61
ADVA IT Solutions	9	11

	275,102	307,189

As of December 31, 2020, tax loss carry-forwards of OSA Switzerland expired in the amount of EUR 6,876 thousand.

Deferred tax assets have been recognized in respect of tax losses in ADVA Optical Networking SE amounting to EUR 67,827 thousand (prior year: EUR 68,966 thousand) due to a reasonable assurance that taxable profits will be recognized in the near future that can be offset against tax loss carry-forwards.

ADVA Optical Networking North America reports further tax income over an aggregated four-year-period and considering the following restrictions there is a reasonable assurance that taxable profits will be recognized in the near future that can be offset against tax loss carry-forwards.

Pursuant to the U.S. Tax Act, federal tax loss carry-forwards in the U.S. expire after twenty years. Furthermore, the utilization of a portion of tax loss carry-forwards is subject to annual limitations. Consequently, deferred tax assets have not been recognized in respect of tax loss carry-forwards in ADVA Optical Networking North America in the amount of EUR 60,059 thousand (prior year: EUR 74,674 thousand).

Furthermore, deferred tax assets for tax loss carry-forwards for state and local purposes expire in between five and twenty years. Deferred tax assets in respect of these tax loss carry-forwards have been recognized in the amount of EUR 144 thousand (prior year: EUR 381 thousand).

The total tax loss carry-forwards of the group, for which no deferred tax assets were recognized at the end of 2020, expire within the following periods:

(in thousands of EUR)
1 year	7,546
2 years	—
3 years	1,307
4 years	5,217
5 years	4,614
after 5 years	49,012
Carried forward for unlimited period	128,691

Total tax loss carry-forwards	196,387

The overview of tax loss carry-forwards with the statement of expiring amounts and periods is presented in 2020 for the first time.

Whether or not deferred tax assets are realized depends on the generation of future taxable income during periods in which these temporary differences are deductible. The group has considered the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment.

Currently no tax audits covering corporate income tax take place at ADVA. Potential tax risks which could trigger tax payments in the future tax audits are continuously monitored by management and assessed at a most likely value. Tax risks which were assessed by ADVA as likely are accounted for with an appropriate amount.

On December 31, 2020, and 2019, no deferred tax liabilities on retained earnings of group companies have been recognized. ADVA committed that there will be no distribution of currently undistributed earnings from the company’s major subsidiaries in the near future. The amount of temporary differences for which no deferred tax liabilities have been recognized totals to EUR 6,066 thousand (prior year: EUR 12,049 thousand).

Deferred tax assets for pensions and similar employee benefits in the amount of EUR 776 thousand are recognized in accumulated other comprehensive loss (prior year: EUR 713 thousand).

(28)	Employees and personnel expenses

In 2020, 2019 and 2018, respectively, the ADVA group had an average of 1,860, 1,884 and 1,831 permanent employees and an average of 22, 25 and 26 apprentices on its payroll, respectively in the following departments:

	2020	2019	2018
Purchasing and Operations	402	392	379
Sales and Marketing	359	368	343
General and Administration	170	166	164
Research and Development	929	958	945
Apprentices	22	25	26

	1,882	1,909	1,857

Furthermore, ADVA employs 39, 35 and 24 people on a temporary basis effective December 31, 2020, 2019 and 2018, respectively.

Personnel expenses for 2020, 2019 and 2018 totaled EUR 181,877 thousand, EUR 187,785 thousand and EUR 173,024 thousand, respectively:

(in thousands of EUR)	2020	2019	2018
Wages and salaries	152,228	157,227	144,231
Social security costs	19,803	22,326	21,398
Expenses for post-employment benefits	8,657	6,742	5,982
Share-based compensation expenses	1,189	1,490	1,413

	181,877	187,785	173,024

Expenses for retirement benefits include expenses related to defined contribution plans as well as service costs for defined obligation plans.

Further details on expenses for post-employment benefits are included in note (18).

Details regarding share-based compensation expenses are shown in note (38).

(29)	Restructuring expenses

In 2020, restructuring expenses including severance payments as well as related legal costs amounting to EUR 731 thousand have been recognized (2019: EUR 5,655 thousand; 2018: EUR 1,338 thousand). The allocation to functional areas in the consolidated income statement is included in note (32).

Other disclosures

(30)	Consolidated cash flow statement

The consolidated cash flow statement has been prepared in accordance with IAS 7.

Cash and cash equivalents include short-term cash and short-term financial assets whose original remaining maturity does not exceed three months. Bank overdrafts are reported in financial liabilities.

Cash flows from investing and financing activities are determined directly, whereas the cash flow from operating activities is derived indirectly from the consolidated income before tax. When cash flow from operating activities is calculated, the changes in assets and liabilities are adjusted for the effects of currency translation. As a result, it is not possible to reconcile the figures to the differences in the published consolidated statement of financial position.

The movements of liabilities from financing activities are as follows:

(in thousands of EUR)	Lease liabilities	Liabilities to banks	Total liabilities from financing activities
Jan. 1, 2018	n/a	96,561	96,561
Cash flows	n/a	-7,083	-7,083
Non-cash changes	n/a	6	6

Dec. 31, 2018	n/a	89,484	89,484
Recognized on adoption of IFRS 16	37,051	—	37,051
Repayments	-5,562	-8,500	-14,062
Non-cash changes	1,625	-5	1,620
Foreign currency exchange effects	1,316	—	1,316

Dec. 31, 2019	34,430	80,979	115,409
Repayments	-6,266	-18,500	-24,766
Non-cash changes	1,299	142	1,441
Foreign currency exchanges effects	-1,658	—	-1,658

Dec. 31, 2020	27,805	62,621	90,426

Actual interest payments for liabilities to banks amounting to EUR 1,615 thousand (2019 and 2018: EUR 1,640 thousand and EUR 1,953) and interest related to lease liabilities of EUR 938 thousand (2019: EUR 1,161 thousand; 2018: n/a) are included in cash flow from financing activities.

Non-cash changes include effective interest rate changes on liabilities to banks as well as non-cash effective increases or decreases in lease liabilities due to consideration of new lease contracts or disposal of lease contracts.

Cash and cash equivalents to which the group only has restricted access are explained in note (9).

(31)	Earnings per share

In accordance with IAS 33, basic earnings per share are calculated by dividing consolidated net income by the weighted average number of shares outstanding.

There were no material dilution effects in the current fiscal year. Diluted earnings per share are calculated by adjusting the weighted average number of shares outstanding by the number of potential shares arising from granted and exercisable stock options on the balance sheet date.

No effects of dilution had to be considered in net income in 2020 and 2019.

The following table reflects the number of shares used in the computation of basic and diluted earnings per share:

	2020	2019	2018
Weighted average number of shares (basic)	50,278,336	50,031,396	49,810,321
Effect of dilution from stock options	277,849	489,175	423,895

Weighted average number of shares (diluted)	50,556,185	50,520,571	50,234,216

There have been no other material transactions involving ordinary shares or potential shares between the balance sheet date and the date of authorization for issue of these financial statements.

(32)	Segment reporting

In accordance with IFRS 8, operating segments are identified based on the way information is reported internally to the chief operating decision maker, i.e. the management board, and regularly reviewed to make decisions about resources to be assigned to the segment and assess its performance. The internal organizational and management structure and the structure of internal financial reporting activities are the key factors in determining what information is reported. For making decisions about resource allocation and performance assessment, management does not monitor the operating results separately on the level of business units. Therefore the reporting on individual business segment does not apply.

Within the ADVA group, management decisions are based on pro forma operating income. Pro forma financial information excludes non-cash charges related to share-based compensation plans and amortization and impairment of goodwill and acquisition-related intangible assets. Additionally, expenses related to restructuring measures are not included. Income from capitalization of development expenses is shown as a separate line item and not deducted from research and development expenses.

Reconciliation of key performance measures to the consolidated financial information on December 31, 2020, presents as follows:

(in thousands of EUR)	Pro forma financial information	Intangible assets from acquisitions	Goodwill	Compensation expenses	Restructuring expenses	Disclosure of R&D expenses	Consolidated financial information
Revenues	564,958	—	—	—	—	—	564,958
Cost of goods sold	-365,908	-2,453	—	-55	—	—	-368,416

Gross profit	199,050	-2,453	—	-55	—	—	196,542
Gross margin	35.2%						34.8%
Selling and marketing expenses	-58,130	-1,986	—	-519	-168	—	-60,803
General and administrative expenses	-35,611	—	—	-195	-91	—	-35,897
Research and development expenses	-114,072	—	—	-420	-472	39,967	-74,997
Income from capitalization of development expenses	39,967	—	—	—	—	-39,967	—
Other operating income	3,800	—	—	—	—	—	3,800
Other operating expenses	-1,172	—	—	—	—	—	-1,172

Operating income	33,832	-4,439	—	-1,189	-731	—	27,473
Operating margin	6.0%						4.9%
Segment assets	417,932	15,004	67,036	—	—	—	499,972

Reconciliation of key performance measures to the consolidated financial information on December 31, 2019, presents as follows:

(in thousands of EUR)	Pro forma financial information	Intangible assets from acquisitions	Goodwill	Compensation expenses	Restructuring expenses	Disclosure of R&D expenses	Consolidated financial information
Revenues	556,821	—	—	—	—	—	556,821
Cost of goods sold	-361,457	-3,622	—	-71	-758	—	-365,908

Gross profit	195,364	-3,622	—	-71	-758	—	190,913
Gross margin	35.1%						34.3%
Selling and marketing expenses	-68,318	-2,041	—	-561	-1,908	—	-72,828
General and administrative expenses	-33,851	—	—	-322	-953	—	-35,126
Research and development expenses	-115,057	—	—	-536	-2,036	42,443	-75,186
Income from capitalization of development expenses	42,443	—	—	—	—	-42,443	—
Other operating income	4,764	—	—	—	—	—	4,764
Other operating expenses	-534	—	—	—	—	—	-534

Operating income	24,811	-5,663	—	-1,490	-5,655	—	12,003
Operating margin	4.5%						2.2%
Segment assets	443,475	20,864	72,023	—	—	—	536,362

Reconciliation of key performance measures to the consolidated financial information on December 31, 2018, presents as follows:

(in thousands of EUR)	Pro forma financial information	Intangible assets from acquisitions	Goodwill	Compensation expenses	Restructuring expenses	Disclosure of R&D expenses	Consolidated financial information
Revenues	501,981	—	—	—	—	—	501,981
Cost of goods sold	-316,360	-3,536	—	-58	-299	—	-320,253

Gross profit	185,621	-3,536	—	-58	-299	—	181,728
Gross margin	37.0%						36.2%
Selling and marketing expenses	-61,010	-1,990	—	-438	-131	—	-63,569
General and administrative expenses	-34,494	—	—	-346	-184	—	-35,024
Research and development expenses	-107,165	—	—	-571	-724	31,872	-76,588
Income from capitalization of development expenses	31,872	—	—	—	—	-31,872	—
Other operating income	8,949	—	—	—	—	—	8,949
Other operating expenses	-507	—	—	—	—	—	-507

Operating income	23,266	-5,526	—	-1,413	-1,338	—	14,989
Operating margin	4.6%						3.0%
Segment assets	390,126	26,012	70,400	—	—	—	486.538

Additional information by geographical regions:

(in thousands of EUR)	2020	2019	2018
Revenues
Germany	115,249	102,691	113,082
Rest of Europe, Middle East and Africa	193,550	196,263	136,109
Americas	201,552	213,793	192,087
Asia-Pacific	54,607	44,074	60,703

	564,958	556,821	501,981

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Non-current assets
Germany	131,682	129,055
Rest of Europe, Middle East and Africa	28,235	30,294
Americas	78,312	91,714
Asia-Pacific	4,341	6,304

	242,570	257,367

Revenue information is based on the shipment location of the customers.

In 2020, revenues with two major customers exceeded 10% of total revenues (2019: two major customers; 2018: none). In 2020, the share of revenues allocated to major customers was EUR 139,799 thousand (2019: EUR 137,728 thousand); thereof revenue with the biggest customer was EUR 77,906 thousand (2019: EUR 77,710 thousand) and with the second biggest customer was EUR 61,893 thousand (2019: EUR 60,018 thousand).

Non-current assets including property, plant and equipment, intangible assets and finance lease equipment are attributed based on the location of the respective group company.

(33)	Financial instruments

The following tables analyze carrying amounts and fair values according to measurement categories. Only assets and liabilities, which fall into the categories defined by IFRS 7, are presented, so that the total amounts disclosed do not correspond to the balance sheet totals of each year.

			Categories recognized according to IFRS 9
(in thousands of EUR, on Dec. 31, 2020)	Measurement category in accordance with IFRS 9	Carrying amount	Amortized cost	Fair value recognized in profit and loss	Fair value		Hierarchy of fair values
Assets
Cash and cash equivalents	AC	64,881	64,881	—	n/a	*	n/a	*
Trade accounts receivable without underlying factoring agreement	AC	59,321	59,321	—	n/a	*	n/a	*
Trade accounts receivable with underlying factoring agreement	FVTPL	24,559	—	24,559	24,559		Level 2
Other current financial assets	AC	3,726	3,726	—	n/a	*	n/a	*
Other non-current financial assets	AC	2,594	2,594	—	2,594		Level 2
Derivatives	FVTPL	0	—	0	0		Level 2
Investments	FVTPL	0	—	—	0		Level 3

Total financial assets		155,081	130,522	24,559	27,153

Liabilities
Current lease liabilities	n/a	5,807	5,807	—	n/a		n/a
Non-current lease liabilities	n/a	21,998	21,998	—	n/a		n/a
Current liabilities to banks	FLAC	15,492	15,492	—	15,543		Level 2
Non-current liabilities to banks	FLAC	47,129	47,129	—	47,531		Level 2
Trade accounts payable	FLAC	44,151	44,151	—	n/a	*	n/a	*
Other current financial liabilities	FLAC	2,571	2,571	—	n/a	*	n/a	*
Other non-current financial liabilities	FLAC	1,449	1,449	—	1,449		Level 2
Derivatives	FVTPL	396	—	396	396		Level 2

Total financial liabilities		138,993	158,597	396	64,919

*	Due to the short-term nature, it was assumed that the book value as of the reporting date approximates the fair value.

			Amounts recognized according to IFRS 9
(in thousands of EUR, on Dec. 31, 2019)	Measurement category in accordance with IFRS 9	Carrying amount	Amortized cost	Fair value recognized in profit and loss	Fair value		Hierarchy of fair values
Assets
Cash and cash equivalents	AC	54,263	54,263	—	n/a	*	n/a	*
Trade accounts receivable without underlying factoring agreement	AC	85,872	85,872	—	n/a	*	n/a	*
Trade accounts receivable with underlying factoring agreement	FVTPL	10,321	—	10,321	10,321		Level 2
Other current financial assets	AC	2,906	2,906	—	n/a	*	n/a	*
Other non-current financial assets	AC	3,419	3,419	—	3,419		Level 2
Derivatives	FVTPL	0	—	0	0		Level 2
Investments	FVTPL	0	—	—	0		Level 3

Total financial assets		156,781	146,460	10,321	13,740

Liabilities
Current lease liabilities	n/a	6,082	n/a	—	n/a		n/a
Non-current lease liabilities	n/a	28,348	n/a	—	n/a		n/a
Current liabilities to banks	FLAC	19,221	19,221	—	19,269		Level 2
Non-current liabilities to banks	FLAC	61,758	61,758	—	63,075		Level 2
Trade accounts payable	FLAC	73,398	73,398	—	n/a	*	n/a	*
Other current financial liabilities	FLAC	2,337	2,337	—	n/a	*	n/a	*
Other non-current financial liabilities	FLAC	505	505	—	505		Level 2
Derivatives	FVTPL	336	—	336	336		Level 2

Total financial liabilities		191,985	157,219	336	83,185

*	Due to the short-term nature, it was assumed that the book value as of the reporting date approximates the fair value.

The group uses the following hierarchy for determining the fair value of financial instruments:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Techniques for which all inputs that have a significant effect on the recorded fair value are observable, either directly or indirectly.

Level 3: Techniques, which use inputs that are not based on observable market data.

At the end of the reporting period it is analyzed whether transfers between the hierarchy levels need to be considered. In 2020 and 2019, there were no such transfers.

In the case of cash and cash equivalents, trade receivables measured at amortized cost, other current financial assets and liabilities as well as trade accounts payable, the carrying amounts represent reasonable approximations for the fair values.

Forward rate agreements are measured using the discounted cash flow method based on quoted forward rates and yield curves derived from quoted interest rates according to the maturities of the contract.

Moreover, ADVA SE has an investment in equity instruments of Saguna Networks Ltd. with no quoted prices in active markets. Input factors for the valuation are share prices from past investment rounds and current purchase price offers from other investors in Saguna Networks Ltd. At the end of 2019, the fair value of the investment amounted to zero as the entity is in an ongoing loss situation.

The fair values of financial liabilities as well as other non-current financial assets and liabilities have been calculated based on future cash flows by using arm’s length, risk-adjusted interest rates.

The fair value of the balance sheet items measured at Level 3 on December 31, 2020, totaled nil (December 31, 2019: in total nil).

The following table shows the net results per measurement category according to IFRS 9:

(in thousands of EUR)	Note	2020	2019	2018
Financial assets measured at amortized cost	(13), (25)	-1,082	-759	575
Financial liabilities measured at amortized cost	(16)	-2,008	-1,514	-1,774
Financial assets and liabilities measured at fair value through profit or loss	(26)	-820	-1,705	386

Net result		-3,910	-3,978	-813

In 2019, the net result from financial assets measured at amortized cost included the impairment loss and interest income recognized in the current period on the relevant assets. The net result of financial instruments at fair value through profit or loss consist of changes in the fair value of derivative financial instruments, trade receivables subject to factoring agreements and equity investments. The net result from financial liabilities at amortized cost includes interest for bank liabilities (drawn and undrawn) and other financial liabilities as well as amortization according to effective interest method.

Total interest income and expenses from financial assets and liabilities are as follows:

(in thousands of EUR)	2020	2019	2018
Financial assets measured at amortized cost
Total interest income	110	372	219

Financial liabilities measured at amortized cost
Total interest expense	-2,008	-1,514	-1,774

As the necessary prerequisites have not been fulfilled, no financial assets and liabilities are offset in the balance sheet. Master netting agreements exist with the contractual partners of the derivatives, according to which a set-off can be made in the event of insolvency. As of the balance sheet date, there were only insignificant offsetting potentials from derivative financial instruments.

(34)	Financial risk management

The following section describes the group’s position with regard to risks arising from financial instruments and their potential future impact on the net assets, financial position and operational results. The classification into material and immaterial financial risks considered in the risk and opportunity report has been disregarded.

Goals, guidelines and processes of the group’s risk management system are discussed in detail in the risk and opportunity report within the management report. ADVA’s capital management is described in note (35).

The management board establishes principles for overall risk management and decides on the use of derivative financial instruments and the investment of excess liquidity. The compliance department is responsible for group-wide monitoring of observance of the processes and guidelines of the risk management system defined by the ADVA management board.

Foreign currency risks

Risk exposure

ADVA is exposed to foreign currency risks as investments, financing and operations are carried out in several currencies. This results in foreign currency risks from future transactions as well as from recognized assets and liabilities denominated in a currency other than the functional currency of the respective group company. As part of the reporting date analysis of balance sheet exposures and exchange rate sensitivities, the currency pairs USD/ILS, EUR/USD, EUR/CHF and USD/SGD were identified as relevant. The risks from the currency pairs EUR/ILS, and EUR/CNY considered in 2019 are insignificant on the balance sheet date. The relevance of the different currencies can vary depending on the reporting date.

The foreign currency risk of ADVA on the basis of the underlying operating activities at the end of 2020 in the major currencies is as follows:

(in thousands)	USD
Trade accounts receivable	16,174
Trade accounts payable	19,213

There were no receivables from or liabilities to third parties in ILS, CHF and SGD on the reporting date.

At the end of 2019, the foreign currency risk in the major currencies was as follows:

(in thousands)	USD
Trade accounts receivable	8,062
Trade accounts payable	35,110

The group’s risk with regard to other currency fluctuations was insignificant at the reporting date.

Risk management

ADVA’s risk management framework considers operational business risks to the business that affect the income statement. Specific hedging transactions are only concluded if larger non-recurring foreign exchange risks are expected (e.g. due to a planned M&A transaction). Regarding intercompany payments, the treasury department is closely involved in order to optimize the cash flows with regard to currencies and separate hedging considerations. Foreign currency risks from recognized financial assets and liabilities are only considered by ADVA’s risk management in specific cases.

In 2019 and 2020, the group recorded significant external net cash inflows in GBP and significant external net cash outflows in USD. In order to mitigate these material risks from operating activities and as a means to offset cash flow fluctuations, ADVA’s Treasury Department has been hedging some of its net cash flows in USD versus GBP through the use of forward foreign exchange agreements in GBP already in 2019. These transactions became due in the current year and resulted in a net loss of EUR 424 thousand (2019: net gain of EUR 5 thousand).

To hedge exchange rate risks from future cash flows, the group entered into derivatives that will mature in the first quarter of 2021. The fair value of these foreign exchange agreements is recognized in other current assets or other current liabilities. The related fair values amounted to positive EUR 0 thousand and negative EUR 396 thousand, respectively (December 31, 2019: positive EUR 0 thousand and negative EUR 336 thousand). As of December 31, 2020, the nominal value of these derivatives amounted to EUR 13,745 thousand (December 31, 2019: EUR 14,951 thousand). The nominal value is the accounting value from which payments are derived.

Sensitivity analysis

The foreign exchange rate sensitivity of the most relevant currency pairs with respect to balance sheet risks on earnings after tax at the end of the reporting period is illustrated below. The analysis does not consider effects from the translation of the financial statements of the group`s foreign subsidiaries into euro the company’s reporting currency.

If, at the balance sheet date, the relevant exchange rates would have appreciated or depreciated by 10% relative to the base currency in the relevant currency relations (base currency/spot currency), the following impact on earnings after tax from the currency translation of reported primary financial instruments would have to be considered:

(in thousands of EUR)	Dec. 31, 2020
	+10%	-10%
USD/ILS	2,185	-2,671
EUR/USD	389	-476
EUR/CHF	-345	422
EUR/SGD	-290	354

As described in the section on foreign currency risk positions, the relevant currency pairs have changed in 2020 compared to 2019. In the previous year, the following sensitivities were reported for the currency relations relevant in 2019:

(in thousands of EUR)	Dec. 31, 2019
	+10%	-10%
USD/ILS	2,036	-2,489
EUR/USD	-1,483	1,813
EUR/ILS	-387	473
EUR/CNY	-353	432

In addition, the currency pair USD/GBP is relevant for risk management considerations. The currency pairs USD/GBP and USD/EUR are hedged by using forward contracts. If, at the balance sheet date, the spot currency GBP had appreciated or depreciated by 10% against the base currency USD, the following effects would have been recognized in profit or loss:

(in thousands of EUR)	Dec. 31, 2020
	GBP+10%	GBP-10%
USD/GBP	1,001	-820
	EUR+10%	EUR-10%
USD/EUR	-122	-525

The following sensitivities have been reported in 2019:

(in thousands of EUR)	Dec. 31, 2019
	GBP+10%	GBP-10%
USD/GBP	1,142	-934
	EUR+10%	EUR-10%
USD/EUR	-462	444

Interest rate risk

Risk exposure

The interest rate risk is the risk that fair values or future interest payments on existing and future interest-bearing financial instruments will fluctuate due to changes in market interest rates. ADVA increased its cash position from EUR 54,263 thousand in 2019 to EUR 64,881 thousand in 2020. With increasing liquidity, the risk of having to pay negative interest on bank balances also increases.

At year-end 2020, ADVA Optical Networking SE has a variable rate loan of nominal EUR 53,000 thousand as well as another variable-interest bullet loan of EUR 10,000 thousand to finance its investments, which fundamentally results in an interest rate risk. Additionally, there are two outstanding credit lines of EUR 10,000 thousand and EUR 40,000 thousand, respectively, which have not been drawn as of December 31, 2020. The interest on a loan drawn under these credit lines is also dependent on EURIBOR. Further information on existing financial liabilities can be found in note (16).

Risk management

The treasury department regularly analyzes the existing interest rate risk and, in the event of a material risk, makes proposals for the use of appropriate hedging instruments. As part of risk management to limit interest rate risks, derivative financial instruments such as interest rate caps and interest rate swaps can be used. Due to the continued expansive interest rate policy of the European Central Bank, the EURIBOR interest rate is negative at the reporting date. Due to low economic forecasts and low core inflation, ADVA does not expect any significant interest rate spreads change in the euro area and thus rates the interest rate risk as low as at December 31, 2020.

Sensitivity analysis

The interest rate sensitivity of the result after taxes is shown below. As of December 31, 2020, the 3-month EURIBOR was negative. Due to the floor agreed in the loan agreement, a reduction in EURIBOR as of December 31, 2020, would have had no effect on the interest rate. An EURIBOR increase of 0.5% would also have had no effect on the interest expense. (prior year: EUR 54 thousand).

Default risk

Risk exposure

The default risk arising from financial assets involves the risk of the default of a contractual partner and thus includes at maximum the amount of the related recognized carrying amounts. At ADVA default risks arise from cash at banks, contract assets and contractual cash flows from debt instruments that are measured at amortized cost or at fair value through profit or loss, including outstanding trade receivables.

Risk management

All default risks are managed at group level. The default risk is mitigated by various measures, depending on the class of financial assets. In addition, the credit risk from non-derivative financial assets is considered by means of risk provisioning and bad debt allowances.

ADVA enters into transactions with creditworthy banks and financial institutions. To assess the creditworthiness of banks, financial institutions and other financial assets, ADVA uses current credit ratings from rating agencies (S&P, Moody’s or Fitch) as well as current default rates (credit default swaps). Based on the capital market ratings, ADVA divided the banks and other financial assets into three internal rating classes, determining their exposure at default and calculating the expected loss at default as of December 31, 2020, and 2019. Rating class 1 means investment grade assets, rating class means non-investment grade assets and rating class 3 includes assets in default. Due to immateriality, no risk provisions were recognized at the balance sheet date.

The gross carrying amounts (risk positions) by rating class on 31 December, 2020 and 2019 re as follows:

(in thousands of EUR)	Rating class 1	Rating class 2	Rating class 3	Total
Cash and cash equivalents	64,623	258	0	64,881
Other current financial assets	3,726	—	—	3,726
Other non-current financial assets	2,594	—	—	2,594

(in thousands of EUR)	Rating class 1	Rating class 2	Rating class 3	Total
Cash and cash equivalents	54,209	12	42	54,263
Other current financial assets	2,906	—	—	2,906
Other non-current financial assets	3,419	—	—	3,419

ADVA has distributed its investments to more than 10 international credit institutions. As of December 31, 2020, one bank was responsible for approximately 87% of all investments (as of December 31, 2019: for approximately 91%). This results in a risk exposure of EUR 56,558 thousand. (2019: EUR 49,345 thousand).

When concluding contracts with clients, the creditworthiness and credit quality of the client is assessed on the basis of independent ratings (e.g. Duns & Bradstreet), audited financial statements, or historical experience. Depending on the risk assessment, deliveries are made solely only under reasonable payment terms, which may include down payments or advance payments.

ADVA applies the general expected credit loss model for significant financial assets. To measure the expected credit losses on trade receivables carried at amortized cost and contract assets the simplified approach under IFRS 9 is used. Trade receivables are summarized on the basis of common credit risk characteristics and overdue days.

As of December 31, 2020, and 2019, the expected loss ratios are based on historical payment profiles of receivables and the corresponding historical defaults. There are adjusted to reflect up-to-date and forward-looking information on macroeconomic factors (such as geopolitical events, currency fluctuations, inflation, trade conflicts, state subsidies) that may affect clients’ solvency. Contract assets relate to work that has not yet been invoiced, and accordingly have the same risk characteristics as trade receivables of the underlying contracts.

In addition, ADVA applies a specified valuation if certain criteria are met.

Regarding major other financial assets ADVA reviews the risk on a case-by-case basis considering the counterparty-specific credit default swaps or assumptions regarding the expected creditworthiness of the contractual partners.

The following table shows the overdue structure of gross carrying amounts of trade accounts receivable and contract assets by as of December 31, 2020:

(in thousands of EUR)	Not yet due	Overdue up to 90 days	90 - 180 days overdue	180 days to 1 year overdue	credit impaired	Total
Trade accounts receivable (simplified approach)	71,098	10,824	1,231	643	2,797	86,593
Contract assets	442	—	—	—	—	442

As of 31 December 2019, the overdue structure of gross carrying amounts of trade receivables and contract assets were as follows:

(in thousands of EUR)	Not yet due	Overdue up to 90 days	90 - 180 days overdue	180 days to 1 year overdue	credit impaired	Total
Trade accounts receivable	83,346	9,779	744	1,170	2,845	97,884
Contract assets	654	—	—	—	—	654

Due to immateriality, no valuation allowances were recognized relating to contract assets as of December 31, 2020, and 2019. The reconciliation of risk provisions for trade receivables is shown in note (10).

For other financial assets carried at amortized cost with a total carrying amount of EUR 6,320 thousand (prior year: EUR 6,325 thousand), the group analyzes the risk on a case-by-case basis. As of December 31, 2020 and 2019, there were no significant default risks. Therefore, no valuation allowances were recognized.

Liquidity risk

Risk exposure

In general, the inability to meet its financial obligations, such as servicing its debts, composes the liquidity risk of ADVA.

Risk management

Management uses rolling forecasts to monitor the group’s liquidity reserves, consisting of cash and cash equivalents based on expected cash flows and unused credit lines. To manage liquidity, ADVA considers compliance with internally defined operating liquidity at all times.

The group’s liquidity management policies include the forecast of cash flows in the major currencies and the assessment of required cash in these currencies, the monitoring of balance sheet liquidity ratios and the management of debt financing plans. In general, ADVA pursues a conservative and risk-avoiding strategy.

Financing agreements

The loan agreements contain restrictions and covenants that restrict the financial and operating scope of ADVA. A breach of these agreements would result in a compulsory early repayment of the loans. The company estimates this risk as low as at the reporting date and the prior year-end, as all agreements have been complied in the reporting period.

At the end of the reporting period, ADVA had financing agreements with various banks. This includes a syndicated loan of a nominal amount of EUR 53,000 thousand with maturity in September 2023 and a bilateral bullet term loan of EUR 10,000 thousand due in September 2022. In addition, the syndicated loan has two undrawn revolving credit facilities over EUR 10,000 thousand and EUR 40,000 thousand, respectively. See also note (16) on liabilities to banks.

Maturities of financial liabilities

The table below analyzes the group’s undiscounted cash outflows for non-derivative financial liabilities according to their maturity based on the remaining time at the balance sheet date to the contractual maturity date:

	Note		Future cash flows
		Carrying value	≤ 12 months		13 – 36 months		> 36 months
(in thousands of EUR, on Dec. 31, 2020)			Redemption	Interest	Redemption	Interest	Redemption	Interest
Lease liabilities	(15)	27,805	5,807	794	10,215	1,143	11,783	1,107
Liabilities to banks	(16)	62,621	15,492	785	47,129	759	—	—
Trade accounts payable	(17)	44,151	44,151	—	—	—	—	—
Other financial liabilities	(17)	23,625	22,176	—	1,449	—	—	—

		158,202	87,626	1,579	58,793	1,902	11,783	1,107

	Note		Future cash flows
		Carrying value	≤ 12 months		13 – 36 months		> 36 months
(in thousands of EUR, on Dec. 31, 2019)			Redemption	Interest	Redemption	Interest	Redemption	Interest
Lease liabilities	(15)	34,430	6,082	1,058	16,772	2,033	11,576	1,074
Liabilities to banks	(16)	80,979	19,221	1,038	40,019	1,379	21,739	215
Trade accounts payable	(17)	73,398	73,398	—	—	—	—	—
Other financial liabilities	(17)	21,468	20,963	—	447	—	58	—

		210,275	119,664	2,096	57,238	3,412	33,373	1,289

(35)	Capital management

Risk management

ADVA’s capital management aims to ensure the continued existence of the company and optimization of its capital structure to reduce its cost of capital.

The group defines capital as the sum of equity and financial liabilities. On December 31, 2020, financial debt amounted to EUR 90,426 thousand (prior year: EUR 115,412 thousand). Equity on December 31, 2020, amounted to EUR 263,218 thousand or 52.6% of the balance sheet total (previous year: EUR 255,792 thousand or 47.7% of the balance sheet total). For liabilities to banks of EUR 62,621 thousand as of December 31, 2020 (previous year: EUR 80,979 thousand), the term usually exceeds the life of the assets financed. ADVA aims for an equity ratio of at least 30% and a ratio of gross debt to EBITDA of a maximum of 2.5x. Both financial ratios were met in the past financial year.

Financial covenants

The loan agreements include compliance with certain financial covenants that should be guaranteed at all time within the scope of capital management. As of December 31, 2020, ADVA needs to comply with a gross leverage (proportion of gross debt to EBITDA for the last 12 months). A breach of the commitment clauses may lead to early repayment of the borrowed funds. ADVA minimizes risk through ongoing monitoring of financial metrics.

Within the scope of capital management, ADVA seeks to minimize interest expenses, provided that the availability of funds is not jeopardized. Excess funds are usually used to pay off debt. For USD bank accounts, a so-called cash pooling is implemented. Under this agreement, the funds will be transferred daily to a collective account. The interest is calculated on the basis of the combined balances.

(36)	Other financial obligations and financial commitments

On December 31, 2020, the group had purchase commitments totaling EUR 57,128 thousand (on December 31, 2019: EUR 45,473 thousand) in respect to suppliers.

Group entities have issued guarantees in favor of customers. On December 31, 2020, performance bonds with a maximum guaranteed amount of EUR 414 thousand were issued (on December 31, 2019: EUR 2,422 thousand). At year-end 2020, ADVA does not expect claims from these guarantees.

With respect to various financing agreements there are certain guarantee obligations from ADVA North America Inc. and ADVA Ltd. to ADVA Optical Networking SE.

Lease commitments (prior to IFRS 16)

In 2018, the group had non-cancellable operating leases, primarily for buildings and cars. There were no sub-lease agreements.

The future minimum lease payments due on operating leases were as follows:

(in thousands of EUR)	Dec. 31, 2018
Up to one year	6,671
One to five years	14,959
More than five years	6,487

28,117

Lease payments for buildings including parking spaces amounted to EUR 5,994 thousand in 2018. Lease payments for cars consisting of monthly installments plus servicing charges and road tax totaled EUR 1,628 thousand in 2018.

(37)	Contingent liabilities

In the normal course of business, claims may be asserted, or lawsuits filed against the company and its subsidiaries from time to time. On December 31, 2020, ADVA does not expect potential titles or litigations in detail or in total that will have a material impact on its financial position or operating performance.

(38)	Stock option programs

To date, the company has issued stock options for employees (Plan XIV) and for management board (Plan XIVa and Plan XVIa). The new Plan XVIa results from a decision of the Supervisory Board of ADVA SE on February 18, 2020. Generally, Plan XIV and Plan XVIa are still available for issuance of share-based compensation instruments.

All contracts stipulate a general four-year vesting period and a total contractual life of seven years for the respective rights issue. The rights may only be exercised if the volume weighted average of the company share closing prices on the ten stock exchange trading days before the first day of each exercise period in which the option is exercised is at least 120% of the purchase price. In addition, options issued to the management board from Plan XIVa and from the new Plan XVIa introduced in 2020 include a profit limitation.

All option rights are non-transferable. They may only be exercised as long as the entitled person is employed on a permanent contract by the company or by a company in which ADVA Optical Networking SE has direct or indirect interest. Option rights issued to apprentices may only be exercised if the apprentices are hired by the company or by an affiliated company on a permanent contract. All option rights expire upon termination of the employment contract. In the event that the person entitled dies, becomes unable to work or retires, special provisions come into force.

The group of people to whom option rights can be issued is defined separately for each stock option program. According to the resolution on May 13, 2020, 35.0% of option rights – in total 1,756,369 options rights – authorized pursuant to Plan XIV and Plan XIVa could be issued to members of the management board, 5.0% – in total 250,910 options rights – to the management of affiliated companies, 22.5% – in total 1,129,094 options rights – to company employees, and 37.5% – in total 1,881,823 options rights – to employees of affiliated companies. The management board specifies the exact group of people entitled to exercise rights and the scope of each offer. Options rights awarded to the management board are approved by supervisory board.

Subject to the conditions under which option rights are issued, each option right entitles the individual to purchase one common share in the company. The conditions of issue specify the term, the exercise price (strike price), any qualifying periods and the defined exercise periods.

Exercise periods are regularly linked to key business events in the company’s calendar and each have a defined term. Certain other business events can lead to blocking periods, during which option rights cannot be exercised. Insofar as regular exercise periods overlap with such blocking periods, the exercise deadline shall be extended by the corresponding number of exercise days immediately after the end of such a blocking period. Option rights may be exercised only on days on which commercial banks are open in Frankfurt am Main, Germany.

The new Plan XVIa for the management board introduced in 2020 considers an automated exercise process. Furthermore, the new Plan XVIa includes an automatic sale of the shares received via the stock exchange (“exersale”) immediately after the automated exercise process. Due to the automatic sale under Plan XVIa, it is classified as a cash-settled share-based payment plan. The process of automated exercise of the option rights includes an immediate sale of the shares received via the stock exchange (“exersale”). The automated exercise and the immediate sale take place after the expiration of the general vesting period of 4 years in eight regularly equal tranches, distributed over eight consecutive exercise windows on days determined or determinable in advance. The specific waiting period depends on the respective tranche. In the event that stock options cannot be exercised during the exercise window, the exersales are postponed to the respective subsequent exercise window. If they cannot be exercised within the term of the agreement, the options forfeit at the end of the last available exercise window. The purpose of the automated exercise and sale process is to simplify the disposal of exercised options and reduce administrative expenses due to insider trading rules.

With the introduction of the new Plan XVIa, the supervisory board also decided to amend Plan XIVa and include the automated exercise process. Independent from the plan amendment of the equity-settled share-based payment plan, the management board gave a revocable ermission to an immediate sale of their exercised options on a voluntary basis. The amendment became effective on July 1, 2020, for all outstanding options and resulted in modification of the actual vesting period for stock options already issued before 2020. The modification resulted in a revaluation of these expenses. If the newly determined fair values per tranche exceed the fair value at the modification date, the additional fair value is accrued over the remaining vesting period (see IFRS 2.27).

The fair value of stock options was valued using a Monte Carlo simulation. For the calculation of the fair value of options, ADVA assumed that no dividends will be paid to stockholders.

The following computation parameters apply for option rights issued in 2020:

	Plan XIV	Plan XVIa
Weighted average share price (in EUR)	5.73	5.52
Weighted average strike price (in EUR)	5.91	5.76
Weighted expected volatility (in % per year)	47.88%	46.99%
Term (in years)	7	7
Weighted risk-free interest rate (in % per year)	-0.72%	-0.74%

The volatility is specified as fluctuation of the share price compared to the average share price of the period. In each case, expected volatility is calculated based on historic share prices (historic volatility). The risk-free interest rate is based on information on risk-free investments with corresponding terms.

The tables below present changes in the number of option rights outstanding.

Stock option program 2011 (Plan XIV)

	Number of options	Weighted average strike price (in EUR)
Options outstanding on Jan. 1, 2019	2,165,212	6.91
Granted options	436,000	7.07
Exercised options	-151,011	4.98
Forfeited options	-212,300	7.41
Expired options	-3,001	5.05

Options outstanding on Dec. 31, 2019	2,234,900	7.03
Granted options	107,500	5.91
Exercised options	-49,726	3.78
Forfeited options	-143,100	7.49
Expired options	-3,674	3.90

Options outstanding on Dec. 31, 2020	2,145,900	7.02
Of which exercisable	650,400	8.58

The weighted average remaining contractual life for option rights outstanding on December 31, 2020, is 4.06 years (December 31, 2019: 4.82 years). The strike price for these options is between EUR 2.87 and EUR 10.16 (2019: between EUR 2.87 and EUR 10.16).

Stock options exercised in 2020 had an average share price of EUR 7.14 on the exercise date.

The average fair value of option rights granted in 2020 is EUR 2.37 (December 31, 2019: EUR 3.14).

Stock option program 2011 for the management board (Plan XIVa)

	Number of options	Weighted average strike price (in EUR)
Options outstanding on Jan. 1, 2019	1,166,667	6.20
Granted options	—	—
Exercised options	-100,000	5.05
Forfeited options	—	—
Expired options	—	—

Options outstanding on Dec. 31, 2019	1,066,667	6.31
Granted options	—	—
Exercised options	-265,000	4.09
Forfeited options	—	—
Expired options	—	—

Options outstanding on Dec. 31, 2020	801,667	7.04
Of which exercisable	476,667	8.14

The weighted average remaining contractual life for option rights outstanding on December 31, 2020, is 3.10 years (December 31, 2019: 3.46 years). The strike price for these options is between EUR 4.98 and EUR 8.70 (2019: between EUR 3.19 and EUR 8.70).

Stock options exercised in 2020 had an average share price of EUR 6.68 on the exercise date.

The revaluation due to the modification of the plan as of July 1, 2020, resulted in an additional weighted average fair value of the affected stock options of EUR 0.17 (incremental fair value).

Cash-settled stock option program 2020 for the management board (Plan XVIa)

	Number of options	Weighted average strike price (in EUR)
Options outstanding on Dec. 31, 2019	—	—
Granted options	100,000	5.76
Exercised options	—	—
Forfeited options	—	—
Expired options	—	—

Options outstanding on Dec. 31, 2020	100,000	5.76
Of which exercisable	—	—

The weighted average remaining contractual life for option rights outstanding on December 31, 2020, is 6.47 years. The strike price for these options is at EUR 5.76.

The average fair value of option rights granted in 2020 is EUR 2.82.

Compensation expenses arising from share-based compensation programs included in operating income were as follows:

(in thousands of EUR)	2020	2019	2018
Plan XIV	878	1,023	945
Plan XIVa	276	467	493
thereof expense from modification	16	—	—
Plan XV	—	—	-25
Plan XVIa	35	—	—

	1,189	1,490	1,413

(39)	Related party transactions

There are no related parties within the meaning of IAS 24. Key management personnel compensation is disclosed in Note(40).

(40)	Governing boards and compensation

Management board

	Resident in	External mandates
Brian Protiva Chief executive officer	Berg, Germany	Member of the board of directors of AMS Technologies AG, Martinsried, Germany

Christoph Glingener Chief technology officer & chief operating officer	Jade, Germany	Member of the board of trustees of Fraunhofer Heinrich-Hertz-Institute, Berlin, Germany

Ulrich Dopfer Chief financial officer	Alpharetta, Georgia, USA	—

Scott St. John Chief marketing & sales officer	Raleigh, North Carolina, USA	—

Supervisory board

	Resident in	Occupation	External mandates
Nikos Theodosopoulos Chairman	Manhasset, New York, USA	Founder and managing member, NT Advisors LLC, Manhasset, New York, USA

Member of the board of directors of Arista Networks, Inc., Santa Clara, CA, USA

Member of the advisory board of Columbia Engineering Entrepreneurship, New York, NY, USA

Member of the board of directors of Harmonic, Inc., San Jose, CA, USA

Board member of Driving Management Systems, Inc., Colorado Springs, CO, USA

Johanna Hey Vice chairwoman	Cologne, Germany	Professor for tax law, University of Cologne, Cologne, Germany

Director of the Institut Finanzen und Steuern e.V., Berlin, Germany

Member of the supervisory board of Gothaer Versicherungsbank VVaG, Cologne, Germany

Member of the supervisory board of Gothaer Finanzholding AG, Cologne, Germany

Member of the supervisory board of Cologne Executive School GmbH, Cologne, Germany

Member of the supervisory board of Flossbach von Storch AG, Cologne, Germany

Michael Aquino	Peachtree City, Georgia, USA	Consultant	—

Compensation of the management board

The total management board compensation according to section 314 paragraph 1 no. 6a HGB was EUR 2,224 thousand in 2020, EUR 1,695 thousand in 2019 and EUR 2,099 thousand in 2018, respectively.

The fixed compensation amounting to EUR 1,057 thousand (2019: EUR 1,065 thousand and 2018: EUR 1,077 thousand) includes non-performance-based considerations and fringe benefits (company car allowances). The variable compensation considers components related to short-term performance goals that are reported as current liabilities on December 31, 2020, amounting to EUR 1,029 thousand (2019: EUR 630 thousand and 2018: EUR 655 thousand) as well as components based on long-term performance goals (in 2020: EUR 138 thousand; 2019 and 2018: none).

The total management board compensation according to IFRS amounts to EUR 2,684 thousand (2019: EUR 2,179 thousand and 2018: EUR 2,242 thousand) and includes current considerations (fixed compensation, fringe benefits and current variable compensation) totaling EUR 2,103 thousand (2019: EUR 1,712 thousand and 2018: EUR 1,749 thousand) as well as long-term incentive components amounting to EUR 580 thousand (2019: EUR 467 thousand and 2018: EUR 493 thousand) which relate to remuneration components in connection with stock options and long term bonus.

The long-term variable compensation amounting to EUR 808 thousand in total (prior years: nil) focusses on the sustainable development of the company and will be paid to the members of the management board after three years, provided that a year-by-year increased minimum group pro forma operating income is met for each of the three years.

In 2020, 2019 and 2018, no loans were granted to the members of the management board. As of December 31, 2020, there was a receivable from one member of the management board in the amount of EUR 6 thousand (previous year: none). There were no receivables from the other members of the management board in the three reporting periods.

On December 31, 2020, the members of the management board held 401,530 shares (December 31, 2019: 401,530 shares) and 901,667 stock options (December 31, 2019: 1,066,667 stock options).

On December 31, 2020, and 2019, the options to members of the management board were granted out of Plan XIVa and Plan XVIa. The grants to two members of the management board under Plan XVIa in the financial year 2020 are accounted for as cash-settled share-based payments. A provision of EUR 35 thousand was recognized. The option rights authorize the management board to purchase the said number of common shares in the company once the qualifying period has elapsed. Both plans include a profit limit of EUR 20.00 per option.

The strike price for these option rights is

•	EUR 5.15 for 75,000 options granted on May 15, 2015,

•	EUR 8.70 for 401,667 options granted on May 15, 2016,

•	EUR 4.98 for 150,000 options granted on November 15, 2017,

•	EUR 5.79 for 175,000 options granted on May 15, 2018, and

•	EUR 5.76 for 100,000 options granted on May 15, 2020, respectively.

The management board received cash inflows of EUR 687 thousand from the exercise of stock options in 2020 (2019: EUR 118 thousand and 2018: EUR 9 thousand).

Compensation of the supervisory board

The fixed compensation to be paid to the supervisory board for 2020, 2019 and 2018 totaled EUR 235 thousand, respectively.

The compensation for the supervisory board of ADVA Optical Networking SE is paid out in quarterly installments. The fixed compensation for Q4 2020 amounting to EUR 59 thousand was paid out in January 2021. In the consolidated financial statements, this amount is recognized in other current liabilities.

On December 31, 2020, no shares or stock options were held by members of the supervisory board (December 31, 2019, and 2018: none).

(41)	Events after the balance sheet date

ADVA is currently negotiating a corporate transaction.

US loss corporations that experience a change in ownership as a part of a transaction may have a limitation placed on the go-forward use of tax attributes (e.g., net operating losses, capital losses, tax credits, excess interest deduction carryforwards, etc.). Further analysis is required to determine if an (indirect) ownership change with regard to shares in ADVA Optical Networking North Amerika Inc. may occur as part of the proposed transaction.

Potential other impacts on the net assets, financial position and financial performance of the group are still under review.

ANNEX A—BUSINESS COMBINATION AGREEMENT

Date: August 30, 2021

BUSINESS COMBINATION AGREEMENT

regarding the business combination of

ADTRAN, INC.,

ACORN HOLDCO, INC.,

ACORN MERGECO, INC.

and

ADVA OPTICAL NETWORKING SE

Business Combination Agreement

by and among

(1)	ADVA Optical Networking SE, a company organized and existing under the laws of Germany, Märzenquelle 1-3, 98617 Meiningen OT Dreißigacker

– the “Company” –

(2)	Acorn HoldCo, Inc., a Delaware corporation,

– “the Bidder” –

(3)	Acorn MergeCo, Inc., a Delaware corporation,

–“Merger Sub” –

and

(4)	ADTRAN, Inc., a Delaware corporation,

– “Acorn” –

– the Company, the Bidder, Merger Sub and Acorn individually a “Party” and collectively, the “Parties”

1	Definitions	A-9

2	Structure of the Business Combination	A-9

3	Disclosure Documents	A-10

4	Announcement, Press Statements, Extension of Filing Period	A-11

5	Launch of the Exchange Offer	A-12

6	The Merger	A-16

7	Effect of the Merger on Acorn Shares, Acorn Options and Equity Awards	A-17

8	Delivery of Merger Consideration; Procedures for Surrender	A-19

9	Support of the Exchange Offer by the Company, Shareholders’ Approval of the Merger and mutual actions to support the Transaction	A-22

10	Reasoned Statement by the Company’s Corporate Bodies on the Exchange Offer	A-24

11	Covenants	A-25

12	Business Strategy	A-27

13	Composition of Boards and Senior Management Team of the Bidder	A-28

14	Headquarters; Reporting	A-29

15	Conduct of Sensitive Business in Germany and Europe	A-29

16	Workforce and Employees	A-29

17	Name	A-30

18	Corporate Measures	A-30

19	Approval by Corporate Bodies	A-30

20	General Cooperation Principles regarding Regulatory Clearances	A-31

21	Effectiveness, Term and Termination	A-32

22	Assignment, No Third Party Rights, Costs	A-33

23	Notices	A-34

24	Governing Law, Dispute Resolution	A-34

25	Miscellaneous	A-35

TABLE OF ANNEXES

Annex 4.1.1	Offer Announcement

Annex 4.1.2	Ad hoc Announcement

Annex 4.2	Press Release

Annex 4.6	Communication plan for customers and employees

Annex 5.2.3(j)(2)(i)	EBITDA

Annex 5.2.7	Intentions of the Bidder

Annex 6.7	Bidder’s Amended and Restated Certificate of Incorporation and Bylaws

Annex 13.1.2	Registration Statement Consent

LIST OF DEFINITIONS

A

Acceptance Period	Section 5.2.2
Acorn	Parties Section
Acorn Board	Preamble (H)
Acorn Book-Entry Share	Section 7.2
Acorn Certificate	Section 7.2
Acorn Eligible Shares	Section 7.1
Acorn Equity Awards	Section 7.10
Acorn Equity Plans	Section 7.6
Acorn Excluded Shares	Section 7.1
Acorn Group	Preamble (B)
Acorn Option	Section 7.6
Acorn PSU	Section 7.8
Acorn Restricted Stock Award	Section 7.9
Acorn RSU	Section 7.7
Acorn Shareholders’ Approval	Preamble (L)
Acorn Shares	Preamble (B)
Acorn Special Shareholders’ Meeting	Preamble (L)
Affiliate	Section 1.2.3
Agreement	Preamble (F)
AktG	Section 9.8.5
Alpine	Preamble (A)
Alpine Group	Preamble (A)
Alpine Option	Section 16.3
Alpine Shareholders	Section 3.1
Alpine Shares	Preamble (A)
Anchor Shareholder	Preamble (M)
ANS	Section 15.2
Applicable Disclosure Law	Section 3.5
Australian FIRB Clearance	Section 5.2.3(g)
AWG	Section 5.2.3(e)
AWV	Section 5.2.3(e)
AWV Clearance	Section 5.2.3(e)

B

Bidder	Parties Section
Bidder Board	Preamble (I)
Bidder Option	Section 7.6
Bidder Restricted Stock Award	Section 7.9

Bidder RSU	Section 7.7
BMWi	Section 5.2.3(e)
Bundeskartellamt	Section 5.2.3(d)
Business Combination	Preamble (E)
Business Day	Section 1.2.1

C

Certificate of Merger	Section 6.6
CFIUS	Section 5.2.3(i)(1)
CFIUS Clearance	Section 5.2.3(i)(2)
Closing	Section 6.4
CMA	Section 5.2.3(d)
Code	Section 5.2.8
Combined Group	Section 14.3
Company	Parties Section
Competing Offer	Section 9.6
Confidentiality Agreement	Section 25.1

D

DGCL	Preamble (E)
Disclosure Documents	Section 3.3
Divestiture	Section 20.3
DPA	Section 5.2.3(i)(1)
DTC	Section 8.2

E
Effective Time	Section 6.6
End Date	Section 2.1
Equity Securities	Section 11.1(c)
Exchange Act	Section 1.2.4
Exchange Agent	Section 6.1
Exchange Fund	Section 8.1
Exchange Offer	Preamble (E)
Exchange Ratio	Section 5.2.1

F
Foreign Investment Clearance Certificate	Section 5.2.3(e)

G
German Prospectus Rules	Section 3.3
Governing Documents	Section 3.1
GWB	Section 5.2.3(d)

H
Holdco Shares	Preamble (C)

L
Letter of Transmittal	Section 8.2

M
Management Board	Preamble (G)
MAR	Section 4.1.2
Material Compliance Violation	Section 5.2.3(k)
Merger	Preamble (E)
Merger Consideration	Section 7.1
Merger Control Clearances	Section 5.2.3(d)
Merger Sub	Parties Section
Modification in Recommendation	Section 9.9

N
NASDAQ	Preamble (B)
Neutral Expert	Section 5.2.4
No Prohibition or Illegality	Section 5.2.3(m)
NS&I Act	Section 5.2.3(f)
NS&I Act Approval	Section 5.2.3(f)

O
Offer Announcement	Section 4.1.1
Offer Conditions	Section 5.2.3
Offer Consideration	Section 5.2.1
Offer Document	Section 3.3
Offer Value	Section 5.2.1
Offer Value Determination Date	Section 5.2.1

P
Parties	Parties Section
Party	Parties Section
Person	Section 8.3.3
Pro-forma Financial Statements	Section 3.6
Pro-Forma Operating Income	Section 5.2.3(j)(2)(i)
Proxy Statement/Prospectus	Section 3.1

R
Reasoned Statement	Section 10.1, Section 4.5
Registration Statement	Section 3.1
Registration Statement Condition	Section 5.2.3(b)
Regulatory Authority	Section 20.6
Regulatory Clearances	Section 20.1
Remedy	Section 20.3

S
SEC	Section 1.2.6
Securities Act	Section 1.2.5
Senior Management Team	Section 13.2
Shareholders’ Approval Condition	Section 5.2.3(c)
Spain FDI Clearance	Section 5.2.3(h)
Subsidiary	Section 1.2.2
Superior Offer	Section 9.7.2
Supervisory Board	Preamble (G)
Surviving Corporation	Section 6.2

T
Takeover Law	Section 3.3
Target Material Adverse Change	Section 5.2.3(j)(2)(ii)
Transaction	Preamble (E)
Treasurer	Section 5.2.3(g)

V
VWAP	Section 1.2.7

W
WpÜG	Preamble (E)

Preamble

(A)

The Company is a societas europaea (SE) incorporated under the laws of Germany and the European Union, having its corporate seat in Meiningen, Germany, and its registered office at Märzenquelle 1-3, Meiningen registered with the commercial register (Handelsregister) at the Local Court (Amtsgericht) of Jena under HRB number 508155 (“Alpine” together with its Subsidiaries from time to time, hereinafter referred to as “Alpine Group”). The Company’s share capital amounts to EUR 51,097,512 and is divided into 51,097,512 no-par value bearer shares (auf den Inhaber lautende Stückaktien - all shares issued by the Company from time to time the “Alpine Shares”). The Alpine Shares are listed on the regulated market (Prime Standard) of the Frankfurt Stock Exchange (ISIN: DE0005103006). The Alpine Shares are also traded on the Tradegate Exchange and on the open market (Freiverkehr) of the stock exchanges in Berlin, Düsseldorf, Hamburg, Hannover, München and Stuttgart. The Company does not hold treasury shares.

The Alpine Group is an international leading provider of innovative network solutions to network operators (private enterprises, communication services providers and internet content providers), focusing on solutions for cloud access, cloud interconnect and network synchronization.

(B)

Acorn is a company incorporated under the laws of the State of Delaware, USA, having its headquarters in Huntsville, Alabama, USA (“Acorn” together with its Subsidiaries from time to time, hereinafter referred to as “Acorn Group”). As of the date of this Agreement, Acorn has a total of 48,659,917 shares of common stock, par value $0.01 per share, outstanding (all shares issued by Acorn from time to time, the “Acorn Shares”). The Acorn Shares are listed on The NASDAQ Global Select Market (“NASDAQ”) (ISIN US00738A1060) under the trading symbol “ADTN”. As of the date of this Agreement, Acorn has 200,000,000 authorized shares of common stock and 30,991,959 Acorn Shares are held in treasury.

Acorn Group is a leading global provider of networking and communications platforms and services focused on the broadband access market.

(C)

The Bidder is a company incorporated under the laws of the State of Delaware, USA and is a direct wholly-owned Subsidiary of Acorn. As of the date of this Agreement, the Bidder has a total of 1,000 shares of common stock, par value $0.01 per share, outstanding (all shares issued by the Bidder from time to time, the “Holdco Shares”). As of the date of this Agreement, the Bidder has 1,000 authorized shares of common stock and no Holdco Shares are held in treasury.

(D)

Merger Sub is a company incorporated under the laws of the State of Delaware, USA and is a direct wholly-owned Subsidiary of the Bidder. As of the date of this Agreement, Merger Sub has a total of 1,000 shares of common stock, par value $0.01 per share, outstanding. As of the date of this Agreement, Merger Sub has 1,000 authorized shares of common stock and no Merger Sub shares are held in treasury.

(E)

The Parties intend to form a combined enterprise (the “Business Combination”). The Bidder intends to submit a voluntary public exchange takeover offer (Übernahmeangebot in Form eines Tauschangebots) (the “Exchange Offer”) within the meaning of Section 29 para. 1, Section 31 para. 2 of the German Takeover Act (Wertpapiererwerbs- und Übernahmegesetz - “WpÜG”) to the shareholders of the Company for all Alpine Shares offering Holdco Shares as consideration for each tendered Alpine Share at an exchange ratio as specified in this Agreement. Prior to the settlement of the Exchange Offer, Merger Sub intends to merge with and into Acorn (the “Merger”), with Acorn surviving the Merger as a wholly-owned direct Subsidiary of the Bidder, in accordance with the applicable provisions of the Delaware General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which each Acorn Share shall be converted into the right to receive the Merger Consideration (the Merger and the Exchange Offer collectively, the “Transaction”).

(F)	By entering into this agreement (the “Agreement”), the Parties, inter alia, wish to implement the Business Combination with a view to:

(i)	create a high-performing optical networking platform that is better positioned to compete with larger market players;

(ii)	utilize the complementary geographic focus and technology and product portfolios to address new customers and market segments;

(iii)	achieve significant synergies through increased operational scale, combined sales channels, reduced duplication in administration and improved terms in combined sourcing and production costs;

(iv)	maintain their existing close relationships with and expand their product and service offering to the benefit of private and public customers relying on first-in-class network and security offerings.

(G)

The Company’s management board (Vorstand – the “Management Board”) and its supervisory board (Aufsichtsrat – the “Supervisory Board”) have, based on the information available to date, unanimously taken the view that the Business Combination contemplated by this Agreement is in the best interest of the Company.

(H)

Acorn’s board of directors (the “Acorn Board”) has, based on the information available to date, (i) unanimously determined that the Business Combination contemplated by this Agreement, including the Merger and the Exchange Offer, is advisable and in the best interests of, Acorn and its stockholders, (ii) approved the execution, delivery and performance by Acorn of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) upon the terms and subject to the conditions of this Agreement, resolved to recommend that the shareholders of Acorn adopt this Agreement and to submit this Agreement to the shareholders of Acorn for adoption;

(I)

The Bidder’s board of directors (the “Bidder Board”) has, based on information available to date, approved this Agreement and the transactions contemplated hereby, including the Exchange Offer, the Merger and the issuance of Holdco Shares in connection therewith;

(J)

Merger Sub’s board of directors has, based on information available to date, (i) determined that the Business Combination contemplated by this Agreement, including the Merger, is advisable and in the best interests of Merger Sub and Merger Sub’s sole shareholder, (ii) approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the sole shareholder of Merger Sub adopt this Agreement and to submit this Agreement to the sole shareholder of Merger Sub for adoption;

(K)

The Parties acknowledge that, subject to the terms and conditions of this Agreement, the Management Board and the Supervisory Board of the Company shall at all times be free to take decisions and carry out measures, if and to the extent such decisions or measures are in the best interest of the Company, the Company’s shareholders, employees and other stakeholders or, regardless of the terms and conditions of this Agreement, if such decisions or measures are required under their respective fiduciary or other statutory duties.

(L)

The DGCL requires Acorn to obtain approval from Acorn’s shareholders (the “Acorn Shareholders’ Approval”), at a shareholders’ meeting duly called, prior to the Merger, in which Acorn’s shareholders adopt this Agreement (the “Acorn Special Shareholders’ Meeting”).

(M)

Acorn has secured irrevocable undertakings from EGORA Holding GmbH (the “Anchor Shareholder”) to tender 7,000,000 Alpine Shares held by it and its wholly owned Subsidiary Egora Investments GmbH (representing approximately 13.7% of the Company’s share capital) in the Exchange Offer.

(N)

This Agreement sets forth the principal terms and conditions of the Business Combination as well as the mutual intentions and understandings of the Parties with regard thereto, the future organizational and corporate governance of the Company and the combined group after the Business Combination.

NOW THEREFORE, the Parties hereby agree as follows:

1	Definitions

1.1	All capitalized terms have the meaning specifically ascribed to them in this Agreement.

1.2	The definitions are in the Section where the term is used for the first time.

1.2.1	The term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in Munich, Germany, and/or New York, NY, USA, are generally closed.

1.2.2	“Subsidiary” shall mean all subsidiaries (Tochterunternehmen) within the meaning of Section 2 para. 6 WpÜG of the relevant Party.

1.2.3	“Affiliate” shall mean all connected enterprises (verbundene Unternehmen) within the meaning of Sections 15 et seq. Stock Corporation Act.

1.2.4	“Exchange Act” means the US Securities Exchange Act of 1934, as amended.

1.2.5	“Securities Act” means the US Securities Act of 1933, as amended.

1.2.6	“SEC” means the US Securities Exchange Commission.

1.2.7	“VWAP” shall mean, with respect to a certain reference period, the volume weighted average share price on the stock exchange of the shares of the respective Party where the shares are traded.

2	Structure of the Business Combination

2.1

In order to consummate the Business Combination, and subject to the terms of this Agreement, the Parties agree to take the following steps in chronological order to complete the Business Combination as soon as legally and practically possible, but in any event prior to the date which falls twelve months after the end of the Acceptance Period (“End Date”).

•	Step 1: Signing of this Agreement

•	Step 2: Announcement of the Intention to Launch the Exchange Offer

•	Step 3: As soon as practicable thereafter, filing of each of the Registration Statement and the preliminary Proxy Statement/Prospectus with the SEC

•	Step 4: Application for extension of filing period pursuant to Section 14 para. 1 s. 3 WpÜG

•	Step 5: Filing of the Offer Document with BaFin

•	Step 6: Approval of the Offer Document by BaFin and Launch of the Exchange Offer

•	Step 7: Declaration of effectiveness of the Registration Statement by the SEC and filing of the definitive Proxy Statement/Prospectus with the SEC

•

Step 8: Alpine issues its Reasoned Statement pursuant to Section 27 para 1 WpÜG and in accordance with Rule 14e-2 of Regulation 14E as promulgated by the SEC and Alpine and Acorn file the Reasoned Statement with the SEC in accordance with Rule 425 of the Securities Act

•	Step 9: Acorn Special Shareholders’ Meeting adopting this Agreement

•	Step 10: Receipt of all regulatory clearances (to the extent not earlier received)

•	Step 11: Merger of Merger Sub with and into Acorn, with Acorn surviving the Merger as a direct wholly-owned Subsidiary of the Bidder

•	Step 12: Admission of Holdco Shares to trading on the NASDAQ and Frankfurt Stock Exchange

•	Step 13: Closing/Settlement of the Exchange Offer

2.2	The Parties shall reasonably cooperate to implement the transaction steps as set forth in Section 2.1 and to prepare the Disclosure Documents as set forth in Section 3.

3	Disclosure Documents

3.1

As promptly as practicable, but in any event not later than five (5) Business Days after the signing of this Agreement, Acorn and the Bidder will prepare, in reasonable cooperation and consultation with the Company and its advisors, and the Bidder will file with the SEC, a registration statement on Form S-4 (together with any supplements or amendments thereto, the “Registration Statement”) to register the Holdco Shares to be issued to the Acorn shareholders in connection with the Merger and the Company’s shareholders in connection with the Exchange Offer, respectively, as contemplated by this Agreement. The Registration Statement will include (i) a proxy statement/prospectus (the “Proxy Statement/Prospectus”) relating to the Acorn Special Shareholders’ Meeting and (ii) a prospectus to be delivered to holders of Alpine Shares (“Alpine Shareholders”) in connection with the Exchange Offer, to be used in connection with the Bidder’s exchange offer to Alpine Shareholders in the U.S. The Registration Statement will be prepared and filed as required by Acorn’s and the Bidder’s certificate of incorporation and by-laws, as applicable (the “Governing Documents”), applicable law and any applicable rules and regulations, including those promulgated by the SEC and NASDAQ; provided, however, that the Bidder may delay the filing of the Registration Statement if the Company has not complied with its obligations under Section 3.5.

3.2

Acorn and the Bidder shall use their respective reasonable best efforts to (A) cause the Registration Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC or in response to any comments from the SEC; (B) promptly notify the Company of and respond promptly to, any comments of the SEC or its staff relating to the Registration Statement; (C) have the Registration Statement declared effective by the SEC as promptly as reasonably practicable after the Registration Statement is filed with the SEC; (D) keep the Registration Statement effective through the Closing in order to permit the consummation of the Business Combination; and (E) cause the Proxy Statement/Prospectus to be mailed to Acorn’s shareholders as promptly as reasonably practicable after the date on which the Registration Statement is declared effective by the SEC.

3.3

The Bidder will prepare an offer document in accordance with the provisions of the WpÜG and the German Takeover Act Offer Ordinance (Angebotsverordnung) (collectively referred to as the “Takeover Law”) and in accordance with the terms of this Agreement, in reasonable cooperation and consultation with the Company and its advisors (the “Offer Document”). The Offer Document shall include a securities prospectus which complies with Art. 13 Prospectus-Regulation (EU) 2017/1129 in connection with Art. 2, 12 and Annex 1, 11 and 20 Delegated Regulation (EU) 2019/980 and all applicable rules and regulations promulgated by BaFin and ESMA (“German Prospectus Rules”) which allow the Bidder to offer the Holdco Shares to the Alpine Shareholders and to list Holdco Shares on the Frankfurt Stock Exchange. The Offer Document and the Registration Statement are collectively referred to herein as the “Disclosure Documents”.

3.4

The Bidder shall use reasonable best efforts to (A) cause the Offer Document to comply in all material respects with the Takeover Act and the German Prospectus Rules, (B) promptly notify the Company of and respond promptly to, any comments of BaFin relating to the Offer Document and (C) have the Offer Document approved within the applicable statutory provisions.

3.5	As promptly as reasonably practicable, the Company shall provide all information, including financial information (other than, subject to Section 3.6, the Pro-Forma Financial Statements),

relating to the Company and necessary to include in the Disclosure Documents under German Prospectus Rules, the Securities Act, the Exchange Act and the Takeover Law (collectively referred to as the “Applicable Disclosure Law”) and/or requested by the SEC or BaFin to have the Registration Statement declared effective by the SEC or the Offer Document approved or to address any SEC comments.

3.6

Acorn, the Bidder and the Company shall reasonably cooperate in connection with the preparation for inclusion in the Registration Statement and the Offer Document of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) and with Art. 13 Prospectus-Regulation (EU) 2017/1129 and EU Prospectus Regulation 2019/980, Annex 20. The pro-forma financial statements shall be prepared for the full year 2020 and the first quarter or half year 2021, as the case may be (the “Pro-forma Financial Statements”). The Company shall assist Acorn and the Bidder in preparing all necessary adjustments to the IFRS consolidated financial statements of the Company for the full year 2020 and the applicable interim period in 2021 to reflect US GAAP for purposes of preparing the Pro-forma Financial Statements. The Bidder shall make sure that an auditor will provide the necessary certification to include the Pro-forma Financial Statements in the Offer Document as required by Applicable Disclosure Law.

3.7

The Bidder will afford the Company and its advisors reasonable opportunity to, and the Company and its advisors shall without undue delay, review and comment on the Disclosure Documents prior to each submission to BaFin or the SEC, as the case may be. The Bidder shall without undue delay (unverzüglich) notify the Company upon the receipt of any comments from BaFin or the SEC relating to any request for amendments or supplements to statements or financial information relating to the Company. The Bidder shall (A) provide the Company with drafts of the responses to comments from BaFin or the SEC at a time reasonably prior to submitting such responses, to the extent they relate to information regarding the Company, and (B) give due consideration to the Company’s comments.

3.8

Acorn and the Bidder intend to have the Registration Statement and the Offer Document consistent in all material respects (to the extent applicable). If the Offer Document has been approved by BaFin and has been published, but the Registration Statement has not yet been declared effective and the SEC requires further amendments which are in the view of Acorn or the Bidder material, Acorn or the Bidder, as applicable, shall consult with the Company how to best provide this information to the Company’s shareholders so that such shareholders can consider the information in their decision on whether to accept the Exchange Offer, in particular by posting the information as separate release in the “Offer” section on the Company’s website.

4	Announcement, Press Statements, Extension of Filing Period

4.1	Immediately after the signing of this Agreement,

4.1.1

the Bidder will publish in Germany its decision regarding the launch of the Exchange Offer, also stating the offered consideration, pursuant to Section 10 WpÜG (the “Offer Announcement”) as set forth in Annex 4.1.1;

4.1.2	concurrently with the Offer Announcement, the Company shall publish an ad hoc announcement pursuant to Art. 17 para. 1 of the European Market Abuse Regulation (the “MAR”) as set forth in Annex 4.1.2.

4.2

Promptly after the Bidder’s publication of the Offer Announcement pursuant to Section 4.1.1 and the Company’s publication of the ad hoc announcement pursuant to Section 4.1.2, the Company, Acorn and the Bidder shall publish a joint press release in respect of the Transaction as set forth in Annex 4.2.

4.3

The ad hoc announcement pursuant to Section 4.1.2 and the press release pursuant to Section 4.2 shall reflect that the Management Board and the Supervisory Board of the Company welcome and, subject to a review of the Offer Document and applicable fiduciary and other statutory duties, support and recommend the Exchange Offer. The members of the Management Board and Supervisory Board of the Company, to the extent they hold shares in the Company, intend to tender such shares into the Exchange Offer, with the exception of Alpine Shares issued upon exercise of Alpine Options after the date of this Agreement and sold pursuant to an automatic share sale plan that exists as at the date of this Agreement.

4.4	The Company hereby agrees that:

(a)	Acorn will disclose the entire content of this Agreement as part of its filing of the Form 8-K and other required documents with the SEC in connection with the entry into this Agreement;

(b)	the Bidder or Acorn, as applicable, will disclose the material terms of this Agreement as part of the publication of (i) the Offer Document and (ii) the Registration Statement;

(c)	Acorn and the Bidder may disclose the material terms of this Agreement in press releases issued by it in connection with the Transaction (in addition to the press release referred to in Section 4.2).

4.5

Conversely, Acorn, the Bidder and Merger Sub hereby agree that the Company is at any time permitted to disclose the entire content of this Agreement to stakeholders and the press (in addition to the press release referred to in Section 4.2), as well as in (i) the reasoned statement(s) (solely or jointly) of the Management Board and the Supervisory Board pursuant to Section 27 WpÜG (any such statement, a “Reasoned Statement”) regarding the Exchange Offer and (ii) any filing or statement required to be made by the Company pursuant to the rules and regulations of the SEC in respect of the Exchange Offer, including the statement required by Rule 14e-2 of Regulation 14E as promulgated by the SEC.

4.6

The Company, Acorn and the Bidder shall reasonably coordinate any further press releases in relation to the Transaction. In addition, Acorn, the Bidder and the Company have agreed on the communication plan for customers and employees as set out in Annex 4.6.

4.7

Immediately after the Offer Announcement, the Bidder will apply to BaFin for an extension of the statutory maximum filing period from four (4) to eight (8) weeks in accordance with Section 14 para 1 sentence 3 of the WpÜG. The Bidder shall submit the Offer Document to BaFin within the applicable submission period.

5	Launch of the Exchange Offer

5.1	Publication of Offer Document

The Bidder will publish the Offer Document without undue delay after approval by BaFin.

5.2	Offer Terms

5.2.1

The consideration offered to the holders of Alpine Shares will be 0.8244 (the “Exchange Ratio”) Holdco Shares per each Alpine Share (the “Offer Consideration”), subject to any increases made either voluntarily or in accordance with the provisions of the WpÜG (including any claims under Section 31 para. 4 to 6 WpÜG). The value of the Offer Consideration in EUR at the date of this Agreement, calculated on the basis of the VWAP of the Acorn Shares during the 3-months period ending on the date preceding the signing date of this Agreement and the Offer Announcement (the “Offer Value Determination Date”), converted into EUR on the basis of the average USD/EUR exchange rate during the 3-months period ending on the date preceding the signing date of this Agreement published on Bloomberg page USDEUR Average Last Price on the Offer Determination Date, amounts to

EUR 789 million (“Offer Value”). To ensure compliance with applicable minimum consideration requirements, an expert opinion obtained by the Bidder will confirm that the minimum value of each Holdco Share offered to the holders of Alpine Shares is the VWAP of an Acorn Share during the 3-months period ending on the Offer Value Determination Date.

5.2.2

The Exchange Offer will provide for an initial acceptance period of six (6) weeks or such longer period as may be mutually agreed by each of the Bidder, Acorn and the Company and extended in accordance with the provisions of the WpÜG (the “Acceptance Period”).

5.2.3	Subject to the approval of BaFin, the Exchange Offer will be subject to the following conditions (the “Offer Conditions”) which, if not indicated otherwise, must be satisfied by the End Date:

(a)

Minimum Acceptance Threshold: at least 70% of all outstanding Alpine Shares have been tendered for exchange by Alpine Shareholders in accordance with the terms of the Exchange Offer prior to the expiration of the Acceptance Period.

(b)

Registration Statement. Prior to the expiration of the Acceptance Period, the Registration Statement regarding Holdco Shares shall (i) have been declared effective by the SEC and (ii) not be subject of any stop order by the SEC pursuant to Section 8(d) of the Securities Act or any proceeding initiated by the SEC seeking such a stop order at the time of the consummation of the Exchange Offer as described in more detail in the Offer Document (“Registration Statement Condition”).

(c)

Adoption of this Agreement: Prior to the end of the Acceptance Period, Acorn shareholders, at the Acorn Special Shareholders’ Meeting (or at any adjournment or postponement thereof), have adopted this Agreement (“Shareholders’ Approval Condition”).

(d)

Merger Control Clearances: (i) in the United States, the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated; (ii) in Germany, the German Federal Cartel Office (“Bundeskartellamt”) having decided that the prohibition criteria in Section 36 German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen, “GWB”) are not satisfied or the waiting periods according to Section 40 para. 1 sent. 1 or Section 40 para. 2 sent. 2 GWB shall have expired without the Bundeskartellamt having issued a prohibition of the Transaction or initiated an in-depth review (phase II); (iii) in the UK, as at the date on which all other conditions are satisfied or waived, the Competition and Markets Authority (“CMA”), having responded to a briefing paper in writing that it has no further questions in relation to the Transaction (and having not otherwise opened an inquiry, or indicated that it is still investigating whether it may do so); or confirmation having been received in writing from the CMA that the CMA does not intend to make Phase 2 reference pursuant to the Enterprise Act 2002 in connection with the Transaction or any matters arising therefrom (including as a result of the acceptance of undertakings in lieu of a reference); or the period within which the CMA is required to decide whether the duty to make a Phase 2 reference with respect to the Transaction or any matters arising therefrom has expired without such a decision having been made; or where the Transaction or any part of it has been referred for a Phase 2 investigation, the CMA deciding that the Transaction or the part referred for a Phase 2 investigation may proceed (“Merger Control Clearances”).

(e)

AWV Clearance: either (i) a clearance of the acquisition in writing or electronically in accordance with Section 58a para. 1 sent. 1 or, if applicable, Section 61 sent. 1 German Foreign Trade Ordinance (Außenwirtschaftsverordnung – “AWV”) has been obtained by the Bidder from the German Federal Ministry of Economics and Energy (Bundesministerium für Wirtschaft und Energie – “BMWi”) (the “Foreign Investment Clearance Certificate”), or (ii) the two-months period pursuant to Section 58a para. 2 AWV or, if applicable, Section 61

AWV in connection with Section 14a para. 1 no. 1 and para. 3 sent. 1 Foreign Trade and Payments Act (Außenwirtschaftsgesetz – “AWG”) has expired, unless the BMWi has during this period commenced examination proceedings pursuant to Section 55 para. 1 sent. 1 or, if applicable, Section 60 para. 1 AWV, or (iii) the four-months period pursuant to Section 59 para. 1 or, if applicable, Section 62 para. 2 AWV in connection with Section 14a para. 1 no. 2 including paras. 6 and 7 AWG has expired and the BMWi has not issued a prohibition of the Transaction and has not issued any orders (Anordnungen), unless the Bidder has agreed in writing to the Company to accept the order(s) in its entirety, in each case no later than by twelve months following expiration of the initial Acceptance Period (“AWV Clearance”).

(f)

National Security & Investment Act Approval: if the Bidder files a notification under the U.K. National Security & Investment Act (the “NS&I Act”), the Secretary of State has confirmed that no further action will be taken with respect to the Transaction or the Secretary of State has made a final order with respect to the Transaction (“NS&I Act Approval”).

(g)

Australian FIRB Clearance: the Treasurer of the Commonwealth of Australia (“Treasurer”) (or his or her delegate): (i) provides written notice under the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth) (FATA) that there are no objections to the acquisition contemplated by this Agreement, either on an unconditional basis or subject only to agreed upon conditions, (ii) the Treasurer (or his or her delegate) becomes precluded by passage of time from making any order or decision on grounds the Treasurer was otherwise empowered to make under Division 2 of Part 3 of the FATA in respect of the business combination contemplated by this Agreement, (iii) where an interim order is made under the FATA in respect of the business combination, the subsequent period for making a final order prohibiting the business combination elapses without a final order being made or (iv) the Treasurer (or his or her delegate) has provided confirmation in writing to Acorn that the business combination is exempt from the requirements of the FATA, whichever first occurs (“Australian FIRB Clearance”).

(h)

Spain FDI Approval: the Transaction having been either: (i) considered by the General Subdirectorate of Foreign Investments (Subdirección General de Inversiones Exteriores) to fall outside the scope of Article 7 bis of Law 19/2003 of 4 July, on Foreign Capital Movements and Foreign Economic Transactions (Ley 19/2003, de 4 de julio, sobre régimen jurídico de los movimientos de capitales y de las transacciones económicas con el exterior); or (ii) authorized pursuant to a decision by the General Directorate for International Trade and Investments (Dirección General de Comercio Internacional e Inversiones) or the Spanish Council of Ministers (Consejo de Ministros) of the Kingdom of Spain, as applicable (“Spain FDI Clearance”).

(i)	the Bidder shall have obtained:

(1)

a written notification issued by the Committee on Foreign Investment in the United States (“CFIUS”) that it has concluded its review (or, if applicable, investigation) under section 721 of the Defense Production Act of 1950, as amended, and all rules and regulations thereunder (the “DPA”) and determined that (i) the Transaction is not a “covered transaction” pursuant to the DPA or (ii) there are no unresolved national security concerns with respect to the Transaction, or

(2)

if CFIUS has sent a report to the President of the United States requesting the President of the United States’ decision with respect to the Transaction, either (i) the President has not taken any action after fifteen days from the earlier of the date the President having received such report from CFIUS or the end of the investigation period, or (ii) the President of the United States has announced a decision not to take any action to suspend or prohibit the Transaction (“CFIUS Clearance”).

(j)	No Target Material Adverse Change: Between the publication of the Offer Document and the expiration of the Acceptance Period,

(1)	Alpine has not published inside information pursuant to Article 17 of the MAR; and

(2)	no circumstances have occurred that would have had to be published by Alpine pursuant to Article 17 of the MAR or where Alpine decided to delay the publication pursuant to Article 17 of the MAR,

which, in the case of each of (1) and (2),

(i)	has resulted in a negative effect on the annual consolidated EBITDA as defined in Annex 5.2.3(j) (“EBITDA”) of the Alpine Group in an amount of at least EUR 35 million and/or,

(ii)	that could reasonably be expected to result in a negative effect on the annual consolidated EBITDA of the Alpine Group in an amount of at least EUR 35 million (a “Target Material Adverse Change”).

(k)

No Material Compliance Violation: Between the publication of the Offer Document and the expiration of the Acceptance Period, no criminal or administrative offense (Ordnungswidrigkeit) (including any concrete reason of suspicion) by Alpine or a Subsidiary of Alpine, a member of a corporate body of Alpine or a Subsidiary of Alpine while any such person was operating in their official capacity at, or on behalf of, Alpine or a Subsidiary of Alpine under any applicable administrative or criminal laws in the United States, Germany or any other jurisdiction whose laws apply to operations of Alpine or a Subsidiary of Alpine relating to bribery offenses and corruption or to any violation of any export sanctions administered or enforced by the United Nations Security Council, the European Union, shall be known to have occurred, in each case if any such occurrence constitutes or would constitute inside information for Alpine pursuant to Article 7 of the MAR or has constituted inside information prior to its publication (each a “Material Compliance Violation”);

(l)

No Capital Increase; No Loss of Half of the Share Capital; No Insolvency: Between the publication of the Offer Document and the expiration of the Acceptance Period, none of the following events have occurred:

(1)

any issuance of new shares and/or capital increase (also from Company funds) or a decrease of Alpine’s share capital, in each case in an amount of more than 1% of the Company’s share capital as at the date of this Agreement, excluding increases resulting from issuances of Alpine Shares in respect of any exercise of any vested options (issued under the authorizations set out in section 4 para (5k) of the Company’s articles of association);

(2)

an announcement pursuant to Art. 17 of the MAR or any other announcement on the website of Alpine regarding any loss in the amount of half or more of the Company’s share capital within the meaning of Section 92 para. 1 of the Stock Corporation Act; or

(3)	an announcement pursuant to Art. 17 of the MAR or any other announcement on the website of Alpine regarding:

(i)	the opening of insolvency proceedings under German law in respect of the assets of Alpine;

(ii)	the application of the Management Board for the opening of such proceedings; or

(iii)	the existence of grounds that would require an application for the opening of such proceedings.

(m)	No Prohibition or Illegality of the Merger or the Exchange Offer: As of the expiration of the Acceptance Period no law, regulation, administrative act, injunction, temporary restraining order or preliminary or permanent injunction or other order issued by any governmental entity in any relevant jurisdiction prohibits or makes illegal the consummation of the Merger, the Exchange Offer or the acquisition or ownership of Alpine Shares or shares of the Surviving Corporation by the Bidder (“No Prohibition or Illegality”).

5.2.4

The determination of a Target Material Adverse Change or a Material Compliance Violation, will depend on the opinion of Deloitte GmbH Wirtschaftsprüfungsgesellschaft, Rosenheimer Platz 4, 81669 München (the “Neutral Expert”). The Company will, to the extent legally permissible, provide (i) reasonable support to the Neutral Expert and (ii) all requisite information regarding the Company, its Subsidiaries and the business they operate; provided, however, that all expenses incurred by the Company or its Subsidiaries in connection with the determination by the Neutral Expert will be borne by Acorn.

5.2.5	The Parties agree to use their reasonable best efforts to ensure that the Offer Conditions are satisfied as soon as practicable.

5.2.6

To the extent permissible under the WpÜG, the Bidder will be entitled to waive any and all of the Offer Conditions (except for the Registration Statement Condition, Shareholders’ Approval Condition, Merger Control Clearances set forth in Section 5.2.3(d), the AWV Clearance, the CFIUS Clearance, the NS&I Act Approval, the Australian FIRB Clearance and the Spain FDI Clearance) in whole or part. However, a waiver or lowering of the minimum acceptance threshold (see Section 5.2.3(a)) and a waiver regarding the No Prohibition or Illegality condition requires the consent of the Company. The Parties agree that the minimum acceptance threshold may only be reduced to a level at which the liquidity test for the Holdco Shares, as applied by BaFin, remains satisfied.

5.2.7	Annex 5.2.7 contains Section 9 of the draft Offer Document, setting forth the intentions of the Bidder within the meaning of the provisions of the WpÜG at the time of the signing of this Agreement.

5.2.8

The Company takes note that each of the Bidder and the Exchange Agent shall be entitled to deduct and withhold from any consideration pursuant to this Agreement to any Person who was a holder of Alpine Shares participating in the Exchange Offer, such amounts as it is required to deduct and withhold with respect to the making of such consideration payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or non-U.S. tax law. To the extent that amounts are so deducted and withheld by or on behalf of the Bidder or the Exchange Agent, as the case may be, and paid over to the relevant governmental entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Alpine Shares, in respect of which such deduction and withholding was made.

6	The Merger

6.1

As promptly as possible following the date hereof, Acorn shall appoint a United States bank or trust company or other independent financial institution in the United States reasonably satisfactory to Acorn and the Company (the “Exchange Agent”) to act, among other things, as exchange agent for the Merger and to deliver the Merger Consideration to former Acorn shareholders. Acorn and the Bidder shall enter into an exchange agent agreement with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement.

6.2

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, the Merger shall occur, pursuant to which Merger Sub shall be merged with and into Acorn, with Acorn surviving the Merger (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall thereupon cease, in each case, by operation of the laws of the State of Delaware. The Surviving Corporation shall continue to exist under the laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises unaffected by the Merger except as set forth in this Section 6. After the Merger, the Surviving Corporation shall be a wholly-owned direct Subsidiary of the Bidder.

6.3	The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions of the DGCL.

6.4

Unless otherwise mutually agreed in writing between Acorn and the Company, the closing of the Merger shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, immediately prior to the consummation of the Exchange Offer (the consummation of the Exchange Offer, the “Closing”).

6.5	The obligation of Acorn to consummate the Merger is subject to the satisfaction or waiver (in accordance with Section 5.2.6) of the Offer Conditions.

6.6

Following the satisfaction or valid waiver of each of the Offer Conditions, Acorn shall cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).

6.7

At the Effective Time, the certificate of incorporation and bylaws of the Bidder, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time, including to change the corporate name set forth therein to “ADTRAN Holdings, Inc.”, to be in the form of the certificate of incorporation and bylaws set forth on Annex 6.7, and as so amended and restated shall be the certificate of incorporation and bylaws of the Bidder until thereafter amended as provided therein or by applicable law. At the Effective Time, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, except the references to Merger Sub’s name therein shall be replaced by references to “ADTRAN, Inc.”, until thereafter amended as provided therein or by applicable law.

6.8

The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, in each case until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the certificate of incorporation and bylaws of the Surviving Corporation and by applicable law.

6.9	This Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes the Code and within the meaning of Treasury Regulations 1.368-2(g).

7	Effect of the Merger on Acorn Shares, Acorn Options and Equity Awards

7.1

At the Effective Time, as a result of the Merger and without any action on the part of any holder of any capital stock of Acorn, each Acorn Share issued and outstanding immediately prior to the Effective Time other than Acorn Excluded Shares (the “Acorn Eligible Shares”) shall automatically be converted into the right to receive one (1) Holdco Share (the “Merger Consideration”). “Acorn Excluded Shares” means any Acorn Shares that are held in the treasury of Acorn or owned by the Bidder or any direct or indirect wholly-owned Subsidiary of the Bidder or Acorn, but does not include Acorn Shares that are held by the Bidder or Acorn or any direct or indirect wholly-owned Subsidiary of the Bidder or Acorn on behalf of third parties.

7.2

As a result of the Merger and without any action on the part of any holder of any capital stock of Acorn, all of the Acorn Eligible Shares converted into the right to receive the Merger Consideration pursuant to this Agreement shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each certificate formerly representing any of the Acorn Eligible Shares (each, a “Acorn Certificate”) and each book-entry interest formerly representing any non-certificated Acorn Eligible Shares (each, a “Acorn Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive any dividends or other distributions pursuant to Section 8.4.

7.3

As a result of the Merger and without any action on the part of any holder of any capital stock of Acorn, each Acorn Excluded Share shall cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

7.4

At the Effective Time, as a result of the Merger and without any action on the part of any holder of any capital stock of Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, be cancelled and cease to exist and shall be converted into one (1) fully paid and non-assessable share of common stock of the Surviving Corporation which shall each be held by the Bidder.

7.5	In accordance with Section 262 of the DGCL, no appraisal rights shall be available to Acorn shareholders in connection with the Merger.

7.6

Each option to purchase Acorn Shares (an “Acorn Option”) granted under the ADTRAN, Inc. 2006 Employee Stock Incentive Plan, ADTRAN, Inc. 2020 Directors Stock Plan, ADTRAN, Inc. 2015 Employee Stock Incentive Plan, and ADTRAN, Inc. 2020 Employee Stock Incentive Plan, in each case as may be amended from time to time (collectively, the “Acorn Equity Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent an Acorn Option and shall be converted, at the Effective Time and without any required action on the part of the holder thereof, into an option to purchase Holdco Shares (a “Bidder Option”) on the same terms and conditions as were applicable under such Acorn Option. The number of Holdco Shares subject to each such Bidder Option shall be equal to the number of Acorn Shares subject to such Acorn Option immediately prior to the Effective Time and such Bidder Option shall have an exercise price per share equal to the per-share exercise price applicable to such Acorn Option immediately prior to the Effective Time.

7.7

At the Effective Time, each restricted stock unit measured in Acorn Shares (an “Acorn RSU”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall, without any required action on the part of the holder thereof, cease to represent an Acorn RSU and shall be converted into a restricted stock unit measured in Holdco Shares (a “Bidder RSU”) on the same terms and conditions as were applicable to such Acorn RSU immediately prior to the Effective Time. The number of Holdco Shares subject to each such Bidder RSU shall be equal to the number of Acorn Shares subject to such Acorn RSU immediately prior to the Effective Time.

7.8

At the Effective Time, each performance share unit measured in Acorn Shares (an “Acorn PSU”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall, without any required action on the part of the holder thereof, cease to represent an Acorn PSU and shall be converted into a Bidder RSU on the same terms and conditions (other than the elimination of performance conditions) as were applicable to such Acorn PSU. The number of Holdco Shares subject to each such Bidder RSU (assuming target performance) shall be equal to the target number of Acorn Shares subject to such Acorn PSU. Any accrued but unpaid dividend equivalents with respect to any Acorn PSU will be assumed by the Bidder and become an obligation with respect to the applicable Bidder RSU.

7.9	At the Effective Time, each restricted stock award with respect to Acorn Shares (an “Acorn Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall, without any required action on the part of the holder thereof, be converted into a restricted stock award with respect to Holdco Shares (a “Bidder Restricted Stock Award”) with the same terms and conditions as were applicable under such Acorn Restricted Stock Award immediately prior to the Effective Time. The number of Holdco Shares subject to each such Bidder Restricted Stock Award shall be equal to the total number of Acorn Shares subject to such Acorn Restricted Stock Award immediately prior to the Effective Time. Any accrued but unpaid dividend equivalents with respect to any Acorn Restricted Stock Award will be assumed by the Bidder and become an obligation with respect to the applicable Bidder Restricted Stock Award.

7.10

At the Effective Time, the Bidder shall assume all the obligations of Acorn under the Acorn Equity Plans and the agreements evidencing the grants of Acorn Options, Acorn RSUs, Acorn PSUs and Acorn Restricted Stock Awards (collectively, “Acorn Equity Awards”), and the number and kind of shares available for issuance under each Acorn Equity Plan shall be adjusted to reflect Holdco Shares in accordance with the provisions of the applicable Acorn Equity Plan. As soon as practicable after the Effective Time, the Bidder shall deliver to the holders of Acorn Equity Awards appropriate notices setting forth such holders’ rights pursuant to the respective Acorn Equity Plans and agreements evidencing the grants of such Acorn Equity Awards and stating that such Acorn Equity Awards have been assumed by the Bidder and converted into Bidder Options, Bidder RSUs, Bidder PSUs and Bidder Restricted Stock Awards and shall continue in effect on substantially the same terms and conditions (but subject to the adjustments required by this Section 7 after giving effect to the Merger, the adjustment of Acorn PSUs required by Section 7.8 and the terms of the Acorn Equity Plans).

7.11

Prior to the Effective Time, Acorn shall take all actions necessary (including adopting such resolutions of the Acorn Board or any committee of the Acorn Board) to effectuate the treatment of Acorn Equity Awards contemplated by this Section 7. The Bidder shall take all corporate action necessary to reserve for issuance a sufficient number of Holdco Shares for delivery with respect to the treatment of converted Acorn Equity Awards in accordance with this Section 7. The Bidder shall file with the SEC, as soon as practicable following the Effective Time, a post-effective amendment to the Registration Statement or a registration statement on Form S-8 (or any successor form) with respect to the Holdco Shares subject to the Bidder Options, the Bidder RSUs and the Bidder Restricted Share Awards, as required.

8	Delivery of Merger Consideration; Procedures for Surrender

8.1

Immediately prior to or substantially concurrently with the Effective Time, the Bidder shall issue and deliver to the Exchange Agent solely for the account and benefit of the former Acorn shareholders, Holdco Shares representing the maximum number of Holdco Shares that has become issuable pursuant to Section 7.1 for delivery of the Merger Consideration to the recipients entitled thereto (such Holdco Shares being the “Exchange Fund”). At the Effective Time, the obligations of the Bidder and the Exchange Agent under this Section 8.1 shall be unconditional.

8.2

As promptly as practicable after the Effective Time, the Bidder shall cause the Exchange Agent to mail to each holder of record of Acorn Eligible Shares that are (i) Acorn Certificates or (ii) Acorn Book-Entry Shares not held through the Depositary Trust Company (“DTC”) notice advising such holder of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Acorn Certificates or Acorn Book-Entry Shares shall pass only upon delivery of the Acorn Certificates (or affidavits of loss in lieu of the Acorn Certificates as provided in Section 8.8) or transfer of the Acorn Book-Entry Shares to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Acorn Book-Entry Shares), such materials to be in such form and have such other provisions as Acorn and the Bidder, desire (the “Letter of Transmittal”), and (B) instructions for surrendering the Acorn Certificates (or affidavits of loss in lieu of the Acorn Certificates) or transferring the Acorn Book-Entry Shares to the Exchange Agent in exchange for the Merger Consideration and any dividends or distributions, in each case, to which the holder has the right to receive pursuant to Section 8.4. With respect to Acorn Book-Entry Shares held through DTC, Acorn and the Bidder shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the date of the Closing, upon surrender of Acorn Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration and any dividends or distributions, in each case, to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement.

8.3	The procedures for the surrender of Acorn Shares are as follows:

8.3.1

After the Effective Time, and (x) upon surrender to the Exchange Agent of Acorn Eligible Shares that are Acorn Certificates, by physical surrender of such Acorn Certificate (or affidavit of loss in lieu of an Acorn Certificate, as provided in Section 8.8) in accordance with the terms of the Letter of Transmittal and accompanying instructions, (y) upon the transfer of Acorn Eligible Shares that are Acorn Book-Entry Shares not held through DTC, in accordance with the terms of the Letter of Transmittal and accompanying instructions or (z) upon the transfer of Acorn Eligible Shares that are Acorn Book-Entry Shares held through DTC, including by delivery of an “agent’s message”, in accordance with DTC’s customary procedures and such other procedures as agreed by Acorn, the Bidder, the Exchange Agent and DTC, the holder of such Acorn Eligible Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall be required to deliver to each such holder (subject to Section 8.7), (A) the number of Holdco Shares (in book-entry form) in respect of the aggregate Merger Consideration that such holder is entitled to receive pursuant to Section 7 (after taking into account all Acorn Eligible Shares then held by such holder), and (B) any cash in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 8.4.

8.3.2

No interest will be paid or accrued on any amount payable upon due surrender of the Acorn Eligible Shares, and any Acorn Certificate formerly representing Acorn Eligible Shares that have been so surrendered shall be cancelled by the Exchange Agent. The Holdco Shares issued and paid in accordance with the terms of this Section 8 upon conversion of any Acorn Eligible Shares shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Acorn Eligible Shares.

8.3.3

In the event of a transfer of ownership of any Acorn Eligible Share that is not registered in the transfer records of Acorn, the proper number of Holdco Shares may be transferred by the Exchange Agent to such a transferee if (A) in the case of Acorn Book-Entry Shares, written instructions authorizing the transfer of the Acorn Book-Entry Shares are presented to the Exchange Agent, (B) in the case of Acorn Certificates, the Acorn Certificates formerly representing such Acorn Eligible Shares are surrendered to the Exchange Agent, and (C) the written instructions, in the case of clause (A), and Acorn Certificates, in the case of clause (B), are accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Bidder and the Exchange Agent. If any Holdco Shares are to be delivered to a Person other than the holder in whose name any Acorn Eligible Shares are registered, it shall be a condition of such exchange that the Person requesting such delivery shall pay any transfer or other similar taxes required by reason of the transfer of Holdco Shares to a Person other than the registered holder of any Acorn Eligible Shares, or shall establish to the satisfaction of the Bidder and the Exchange Agent that such tax has been paid or is not applicable. For the purposes of this Agreement, the term “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or governmental entity or other entity of any kind or nature.

8.4

All Holdco Shares to be transferred to the Exchange Agent pursuant to Section 8.1 shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by the Bidder in respect of Holdco Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Holdco Shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Holdco Shares shall be paid to any holder of Acorn Eligible Shares until the Acorn Certificate is surrendered (or affidavit of loss in lieu of the Acorn Certificate is delivered as provided in Section 8.8) or the Acorn Book-Entry Share is transferred for exchange in accordance with this Section 8. Subject to the effect of applicable laws, following such surrender or transfer, there shall be issued to the holder of Holdco Shares issued in exchange for Acorn Eligible Shares in accordance with this Section 8, without interest, (A) at the time of such surrender or transfer, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such Holdco Shares and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such Holdco Shares with a record date after the Effective Time but with a payment date subsequent to surrender.

8.5

From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Acorn Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Acorn Book-Entry Shares or Acorn Certificates formerly representing Acorn Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Section 8.

8.6

Each of the Bidder, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person who was a holder of Acorn Shares or Acorn Equity Awards immediately prior to the Effective Time, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. tax law. To the extent that amounts are so deducted and withheld by or on behalf of the Bidder, the Surviving Corporation or the Exchange Agent, as the case may be, and paid over to the relevant governmental entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Acorn Shares or Acorn Equity Awards, as the case may be, in respect of which such deduction and withholding was made.

8.7

Any portion of the Exchange Fund that remains unclaimed by the former Acorn shareholders for 180 days after the Effective Time shall be delivered to the Bidder. Any former Acorn shareholders who have not theretofore complied with this Section 8 shall thereafter look only to the Bidder for delivery of any Holdco Shares of such shareholders and payment of any dividends and other distributions in respect of Holdco Shares of such shareholders payable and/or issuable pursuant to Sections 7.1 and 8.4, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Bidder, the Surviving Corporation, the Company, Merger Sub, the Exchange Agent or any other Person shall be liable to any former Acorn shareholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any Merger Consideration remaining unclaimed by former holders of Acorn Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the fullest extent permitted by applicable law, become the property of the Bidder free and clear of any claims or interest of any Person previously entitled thereto.

8.8

In the event any Acorn Certificate representing Acorn Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Acorn Certificate to be lost, stolen or destroyed and, if required by the Bidder, the posting by such Person of a bond in customary amount and upon such terms as may be required by the Bidder or the Exchange Agent as indemnity against any claim that may be made against it with respect to such Acorn Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Acorn Certificate the Holdco Shares and any dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Acorn Certificate been surrendered.

9	Support of the Exchange Offer by the Company, Shareholders’ Approval of the Merger and mutual actions to support the Transaction

9.1	The Parties shall use all reasonable efforts to facilitate the success of the Exchange Offer and the Merger.

9.2	Acorn shall use all reasonable efforts to call the Acorn Special Shareholder Meeting and obtain the Acorn Shareholders’ Approval prior to the end of the Acceptance Period, in particular

9.2.1	Acorn shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and take all action necessary to establish a record date for the Acorn Special Shareholder Meeting;

9.2.2

immediately after the Registration Statement becomes effective, Acorn shall (A) duly give notice of the Acorn Special Shareholders’ Meeting, (B) cause the Proxy Statement/Prospectus to be mailed to the Acorn shareholders and (C) duly convene and hold the Acorn Special Shareholders’ Meeting for a date no later than thirty-five days following the date the Registration Statement becomes effective, in each case, in accordance with its Governing Documents and applicable law, for the purposes of obtaining the Acorn Shareholders’ Approval;

9.2.3

as long as this Agreement has not been terminated or after the Publication of the Offer Document the Acceptance Period is still running, Acorn undertakes to the Company not to revoke or postpone the Acorn Special Shareholders’ Meeting once it has been called, provided that Acorn may adjourn or postpone the Acorn Special Shareholders’ Meeting (A) to solicit additional proxies for the purpose of obtaining the Shareholders’ Approval, (B) due to the absence of a quorum or (C) to allow reasonable additional time for (1) the filing and mailing of any supplemental or amended disclosure which Acorn has determined in good faith after consultation with outside legal counsel is necessary under applicable law and (2) for such supplemental or amended disclosure to be disseminated and reviewed by Acorn’s shareholders prior to the Acorn Special Shareholders’ Meeting;

9.2.4

unless a Modification in Recommendation has occurred, the Acorn Board shall recommend to its shareholders the (A) adoption of this Agreement and include such recommendation in the Proxy Statement/Prospectus and (B) adoption and approval of any other proposals as either the SEC or NASDAQ (or the respective staff members thereof) may indicate are necessary in its comments to the Proxy Statement/Prospectus.

9.3

From the time of signing this Agreement to the earlier of (i) the termination of this Agreement and (ii) the Closing, to the extent legally permissible and subject to the limitations set out in this Agreement, the Company shall endorse and support the Transaction and Exchange Offer in all related publications and communications.

9.4

The Company shall reasonably cooperate with Acorn to provide for a smooth and efficient implementation of the communications strategy, agreed among the Parties, with regard to retail investors, institutional investors, hedge funds and other shareholders to achieve the highest acceptance rate possible. Upon notification to the Company in writing or via email of the terms and conditions of requiring external assistance (if any), Acorn assumes such reasonable out-of-pocket costs and external advisor fees which directly relate to providing such assistance on the request or initiative of Acorn or the Bidder but excluding any overhead costs and overtime hours. For the avoidance of doubt, any costs, fees and expenses incurred by any member of the Alpine Group in connection with the Exchange Offer relating to matters which are independent of any such specific request or initiative of Acorn or the Bidder to facilitate the support of the Exchange Offer shall be borne solely by the relevant member of the Alpine Group.

9.5

To the extent legally possible and subject to the limitations contained in this Agreement, the Company hereby undertakes that from the day of signing this Agreement to the earlier of (i) the termination of the Agreement and (ii) the Closing it will refrain, and will procure that any other member of the Alpine Group will refrain, from initiating any measures or steps which may adversely affect the success or the timely completion of the Exchange Offer or the agreements of the Parties set forth herein.

9.6

The Company will (i) inform Acorn and the Bidder as soon as legally possible under statutory law and reasonably practical if it has been approached by a third party in relation to a situation, which could reasonably be expected to result in a public offer for Alpine Shares by a third party (a “Competing Offer”), or other transactions that, if implemented, would jeopardize the success of the Exchange Offer and (ii) disclose to Acorn the material terms and contents of such Competing Offer. The Company will not enter into any agreement which may reasonably interfere with such obligations.

9.7	Further, the Company shall not and shall ensure that no other member of the Alpine Group will, directly or indirectly:

9.7.1

solicit, i.e., actively ask for, a Competing Offer, or another transaction, proposal or approach which is economically or otherwise comparable to or competitive with a Competing Offer and that, if implemented, could impair, interfere with, hinder, delay or otherwise adversely affect the consummation of the Exchange Offer; or

9.7.2

enter into any communications, discussions, negotiations, correspondence or arrangements or make available any confidential documents relating to the Alpine Group or its business with a view to actively soliciting any Competing Offer or any other transaction that if implemented could impair, interfere with, hinder, delay or otherwise adversely affect the consummation of the Exchange Offer.

9.8	Nothing in this Agreement shall prevent the Company, the Management Board, the Supervisory Board or any other member of the Alpine Group from:

9.8.1	providing information duly requested or required by a regulatory authority;

9.8.2	reviewing any proposal by a third party;

9.8.3

engaging with a third party that submits a bona fide unsolicited proposal that (a) is reasonably likely to result in a fully financed Competing Offer that is a not only insignificantly (unbedeutend) superior transaction than the Transaction (taking into account the material expected benefits, including synergies, of the Transaction) (a “Superior Offer”) and (b) in relation to which no member of the Alpine Group breached Section 9.7.1 and provided that the Company has made available to the Bidder any non-public information it has made available to such third party to the extent such information was not previously provided to the Bidder;

9.8.4	including any statement in the Reasoned Statement which is required by law, case-law (Rechtsprechung) or the administrative practice of BaFin;

9.8.5

acting in accordance with (i) their fiduciary and other duties under applicable law, in particular, the duty of care and loyalty under Sections 93 and 116 German Stock Corporation Act (Aktiengesetz – “AktG”), (ii) the concept of managerial neutrality (Section 33 WpÜG) and (iii) managerial tasks and duties including the business judgment rule (Sections 76, 93 as well as 116 AktG). For the avoidance of doubt, a non-fulfilment of provisions under the agreement required by fiduciary and other duties under applicable law will not be (or result in) a breach of any of the Company’s obligations under this Agreement.

9.9

Nothing in this Agreement shall prevent Acorn or the Acorn Board from making an amendment, withdrawal, qualification or modification of its recommendation to its shareholders as described in Section 9.2.4 (such amendment, withdraw, qualification or modification a “Modification in Recommendation”) if the Acorn Board determines in good faith, after consultation with external legal counsel of recognized standing, that failure to effect a Modification in Recommendation would be inconsistent with the fiduciary duties of the directors of Acorn under applicable law. For the avoidance of doubt, a Modification in Recommendation will not be (or result in) a breach of any of Acorn’s obligations under this Agreement.

9.10

The Parties shall promptly notify each other of the occurrence of any circumstance which would be reasonably likely to result in a Closing Failure or the non-compliance with any of such Party’s obligations under this Agreement, or which would otherwise be reasonably likely to have a negative impact on the completion of the Transaction.

10	Reasoned Statement by the Company’s Corporate Bodies on the Exchange Offer

10.1

Without undue delay (unverzüglich), and in any case within two (2) weeks from the publication of the Offer Document, the Management Board and the Supervisory Board shall (i) prepare a statement required pursuant to Section 27 WpÜG (begründete Stellungnahme, the “Reasoned Statement”) either separately or jointly, (ii) publish the Reasoned Statement pursuant to Sections 27 para 3 and 14 para. 3 WpÜG and (iii) not withdraw or amend adversely to Acorn or withdraw their intention, or otherwise breach their obligation, to provide, the Reasoned Statement as long as the requirements set forth in Sections 10.2 are fulfilled.

10.2

In the Reasoned Statement of the Management Board and Supervisory Board it shall be reflected that the Management Board and Supervisory Board, after having duly reviewed and analyzed the Exchange Offer (including reviewing the Offer Document) and acting in good faith with regard to their duties, (i) regard the Exchange Ratio and the Offer Consideration as fair, adequate and attractive, (ii) welcome and support the Exchange Offer and (iii) recommend to the holders of Alpine Shares the acceptance of the Exchange Offer, provided that:

10.2.1	the Exchange Offer complies with the terms of this Agreement;

10.2.2

in case of a Superior Offer, if the Company has without undue delay (unverzüglich) notified the Bidder after becoming aware of the Superior Offer, the more beneficial terms can be matched and the Bidder has matched such more beneficial terms within ten (10) Business Days following the publication of the offer document relating to such Superior Offer (“the Bidder’s right to match”); and

10.2.3

no other circumstances exist that, as confirmed in writing to the Management Board by an external legal counsel of recognized standing, would cause the members of the Management Board to violate their duties under applicable law by welcoming and supporting the Exchange Offer or not issuing a recommendation for a Competing Offer.

For the avoidance of doubt, without limiting the generality of the foregoing, the members of the Management Board and Supervisory Board shall not be restrained in their right to issue a recommendation for a Superior Offer if and to the extend not issuing such recommendation would, as confirmed in writing by an external legal counsel of recognized standing, cause the members of the Management Board and Supervisory Board to breach their duties.

10.3	The Company will instruct a financial advisor to the Company to deliver an opinion to the Management Board and the Supervisory Board on the date of the Reasoned Statement with respect to the fairness to the holders of Alpine Shares, from a financial point of view, of the Offer Consideration to be received by holders of Alpine Shares in the Exchange Offer. This clause does not contain any representation by the Company regarding the result of the fairness opinion.

10.4	The Management Board and Supervisory Board will afford the Bidder and its advisors the opportunity to, and the Bidder and its advisors shall, review the Reasoned Statement prior to its publication.

11	Covenants

11.1

During the period from the date of this Agreement to the earlier of (i) the termination of the Agreement and (ii) the Closing, the Company, subject to the fiduciary duties of the members of Management Board and the Supervisory Board as well as to the extent permitted by law (including antitrust and foreign investment control law), shall, and shall ensure that the Company’s Subsidiaries will, in all material respects consistent with past practice, carry on its and their business in the ordinary course, including the current strategy and, in addition to that, refrain from (unless Acorn has granted its prior written consent, such consent not to be unreasonably withheld, upon the Company’s request):

(a)

making an investment to acquire or expand into new business segments or a disposal other than already provided for in the business plan and/or entering into binding obligations concerning any material M&A transactions which have not been communicated or otherwise known to the public markets prior to the date of this Agreement if the aggregate value or investment amount of one or more of the aforementioned measures exceeds (i) EUR 15 million in the first twelve months after conclusion of this Agreement (ii) and EUR 30 million from the beginning of the thirteenth months after conclusion of this Agreement (i.e. EUR 30 million in the aggregate from the date of this Agreement); and/or

(b)	incurring additional indebtedness in of more than EUR 10 million; and/or

(c)

(i) issuing any new shares or any other voting securities or equity equivalent or any securities convertible into such shares or securities (“Equity Securities”), including shares issued by Affiliates of the Company to non-Affiliates, except for the issuance of Alpine Shares resulting from the exercise of stock options issued under the authorizations mentioned in section 4 (5k) of the Company’s articles of association and the issuance of new stock options to employees and members of the management board under the authorizations mentioned in section 4 (5k) of the Company’s articles of association, in each case in the ordinary course of business consistent with past practice, (ii) purchasing, redeeming or otherwise acquiring any Equity Securities or (iii) effecting a split, reverse split, combination or reclassification of any Equity Securities; and/or

(d)	proposing to pay any dividend or paying any dividend without a corresponding shareholders resolution; and/or

(e)

taking any action that would reasonably be expected to impair, interfere with, hinder, delay or otherwise adversely affect the consummation of the Transaction (including the satisfaction of any of the Offer Conditions of the Exchange Offer).

11.2

During the period from the date of this Agreement to the earlier of (i) the termination of the Agreement and (ii) the Closing, Acorn, subject to the fiduciary duties of the members of the Acorn Board, as well as to the extent permitted by law (including antitrust and foreign investment control law) shall, and shall ensure that Acorn’s Subsidiaries, including the Bidder, will, in all material respects consistent with past practice, carry on its and their business in the ordinary course, including the current strategy and, in addition to that, shall refrain from (unless the Company has granted its prior written consent, such consent not to be unreasonably withheld, upon Acorn’s request):

(a)

making an investment to acquire or expand into new business segments or a disposal other than already provided for in the business plan and/or entering into binding obligations concerning any material M&A transactions which have not been communicated or otherwise known to the public markets prior to the date of this Agreement if the aggregate value or investment amount of one or more of the aforementioned measures exceeds (i) EUR 15 million in the first twelve months after conclusion of this Agreement (ii) and EUR 30 million from the beginning of the thirteenth months after conclusion of this Agreement (i.e. EUR 30 million in the aggregate from the date of this Agreement); and/or

(b)	incurring additional indebtedness in of more than EUR 10 million; and/or

(c)

(i) issuing any Equity Securities except for (A) Holdco Shares issued in connection with the Transaction or as otherwise expressly contemplated by this Agreement, (B) issuances of Acorn Options, Acorn RSUs, Acorn PSUs and Acorn Restricted Stock Awards in the ordinary course of business consistent with past practice to employees, officers and directors pursuant to Acorn Equity Plans or (C) (1) issuance of Equity Securities in respect of any exercise of any Acorn Options or the vesting or settlement of other Acorn Equity Awards (including, for the avoidance of doubt, Acorn RSUs, Acorn PSUs and Acorn Restricted Stock Awards), in each case outstanding on the date hereof or as may be granted after the date hereof in the ordinary course of business consistent with past practice or (2) the purchase or sale of Equity Securities pursuant to the exercise of Acorn Options or tax withholding with respect to Acorn Equity Awards, in each case outstanding on the date hereof or as may be granted after the date hereof in the ordinary course of business consistent with past practice if necessary to effectuate an Acorn Option or other award direction upon exercise or for withholding of taxes, (ii) purchasing, redeeming or otherwise acquiring any Equity Securities, except for purchases made pursuant to Acorn’s current share repurchase authorization, or (iii) effecting a split, reverse split, combination or reclassification of any Equity Securities; and/or

(d)

taking any action that would reasonably be expected to impair, interfere with, hinder, delay or otherwise adversely affect the consummation of the Transaction (including the satisfaction of any of the Offer Conditions of the Exchange Offer).

11.3

Acorn shall not declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any outstanding Acorn Shares, other than the declaration and payment of quarterly cash dividends on the outstanding Acorn Shares consistent with past practice until Closing.

11.4

During the period from the date of this Agreement to the earlier of (i) the termination of the Agreement and (ii) the Closing, the Company will cause each member of the Alpine Group and Acorn will cause each member of the Acorn Group to keep in place the existing procedures to prevent any of their respective directors, officers, employees, representatives and agents from carrying out any acts in the performance of their respective employment and duties related to the respective Party’s group which would constitute an offence under the applicable laws, including, anti-corruption laws, anti-money laundering laws or sanctions laws and regulations or any similar applicable laws in any other jurisdiction in which the Alpine Group carries on its business.

11.5	Prior to the Closing the Company will ask the lenders under the SME-loan agreement (Mittelstandsdarlehen DB) with Deutsche Bank AG Filiale Deutschlandgeschäft, dated October 23,

2019, and the syndicated loan agreement (Konsortial-Kreditvertrag) with Bayerische Landesbank and Deutsche Bank AG Filiale Deutschlandgeschäft, dated September 25, 2018 and amended on July 1, 2020, for written consents wherein such lenders consent to the consummation of the Transaction and waive such lenders’ rights to terminate its loans and commitments under the aforementioned agreements after settlement of the Exchange Offer as a consequence of the change of control of the Company. The Company and the Bidder shall use their reasonable best efforts that the consent is granted. If and to the extent the consent is not granted, the Bidder and the Company shall use their reasonable best efforts that the loans and commitments are replaced by other loans and commitments. In addition, the Bidder and the Company shall use their reasonable best efforts to limit any termination of material commercial agreements based on the change of control of the Company that could be triggered in connection with the Closing.

11.6

Prior to the Effective Time, the Bidder and Acorn shall use their respective reasonable best efforts to cause the Holdco Shares issuable to Acorn shareholders as Merger Consideration and issuable to Alpine Shareholders in connection with the consummation of the Exchange Offer to be approved for listing on NASDAQ and the regulated market and the prime standard of the regulated market of the Frankfurt Stock Exchange, subject, in each case, to official notice of issuance (Antrag auf Notierungsaufnahme).

11.7

Prior to the Effective Time, Acorn and the Bidder shall take all such steps as may be required to cause any dispositions of Acorn Shares (including derivative securities with respect to Acorn Shares) or acquisitions of Holdco Shares (including derivative securities with respect to Holdco Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acorn or the Bidder, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

11.8

The Company will inform the Bidder, prior to the occurrence thereof, of its intention to undertake any of the actions described in Sections 11.1(a) through (f). Acorn will inform the Company, prior to the occurrence thereof, of its intention to undertake any of the actions described in Section 11.2 (a) through (e).

12	Business Strategy

12.1

Acorn and the Bidder are effecting the Merger and making the Exchange Offer, as applicable, to combine the complimentary technology and product portfolios of the companies to create a high-performing optical networking platform that is better positioned to compete with larger market players. This combination provides greater scale in R&D activities allowing the combined company to be more innovative and competitive in growing global markets driven by the transition to next generation networks, government initiatives for higher bandwidth and hyper-connectivity.

12.2

The Combined Group will have an expanded customer base and addressable market creating go-to-market scale with the increased breadth of product offerings. The geographic footprint and focus of the two companies is complementary and aligns well with the market focus with the Company’s strength in Europe, and Acorn’s strength in the U.S.

12.3

Significant synergies shall be achieved through increased operational scale, combined sales channels, reduced duplication in administration and improved terms in combined sourcing and production costs.

12.4	The Bidder values the Company’s SAP and Salesforce applications and does not intend to change them.

12.5	Any dividend policy will duly consider the financial needs of the Company and its subsidiaries in light of its business strategy.

12.6	The Bidder has currently no intentions or plans, which could result in an increase of the Company’s current indebtedness and future obligations outside the ordinary course of business.

12.7

The Bidder values the Company’s commitment to the development of solutions in the area of secure transport infrastructure and government-focused markets and will ensure that reasonable national security considerations are reflected in the Combined Group’s business plans.

13	Composition of Boards and Senior Management Team of the Bidder

The Parties and the Bidder Board agree to use their reasonable best efforts, subject to the organizational and governance rules under applicable stock corporation law and any applicable fiduciary duties, to take all action necessary (including to amend the Governing Documents of the Bidder, as needed) to staff the respective boards of the Bidder and the Company and the senior management team of the Bidder as promptly as reasonably practicable after the Closing as follows

13.1	Board of Directors of the Bidder:

13.1.1

Immediately prior to the Closing, the size of the Bidder Board shall be expanded to an overall number of six board members composed of six members of the current Acorn Board (as selected by Acorn). Immediately following the Closing, (i) the size of the Bidder Board shall be expanded to an overall number of nine board members and (ii) three members from the current Management Board and Supervisory Board of the Company, Brian Protiva, Nikos Theodosopoulos and Johanna Hey, shall be appointed to the Bidder Board.

13.1.2

In accordance with Rule 438 of the Securities Act, any Prospective Board Member shall prior to the filing of the Registration Statement provide Acorn and the Bidder executed consents, in the form attached as Annex 13.1.2 to being named in the Registration Statement and the Offer Document as persons anticipated to become a director of the Bidder and to the filing of such consents as exhibits to the Registration Statement.

13.1.3

Thomas Stanton, Acorn’s chief executive officer and current chairman of the Acorn Board, shall become chairman of the Bidder Board, and, upon becoming member of the Bidder Board, Brian Protiva, the current chairman of the Management Board of the Company and the Company’s chief executive officer shall be appointed Vice Chairman of the Bidder Board, serving as executive vice chairman until December 31, 2022 and subsequently as non-executive vice chairman.

13.2	The senior management team of the Bidder post-closing shall be composed of as follows (the “Senior Management Team”):

(a)	Thomas Stanton as chief executive officer;

(b)	Michael Foliano as chief financial officer, transitioning to Ulrich Dopfer within five years from Closing unless Mr. Dopfer has been offered a severance package;

(c)	Christoph Glingener as chief technical officer;

(d)	Scott St. John as chief marketing and sales officer unless Mr. St. John has been offered a six month transition and a severance package; and

(e)	Paulus Bucher as chief operations officer unless Mr. Bucher has been offered a six month transition and a severance package.

To the extent members of the Senior Management Team currently have service contracts with Alpine, such service contracts shall be replaced by contracts with the Bidder. The new service contracts shall have terms (i) no less favorable in all material respects than the current terms with Alpine (as of the date of this Agreement), including term and remuneration elements, up to December 31, 2022 and (ii) no less favorable, with respect to such person’s new role at the Bidder, than the terms of the service contracts in place between Acorn (or its Subsidiaries) and those individuals holding corresponding positions at Acorn (or its Subsidiaries) (adjusted for local market norms).

13.3	Supervisory Board of the Company

The Bidder does not intend to change the size of the Supervisory Board. The Bidder intends to be represented in the Supervisory Board in a manner which appropriately reflects its shareholding following Closing.

13.4	Management Board of the Company

The Bidder intends to change the size and composition of the Management Board. Save for the potential conclusion of a domination and profit and loss pooling agreement with the Bidder, the Management Board shall continue to manage the Company independently and exclusively in its own responsibility pursuant to and within the framework of European and German law.

14	Headquarters; Reporting

14.1

The business of the Combined Group will be operated from Acorn’s current headquarters located in Huntsville, Alabama. The German and the European headquarters of the Combined Group will be Alpine’s current head office in Planegg/Martinsried.

14.2

There will be no change to the location of the Company’s corporate seat and operations in Meiningen, the head-office Plannegg/Martinsried nor to the locations of the Company’s German material businesses. The Bidder supports the current plan, as disclosed to the Bidder prior to the date of this Agreement, regarding the Terafactory in Meiningen.

14.3

Except as otherwise provided for in this Agreement, the combined enterprise as a result of the Business Combination (“Combined Group”) will have internal steering and reporting lines customary for a publicly-listed company in the United States, provided that applicable mandatory European and German law (including sections 76 (1) AktG, 39 (1) SE-Regulation) is observed.

14.4

As long as the Company is listed on the Frankfurt Stock Exchange or has minority shareholders it shall continue to prepare its financial statements in IRFS, but it shall provide all necessary information to adjust the financial information to US-GAAP so that they can be included into the consolidated US GAAP financial statement for the Combined Group.

15	Conduct of Sensitive Business in Germany and Europe

15.1

The Parties are aware of the technological importance of the Company’s business for Germany and the European Union. The Parties strongly consider and highly value their future relevance for the technological development and contribution to communication infrastructures in Europe and will continue to do so in the Combined Group.

15.2

To support this aim, the Company has set up a separate business unit, ADVA Network Security (“ANS”), to consolidate all of the Company’s business relating to government customers and critical infrastructure.

15.3

Acorn shall also support the Combined Group’s business, and ANS specifically, in any endeavors to apply for and secure research and development grants relating to the Combined Group’s business as well as ensure compliance with obligations under any research and development grants already obtained by the Company.

16	Workforce and Employees

16.1

Acorn and the Company have complementary product and geographic focus, which will offer opportunity for growth and development for the combined employee base. Both companies highly value their employees and the Combined Group will shape the future success of the Combined Group based on the joint foundation of valued, competent, and committed employees around the world.

16.2	Acorn and the Bidder will support the Management Board in maintaining and developing an attractive and competitive framework to retain an excellent global employee base.

16.3

The Bidder undertakes to ensure the adequate participation of the Company’s employees in Combined Group’s success by incentive schemes. At the option of the holder thereof, each option to purchase Alpine Shares (an “Alpine Option”) that is outstanding and unexercised immediately prior to the Closing may be converted at or after the Closing into a Bidder Option to purchase (i) Holdco Shares (rounded down to the nearest whole share) equal to the product of (A) the number of Alpine Shares subject to such Alpine Option immediately prior to the Closing and (B) the Exchange Ratio, (ii) at an exercise price per Alpine Share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per Alpine Share of such Alpine Option immediately prior to the Closing and (B) the Exchange Ratio. Except as expressly provided in this Section 16.3, each such Bidder Option shall be subject to (1) the same vesting and expiration terms as applied to such Alpine Option immediately prior to the Closing and (2) the same terms and conditions (other than vesting and expiration terms) as applied to Acorn Options immediately prior to the Effective Time. Alpine’s senior management, Brian Protiva, Ulrich Dopfer, Christoph Glingener and Scott St. John, have each agreed, pursuant to separate agreements with the Bidder, to convert their respective Alpine Options into Bidder Options on the same terms as set forth in this Section 16.3, however, the members of the Management Board are entitled to exercise vested Alpine Options in accordance with past practice until Closing.

17	Name

The name of the enterprise operated as a result of the Business Combination shall be “ADTRAN Holdings, Inc.”.

18	Corporate Measures

The Bidder may consider the initiation of a delisting of the Alpine Shares in the future, following settlement of the Exchange Offer or at a later date, depending on the stake of the Bidder, prevailing market conditions and other economic considerations, and, later, a squeeze-out, in each case subject to all applicable legal requirements. For the avoidance of doubt, nothing in this Agreement shall limit (i) the rights and obligations of the Bidder towards the Company which would arise, for example, from a domination and/or a profit and loss transfer agreement pursuant to Sections 308, 309 Stock Corporation Act or (ii) prevent the Bidder or the Company from seeking to enter into and/or to adopt resolutions in favor of any enterprise agreements pursuant to Section 291 of the German Stock Corporation Act.

19	Approval by Corporate Bodies

19.1

Acorn hereby confirms that the Acorn Board has agreed to conclude and execute this Agreement. No further approval or permission is required on Acorn’s part for concluding and signing this Agreement. For the avoidance of doubt, for the consummation of the Merger Acorn Shareholders’ Approval is necessary.

19.2

The Bidder hereby confirms that the Bidder Board has agreed to conclude and execute this Agreement. No further approval or permission is required on the Bidder’s part for concluding and signing this Agreement.

19.3

Merger Sub hereby confirms that the board of directors of Merger Sub has agreed to conclude and execute this Agreement. No further approval or permission is required on Merger Sub’s part for concluding and signing this Agreement.

19.4	The Company hereby confirms that its Management and Supervisory Boards have agreed to conclude and execute this Agreement.

20	General Cooperation Principles regarding Regulatory Clearances

20.1

Acorn, the Bidder and the Company shall closely cooperate with each other in relation to the regulatory approval processes, in particular satisfaction of the Offer Conditions set forth in Sections 5.2.3(d) to 5.2.3(i) (“Regulatory Clearances”) in the manner described hereafter.

20.2

Acorn (or, in the case of the CFIUS Clearance, Acorn and the Company or their respective Affiliates) will file (or in the case of (i) the CFIUS Clearance where it is required under the DPA or (ii) the European Commission or other authorities where it is customary, submit a draft filing) for the Regulatory Clearances without undue delay hereafter. Where the Company is also obliged to make a filing, the Company will make such filing without undue delay hereafter and, in the case of the CFIUS Clearance, each of Acorn and the Company shall, or shall cause their respective Affiliates to promptly making any final filing in connection with the CFIUS Clearance and in accordance with the DPA after receipt of confirmation that CFIUS has no further comment to the draft filing. In addition to and not in limitation of the foregoing, with respect to the NS&I Approval, the Parties agree to make a voluntary submission to the Department for Business, Energy and Industrial Strategy to inform it about the Transaction as soon as practicable after the Acceptance Period. All filing fees in connection with the Regulatory Clearances shall be equally borne by Acorn and the Company (excluding, for the avoidance of doubt, any fees of lawyers or other advisors of any Party which each Party pays itself).

20.3

Each of Acorn and the Company shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to obtain, as promptly as reasonably practicable, satisfaction of the Regulatory Clearances. In furtherance of the foregoing, each of Acorn and the Company shall, and shall cause their respective Affiliates to, co-operate, to the extent legally permissible, in all respects with each other in the preparation of the filings and in connection with any submission, investigation or inquiry, supply to any competent authority as promptly as practicable, or in the case of the CFIUS Clearance within the timeframes set forth in the DPA, any additional information requested pursuant to any applicable law or regulation and take all other procedural actions required in order to obtain any applicable clearance or to cause any applicable waiting periods to commence and expire. Notwithstanding anything to the contrary in this Section 20 (or elsewhere in this Agreement to the extent relating to the Regulatory Clearances), (x) no Party shall be required to propose, negotiate or offer to effect, or consent or commit to any Divestiture or Remedy (each as defined below) if such Divestiture or Remedy, individually or in the aggregate with any other Divestiture or Remedy, would reasonably be expected to be material to the Bidder and its Subsidiaries, taken as a whole, after giving effect to the Transaction, taking into account the benefits expected to result from the Transaction, and (y) a party or its Subsidiaries shall only be required (subject in all cases to clause (x)) to agree Divestiture or Remedy if effectiveness thereof is conditioned on the consummation of the Exchange Offer. For the purpose of this Section 20.3, “Divestiture” means any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, of any assets, licenses, operations, rights, product lines, businesses or interest therein; and “Remedy” means any condition or requirement setting forth, any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any assets, licenses, operations, rights, product lines, businesses or interest therein.

20.4

Acorn and the Company shall promptly provide the relevant other Party with all reasonably required and relevant information concerning itself, its Subsidiaries and, to the extent available, concerning its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, notification or application to be made by or on behalf of Acorn and/or the Company or any of their respective Subsidiaries to any Person and/or any Regulatory Authority in connection with the Transaction, if necessary by way of communicating on a confidential counsel-to-counsel basis.

20.5	Acorn and the Company shall promptly (i) provide the relevant other Party with a copy of all notices or other material communications received or provided by Acorn or the Company, as the case may be, from or to any regulatory authority relating to the Transaction, except, in the case of the CFIUS Clearance, to the extent that such communications are submitted confidentially, and (ii) give the relevant other Party reasonable prior notice of any meeting or planned discussions with any governmental authority in respect of the Transaction and, unless the other relevant other party is prohibited by applicable law or order or by the relevant governmental authority from participating or engaging in such discussions, give the other relevant Party the opportunity to participate in such meetings or discussions.

20.6

The Parties will discuss in good faith how to address any issues raised by any governmental authority with jurisdiction over the Regulatory Clearances (each, a “Regulatory Authority”) with respect to the Transaction and, thereafter, notwithstanding the Company’s rights under Section 20.5, Acorn will (or in the case of the CFIUS Clearance, Acorn and the Company will) as soon as advisable with regard to the agreed timeline for the consummation of the Exchange Offer, at the latest 30 days after any issues have been raised by any Regulatory Authority, enter into discussions, and if provided by applicable law, formal negotiations with any Regulatory Authority that raised any issue with respect to the Transaction to explore the possibility of addressing such issue by offering commitments which might be a mitigation agreement, or other obligations or conditions to the granting by such Regulatory Authority of its approval of the Transaction.

20.7

Notwithstanding anything to the contrary in this Agreement, including the foregoing provisions of this Section 20, Acorn shall have the right to direct and take the lead in (i) coordinating and making, including determining the timing of, all filings with Regulatory Authorities in connection with the Transaction, (ii) determining the strategy for, and making all material decisions related to, the Parties obtaining all Regulatory Clearances, (iii) coordinating and making all communications with Regulatory Authorities related to the Parties obtaining all Regulatory Clearances, except for confidential communications in the case of the CFIUS Clearance or except if required by law or any Regulatory Authority, and (iv) resolving any action related to any such Regulatory Clearance or the Transaction by any governmental authority, including any governmental inquiry, investigation or proceeding initiated by a private party.

20.8

The obligations under this Section 20 shall be subject to applicable laws, including laws relating to the sharing of information. The Parties acknowledge that the non-disclosure agreement entered into by Acorn and the Company on July 16, 2019 as well as Section 25.1 shall apply with regard to any information furnished to the relevant other Party hereunder provided however, that the effective date defined in the aforementioned non-disclosure agreement shall be substituted by the date of this Agreement.

21	Effectiveness, Term and Termination

21.1	The Agreement shall become effective upon signing of this Agreement and shall have a fixed term of two (2) years.

21.2	Subject to Section 20, the Agreement may be terminated with immediate effect by giving notice thereof to the other Party,

21.2.1	by the Company or Acorn if

(a)

the Exchange Offer lapses as result of non-satisfaction of the Offer Conditions prior to the End Date; provided, however, that the terminating Party is not then in breach, in any material respect, of any of its material covenants or agreements under this Agreement relating to the relevant Closing Condition; and/or

(b)

the respective other Party violates its material obligations under this Agreement and such a violation has not been cured within thirty (30) Business Days after the breach has been made known by the terminating Party, save for all other claims for damages resulting from any breach of any obligation under this Agreement; and/or

(c)	the Exchange Offer has not been settled by the End Date.

21.2.2	by the Company in the following cases:

(a)	the Offer Consideration offered in the Exchange Offer is lower than the Offer Consideration agreed in Section 5.2.1;

(b)	the Exchange contains offer conditions that differ (in anything other than de minimis respects) from those specified in Section 5.2.3;

(c)	the intentions of Acorn as published in the Offer Document with regard to the strategy of Acorn differ materially from those set forth in this Agreement;

(d)

the offer document of a Superior Offer has been published by a third party and (i) the Bidder has not amended the Exchange Offer to match such Superior Offer in the period set out in Section 10.2.2 and, as a consequence thereof and (ii) the Management Board and Supervisory Board are entitled to support the Superior Offer under the provisions of this Agreement; provided, however, that the Company has negotiated with Acorn in good faith following or prior to publication of the offer document of the Superior Offer; or

21.2.3	by Acorn if:

(a)

the Management Board and/or Supervisory Board does not recommend to Alpine Shareholders to accept the Exchange Offer in its Reasoned Statement in accordance with Section 10.2 or withdraws the Reasoned Statement or amends the Reasoned Statement in any way that could impair, interfere with, hinder, delay or otherwise adversely affect the consummation of the Exchange Offer; and/or

(b)	a Superior Offer has been settled; and/or

(c)	in the period between the date of the Agreement and the Publication of the Offer Document a Target Material Adverse Change or Material Compliance Violation occurs.

21.3

Notice of any termination must be given in writing and must be made within ten (10) Business Days after the terminating Party having become aware of the event triggering a termination right. In the event of termination of this Agreement, this Agreement shall have no further effect, save for Sections 21 to 25 but without prejudice to the accrued rights of each Party upon termination. The termination shall not affect the right of any Party to claim damages pursuant to applicable laws due to fraud or the willful and material breach by another Party of its obligations under this Agreement.

21.4

The right to terminate this Agreement for good cause (aus wichtigem Grund) shall remain unaffected. Good cause shall exist where the terminating Party, taking into account all circumstances of the specific case and weighing the interests of the Parties, cannot reasonably be expected (unzumutbar) to continue the contractual relationship through the remainder of the agreed fixed term

(Section 314 para. 1 sent. 1 of the German Civil Code (Bürgerliches Gesetzbuch)).

22	Assignment, No Third Party Rights, Costs

22.1	Any rights under this Agreement may only be assigned with the prior written consent of the other Parties.

22.2

For the avoidance of doubt, this Agreement shall only grant rights to the Parties and shall not constitute a contract for the benefit of third parties (Vertrag zu Gunsten Dritter) or a contract with protective effect for third parties (Vertrag mit Schutzwirkung für Dritte).

22.3

Except as specifically set forth otherwise in this Agreement, each Party shall pay their respective expenses (including fees and expenses of legal counsel, investment bankers, brokers, finders, and other representatives or consultants) in connection with the Transaction.

23	Notices

Any and all notices and communications under this Agreement shall be made in writing in the English language and delivered by hand, by courier, by telefax or by email (provided that receipt of the email is promptly confirmed by telefax or email which the receiving Party shall be confirming without undue delay after receipt of such email) to the Person at the address set forth below, or such other Person or address as may be designated by the respective Party to the other Parties in the same manner:

(i)	if to Acorn or the Bidder:

ADTRAN, Inc.

Att. Thomas Stanton, Chief Executive Officer

901 Explorer Blvd.

Huntsville, AL 35806

Email: ***

with copy to (which copy shall not constitute notice hereunder):

Kirkland & Ellis International LLP

Att. Dr. Achim Herfs; Dr. Benjamin Leyendecker

Maximilianstrasse 11

80539 Munich, Germany

F +49 89 2030 6100

Email: achim.herfs@kirkland.com; ben.leyendecker@kirkland.com

and

Kirkland & Ellis LLP

Att: Sarkis Jebejian, P.C. and Carlo Zenkner

601 Lexington Avenue

New York, NY 10022

Email: sarkis.jebejian@kirkland.com; carlo.zenkner@kirkland.com

F: +1 (212) 446-4900

(ii)	if to the Company:

ADVA Optical Networking SE

Att. Brian Protiva, Chief Executive Officer

Fraunhoferstr. 9a

82152 Martinsried/Munich, Germany

Email: ***

with copy to (which copy shall not constitute notice hereunder):

Hogan Lovell International LLP

Att. Dr. Michael Rose

Karl-Scharnagl-Ring 5

80539 Munich, Germany

F +49 89 290 12 0

Email: michael.rose@hoganlovells.com

24	Governing Law, Dispute Resolution

24.1

This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany. Without limitation, in case of a breach of this Agreement, the rules of the German Civil Code (Bürgerliches Gesetzbuch) on the compensation of damages shall apply.

24.2	Any dispute arising from or in connection with this Agreement and its consummation shall be finally settled by three (3) arbitrators, of which each of Acorn, the Bidder and the Company may nominate one, in accordance with the arbitration rules of the German Institution of Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V.) without recourse to the courts of law. Exclusive legal venue of the arbitration shall be Munich, Germany. The language of the arbitral proceedings will be English.

25	Miscellaneous

25.1	Confidentiality; Termination of Standstill

Except for the communication set forth in Section 4 of this Agreement, the confidentiality agreement by and between Acorn and the Company dated July 16, 2019 (the “Confidentiality Agreement”) applies to this Agreement mutatis mutandis, provided however, that the effective date defined in the aforementioned non-disclosure agreement shall be substituted by the date of this Agreement.

25.2	Cleansing

If and to the extent legally required to enable the Bidder to acquire shares in the Company in connection with the Exchange Offer and subject to the Management Board’s fiduciary duties under German law at the relevant point in time, the Company shall, at the Bidder’s reasonable request, issue a cleansing statement pursuant to Article 17 of the MAR or through a press release at the relevant point in time.

25.3	Severability, Entire Agreement, Amendments and Waivers

25.3.1

Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply: (i) if the Parties have, unintentionally, failed to address a certain matter in this Agreement (Regelungslücke); in this case a suitable and equitable provision shall be deemed to have been agreed upon which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter, or (ii) if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

25.3.2

This Agreement (including all Exhibits hereto) contains all of the Parties’ agreements and understandings with respect to the subject matter hereof. No collateral agreements to this Agreement, whether verbally or in writing, have been entered into between the Parties. Any and all amendments to this Agreement or waivers must be made in writing, unless stricter requirements as to their form are required by mandatory law. This shall also apply to any waiver of compliance with the provisions of this Section 25.3.2.

25.4	Interpretation, Language

25.4.1

In case of any contradiction between legally mandatory provisions under the Takeover Law as interpreted by BaFin (including any regulation promulgated thereunder) and this Agreement, the respective provisions under, and interpretation of, the Takeover Law shall prevail and this Agreement shall be amended to reflect the Parties’ intentions to the utmost extent.

25.4.2	Terms to which a German translation has been added shall be interpreted as having the meaning assigned to them by the German translation. The headings of the Sections and sub

Sections in this Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof.

25.4.3	This Agreement is made in the English language.

25.5	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement. A facsimile or email transmission of scanned or executed counterparts of this Agreement shall be sufficient to bind a Party to the same extent as an original.

[Signature page to follow]

Munich, Germany, August 30, 2021 /s/ Brian Protiva 1st signature ADVA Optical Networking SE Name: Brian Protiva Position: CEO	Huntsville, Alabama, USA, August 30, 2021 /s/ Thomas R. Stanton 1st signature ADTRAN, Inc. Name: Thomas R. Stanton Position: CEO

Huntsville, Alabama, USA, August 30, 2021 /s/ Thomas R. Stanton 1st signature Acorn HoldCo, Inc. Name: Thomas R. Stanton Position: CEO	Huntsville, Alabama, USA, August 30, 2021 /s/ Thomas R. Stanton 1st signature Acorn MergeCo, Inc. Name: Thomas R. Stanton Position: CEO

Norcross, GA, USA, August 30, 2021 /s/ Ulrich Dopfer 2nd signature ADVA Optical Networking SE Name: Ulrich Dopfer Position: CFO	Huntsville, Alabama, USA, August 30, 2021 /s/ Michael Foliano 2nd signature ADTRAN, Inc. Name: Michael Foliano Position: Senior VP of Finance & CFO

Huntsville, Alabama, USA, August 30, 2021 /s/ Michael Foliano 2nd signature Acorn HoldCo, Inc. Name: Michael Foliano Position: CFO	Huntsville, Alabama, USA, August 30, 2021 /s/ Michael Foliano 2nd signature Acorn MergeCo, Inc. Name: Michael Foliano Position: CFO

Annex 4.1.1 - Offer Announcement

Announcement of the decision to make a

voluntary public takeover offer (freiwilliges öffentliches Übernahmeangebot)

pursuant to Section 10 paras. 1 and 3 in connection with Sections 29 para. 1 and 34 of the

German Securities Acquisition and Takeover Act

(Wertpapiererwerbs- und Übernahmegesetz – WpÜG)

Bidder:

Acorn HoldCo, Inc.

901 Explorer Boulevard

Huntsville, Alabama

United States

incorporated under the laws of Delaware, United States of America, and registered with the division of corporations of the state of Delaware, United States, under registration number 6141966.

Target:

ADVA Optical Networking SE

Märzenquelle 1-3

98617 Meiningen-Dreißigacker

Germany

incorporated under German law and registered with the commercial register of the local court of Jena, Germany, under HRB 508155

(WKN: 510300 / ISIN: DE0005103006)

On 30 August 2021, Acorn HoldCo, Inc. (the “Bidder”), a newly formed corporation incorporated under the laws of Delaware, United States, and a wholly-owned subsidiary of ADTRAN, Inc., a company incorporated under the laws of Delaware, United States with registered address in Wilmington, United States (“ADTRAN”), decided to make a voluntary public takeover offer (freiwilliges öffentliches Übernahmeangebot) to the shareholders of ADVA Optical Networking SE (the “Company”) for the acquisition of all non-par value bearer shares in the Company (ISIN DE0005103006), each share representing a proportionate amount of EUR 1.00 of the share capital of the Company, (the “ADVA Shares”) in the form of an exchange offer (the “Exchange Offer”).

As consideration for the tendered ADVA Shares, the Bidder offers for each tendered ADVA Share 0.8244 common shares in the Bidder (the “HoldCo Shares”).

Shortly prior to the settlement of the Exchange Offer, ADTRAN shall become a wholly-owned subsidiary of the Bidder through a merger of ADTRAN as surviving entity and an indirect wholly-owned subsidiary of the Bidder (“MergerSub”) in accordance with applicable Delaware law (the “Merger”). The Merger will be subject to the launch of the Exchange Offer and satisfaction of all offer conditions (as described below) of the Exchange Offer. Upon completion of the Exchange Offer and the Merger (together, the “Business Combination”), the Bidder will become the holding company for the Company and ADTRAN. ADTRAN shareholders would own approximately 54% and ADVA shareholders would own approximately 46% of the equity of the Bidder, assuming a tender of 100% of ADVA Shares.

The Exchange Offer will be subject to certain closing conditions, including the approval by a majority of ADTRAN shareholders, a minimum acceptance threshold of 70% of all ADVA Shares outstanding, antitrust approvals and foreign investment control clearances, the declaration of effectiveness by the U.S. Securities and Exchange Commission of the Registration Statement on Form S-4 regarding the issuance of HoldCo Shares, as well as other customary offer conditions.

The Bidder has concluded an irrevocable undertaking with EGORA Holding GmbH and its wholly-owned subsidiary EGORA Investments GmbH, under which such shareholders have committed to accept the Exchange Offer for in total 7,000,000 ADVA Shares which are held by them (representing approximately 13.7% of the Company’s share capital). The irrevocable undertaking qualifies as an “instrument” within the meaning of Section 38 German Securities Trading Act (Wertpapierhandelsgesetz, WpHG).

Today, ADTRAN, MergerSub, the Bidder and the Company entered into a business combination agreement regarding the principal terms and conditions of the Business Combination and the Exchange Offer as well as the mutual intentions and understandings with regard to the future collaboration.

The offer document for the Exchange Offer (in the German language and a non-binding English translation thereof) and other information relating to the Exchange Offer will be published on the internet at www.acorn-offer.com.

Important Notice

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares in the Company. The Exchange Offer itself as well as its terms and conditions and further provisions concerning the Exchange Offer will be set out in the offer document in detail after the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) has permitted the publication of the offer document. Investors and holders of shares in the Company are strongly advised to thoroughly read the offer document and all other relevant documents regarding the Exchange Offer upon their availability since they will contain important information.

The Exchange Offer will exclusively be subject to the laws of the Federal Republic of Germany and certain applicable provisions of securities laws of the United States of America. Any agreement that is entered into as a result of accepting the Exchange Offer will be exclusively governed by the laws of the Federal Republic of Germany and is to be interpreted in accordance with such laws.

Munich, 30 August 2021

Acorn HoldCo, Inc.

Annex 4.1.2 - Ad hoc Announcement

Ad-hoc notification pursuant to Article 17 of the Market-Abuse-Regulation (EU) No. 596/2014

ADVA Optical Networking SE and ADTRAN, Inc., sign agreement on business combination and public exchange offer

Munich, Germany, 30 August 2021. Today, ADVA Optical Networking SE (“ADVA”) and ADTRAN, Inc. (“ADTRAN”) have signed a business combination agreement (“BCA”) to combine the two companies, creating a leading global product and service provider of end-to-end fiber networking solutions for communications service provider, enterprise and government customers. In order to achieve the business combination, ADVA and ADTRAN shall be combined under a new holding company (“HoldCo”) that was incorporated by ADTRAN as its subsidiary and will apply for an admission of its shares to be traded on NASDAQ and on the Frankfurt Stock Exchange. Pursuant to the BCA, ADTRAN and ADVA will each become a direct subsidiary of HoldCo; ADTRAN through a merger pursuant to US-law and ADVA by means of a public exchange offer (“Offer”) to all ADVA shareholders. HoldCo will publish its decision to make a voluntary public takeover offer in form of an exchange offer to all ADVA shareholders, pursuant to Section 10 para. 1 and 3 of the German Takeover Act (WpÜG).

Under the terms of the offer, each ADVA share will be exchanged for 0.8244 HoldCo shares, valuing ADVA at EUR 17.17 per share based on ADTRAN’s closing share price of USD 24.57 and representing a premium of 33% to ADVA’s closing price, each as of August 27, 2021, the last trading day prior to the signing of the BCA. On a three-months volume-weighted average basis, the offer is equivalent to EUR 14.98 per ADVA share based on ADTRAN’s three-months volume-weighted average share price as of August 27, 2021, representing a premium of 22% to ADVA’s three-months volume-weighted average share price for the same period, an equity value of EUR 789 million, and an enterprise value of EUR 759 million for an implied multiple of 1.3x LTM Revenue. ADTRAN shares will be exchanged for shares in the new holding company on a one-for-one basis. After the business combination, former ADVA shareholders would own approximately 46% of the combined company’s equity and former ADTRAN shareholders approximately 54%, if all ADVA shareholders were to fully subscribe to the Offer.

Closing of the transaction is expected to occur during the second or third quarter of 2022 and will be subject to certain conditions. These will include receipt of all required merger control and foreign investment control clearances, a minimum acceptance rate of 70% of the outstanding shares in ADVA, the approval by ADTRAN shareholders, the non-performance of certain actions by ADVA, as well as the non-occurrence of certain material adverse events and other customary closing conditions.

The members of ADVA’s management and supervisory boards welcome the Offer. Subject to a thorough analysis of the Offer document, their fiduciary and other legal obligations, they intend to support the Offer.

The HoldCo has concluded an irrevocable undertaking with EGORA Holding GmbH and its wholly-owned subsidiary EGORA Investments GmbH, under which such shareholders have committed to accept the Exchange Offer for shares which represent approximately 13.7% of ADVA’s share capital.

The combined company will be named ADTRAN Holdings, Inc., and have its global headquarters in Huntsville, Alabama. The European headquarters will be in Planegg/Martinsried near Munich. HoldCo’s board of directors will, after closing, consist of nine members and be staffed by three representatives of ADVA and six representatives of ADTRAN. Thomas Stanton, Chairman and CEO of ADTRAN, will serve in the same capacity following the close of the transaction. ADVA’s CEO, Brian Protiva, will transition into the role of Executive

Vice Chairman. Out of ADVA’s current supervisory board, Chairman Nikos Theodosopoulos and Johanna Hey will serve as members of HoldCo’s board of directors. ADTRAN’s CFO, Michael Foliano, will remain in his current role and ADVA’s CTO, Christoph Glingener, will serve in the same capacity for the combined company.

Based on the published results for the twelve months ended June 30, 2021, the combined company generates about USD 1.2bn in yearly turnover. With the business combination, ADVA and ADTRAN aim to achieve annual run rate pre-tax synergies of approximately USD 52m (EUR 44m) by year 2 post-closing. In order to achieve these synergies, one-off-expenses of approximately USD 37m (EUR 31m) are to be estimated, whereby the parties’ transaction costs are already included.

Notifying person and contact for Investors:

Steven Williams

t: +49 89 890 66 59 18

investor-relations@adva.com

Contact for press:

Gareth Spence

Tel.: +44 1904 69 93 58

public-relations@adva.com

Annex 4.2 - Press Release

ADTRAN and ADVA Announce Combination to Create Global, Scaled End-to-End Fiber Networking Solutions Leader

•	Combination expands product offering and strengthens position as a global fiber networking innovation leader with combined revenue of $1.2B

•

Highly complementary businesses create a global, scaled end-to-end provider to better serve customers with differentiated fiber networking solutions, spanning metro edge, aggregation, access and subscriber connectivity

•	Creates a stronger and more-profitable company, poised to benefit from the unprecedented investment cycle in fiber, an expanded market opportunity and increased scale

•	Meaningful value creation with over $50 million in annual run-rate cost synergies

•	All-stock transaction with ADTRAN shareholders to own approximately 54% and ADVA shareholders to own approximately 46% of the combined company, assuming a tender of 100% of ADVA shares

•	Combined company to be dual-listed on the NASDAQ and Frankfurt Stock Exchange

HUNTSVILLE, AL and MUNICH, GERMANY, AUGUST 30, 2021 –ADTRAN, Inc. [Nasdaq: ADTN] and ADVA [FSE: ADV] announced today the entry into a business combination agreement to combine the two companies and create a leading global, scaled provider of end-to-end fiber networking solutions for communications service provider, enterprise and government customers. The merger combines ADTRAN’s global leadership in fiber access, fiber extension and subscriber connectivity solutions with ADVA’s global leadership in metro wavelength division multiplexing, data center interconnect, business ethernet and network synchronization solutions.

Both companies are pioneers in open, disaggregated ~~s~~olutions with a shared vision for the future of fiber networking. The combined business will offer a comprehensive portfolio for providing homes, businesses and 5G infrastructure with scalable, secure and assured fiber connectivity, paired with cloud-managed Wi-Fi connectivity and SaaS applications that optimize the performance of the network and improve the customer experience.

“We are in the early stages of an unprecedented investment cycle in fiber connectivity, especially in the U.S. and Europe, fueled by the demand for last-mile fiber access and middle-mile transport to provide high-speed connectivity to homes, businesses and future 5G infrastructure,” said ADTRAN Chairman and CEO Thomas Stanton. “By joining forces, our combined firm’s portfolio will better position us to capitalize on this highly compelling global opportunity. We expect the transaction will create significant long-term value for both companies’ stakeholders by increasing our scale and improving our ability to serve as a trusted supplier for customers worldwide.”

“The business combination is an outstanding opportunity to leverage the complementary nature of our customers and product portfolios and the compatibility of our companies’ businesses and culture,” said ADVA CEO Brian Protiva. “We are excited to join forces and create a world-class team with exceptional technology expertise and customer focus. Our shared vision and passion for innovative networking solutions will benefit our customers through an enhanced value proposition, including a fully integrated end-to-end architecture for enterprise, access and metro core markets.”

The companies also note that the combination will leverage its trusted supplier status to communications service providers, to create an expanded, secure and more-comprehensive portfolio for government networks and critical infrastructure. The combined company will continue to support all customers in its current markets and will continue to benefit from world-class R&D teams to help advance the next generation of fiber communications networks.

ACCELERATING GROWTH AND DRIVING VALUE CREATION

The combination of ADTRAN and ADVA is expected to create significant value for the shareholders of both companies, with approximately $52 million in pre-tax annual cost synergies realized within two years post-closing, driven by identified supply chain efficiencies and operating model optimization.

Importantly, the combination will create opportunities to better serve customers. This will enable the combined company to accelerate its growth profile by utilizing a broader regional presence and the enhanced cross-selling opportunities facilitated by complementary product lines.

TRANSACTION DETAILS

ADTRAN and ADVA will combine under a new holding company (which will be renamed ADTRAN Holdings, Inc. following the closing) pursuant to an all-stock exchange offer for 100% of ADVA’s outstanding shares.

Under the terms of the offer, each ADVA share will be exchanged for 0.8244 shares of common stock in the new holding company. The offer is equivalent to €14.98 per ADVA share based on ADTRAN’s 3-month VWAP as of August 27, 2021, representing a premium of 22% to ADVA’s 3-month VWAP for the same time period, an equity value of €789 million, and an enterprise value of €759 million for an implied multiple of 1.3x LTM Revenue. ADTRAN shares will be exchanged for shares in the new holding company on a one-for-one basis. At the closing, ADTRAN shareholders will own approximately 54% of the equity of the combined company and ADVA shareholders will own approximately 46%, assuming a tender of 100% of ADVA shares.

The new holding company will commence the public takeover offer after approval of the offer document by the German Federal Financial Supervisory Authority (Bundesanstalt fuer Finanzdienstleistungsaufsicht / BaFin), which ADTRAN anticipates occurring in November 2021. The offer will be subject to certain closing conditions, including a minimum acceptance threshold of 70% of the outstanding shares in ADVA, majority approval by ADTRAN shareholders, regulatory approvals, and other customary closing conditions.

The business combination agreement has been approved unanimously by the ADTRAN Board of Directors and the ADVA Management and Supervisory Boards. The transaction also has the strong support of ADVA’s largest shareholder, Egora, which has entered into an irrevocable commitment to tender into the offer shares representing 13.7% of ADVA’s outstanding shares.

The companies anticipate completing the transaction during the second or third quarter of 2022, subject to receipt of required regulatory approvals, as well as satisfaction of other customary closing conditions. The new holding company, in coordination with the ADVA Management and Supervisory Boards, intends to pursue a delisting and squeeze-out of the ADVA shares, following settlement of the offer or at a later date, depending on the new holding company’s shareholding in ADVA, prevailing market conditions and other economic considerations.

THE COMBINED COMPANY

The combined company will be named ADTRAN Holdings, Inc. Its global headquarters will be located in Huntsville, AL and its European headquarters will be in Munich, Germany.

The new management team and Board of Directors will have a balanced mix of executives from both companies. ADTRAN’s Chairman and CEO, Tom Stanton, will serve in the same capacity following the close of the transaction. ADVA’s CEO, Brian Protiva, will transition into the role of Executive Vice Chairman. ADTRAN’s CFO, Mike Foliano, will remain in his current role and ADVA’s CTO, Christoph Glingener, will serve in the same capacity for the combined entity.

The Board of Directors of the combined company will comprise 9 directors, 6 of whom will be directors designated by ADTRAN and 3 of whom will be directors designated by ADVA.

The combined company will be dual-listed on the NASDAQ and Frankfurt Stock Exchange.

ADVISORS

BofA Securities is acting as exclusive financial advisor to ADTRAN, and Jefferies is acting as exclusive financial advisor to ADVA. Kirkland & Ellis LLP is serving as legal counsel to ADTRAN, and Hogan Lovells International LLP is serving as legal counsel to ADVA.

CONFERENCE CALL INFORMATION

ADTRAN and ADVA will host a conference call and simultaneous webcast at 8:30 a.m. Eastern Time on August 30th, 2021 to discuss the transaction. To attend the live listen-only webcast, participants should register online at www.adtran.com/investor.

If you are unable to participate in the teleconference, a webcast replay will be available two hours following the call on the Investor Relations Web page at www.adtran.com/investor and will remain available for at least 12 months.

To find more information about the combination, please visit www.acorn-offer.com

About ADTRAN

At ADTRAN, Inc., we believe amazing things happen when people connect. From the cloud edge to the subscriber edge, we help communications service providers around the world manage and scale services that connect people, places and things to advance human progress. Whether rural or urban, domestic or international, telco or cable, enterprise or residential—ADTRAN solutions optimize existing technology infrastructures and create new, multi-gigabit platforms that leverage cloud economics, data analytics, machine learning and open ecosystems—the future of global networking. Find more at ADTRAN, LinkedIn and Twitter.

About ADVA

ADVA is a company founded on innovation and focused on helping our customers succeed. Our technology forms the building blocks of a shared digital future and empowers networks across the globe. We’re continually developing breakthrough hardware and software that leads the networking industry and creates new business opportunities. It’s these open connectivity solutions that enable our customers to deliver the cloud and mobile services that are vital to today’s society and for imagining new tomorrows. Together, we’re building a truly connected and sustainable future. For more information on how we can help you, please visit us at www.adva.com.

Media Contact:

ADTRAN: Rhonda Lambert, Rhonda.Lambert@adtran.com

ADVA: Stephan Rettenberger, SRettenberger@adva.com

Important Information For Investors And Stockholders

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. It does not constitute a prospectus or prospectus equivalent document. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

In connection with the proposed transaction between ADTRAN and ADVA, Acorn HoldCo, Inc. (“Acorn HoldCo”) is expected to file a Registration Statement on Form S-4 with the SEC that will include (1) a proxy statement of ADTRAN that will also constitute a prospectus for Acorn HoldCo and (2) an offering prospectus of Acorn HoldCo to be used in connection with Acorn HoldCo’s offer to acquire ADVA shares held by U.S.

holders. When available, ADTRAN will mail the proxy statement/prospectus to its stockholders in connection with the vote to approve the merger of ADTRAN and an indirect wholly-owned subsidiary of Acorn HoldCo, and Acorn HoldCo will distribute the offering prospectus to ADVA shareholders in the United States in connection with Acorn HoldCo’s offer to acquire all of the outstanding shares of ADVA.

INVESTORS AND SECURITY HOLDERS OF ADTRAN AND ADVA ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, THE OFFER DOCUMENT AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus (when available) and other documents filed with the SEC by ADTRAN or Acorn HoldCo through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by ADTRAN will be available free of charge at https://investors.adtran.com/ and under the heading “SEC Filings”. Furthermore, the German language version of the offer document will be published by way of announcement on the internet at acorn-offer.com and by keeping available copies free of charge at the settlement agent. You will also be able to obtain a copy of the non-binding English translation of the offer document, which has not been reviewed by BaFin, on the internet at acorn-offer.com.

Certain Information Regarding Participants

ADTRAN, ADVA, Acorn HoldCo and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from ADTRAN’s stockholders in respect of the proposed business combination. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of ADTRAN in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus to be filed with the SEC. Information regarding the directors and executive officers of ADTRAN is contained in ADTRAN’s Annual Report on Form 10-K for the year ended December 31, 2020 and its Proxy Statement on Schedule 14A, dated March 30, 2021, which are filed with the SEC and can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond ADTRAN’s and ADVA’s control.

These forward-looking statements include, but are not limited to, statements regarding benefits of the proposed business combination, integration plans and expected synergies, and anticipated future growth, financial and operating performance and results. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted or expected. No assurance can be given that these forward-looking statements will prove accurate and correct, or that projected or anticipated future results will be achieved. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the expected timing and likelihood of the completion of the contemplated business combination, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the contemplated business combination that could reduce anticipated benefits or cause the parties to abandon the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement; the ability to successfully complete the proposed business combination; regulatory or other limitations imposed as a result of the proposed business combination; the success of the business following the proposed business combination; the ability to successfully integrate the ADTRAN and ADVA businesses; the possibility that ADTRAN stockholders may not approve the business combination agreement or that the requisite number of ADVA shares may not be tendered in the public offer; the risk that the parties may not be able to satisfy the conditions to closing of the proposed business combination in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed business combination; the risk that the announcement or consummation of the proposed business combination could have adverse effects on the market price of ADTRAN’s common stock or ADVA’s common shares or the ability of ADTRAN and ADVA to retain customers, retain or hire key personnel, maintain relationships with their respective suppliers and customers, and on their operating results and businesses generally; the risk that Acorn HoldCo may be unable to achieve expected synergies or that it may take longer or be more costly than expected to achieve those synergies; the risk of fluctuations in revenue due to lengthy sales and approval process required by major and other service providers for new products; the risk posed by potential breaches of information systems and cyber-attacks; the risks that ADTRAN, ADVA or the post-combination company may not be able to effectively compete, including through product improvements and development; and such other factors as are set forth in ADVA’s annual and interim financial reports made publicly available and ADTRAN’s and Acorn HoldCo’s public filings made with the SEC from time to time, including but not limited to those described under the headings “Risk Factors” and “Forward-Looking Statements” in ADTRAN’s Form 10-K for the fiscal year ended December 31, 2020 and ADTRAN’s Form 10-Q for the quarterly period ended June 30, 2021, which are available via the SEC’s website at www.sec.gov. The foregoing list of risk factors is not exhaustive. These risks, as well as other risks associated with the contemplated business combination, will be more fully discussed in the proxy statement/prospectus and the offering prospectus that will be included in the Registration Statement on Form S-4 that will be filed with the SEC and in an offering document and/or any prospectuses or supplements to be filed with BaFin in connection with the contemplated business combination. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than ADTRAN, ADVA or Acorn HoldCo has described. All such factors are difficult to predict and beyond our control. All forward-looking statements included in this document are based upon information available to ADTRAN, ADVA and Acorn HoldCo on the date hereof, and each of ADTRAN, ADVA and Acorn HoldCo disclaims and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

It should also be noted that projected financial information for the combined businesses of ADTRAN and ADVA is based on management’s estimates, assumptions and projections and has not been prepared in conformance with the applicable accounting requirements of Regulation S-X relating to pro forma financial information, and the required pro forma adjustments have not been applied and are not reflected therein. None of this information should be considered in isolation from, or as a substitute for, the historical financial statements of ADTRAN or ADVA. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to, the risks that: a condition to the closing of the proposed business combination may not be satisfied; a regulatory approval that may be required for the proposed business combination is delayed, is not obtained or is obtained subject to conditions that are not anticipated; ADTRAN is unable to achieve the synergies and value creation contemplated by the proposed business combination; ADTRAN is unable to promptly and effectively integrate ADVA’s businesses; management’s time and attention is diverted on transaction related issues; disruption from the transaction makes it more difficult to maintain business, contractual and operational relationships; the credit ratings of the combined company declines following the proposed business combination; legal proceedings are instituted against ADTRAN, ADVA or the combined company; ADTRAN, ADVA or the combined company is unable to retain key personnel; and the announcement or the consummation of the proposed business combination has a negative effect on the market price of the capital stock of ADTRAN and common shares of ADVA or on ADTRAN’s and ADVA’s operating results.

No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition or cash flows of ADTRAN or ADVA. Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on the proposed transaction and/or ADTRAN or ADVA, ADTRAN’s ability to successfully complete the proposed transaction and/or realize the expected benefits from the proposed transaction. You are cautioned not to rely on ADTRAN’s and ADVA’s forward-looking statements. These forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Neither ADTRAN nor ADVA assumes any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.

The Offer

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares in ADVA. The offer itself, as well as its terms and conditions and further provisions concerning the offer, will be set forth in the offer document following the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) permission to publish the offer document. Investors and holders of shares in ADVA are strongly advised to thoroughly read the offer document and all other relevant documents regarding the offer upon their availability since they will contain important information.

The offer will exclusively be subject to the laws of the Federal Republic of Germany and certain applicable provisions of securities laws of the United States of America. Any agreement that is entered into as a result of accepting the offer will be exclusively governed by the laws of the Federal Republic of Germany and is to be interpreted in accordance with such laws.

Annex 4.6 - Communication Plan for customers and employees

ADVA CEO Letter to All ADVA Employees

Subject Line: Important Update

All,

I am very excited to announce our market impacting strategic news that will strengthen our competitive position, as well as secure our hard work over the last few years.

As you may have seen, we are combining with ADTRAN, creating a global innovation powerhouse in converged access and packet edge fiber networking. Based in Huntsville, Alabama in the U.S., ADTRAN is a leading global provider of fiber access, fiber extension and subscriber connectivity solutions. This is the right path forward for our long-term success!

The combination with ADTRAN is consistent with our strategy to increase our scale by winning new customers and expanding our product offering for existing customers. Together, we will be able to offer customers differentiated, end-to-end fiber networking solutions spanning metro, edge, access, enterprise and subscriber connectivity. Combining with ADTRAN will help us to accelerate our growth by utilizing our larger scale, which will enhance our ability to compete and will enable cross-selling opportunities for our complementary product lines.

In addition to being a strong business fit, we share many of the same values and have a similar company culture. I first reached out to Tom, CEO of ADTRAN, almost 14 years ago, and we have established a strong relationship with mutual respect and a common vision for market developments. What I love is that Tom values people as much as we do. He values the customer experience as much as we do and he is transparent, clear, and as strong in his conviction as our own executive team. In addition, as a management team, we have gotten to know the entire ADTRAN leadership team throughout this process, and we are excited to join forces as we bring our two impressive companies together.

The transaction is expected to close during the second or third quarter of 2022, subject to regulatory approvals and other customary closing conditions. The mutual company will be listed on the NASDAQ and the Frankfurter exchange (Börse). Until we receive regulatory approval and close the transaction, ADVA and ADTRAN will continue to operate as separate companies.

In the meantime, our focus should remain on our core mission – innovation and customer experience. So, don’t get distracted as we need to put our heads down and focus on Q3 and beyond. In other words, it is business as usual. We are committed to being transparent with all of you throughout this process and will provide updated information as we reach key milestones. We will be hosting town hall meetings today and tomorrow, where we will share more details on this exciting announcement.

As with any announcement of this size, it will take us time to work through the details. For now, it will be business as usual. If you receive any inquiries from the press, please do not engage and forward immediately to Stephan Rettenberger at SRettenberger@adva.com.

In the meantime, please read the press release for more details.

Go ADVA - Go ADTRAN!

Brian Protiva

[attach press release ]

Important Information For Investors And Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. It does not constitute a prospectus or prospectus equivalent document. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

In connection with the proposed transaction between ADTRAN and ADVA, Acorn HoldCo, Inc. (“Acorn HoldCo”) is expected to file a Registration Statement on Form S-4 with the SEC that will include (1) a proxy statement of ADTRAN that will also constitute a prospectus for Acorn HoldCo and (2) an offering prospectus of Acorn HoldCo to be used in connection with Acorn HoldCo’s offer to acquire ADVA shares held by U.S. holders. When available, ADTRAN will mail the proxy statement/prospectus to its stockholders in connection with the vote to approve the merger of ADTRAN and an indirect wholly-owned subsidiary of Acorn HoldCo, and Acorn HoldCo will distribute the offering prospectus to ADVA shareholders in the United States in connection with Acorn HoldCo’s offer to acquire all of the outstanding shares of ADVA.

INVESTORS AND SECURITY HOLDERS OF ADTRAN AND ADVA ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, THE OFFER DOCUMENT AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus (when available) and other documents filed with the SEC by ADTRAN or Acorn HoldCo through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by ADTRAN will be available free of charge at https://investors.adtran.com/ and under the heading “SEC Filings”. Furthermore, the German language version of the offer document will be published by way of announcement on the internet at Acorn-offer.com and by keeping available copies free of charge at the settlement agent. You will also be able to obtain a copy of the non-binding English translation of the offer document, which has not been reviewed by BaFin, on the internet at Acorn-offer.com.

Certain Information Regarding Participants

ADTRAN, ADVA, Acorn HoldCo and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from ADTRAN’s stockholders in respect of the proposed business combination. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of ADTRAN in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus to be filed with the SEC. Information regarding the directors and executive officers of ADTRAN is contained in ADTRAN’s Annual Report on Form 10-K for the year ended December 31, 2020 and its Proxy Statement on Schedule 14A, dated March 30, 2021, which are filed with the SEC and can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond ADTRAN’s and ADVA’s control.

These forward-looking statements include, but are not limited to, statements regarding benefits of the proposed business combination, integration plans and expected synergies, and anticipated future growth, financial and operating performance and results. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted or expected. No assurance can be given that these forward-looking statements will prove accurate and correct, or that projected or anticipated future results will be achieved. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the expected timing and likelihood of the completion of the contemplated business combination, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the contemplated business combination that could reduce anticipated benefits or cause the parties to abandon the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement; the ability to successfully complete the proposed business combination; regulatory or other limitations imposed as a result of the proposed business combination; the success of the business following the proposed business combination; the ability to successfully integrate the ADTRAN and ADVA businesses; the possibility that ADTRAN stockholders may not approve the business combination agreement or that the requisite number of ADVA shares may not be tendered in the public offer; the risk that the parties may not be able to satisfy the conditions to closing of the proposed business combination in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed business combination; the risk that the announcement or consummation of the proposed business combination could have adverse effects on the market price of ADTRAN’s common stock or ADVA’s common shares or the ability of ADTRAN and ADVA to retain customers, retain or hire key personnel, maintain relationships with their respective suppliers and customers, and on their operating results and businesses generally; the risk that Acorn HoldCo may be unable to achieve expected synergies or that it may take longer or be more costly than expected to achieve those synergies; the risk of fluctuations in revenue due to lengthy sales and approval process required by major and other service providers for new products; the risk posed by potential breaches of information systems and cyber-attacks; the risks that ADTRAN, ADVA or the post-combination company may not be able to effectively compete, including through product improvements and development; and such other factors as are set forth in ADVA’s annual and interim financial reports made publicly available and ADTRAN’s and Acorn HoldCo’s public filings made with the SEC from time to time, including but not limited to those described under the headings “Risk Factors” and “Forward-Looking Statements” in ADTRAN’s Form 10-K for the fiscal year ended December 31, 2020 and ADTRAN’s Form 10-Q for the quarterly period ended June 30, 2021, which are available via the SEC’s website at www.sec.gov. The foregoing list of risk factors is not exhaustive. These risks, as well as other risks associated with the contemplated business combination, will be more fully discussed in the proxy statement/prospectus and the offering prospectus that will be included in the Registration Statement on Form S-4 that will be filed with the SEC and in an offering document and/or any prospectuses or supplements to be filed with BaFin in connection with the contemplated business combination. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than ADTRAN, ADVA or Acorn HoldCo has described. All such factors are difficult to predict and beyond our control. All forward-looking statements included in this document are based upon information available to ADTRAN, ADVA and Acorn HoldCo on the date hereof, and each of ADTRAN, ADVA and Acorn HoldCo disclaims and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

It should also be noted that projected financial information for the combined businesses of ADTRAN and ADVA is based on management’s estimates, assumptions and projections and has not been prepared in conformance with the applicable accounting requirements of Regulation S-X relating to pro forma financial information, and the required pro forma adjustments have not been applied and are not reflected therein. None of this information should be considered in isolation from, or as a substitute for, the historical financial statements of ADTRAN or ADVA. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to, the risks that: a condition to the closing of the proposed business combination may not be satisfied; a regulatory approval that may be required for the proposed business combination is delayed, is not obtained or is obtained subject to conditions that are not anticipated; ADTRAN is unable to achieve the synergies and value creation contemplated by the proposed business combination; ADTRAN is unable to promptly and effectively integrate ADVA’s businesses; management’s time and attention is diverted on transaction related issues; disruption from the transaction makes it more difficult to maintain business, contractual and operational relationships; the credit ratings of the combined company declines following the proposed business combination; legal proceedings are instituted against ADTRAN, ADVA or the combined company; ADTRAN, ADVA or the combined company is unable to retain key personnel; and the announcement or the consummation of the proposed business combination has a negative effect on the market price of the capital stock of ADTRAN and common shares of ADVA or on ADTRAN’s and ADVA’s operating results.

No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition or cash flows of ADTRAN or ADVA. Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on the proposed transaction and/or ADTRAN or ADVA, ADTRAN’s ability to successfully complete the proposed transaction and/or realize the expected benefits from the proposed transaction. You are cautioned not to rely on ADTRAN’s and ADVA’s forward-looking statements. These forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Neither ADTRAN nor ADVA assumes any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.

The Offer

This communication is neither an offer to purchase nor a solicitation of an offer to sell shares in ADVA. The offer itself, as well as its terms and conditions and further provisions concerning the offer, will be set forth in the offer document following the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) permission to publish the offer document. Investors and holders of shares in ADVA are strongly advised to thoroughly read the offer document and all other relevant documents regarding the offer upon their availability since they will contain important information.

The offer will exclusively be subject to the laws of the Federal Republic of Germany and certain applicable provisions of securities laws of the United States of America. Any agreement that is entered into as a result of accepting the offer will be exclusively governed by the laws of the Federal Republic of Germany and is to be interpreted in accordance with such laws.

ADVA Customer / Partner / Supplier Letter

Subject: Important Update

Dear [NAME],

I am writing to inform you of an exciting development at our company.

We announced that ADVA has entered into a business combination agreement with ADTRAN, a U.S.-based global leader in fiber access, fiber extension and subscriber connectivity solutions, to combine our two companies.

We believe our combination will create many opportunities to better serve end-to-end fiber networking solutions spanning metro edge, aggregation, access and subscriber connectivity. Additionally, we anticipate that by utilizing our collective world-class R&D and engineering teams, we will be better positioned to accelerate innovation and offer our customers differentiated solutions.

Going forward, it will be business as usual and all existing customer, partner and supplier relationships will remain intact. Until we receive all required regulatory approvals and close the transaction, ADVA and ADTRAN will continue to operate as separate companies. As we integrate the two companies, we will be focused on the best ways to offer our enhanced value proposition and partner with you.

If you have any questions, please do not hesitate to contact your ADVA representative with any questions or concerns. Once again, we greatly appreciate your partnership as we begin our next chapter. We look forward to speaking with you soon.

Yours sincerely,

Brian Protiva

CEO of ADVA

Important Information For Investors And Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. It does not constitute a prospectus or prospectus equivalent document. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

In connection with the proposed transaction between ADTRAN and ADVA, Acorn HoldCo, Inc. (“Acorn HoldCo”) is expected to file a Registration Statement on Form S-4 with the SEC that will include (1) a proxy statement of ADTRAN that will also constitute a prospectus for Acorn HoldCo and (2) an offering prospectus of Acorn HoldCo to be used in connection with Acorn HoldCo’s offer to acquire ADVA shares held by U.S. holders. When available, ADTRAN will mail the proxy statement/prospectus to its stockholders in connection with the vote to approve the merger of ADTRAN and an indirect wholly-owned subsidiary of Acorn HoldCo, and Acorn HoldCo will distribute the offering prospectus to ADVA shareholders in the United States in connection with Acorn HoldCo’s offer to acquire all of the outstanding shares of ADVA.

INVESTORS AND SECURITY HOLDERS OF ADTRAN AND ADVA ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, THE OFFER DOCUMENT AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus (when available) and other documents filed with the SEC by ADTRAN or Acorn HoldCo through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by ADTRAN will be available free of charge at https://investors.adtran.com/ and under the heading “SEC Filings”. Furthermore, the German language version of the offer document will be published by way of announcement on the internet at Acorn-offer.com and by keeping available copies free of charge at the settlement agent. You will also be able to obtain a copy of the non-binding English translation of the offer document, which has not been reviewed by BaFin, on the internet at Acorn-offer.com.

Certain Information Regarding Participants

ADTRAN, ADVA, Acorn HoldCo and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from ADTRAN’s stockholders in respect of the proposed business combination. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of ADTRAN in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/

prospectus to be filed with the SEC. Information regarding the directors and executive officers of ADTRAN is contained in ADTRAN’s Annual Report on Form 10-K for the year ended December 31, 2020 and its Proxy Statement on Schedule 14A, dated March 30, 2021, which are filed with the SEC and can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond ADTRAN’s and ADVA’s control.

These forward-looking statements include, but are not limited to, statements regarding benefits of the proposed business combination, integration plans and expected synergies, and anticipated future growth, financial and operating performance and results. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted or expected. No assurance can be given that these forward-looking statements will prove accurate and correct, or that projected or anticipated future results will be achieved. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the expected timing and likelihood of the completion of the contemplated business combination, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the contemplated business combination that could reduce anticipated benefits or cause the parties to abandon the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement; the ability to successfully complete the proposed business combination; regulatory or other limitations imposed as a result of the proposed business combination; the success of the business following the proposed business combination; the ability to successfully integrate the ADTRAN and ADVA businesses; the possibility that ADTRAN stockholders may not approve the business combination agreement or that the requisite number of ADVA shares may not be tendered in the public offer; the risk that the parties may not be able to satisfy the conditions to closing of the proposed business combination in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed business combination; the risk that the announcement or consummation of the proposed business combination could have adverse effects on the market price of ADTRAN’s common stock or ADVA’s common shares or the ability of ADTRAN and ADVA to retain customers, retain or hire key personnel, maintain relationships with their respective suppliers and customers, and on their operating results and businesses generally; the risk that Acorn HoldCo may be unable to achieve expected synergies or that it may take longer or be more costly than expected to achieve those synergies; the risk of fluctuations in revenue due to lengthy sales and approval process required by major and other service providers for new products; the risk posed by potential breaches of information systems and cyber-attacks; the risks that ADTRAN, ADVA or the post-combination company may not be able to effectively compete, including through product improvements and development; and such other factors as are set forth in ADVA’s annual and interim financial reports made publicly available and ADTRAN’s and Acorn HoldCo’s public filings made with the SEC from time to time, including but not limited to those described under the headings “Risk Factors” and “Forward-Looking Statements” in ADTRAN’s Form 10-K for the fiscal year ended December 31, 2020 and ADTRAN’s Form 10-Q for the quarterly period ended June 30, 2021, which are available via the SEC’s website at www.sec.gov. The foregoing list of risk factors is not exhaustive. These risks, as well as other risks associated with the contemplated business combination, will be more fully discussed in the proxy statement/prospectus and the offering prospectus that will be included in the Registration Statement on Form S-4 that will be filed with the

SEC and in an offering document and/or any prospectuses or supplements to be filed with BaFin in connection with the contemplated business combination. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than ADTRAN, ADVA or Acorn HoldCo has described. All such factors are difficult to predict and beyond our control. All forward-looking statements included in this document are based upon information available to ADTRAN, ADVA and Acorn HoldCo on the date hereof, and each of ADTRAN, ADVA and Acorn HoldCo disclaims and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

It should also be noted that projected financial information for the combined businesses of ADTRAN and ADVA is based on management’s estimates, assumptions and projections and has not been prepared in conformance with the applicable accounting requirements of Regulation S-X relating to pro forma financial information, and the required pro forma adjustments have not been applied and are not reflected therein. None of this information should be considered in isolation from, or as a substitute for, the historical financial statements of ADTRAN or ADVA. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to, the risks that: a condition to the closing of the proposed business combination may not be satisfied; a regulatory approval that may be required for the proposed business combination is delayed, is not obtained or is obtained subject to conditions that are not anticipated; ADTRAN is unable to achieve the synergies and value creation contemplated by the proposed business combination; ADTRAN is unable to promptly and effectively integrate ADVA’s businesses; management’s time and attention is diverted on transaction related issues; disruption from the transaction makes it more difficult to maintain business, contractual and operational relationships; the credit ratings of the combined company declines following the proposed business combination; legal proceedings are instituted against ADTRAN, ADVA or the combined company; ADTRAN, ADVA or the combined company is unable to retain key personnel; and the announcement or the consummation of the proposed business combination has a negative effect on the market price of the capital stock of ADTRAN and common shares of ADVA or on ADTRAN’s and ADVA’s operating results.

No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition or cash flows of ADTRAN or ADVA. Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on the proposed transaction and/or ADTRAN or ADVA, ADTRAN’s ability to successfully complete the proposed transaction and/or realize the expected benefits from the proposed transaction. You are cautioned not to rely on ADTRAN’s and ADVA’s forward-looking statements. These forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Neither ADTRAN nor ADVA assumes any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.

The Offer

This communication is neither an offer to purchase nor a solicitation of an offer to sell shares in ADVA. The offer itself, as well as its terms and conditions and further provisions concerning the offer, will be set forth in the offer document following the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) permission to publish the offer document. Investors and holders of shares in ADVA are strongly advised to thoroughly read the offer document and all other relevant documents regarding the offer upon their availability since they will contain important information.

The offer will exclusively be subject to the laws of the Federal Republic of Germany and certain applicable provisions of securities laws of the United States of America. Any agreement that is entered into as a result of accepting the offer will be exclusively governed by the laws of the Federal Republic of Germany and is to be interpreted in accordance with such laws.

Annex 5.2.3(j)(2)(i) - EBITDA

IFRS net income/expense (reported)

Less tax income/plus tax expense

Less financial income/plus financial expense

Less interest income/plus interest expense

= IFRS operating income (reported)

Plus depreciation and amortization

Minus rent expense as if IFRS 16 has not been considered

ADVA EBITDA (IFRS)

Annex 5.2.7 - Intentions of the Bidder

9.    Intentions of the Bidder and ADTRAN

The intentions described below are the shared intentions of the Bidder and ADTRAN. These intentions refer to the date of the publication of the Offer Document. Neither the Bidder nor ADTRAN have any intentions deviating from the intentions set forth in Sections (a) to (f) of the Offer Document. The intentions set forth in Sections (a) to (f) of the Offer Document have their legal basis in the Business Combination Agreement.

The Bidder acknowledges that the management board and the Supervisory Board are at any time free to take any decisions and carry out any measures in their own responsibility, even if this would contradict or would not be in line with the intentions of the Bidder set forth below in Sections (a) to (f) of the Offer Document, if and to the extent such decisions or measures are, according to the assessment of the management board and supervisory board of the Target in the best interest of the Target and its shareholders, employees and other stakeholders.

(a)	Future business activity, assets and future obligations of Target

The objective of the Offer is to combine the complimentary technology and product portfolios of both ADTRAN and the Target to create a high-performing optical networking platform that is better positioned to compete with larger market players. This combination provides greater scale in R&D activities allowing the combined group to be more innovative and competitive in growing global markets driven by the transition to next generation networks, government initiatives for higher bandwidth and hyper-connectivity.

The Bidder expects the combined group to have an expanded customer base and addressable market creating go-to-market scale with the increased breadth of product offerings. It considers the geographic footprint and focus of the two companies to be complementary and to align well with the market focus with the Target’s strength in Europe, and ADTRAN’s strength in the U.S.

The Bidder intends to achieve significant synergies through increased operational scale, combined sales channels, reduced duplication in administration and improved terms in combined sourcing and production costs.

The Bidder values the Target’s SAP and Salesforce applications and does not intend to change them.

When deciding on dividends, the Bidder will take the financial situation of the Target Group and its business strategy into consideration.

The Bidder has currently no intentions or plans, which could result in an increase of the Target’s current indebtedness and future obligations outside the ordinary course of business.

The Bidder values the Target’s commitment to the development of solutions in the area of secure transport infrastructure and government-focused markets and will ensure that reasonable national security considerations are reflected in the combined group’s business plans.

The name of the enterprise operated as a result of the business combination between the Bidder, ADTRAN and the Target shall be “ADTRAN Holdings, Inc.”. Other than that, the Bidder does not intend to cause the Target or any member of the Target Group to change its company name after settlement of the Offer.

The Bidder has no further intentions with respect to the Offer regarding the future assets and obligations of the Target.

(b)	Registered office of the Target and location of material parts of the business

The business of the combined group will be operated from ADTRAN’s current headquarters located in Huntsville, Alabama, United States. The German and the European headquarters of the combined group will be the Target’s current head office in Planegg/Martinsried.

The Bidder does not intend to change the location of the Target’s corporate seat and operations in Meiningen, Germany or the head-office Plannegg/Martinsried, Germany. The Bidder also does not intend to change the location of the Target’s German material business. The Bidder supports the current plan, as disclosed to the Bidder prior to the date of the Business Combination Agreement, regarding the Terafactory in Meiningen, Germany.

The Bidder has no further intentions with respect to the Offer regarding the registered office and the location of the Target or material parts of the business.

(c)	Employees, employee representation and employment conditions

The Bidder will focus on the activities of a holding company and as such on the management of the combined group and expects to only have a few employees. It is not expected that there will be any employee representation on the Bidder level.

The Bidder, ADTRAN and the Target acknowledge that ADTRAN and the Target have a complementary product and geographic focus, which will offer opportunity for growth and development for the combined employee base. Both companies highly value their employees and the Bidder believes that the combined group will shape the future success of the combined group based on the joint foundation of valued, competent, and committed employees around the world.

The Bidder and ADTRAN intend to support the Management Board in maintaining and developing an attractive and competitive framework to retain an excellent global employee base.

Pursuant to the Business Combination Agreement, the Bidder undertakes to ensure the adequate participation of the Target employees in the combined group’s success by incentive schemes. At the option of the holder thereof, each option to purchase Target Shares (an “Target Option”) that is outstanding and unexercised prior to the settlement of the Offer may be converted at or after the settlement of the Offer into an option to purchase (i) Bidder Shares (rounded down to the nearest whole share) equal to the product of (A) the number of such Target Shares subject to such Target Option immediately prior to the settlement of the Offer and (B) the Exchange Ratio (ii) at an exercise price per Target Share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per Target Share of such Target Option immediately prior to the settlement of the Offer and (B) the Exchange Ratio. Subject to the terms of the Business Combination Agreement, each such option shall be subject to (i) the same vesting and expiration terms as applied to such Target Option immediately prior to the settlement of the Offer and (ii) the same terms and conditions (other than vesting and expiration terms) as applied to options of ADTRAN immediately prior to the effective time of the Merger. The Target’s senior management, Brian Protiva, Ulrich Dopfer, Christoph Glingener and Scott St. John, have each agreed, pursuant to separate agreements with the Bidder, to convert their respective Target Options into options of the Bidder on the same terms as set forth in the Business Combination Agreement, however, the members of the management board are entitled to exercise vested options in accordance with past practice until the settlement of the Offer.

The Bidder does not intend to cause the Target to take or initiate any action aiming at the amendment or termination of existing shop agreements (Betriebsvereinbarungen), collective bargaining agreements (Tarifverträge) or similar agreements, in particular relating to work conditions of the employees of the Target Group.

The Bidder further intends to respect the rights of the employees, works councils (Betriebsräte) and unions (Gewerkschaften) existing within, or with regards, to the Target and the Target Group.

The Bidder has no further intentions with respect to the Offer regarding employees, employee representation and employment conditions.

(d)	Members of the board of directors and senior management of the Bidder and Management Board and the Supervisory Board

Pursuant to the Business Combination Agreement, the Bidder, ADTRAN and the Target agree to use their reasonable best efforts, subject to the organizational and governance rules under applicable stock corporation law and any applicable fiduciary duties, to take all action necessary (including to amend the governing documents of the Bidder, as needed) to staff the respective board of the bidder and the Target and the senior management team of the Bidder as promptly as reasonably practicable following the settlement of the Offer.

(i)	Board of directors and senior management of the Bidder

Immediately prior to the settlement of the Offer, the size of the board of directors of the Bidder shall be expanded to an overall number of six board members composed of six members of the current board of directors of ADTRAN (as selected by ADTRAN). Immediately following the settlement of the Offer, (i) the size of the board of directors of the Bidder shall be expanded to an overall number of nine board members and (ii) three members from the current management board and supervisory board of the Target, Brian Protiva, Nikos Theodosopoulos and Johanna Hey, shall be appointed to the board of directors of the Bidder. Thomas Stanton, ADTRAN’s chief executive officer and current chairman of the board of directors of ADTRAN, shall become chairman of the board of directors of the Bidder, and, upon becoming member of the board of directors of the Bidder, Brian Protiva, the current chairman of the Management Board and the Target’s chief executive officer shall be appointed vice chairman of the board of directors of the Bidder, serving as executive vice chairman until December 31, 2022 and subsequently as non-executive vice chairman.

The senior management team of the Bidder following the settlement of the Offer shall include of the following persons: Thomas Stanton (chief executive officer), Michael Foliano (chief financial officer) and Christoph Glingener (chief technical officer). To the extent members of the senior management team currently have service contracts with the Target, such service contracts shall be replaced by contracts with the Bidder. The new service contracts shall have terms (i) no less favorable in all material respects than the current terms with the Target (as of the date of the Business Combination Agreement), including term and remuneration elements, up to December 31, 2022 and (ii) no less favorable, with respect to such person’s new role at the Bidder, than the terms of the service contracts in place between ADTRAN (or its subsidiaries) and those individuals holding corresponding positions at ADTRAN (or its subsidiaries) (adjusted for local market norms).

(ii)	Members of the Management board and the Supervisory Board

The Management Board consists of four members. The Bidder intends to change the size and composition of the Management Board. Save for the potential conclusion of a domination and profit and loss pooling agreement with the Bidder, the Management Board shall continue to manage the Target independently and exclusively in its own responsibility pursuant to and within the framework of European and German law.

The Supervisory Board consists of three members. The Bidder does not intend to change the size of the Supervisory Board. The Bidder intends to be represented in the Supervisory Board in a manner which appropriately reflects its shareholding following settlement of the Offer.

(e)	Conduct of Sensitive Business in Germany and Europe

The Bidder is aware of the technological importance of the Target’s business for Germany and the European Union. Pursuant to the Business Combination Agreement, the parties strongly consider and highly value their future relevance for the technological development and contribution to communication infrastructures in Europe and will continue to do so in the combined group.

To support this aim, the Target has set up a separate business unit, ADVA Network Security, to consolidate all of the Target’s business relating to government customers and critical infrastructure.

Pursuant to the Business Combination Agreement, ADTRAN will also support the combined group’s business and ADVA Network Security specifically, in any endeavors to apply for and secure research and development grants relating to the combined group’s business as well as ensure compliance with obligations under any research and development grants already obtained by the Target.

(f)	Intended structural measures

After settlement of the Offer and subject to having reached the required majority, the Bidder intends to take the following structural measures:

(i)	Squeeze-Out

The Bidder may, if it has reached the necessary thresholds, commence a squeeze-out of the remaining Target Shareholders. A squeeze-out transaction may be effected in three ways: (i) a cash merger squeeze-out pursuant to Sections 62(1) and 62(5) of the German Transformation Act, if the Bidder holds at least 90% of the Target’s share capital, excluding treasury shares and shares held for the account of the Target itself, (ii) a corporate squeeze-out pursuant to Sections 327a et seq. of the German Stock Corporation Act (Aktiengesetz), if the Bidder holds at least 95% of the Target’s share capital, excluding treasury shares and shares held for the account of the Target or (3) a takeover squeeze-out pursuant to Sections 39a et seq. of the German Takeover Act, if the Bidder acquires in connection with the Offer at least 95% of the Target’s share capital, excluding treasury shares and shares held for the account of the Target.

In the event of a cash merger squeeze-out or a corporate squeeze-out, shares of the Target Shareholders who did not tender their shares in the Offer will automatically be converted into the right to receive adequate cash compensation. In a squeeze-out transaction, the Bidder will determine the adequate compensation using the Target’s discounted earnings (Ertragswert) or, if appropriate, discounted cash flow, to value the the Target Shares. In general, the compensation must not be less than the VWAP of the Target Shares for the three-month period prior to the announcement of the Bidder’s intention to effect such squeeze-out transaction. In a takeover squeeze-out, the consideration offered in connection with the Offer shall be considered adequate where the Bidder has acquired, in connection with the Offer, shares representing not less than 90% of the share capital (excluding treasury shares) for which the Offer was made. Following the approval of a cash merger squeeze-out or a corporate squeeze-out by a shareholder meeting of the Target and its registration with the competent commercial register, each remaining minority Target Shareholder may challenge such determination pursuant to the German Appraisal Proceedings Act (Spruchverfahrensgesetz). The amount of compensation paid for Target Shares in an appraisal proceeding, if any, may be higher or lower than, or equal to, the Offer Consideration. However, appraisal rights are not available in connection with a takeover squeeze-out. If the Bidder is unable to complete a squeeze-out, the remaining Target Shareholders will continue to be entitled to all ordinary shareholder rights (except for annual dividends in the case of a DPLTA as defined below).

(ii)	Domination and Profit and Loss Transfer Agreement

The Bidder may consider entering into a domination and profit and loss transfer agreement (“DPLTA”) with the Target if it is expected that the required 75% majority of the Target Shareholders in a shareholders’ meeting approving the DPLTA will be reached. The decision will depend on whether a DPLTA is needed to implement synergies and on the financial feasibility. Under a DPLTA, the Bidder would be able to give legally binding instructions to the executive board of the Target and would receive the full annual profit of the Target. Any loss would have to be balanced by the Bidder. A DPLTA would facilitate the integration of the Bidder and the Target Group and the implementation of synergies.

However, the Target’s remaining shareholders would have to be granted a put right at the fair value of the Target Shares and would be entitled to a receive annual guaranteed dividend payment as compensation for the transfer of profits to the Bidder. The put price and the amount of the guaranteed dividend would be fixed in the DPLTA. The guaranteed dividend will be based on the amount that is likely to be distributed as the average dividend per share, given the Target’s past and current results of operations determined pursuant to the German Commercial Code (Handelsgesetzbuch) and the German Stock Corporation Act (Aktiengesetz), and the Target’s future earnings prospects. The put price shall reflect the intrinsic value of the Target Shares. It can be based on the market price, or determined on the basis of discounted earnings (Ertragswert) or discounted cash flow valuation method, but must not be less than the volume weighted average market price, or VWAP, of the Target shares for the three-month period prior to the announcement of the Bidder’s intention to enter into a DPLTA. The remaining Target minority shareholders can challenge the determination of the put price and guaranteed dividend in the DPLTA in appraisal proceedings pursuant to the German Appraisal Proceedings Act (Spruchverfahrensgesetz). The put price for ADVA shares in an appraisal proceeding, if any, may be higher or lower than, or equal to, the Offer Consideration.

(iii)	Delisting

The Bidder may consider, depending on the stake of the Bidder, prevailing market conditions and other economic considerations, to implement, in coordination with and the support of the management board and the Supervisory Board, a withdrawal of the admission for trading of the Target Shares from all regulated markets (Regulierten Märkten) in accordance with the WpÜG and the German Stock Exchange Act (Börsengesetz – “BörsG”) (delisting) or as a result of a squeeze-out, and to apply or propose to suspend inclusion in the open market segments (Freiverkehr) of the stock exchanges Berlin, Düsseldorf, Hamburg, Hanover, Munich and Stuttgart as well as Tradegate Exchange.

Annex 6.7 - Bidder’s Amended and Restated Certificate of Incorporation and Bylaws

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ADTRAN HOLDINGS, INC.

The Corporation was incorporated under the name “Acorn HoldCo, Inc.” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on August 10, 2021 (the “Original Amended and Restated Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”), which amends, restates and integrates the provisions of the Original Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Original Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Section 1.1    Name. The name of the Corporation is ADTRAN Holdings, Inc. (the “Corporation”).

ARTICLE II

Section 2.1    Address. The address of its registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 N. Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

Section 3.1    Purpose. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 4.1    Authorized Capital. The total number of shares of stock which the Corporation shall have the authority to issue is Two Hundred Million (200,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and Fifty Million (50,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Section 4.2    Common Stock.

(a)    Voting Rights. Except as otherwise provided in this Certificate of Incorporation or otherwise required by applicable law, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(b)    Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors of Directors of the Corporation (the “Board of Directors”) from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor.

(c)    Liquidation. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock shall be divided among and paid ratably to the holders of Common Stock.

Section 4.3    Preferred Stock.

(a)    Preferred Stock may be issued from time to time by the Corporation for such consideration as may be fixed by the Board of Directors. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

(b)    Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(c)    Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

ARTICLE V

Section 5.1    Board of Directors.

(a)    Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)    Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate of Incorporation (including any preferred stock designation).

(c)    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(1)    To make, amend, alter, change, add to or repeal, in whole or in part, the Bylaws of the Corporation (the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation.

(2)    To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

(3)    To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

(4)    By a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(5)    When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called upon such notice as is required by statute, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

(d)    Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate of Incorporation (including any preferred stock designation).

ARTICLE VI

Section 6.1    Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 6.2    Action by Written Consent. Any corporate action upon which a vote of stockholders is required or permitted may be taken with the written consent of stockholders having not less than a majority of all of the stock entitled to vote upon the action if a meeting were held; provided that in no case shall the written consent be by holders having less than the minimum percentage of the vote required by statute for the proposed corporate action and provided that prompt notice be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous written consent.

ARTICLE VII

Section 7.1    Limitation of Liability. (a) No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DGCL. For purposes of this Article VII, “fiduciary duty as a director” also shall include any fiduciary duty arising out of serving at the Corporation’s request as a director of another corporation, partnership, joint venture or other enterprise, and “personal liability to the Corporation or its stockholders” also shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

Any repeal or modification of Section 7.1 of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

Section 8.1    Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in this Section 8.1 with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Further, the Corporation also may indemnify and hold harmless employees and agents of the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), and such discretionary authority to indemnify employees and agents of the Corporation shall be vested in, and may be exercised by, the Board of Directors of the Corporation; provided, however, that the Board of Directors of the Corporation shall have no discretionary authority relative to the indemnification of an employee or agent of the Corporation where the DGCL specifically provides that indemnification is mandatory. The right to indemnification conferred in this Article relative to directors and officers of the Corporation shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.2    Payment of Mandatorily Indemnified Claims. If a claim relative to which a director, officer, employee or agent is entitled to be mandatorily indemnified under Section 8.1 is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 8.3    Non-Exclusivity. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 8.4    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE IX

Section 9.1    Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE X

Section 10.1    Forum: Court of Chancery. Unless the Corporation selects or consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery does not have subject matter jurisdiction, another state court sitting in the State of Delaware or, if and only if neither the Court of Chancery nor any state court sitting in the State of Delaware has subject matter jurisdiction, then the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (3) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws, (5) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine or (6) any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

Section 10.2    Forum: Federal District Courts. Unless the Corporation selects or consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under federal securities laws against the Corporation or any director or officer of the Corporation.

Section 10.3    Consent to Forum. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X and personal jurisdiction and venue in any state or federal court located in the State of Delaware for any action or proceeding set forth in above clauses 1 to 6 of Section 10.1 and any complaint set forth in Section 10.2.

ARTICLE XI

Section 11.1    Amendments. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other person whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

* * *

This Amended and Restated Certificate of Incorporation shall be effective on [●] at [a][p].m.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Thomas Stanton, its Chief Executive Officer, this [●] day of [●].

ADTRAN HOLDINGS, INC.

By:
Name: Thomas Stanton
Title: Chief Executive Officer

AMENDED AND RESTATED

BYLAWS

OF

ADTRAN HOLDINGS, INC.

ARTICLE I

OFFICES

Section 1.1 Location. The address of the registered office of the Corporation in the State of Delaware and the name of the registered agent at such address shall be as specified in the Certificate of Incorporation or, if subsequently changed, as specified in the most recent Certificate of Change filed pursuant to law. The Corporation may also have other offices at such places within or without the State of Delaware as the Board of Directors may from time to time designate or the business of the Corporation may require.

Section 1.2 Change of Location. In the manner permitted by law, the Board of Directors or the registered agent may change the address of the Corporation’s registered office in the State of Delaware and the Board of Directors may make, revoke or change the designation of the registered agent.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1 Annual Meeting. The annual meeting of the stockholders of the Corporation for the election of Directors and for the transaction of such other business as may properly come before the meeting shall be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, and on such date and at such time as the Board of Directors may fix by resolution and as set forth in the notice of the meeting.

Section 2.2 Special Meetings. Special meetings of stockholders, unless otherwise prescribed by law, may be called at any time by the Chairman of the Board, by the Chief Executive Officer, by the President or by order of the Board of Directors. Special meetings of stockholders prescribed by law for the election of Directors shall be called by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President, or the Secretary whenever required to do so pursuant to applicable law. Special meetings of stockholders shall be held on such date and at such time and at such place, if any, either within or without the State of Delaware, as shall be designated in the notice of meeting or by means of remote communication. Except as otherwise provided in Section 3.4 with respect to the nomination of Directors, only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

Section 2.3 List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the Corporation shall prepare and make, or cause to be prepared and made, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting based upon the record date for such meeting determined pursuant to Section 5.8 (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of capital stock of the Corporation registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list was provided with the notice of the meeting; or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting the whole time thereof and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection by any stockholder during the whole time of the meeting as provided by applicable law.

Except as provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders entitled to vote at any meeting of stockholders or to vote in person or by proxy at any such meeting.

Section 2.4 Notice of Meeting. Except as otherwise prescribed by law, a notice of each meeting of stockholders, in the form of a writing or electronic transmission, shall be given by the Corporation, not more than sixty (60) nor less than ten (10) days before the date of such meeting, to each stockholder entitled to vote thereat, which notice shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to such stockholder at his or her address as the same appears on the records of the Corporation. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law.

Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

An affidavit of the Secretary, an Assistant Secretary or the transfer agent or other agent of the Corporation that notice has been duly given shall be evidence of the facts stated therein.

Section 2.5 Adjourned Meetings and Notice Thereof. Any meeting of stockholders may be adjourned to another time or place, and the Corporation may transact at any adjourned meeting any business which might have been transacted at the original meeting. Notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken, unless (a) any adjournment or series of adjournments cause the original meeting to be adjourned for more than thirty days after the date originally fixed therefor, or (b) a new record date is fixed for stockholders entitled to vote at the adjourned meeting. If notice of an adjourned meeting is given, such notice shall be given to each stockholder of record entitled to vote at the adjourned meeting in the manner prescribed in Section 2.4 for the giving of notice of meetings.

Section 2.6 Quorum. At any meeting of stockholders, except as otherwise expressly required by law or by the Certificate of Incorporation, the holders of record of at least a majority of the outstanding shares of capital stock entitled to vote or act at such meeting shall be present in person or represented by proxy in order to constitute a quorum for the transaction of any business. If, however, such quorum shall not be present in person or represented at any meeting of stockholders, the chair of the meeting or the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting from time to time, in the manner provided in Section 2.5, until a quorum shall be present or represented. At any such adjourned meeting at which there is a quorum present, any business may be transacted that might have been transacted at the meeting originally called. When a quorum is once present to organize a meeting, the quorum cannot be destroyed by the subsequent withdrawal or revocation of the proxy of any stockholder. Shares of capital stock owned by the Corporation or by another corporation, if a majority of the shares of such other corporation entitled to vote in the election of Directors is held by the Corporation, shall not be counted for quorum purposes or entitled to vote.

Section 2.7 Voting.

(a)    General. At any meeting of stockholders, each stockholder holding, as of the record date, shares of capital stock entitled to be voted on any matter at such meeting shall have one vote on each such matter submitted to vote at such meeting for each such share of capital stock held by such stockholder, as of the record date, as shown by the list of stockholders entitled to vote at the meeting, unless the Certificate of Incorporation provides for more or less than one vote for any share, on any matter, in which case every reference in these Bylaws to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock.

(b)    Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy, provided that no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Such authorization may be in a writing executed by the stockholder or his or her authorized officer, director, employee, or agent. To the extent permitted by law, a stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization, or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that the electronic transmission either sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. A copy, facsimile transmission, or other reliable reproduction of the proxy authorized by this Section 2.7(b) may be substituted for or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or electronic transmission could be used, provided that such copy, facsimile transmission, or other reproduction shall be a complete reproduction of the entire original writing or electronic transmission. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest, whether in the stock itself or in the Corporation generally, sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date.

(c)    Inspector. The Board of Directors, the Chairman of the Board, the Vice Chairman, the Chief Executive Officer, the President, or the person presiding at a meeting of stockholders may appoint one or more persons to act as inspectors of voting at any meeting with respect to any matter to be submitted to a vote of stockholders at such meeting, with such powers and duties, not inconsistent with applicable law, as may be appropriate. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

Section 2.8 Action by Consent of Stockholders.

(a)    Unless otherwise provided in the Certificate of Incorporation, whenever any action by the stockholders at a meeting thereof is required or permitted by law, the Certificate of Incorporation or these Bylaws, such action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and is delivered to the Corporation by delivery to its registered office in the State of Delaware, the Corporation’s principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Such delivery shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of such action without a meeting and by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

(b)    No written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated written consent received in accordance with this Section 2.8, a written consent or consents signed by a sufficient number of holders to take such action are delivered to the Corporation in the manner prescribed by this Section 2.8.

(c)    Any stockholder of record seeking to have the stockholders authorize or take action by written consent shall, by written notice to the Secretary of the Corporation, request the Board of Directors to fix a record date, as provided for in Section 5.8(b).

Section 2.9 Nature of Business at Annual Meetings of Stockholders.

(a)    At any annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before such meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting or proxy materials accompanying such notice (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof, or (iii) otherwise properly brought before the meeting by a stockholder of record at the time of the delivery of the notice required by this Section 2.9 (the “Record Stockholder”). For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (as so amended, and inclusive of rules and regulations adopted thereunder, the “Exchange Act”) or nominations properly made in accordance with Section 3.4 of these Bylaws) at an annual meeting of stockholders.

For business to be properly brought before an annual meeting by a Record Stockholder pursuant to clause (iii) in the preceding paragraph of this Section 2.9(a), (i) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation in compliance with the notice procedures set forth in this Section 2.9, must be a stockholder of record of the Corporation at the time of the delivery of said notice and at the time of the meeting and must be entitled to vote at the meeting, (ii) any such business must be a proper matter for stockholder action under Delaware law, and (iii) the Record Stockholder and any Stockholder Associated Person (as defined in Section 2.9(d) below) must have acted in accordance with the representations set forth in the Solicitation Statement required by these Bylaws. To be timely, a Record Stockholder’s notice must be delivered to and received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that subject to the immediately following sentence, in the event that the annual meeting is convened more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the Record Stockholder must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Record Stockholder’s notice as described above. A Record Stockholder’s notice to the Secretary shall set forth or include, as the case may be, as to each matter the Record Stockholder proposes to bring before the meeting:

(i) a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the meeting with respect to such business (and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), and the reasons for conducting such business at the meeting;

(ii) the name and address of record of the Record Stockholder and any Stockholder Associated Person;

(iii) the class, series and number of shares of the Corporation which are owned beneficially or of record, directly or indirectly, by the Record Stockholder or any Stockholder Associated Person (and

such notice shall include documentary evidence of such person’s record and/or beneficial ownership of such stock);

(iv) any material interest including, but not limited to, any direct or indirect financial interest, of the Record Stockholder or any Stockholder Associated Person in such proposed business;

(v) a reasonably detailed description of any agreement, arrangement or understanding (whether written or oral) that the Record Stockholder or any Stockholder Associated Person has with one another or with any other person in connection with such proposed business;

(vi) a reasonably detailed description of any proxy, contract, arrangement, understanding or relationship (whether written or oral) pursuant to which the Record Stockholder or any Stockholder Associated Person has a right to vote, directly or indirectly, any stock of the Corporation or pursuant to which any other person has the right to vote, directly or indirectly, any stock owned by the Record Stockholder or any Stockholder Associated Person;

(vii) a reasonably detailed description of any derivative positions, hedged positions, synthetic or temporary ownership techniques, swaps, securities loans, timed purchases and other economic and voting interests or similar positions held or beneficially held by the Record Stockholder or any Stockholder Associated Person or to which the Record Stockholder or any Stockholder Associated Person is a party with respect to any stock of the Corporation, and whether and the extent to which any other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short positions or any borrowing or lending of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such Record Stockholder or any Stockholder Associated Person with respect to any stock of the Corporation;

(viii) a representation that the Record Stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and

(ix) a representation whether the Record Stockholder or any Stockholder Associated Person intends, or is part of a group which intends, to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock reasonably believed by the Record Stockholder or Nominating Stockholder Associated Person to be sufficient to approve or adopt the proposal (such representation in this clause (ix), a “Solicitation Statement”).

A Record Stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.9(a) shall be true and correct as of the record date for the meeting, and such update and supplement shall be delivered to and received by the Secretary at the principal executive offices of the Corporation not later than ten (10) days after the record date for determining the stockholders entitled to vote at the meeting; provided, that if such date is after the date of the meeting, not later than the day prior to the meeting.

(b)    Notwithstanding anything in these Bylaws to the contrary, no business (except for the election of Directors in accordance with the procedures set forth in Section 3.4 of these Bylaws) shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 2.9. The chairperson of an annual meeting shall have the power to determine and declare to the meeting whether or not business was properly brought before the meeting in accordance with these provisions, and if he or she should determine that business was not properly brought before the meeting, to declare that such business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.9, unless otherwise required by law or determined by the Board of Directors in its sole discretion, if the Record Stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.9, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(c)    This Section 2.9 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal brought properly under and in compliance with Rule 14a-8 under the Exchange Act or any nomination of any person for election to the Board of Directors (which such nomination shall be governed by Section 3.4 of these Bylaws). In addition to the requirements of this Section 2.9 with respect to any business proposed to be brought before an annual meeting, a stockholder shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.9 shall be deemed to affect the rights of stockholders to request inclusion in the Corporation’s proxy statement of proposals pursuant to Rule 14a-8 under the Exchange Act.

(d)    For purposes of these Bylaws, the term “Stockholder Associated Person” shall include each of the following persons: (i) any beneficial owner or beneficial owners, if different than the Record Stockholder, on whose behalf the notice of business in this Section 2.9 is made, (ii) any person controlling, directly or indirectly, or acting in concert with the Record Stockholder or such beneficial owner, (iii) any associate (within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such Record Stockholder, beneficial owner or person and (iv) any other participant in such solicitation (as described in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A under the Exchange Act).

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 General Powers. The property, business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The Board of Directors may exercise all such powers of the Corporation and have such authority and do all such lawful acts and things as are permitted by law, the Certificate of Incorporation or these Bylaws.

Section 3.2 Number of Directors. The Board of Directors of the Corporation shall consist of one or more members. The exact number of Directors which shall constitute the whole Board of Directors shall be fixed from time to time by resolution adopted by a majority of the whole Board of Directors.

Section 3.3 Election. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, after the first meeting of the Corporation at which Directors are elected, Directors of the Corporation shall be elected each year at the annual meeting of stockholders, or at a special meeting in lieu of the annual meeting called for such purpose, by a majority of votes cast at any meeting for the election of Directors at which a quorum is present; provided, however, that, Directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary of the Corporation received a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for Director set forth in Section 3.4(a) of these Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders. For purposes of this Section 3.3, a majority of votes cast shall mean that the number of shares of shares voted “for” a nominee’s election exceeded the number of shares voted “against” such nominee’s election. The voting on Directors at any such meeting shall be by written ballot unless otherwise provided in the Certificate of Incorporation.

Section 3.4 Nominations for Election to the Board of Directors.

(a)    Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors may be made at any meeting of stockholders called for the election of Directors by (i) the Board of Directors or any committee designated by the Board of Directors or (ii) any stockholder of the Corporation entitled to vote for the election of Directors at such meeting (a “Nominating Record Stockholder”) if the nomination by such stockholder is made in accordance with the procedures established by this Section 3.4.

For nominations to be properly brought before a meeting by a Nominating Record Stockholder, (a) the Nominating Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation in compliance with the notice procedures set forth in this Section 3.4(a), must be a stockholder of the Corporation of record at the time of the delivery of said notice and at the time of the meeting and must be entitled to vote at the meeting for the election of Directors, and (b) the Nominating Record Stockholder and any Nominating Stockholder Associated Person (as defined in Section 3.4(c) below) must have acted in accordance with the representations set forth in the Nominating Solicitation Statement required by these Bylaws. For the avoidance of doubt, the foregoing sentence shall be the exclusive means for a stockholder to propose nominations at a meeting of stockholders. To be timely with respect to an annual meeting, a stockholder’s notice shall be delivered to and received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that subject to the next two sentences, in the event that the annual meeting is convened more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the Nominating Record Stockholder must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of Directors to be elected to the Board of Directors is increased and there has been no public announcement naming all of the nominees for Director or indicating the increase in the size of the Board of Directors made by the Corporation at least ten (10) days before the last day that a Nominating Record Stockholder may deliver a notice of nomination in accordance with the preceding sentence, a Nominating Record Stockholder’s notice required by this Section 3.4(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation. In no event shall the adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Nominating Record Stockholder’s notice as described above.

A Nominating Record Stockholder’s notice to the Secretary shall set forth or include, as the case may be:

(A)    as to each person whom the Nominating Record Stockholder proposes to nominate for election or re-election as a Director (a “nominee”), (i) the name of such nominee, (ii) the age, business address and residence address of such nominee, (iii) the principal occupation or employment of such nominee, (iv) the class, series and number of shares of the Corporation which are beneficially owned or owned of record, directly or indirectly, by such nominee, (v) a reasonably detailed description of all arrangements, understandings or relationships with respect to the nomination (whether written or oral) between or among the nominee, the Nominating Record Stockholder and any Nominating Stockholder Associated Person, any of their respective affiliates, and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the Nominating Record Stockholder, including information on compensation by third parties related to the nomination, (vi) a notarized affidavit executed by such nominee to the effect that, if elected as a member of the Board of Directors, he or she currently intends to serve as a Director for the entire term for which such nominee is standing for election, that he or she is eligible for election as a member of the Board of Directors, and that, if he or she will be named in the Corporation’s proxy statement as a nominee, he or she consents to being named in the proxy statement as a nominee, (vii) a statement whether such nominee, if elected, intends to tender, promptly following such nominee’s election, an irrevocable resignation effective upon such nominee’s failure to receive the required vote for re-election at the next meeting at which such nominee would face reelection and upon acceptance of such resignation by the Board of Directors, in accordance with the Corporation’s Director Resignation Policy, (viii) a completed questionnaire executed by the nominee, in a form that has been prepared by the Corporation (including those questionnaires required of all Director candidates pursuant to Section 3.5 and any other questionnaire the Corporation determines is necessary or advisable to assess whether a nominee will satisfy any qualifications or requirements imposed by the Certificate of Incorporation, these Bylaws, any law, rule, regulation or national securities exchange listing standard that may be applicable to the Corporation, and the Corporation’s corporate governance policies and guidelines), which shall be supplemented promptly upon request by the Corporation, (viii) a reasonably detailed description of any proxy, contract, arrangement, understanding or relationship (whether written or oral) pursuant to which the nominee has a right to vote, directly or indirectly, any stock of the Corporation or pursuant to which any other person has the right to vote, directly or indirectly, any stock owned by such nomineee, (ix) a reasonably detailed description of any Voting Commitments (as defined in Section 3.5) and/or any other arrangements or obligations by which the nominee is or will be bound as a Director, and (x) all other information relating to the nominee that is required to be disclosed in a proxy statement on Schedule 14A for solicitation of proxies for election of Directors under the Exchange Act and pursuant to any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Corporation are traded; and

(B)    as to the Nominating Record Stockholder and any Nominating Stockholder Associated Person, (i) the name and address of record of the Nominating Record Stockholder and any Nominating Stockholder Associated Person, (ii) the class, series and number of shares of the Corporation which are owned beneficially or of record, directly or indirectly, by the Nominating Record Stockholder or any Nominating Stockholder Associated Person (and such notice shall include documentary evidence of each such person’s record and/or beneficial ownership of such stock), (iii) a list of all stockholder proposals and director nominations made by the Nominating Record Stockholder or any Nominating Stockholder Associated Person during the prior ten (10) years, (iv) a list of all litigation filed against the Nominating Record Stockholder or any Nominating Stockholder Associated Person during the prior ten (10) years asserting a breach of fiduciary duty or a breach of loyalty, (v) a representation that the Nominating Record Stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (vi) a reasonably detailed description of any proxy, contract, arrangement, understanding or relationship (whether written or oral) pursuant to which the Nominating Record Stockholder or any Nominating Stockholder Associated Person has a right to vote, directly or indirectly, any stock of the Corporation or pursuant to which any other person has the right to vote, directly or indirectly, any stock owned by the Record Stockholder or any Stockholder Associated Person, (vii) a reasonably detailed description of any derivative positions, hedged positions, synthetic or temporary ownership techniques, swaps, securities loans, timed purchases and other economic and voting interests or similar positions held or beneficially held by the Nominating Record Stockholder or any Nominating Stockholder Associated Person or to which the Nominating Record Stockholder or any Nominating Stockholder Associated Person is a party with respect to any stock of the Corporation, and whether and the extent to which any other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short positions or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such Nominating Record Stockholder or any Nominating Stockholder Associated Person with respect to any stock of the Corporation, and (viii) a representation whether the Nominating Record Stockholder or any Nominating Stockholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of the voting power of at least the percentage of the Corporation’s outstanding capital stock reasonably believed by the Nominating Record Stockholder or

Nominating Stockholder Associated Person to be sufficient to elect the nominee or nominees proposed to be nominated by the Nominating Record Stockholder (such representation in this clause (viii), a “Nominating Solicitation Statement”).

In the event a special meeting of stockholders is called pursuant to Section 2.2 for the purpose of electing one or more Directors to the Board of Directors, any such stockholder entitled to vote in the election of such Directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by this Section 3.4(a) shall be received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

A Nominating Record Stockholder providing notice of a nomination pursuant to this Section 3.4(a) shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 3.4(a) shall be true and correct as of the record date for the meeting, and such update and supplement shall be delivered to and received by the Secretary at the principal executive offices of the Corporation not later than ten (10) days after the record date for determining the stockholders entitled to vote at the meeting; provided, that if such date is after the date of the meeting, not later than the day prior to the meeting.

(b)    Notwithstanding the foregoing provisions of this Section 3.4, unless otherwise required by law or determined by the Board of Directors in its sole discretion, if the Nominating Record Stockholder (or a qualified representative of such stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination, such nomination shall not be presented for election, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 3.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(c)    For purposes of these Bylaws, the term “Nominating Stockholder Associated Person” shall include each of the following persons: (i) any beneficial owner or beneficial owners, if different than the Nominating Record Stockholder, on whose behalf the notice of nomination in this Section 3.4 is made, (ii) any person controlling, directly or indirectly, or acting in concert with the Nominating Record Stockholder or such a beneficial owner, (iii) any associate (within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such Nominating Record Stockholder, beneficial owner or person and (iv) any other participant in such solicitation (as described in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A under the Exchange Act).

(d)    Notwithstanding the foregoing provisions of this Section 3.4, a Nominating Record Stockholder shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in this Section 3.4.

Section 3.5 Eligibility to be a Candidate for Election as a Director and to be Seated as a Director.

(a)    To be eligible to be a candidate for election as a Director of the Corporation at an annual or special meeting of stockholders, a candidate must be nominated in the manner prescribed in Section 3.4 and the candidate for nomination, whether nominated by the Board of Directors or a Nominating Record Stockholder, must have previously delivered (not later than the applicable deadline prescribed for delivery of notice under Section 3.4 or in accordance with the time period specified in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and, if applicable, the background of any other person on whose behalf the nomination is being made, and (ii) a written representation and agreement (in a form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a Director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a Director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed therein or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a Director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with his or her service or action as a Director that has not been disclosed therein and (C) in such person’s individual capacity and on behalf of any person on whose behalf the nomination is being made, would be in compliance, if elected or re-elected as a Director, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and other policies and guidelines of the Corporation applicable to Directors and in effect during such person’s term in office as a Director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect). The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination and to determine the independence of such candidate to be an independent Director of the Corporation in accordance with the Exchange Act, applicable national securities exchange rules and the Corporation’s Corporate Governance Principles.

(b)    No candidate shall be eligible for nomination as a Director of the Corporation unless the nomination of such candidate has complied with Section 3.4 and the candidate has complied with this Section 3.5. The chairperson at the meeting of stockholders shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 3.4 and this Section 3.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(c)    Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a Director of the Corporation unless nominated and elected in accordance with Section 3.4 and this Section 3.5.

Section 3.6 Term. Each Director shall hold office until his or her successor is duly elected and qualified, except in the event of the earlier termination of his or her term of office by reason of death, resignation, removal or other reason.

Section 3.7 Resignation and Removal. Any Director may resign at any time upon written notice to the Board of Directors, the Chairman of the Board, the Vice Chairman, the Chief Executive Officer, the President or the Secretary. The resignation of any Director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Any Director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares of capital stock then entitled to vote in an election of Directors, except as otherwise provided by applicable law.

Section 3.8 Vacancies. Vacancies in the Board of Directors and newly created Directorships resulting from any increase in the authorized number of Directors shall be filled by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director. If one or more Directors shall resign from the Board of Directors effective at a future date, a majority of the Directors then in office, including those who have so resigned at a future date, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect and the vacancy to be filled when such resignation or resignations shall become effective, and each Director so chosen shall hold office as provided in this Section 3.8.

Each Director chosen to fill a vacancy on the Board of Directors shall hold office until the next annual election of Directors and until his or her successor shall be elected and qualified.

Section 3.9 Quorum and Voting. Unless the Certificate of Incorporation provides otherwise, at all meetings of the Board of Directors, a majority of the whole Board of Directors shall be present to constitute a quorum for the transaction of business. A Director interested in a contract or transaction may be counted in determining the presence of a quorum at a meeting of the Board of Directors which authorizes the contract or transaction. In the absence of a quorum, a majority of the Directors present may adjourn the meeting until a quorum shall be present.

Unless the Certificate of Incorporation provides otherwise, members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting.

The affirmative vote of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation or these Bylaws shall require a vote of a greater number.

Section 3.10 Regulations. The Board of Directors may adopt such rules and regulations for the conduct of the business and management of the Corporation, not inconsistent with law or the Certificate of Incorporation or these Bylaws, as the Board of Directors may deem proper. The Board of Directors may hold its meetings and cause the books and records of the Corporation to be kept at such place or places within or without the State of Delaware as the Board of Directors may from time to time determine. A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care by the Board of Directors or any committee of the Board of Directors or in relying in good faith upon other records of the Corporation.

Section 3.11 Annual Meeting of Board of Directors. An annual meeting of the Board of Directors shall be called and held for the purposes the election of officers and the transaction of any other business. If such meeting is held promptly after and at the place specified for the annual meeting of stockholders, no notice of the annual meeting of the Board of Directors need be given. Otherwise, such annual meeting shall be held at such time (not more than thirty days after the annual meeting of stockholders) and place, if any, as may be specified in a notice of the meeting.

Section 3.12 Regular Meetings. Regular meetings of the Board of Directors shall be held at the time and place, if any, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors. After there has been such determination and notice thereof has been given to each member of the Board of Directors, no further notice shall be required for any such regular meeting. Except as otherwise provided by law, any business may be transacted at any regular meeting.

Section 3.13 Special Meetings. Special meetings of the Board of Directors may, unless otherwise prescribed by law, be called from time to time by the Chairman of the Board, the Chief Executive Officer or the President, and shall be called by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary upon the written request of a majority of the whole Board of Directors directed to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Except as provided below, notice of any special meeting of the Board of Directors, stating the time, place, if any, and purpose of such special meeting, shall be given to each Director.

Section 3.14 Notice of Meetings; Waiver of Notice. Notice of any meeting of the Board of Directors shall be deemed to be duly given to a Director (i) if mailed to such Director addressed to him or her at his or her address as the same appears on the records of the Corporation, or at the address last made known in writing to the Corporation by such Director as the address to which such notices are to be sent, at least five days before the day on which such meeting is to be held, or (ii) if sent to him or her at such address by telegraph, cable, radio or wireless not later than the day before the day on which such meeting is to be held, or (iii) if sent by facsimile transmission or electronic mail, when transmitted to a facsimile number or electronic mail address provided by the director for the purpose of receiving notice not later than the day before the day on which such meeting is to be held, or (iv) if delivered to him or her personally or orally, by telephone or otherwise, not later than the day before the day on which such meeting is to be held. Each such notice shall state the time and place, if any, of the meeting and the purposes thereof.

Notice of any meeting of the Board of Directors need not be given to any Director if waived by him or her in writing, including by facsimile transmission or electronic mail (or by telegram, cable, radio, or wireless and confirmed in writing), whether before or after the holding of such meeting, or if such Director is present at such meeting. Any meeting of the Board of Directors shall be a duly constituted meeting without any notice thereof having been given if all Directors then in office shall be present thereat.

Section 3.15 Committees of Directors. The Board of Directors may, by resolution or resolutions adopted by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the Directors of the Corporation.

Except as herein provided, vacancies in membership of any committee shall be filled by the vote of a majority of the whole Board of Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Members of a committee shall hold office for such period as may be fixed by a resolution adopted by a majority of the whole Board of Directors, subject, however, to removal at any time by the vote of a majority of the whole Board of Directors.

Section 3.16 Powers and Duties of Committees; Quorum and Voting. Any committee, to the extent provided in the resolution or resolutions creating such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. No such committee shall have the power or authority with regard to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending these Bylaws. The Board of Directors may, in the resolution creating a committee, grant to such committee the power and authority to declare a dividend or authorize the issuance of stock.

Unless the Certificate of Incorporation or these Bylaws provide otherwise, at all meetings of a committee of the Board of Directors, a majority of the members of such committee shall be present to constitute a quorum for the transaction of business. The affirmative vote of the majority of the members of the committee present at a meeting of such committee at which a quorum is present shall be the act of such committee unless the Certificate of Incorporation, these Bylaws or the Board of Directors shall require a vote of a greater number.

Each committee may adopt its own rules of procedure and may meet at stated times or on such notice as such committee may determine. Except as otherwise permitted by these Bylaws, each committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

Section 3.17 Compensation of Directors. Each Director shall be entitled to receive for his or her service as a Director such compensation as is fixed by the Board and in connection therewith shall be reimbursed by the Corporation for travel expenses. The fees to such Directors may be fixed in unequal amounts among them, taking into account their respective relationship to the Corporation in another capacity. These provisions shall not be construed to preclude any Director from receiving compensation for serving the Corporation in any other capacity.

Section 3.18 Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all Directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or electronic transmission is filed with the minutes of proceedings of the Board of Directors or such committee in accordance with applicable law.

ARTICLE IV

OFFICERS

Section 4.1 Principal Officers. The principal officers of the Corporation shall be elected by the Board of Directors and shall include a Chairman of the Board, a Vice Chairman, a Chief Executive Officer, a President, a Secretary and a Treasurer and may, at the discretion of the Board of Directors, also include a Vice Chairman of the Board, one or more Vice Presidents, and a Chief Financial Officer. Except as otherwise provided in the Certificate of Incorporation or these Bylaws, one person may hold the offices and perform the duties of any two or more of said principal offices except the offices and duties of President and Vice President or of Chairman of the Board or President and Secretary. None of the principal officers need be Directors of the Corporation.

Section 4.2 Election of Principal Officers; Term of Office. The principal officers of the Corporation shall be elected annually by the Board of Directors at such annual meeting of the Board of Directors. Failure to elect any principal officer annually shall not dissolve the Corporation.

If the Board of Directors shall fail to fill any principal office at an annual meeting, or if any vacancy in any principal office shall occur, or if any principal office shall be newly created, such principal office may be filled at any regular or special meeting of the Board of Directors.

Each principal officer shall hold office until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

Section 4.3 Subordinate Officers, Agents and Employees. In addition to the principal officers, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries, Vice Presidents who are not principal officers pursuant to Section 4.1 and such other subordinate officers, agents and employees as the Board of Directors may deem advisable, each of whom shall hold office for such period and have such authority and perform such duties as the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President, or any officer designated by the Board of Directors, may from time to time determine. The Board of Directors at any time may appoint and remove, or may delegate to any principal officer the power to appoint and to remove, any subordinate officer, agent or employee of the Corporation.

Section 4.4 Delegation of Duties of Officers. The Board of Directors may delegate the duties and powers of any officer of the Corporation to any other officer or to any Director for a specified period of time for any reason that the Board of Directors may deem sufficient.

Section 4.5 Removal of Officers. Any officer of the Corporation may be removed, with or without cause, by resolution adopted by a majority of the Directors then in office at any regular or special meeting of the Board of Directors or by a written consent signed by all of the Directors then in office.

Section 4.6 Resignations. Any officer may resign at any time by giving written notice of resignation to the Board of Directors, to the Chairman of the Board, to the Vice Chairman, to the Chief Executive Officer, to the President or to the Secretary. Any such resignation shall take effect upon receipt of such notice or at any later time specified therein. Unless otherwise specified in the notice, the acceptance of a resignation shall not be necessary to make the resignation effective.

Section 4.7 Chairman of the Board and Vice Chairman. The Chairman of the Board shall preside at all meetings of stockholders and of the Board of Directors at which he or she is present. The Chairman of the Board shall have such other powers and perform such other duties as may be assigned to him or her from time to time by the Board of Directors. Unless otherwise provided by the Board of Directors, in the absence of the Chairman of the Board, the Vice Chairman of the Board, if one is elected, shall preside, when present, at all meetings of the stockholders and the Board of Directors. The Vice Chairman of the Board shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

Section 4.8 Chief Executive Officer. The Chief Executive Officer shall, in the absence of the Chairman of the Board, preside at all meetings of the stockholders and of the Board of Directors at which he or she is present. The Chief Executive Officer of the Corporation shall be responsible for the administration of the Corporation, including general supervision of the policies of the Corporation and general and active management of the financial affairs of the Corporation. The Chief Executive Officer also shall have such powers and perform such duties as are specifically imposed on him or her by law and as may be assigned to him or her by the Board of Directors.

Section 4.9 President. The President shall, in the absence of the Chairman of the Board, Vice Chairman and of the Chief Executive Officer, preside at all meetings of the stockholders and of the Board of Directors at which he or she is present. The President shall have all powers and duties usually incident to the office of the President, except as specifically limited by a resolution of the Board of Directors. The President shall have such other powers and perform such other duties as may be assigned to him or her from time to time by the Board of Directors. The President, in the absence or disability of the Chief Executive Officer and upon the direction of the Board of Directors, shall perform the duties and exercise the powers of the Chief Executive Officer.

Section 4.10 Vice President. Each Vice President, if any, shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board of Directors, the Chief Executive Officer or the President. Any Vice President may have such additional designation in his or her title as the Board of Directors may determine.

Section 4.11 Secretary. The Secretary shall act as Secretary of all meetings of stockholders and of the Board of Directors at which he or she is present, shall record all the proceedings of all such meetings in a book to be kept for that purpose, shall have supervision over the giving and service of notices of the Corporation, and shall have supervision over the care and custody of the records and seal of the Corporation. The Secretary shall be empowered to affix the corporate seal to documents, the execution of which on behalf of the Corporation under its seal is duly authorized, and when so affixed may attest the same. The Secretary shall have all powers and duties usually incident to the office of Secretary, except as specifically limited by a resolution of the Board of Directors. The Secretary shall have such other powers and perform such other duties as may be assigned to him or her from time to time by the Board of Directors, the Chief Executive Officer or the President.

Section 4.12 Treasurer. The Treasurer shall have general supervision over the care and custody of the funds and over the receipts and disbursements of the Corporation and shall cause the funds of the Corporation to be deposited in the name of the Corporation in such banks or other depositaries as the Board of Directors may designate. The Treasurer shall have supervision over the care and safekeeping of the securities of the Corporation. The Treasurer shall have all powers and duties usually incident to the office of Treasurer, except as specifically limited by a resolution of the Board of Directors. The Treasurer shall have such other powers and perform such other duties as may be assigned to him or her from time to time by the Board of Directors, the Chief Executive Officer or the President.

Section 4.13 Chief Financial Officer. The Chief Financial Officer shall be the chief accounting officer of the Corporation, unless all or a portion of such duties and responsibilities are assigned to another officer by the Board of Directors, and shall have supervision over the maintenance and custody of the accounting operations of the Corporation, including the keeping of accurate accounts of all receipts and disbursements and all other financial transactions. The Chief Financial Officer shall have all powers and duties usually incident to the office of Chief Financial Officer, except as specifically limited by a resolution of the Board of Directors. The Chief Financial Officer shall have such other powers and perform such other duties as may be assigned to him or her from time to time by the Board of Directors, the Chief Executive Officer or the President.

Section 4.14 Bond. The Board of Directors shall have power, to the extent permitted by law, to require any officer, agent or employee of the Corporation to give bond for the faithful discharge of his or her duties in such form and with such surety or sureties as the Board of Directors may determine.

ARTICLE V

CAPITAL STOCK

Section 5.1 Stock Certificates; Uncertificated Shares. The shares of capital stock in the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. Any such resolution shall not apply to any such shares represented by a certificate theretofore issued until such certificate is surrendered to the Corporation or its transfer agent or reported lost, stolen or destroyed pursuant to Section 5.7 hereof.

Within a reasonable time after the issuance or transfer of uncertificated shares of any class or series of stock, the Corporation shall send to the registered owner thereof a written notice containing the information required by law to be set forth or stated on certificates representing shares of such class or series or a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 5.2 Signatures on Stock Certificates. Certificates for shares of capital stock of the Corporation shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation. Any of or all the signatures on the certificates may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as if such signer were such officer, transfer agent or registrar at the date of issue.

Section 5.3 Stock Ledger. A record of all shares of capital stock issued by the Corporation shall be kept by the Secretary or any other officer or employee of the Corporation designated by the Secretary or by any transfer clerk or transfer agent appointed pursuant to Section 5.4 hereof. Such record shall show the name and address of the stockholder in which the shares of capital stock are registered; the number of shares held by such stockholder;

the numbers of the certificates covering such shares, if certificated; the date of each such certificate; and in case of certificates which have been cancelled, the dates of cancellation thereof.

The Corporation shall be entitled to treat the holder of record of shares of capital stock as shown on the stock ledger as the owner thereof and as the person entitled to receive dividends thereon, to vote such shares and to receive notice of meetings, and for all other purposes. The Corporation shall not be bound to recognize any equitable or other claim to or interest in any share of capital stock on the part of any other person whether or not the Corporation shall have express or other notice thereof.

Section 5.4 Regulations Relating to Transfer. The Board of Directors may make such rules and regulations as it may deem expedient and not inconsistent with law, the Certificate of Incorporation or these Bylaws concerning the issuance, transfer and registration of shares of capital stock of the Corporation. The Board of Directors may appoint, or authorize any principal officer to appoint, one or more transfer clerks, transfer agents or registrars and may require all certificates for capital stock to bear the signature or signatures of any of them.

Section 5.5 Transfers. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, the Corporation shall issue a new certificate or evidence of the issuance of uncertificated shares to the person entitled thereto, cancel the old certificate and record the transaction upon the Corporation’s books. Upon the receipt of proper transfer instructions from the registered owners of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the Corporation.

Section 5.6 Cancellation. Each certificate for capital stock surrendered to the Corporation for exchange or transfer shall be cancelled and no new certificate or certificates shall be issued in exchange for any existing certificate (other than pursuant to Section 5.7) until such existing certificate shall have been cancelled.

Section 5.7 Lost, Destroyed, Stolen and Mutilated Certificates. In the event that any certificate for shares of capital stock of the Corporation shall be mutilated, the Corporation shall issue a new certificate or uncertificated shares in place of such mutilated certificate. In case any such certificate shall be lost, stolen or destroyed, the Corporation may, in the discretion of the Board of Directors or a committee designated thereby with power so to act, issue a new certificate for capital stock or uncertificated shares in the place of any such lost, stolen or destroyed certificate. The applicant for any substituted certificate or certificates or uncertificated shares shall surrender any mutilated certificate or, in the case of any lost, stolen or destroyed certificate, furnish satisfactory proof of such loss, theft or destruction of such certificate and of the ownership thereof. The Board of Directors or such committee may, in its discretion, require the owner of a lost, stolen or destroyed certificate, or his or her representatives, to furnish to the Corporation a bond with an acceptable surety or sureties and in such sum as will be sufficient to indemnify the Corporation against any claim that may be made against it on account of the lost, stolen or destroyed certificate or the issuance of such new certificate or uncertificated shares. A new certificate or uncertificated shares may be issued without requiring a bond when, in the judgment of the Board of Directors, it is proper to do so.

Section 5.8 Fixing of Record Dates.

(a)    Stockholder Meetings; Adjournments. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote therewith at the adjourned meeting.

(b)    Stockholder Action by Consent. In order that the Corporation may determine the stockholders entitled to consent to action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take action by written consent shall, by written notice to the Secretary of the Corporation, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date (unless a record date has previously been fixed by the Board of Directors pursuant to the first sentence of this Section 5.8(b)). If no record date has been fixed by the Board of Directors within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

(c)    Distributions, Allotment of Rights, Exercise of Rights, and Other Purposes. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification. The Corporation shall indemnify and advance expenses to any officer, Director, employee or agent to the full extent permitted by its Certificate of Incorporation, these Bylaws or law.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 Corporate Seal. The seal of the Corporation shall be circular in form with the name of the Corporation in the circumference and the words “Corporate Seal, Delaware” in the center. The seal may be used by causing it to be affixed or impressed, or a facsimile thereof may be reproduced or otherwise used in such manner as the Board of Directors may determine.

Section 7.2 Fiscal Year. The fiscal year of the Corporation shall be from the 1st day of January through the 31st day of December, inclusive, in each year, or such other twelve consecutive months as the Board of Directors may designate.

Section 7.3 Waiver of Notice. Whenever any notice is required to be given under any provision of law, the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 7.4 Execution of Instruments, Contracts, Etc.

(a)    All checks, drafts, bills of exchange, notes or other obligations or orders for the payment of money shall be signed in the name of the Corporation by the President or such other officer or officers or person or persons, as the Board of Directors may from time to time designate.

(b)    Except as otherwise provided by law, the Board of Directors, any committee given specific authority in the premises by the Board of Directors, or any committee given authority to exercise generally the powers of the Board of Directors during the intervals between meetings of the Board of Directors, may authorize any officer, employee or agent, in the name of and on behalf of the Corporation, to enter into or execute and deliver deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

(c)    All applications, written instruments and papers required by or filed with any department of the United States Government or any state, county, municipal or other governmental official or authority, may, if permitted by applicable law, be executed in the name of the Corporation by any principal officer or subordinate officer of the Corporation, or, to the extent designated for such purpose from time to time by the Board of Directors, by an employee or agent of the Corporation. Such designation may contain the power to substitute, in the discretion of the person named, one or more other persons.

Section 7.5 Conflict with Applicable Law or Certificate of Incorporation. These Bylaws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these Bylaws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

ARTICLE VIII

AMENDMENTS

Section 8.1 By Stockholders. These Bylaws may be amended, altered or repealed, or new Bylaws may be adopted, at any meeting of stockholders by the vote of the holders of not less than a majority of the outstanding shares of stock entitled to vote thereat, provided that, in the case of a special meeting, notice that an amendment is to be considered and acted upon shall be inserted in the notice or waiver of notice of said meeting.

Section 8.2 By Directors. To the extent permitted by the Certificate of Incorporation, these Bylaws may be amended, altered or repealed, or new Bylaws may be adopted, at any regular or special meeting of the Board of Directors by the affirmative vote of a majority of the whole Board of Directors.

AS AMENDED BY THE BOARD OF DIRECTORS ON [●].

Annex 13.1.2 - Registration Statement Consent

Exhibit 99.[●]

Consent of Person Named as About to Become a Director

In connection with the filing by Acorn HoldCo, Inc. of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Acorn HoldCo, Inc. following the consummation of the transactions described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: [●], 2021

By:	/s/ [●]
Name: [●]

ANNEX B—OPINION OF BOFA SECURITIES, INC.

BofA Securities, Inc.	GLOBAL CORPORATE & INVESTMENT BANKING

August 28, 2021

The Board of Directors

ADTRAN, Inc.

901 Explorer Boulevard

Huntsville, Alabama 35806-2807

Members of the Board of Directors:

We understand that ADTRAN, Inc. (“ADTRAN”) proposes to enter into a Business Combination Agreement (the “Agreement”), among ADTRAN, Acorn HoldCo, Inc., a wholly owned subsidiary of ADTRAN (“HoldCo”), Acorn MergeCo, Inc., a wholly owned subsidiary of HoldCo (“Merger Sub”), and ADVA SE (“ADVA”), pursuant to which, among other things, (i) HoldCo will submit a voluntary public exchange takeover offer within the meaning of Section 29 para. 1, Section 31 para. 2 of the German Takeover Act (the “Exchange Offer”) to exchange 0.8244x shares (the “Exchange Ratio”) of common stock of HoldCo (“HoldCo Common Stock”) for each ADVA bearer share, no par value (the “ADVA Shares”), and (ii) Merger Sub will merge with and into ADTRAN (the “ADTRAN Merger” and together with the Exchange Offer, the “Transaction”), pursuant to which ADTRAN will continue as the surviving corporation and a wholly owned subsidiary of HoldCo, and each outstanding share of the common stock, par value $0.01 per share, of ADTRAN (“ADTRAN Common Stock”) will be converted into one share of HoldCo Common Stock. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of ADTRAN Common Stock of the Exchange Ratio provided for in the Transaction.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to ADVA and ADTRAN;

(ii)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of ADVA furnished to or discussed with us by the management of ADVA, including certain financial forecasts relating to ADVA prepared by the management of ADVA (such forecasts, the “ADVA Forecasts”);

(iii)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of ADTRAN furnished to or discussed with us by the management of ADTRAN, including certain financial forecasts relating to ADTRAN prepared by the management of ADTRAN (such forecasts, the “ADTRAN Forecasts”);

(iv)	reviewed certain estimates as to the amount and timing of cost savings (the “Synergies”) anticipated by the management of ADTRAN to result from the Transaction;

(v)

discussed the past and current business, operations, financial condition and prospects of ADVA with members of senior managements of ADVA and ADTRAN, and discussed the past and current business, operations, financial condition and prospects of ADTRAN with members of senior management of ADTRAN;

The Board of Directors

ADTRAN, Inc.

(vi)

discussed with the management of ADTRAN its assessments as to (a) ADVA’s existing and future relationships, agreements and arrangements with, and ADTRAN’s ability to retain, key customers, clients, suppliers and employees of ADVA and (b) the products, product candidates and technology of ADVA, including the validity of, risks associated with, and the integration by ADTRAN of, such products, product candidates and technology;

(vii)	reviewed the potential pro forma financial impact of the Transaction on the future financial performance of ADTRAN, including the potential effect on ADTRAN’s estimated earnings per share;

(viii)

reviewed the trading histories for the ADVA Shares and ADTRAN Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(ix)	compared certain financial and stock market information of ADVA and ADTRAN with similar information of other companies we deemed relevant;

(x)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(xi)	reviewed the relative financial contributions of ADVA and ADTRAN to the future financial performance of the combined company on a pro forma basis;

(xii)	reviewed a draft, dated August 28, 2021, of the Agreement (the “Draft Agreement”); and

(xiii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of ADTRAN and ADVA that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the ADVA Forecasts, we have been advised by ADVA, and have assumed, with the consent of ADTRAN, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ADVA as to the future financial performance of ADVA. With respect to the ADTRAN Forecasts and the Synergies, we have assumed, at the direction of ADTRAN, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ADTRAN as to the future financial performance of ADVA and ADTRAN and the other matters covered thereby. We have relied, at the direction of ADTRAN, on the assessments of the management of ADTRAN as to ADTRAN’s ability to achieve the Synergies and have been advised by ADTRAN, and have assumed, that the Synergies will be realized in the amounts and at the times projected. We have relied, at the direction of ADTRAN, upon the assessments of the management of ADTRAN as to ADVA’s existing and future relationships, agreements and arrangements with, and ADTRAN’s ability to retain, key customers, clients, suppliers and employees of ADVA and, have assumed, at the direction of ADTRAN, that the Transaction will not adversely impact ADVA’s relationships, agreements or arrangements with such customers, clients, suppliers and employees. We also have relied, at the direction of ADTRAN, on the assessments of the management of ADTRAN as to the products, product candidates and technology of ADVA, including the validity of, risks associated with, and the integration by ADTRAN of, such products, product candidates and technology. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ADVA or ADTRAN, nor have we made any physical inspection of the properties or assets of ADVA or ADTRAN. We have not evaluated the solvency or fair value of ADVA or ADTRAN under any state, federal or other laws relating to bankruptcy,

The Board of Directors

ADTRAN, Inc.

insolvency or similar matters. We have assumed, at the direction of ADTRAN, that the Transaction will be consummated in accordance with its terms (including acceptance of the Exchange Offer by all holders of the ADVA Shares), without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on ADVA, ADTRAN or the contemplated benefits of the Transaction. We also have assumed, at the direction of ADTRAN, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Transaction (other than the Exchange Ratio to the extent expressly specified herein) or any related transactions, including, without limitation, the form or structure of the Transaction, or any terms, aspects or implications of any Domination and Profit and Loss Transfer Agreement to be entered into by and between HoldCo and ADVA, or any other arrangements, agreements or understandings entered into in connection with or related to the Transaction or otherwise. We express no view or opinion as to any such matters. Our opinion is limited to the fairness, from a financial point of view, to the holders of ADTRAN Common Stock of the Exchange Ratio provided for in the Transaction and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to ADTRAN or in which ADTRAN might engage or as to the underlying business decision of ADTRAN to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of HoldCo Common Stock actually will be when issued or the prices at which ADTRAN Common Stock or ADVA Shares will trade at any time, including following announcement or consummation of the Transaction. We are also not expressing any view or opinion with respect to, and we have relied, with the consent of ADTRAN, upon the assessments of representatives of ADTRAN regarding, legal, regulatory, accounting, tax and similar matters relating to ADTRAN, ADVA and the Transaction (including the contemplated benefits of the Transaction), as to which we understand that ADTRAN obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any stockholder or shareholder should vote or act in connection with the Transaction or any related matter. Our opinion does not constitute and is not intended to be, nor shall it be interpreted or considered as, a valuation report (Wertgutachten) as typically prepared by qualified auditors pursuant to German corporate law requirements (e.g., a company valuation pursuant to the Principles for the Performance of Business Valuations (IDW S1) published by the Institute of German Auditors (“IDW”), including, but not limited to, a company valuation for purposes of the conclusion of a domination and profit and loss transfer agreement), and an expression of fairness from a financial point of view differs in a number of material aspects from such valuation performed by an auditor and from accounting valuations generally. Also, our opinion has not been prepared in accordance with the Principles for the Preparation of Fairness Opinions (IDW S8) published by the IDW.

We have acted as financial advisor to ADTRAN in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the delivery of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, ADTRAN has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

The Board of Directors

ADTRAN, Inc.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of ADTRAN, ADVA and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to ADTRAN and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain letters of credit, credit facilities and other credit arrangements of ADTRAN and/or certain of its affiliates, (ii) having provided or providing certain foreign exchange trading services to ADTRAN and/or certain of its affiliates, and (iii) having provided or providing certain treasury management products and services to ADTRAN and/or certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and/or in the future may provide, investment banking, commercial banking and other financial services to ADVA and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services.

It is understood that this letter is for the benefit and use of the Board of Directors of ADTRAN (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

The Board of Directors

ADTRAN, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to the holders of ADTRAN Common Stock.

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.

ADTRAN, INC. 901 EXPLORER BOULEVARD HUNTSVILLE, AL 35806 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on January 5, 2022 for shares held directly and January 4, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ADTN2022SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on January 5, 2022 for shares held directly and January 4, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D62549-S35635 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ADTRAN, INC. The Board of Directors recommends you vote FOR proposals 1, 2 and 3: For Against Abstain 1. Adopt the Business Combination Agreement, dated as of August 30, 2021, by and among ADTRAN, Inc., Acorn HoldCo, Inc., Acorn MergeCo, Inc., and ADVA Optical Networking SE, pursuant to which, among other things, ADTRAN, Inc. and ADVA Optical Networking SE agreed to combine their businesses through a merger and an exchange offer, respectively, and become subsidiaries of Acorn HoldCo, Inc. 2. Non-binding advisory approval of the compensation that may become payable to ADTRAN’S named executive officers in connection with the business combination. 3. Adjourn or postpone the Special Meeting in order to (i) solicit additional proxies with respect to proposals 1 and 2 and/or (ii) hold the Special Meeting on a date that is no later than the day prior to the expiration of the acceptance period, in the event that such date of expiration is extended. NOTE: Such other business as may properly come before the Special Meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

SPECIAL MEETING OF STOCKHOLDERS OF ADTRAN, INC. JANUARY 6, 2022 Please contact Investor Relations at 256-963-8220 for information on how to participate in the virtual meeting. Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement for the Special Meeting of Stockholders to be held on January 6, 2022 is available at www.proxyvote.com. D62550-S35635 ADTRAN, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JANUARY 6, 2022 The undersigned hereby appoints Thomas R. Stanton and Michael K. Foliano, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of ADTRAN, Inc. (“ADTRAN”) which the undersigned is entitled to vote during the Special Meeting of Stockholders of ADTRAN, to be held virtually via live webcast on the Internet on Thursday, January 6, 2022 at 10:30 a.m., Central Time, and at any and all adjournments thereof, as indicated on the reverse side hereof. This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR” Proposals 1, 2 and 3. If any other business is presented during the Special Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented during the Special Meeting. The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice of revocation to Michael K. Foliano, Corporate Secretary of ADTRAN, by executing and delivering to Mr. Foliano a duly executed proxy card bearing a later date, by subsequently voting by telephone or Internet, or by participating in and voting during the virtual Special Meeting. Continued and to be signed on reverse side